As filed with the Securities and Exchange Commission on December 21, 2023.
Registration No. 333-273362

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Unifund Financial Technologies, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	7320 (Primary Standard Industrial Classification Code Number)	92-4003755 (I.R.S. Employer Identification Number)
4041 MacArthur Blvd
Newport Beach, CA 92660
Tel: (949) 610-0835
(Address, including Zip Code, and Telephone Number, including Area Code, of Principal Executive Offices)

Adam Dooley
4041 MacArthur Blvd
Newport Beach, CA 92660
Tel: (949) 610-0835
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Senet S. Bischoff Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel.: (212) 906-1200	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Tel.: (713) 546-5400	Arthur McMahon, III Taft Stettinius & Hollister LLP 425 Walnut Street, Suite 1800 Cincinnati, OH 45202 Tel.: (513) 381-2838
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement and Plan of Merger described in the included proxy statement/ prospectus have been satisfied or waived.
If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED DECEMBER 21, 2023
LETTER TO STOCKHOLDERS AND PUBLIC WARRANT HOLDERS OF EVEREST CONSOLIDATOR ACQUISITION CORPORATION
EVEREST CONSOLIDATOR ACQUISITION CORPORATION
4041 MacArthur Blvd
Newport Beach, CA 92660
PROSPECTUS FOR
UP TO 39,520,833 SHARES OF COMMON STOCK AND 17,258,333 WARRANTS
OF UNIFUND FINANCIAL TECHNOLOGIES, INC.
To the Stockholders and Public Warrant Holders of Everest Consolidator Acquisition Corporation:
You are cordially invited to attend the special meeting of stockholders (the “Stockholders Meeting”) and/or the special meeting of public warrant holders (the “Warrant Holders Meeting”) of Everest Consolidator Acquisition Corporation, a Delaware corporation (“Everest”), on        , 2023 at 10:00 a.m., Eastern Time and 9:30 a.m. Eastern Time, respectively, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned.
On May 19, 2023, Everest, Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Unifund Holdings, LLC, an Ohio limited liability company (“Holdings”), USV, LLC, an Ohio limited liability company (“USV”), and Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF” and together with Holdings and USV, the “Target Companies”) entered into a Business Combination Agreement and Plan of Merger (as it may be amended from time to time, the “Business Combination Agreement”), to consummate the transactions contemplated thereby (the “Business Combination”). This proxy statement/prospectus covers certain shares of common stock of New PubCo, par value $0.0001 per share (the “New PubCo Common Stock”) and warrants that represent the right to acquire shares of New PubCo Common Stock (the “New PubCo Warrants”) issuable to securityholders of Everest and the Target Companies in the Business Combination. Accordingly, New PubCo is registering up to an aggregate of (i) up to 39,520,833 shares of New PubCo Common Stock, which consists of (a) up to 7,950,000 shares of New PubCo Common Stock that may be issued to holders of Everest’s Class A common stock, par value $0.0001 (the “Everest Class A common stock”), (b) 2,000,000 shares of New PubCo Common Stock to be issued to Everest Consolidator Sponsor, LLC (an affiliate of Belay Associates, LLC) (the “Sponsor”) upon conversion of Everest’s Class B common stock, par value $0.0001 (the “Everest Class B common stock”), (c) up to 812,500 shares of New PubCo Common Stock that may be issued to the Sponsor after consummation of the Business Combination pursuant to the earnout provisions of that certain Sponsor Support Agreement described in the attached proxy statement/prospectus, (d) 7,500,000 shares of New PubCo Common Stock to be issued to David Rosenberg upon consummation of the contributions and exchanges described in the attached proxy statement/prospectus, (e) 250,000 shares of New PubCo Common Stock to be issued to TER Trust upon consummation of the contributions and exchanges described in the attached proxy statement/prospectus (f) 2,250,000 shares of New PubCo Common Stock to be issued to ZB Limited Partnership (“ZB Limited”) upon consummation of the contributions and exchanges described in the attached proxy statement/prospectus, (g) up to 17,258,333 shares of New PubCo Common Stock issuable upon exercise of New PubCo Warrants and (h) up to 1,500,000 shares of New PubCo Common Stock that are expected to be issuable to certain investors who enter into non-redemption agreements, and (ii) up to 17,258,333 New PubCo Warrants issuable in the Business Combination in exchange for (a) up to 8,625,000 public warrants of Everest and (b) 8,633,333 private placement warrants of Everest.
Prior to the closing of the Business Combination, David Rosenberg and ZB Limited will cause the reorganization of Holdings, CCRF, USV and certain other intermediate holding and operating entities, as described further in the accompanying proxy statement/prospectus. As a result of such reorganization, (i) Mr. Rosenberg will own 100% of TER Trust, Unifund Corporation, an Ohio Corporation (“Unifund Corporation”) and CCRF and (ii) Jay and Selig Zises will each own 50% of ZB Limited. CCRF and ZB Limited will own, respectively, 75% and 25% of each of Holdings, USV, Distressed Asset Portfolio I, LLC, an Ohio limited liability company, (“DAP I”) and Distressed Asset Portfolio IV, LLC, an Ohio limited liability company (“DAP IV”). DAP IV Series 86 issued certain Series BR 15.00% Promissory Bridge Notes, dated January 26, 2023, to Mr. Rosenberg, an executive officer of Unifund, in the principal amount $750,000, and to Selig Zises, an owner of more than 5% of the outstanding equity of Unifund, in the principal amount of $235,000. In addition, Distressed Asset Portfolio IV, LLC issued to Mr. Rosenberg and Mr. Zises, pursuant to a joinder agreement (the “Joinder Agreement”), rights in the underlying equity interests in Distressed Asset Portfolio IV, LLC. The Joinder Agreement grants to Mr. Rosenberg and Mr. Zises Class B Series 86 Membership Interests in Distressed Asset Portfolio IV, LLC, which provides the holders with the right to receive certain distributions from accounts owned by Distressed Asset Portfolio IV, LLC. Holdings will own 100% legal title and a 99% economic interest in various operating entities (the “Unifund Intermediate Holding and Operating Entities”) and USV will own a 1% economic interest in the Unifund Intermediate Holding and Operating Entities.
At the closing of the Business Combination, Merger Sub will merge with and into Everest, with Everest surviving such merger as a direct, wholly owned subsidiary of New PubCo (the “Merger”) and New PubCo, Mr. Rosenberg, ZB Limited, the TER Trust and the Target Companies will consummate the contributions and exchanges contemplated by that certain Contribution and Exchange Agreement, dated as of May 19, 2023 (the “Contribution and Exchange Agreement”). At the effective time of the Merger, (a) each share of Everest common stock outstanding immediately prior to the effective time of the Merger will be automatically exchanged for one share of New PubCo Common Stock, on a one-for- one basis, and (b) each outstanding Everest warrant that is outstanding immediately prior to the effective time of the Merger will be converted into a right to acquire the same number of shares of New PubCo Common Stock or, with respect to the public warrants, will automatically be redeemed for cash at a redemption price of $0.50 if a proposal to amend the warrant agreement that governs Everest’s public warrants is approved at the Warrant Holders Meeting as described below.
Pursuant to the Contribution and Exchange Agreement, Mr. Rosenberg will contribute (i) 100% of the issued and outstanding equity interests of CCRF (which owns 75% of all of the issued and outstanding equity interests of Holdings, USV, DAP I and DAP IV), subject to liens under a credit agreement, by and among Unifund CCR, LLC an Ohio limited liability company, as borrower, Holdings, CCRF, ZB Limited, and certain affiliates with CCP Agency, LLC, as Administrative Agent and a syndicate of lenders (as amended, the “Comvest Credit Facility”), and (ii) 100% of the issued and outstanding equity interests of Unifund Corporation, free and clear of all liens, to New PubCo in exchange for receipt of 7,500,000 shares of New PubCo Common Stock.
Pursuant to the Contribution and Exchange Agreement, the TER Trust will contribute 72.37% of the issued and outstanding equity interests of Payce, LLC, an Ohio limited liability company (“Payce”), to New PubCo, free and clear of all liens, in exchange for receipt of 250,000 shares of New PubCo Common Stock. After such contribution, there will be outstanding minority equity interest in Payce equal to 27.63% of the outstanding Payce equity interests.
Pursuant to the Contribution and Exchange Agreement, ZB Limited will contribute 25% of the issued and outstanding equity interests of each of Holdings, USV, DAP I and DAP IV to New PubCo, subject to liens under the Comvest Credit Facility, in exchange for receipt of 2,250,000 shares of New PubCo Common Stock and New PubCo will contribute the Holdings and USV equity interests received from ZB limited to CCRF, subject to liens under the Comvest Credit Facility, as a contribution to capital.
As a result of the Merger and the contributions and exchanges pursuant to the Contribution and Exchange Agreement, following the consummation of the Business Combination, New PubCo will (a) directly own (i) 72.37% of Payce, free and clear of all liens, (ii) 100% of Unifund Corporation, free and clear of all liens, (iii) 100% of Everest, free and clear of all liens, (iv) 100% of CCRF, subject to liens under the Comvest Credit Facility, (v) 25% of DAP I, subject to liens under the Comvest Credit Facility, and (vi) 25% of DAP IV, subject to liens under the Comvest Credit Facility and the promissory notes described above and (b) indirectly own, through CCRF, (i) 100% of Holdings, subject to liens under the Comvest Credit Facility, (ii) 100% of USV, subject to liens under the Comvest Credit Facility, (iii) 75% of DAP I, subject to liens under the Comvest Credit Facility, (iv) 75% of DAP IV, subject to liens under the Comvest Credit Facility and the promissory notes described above and (v) 100% of the Unifund Intermediate Holding and Operating Entities, subject to liens under the Comvest Credit Facility, through Holdings, which will have 100% legal title and a 99% economic interest and USV, which will have a 1% economic interest.
A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A and Everest encourages its stockholders to read it in its entirety. See the section entitled “Stockholder Proposal 1: The Business Combination Proposal” of the accompanying proxy statement/prospectus.
At the Stockholders Meeting, the holders of shares of Everest Class A common stock and the holders of shares of Everest Class B common stock, will be asked to consider and vote upon a proposal to approve the Business Combination Agreement and the Business Combination, and approve the other proposals described in the accompanying proxy statement/prospectus. The board of directors of Everest has unanimously approved the Business Combination Agreement.
At the Warrant Holders Meeting, holders of Everest’s public warrants will be asked to vote on a proposal to approve the amendment of the warrant agreement that governs all of Everest’s outstanding public warrants to provide that, upon consummation of the Merger, each of Everest’s public warrants will automatically be redeemed for cash at a redemption price of $0.50 per warrant. Each public warrant is exercisable to purchase one share of Everest Class A common stock at $11.50 per share. The closing price of Everest’s public warrants on the NYSE on December 20, 2023 was $0.045.

As described in the accompanying proxy statement/prospectus, the Sponsor entered into that certain Sponsor Support Agreement, dated as of May 19, 2023, pursuant to which the Sponsor has agreed to vote in favor of the Business Combination Proposal and any other proposal relating to the transaction. In addition, the Sponsor agreed to waive its redemption rights with respect to all of its 4,312,500 shares of Everest Class B common stock in connection with the closing of the Business Combination.
See “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in New PubCo’s securities.
Information about the Stockholders Meeting, the Warrant Holders Meeting, the Business Combination, the Merger and other related business to be considered by the Everest Stockholders at the Stockholders Meeting and by holders of Everest’s public warrants at the Warrant Holders Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Stockholders Meeting or the Warrant Holders Meeting, all Everest Stockholders and holders of Everest’s public warrants are urged to carefully read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of Everest and the Target Companies carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 26 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of Everest has approved the Business Combination Agreement and the Business Combination, and recommends that Everest’s stockholders and holders of Everest’s public warrants vote “FOR” each of the proposals to be presented to them. When you consider the board of directors of Everest’s recommendation of these proposals, you should keep in mind that certain Everest directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder and/or holder of Everest’s public warrants. Please see the section entitled “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus for additional information.
Your vote is very important.   Whether or not you plan to attend the Stockholders Meeting and/or the Warrant Holders Meeting, please vote as soon as possible following the instructions in the accompanying proxy statement/prospectus to make sure that your shares or warrants are represented at the Stockholders Meeting and/or the Warrant Holders Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker, or other nominee to ensure that your shares and/or warrants are represented and voted at the Stockholders Meeting and/or the Warrant Holders Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Required Stockholder Proposals (as defined below) are approved at the Stockholders Meeting. Each of the Required Stockholder Proposals is cross-conditioned on the approval of each other. The Stockholder Adjournment Proposal (as defined below) is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Stockholders Meeting and/or the Warrant Holders Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Stockholders Meeting and/or the Warrant Holders Meeting in person, the effect will be, among other things, that your shares and/or warrants will not be counted for purposes of determining whether a quorum is present at the Stockholders Meeting and/or the Warrant Holders Meeting. If you are a stockholder or holder of Everest’s public warrants of record and you attend the Stockholders Meeting and/or the Warrant Holders Meeting and wish to vote in person, you may withdraw your proxy and vote in person (including by voting online if the meeting is conducted virtually).
TO EXERCISE YOUR REDEMPTION RIGHT, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO EVEREST’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE STOCKHOLDERS MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT.
On behalf of the Everest Board, I would like to thank you for your support of Everest and look forward to the successful completion of the Business Combination.
Sincerely,

Adam Dooley
Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated           , 2023, and is expected to be first mailed or otherwise delivered to Everest’s stockholders on or about           , 2023.

ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Everest or Unifund. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Everest or Unifund since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.
This proxy statement/prospectus incorporates important business and financial information about Everest from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the public reference room of the U.S. Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:
Everest Consolidator Acquisition Corporation
4041 MacArthur Blvd
Newport Beach, CA 92660
(949) 610-0835
or
Email: investor@everestconsolidator.com
You may also contact Everest’s proxy solicitor at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (800) 901-0068
Email: MNTN@dfking.com
To obtain timely delivery, you must request the materials no later than five business days prior to the applicable Stockholders Meeting or Warrant Holders Meeting.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 201.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF EVEREST CONSOLIDATOR ACQUISITION CORPORATION
TO BE HELD           , 2023
TO THE STOCKHOLDERS OF EVEREST CONSOLIDATOR ACQUISITION CORPORATION:
NOTICE IS HEREBY GIVEN that the special meeting of stockholders (the “Stockholders Meeting”) of Everest Consolidator Acquisition Corporation, a Delaware corporation (“Everest”) will be held at 10:00 a.m., Eastern Time, on       , 2023, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
You are cordially invited to attend the Stockholders Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:
1.
The Business Combination Proposal: To consider and vote upon a proposal to approve the Business Combination Agreement and Plan of Merger dated as of May 19, 2023 (as it may be amended from time to time, the “Business Combination Agreement”) by and among Everest, Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Unifund Holdings, LLC, an Ohio limited liability company (“Holdings”), USV, LLC, an Ohio limited liability company (“USV”) and Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF” and together with Holdings and USV, the “Target Companies”), pursuant to which, among other things,

(a)
David Rosenberg and ZB Limited Partnership (“ZB Limited”) will cause the reorganization of Holdings, CCRF, USV and certain other intermediate holding and operating entities;

(b)
Merger Sub will merge with and into Everest, with Everest surviving such merger as a direct, wholly owned subsidiary of New PubCo; and

(c)
New PubCo, David Rosenberg, ZB Limited, the TER Trust and the Target Companies will consummate the contributions and exchanges contemplated by that certain Contribution and Exchange Agreement, dated as of May 19, 2023, such that (i) David Rosenberg will contribute 100% of the issued and outstanding equity interests of CCRF (which owns 75% of all of the issued and outstanding equity interests of Holdings and USV) and 100% of the issued and outstanding equity interests of Unifund Corporation, an Ohio corporation, to New PubCo, free and clear of all liens, in exchange for receipt of 7,500,000 shares of common stock of New PubCo, par value $0.0001 per share (the “New PubCo Common Stock”), (ii) the TER Trust will contribute approximately 72.37% of the issued and outstanding equity interests of Payce, LLC, an Ohio limited liability company, to New PubCo, free and clear of all liens, in exchange for receipt of 250,000 shares of New PubCo Common Stock, (iii) ZB Limited will contribute 25% of the issued and outstanding equity interests of each of Holdings, USV, Distressed Asset Portfolio I, LLC, an Ohio limited liability company, and Distressed Asset Portfolio IV, LLC, an Ohio limited liability company, to New PubCo, subject to liens under a Credit Agreement, by and among Unifund CCR, LLC, as borrower, Holdings, CCRF, ZB Limited, and certain affiliates with CCP Agency, LLC, as Administrative Agent and a syndicate of lenders (as amended, the “Comvest Credit Facility”), in exchange for receipt of 2,250,000 shares of New PubCo Common Stock and (iv) New PubCo will contribute the Holdings and USV equity interests received from ZB limited to CCRF, subject to liens under the Comvest Credit Facility, as a contribution to capital. A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

2.
The Charter Proposal: To consider and vote upon a proposal to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the amended and restated certificate of incorporation of New PubCo (a copy of which is attached to this proxy statement/prospectus as Annex B) and the amended and restated bylaws of New PubCo (a copy of which is attached to this proxy statement/prospectus as Annex C) which, if approved, would take effect upon the closing of the transactions contemplated by the Business Combination Agreement.

3.
The Incentive Award Plan Proposal: To consider and vote upon a proposal to approve the Unifund Financial Technologies, Inc. 2023 Incentive Award Plan (a copy of which is attached to this proxy statement/prospectus as Annex J ), to be effective upon approval by Everest’s stockholders.

4.
The Stockholder Adjournment Proposal: To consider and vote upon a proposal to approve the adjournment of the Stockholders Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Business Combination Proposal and the Charter Proposal, (ii) in the event of the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus or (iv) if the holders of Everest Class A common stock have elected to redeem such shares such that either (a) the shares of the New PubCo common stock and warrants that represents the right to acquire shares of New PubCo common stock, on substantially similar terms as those set forth in that certain Everest Public Warrant Agreement, dated November 23, 2021, would not be approved for listing on the NYSE American or (b) the closing condition in the Business Combination Agreement that the amount of available cash shall be no less than $40,000,000 would not be satisfied at of the transactions contemplated by the Business Combination Agreement.

Each of the Business Combination Proposal, the Charter Proposal and the Incentive Award Plan Proposal (together, the “Required Stockholder Proposals”) is conditioned on the approval and adoption of the other. The Stockholder Adjournment Proposal is not conditioned upon the approval of any other proposal.
These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully in its entirety before voting.
Only holders of record of Everest Class A common stock and Everest Class B common stock (collectively, the “Everest Common Stock”) at the close of business on November 20, 2023 are entitled to notice of the Stockholders Meeting and to vote and have their votes counted at the Stockholders Meeting and any adjournments or postponements of the Stockholders Meeting. This proxy statement/prospectus and accompanying proxy card is being provided to holders of Everest Class A common stock in connection with the solicitation of proxies to be voted at the Stockholders Meeting and at any adjournment of the Stockholders Meeting. Whether or not you plan to attend the Stockholders Meeting, all holders of Everest Class A common stock are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26.
After careful consideration, the board of directors of Everest has determined that each of the proposals is fair to and in the best interests of Everest and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of these proposals if presented. When you consider the recommendation of the board of directors of Everest, you should keep in mind that Everest’s directors and officers may have interests in the transaction contemplated by the Business Combination Agreement (the “Business Combination”) that conflict with your interests as a stockholder. See the section entitled “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Pursuant to Everest’s Amended and Restated Certificate of Incorporation, dated November 23, 2021, as may hereafter be amended (the “Existing Organizational Documents”), holders of Everest Class A common stock may request that Everest redeem all or a portion of its Everest Class A common stock for cash if the Business Combination is consummated. As a holder of shares of Everest Class A common stock, you will be entitled to receive cash for any shares of Everest Class A common stock to be redeemed only if you:
(i)   (a) hold Everest Class A common stock, or (b) hold Everest Class A common stock through units, you elect to separate your units into the underlying Everest Class A common stock and warrants prior to exercising your redemption rights with respect to the Everest Class A common stock; and
(ii)   prior to 5:00 p.m., Eastern Time on       , 2023, (a) submit a written request to Equiniti Trust Company, LLC, Everest’s transfer agent, in which you (i) request that Everest redeem all or a portion of your Everest Class A common stock for cash, and (ii) identify yourself as the beneficial holder of the Everest Class A common stock and provide your legal name, phone number and address; and (b) deliver your Everest Class A common stock to Equiniti Trust Company, LLC, Everest’s transfer agent (the “Transfer Agent”), physically or electronically through the Depository Trust Company (“DTC”).
Holders of Everest Class A common stock may seek to have their Everest Class A common stock redeemed by Everest, regardless of whether they vote for or against the Business Combination Proposal or any other Stockholder Proposal and whether they held Everest Class A common stock as of the record date of the Stockholders Meeting or acquired them after the record date. Any holders of Everest Class A common stock who holds Everest Class A common stock on or before       , 2023 (two (2) business days

before the Stockholders Meeting) will have the right to demand that his, her or its shares of Everest Class A common stock be redeemed for a pro rata share of the aggregate amount then on deposit in Everest’s trust account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in Everest’s trust account of approximately $145.8 million on September 30, 2023 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of Everest’s trust account), the estimated per share redemption price is expected to be approximately $10.86. Holders of Everest Class A common stock who have properly tendered his, her or its Everest Class A common stock for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in Everest’s trust account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant stockholders as appropriate.
Holders of Everest Class A common stock who seek to redeem their Everest Class A common stock must demand redemption no later than 5:00 p.m., Eastern Time, on       , 2023 (two (2) business days before the Stockholders Meeting) by (a) submitting a written request to the Transfer Agent that Everest redeem such holder’s Everest Class A common stock for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”)) with any other stockholder with respect to Everest Class A common stock and (c) delivering their Everest Class A common stock, either physically or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the Transfer Agent prior to the Stockholders Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.
Notwithstanding the foregoing, holders of Everest Class A common stock, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of Everest Class A common stock. Accordingly, any shares held by holders of Everest Class A common stock or “group” in excess of such 15% cap will not be redeemed by Everest.
Pursuant to that certain Sponsor Support Agreement, attached to this proxy statement/prospectus as Annex E, dated as of May 19, 2023, Everest Consolidator Sponsor, LLC and the officers and directors of Everest have waived all of their redemption rights and will not have redemption rights with respect to any shares of Everest Common Stock owned by them, directly or indirectly. Holders of the warrants will not have redemption rights with respect to the warrants.
To ensure your representation at the Stockholders Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Stockholders Meeting and vote electronically, obtain a proxy from your broker or bank.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Stockholders Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Adam Dooley
Chief Executive Officer
          , 2023
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS OF EVEREST CLASS A COMMON STOCK HAVE THE RIGHT TO HAVE THEIR SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. EVEREST’S STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY STOCKHOLDER HOLDING EVEREST CLASS A COMMON STOCK MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.
TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO EQUINITI TRUST COMPANY, LLC, EVEREST’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE STOCKHOLDERS MEETING. YOU MAY TENDER YOUR SHARES EITHER BY DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DTC’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “STOCKHOLDERS MEETING AND WARRANT HOLDERS MEETING — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

NOTICE OF SPECIAL MEETING OF PUBLIC WARRANT HOLDERS
OF EVEREST CONSOLIDATOR ACQUISITION CORPORATION
TO BE HELD           , 2023
TO THE PUBLIC WARRANT HOLDERS OF EVEREST CONSOLIDATOR ACQUISITION CORPORATION:
NOTICE IS HEREBY GIVEN that a special meeting of the holders (the “Warrant Holders Meeting”) of warrants issued in the initial public offering (the “Public Warrants”) of Everest Consolidator Acquisition Corporation, a Delaware corporation (“Everest”) will be held at 9:30 a.m., Eastern Time, on       , 2023, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, or via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
You are cordially invited to attend the Warrant Holders Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.
The Warrant Amendment Proposal: To consider and vote upon an amendment to the warrant agreement that governs all of Everest’s outstanding Public Warrants to provide that, upon consummation of the merger of Unifund Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into Everest, with Everest surviving the merger (the “Merger”) pursuant to a Business Combination Agreement and Plan of Merger dated as of May 19, 2023, among Everest, Merger Sub and certain other parties, each Public Warrant issued and outstanding immediately prior to the consummation of the Merger will automatically be redeemed for cash at a redemption price of $0.50 per Public Warrant. Each Public Warrant is exercisable to purchase one share of Everest Class A common stock at $11.50 per share. The closing price of the Public Warrants on the NYSE on December 20, 2023 was $0.045.

2.
The Warrant Holders Adjournment Proposal: To consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Everest that more time is necessary or appropriate to approve the Warrant Amendment Proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully in its entirety before voting.
Only holders of record of Public Warrants at the close of business on November 20, 2023 are entitled to notice of the Warrant Holders Meeting and to vote and have their votes counted at the Warrant Holders Meeting and any adjournments or postponements of the Warrant Holders Meeting. This proxy statement/prospectus and accompanying proxy card are being provided to holders of Public Warrants in connection with the solicitation of proxies to be voted at the Warrant Holders Meeting and at any adjournment of the Warrant Holders Meeting. Whether or not you plan to attend the Warrant Holders Meeting, all holders of Public Warrants are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 26.
After careful consideration, the board of directors of Everest has determined that each of the proposals is fair to and in the best interests of Everest and holders of its Public Warrants and unanimously recommends that you vote or give instruction to vote “FOR” each of these proposals if presented. When you consider the recommendation of the board of directors of Everest, you should keep in mind that Everest’s directors and officers may have interests in the Merger that conflict with your interests as a stockholder. See the section entitled “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
The Warrant Amendment Proposal must be approved by the holders of at least 50% of the outstanding Public Warrants. The Warrant Holders Adjournment Proposal must be approved by the holders of a majority of the Public Warrants that are present and entitled to vote at the Warrant Holders Meeting. The Warrant Amendment Proposal will only become effective if the Merger is completed. If the Merger is not completed, the Warrant Amendment will not become effective, even if the holders of Public Warrants have approved the Warrant Amendment Proposal.
To ensure your representation at the Warrant Holders Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If your Public Warrants are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Warrant Holders Meeting and vote electronically, obtain a proxy from your broker or bank.
Your vote is important regardless of the number of Public Warrants you own. Whether you plan to attend the Warrant Holders Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the Public Warrants you beneficially own are properly counted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Adam Dooley
Chief Executive Officer
           , 2023
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR PUBLIC WARRANTS WILL BE VOTED IN FAVOR OF EACH OF THE WARRANT HOLDER PROPOSALS.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC, by New PubCo (File No. 333-273362), constitutes a prospectus of New PubCo under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the New PubCo Securities to be issued to Everest Stockholders, if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act, with respect to the Stockholders Meeting at which Everest Stockholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and approve the Business Combination by the approval and adoption of the Business Combination Proposal, among other matters, and the Warrant Holders Meeting.

FREQUENTLY USED TERMS
In this proxy statement/prospectus:
Definitions
“Ancillary Agreements” means the Contribution and Exchange Agreement, the New PubCo Registration Rights and Lock-up Agreement, the Sponsor Support Agreement, the Company Holder Support Agreement, the Non-Redemption Agreements and all the agreements, documents, instruments and certificates entered into or delivered in connection herewith or therewith and any and all exhibits and schedules thereto.
“Antitrust Laws” means any laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strength of a dominant position through merger or acquisition.
“ASC” means the Accounting Standards Codification.
“Available Cash” shall have the meaning given to such term in the Business Combination Agreement.
“Bonus Pool Shares” means 1.5 million shares of New PubCo Common Stock expected to be issuable to certain investors pursuant to Non-Redemption Agreements. Such Bonus Pool Shares would be valued at approximately $16.4 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement and Plan of Merger, attached to this proxy statement/ prospectus as Annex A, entered into as of May 19, 2023 by and among Everest, New PubCo, Merger Sub and the Target Companies, as it may be amended and supplemented from time to time.
“CCRF” means Credit Card Receivables Fund Incorporated, an Ohio corporation.
“CCRF Contribution and Exchange” means the contribution by David Rosenberg of the CCRF Equity Interests to New PubCo in exchange for the issuance of shares of New PubCo Common Stock to David Rosenberg.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date on which the closing of the Business Combination occurs.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection Filings” means any approval, consent, ratification, permission, waiver, notice, non-objection, registration, filing or other authorization related or pertaining to any authorizations from governmental authorities relating or pertaining to the business of debt collection, loan or debt servicing, debtor solicitation, lending and extension of credit and any similar or related activities that are required to be obtained or made in connection with the Transactions prior to Closing.
“Combined Company” means New PubCo and its combined and consolidated subsidiaries following consummation of the Business Combination.
“Company Equity” means, collectively, the limited liability company interests of Holdings and USV held by ZB Limited, the issued and outstanding common stock and limited liability company interests, as applicable, of CCRF and Unifund Corporation beneficially owned by Rosenberg and the issued and outstanding limited liability company interests of Payce beneficially owned by the TER Trust, as applicable.
“Company Equityholders” or “Company Equityholder” means, collectively or individually, (a) Rosenberg, (b) ZB Limited and (c) the TER Trust.
“Company Holder Support Agreement” means that certain Company Equityholder Voting and Support Agreement, attached to this proxy statement/ prospectus as Annex D, dated as of May 19, 2023 by and among New PubCo and the Company Equityholders.

“Conditional Guaranty Agreements” means, collectively, the Initial Conditional Guaranty Agreement and the Second Conditional Guaranty Agreement.
“Contribution and Exchange Agreement” means the Contribution and Exchange Agreement, dated as of May 19, 2023, by and among New PubCo and the Company Equityholders.
“Contributions and Exchanges” means the contribution and exchanges contemplated by the Contribution and Exchange Agreement.
“DAP I” means Distressed Asset Portfolio I, LLC, an Ohio limited liability company.
“DAP IV” means Distressed Asset Portfolio IV, LLC, an Ohio limited liability company.
“DF King” means D.F. King & Co., Inc., Everest’s proxy solicitor.
“DGCL” means the Delaware General Corporation Law, as amended.
“DTC” means the Depository Trust Company.
“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Earnout Shares” means 812,500 shares of New PubCo Common Stock issuable upon exchange of shares of Everest Class B common stock held by the Sponsor subject to vesting upon the occurrence of a Triggering Event during the Earnout Period.
“Earnout Period” means the time period beginning on the date immediately following the Closing Date and ending on the date that is five years following the Closing Date.
“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership, membership or limited liability company interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person and (e) in any case, any right to acquire any of the foregoing. Notwithstanding the foregoing, no Class B membership interest of any series of DAP IV constitutes an Equity Interest under the Business Combination Agreement.
“Everest” means Everest Consolidator Acquisition Corporation, a Delaware corporation.
“Everest Board” means the board of directors of Everest.
“Everest Class A common stock” means the Class A common stock of Everest, par value $0.0001 per share.
“Everest Class B common stock” means the Class B common stock of Everest, par value $0.0001 per share.
“Everest Common Stock” means, collectively, the Everest Class A common stock and the Everest Class B common stock.
“Everest Private Warrant Agreement” means the agreement, dated November 23, 2021, between Everest and the Transfer Agent, which sets forth the expiration and exercise price of and procedure for exercising the Private Placement Warrants; certain adjustment features of the terms of exercise; certain registration rights of the holders of Private Placement Warrants; a provision for amendments to the Everest Private Warrant Agreement; and indemnification of the warrant agent by Everest under the Everest Private Warrant Agreement.
“Everest Public Stockholders” means the holders of the Everest Class A common stock.
“Everest Public Warrant Agreement” means the agreement, dated November 23, 2021, between Everest and the Transfer Agent, which sets forth the expiration and exercise price of and procedure for exercising

v

the Public Warrants; certain adjustment features of the terms of exercise; provisions relating to redemption and cashless exercise of the Public Warrants; certain registration rights of the holders of Public Warrants; a provision for amendments to the Everest Public Warrant Agreement; and indemnification of the warrant agent by Everest under the Everest Public Warrant Agreement.
“Everest Securities” means Everest Common Stock, Everest Warrants and/or Everest Units.
“Everest Stockholders” means the holders of Everest Common Stock.
“Everest Units” means the units issued at the time of the IPO, with each unit consisting of one share of Everest Class A common stock and one-half of one Public Warrant, at an offering price per Everest Unit of $10.00.
“Everest Warrant Agreements” means the Everest Private Warrant Agreement and the Everest Public Warrant Agreement.
“Everest Warrants” means the Public Warrants and the Private Placement Warrants.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Organizational Documents” means Everest’s Amended and Restated Certificate of Incorporation, dated November 23, 2021, and Everest’s Bylaws, dated November 23, 2021, as may hereafter be amended.
“Extension Meeting” means the special meeting of holders of Everest Common Stock held on August 24, 2023 at which holders of Everest Common Stock voted upon, among other items, (i) a proposal to amend Everest’s Existing Governing Organizational Documents to extend the date by which Everest must consummate an initial business combination up to an additional six times, for one-month each time, from August 28, 2023 to February 28, 2024 by depositing into the Trust Account, for each one-month extension, the lesser of (a) $280,000 and (b) $0.035 per outstanding share of Everest Common Stock and (ii) a proposal to amend Everest’s Existing Organizational Documents to eliminate the limitation that Everest shall not redeem shares of Everest Class A common stock to the extent that such redemption would cause Everest’s net tangible assets to be less than $5,000,001. All of the proposals presented at the Extension Meeting were approved by the requisite holders of Everest Common Stock.
“Extension Private Placement Warrants” means Everest’s issuance to the Sponsor of 1,150,000 private placement warrants, in connection with the Initial Extension, at a rate of $1.50 per private placement warrant, having the same terms as the private placement warrants issued to the Sponsor in connection with the closing of the IPO, in exchange for the Sponsor’s deposit of $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account.
“Extension Redemptions” means the election by 63 Everest Public Stockholders to redeem an aggregate of 3,825,869 shares of Everest Class A common stock in connection with the Extension Meeting.
“First Tax Reimbursement Amount” means a cash payment to ZB Limited equal to the lesser of (i) the estimated amount, determined in good faith by ZB Limited in consultation with New PubCo and Sponsor, of the U.S. federal and applicable state income tax liabilities that will be incurred by the members of ZB Limited for the taxable year that includes the Closing Date that are incurred as a result of the transactions contemplated by the Business Combination Agreement to the ZB Contribution and Exchange (calculated without regard to any net income allocations for the period ending on the Closing date except to the extent cash distributions are made by any members of the Target Company Group in respect of such allocations prior to the Closing Date) and (ii) $3,000,000.
“Founder Shares” means the shares of Everest Class B common stock issued and outstanding held by the Sponsor.
“GAAP” means U.S. generally accepted accounting principles.
“Incentive Award Plan” means the Unifund Financial Technologies, Inc. 2023 Incentive Award Plan, substantially in the form attached to this proxy statement/prospectus as Annex J.

“Initial Conditional Guaranty Agreement” means a conditional guaranty agreement in favor of the noteholder in respect of the Note issued and sold by the Sponsor to a third-party investor in connection with the Initial Extension.
“Initial Extension” means the extension made on February 28, 2023, through which we extended the period we have to consummate our initial business combination by a period of three months from February 28, 2023 to May 28, 2023.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means Everest’s initial public offering of Everest Units, Everest Class A common stock and Public Warrants pursuant to the IPO registration statement and completed on November 29, 2021.
“IPO registration statement” means the registration statements filed for Everest’s IPO on
Form S-1 declared effective by the SEC on November 23, 2021 (SEC File No. 333-260343).
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.
“Lock-up Shares” means shares of New PubCo Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of New PubCo Common Stock (including any Private Placement Warrants) held by the Sponsor and the Company Equityholders immediately following the Closing (other than shares of New PubCo Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of New PubCo Common Stock acquired pursuant to open market purchases subsequent to the Closing).
“Maximum Redemptions” means the maximum number of Everest Class A common stock that may be redeemed in connection with the proposed Business Combination, while still satisfying the Minimum Cash Condition. This condition in no way prevents Everest Stockholders from redeeming their shares of Everest Class A common stock.
“Merger” means the merger of Merger Sub with and into Everest, with Everest surviving the merger as a wholly-owned direct subsidiary of New PubCo.
“Merger Effective Time” means the effective time of the Merger.
“Merger Sub” means Unifund Merger Sub Inc., a Delaware corporation.
“Minimum Cash Condition” means the closing condition in the Business Combination Agreement that the amount of Available Cash shall be no less than $40,000,000.
“Nasdaq” means the Nasdaq Stock Market LLC.
“New PubCo” means Unifund Financial Technologies, Inc., a Delaware corporation.
“New PubCo Board” means the board of directors of New PubCo subsequent to the completion of the Business Combination.
“New PubCo Common Stock” means the common stock of New PubCo, par value $0.0001 per share.
“New PubCo Registration Rights and Lock-up Agreement” means the agreement, substantially in the form attached to this proxy statement/prospectus as Annex F, to be entered into upon the consummation of the Business Combination, among New PubCo, the Sponsor and the Company Equityholders, pursuant to which the parties thereto will be entitled to certain piggyback registration rights and customary demand registration rights.
“New PubCo Securities” means shares of New PubCo Common Stock and New PubCo Warrants.
“New PubCo Warrant” means a warrant that represents the right to acquire shares of New PubCo Common Stock, on substantially similar terms as those set forth in the Everest Public Warrant Agreement.
“Non-Redemption Agreements” means Non-Redemption Agreements that Everest and the Sponsor intend to enter into with certain investors, pursuant to which Everest and the Sponsor are expected to,

among other things, provide Bonus Pool Shares to such investors in exchange for each such investor’s agreement to, among other things, not redeem such investor’s Everest Class A common stock.
“NYSE” means The New York Stock Exchange.
“Payce” means Payce, LLC, an Ohio limited liability company.
“Pre-Closing Financing” means any issuance by Everest, New PubCo and/or the Target Companies of any shares of capital stock or warrants to purchase shares of capital stock, for which the issue price has been paid to such issuer on or after the date of the Business Combination Agreement and prior to or simultaneously with the Closing.
“Private Placement” means the private placement by Everest of 6,333,333 Private Placement Warrants to the Sponsor simultaneously with the closing of the IPO.
“Private Placement Warrants” means the Public Warrants sold to the Sponsor simultaneously with the closing of the IPO in a private placement at a price of $1.50 per warrant. Each Private Placement Warrant is exercisable for one share of Everest Class A common stock at a price of $11.50 per share.
“Proposed New PubCo Bylaws” means the bylaws of New PubCo, as of and following the Merger and to remain in effect following the Closing, substantially in the form attached hereto as Annex C.
“Proposed New PubCo Certificate of Incorporation” means the certificate of incorporation of New PubCo, as of and following the Merger and to remain in effect following the Closing, substantially in the form attached hereto as Annex B.
“Proposed New PubCo Organizational Documents” means the Proposed New PubCo Bylaws and Proposed New PubCo Certificate of Incorporation.
“proxy statement/prospectus” means the proxy statement/prospectus forming a part of this registration statement.
“Public Warrants” means Everest warrants sold in the IPO (whether they were purchased in the form of Everest Units in the IPO or thereafter in the open market).
“Public Shares” means the Everest Class A common stock issued in the IPO.
“Record Date” means November 20, 2023.
“redemption” means the redemption of Everest Class A common stock for the redemption price.
“redemption right” means the right of each Public Stockholder (as determined in accordance with the Existing Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s Class A common stock, at the redemption price in connection with the Stockholders Meeting.
“Reorganization” means the reorganization of Holdings, CCRF, USV and certain other members of the Target Company Group in connection with the Business Combination Agreement.
“Required Stockholder Proposals” means the Business Combination Proposal, the Charter Proposal and the Incentive Award Plan Proposal.
“Requisite Company Equityholder Approval” means the approval of the holders of Equity Interests of each Target Company necessary to approve the Transactions under its governing documents and applicable law.
“Rule 144” means Rule 144 under the Securities Act.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Conditional Guaranty Agreement” means a conditional guaranty agreement in favor of the noteholder in respect of the Note issued and sold by the Sponsor to a third-party investor in connection with the Second Extension.

“Second Extension” means the extension made on May 26, 2023, through which we extended the period we have to consummate our initial business combination by a period of an additional three months from May 28, 2023 to August 28, 2023.
“Second Extension Private Placement Warrants” means Everest’s issuance to the Sponsor of 1,150,000 private placement warrants, in connection with the Second Extension, at a rate of $1.50 per private placement warrant, having the same terms as the private placement warrants issued to the Sponsor in connection with the closing of the IPO and the Extension Private Placement Warrants issued to the Sponsor in connection with the closing of the Initial Extension, in exchange for the Sponsor’s deposit of $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account.
“Second New PubCo Exchange Effective Time” means the effective time of the Second New PubCo Exchange.
“Second Tax Reimbursement Amount” means a cash payment to ZB Limited equal to the lesser of (i) the estimated amount, determined in good faith by ZB Limited, in consultation with New PubCo and Sponsor, of U.S. federal and applicable state income tax liabilities incurred by the members of ZB Limited for the taxable year including January 31, 2024 that are incurred by such members as a result of the payment of the First Tax Reimbursement Amount and (ii) $1,200,000.
“Securities Act” means the Securities Act of 1933, as amended.
“Share Transfer Agreement” means that certain Class B Shares Transfer Agreement and Promissory Note, dated as of May 7, 2023 by and among the Sponsor and the Noteholder whereby the Sponsor agreed to transfer 375,000 shares of Everest Class B common stock to the Noteholder upon the consummation of the Business Combination.
“Sponsor” means Everest Consolidator Sponsor, LLC (an affiliate of Belay Associates, LLC), a Delaware limited liability company.
“Sponsor Support Agreement” means that certain Sponsor Support Agreement, attached to this proxy statement/ prospectus as Annex E, dated as of May 19, 2023 by and among Sponsor, New PubCo, Everest and the Target Companies.
“Stockholder Proposals” means, collectively, the Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal.
“Stockholders Meeting” means the special meeting of the Everest Public Stockholders, to be held on       , 2023 at 10:00 a.m., Eastern Time, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned.
“Target Companies” means, collectively, USV, Holdings and CCRF, and each a “Target Company.”
“Target Company Group” means, prior to the Reorganization, the entities listed on Annex I of the Business Combination Agreement, and, following the Reorganization, the Target Companies, Unifund Corporation and Payce and their respective Subsidiaries, collectively.
“TER Contribution and Exchange” means the contribution by David Rosenberg, solely as trustee of the TER Trust, of 100% of the Equity Interests in Payce beneficially owned by the TER Trust to New PubCo in exchange for the issuance of New PubCo Common Stock to the TER Trust.
“Termination Date” means the latest date at which the Business Combination must be completed. Giving effect to the results of the Extension Meeting, we have until February 28, 2024 to complete an initial business combination.
“Transactions” means the Contributions and Exchanges, the Reorganization and the Merger, collectively.
“Transfer Agent” means Equiniti Trust Company, LLC.

“Treasury Regulations” means the Code, its legislative history, and final, temporary and proposed treasury regulations promulgated thereunder as then amended.
“Triggering Event” means the first date during the Earnout Period on which the New PubCo Share Price is greater than $11.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions).
“Trust Account” means the trust account of Everest, which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 23, 2021, between Everest and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as trustee.
“Unifund” means, prior to the Reorganization, the Target Companies and their respective subsidiaries and affiliated entities conducting the Unifund Business, and, following the Reorganization, the Target Companies and their respective subsidiaries.
“Unifund Business” means the business of purchasing, managing, servicing and liquidating distressed consumer receivables and related activities. See the section titled “The Business Combination Agreement — Certain Agreements Related to the Business Combination — Contribution and Exchange Agreement” of this proxy statement/prospectus for additional information.
“ Warrant Holders Meeting” means the special meeting of Everest’s Public Warrant Holders, to be held on       , 2023 at 9:30 a.m., Eastern Time, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned.
“Warrant Holders Proposals” means the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal.
“Working Capital Loans” means certain loans that may be made by the Sponsor or an affiliate of the Sponsor, or certain of Everest’s officers and directors in connection with the financing of a business combination.
“ZB Contribution and Exchange” means the ZB Limited’s contribution of its Equity Interests in each of Holdings, USV, DAP I and DAP IV to New PubCo in exchange for the issuance of new shares of New PubCo Common Stock to ZB Limited.
“ZB Limited” means ZB Limited Partnership, a Delaware limited partnership.

x

MARKET AND INDUSTRY DATA
Information contained in this proxy statement/prospectus concerning the market and the industry in which Unifund competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, assumptions made by Unifund management based on such sources and Unifund’s knowledge of the debt recovery and management market. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. We have not independently verified any third-party information. The industry in which Unifund operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections entitled “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors — Risks Related to Unifund” and elsewhere in this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by Unifund.

PRESENTATION OF FINANCIAL INFORMATION
Presentation of Financial Information
This proxy statement/prospectus contains:
•
the audited combined consolidated financial statements of Unifund as of and for the years ended December 31, 2022 and 2021, prepared in accordance with GAAP;

•
the audited financial statements of Everest as of December 31, 2022 and 2021, for the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021, each prepared in accordance with GAAP;

•
the unaudited pro forma condensed combined financial information of New PubCo as of and for periods ended September 30, 2023 and 2022 and the year ended December 31, 2022, prepared in accordance with Article 11 of SEC Regulation S-X;

•
the unaudited financial statements of Unifund as of and for the periods ended September 30, 2023 and 2022, each prepared in accordance with GAAP; and

•
the unaudited financial statements of Everest as of and for the periods ended September 30, 2023 and 2022, each prepared in accordance with GAAP.

The historical results and pro forma financial information presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Everest” and Everest’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
This information should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund” and Unifund’s combined financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The selected historical combined financial information in this section is not intended to replace Unifund’s historical combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. Unifund’s historical results are not necessarily indicative of future results.
The non-GAAP information of Unifund included in this proxy statement/prospectus should be read in conjunction with Unifund’s audited combined financial statements and unaudited interim combined financial statements and the related notes included elsewhere in this proxy statement/prospectus, as well as the pro forma financial information included elsewhere in this proxy statement/prospectus. Please see the section entitled “Stockholder Proposal 1: The Business Combination Proposal — Certain Unaudited Unifund Prospective Financial Information” beginning on page 102 of this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES, AND SERVICE MARKS
The Unifund logo and other trademarks or service marks of Unifund appearing in this proxy statement/prospectus are the property of New PubCo and/or Unifund. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of other entities. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide the respective current expectations or forecasts of future events of New PubCo, Unifund and Everest. Forward-looking statements include statements about New PubCo’s, Unifund’s, and Everest’s respective expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding Unifund’s operations, cash flows, financial position and dividend policy.
Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Everest,” “Business of Everest and Certain Information About Everest” and “Business of Unifund and Certain Information About Unifund CCR Partners” The risks and uncertainties include, but are not limited to:
•
the availability of and our ability to purchase receivable portfolios at favorable prices;

•
intense competition of other purchasers of charged-off accounts, third party collection agencies or other financial service companies;

•
our ability to replace or purchase portfolios of charged-off accounts at favorable prices in sufficient amounts;

•
an increase of certain insolvency proceedings and bankruptcy filings involving liquidation;

•
the concentration of our portfolio purchases with a limited number of sellers

•
the reliability of our statistical models used to project remaining cash flows from our charged-off accounts;

•
our ability to successfully pursue collections;

•
each of our partners’ compliance with the agreements we enter into;

•
the substantial debt we have incurred and our ability to generate sufficient cash to service our indebtedness and fund our working capital;

•
the parties’ ability to consummate the Business Combination, including Everest and Unifund being able to receive all required regulatory, third-party and shareholder approvals for the Business Combination;

•
the anticipated benefits of the Business Combination, including the potential amount of cash that may be available to New PubCo upon consummation of the proposed Business Combination and the use of the net proceeds following the redemptions;

•
the anticipated timing of the Business Combination;

•
Unifund’s expectation that New PubCo Common Stock will be accepted for listing on the NYSE American following the Closing of the proposed Business Combination;

•
the financial and business performance of Unifund, including Unifund’s anticipated results from operations in future periods;

•
the impact of macroeconomic factors, including health epidemics, such as the COVID-19 pandemic, rising inflation and interest rates and global conflict and the actions Unifund may take in response thereto;

•
the stability of the financial and capital markets;

•
other current estimates and assumptions regarding the Business Combination and its benefits; such expectations and assumptions are inherently subject to uncertainties and contingencies regarding future events and, as such, are subject to change;

•
the amount of any redemptions by existing holders of Everest Class A common stock being greater than expected, which may reduce the cash in Trust Account available to Unifund upon the consummation of the Business Combination;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement and/or payment of the termination fees;

•
potential future litigation, including the outcome of any legal proceedings that may be instituted against Everest or Unifund following announcement of the Business Combination Agreement;

•
the risk that the announcement and consummation of the Business Combination disrupts Unifund’s current plans;

•
the ability to recognize the anticipated benefits of the Business Combination;

•
unexpected costs related to the Business Combination;

•
legislative, political or economic developments;

•
the need to obtain permits and comply with laws and regulations and other regulatory requirements; and

•
other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. New PubCo, Unifund, and Everest undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks New PubCo describes in the reports it will file from time to time with the SEC after the date of this proxy statement/prospectus.
In addition, statements that “New PubCo believes,” “Unifund believes” or “Everest believes” and similar statements reflect New PubCo’s, Unifund’s, and Everest’s respective beliefs and opinions on the relevant subject. These statements are based on information available to them as of the date of this proxy statement/prospectus, and while New PubCo, Unifund and Everest respectively believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. New PubCo’s, Unifund’s, and Everest’s statements should not be read to indicate that they have respectively conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.
Although New PubCo, Unifund and Everest respectively believe the expectations reflected in the forward-looking statements were reasonable at the time made, they cannot guarantee future results, level of activity, performance or achievements. Moreover, neither New PubCo, Unifund nor Everest nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by New PubCo, Unifund, Everest or persons acting on their behalf.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS
The questions and answers below highlight only selected information from this document and only briefly address certain commonly asked questions about the proposals to be presented at the Stockholders Meeting and the Warrant Holders Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Stockholders Meeting, which will be held at 10:00 a.m., Eastern Time, on         , 2023 at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned, and the Warrant Holders Meeting, which will be held at 9:30 a.m., Eastern Time, on         , 2023 at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Q.
Why am I receiving this proxy statement/prospectus?

A.
You are receiving this proxy statement/prospectus in connection with the meetings of the Everest Public Stockholders and Public Warrant Holders. Everest is holding the Stockholders Meeting and the Warrant Holders Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Everest Public Stockholders are being asked to consider and vote upon the Business Combination Proposal to approve the Business Combination Agreement and the Business Combination contemplated thereby. The Business Combination Agreement provides that, among other things, (a) prior to the Closing, the Company Equityholders will cause the reorganization of Holdings, CCRF, USV and certain other members of the Target Company Group, (b) Merger Sub will merge with and into Everest, with Everest surviving such merger as a direct, wholly owned subsidiary of New PubCo and (c) New PubCo, the Company Equityholders and the Target Companies will consummate the contributions and exchanges contemplated by the Contribution and Exchange Agreement such that as a result of such contributions and exchanges New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund Corporation beneficially owned by David Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by the TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Limited prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding Equity Interests in each of Holdings and USV. At the effective time of the Merger, (a) each share of Everest common stock outstanding immediately prior to the effective time of the Merger will be automatically exchanged for a share of New PubCo Common Stock on a one-for-one basis and (b) each outstanding Everest Warrant that is outstanding immediately prior to the effective time of the Merger will be exchanged into a right to acquire the same number of shares of New PubCo Common Stock at an exercise price of $11.50, unless the holders (the “Public Warrant Holders”) of Everest warrants issued in the initial public offering of Everest (the “Public Warrants”) approve the amendment to the warrant agreement that governs all of Everest’s outstanding Public Warrants to provide that, immediately prior to the consummation of the Merger, the Public Warrants will only be convertible or exchangeable into (or otherwise only represent a right to receive) $0.50 per Public Warrant, and each holder of Public Warrants shall receive a cash payment for $0.50 for each Public Warrant held by such holder payable promptly following the Closing. Each Public Warrant is exercisable to purchase one share of Everest Class A common stock at $11.50 per share. The closing price of the Public Warrants on the NYSE on December 20, 2023 was $0.045. In connection with the Contributions and Exchanges, the Company Equityholders will receive 10,000,000 shares as consideration for the Equity Interests contributed in the Contributions and Exchanges. Approval of the Business Combination Agreement and the transactions contemplated thereby by Everest Public Stockholders is required by the Business Combination Agreement and the Existing Organizational Documents. A copy of the Business Combination

Agreement is attached to this proxy statement/prospectus as Annex A and Everest encourages its stockholders to read it in its entirety. See the section titled “Stockholder Proposal 1: The Business Combination Proposal.”
Everest Public Stockholders are also being asked to consider and vote upon the Charter Proposal to approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed New PubCo Certificate of Incorporation (a copy of which is attached to this proxy statement/ prospectus as Annex B) and the Proposed New PubCo Bylaws (a copy of which is attached to this proxy statement/prospectus as Annex C) which, if approved, would take effect upon the closing of the Transactions See the section titled “Stockholder Proposal 2: The Charter Proposal.”
Everest’s stockholders are also being asked to consider and vote upon the Incentive Award Plan Proposal to approve the Incentive Award Plan, a copy of which is attached to this proxy statement/prospectus as Annex J, to be effective upon approval by Everest’s stockholders. See the Section titled “Stockholder Proposal 3: The Incentive Award Plan Proposal.”
Everest Public Stockholders are also being asked to consider and vote upon the Stockholder Adjournment Proposal to adjourn the Stockholders Meeting to a later date or dates, including, if necessary, (i) to permit further solicitation and vote of proxies if it is determined by Everest that more time is necessary or appropriate to approve one or more Stockholder Proposals at the Stockholders Meeting, (ii) to allow reasonable additional time for filing or mailing of any supplemental or amended disclosure required under applicable law and (iii) if the holders of Everest Common Stock have elected to redeem such shares such that either (a) the shares of New PubCo Common Stock and New PubCo Warrants would not be approved for listing on the NYSE American or (b) the Minimum Cash Condition would not be met at Closing. See the section titled “Stockholder Proposal 4: The Stockholder Adjournment Proposal.”
The presence, in person or by proxy, of Everest Stockholders representing a majority of the issued and outstanding Everest Common Stock on the Record Date and entitled to vote on the Stockholder Proposals to be considered at the Stockholders Meeting will constitute a quorum for the Stockholders Meeting.
Public Warrant Holders are being asked to consider and vote upon the Warrant Amendment. The Warrant Amendment provides that, upon consummation of the Merger, Public Warrants issued and outstanding immediately prior to the consummation of the Merger will only be convertible or exchangeable into (or otherwise only represent a right to receive) $0.50 per Public Warrant, and each holder of Public Warrants shall receive a cash payment for $0.50 for each Public Warrant by such holder payable promptly following the Closing, and after giving effect to the amendment, the Public Warrants will no longer be convertible into or exercisable for any shares of New PubCo Common Stock or Everest Common Stock. Each Public Warrant is exercisable to purchase one share of Everest Class A common stock at $11.50 per share. The closing price of the Public Warrants on the NYSE on December 20, 2023 was $0.045. See the Section titled “Warrant Holder Proposal 1: Warrant Amendment Proposal.”
Public Warrant Holders are also being asked to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Everest that more time is necessary or appropriate to approve the Warrant Amendment Proposal. See the Section titled “Warrant Holder Proposal 2: Warrant Holders Adjournment Proposal.”
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q.
When and where will the Stockholders Meeting be held?

A.
The Stockholders Meeting will be held at 10:00 a.m., Eastern Time, on       , 2023, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only stockholders who hold Everest Common Stock at the close of business on the Record Date will be entitled to vote at the Stockholders Meeting.
Q.
When and where will the Warrant Holders Meeting be held?

A.
The Warrant Holders Meeting will be held at 9:30 a.m., Eastern Time, on        , 2023, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only Public Warrant Holders who hold Public Warrants at the close of business on the Record Date will be entitled to vote at the Warrant Holders Meeting.

Q.
What is being voted on at the Stockholders Meeting and the Warrant Holders Meeting?

A.
At the Stockholders Meeting, the stockholders of Everest are being asked to vote on the following Stockholder Proposals:

(1)
The Business Combination Proposal;

(2)
The Charter Proposal;

(3)
The Incentive Award Plan Proposal; and

(4)
The Stockholder Adjournment Proposal.

At the Warrant Holders Meeting, the Public Warrant Holders of Everest are being asked to vote on the following Warrant Holder Proposals:
(1)
The Warrant Amendment Proposal; and

(2)
The Warrant Holders Adjournment Proposal.

Q.
Are the Stockholder Proposals and the Warrant Holder Proposals conditioned on one another?

A.
The Stockholder Proposals are not conditioned upon the approval of the Warrant Holder Proposals. Each of the Business Combination Proposal, the Charter Proposal and Incentive Award Plan Proposal is interdependent upon the other and each must be approved in order for Everest to complete the Business Combination contemplated by the Business Combination Agreement. The Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal will require the affirmative vote of a majority of the Everest Stockholders, who, being present and entitled to vote at the Stockholders Meeting, vote at the Stockholders Meeting. The Stockholder Adjournment Proposal is not conditioned upon the approval of any of the Required Stockholder Proposals. The Warrant Amendment Proposal must be approved by the holders of at least 50% of the outstanding Public Warrants. The Warrant Amendment Proposal will only become effective if the Stockholder Proposals are approved and the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment Proposal will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.

Q.
Why is Everest proposing the Business Combination?

A.
Everest was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Since Everest’s organization, the Everest Board has sought to identify suitable candidates in order to effect such a transaction. In its review of Unifund, the Everest Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Everest Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of Everest Public Stockholders. The Everest Board believes that, based on its review and consideration, the Business Combination with Unifund presents an opportunity to increase stockholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Approval of the Business Combination by Everest Public Stockholders is required by the Business Combination Agreement and the Existing Organizational Documents.

Q.
What will happen in the Business Combination?

A.
The Business Combination consists of a series of transactions pursuant to which: (a) prior to the Closing, David Rosenberg and ZB Limited will cause the reorganization of Holdings, CCRF, USV and certain other members of the Target Company Group, (b) Merger Sub will merge with and into Everest, with Everest surviving such merger as a direct, wholly owned subsidiary of New PubCo and (c) New PubCo, the Company Equityholders and the Target Companies will consummate the contributions and exchanges contemplated by the Contribution and Exchange Agreement such that as a result of such contributions and exchanges New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund Corporation beneficially owned by David Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by the TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Limited prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV) and CCRF will own 100% of the outstanding Equity Interests in each of Holdings and USV. At the effective time of the Merger, (a) each share of Everest common stock outstanding immediately prior to the effective time of the Merger will be automatically exchanged for a share of New PubCo Common Stock on a one-for-one basis and (b) each outstanding Everest Warrant that is outstanding immediately prior to the effective time of the Merger will be exchanged into a right to acquire the same number of shares of New PubCo Common Stock at an exercise price of $11.50, unless the Public Warrant Holders approve the amendment to the warrant agreement that governs all of Everest’s outstanding Public Warrants to provide that, immediately Prior to the consummation of the Merger, the Public Warrants will only be convertible or exchangeable into (or otherwise only represent a right to receive) $0.50 per Public Warrant, and each holder of Public Warrants shall receive a cash payment for $0.50 for each Public Warrant held by such holder payable promptly following the Closing. Each Public Warrant is exercisable to purchase one share of Everest Class A common stock at $11.50 per share. The closing price of the Public Warrants on the NYSE on December 20, 2023 was $0.045. In connection with the Contributions and Exchanges, the Company Equityholders will receive 10,000,000 shares as consideration for the Equity Interests contributed in the Contributions and Exchanges.

Q.
What consideration will be received in connection with the Business Combination?

A.
The aggregate consideration to be paid in the Business Combination is derived from an aggregate transaction pro forma enterprise value of $232 million, apportioned between cash and shares of New PubCo Common Stock, as more specifically set forth in the Business Combination Agreement. The pro forma enterprise value of $232 million for New PubCo assumes that Everest retains at least $60 million in the Trust Account following any redemptions in connection with the Stockholders Meeting. 1.5 million shares of New PubCo Common Stock are expected to be issuable to certain investors who enter into Non-Redemption Agreements following the consummation of the Business Combination (the “Bonus Pool Shares”). The Sponsor intends to forfeit a number of Founder Shares equal to the number of Bonus Pool Shares prior to the consummation of the Business Combination, such that the issuance of the Bonus Pool Shares is not expected to have a dilutive effect upon current Everest Public Stockholders. The Bonus Pool Shares will serve as an incentive to enter into the Non-Redemption Agreements in order to retain the targeted $60 million of cash in Everest’s Trust Account. Such Bonus Pool Shares would be valued at approximately $16.4 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023, and are expected to be unrestricted and freely tradable upon issuance. In comparison, the price of Everest Units (which consist of one share of Everest Class A common stock and one Public Warrant) issued to the public in Everest’s IPO, was $10.00 per Everest Unit and the price paid per Founder Share prior to Everest’s IPO by the Sponsor was approximately $0.004 per Founder Share. Everest’s directors, officers and their affiliates will not enter into Non-Redemption Agreements. In addition, on or before January 31, 2024, New PubCo will make or cause to be made a cash payment to ZB Limited equal to the First Tax Reimbursement Amount. On or before January 31, 2025, New PubCo will make or cause to be made a cash payment to ZB Limited equal to the Second Tax Reimbursement Amount. For further details, see “The Business Combination Agreement — Consideration.”

Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
The U.S. federal income tax consequences of exercising redemption rights that may be relevant to holders of shares of Everest Class A common stock are discussed in more detail in the section entitled “Certain U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Redemption of Everest Class A Common Stock.” The discussion of the U.S. federal income tax consequences contained in this proxy statement is intended to provide only a general discussion and is not a complete analysis or description of all of the U.S. federal income tax considerations that are applicable to holders of Everest Class A common stock in respect of the exercise of their redemption rights, nor does it address any tax considerations arising under U.S. state or local or non-U.S. tax laws. All holders considering exercising their redemption rights are urged to consult their tax advisor regarding the tax consequences of such an exercise, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.
What are the U.S. federal income tax consequences as a result of the Merger?

A.
The Merger has been structured to qualify as a transaction described in Section 351 of the Code, which would result in it being a tax-deferred transaction to the holders of Everest Class A common stock that participate in the Merger. However, the closing of the Merger is not conditioned on it so qualifying as a transaction described in Section 351 of the Code. Please see the section entitled “Certain U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger.” Holders of Everest Class A common stock are urged to consult their tax advisor regarding the tax consequences of participating in the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q.
What equity stake will current Everest Public Stockholders, the Company Equityholders and the Sponsor hold in New PubCo immediately after the Closing?

A.
It is anticipated that, under the minimum required redemption scenario, following the Closing: (i) the Everest Public Stockholders will own approximately 39.9% of the outstanding shares of New PubCo Common Stock; (ii) the Sponsor will own approximately 10.0% of the outstanding shares of New PubCo Common Stock; (iii) David Rosenberg will own approximately 37.6% of the outstanding shares of New PubCo Common Stock and (iv) ZB Limited will own approximately 12.5% of the outstanding shares of New PubCo Common Stock. The minimum required redemption scenario assumes that 5,474,131 shares of Everest Class A common stock are redeemed at an assumed redemption price of approximately $10.86 per share based on the funds held in the Trust Account available for redemptions as of September 30, 2023 of approximately $59.4 million.

It is anticipated that, under the maximum redemption scenario, following the Closing: (i) the Everest Public Stockholders will own approximately 30.1% of the outstanding shares of New PubCo Common Stock; (ii) the Sponsor will own approximately 11.6% of the outstanding shares of New PubCo Common Stock; (iii) David Rosenberg will own approximately 43.7% of the outstanding shares of New PubCo Common Stock and (iv) ZB Limited will own approximately 14.6% of the outstanding shares of New PubCo Common Stock. The maximum redemption scenario assumes the assumptions within the Minimum Redemption Scenario with certain adjustments. It also assumes that an incremental 2,779,518 shares of Everest Class A common stock will be redeemed at a price of $10.86 per share for a total of $30.2 million. The maximum redemption scenario in no way prevents Everest Stockholders from redeeming their shares of Everest Class A common stock.
The Business Combination Agreement provides that the Target Companies’ obligation to consummate the Business Combination is conditioned on, among other things, the Minimum Cash Condition, which requires that the Company shall have Available Cash of at least $40,000,000, equal to the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (net of redemptions) minus certain transaction expenses. The Minimum Cash Condition would not be met in the event that more shares of Everest Class A common stock are validly submitted for redemption than is contemplated by the maximum redemption scenario, which would allow the Company Equityholders to prevent the closing of the Business Combination unless Everest obtained additional financing to satisfy the Minimum Cash Condition or the Company Equityholders decide to waive the Minimum

Cash Condition. Further, it is a condition to the Target Companies’ obligation to close the Business Combination that the Company Equityholders receive at least a majority of the New PubCo Common Stock, calculated on a fully diluted basis.
For more information, please see the sections titled “Beneficial Ownership of Securities” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Under the Comvest Credit Facility, Unifund’s equityholders pledged substantially all of their interests in Unifund and certain of its subsidiaries as collateral in favor of the lenders party thereto. We expect that, following consummation of the Business Combination, the obligations under the Comvest Credit Facility will be secured by liens on substantially all of the assets of New PubCo and its subsidiaries (other than certain excluded subsidiaries), including the equity interests of substantially all of New PubCo’s direct and indirect subsidiaries (other than certain excluded subsidiaries). We expect these liens to remain in place as long as Unifund continues to have loans or other obligations under the Comvest Credit Facility. In connection with a contemplated amendment to the Comvest Credit Facility, Unifund has requested that David Rosenberg and ZB Limited not be required to pledge the shares of New PubCo they receive upon consummation of the Business Combination as collateral under the Comvest Credit Facility. If the liens remain after Closing, the lenders could foreclose on the Equity Interest serving as collateral. As a result, such lenders may obtain a substantial amount of the Equity Interest in Unifund and its subsidiaries that would have been held by New PubCo if a foreclosure did not occur. To prevent foreclosure, Unifund (or New PubCo following the consummation of the Business Combination) may be motivated to commence voluntary bankruptcy proceedings, or the lenders and/or various other interested persons may institute bankruptcy proceedings against Unifund or New PubCo. Any bankruptcy proceeding could cause you to lose your entire investment. For more information on the Comvest Credit Facility, see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund — Liquidity and Capital Resources — Comvest Credit Facility.”
Q:
What vote is required to approve the proposals presented at the Stockholders Meeting and the Warrant Holders Meeting?

A:
Approval of the Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal requires the affirmative vote of a majority of the Everest Stockholders, who being present and entitled to vote at the Stockholders Meeting, vote at the Stockholders Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but will not constitute a vote cast at the Stockholders Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal.

As of the Record Date, the Sponsor owned of record an aggregate of 4,312,500 shares of Class B common stock, representing approximately 20% of the issued and outstanding Everest Common Stock. Assuming that all stockholders who are entitled to do so attend the Stockholders Meeting and vote, the affirmative vote of 6,468,751 of the Everest Class A common stock, in addition to the affirmative vote of the Sponsor, would be required to approve each of the Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal.
1.5 million shares of New PubCo Common Stock are expected to be issuable to certain investors who enter into Non-Redemption Agreements following the consummation of the Business Combination (the “Bonus Pool Shares”). The Sponsor intends to forfeit a number of Founder Shares equal to the number of Bonus Pool Shares prior to the consummation of the Business Combination, such that the issuance of the Bonus Pool Shares is not expected to have a dilutive effect upon current Everest Public Stockholders. The Bonus Pool Shares will serve as an incentive to enter into the Non-Redemption Agreements in order to retain the targeted $60 million of cash in Everest’s Trust Account. Such Bonus Pool Shares would be valued at approximately $16.4 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023, and are expected to be unrestricted and freely tradable upon issuance. In comparison, the price of Everest Units (which consist of one share of Everest Class A common stock and one Public Warrant) issued to the public in Everest’s IPO, was $10.00 per Everest Unit and the price paid per Founder Share prior to Everest’s IPO by the Sponsor was approximately $0.004 per Founder Share. Everest’s directors, officers and their affiliates will not enter into Non-Redemption Agreements.
The Warrant Amendment Proposal must be approved by the holders of at least 50% of the outstanding Public Warrants. The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment Proposal will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.
Q:
What interests do the current Everest Public Stockholders and Everest’s other current officers and directors have in the Business Combination?

A:
When you consider the recommendation of the Everest Board in favor of approval of the Required Stockholder Proposals, you should keep in mind that the Sponsor, our directors and our executive officers have interests in such proposal that are different from, or in addition to, those of Everest Public Stockholders and Public Warrant Holders generally. These interests include that the Sponsor as well as our executive officers and directors will lose their entire investment in us if our initial business combination is not completed (other than with respect to Everest Class A common stock they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to stockholders, rather than liquidate Everest.

Additionally, among other things, these interests include the following:
•
the fact that the Sponsor and Everest’s directors have agreed not to redeem any Everest Common Stock held by them in connection with the stockholder vote to approve a proposed initial business combination, including the Business Combination;

•
the fact that the Sponsor paid an aggregate of $18,750 for the 4,312,500 Founder Shares currently owned by the Sponsor, in which certain of Everest’s officers and directors hold a direct and indirect interest, and the independent directors. The Founder Shares would be worthless if the Business Combination or another business combination is not consummated by February 28, 2024 because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $47.0 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023;

•
the fact that if the Business Combination or another business combination is not consummated by February 28, 2024, the 8,633,333 Private Placement Warrants, each exercisable to purchase one share of Everest Class A common stock at $11.50 per share, subject to adjustment, held by the Sponsor, in which certain of Everest’s officers and directors hold a direct and indirect interest, of which 6,333,333 were acquired for an aggregate purchase price of $9,500,000 in a private placement that took place simultaneously with the consummation of the IPO, 1,150,000 were acquired in exchange for the Sponsor’s deposit of $1,725,000 into the Trust Account in connection with the Initial Extension and 1,150,000 were acquired in exchange for the Sponsor’s deposit of $1,725,000 into the Trust Account in connection with the Second Extension, would become worthless. Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $0.4 million, based upon the closing price of the Public Warrants on the NYSE on December 20, 2023;

•
the fact that if the Business Combination or another business combination is not consummated by February 28, 2024, Everest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Everest Common Stock for cash and, subject to the approval of its remaining stockholders and the Everest Board, dissolving and liquidating; and

•
the fact that the Sponsor paid an aggregate of approximately $11.2 million for its investment in New PubCo, as summarized in the table below, and following the consummation of the Business Combination, the aggregate value of the Sponsor’s investment will be approximately $47.4 million, based upon the respective closing price of the Everest Class A common stock and the Public Warrants on the NYSE on December 20, 2023.
Sponsor Ownership of Everest Prior to Closing
	Securities held by Sponsor Group	Sponsor Cost ($)
Founder Shares	4,312,500	18,750(1)
Private Placement Warrants	8,633,333	11,225,000
Total		$11,243,750

(1)
Includes cost for 50,000 Founder Shares held by the independent directors.

Sponsor Ownership of New PubCo Following the Closing
	Securities held by Sponsor Group Prior to Closing	Value per Security ($)	Total Value ($)
Shares of New PubCo Common Stock Issued to Holders of Founder Shares	1,625,000(1)	$10.90	$17,712,500
New PubCo Private Placement Warrants	8,633,333	$0.045	$388,500
Total		$10.945	$18,101,000

(1)
Reflects the forfeiture of 1,500,000 Founder Shares pursuant to the Sponsor Support Agreement and the transfer of 375,000 Founder Shares to be transferred pursuant to the Share Transfer Agreement upon the consummation of the Business Combination. Does not include 812,500 Earnout Shares subject to vesting, as they do not represent legally outstanding shares of New PubCo Common Stock at Closing.

•
the fact that the Sponsor, officers or directors, or their affiliates may be reimbursed for any out-of-pocket expenses incurred on Everest’s behalf related to identifying, investigating, negotiating, and completing an initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by Everest’s officers and directors and there are no outstanding out-of-pocket expenses for which Everest’s officers or directors are awaiting reimbursement;

•
the fact that the Sponsor and Everest’s current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Everest fails to complete an initial business combination by February 28, 2024;

•
the fact that, pursuant to the Business Combination Agreement, the Sponsor will have certain governance rights in respect of New PubCo that will be set forth in New PubCo’s governing documents;

•
the right of the Sponsor to hold shares of New PubCo Common Stock following the Business Combination, subject to the terms and conditions of the lock-up restrictions;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Everest Stockholders experience a negative rate of return in New PubCo;

•
the fact that the Sponsor and Everest’s officers and directors will lose their investment in Everest and will not be reimbursed for any out-of-pocket expenses incurred by them on Everest’s behalf incident to identifying, investigating and consummating an initial business combination if an initial business combination is not consummated by February 28, 2024;

•
the fact that if the Trust Account is liquidated, including in the event Everest is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Everest to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share of Everest Class A common stock, or such lesser per share of Everest Class A common stock amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Everest has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Everest, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•
the fact that the Business Combination Agreement provides for the continued indemnification of Everest’s existing directors and officers and required Unifund to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Everest directors and officers after the Business Combination.

In addition, certain persons who are expected to become New PubCo directors after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the Everest Stockholders. See “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for more information.
The personal and financial interests of the Sponsor as well as Everest’s executive officers and directors may have influenced their motivation in identifying and selecting Unifund as a business combination target, completing the Business Combination with Unifund and influencing the operation of the business following the Business Combination. In considering the recommendations of the Everest Board to vote for the proposals, its stockholders should consider these interests. Additionally, following the Closing, the Sponsor will have the right to designate two members of the New PubCo Board, who are initially expected to be Adam Dooley and Canh Tran. Any vote made by such individual appointed by the Sponsor as part of such individual’s service on the New PubCo Board does not express the vote of Everest in any capacity, but solely such individual’s vote as a director of New PubCo.
Q:
Did the Everest Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
The Company retained Scura Partners to evaluate the fairness, from a financial point of view to the Company of the merger consideration to be paid to such holders in the Transaction.

On May 18, 2023 at a meeting of the Everest Board held to evaluate the Business Combination, Scura Partners rendered to the Everest Board an oral opinion, which was confirmed by delivery of a written opinion dated May 18, 2023, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, (i) the consideration in the Business Combination is fair from a financial point of view to the Company and (ii) the value of Unifund equals or exceeds 80% of the amount held by the Company in trust for benefit of its Everest Public Stockholders (excluding any taxes payable on interest earned on the Trust Account).
The full text of Scura Partners’ written opinion, dated May 18, 2023, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex H and is incorporated by reference in this document. The summary of the written opinion of Scura Partners, dated May 18, 2023, set forth in this proxy statement is qualified in its entirety by reference to the full text of Scura Partners’ opinion attached as Annex H. Scura Partners’ opinion was for the benefit of the Everest Board (in its capacity as such) and Scura Partners’ opinion was rendered to the Everest Board in connection with its evaluation of the Business Combination and did not address any terms or other aspects (other than the consideration to the extent expressly specified in Scura Partners’ opinion) of the transaction contemplated by the Business Combination. Scura Partners’ opinion did not address the Company’s underlying business decision to effect such transaction or the relative merits of such transaction as compared to any alternative business strategies or transactions that might be available to Everest and did not address any legal, regulatory, tax or accounting matters.

Scura Partners’ opinion is not intended to and does not constitute a recommendation to any Everest Public Stockholder as to how such stockholder should vote or act with respect to the transaction or any matter relating thereto.
In connection with its opinion, Scura Partners:
•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Unifund furnished to Scura Partners by Everest, including financial and other forecasts provided to, or discussed with us by the management of the Company and the management of Unifund;

•
reviewed certain internal information relating to expenses expected to result from the transaction contemplated by the Business Combination furnished to us by Everest;

•
conducted discussions with members of the management and representatives of Everest and of Unifund concerning the information described in the two foregoing bullet points;

•
reviewed Everest’s and Unifund’s capital structure furnished to us by the management of Everest both on a standalone basis pre-transaction and on a pro forma basis giving effect to the transaction contemplated by the Business Combination;

•
reviewed publicly available financial and stock market data of certain other companies in lines of business that Scura Partners deemed relevant;

•
reviewed a draft, dated May 13, 2023, of the Business Combination Agreement; and

•
conducted such other financial studies and analyses and took into account such other information as Scura Partners deemed appropriate.

Scura Partners, with Everest’s consent, relied upon the information supplied to, discussed with or reviewed by Scura Partners for purposes of its opinion as being complete and accurate in all material respects. Scura Partners did not assume any responsibility for independent verification of, and did not independently verify, any of such information.
The mean Enterprise Value / 2022 EBITDA and Enterprise Value / 2023 EBITDA were 13.5x and 16.3x respectively. The median Enterprise Value / 2022 EBITDA and Enterprise Value / 2023 EBITDA were 10.6x and 12.6x respectively.
Q.
Who will have the right to nominate or appoint directors to the New PubCo Board after the consummation of the Business Combination?

A.
Subject to the Business Combination Agreement, each holder of shares of New PubCo Common Stock has the exclusive right to vote for the election of directors following the consummation of the Business Combination. In the case of election of directors, all matters to be voted on by stockholders must be approved by a plurality of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

We expect that immediately following the consummation of the Business Combination, the Company Equityholders will hold a majority of the shares of the New PubCo Common Stock and, accordingly will be able to approve the election of any nominee for director.
The New PubCo Board will be initially comprised of five board members nominated by the Company Equityholders, three of such board members being independent under the NYSE American listing standards and two of such independent board members being initially selected by the Sponsor (with such board member selection by the Sponsor acceptable to the Company Equityholders). Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal.
Everest Public Stockholders are not being asked to vote on the election of directors at the Stockholders Meeting to which this proxy statement/prospectus relates.

Q.
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A.
Following the closing of the IPO on November 29, 2021, an amount equal to $175,950,000 from the net proceeds from the IPO and the sale of the Private Placement Warrants was placed in the Trust Account. At September 30, 2023, we had cash and investments held in the Trust Account of approximately $145.8 million. On February 28, 2023, Everest consummated the Initial Extension. To effect the Initial Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 Extension Private Placement Warrants. On May 26, 2023, Everest consummated the Second Extension. To effect the Second Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 Second Extension Private Placement Warrants. On August 24, 2023, Everest held a special meeting of stockholders (the “Extension Meeting”), at which holders of Everest Common Stock voted upon, among other items, (i) a proposal to amend Everest’s Existing Organizational Documents to extend the date by which Everest must consummate an initial business combination up to an additional six times, for one month each time, from August 28, 2023 to February 28, 2024 by depositing into the Trust Account, for each one-month extension, the lesser of (a) $280,000 and (b) $0.035 per outstanding share of Everest Common Stock and (ii) a proposal to amend Everest’s Existing Organizational Documents to eliminate the limitation that Everest shall not redeem shares of Everest Class A common stock to the extent that such redemption would cause Everest’s net tangible assets to be less than $5,000,001. The purpose of the net tangible assets limitation was initially to ensure that Everest Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Everest Common Stock and New PubCo Common Stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Everest presented the proposal to remove the net tangible asset limitation to provide Everest greater flexibility to facilitate the consummation of the Business Combination. All of the proposals presented at the Extension Meeting were approved by the requisite holders of Everest Common Stock. In connection with the Extension Meeting and subsequent redemptions, a total of 63 Everest Public Stockholders elected to redeem an aggregate of 3,825,869 shares of Everest Class A common stock (the “Extension Redemptions”). Following the Extension Redemptions, Everest had approximately $144.9 million left in its Trust Account.

On August 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the first one-month extension to extend the date by which Everest must consummate an initial business combination to September 28, 2023. On September 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the second one-month extension to extend the date by which Everest must consummate an initial business combination to October 28, 2023. On October 23, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the fourth one-month extension to extend the date by which Everest must consummate an initial business combination to November 28, 2023. On November 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the fourth one-month extension to extend the date by which Everest must consummate an initial business combination to December 28, 2023.
We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable, for the purposes of consummating an initial business combination (which will be the Business Combination should it occur). We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
If our initial business combination (which will be the Business Combination should it occur) is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination (which will be the

Business Combination should it occur) or used for redemptions or purchases of the Everest Class A common stock, New PubCo may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of New PubCo, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary — Sources and Uses of Funds for the Business Combination.”
Q.
How are the funds in the Trust Account currently being held?

A.
The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1944, as amended (the “Investment Company Act”).

On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which special purpose acquisition companies (“SPACs”), like Everest, could become subject to regulation under the Investment Company Act. The SEC’s proposed rules would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a company’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require Everest to file a Current Report on Form 8-K with the SEC announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than eighteen (18) months after the effective date of Everest’s registration statement for its initial public offering. Everest would then be required to complete its initial business combination no later than twenty-four (24) months after the effective date of its registration statement for its initial public offering. The SEC has indicated that it believes that there are serious questions concerning the applicability of the Investment Company Act to SPACs, including a company like Everest, that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. As a result, it is possible that a claim could be made that Everest has been operating as an unregistered investment company. It is also possible that the investment of funds from the IPO during Everest’s life as a blank check company, and the earning and use of interest from such investment, both of which will likely continue until Everest consummates an initial business combination, could increase the likelihood of Everest being found to have been operating as an unregistered investment company more than if Everest sought to potentially mitigate this risk by holding such funds as cash.
However, to mitigate the risk of Everest being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), Everest will, on or shortly prior to the 24-month anniversary of the effective date of the registration statement filed in connection with the IPO (the “IPO Registration Statement”), should Everest continue to exist to such date, instruct Equiniti Trust Company, LLC, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of Everest’s initial business combination or liquidation. Interest on such demand deposit accounts is variable, and Everest cannot assure you that such rate of interest will not decrease or increase significantly. As a result, following such liquidation, Everest may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount public stockholders would receive upon any redemption or liquidation of Everest.
In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, Everest may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk is that Everest may be considered an unregistered investment company, in which case it may be required to liquidate. For more information, see the section entitled “Risk Factors — If Everest is deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate Everest. To avoid that result, on or shortly prior to the 24-month anniversary of the effective date of the IPO Registration

Statement, Everest will instruct Equiniti Trust Company, LLC to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in an interest-bearing demand deposit account. Interest on such demand deposit accounts is variable, and Everest cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, Everest may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public stockholders would receive upon any redemption or liquidation of Everest.”
Q.
What happens if a substantial number of the Everest Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.
Our Everest Public Stockholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Everest Public Stockholders are reduced as a result of redemptions by Everest Public Stockholders.

If an Everest Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 9,300,000 shares of Everest Class A common stock held by Everest Public Stockholders (or approximately 65% of the Everest Class A common stock outstanding) were redeemed, each of the retained outstanding Public Warrants (which will be New PubCo Warrants following the Closing) would each have a value of approximately $0.045 per warrant based on the closing price of the Public Warrants on the NYSE on December 20, 2023. If a substantial number of, but not all, Everest Public Stockholders exercise their redemption rights, but choose to exercise their retained warrants, any non-redeeming stockholders would experience dilution to the extent such warrants are exercised and additional shares of New PubCo Common Stock are issued.
The Business Combination Agreement provides that Unifund’s obligation to consummate the Business Combination is conditioned on, among other things, the Minimum Cash Condition. The Minimum Cash Condition requires that the Company shall have Available Cash of at least $40,000,000 equal to the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (net of redemptions) minus certain transaction expenses.
Additionally, as a result of redemptions, the trading market for shares of New PubCo Common Stock may be less liquid than the market for the Everest Class A common stock was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.
The below sensitivity table shows the potential impact of redemptions of the shares owned by non-redeeming stockholders in the minimum required redemption scenario and the maximum redemption scenario:
Assuming Minimum Required Redemption — this scenario assumes that 5,474,131 shares of Everest Class A common stock will be redeemed. Specifically, this scenario assumes that a total 41% of Everest Public Stockholders of Everest Class A common stock will exercise redemption rights and will redeem at an assumed redemption price of approximately $10.86 per share for a total of $59.4 million. This is the minimum redemption required such that the Company Equityholders will own a majority of the New PubCo Common Stock after the consummation of the Business Combination in accordance with Section 11.3(g) of the Business Combination Agreement. This is the minimum redemption that must occur in order to consummate the transaction.
Assuming Maximum Redemption — this scenario assumes the assumptions within the Minimum Required Redemption Scenario with certain adjustments. It also assumes that an incremental 2,779,518 shares of Everest Class A common stock will be redeemed by Everest Holders at $10.86 per share for a total of $30.2 million. This is the maximum redemption allowable such that the amount of Available Cash of $40 million, as defined by the Business Combination Agreement, is available to consummate the Business Combination, net of the repayment of any Working Capital Loans, transaction costs incurred by Unifund, or transaction costs incurred by Everest. If redemptions are greater than the maximum redemption required such that the amount of Available Cash, as defined by the Business Combination Agreement, is below $40 million, the Company may need to complete additional equity or debt financing in order to consummate the Business Combination. No such additional equity or debt financing is currently in place at this time. Furthermore, this condition in no way prevents Everest Stockholders from redeeming their shares of Everest Class A common stock.
	Pro Forma Combined (Assuming Minimum Required Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
New PubCo Common Stock shares to Everest equity holders(3)	7,950,000	39.9%	5,170,482	30.1%
New PubCo Common Stock in exchange for Founder Shares(1)(2)	2,000,000	10.0%	2,000,000	11.6%
New PubCo shares issued in merger to Unifund	10,000,000	50.1%	10,000,000	58.3%
Shares outstanding	19,950,000	100.0%	17,170,482	100.0%

(1)
All of the Founder Shares will convert into shares of New PubCo Common Stock at the Closing. This does not reflect any adjustment to reflect the transfer of 375,000 Founder Shares to be transferred pursuant to the Share Transfer Agreement upon the consummation of the Business Combination.

(2)
Excludes any potential Earnout Shares, as they do not represent legally outstanding shares of New PubCo Common Stock at Closing.

(3)
Assumes the minimum redemption scenario. If redemptions are less than the minimum established threshold, no Business Combination would occur.

The table below presents the trust account value per share to a public stockholder that elects not to redeem its shares across a range of varying redemption scenarios, less the impact of the assumed repurchase of the Public Warrants:
Trust Account Value(1)	$145,772,470
Total shares of Everest Class A common stock	13,424,131
Total Account Value per share of Everest Class A common stock	$10.86

(1)
The Trust Account Value further reflects the impact of the issuance of 1,150,000 Private Warrants by Everest. On May 26, 2023, Everest extended the period it has to consummate our initial business combination by a period of three months from May 28, 2023 to August 28, 2023 (the “Second Extension”). To effect the Second Extension, the sponsor deposited $1,725,000, representing $0.10 per share of Class A common stock held by public stockholders, into the trust account, in exchange for our issuance to the sponsor of 1,150,000 private placement warrants (the “Second Extension Private Placement Warrants”) at a rate of $1.50 per private placement warrant, having the same terms as the private placement warrants issued to the sponsor in connection with the closing of the IPO.

	Assuming Minimum Redemption Scenario	Assuming Additional 25% Redemption	Assuming Additional 50% Redemption	Assuming Additional 75% Redemption	Assuming Maximum Redemption Scenario
Redemptions ($)	$59,443,520	$66,989,213	$74,534,895	$82,080,589	$89,626,275
Redemptions (Shares)	5,474,131	6,169,011	6,863,890	7,558,770	8,253,649
Repurchase of public warrants(1)	$4,312,500	$4,312,500	$4,312,500	$4,312,500	$4,312,500
Cash left in Trust Account post redemptions less repurchase of public warrants	$82,016,450	$74,470,757	$66,925,075	$59,379,381	$51,833,695
Class A common stock post redemptions	7,950,000	7,255,120	6,560,241	5,865,361	5,170,482
Trust Value per Share	$10.32	$10.26	$10.20	$10.12	$10.02

(1)
In connection with the business combination, Everest will propose to the shareholders to amend the terms of the Public Warrants such that they are solely convertible into $0.50 per Public Warrant that is payable at Closing of the Business Combination. This vote can only pass with a positive vote of greater than 50% of the total outstanding Public Warrants. If the vote does not receive greater than 50% support from the holders of the Public Warrants, such Public Warrants will remain outstanding. Each Public Warrant that would remain outstanding would entitle the holder to purchase one share of common stock of the Combined Company for $11.50. Given the per share price of the Combined Company is less than the exercise price of the Public Warrants, no exercise has been assumed.

The table below presents the book value per share to a public stockholder that elects not to redeem its shares across a range of varying redemption scenarios:
	Assuming Minimum Redemption Scenario	Assuming Additional 25% Redemption	Assuming Additional 50% Redemption	Assuming Additional 75% Redemption	Assuming Maximum Redemption Scenario
Weighted average shares outstanding of New PubCo common stock – basic and diluted	19,950,000	19,255,120	18,560,241	17,865,361	17,170,482
September 30, 2023 book value per share	$3.13	$2.85	$2.55	$2.22	$1.87

Q.
What conditions must be satisfied to complete the Business Combination?

A.
The consummation of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (a) the approval and adoption of each of the Business Combination Proposal, the Charter Proposal and the Incentive Award Plan Proposal by Everest Public Stockholders and the transactions contemplated thereby; (b) the waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated by the Business Combination Agreement shall have expired or been terminated and all necessary Collection Filings shall have been made or obtained; (c) there shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Business Combination Agreement illegal or any order in effect preventing the consummation of the transactions contemplated thereby; (d) the shares of New PubCo Common Stock to be issued in connection with the Business Combination having been approved for listing on the NYSE American; (e) since May 19, 2023, there shall not have occurred a Company Material Adverse Effect (as defined in the Business Combination Agreement), the material adverse effects of which are continuing; (f) the Minimum Cash Condition; (g) this registration statement on Form S-4 shall have become effective under the Securities Act, no stop order shall have been issued by the SEC suspending the effectiveness of such registration statement and no proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending; and (h) Everest’s share redemption shall have been completed in accordance with the terms of the Business Combination Agreement, the Existing Organizational Documents, the Trust Agreement and this Form S-4.
See the section titled “Stockholder Proposal 1: The Business Combination Proposal” for a summary of the terms of the Business Combination Agreement and additional information regarding the terms of the Business Combination Proposal.
Q.
When do you expect the Business Combination to be completed?

A.
It is currently expected that the Business Combination will be completed Q1 2024.

This timing depends, among other things, on the approvals associated with the Collection Filings and approval of the Required Stockholder Proposals to be presented at the Stockholders Meeting. However, the Stockholders Meeting could be adjourned if the Stockholder Adjournment Proposal is adopted at the Stockholders Meeting and Everest elects to adjourn the Stockholders Meeting to a later date or dates to permit further solicitation and vote of proxies as permitted by the Business Combination Agreement.
Q.
What happens if the Business Combination is not completed?

A.
If a stockholder has tendered shares to be redeemed but the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant stockholders as appropriate. The current deadline set forth in the Existing Organizational Documents for Everest to complete its initial business combination (which will be the Business Combination should it occur) is February 28, 2024 pursuant to the results of the Extension Meeting. In order to effect the Second Extension, on May 28, 2023, the Sponsor deposited into the Trust Account $1,725,000 in exchange for private placement warrants, at a rate of $1.50 per Private Placement Warrant, having the same terms as the Private Placement Warrants issued on the date of the closing of the Company’s IPO).

On August 28, 2023, the Sponsor deposited $280,000 into the Trust Account to effect the first one-month extension following the Extension Meeting in connection with the first one-month extension to extend the date by which Everest must consummate an initial business combination to September 28, 2023. On September 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the second one-month extension to extend the date by which Everest must consummate an initial business combination to October 28, 2023. On October 23, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the third one-month extension to extend the date by which Everest must consummate an initial business combination to November 28, 2023. On November 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the fourth one-month extension to extend the date by which Everest must consummate an initial business combination to December 28, 2023. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.
Q.
What differences will there be between the current constitutional documents of Everest and the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws following the Closing?

A.
The Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws differ materially from the current constitutional documents of Everest, which will govern following the Merger. For additional information, see “Comparison of Corporate Governance and Stockholder Rights.”

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
Authorized Shares	The Existing Organizational Documents authorize 111,000,000 shares, consisting of 100,000,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and 1,000,000 shares of preferred stock.	The Proposed New PubCo Organizational Documents authorize 250,000,000 shares, consisting of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
	See paragraph 5 of our Existing Organizational Documents.	See Article IV, Section 4.01 of the Proposed New PubCo Certificate of Incorporation.
Authorize the Company to Make Issuances of Preferred Stock Without Stockholder Consent	The Existing Organizational Documents authorize the issuance of 1,000,000 shares of preferred stock with such voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, as may be determined from time to time by our board of directors. Accordingly, the Everest Board is empowered under the Existing Organizational Documents, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the Everest Stockholders.	The Proposed New PubCo Organizational Documents authorize the New PubCo Board to make issuances of all or any shares of preferred stock in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the New PubCo Board and as may be permitted by the DGCL.
	See Article 3.1 of our Existing Organizational Documents.	See Article IV, Section 4.03 of the Proposed New PubCo Certificate of Incorporation.
Stockholder/Stockholder Written Consent In Lieu of a Meeting	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at an annual or special meeting, or written consent by holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and vote.	The Proposed New PubCo Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders.
	See Article 22 of our Existing Organizational Documents.	See Article 2, Section 2.09 of the Proposed New PubCo By-Laws.
Classified Board		The Proposed New PubCo Organizational Documents do not include any provisions relating to a classified board. The Proposed New PubCo Organizational Documents provide that all directors will serve until their successor is duly elected and qualified or until their earlier death, resignation, disqualification or removal.
	See Article 27 of our Existing Organizational Documents.	See Article V of the Proposed New PubCo Certificate of Incorporation.

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
Exclusive Forum	The Existing Organizational Documents contain a provision adopting the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act.	The Proposed New PubCo Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.
See Article VI, Section 6.06 of the Proposed New PubCo By-Laws.
Corporate Name	The Existing Organizational Documents provide the name of the company is “Everest Consolidator Acquisition Corporation”	The Proposed New PubCo Organizational Documents provide the name of the company is “Unifund Financial Technologies, Inc.”
	See paragraph 1 of our Existing Organizational Documents.	See Article I of the Proposed New PubCo Certificate of Incorporation.
Perpetual Existence	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by February 28, 2024 (27 months after the closing of the IPO), Everest shall cease all operations except for the purposes of winding up and shall redeem the shares issued in the IPO and liquidate our Trust Account.	The Proposed New PubCo Organizational Documents do not limit the duration of the corporation’s existence to a specified date. Therefore, the corporation will have perpetual existence, which is the default under the DGCL.
	See Article 49.7 of our Existing Organizational Documents.	This is the default rule under the DGCL.
Takeovers by Interested Stockholders	The Existing Organizational Documents do not provide restrictions on takeovers of Everest by a related stockholder, following a business combination.	The Proposed New PubCo Organizational Documents do not contain a provision opting out of Section 203 but will provide restrictions regarding takeover by interested stockholders.
See Article VII, Section 7.03 of the Proposed New PubCo Certificate of Incorporation.

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
Provisions Related to Status as Blank Check Company	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed New PubCo Organizational Documents do not include such provisions related to New PubCo’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Existing Organizational Documents.

Q.
Why is Everest proposing the Stockholder Adjournment Proposal and the Warrant Holder Adjournment Proposal?

A.
Everest Public Stockholders are also being asked to consider and vote upon the Stockholder Adjournment Proposal to approve the adjournment of the Stockholders Meeting to a later date or dates, including, if necessary, (i) to permit further solicitation and vote of proxies, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus or (iv) if the holders of Everest Class A common stock have elected to redeem such shares such that the shares of New PubCo Common Stock would not be approved for listing on the NYSE American or the Minimum Cash Condition would not be satisfied. See the section titled “Stockholder Proposal 4: The Stockholder Adjournment Proposal” for additional information.

Public Warrant Holders are also being asked to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by Everest that more time is necessary or appropriate to approve the Warrant Amendment Proposal. See the section titled “Warrant Holder Proposal 2: The Warrant Holder Adjournment Proposal” for additional information.
Q.
Who is entitled to vote at the Stockholders Meeting and the Warrant Holders Meeting?

A.
Everest has fixed November 20, 2023 as the Record Date. If you are a stockholder or Public Warrant Holder of Everest at the close of business on the Record Date, you are entitled to vote on matters that come before the Stockholders Meeting and the Warrant Holders Meeting, respectively.

Q.
How do I vote?

A.
If you are a record owner of your shares and/or Public Warrants, there are two ways to vote your Everest Common Stock and/or Public Warrants at the Stockholders Meeting and/or the Warrant Holders Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares and/or your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares and/or warrants, your shares and/or warrants will be voted as recommended by the Everest Board “FOR” the Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal (if presented) and “FOR” the Warrant Amendment Proposal and the Warrant Holder Adjournment Proposal (if presented), respectively. Votes received after a matter has been voted upon at the Stockholders Meeting and/or the Warrant Holders Meeting will not be counted.
You Can Attend the Stockholders Meeting and/or the Warrant Holders Meeting and Vote Virtually.    You will receive a ballot that you may use to cast your vote.

If your shares and/or warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares and/or warrants you beneficially own are properly counted. If you wish to attend the Stockholders Meeting and/or the Warrant Holders Meeting and vote in person and your shares and/or warrants are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Everest can be sure that the broker, bank or nominee has not already voted your shares and/or warrants.
Q.
What if I do not vote my Everest Common Stock and/or Public Warrants or if I abstain from voting?

A.
The approval of the Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal will require the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of Everest Class A common stock and Everest Class B common stock entitled to vote at the Stockholders Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Stockholders Meeting or an abstention from voting will have the same effect as a vote “Against” the Stockholder Proposal.

The approval of the Warrant Amendment Proposal requires the affirmative vote by the holders of at least 50% of the outstanding Public Warrants. The Warrant Holders Adjournment Proposal, if presented, requires the affirmative vote by the holders of a majority of the outstanding Public Warrants that are present and entitled to vote at the Warrant Holders Meeting. Abstentions will have the same effect as a vote against the Warrant Amendment Proposal but will have no effect on the Warrant Holder Adjournment Proposal, if presented. Broker non-votes, will have the same effect as a vote against the Warrant Amendment Proposal, but will have no effect on the Warrant Holder Adjournment Proposal.
Q.
What proposals must be passed in order for the Business Combination to be completed?

A.
The Business Combination will not be completed unless the Business Combination Proposal, the Charter Proposal, and the Incentive Award Plan Proposal are approved. If Everest does not complete an initial business combination (which will be the Business Combination should it occur) by February 28, 2024, Everest will be required to dissolve and liquidate itself and return the monies held within its Trust Account to the Everest Public Stockholders unless Everest submits and its stockholders approve an extension.

Q.
How does the Everest Board recommend that I vote on the proposals?

A.
The Everest Board unanimously recommends that the Everest Stockholders entitled to vote on the Stockholder Proposals, vote as follows:

“FOR” approval of the Business Combination Proposal;
“FOR” approval of the Charter Proposal;
“FOR” approval of the Incentive Award Plan Proposal; and
“FOR” approval of the Stockholder Adjournment Proposal, if presented.
The Everest Board unanimously recommends that the holders of Public Warrants entitled to vote on the Warrant Holder Proposals, vote as follows:
“FOR” approval of the Warrant Amendment Proposal; and
“FOR” approval of the Warrant Holder Adjournment Proposal, if presented;
Q.
How many votes do I have?

A.
Everest Public Stockholders have one vote per each share of Everest Common Stock held by them on the Record Date for each of the Stockholder Proposals to be voted upon. Public Warrant Holders have one vote per each Public Warrant held by them on the Record Date for each of the Warrant Holder Proposals to be voted upon.

Q.
How will the Sponsor and Everest officers and directors vote in connection with the Required Stockholder Proposals?

A.
As of the Record Date, the Sponsor owned of record an aggregate of 4,312,500 shares of Everest Class B common stock, representing approximately 20% of the issued and outstanding Everest Common Stock. The Sponsor and Everest’s officers and directors have agreed to vote the Everest Common Stock owned by them in favor of the Required Stockholder Proposals. However, any subsequent purchases of Everest Class A common stock prior to the Record Date by the Sponsor or Everest’s officers and directors in the aftermarket will make it more likely that the Required Stockholder Proposals will be approved as such shares would be voted in favor of the Required Stockholder Proposals. As of the Record Date, there were 17,736,631 shares of Everest Common Stock outstanding.

As of the Record Date, the Sponsor did not own any Public Warrants and therefore will not be voting on the Warrant Holder Proposals.
Q.
How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any holders of New PubCo Warrants following the Business Combination?

A.
The Private Placement Warrants will be identical to the Public Warrants in all material respects, except that the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial business combination and they will not be redeemable by New PubCo so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by New PubCo in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

As a result, following the Business Combination, New PubCo may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. New PubCo will have the ability to redeem outstanding New PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of New PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. New PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of New PubCo Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of New PubCo Common Stock is available throughout the 30-day redemption period. If and when the New PubCo Warrants become redeemable by New PubCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding New PubCo Warrants could force you (i) to exercise your New PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New PubCo Warrants at the then-current market price when you might otherwise wish to hold your New PubCo Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding New PubCo Warrants are called for redemption, is likely to be substantially less than the market value of your New PubCo Warrants.
In addition, New PubCo will have the ability to redeem the outstanding New PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the shares of New PubCo Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. In such a case, the holders will be able to exercise their New PubCo Warrants prior to redemption for a number of shares of New PubCo Common Stock determined based on a table in which the number of shares of New PubCo Common Stock is based on the redemption date and the fair market value of the shares of New PubCo Common Stock. Recent trading prices for the Everest Class A common stock have not exceeded the $10.00 per share threshold at which the New PubCo Warrants would become redeemable. Please see the notes to Everest’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the New PubCo Warrants (i) may be less than the value the holders would have received if they had exercised their New PubCo Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the New PubCo Warrants.
In each case, New PubCo may only call the New PubCo Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their New PubCo Warrants prior to the time of redemption and, at New PubCo’s election, any such exercise may be required to be on a cashless basis.
Q.
Do I have redemption rights with respect to my Everest Class A common stock?

A.
Under Section 9.2 of the Everest Amended and Restated Certificate of Incorporation, prior to the completion of the Business Combination, Everest will provide all of the Everest Public Stockholders with the opportunity to have their shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable redemption price (as defined in the Existing Organizational Documents).

Everest Public Stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Everest Class A common stock as of the Record Date or acquired their shares after the Record Date. The redemptions will be effectuated in accordance with the Existing Organizational Documents and the DGCL. Any Public Stockholder who holds Everest Class A common stock on or before        , 2023 (two business days before the Stockholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such Everest Public Stockholders follow the procedures provided for exercising such redemption as set forth in the Existing Organizational Documents, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Everest Public Stockholders exercising such redemption right, regardless of whether such holders vote for or against the Business Combination Proposal and whether such holders are holders of Everest Class A common stock as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. An Everest Public Stockholder will be entitled to receive cash for these shares only if the Business Combination is completed. For more information, see “Stockholders Meeting and Warrant Holders Meeting — Redemption Rights.”
Q.
Can the Sponsor and the independent directors redeem their Founder Shares in connection with the consummation of the Business Combination?

A.
The Sponsor and the independent directors have agreed, for no additional consideration, to waive their redemption rights with respect to their Founder Shares and any Everest Class A common stock they may hold in connection with the consummation of the Business Combination.

Q.
May the Sponsor, Everest directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A.
The Sponsor and Everest’s directors, officers, advisors or their affiliates may purchase Everest Common Stock in privately negotiated transactions or in the open market either prior to or after the Closing, including from Everest Public Stockholders who would have otherwise exercised their redemption rights. However, the Sponsor, directors, officers and their affiliates have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus. If Everest engages in such transactions, any such purchases will be subject to limitations regarding possession of any material non-public information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M under the Exchange Act. Any such purchase after the Record Date would include a contractual acknowledgement that the selling stockholder, although still the record holder of Everest Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event the Sponsor or Everest’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Everest Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any shares of Everest Common Stock purchased by the Sponsor or Everest’s directors, officers or advisors, or their respective affiliates in privately negotiated transactions will not (i) be purchased at a price higher than the price offered through the redemption process, (ii) be voted in favor of the Business Combination Proposal or (iii) have redemption rights, and if such shares of Everest Common Stock do have redemption rights then such rights will be waived by the Sponsor, or Everest’s directors, officers or advisors, or their respective affiliates.
Q.
Is there a limit on the number of shares I may redeem?

A.
Each Public Stockholder, together with any affiliate or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking a redemption right with respect to 15% or more of the Everest Class A common stock. Accordingly, any shares held by an Everest Public Stockholder or “group” in excess of such 15% cap will not be redeemed by Everest. Any Everest Public Stockholder who holds less than 15% of the Everest Class A common stock may have all of the Everest Class A common stock held by him, her or it redeemed for cash.

Q.
How do I exercise my redemption right?

A.
If you are an Everest Public Stockholder and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time, on        , 2023 (two business days before the Stockholders Meeting), that Everest redeem your shares for cash, (ii) affirmatively certify in your request to Everest’s Transfer Agent for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) and (iii) submit your request in writing to Everest’s Transfer Agent, at the address listed at the end of this Section and deliver your shares to the Transfer Agent physically or electronically using DTC’s DWAC system at least two business days prior to the vote at the Stockholders Meeting.

Any request for redemption, once made by an Everest Public Stockholder, may not be withdrawn once submitted to Everest unless the Everest Board determines (in its sole discretion) to permit in the withdrawal of such redemption requests (which it may do in whole or in part). In addition, if you deliver your shares for redemption to the Transfer Agent and later decide prior to the Stockholders Meeting not to elect redemption, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.
Any corrected or changed written demand of redemption rights must be received by Everest’s Secretary two business days prior to the vote taken on the Business Combination Proposal at the Stockholders Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Stockholders Meeting.
Everest Public Stockholders seeking to exercise their redemption right and opting to deliver physical certificates (if any) and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Everest’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Everest does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.

If an Everest Public Stockholder properly demands redemption as described above, then, if the Business Combination is completed, Everest will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption right, then you will be exchanging your Everest Class A common stock for cash and will no longer own these shares following the Business Combination.
If you are an Everest Public Stockholder and you exercise your redemption right, it will not result in either the exercise or loss of any Everest Warrants that you may hold. Your Everest Warrants will continue to be outstanding following a redemption of your Everest Class A common stock and will become exercisable in connection with the completion of the Business Combination.
If you intend to seek redemption of your Everest Class A common stock, you will need to deliver your shares (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Equiniti Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
Tel: +1 (800) 937-5449
Q.
If I am a holder of Everest Units, can I exercise redemption rights with respect to my Everest Units?

A.
No. Holders of issued and outstanding Everest Units must elect to separate the Everest Units into the underlying Everest Class A common stock and Public Warrants prior to exercising redemption right with respect to the Everest Class A common stock. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Everest Class A common stock and Public Warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The redemption right includes the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Everest Class A common stock to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on           , 2023 (two business days before the Stockholders Meeting) in order to exercise your redemption right with respect to your Everest Class A common stock.

SUMMARY
This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Everest and Unifund, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Stockholders Meeting (as described below). Please see the section entitled “Where You Can Find More Information.”
Parties to the Business Combination
Unifund
Incorporated in 1987 by David Rosenberg, Unifund specializes in the acquisition and servicing of consumer debt receivables and offers consumer data analytics and tailored recovery solutions for major banks, financial institutions, and other creditors across the United States.
Everest
Everest is an early stage blank check company incorporated on March 8, 2021 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
The registration statement for Everest’s IPO was declared effective on November 23, 2021. On November 29, 2021, Everest consummated the IPO of 17,250,000 Everest Units. The Everest Units sold in the IPO were sold at a price of $10.00 per Everest Unit, generating gross proceeds of $172,500,000 before underwriting discounts and expenses. Each unit consists of one share of Everest Class A common stock and one-half of one warrant to purchase one share of Everest Class A common stock for $11.50 per share. Simultaneously with the closing of the IPO, Everest completed the private sale of an aggregate of 6,333,333 Private Placement Warrants to Sponsor, each exercisable to purchase one share of Everest Class A common stock at $11.50, per share at a price of $1.50 per Private Placement Warrant generating gross proceeds of $9,500,000.
Following the closing of the IPO, an amount of $175,950,000 of the net proceeds of the sale of the Everest Units in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by Everest, until the earliest of: (i) the completion of a business combination and (ii) the distribution of the funds in the Trust Account to Everest Public Stockholders, as described below.
On February 28, 2023, Everest extended the period Everest has to consummate its initial business combination by a period of three months from February 28, 2023 to May 28, 2023 (the “Initial Extension”). To effect the Initial Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 private placement warrants (the “Extension Private Placement Warrants”), at a rate of $1.50 per Private Placement Warrant, having the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO.
On May 26, 2023, Everest further extended the period Everest has to consummate its initial business combination by a period of three months from May 28, 2023 to August 28, 2023 (the “Second Extension”). To effect the Second Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 private placement warrants (the “Second Extension Private Placement Warrants”), at a rate of $1.50 per Private Placement Warrant, having the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO and Extension Private Placement Warrants issued to the Sponsor in connection with the Initial Extension.

On August 24, 2023, Everest held the Extension Meeting, at which holders of Everest Common Stock voted upon, among other items, (i) a proposal to amend Everest’s Existing Organizational Documents to extend the date by which Everest must consummate an initial business combination up to an additional six times, for one month each time, from August 28, 2023 to February 28, 2024 by depositing into the Trust Account, for each one-month extension, the lesser of (a) $280,000 and (b) $0.035 per outstanding share of Everest Common Stock and (ii) a proposal to amend Everest’s Existing Organizational Documents to eliminate the limitation that Everest shall not redeem shares of Everest Class A common stock to the extent that such redemption would cause Everest’s net tangible assets to be less than $5,000,001. The purpose of the net tangible assets limitation was initially to ensure that Everest Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Everest Common Stock and New PubCo Common Stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Everest presented the proposal to remove the net tangible asset limitation to provide Everest greater flexibility to facilitate the consummation of the Business Combination. All of the proposals presented at the Extension Meeting were approved by the requisite holders of Everest Common Stock. In connection with the Extension Meeting and subsequent redemptions, a total of 63 Everest Public Stockholders elected to redeem an aggregate of 3,825,869 shares of Everest Class A common stock. Following the Extension Redemptions, Everest had approximately $144.9 million left in its Trust Account. On August 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the first one-month extension to extend the date by which Everest must consummate an initial business combination to September 28, 2023. On September 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the second one-month extension to extend the date by which Everest must consummate an initial business combination to October 28, 2023. On October 23, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the third one-month extension to extend the date by which Everest must consummate an initial business combination to November 28, 2023. On November 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the fourth one-month extension to extend the date by which Everest must consummate an initial business combination to December 28, 2023.
Everest Units, Everest Class A common stock, and Public Warrants are currently listed on the NYSE under the symbols “MNTN.U,” “MNTN” and “MNTN.WS,” respectively.
New PubCo
New PubCo is a Delaware corporation that was formed on May 11, 2023.
The registered address of New PubCo is 251 Little Falls Dr., Wilmington, New Castle County, DE 19808.
Merger Sub
Merger Sub is a Delaware corporation that was formed on May 12, 2023.
The registered address of Merger Sub is 251 Little Falls Dr., Wilmington, New Castle County, DE 19808.
The Business Combination
A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and Everest encourages its stockholders to read it in its entirety. See the section titled “Stockholder Proposal 1: The Business Combination Proposal.”
Consideration to Company Equityholders in the Business Combination
The consideration to be paid to the Company Equityholders, Everest Public Stockholders and New PubCo in connection with the Business Combination will include stock consideration and is based on an enterprise value of $232 million of New PubCo. The pro forma enterprise value of $232 million for New PubCo assumes that Everest retains at least $60 million in the Trust Account following any redemptions in connection with the Stockholders Meeting. 1.5 million Bonus Pool Shares are expected to be issuable to certain investors who enter into Non-Redemption Agreements following the consummation of the Business Combination. The Sponsor intends to forfeit a number of Founder Shares equal to the number of Bonus Pool Shares prior to the consummation of the Business Combination, such that the issuance of the Bonus Pool Shares is not expected to have a dilutive effect upon current Everest Public Stockholders. The Bonus Pool Shares will serve as an incentive to enter into the Non-Redemption Agreements in order to retain the targeted $60 million of cash in Everest’s Trust Account. Such Bonus Pool Shares would be valued at approximately $16.4 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023. In comparison, the price of Everest Units (which consist of one share of Everest Class A common stock and one Public Warrant) issued to the public in Everest’s IPO, was $10.00 per Everest Unit and the price paid per Founder Share prior to Everest’s IPO by the Sponsor was approximately $0.004 per Founder Share. Everest’s directors, officers and their affiliates will not enter into Non-Redemption Agreements. In addition, on or before January 31, 2024, New PubCo will make or cause to be made a cash payment to ZB Limited equal to the First Tax Reimbursement Amount. On or before January 31, 2025, New PubCo will make or cause to be made a cash payment to ZB Limited equal to the Second Tax Reimbursement Amount. See the section titled “Stockholder Proposal 1: The Business Combination Proposal.”
Ancillary Documents
New PubCo Registration Rights and Lock-up Agreement
At the closing of the Business Combination, New PubCo will enter into the New PubCo Registration Rights and Lock-up Agreement, substantially in the form attached as Annex F to this proxy statement/prospectus, with the Sponsor and Company Equityholders. Pursuant to the terms of the New PubCo Registration Rights and Lock-up Agreement, the Company Equityholders will be entitled to certain public resale and customary piggyback and demand registration rights.
The New PubCo Registration Rights and Lock-up Agreement provides that New PubCo will agree that, within 30 calendar days after the Closing, New PubCo will use commercially reasonable efforts to file with the SEC a shelf registration statement. New PubCo will use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty calendar days after the filing thereof (or ninety calendar days after the filing thereof if the SEC notifies New PubCo that it will “review” the registration statement) and (ii) five business days after the date New PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review; and New PubCo will not be subject to any form of monetary penalty for its failure to do so.
The New PubCo Registration Rights and Lock-up Agreement also provides for certain lockup restrictions on the Lock-up Shares. Pursuant to the New PubCo Registration Rights and Lock-up Agreement, the Company Equityholders (together with their respective successors and any permitted transferees) and the Sponsor (together with its respective successors and any permitted transferees) agreed to be subject to a 365 day lock-up from the Closing Date. Such lock-up restrictions are subject to certain customary exceptions, and an early-release provision if closing price of a New PubCo Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.
Contribution and Exchange Agreement
Concurrently with the execution of the Business Combination Agreement, New PubCo and the Company Equityholders entered into the Contribution and Exchange Agreement, pursuant to which, among other things, (a) David Rosenberg will contribute 100% of the capital stock of CCRF and 100% of the capital stock of Unifund Corporation in exchange for the issuance of New PubCo Common Stock to David Rosenberg (the “CCRF Contribution and Exchange”), (b) David Rosenberg, not individually but solely as trustee of the TER Trust, will contribute 100% of the Equity Interests in Payce beneficially owned by TER Trust to New PubCo in exchange for the issuance of New PubCo Common Stock to TER Trust (the “TER Contribution and Exchange”), (c) ZB Limited will contribute all of its Equity Interests in each of Holdings, USV, DAP I and DAP IV to New PubCo in exchange for the issuance of New PubCo Common Stock to ZB Limited (the “ZB Contribution and Exchange”) and (d) immediately thereafter, New PubCo will contribute the Equity Interests in each of Holdings and USV received by New PubCo in the ZB Contribution and Exchange to CCRF, and, as a result of the Contributions and Exchanges, New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund Corporation beneficially owned by David Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by the TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Limited prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding Equity Interests in each of Holdings and USV.
The foregoing description of the Contribution and Exchange Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Contribution and Exchange Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement as a condition and inducement to the Target Companies’ willingness to enter into the Business Combination Agreement, pursuant to which the Sponsor has agreed to, among other things, (i)  support and vote all of its voting securities of Everest Common Stock to adopt and approve the Business Combination Agreement and the other documents contemplated by the Sponsor Support Agreement and the Transactions, (ii) comply with certain transfer restrictions applicable to its Everest Common Stock, (iii) subject to and conditioned upon the occurrence of Closing, waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to Class B common stock (and any other equity securities of Everest or New PubCo for which Class B common stock are exchanged or converted), (iv) forfeit 1,500,000 shares of Everest Class B common stock held by the Sponsor immediately prior to the Closing and (v) subject 812,500 shares of New PubCo Common Stock issuable upon exchange of shares of Everest Class B common stock (the “Earnout Shares”) subject to vesting until the first date during the time period beginning on the date immediately following the Closing Date and ending on the date that is five years following the Closing Date (the “Earnout Period”) on which the New PubCo Common Stock share price is greater than $11.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganization, recapitalizations and similar transactions, the “Triggering Event”). If the Triggering Event does not occur during the Earnout Period, the Earnout Shares will be forfeited by the Sponsor to New PubCo for no consideration.
The Sponsor Support Agreement will automatically terminate, without any notice or action on the part of a party, upon the valid termination of the Business Combination Agreement.
The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E.
Company Holder Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Company Equityholders entered into the Company Holder Support Agreement as a condition and inducement to Everest’s willingness to enter into the Business Combination Agreement, pursuant to which the Company Equityholders have agreed to, among other things, (i) support and vote (whether pursuant to a duly convened meeting of the Company Equityholders or pursuant to an action by written consent of the Company Equityholders) in favor of the adoption and approval of the Business Combination Agreement and the Transactions, including the Contributions and Exchanges, (ii) consummate, or cause the Target Companies to consummate, the Reorganization, (iii) be bound by certain transfer restrictions with respect to the Company Equity and (iv) take any actions necessary to effect the Transactions, including the Reorganization and the Contributions and Exchanges.
The Company Holder Support Agreement will automatically terminate, without any notice or action on the part of a party, upon the valid termination of the Business Combination Agreement.

The foregoing description of the Company Holder Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Company Holder Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex D.
Everest Board’s Reasons for Approval of the Business Combination
In evaluating the transaction with Unifund, the Everest Board consulted with its management and legal counsel as well as financial and other advisors, and the Everest Board considered and evaluated several factors. In particular, the Everest Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Proposal:
•
Proven Performance:   Unifund has a 36-year operating history, during which it has serviced over $25 billion of debt, representing more than seven million consumers. Despite Unifund’s revenue decline in 2022 compared to 2021, the company’s positive EBITDA and free cash flow have also captured the attention of the Everest Board.

•
Proprietary Technology:   Unifund employs an artificial intelligence (“AI”) and machine learning-enabled analytics platform that streamlines collection and recovery processes. The company’s innovative debt recovery solutions and alternative payment programs, such as Payce, were also noted by the Everest Board.

•
Optimized Capitalization:   The Everest Board believes that the Business Combination would provide Unifund with lower borrowing costs and an optimized capital structure, enabling the company to scale its growth effectively.

•
Strong Reputation:   The Everest Board finds attractive Unifund’s strong reputation and positive image which are the result of Unifund’s long operating history and because it does not make consumer collection calls, among other factors.

•
Entry Barriers:   The Everest Board recognizes the strict onboarding and regulatory compliance requirements in Unifund’s industry, as well as the company’s entrenched, long-term relationships with financial institutions. The proprietary datasets and relationships owned by Unifund present significant barriers to entry for new market entrants.

•
Scalable Model:   The Everest Board is confident that Unifund’s business model is scalable, with growth potential through the expansion of consumer debt servicing, data analytics licensing opportunities and strengthening margins on growth initiatives.

•
Innovative Portfolio Management Strategy:   Unifund outsources non-legal channel collections to top-tier third-party collection agencies and maintains a partner network of active law firms managing approximately $866.4 million of active legal inventory, including third-party servicing accounts, as of September 30, 2023. This approach contributes to Unifund’s ability to avoid purchasing portfolios incompatible with its methods or goals and aligns account acquisitions with its operational channels to maximize future collections, resulting in above industry average collection returns.

•
Domestic Market Focus:   The Everest Board acknowledges that Unifund’s target geographic market is the United States. By conducting business solely within the country, Unifund mitigates potential risks arising from operating a global distressed debt business and is well-positioned to enhance its competitive edge when bidding on domestic debt portfolios in the coming years.

•
Clear Growth Strategy:   Unifund has a well-defined growth strategy that encompasses organic growth, strategic partnerships, innovation, talent development and acquisitions. This comprehensive plan demonstrates the company’s commitment to creating long-term shareholder value.

•
Synergistic Potential:   A merger with Everest would allow Unifund to tap into new resources and industry expertise, thereby accelerating its growth trajectory and enhancing its competitive position in the specialty finance sector.

The combination of Unifund’s strong financial performance, proprietary technology, optimized capitalization, significant market barriers, scalable business model, innovative portfolio management strategy, domestic market focus, clear growth strategy and synergistic potential make it a compelling target for Everest. We believe that this merger will create long-term shareholder value and position the combined entity for continued success in the public markets.
The Everest Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•
the risk that a significant number of the current Everest Public Stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account;

•
the risk that the announcement of the Business Combination and potential diversion of Unifund’s management and employee attention may adversely affect Unifund’s operations;

•
the risk that certain key employees of Unifund might not choose to remain with New PubCo post-Closing;

•
the risk that the Everest Board may not have properly valued Unifund’s business;

•
the risks associated with the debt recovery, alternative payments and financial technology industries in general;

•
the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of Everest Stockholders;

•
the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties);

•
the risk of inability to maintain the listing of the Company’s securities on the NYSE American following the Business Combination;

•
the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•
the potential conflicts of interest of the Sponsor and Everest’s officers and directors in the Business Combination;

•
the risk that Unifund might not be able to maintain viable relationships with its existing lenders or obtain alternative financing;

•
the risks raised by Unifund’s independent registered public accounting firm in connection with opinions given in the past expressing substantial doubt about Unifund’s ability to continue as a going concern, particularly related to the company’s ability to finance required principal and interest payments on its debt, and the risk that the management liquidity plan that has currently alleviated such doubt may not succeed;

•
the risks associated with that certain Series BR 15.00% Promissory Bridge Notes, dated January 26, 2023, issued by DAP IV Series 86 to David Rosenberg in the principal amount $750,000, and to Selig Zises in the principal amount of $235,000;

•
the risks associated with the Demand Note, effective February 5, 2020, Payce issued to David Rosenberg in the principal amount of $1,603,629.37, the full amount of which is currently outstanding;

•
the risks associated with the related party transactions involving Unifund entities as more fully described in the section “Certain Relationships and Related Person Transactions — New PubCo Relationships and Related Party Transactions” of this proxy statement/prospectus;

•
the risk that Unifund’s lenders could foreclose on the Unifund equity interests held by its current equityholders, who have pledged substantially all of their interests in Unifund and certain of its subsidiaries as collateral in favor of the lenders in the Comvest Credit Facility; and

•
the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to considering the factors described above, the Everest Board also considered that certain of the officers and directors of Everest may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Everest Stockholders (see “Stockholder Proposal 1: Interests of Certain Persons in the Business Combination” below). Everest’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Everest Board, the Business Combination Agreement and the transactions contemplated therein, including the Business Combination.
The Everest Board concluded that the potential benefits that it expected Everest and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Everest Board determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, Everest and its stockholders.
For more information about the Everest Board’s decision-making process concerning the Business Combination, please see the section entitled “Stockholder Proposal 1 — The Business Combination Proposal — Everest Board’s Reasons for Approval of the Business Combination.”
Ownership of New PubCo following the Business Combination
For a detailed discussion of the ownership of New PubCo following the Business Combination, see the section titled “Beneficial Ownership of Securities” in this proxy statement/prospectus.
The Stockholders Meeting and the Warrant Holders Meeting
For a detailed discussion of the Stockholders Meeting and the Warrant Holders Meeting, see the section titled “Stockholders Meeting and the Warrant Holders Meeting” in this proxy statement/prospectus.
Recommendation to Everest Public Stockholders
The Everest Board unanimously recommends that the Everest Stockholders entitled to vote on the Stockholder Proposals, vote as follows:
“FOR” approval of the Business Combination Proposal;
“FOR” approval of the Charter Proposal;
“FOR” approval of the Incentive Award Plan Proposal; and
“FOR” approval of the Stockholder Adjournment Proposal, if presented.
The Everest Board unanimously recommends that the holders of Public Warrants entitled to vote on the Warrant Holder Proposals, vote as follows:
“FOR” approval of the Warrant Amendment Proposal; and
“FOR” approval of the Warrant Holder Adjournment Proposal, if presented;
Redemption Rights
Everest Public Stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Everest Class A common stock as of the Record Date or acquired their shares after the Record Date. The redemptions will be effectuated in accordance with the Existing Organizational Documents and the DGCL. Any Everest Public Stockholder who holds Everest Class A common stock on or before            , 2023 (two business days before the Stockholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such Everest Public Stockholders follow the procedures provided for exercising such redemption as set forth in the Existing Organizational Documents, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Everest Public Stockholders exercising such redemption right, regardless of whether such holders vote for or against the Business Combination Proposal and whether such holders are holders of Everest Class A common stock as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. An

Everest Public Stockholder will be entitled to receive cash for these shares only if the Business Combination is completed. For more information, see “Stockholders Meeting and Warrant Holders Meeting — Redemption Rights.”
Certain Information Relating to Unifund
For a detailed discussion of Unifund’s business, see the section titled “Business of Unifund and Certain Information About Unifund CCR Partners” in this proxy statement/prospectus.
Comparison of Stockholder Rights
The Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws differ materially from the current constitutional documents of Everest, which will govern following the Merger. For additional information, see “Comparison of Corporate Governance and Stockholder Rights.”
Material Tax Consequences
For a detailed discussion of material U.S. federal income tax consequences of the Business Combination, see the section titled “Certain U.S. Federal Income Tax Considerations” in this proxy statement/prospectus.
Anticipated Accounting Treatment of the Business Combination
Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, New PubCo will be treated as the acquired company and the Target Company Group will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New PubCo will represent a continuation of the financial statements of the Target Company Group, with the Business Combination treated as the equivalent of the Target Company Group issuing stock for the net assets of New PubCo, accompanied by a recapitalization. The net assets of New PubCo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Target Company Group. The Target Company Group has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
•
it is expected that the New PubCo Board will consist of five directors, three of which will be designated by Unifund, two of which will be designated by Everest;

•
Unifund’s existing senior management team will comprise the senior management of New PubCo; and

•
The Target Company Group’s operations prior to the Business Combination will comprise the ongoing operations of New PubCo and Everest, a wholly owned subsidiary of New PubCo after giving effect to the Merger, had minimal operations pre-combination.

Organizational Structure
Prior to the Reorganization(1)
The following diagram depicts the simplified organizational structure of Unifund prior to the Reorganization.
Following the Reorganization
The following diagram depicts the simplified organizational structure of Unifund after the Reorganization.

David G. Rosenberg
Jay Zises
Selig Zises
100%
100%
100%
50%
50%
Payce Minority Shareholders
27.6%
TER Trust
72.4%
Payce(4)
Unifund Corporation
CCRF
ZB Limited
75%
25%
DAP IV Class B Interest Holders(1)
DAP IV(3)
DAP I
Holdings
USV
100% Legal Title
99% Economic Interest
1% Economic Interest
Unifund Intermediate Holding and Operating Entities(2)

(1) DAP IV Class B Interest Holders consist of Mr. Rosenberg, Mr. Zises and other unaffiliated third party holders. DAP IV Class B ownership interests are recourse only to a specific portfolio of receivables.

(2) Includes FRIC Holding Corporation and Subsidiaries.

Prior to the Business Combination
The following diagram depicts the simplified organizational structure of Everest and Unifund prior to the Business Combination.
Following the Business Combination(1)
The following diagram depicts the simplified organizational structure of Everest and Unifund after the Business Combination.
Regulatory Approvals Required
The parties’ obligation to consummate the Business Combination is subject to the approvals associated with the Collection Filings. The parties will make the Collection Filings, but there can be no assurance that each approval from the applicable state regulatory authority for each Collection Filing will be obtained. Furthermore, the parties may be required to undertake certain additional actions in order to make the Collection Filings and obtain the necessary approvals associated with the Collection Filings.

Neither Everest nor New PubCo is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the approvals associated with the Collection Filings. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Appraisal Rights
Everest Public Stockholders have no appraisal rights in connection with the Business Combination or the Merger under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Everest has engaged D.F. King & Co., Inc. (“DF King”) to assist in the solicitation of proxies.
If an Everest Public Stockholder grants a proxy, such stockholder may still vote its shares in person if it revokes its proxy before the Stockholders Meeting. An Everest Public Stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Stockholders Meeting and Warrant Holders Meeting — Revoking Your Proxy; Changing Your Vote.”
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Everest Board in favor of approval of the Required Stockholder Proposals, you should keep in mind that the Sponsor, our directors and our executive officers have interests in such proposal that are different from, or in addition to, those of Everest Public Stockholders and warrant holders generally. These interests include that the Sponsor as well as our executive officers and directors will lose their entire investment in us if our initial business combination is not completed (other than with respect to Everest Class A common stock they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to stockholders, rather than liquidate Everest.
Additionally, among other things, these interests include the following:
•
the fact that the Sponsor and Everest’s directors have agreed not to redeem any Everest Common Stock held by them in connection with the stockholder vote to approve a proposed initial business combination, including the Business Combination;

•
the fact that the Sponsor paid an aggregate of $18,750 for the 4,312,500 Founder Shares currently owned by the Sponsor, in which certain of Everest’s officers and directors hold a direct and indirect interest, and the independent directors. The Founder Shares would be worthless if the Business Combination or another business combination is not consummated by February 28, 2024 because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $47.0 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023;

•
the fact that if the Business Combination or another business combination is not consummated by February 28, 2024, the 8,633,333 Private Placement Warrants, each exercisable to purchase one share of Everest Class A common stock at $11.50 per share, subject to adjustment, held by the Sponsor, in which certain of Everest’s officers and directors hold a direct and indirect interest, of which 6,333,333 were acquired for an aggregate purchase price of $9,500,000 in a private placement that took place simultaneously with the consummation of the IPO, 1,150,000 were acquired in exchange for the Sponsor’s deposit of $1,725,000 into the Trust Account in connection with the Initial Extension and 1,150,000 were acquired in exchange for the Sponsor’s deposit of $1,725,000 into the Trust Account in connection with the Second Extension, would become worthless. Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $0.4 million, based upon the closing price of the Public Warrants on the NYSE on December 20, 2023;
•
the fact that if the Business Combination or another business combination is not consummated by February 28, 2024, Everest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Everest Class A common stock for cash and, subject to the approval of its remaining stockholders and the Everest Board, dissolving and liquidating; and

•
the fact that the Sponsor paid an aggregate of approximately $11.2 million for its investment in New PubCo, as summarized in the table below, and following the consummation of the Business Combination, the aggregate value of the Sponsor’s investment will be approximately $47.4 million, based upon the respective closing price of the Everest Class A common stock and the public warrants on the NYSE on December 20, 2023.

Sponsor Ownership of Everest Prior to Closing
	Securities held by Sponsor Group	Sponsor Cost ($)
Founder Shares	4,312,500	18,750(1)
Private Placement Warrants	8,633,333	11,225,000
Total		$11,243,750

(1)
Includes cost for 50,000 Founder Shares held by the independent directors.

Sponsor Ownership of New PubCo Following the Closing
	Securities held by Sponsor Group Prior to Closing	Value per Security ($)	Total Value ($)
Shares of New PubCo Common Stock Issued to Holders of Founder Shares	1,625,000(1)	$10.90	$17,712,500
New PubCo Private Placement Warrants	8,633,333	$0.045	$388,500
Total		$10.945	$18,101,000

(1)
Reflects the forfeiture of 1,500,000 Founder Shares pursuant to the Sponsor Support Agreement and the transfer of 375,000 Founder Shares to be transferred pursuant to the Share Transfer Agreement upon the consummation of the Business Combination. Does not include 812,500 Earnout Shares subject to vesting.

•
the fact that the Sponsor, officers, directors, or their affiliates may be reimbursed for any out-of-pocket expenses incurred on Everest’s behalf related to identifying, investigating, negotiating, and completing an initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by Everest’s officers and directors and there are no outstanding out-of-pocket expenses for which Everest’s officers or directors are awaiting reimbursement;

•
the fact that the Sponsor and Everest’s current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Everest fails to complete an initial business combination by February 28, 2024;

•
the fact that, pursuant to the Business Combination Agreement, the Sponsor will have certain governance rights in respect of New PubCo that will be set forth in New PubCo’s governing documents;

•
the right of the Sponsor to hold shares of New PubCo Common Stock following the Business Combination, subject to the terms and conditions of the lock-up restrictions;

•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•
the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Everest Stockholders experience a negative rate of return in New PubCo;

•
the fact that the Sponsor and Everest’s officers and directors will lose their investment in Everest and will not be reimbursed for any out-of-pocket expenses incurred by them on Everest’s behalf incident to identifying, investigating and consummating an initial business combination if an initial business combination is not consummated by February 28, 2024;

•
the fact that if the Trust Account is liquidated, including in the event Everest is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Everest to ensure that the proceeds in the Trust Account are not reduced below $10.20 per share of Everest Class A common stock, or such lesser per share of Everest Class A common stock amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Everest has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Everest, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•
the fact that the Business Combination Agreement provides for the continued indemnification of Everest’s existing directors and officers and required Unifund to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Everest directors and officers after the Business Combination.

In addition, certain persons who are expected to become New PubCo directors after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the Everest Stockholders. See “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for more information.
The personal and financial interests of the Sponsor as well as Everest’s executive officers and directors may have influenced their motivation in identifying and selecting Unifund as a business combination target, completing the Business Combination with Unifund and influencing the operation of the business following the Business Combination. In considering the recommendations of the Everest Board to vote for the proposals, its stockholders should consider these interests. Additionally, following the Closing, the Sponsor will have the right to designate two members of the New PubCo Board, who are initially expected to be Adam Dooley and Canh Tran. Any vote made by such individual appointed by the Sponsor as part of such individual’s service on the New PubCo Board does not express the vote of Everest in any capacity, but solely such individual’s vote as a director of New PubCo.
Interests of New PubCo Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Everest Board in favor of approval of the proposals, you should keep in mind that New PubCo and Unifund’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Everest Public Stockholders and warrant holders generally. These interests, among other things, are discussed in “Executive Compensation of Unifund.”
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination assuming that the minimum redemption scenario occurs in order for the Business Combination to be consummated and satisfying the Minimum Cash Condition. For an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of the Everest Class A common stock in a minimum required redemption scenario and a maximum redemption scenario, see “Risk Factors — Risks Related to the Business Combination and Everest — The Everest Public Stockholders will experience immediate dilution as a consequence of the issuance of shares of New PubCo Common Stock as consideration in the Business Combination.”

Minimum Required Redemption
Source of Funds
(in millions)
Rollover Equity	$100.0
Everest Cash in Trust Account	$145.8
Total Sources of Funds	$245.8
Uses
(in millions)
Rollover Equity	$100.0
Redeemed Everest Common Stock(1)	$59.3
Cash to Balance Sheet	$70.1
Estimated Transaction Cost	$9.0
Public Warrant Redemption	$4.3
Repayment of Loans	$1.9
Income Taxes Payable	$1.2
Total Uses of Funds	$245.8

(1)
Assumes the minimum redemption scenario. If redemptions are less than the minimum established threshold of 41%, no business combination would occur.

Maximum Required Redemption
Rollover Equity	$100.0
Everest Cash in Trust Account	$145.8
Total Sources of Funds	$245.8
Uses
(in millions)
Rollover Equity	$100.0
Redeemed Everest Common Stock(1)	$89.4
Cash to Balance Sheet	$40.0
Estimated Transaction Cost	$9.0
Public Warrant Redemption	$4.3
Repayment of Loans	$1.9
Income Taxes Payable	$1.2
Total Uses of Funds	$245.8

(1)
Assumes the maximum redemption scenario.

Risk Factor Summary
The Unifund Business and the Business Combination are subject to numerous risks. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the Annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” The occurrence of one or more of the events or the circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect New PubCo’s, Unifund’s, and Everest’s ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition or results of operations of New PubCo and Unifund. References below to Unifund shall be deemed to also refer to New PubCo and the post-Business Combination company, as the context requires or as appropriate. These risks include the following:

Risks Related to Unifund

•
Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern and the management liquidity plan that has currently alleviated such doubt may not succeed.

•
A deterioration in the economic or inflationary environment could affect the ability of consumers to pay their obligations, which could have an adverse effect on our business and results of operations.

•
We may be unable to purchase accounts at favorable prices, which could limit our growth and/or profitability.

•
We face intense competition that could impair our ability to maintain or grow our purchasing volumes and our ability to achieve our goals.

•
We have identified material weaknesses in our internal control over financial reporting and if we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations.

•
We may be adversely affected by possible shortages of available charged-off accounts for purchase at favorable prices.

•
Our future operating results will be impaired if we do not replace our charged-off accounts in sufficient amounts. We rely heavily on the consumer credit card sector as a source of the charged-off accounts that we acquire.

•
We may purchase receivable portfolios that are unprofitable, and we may be unable to collect sufficient amounts to recover our costs and to fund our operations.

•
Our collections may decrease if certain insolvency proceedings and bankruptcy filings involving liquidations increase. It can take several years to realize cash returns on our investments in charged-off accounts, during which time we are exposed to many risks in our business.

•
It can take several years to realize cash returns on our investments in charged-off accounts, during which time we are exposed to many risks in our business.

•
A significant portion of our portfolio purchases during any period may be concentrated with a few sellers of charged-off accounts.

•
We may not be able to comply with the terms of the Comvest Credit Facility, which grants liens to Comvest over most of the assets acquired as part of the Business Combination, and these liens and the other terms of the Comvest Credit Facility may affect the viability of our business, directly impact the assets acquired as part of the Business Combination and make it difficult or impossible to refinance or replace such facility prior to maturity.

•
The statistical models we use to project remaining cash flows from our charged-off accounts may prove to be inaccurate, which could result in reduced revenues or the recording of a valuation allowance if we do not achieve the recoveries forecasted by our models.

•
Our success depends on our senior management team, and if we cannot retain them, it could have a material adverse effect on us.

•
A portion of our collections depends on success in individual lawsuits. In pursuing legal collections, we may be unable to obtain accurate and authentic account documents for accounts that we purchase necessary for the success of such suits.

•
Failure to comply with existing or new government regulation of the collections industry could result in penalties, fines, litigation, damage to our reputation or the suspension or termination of our ability to conduct our business.

Risks Related to the Business Combination and Everest
•
Everest and Unifund will incur significant transaction and transition costs in connection with the Business Combination.

•
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

•
The Sponsor and each of Everest’s officers and directors agreed to vote in favor of our initial business combination, including the Business Combination in particular, as applicable, regardless of how the Everest Stockholders vote.

•
Since the Sponsor and our executive officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination with New PubCo is appropriate as our initial business combination and in recommending that stockholders vote in favor of approval of the Required Stockholder Proposals. Such interests include that the Sponsor and our executive officers and directors will lose their entire investment in us if our initial business combination is not completed (other than with respect to Everest Class A common stock they may have acquired during or may acquire after the IPO), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to Everest Stockholders, rather than liquidate Everest.

•
The ability of the Everest Public Stockholders to exercise their redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

•
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of shares of New PubCo Common Stock to drop significantly, even if New PubCo’s business is doing well.

•
The equity contributed by the current equityholders of Unifund and its subsidiaries is subject to liens, and pledges of collateral in connection therewith, securing the interests of Unifund’s lenders under its credit facility, and such liens will remain after the Closing.

•
Upon Closing, Payce will be a less than wholly-owned subsidiary of New PubCo, and minority interests in Payce may subject us to risks and liabilities that we would not otherwise face.

MARKET PRICE AND DIVIDEND INFORMATION
Everest
Everest Units, Class A common stock and Public Warrants are currently listed on the NYSE under the symbols “MNTN.U,” “MNTN” and “MNTN.WS,” respectively. The Everest Units will automatically separate into their component securities following the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, the shares of New PubCo Common Stock and New PubCo Warrants will be listed on the NYSE American under the symbols “UFND” and “UFNDW,” respectively.
The closing price of the Everest Class A common stock on May 19, 2023, and Public Warrants on May 19, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.56 and $0.06, respectively.
Holders of the Everest Units, Everest Class A common stock and Public Warrants should obtain current market quotations for their securities. The market price of Everest Securities could vary at any time before the Business Combination.
Holders
As of December 21, 2023, there was one holder of record of Everest Units, one holder of record of Everest Class A common stock, one holder of record of Everest Class B common stock and two holders of record of Everest Warrants (one of whom was a public holder). The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Everest Units, Everest Class A common stock and Public Warrants are held of record by banks, brokers and other financial institutions.
Dividends
Everest has not paid any cash dividends on the Everest Units to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Assuming the Business Combination is consummated, the payment of cash dividends in the future will be dependent upon, among other things, upon Unifund’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination, as well as compliance with the Proposed New PubCo Certificate of Incorporation and Proposed New PubCo Bylaws, financing or other contractual obligations or limitations and Delaware law. The payment of any dividends following the Business Combination will be subject to the relevant provisions of the Proposed New PubCo Certificate of Incorporation and Proposed New PubCo Bylaws. See also “Description of New PubCo’s Securities — Common Stock — Dividend rights.” The ability of New PubCo to declare dividends may also be limited by the terms of financing or other agreements entered into by New PubCo from time to time.
Unifund
Historical market price information for shares of Unifund common stock is not provided because there is no public market for shares of Unifund common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund.”
New PubCo
Historical market price information for shares of New PubCo Common Stock is not provided because there is no public market for shares of New PubCo Common Stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF UNIFUND
The following tables contain summary historical financial data for Unifund. Such data as of and for the years ended December 31, 2022 and 2021 and the third quarters ended September 30, 2023 and 2022 has been derived from the unaudited financial statements of Unifund included elsewhere in this proxy statement/prospectus.
The financial information contained in this section relates to Unifund, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of the post-combination company going forward. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
The information below is only a summary and should be read in conjunction with Unifund’s combined consolidated financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund.” Unifund’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

The Unifund Group of Companies
Combined Consolidated Balance Sheets
As of December 31, 2022 and 2021 (As Restated)
and September 30, 2023 (Unaudited)
	December 31,		September 30,
	2022	2021	2023
	(As Restated)	(As Restated)	(Unaudited)
ASSETS
Cash and cash equivalents	$4,540,772	$13,388,788	$1,407,999
Restricted cash	2,667,448	505,380	505,995
Due from affiliates	81,814	129,056	61,475
Prepaid expenses and other current assets	1,042,686	706,127	877,656
Loan receivables – related parties	238,000	—	—
Investment in receivable portfolios, net	108,295,528	96,441,238	95,828,896
Right of Use Asset, operating leases	710,316	—	541,390
Property and equipment, net	1,253,722	1,060,563	1,043,562
Total assets	$118,830,286	$112,231,152	$100,266,973
LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$3,401,791	$2,711,211	$2,258,860
Due to affiliates	—	—	462,000
Interest payable	1,180,536	524,838	1,392,557
Lease liabilities under operating- type lease	710,316	—	541,390
Lease liabilities under finance-type leases	546,676	—	444,470
Obligations under capital leases	—	300,170	—
Loans payable, net	92,169,471	86,222,024	88,303,666
Loans payable, net – related parties	1,668,629	1,668,629	1,668,629
Settlements payable	120,000	1,737,838	200,000
Total liabilities	99,797,419	93,164,710	95,271,572
Commitments and Contingencies (Note 12):
Owners’ Equity
Controlling Owners’ equity	18,569,980	18,413,624	4,676,186
Noncontrolling interest in subsidiaries	462,887	652,818	319,215
Total Owner’s equity	19,032,867	19,066,422	4,995,401
Total liabilities and Owners’ equity	$118,830,286	$112,231,152	$100,266,973

The Unifund Group of Companies
Combined Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Years ended December 31, 2022 and 2021 (As Restated)
and the Nine Months Ended September 30, 2023 and 2022 (Unaudited)
	December 31,		September 30,
	2022	2021	2023	2022
	(As Restated)	(As Restated)	(Unaudited)	(Unaudited)
Revenues:
Fee income	$6,257,323	$5,722,279	$4,685,515	$4,772,097
Fee income – related parties	2,603,080	4,070,958	1,442,931	2,051,050
Revenue from receivable portfolios	28,941,940	31,474,513	23,642,346	20,834,996
Gain on sale of receivable portfolios	4,991,073	86,525	1,744,079	2,333,094
Gain on sale of receivable portfolios – related parties	590,147	407,616	191,097	485,721
Changes in recoveries	8,120,357	29,799,820	(4,297,737)	5,078,056
Total revenues	51,503,920	71,561,711	27,408,231	35,555,014
Operating expenses:
Salaries and wages	12,221,029	11,177,286	9,240,447	9,151,028
Contingency fees and other collection costs	18,002,927	19,465,173	10,573,470	13,695,609
Contingency fees and other collection costs – related parties	475,511	817,901	231,870	397,005
Court costs (recoveries), net	(306,078)	1,589,307	437,781	(765,325)
Legal and other professional fees	3,278,286	3,132,021	3,486,761	2,457,533
Selling expenses	768,468	461,988	385,409	519,823
Rent and occupancy expenses	1,240,261	1,206,937	1,008,983	975,275
Depreciation and amortization	514,424	607,100	331,680	352,784
Other operating expenses	1,235,123	1,454,675	1,097,574	1,180,841
Total operating expenses	37,429,951	39,912,388	26,793,975	27,964,573
Operating income	14,073,969	31,649,323	614,256	7,590,441
Other income (expense)
Interest expense	(12,434,798)	(16,318,482)	(14,175,441)	(8,967,714)
Interest and other income, net	(100,520)	194,615	(33,115)	(101,861)
Participation fees	—	(136,613)	—	—
Gain on forgiveness of loans payable, net	1,596,972	—	—	1,596,972
Total other (expense)	(10,938,346)	(16,260,480)	(14,208,556)	(7,472,603)
Income (loss) before provision for entity-level income taxes	3,135,623	15,388,843	(13,594,300)	117,838
Provision for entity-level income taxes	(459,091)	(153,968)	(118,478)	(120,186)
Net income (loss) and comprehensive income (loss)	$2,676,532	$15,234,875	$(13,712,778)	$(2,348)
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(189,931)	(195,136)	(143,672)	(126,861)
Net income (loss) and comprehensive income (loss) attributable to Controlling Owners	$2,866,463	$15,430,011	$(13,569,106)	$124,513

The Unifund Group of Companies
Combined Consolidated Statement of Changes in Owners’ Equity (Deficit)
For the Years ended December 31, 2022 and 2021 (As Restated)
	Controlling Owners’ Equity (deficit)	Noncontrolling Interest in Subsidiaries	Total Owners’ Equity (deficit)
Balance as of December 31, 2020	$(222,012)	$306,771	$84,759
Cumulative adjustment for the adoption of credit loss accounting standard	3,257,135	—	3,257,135
Net income (loss)	15,430,011	(195,136)	15,234,875
Conversion of Payce, LLC convertible notes	—	541,183	541,183
Distributions	(51,510)	—	(51,510)
Balance as of December 31, 2021	$18,413,624	$652,818	$19,066,442
Net Income (loss)	2,866,463	(189,931)	2,676,532
Contributions	10,000	—	10,000
Distributions	(2,720,107)	—	(2,720,107)
Balance as of December 31, 2022	$18,569,980	$462,887	$19,032,867
The Unifund Group of Companies
Combined Consolidated Statement of Changes in Owners’ Equity
For the Nine Months Ended September 30, 2023 and 2022 (Unaudited)
	Nine Months Ended September 30, 2022
	Owners’ Equity (deficit)	Noncontrolling Interest in Subsidiaries	Total Owners’ Equity
Balance as of December 31, 2021	$18,413,625	$652,818	$19,066,443
Net income (loss)	124,513	(126,861)	(2,348)
Contributions	10,000	—	10,000
Distributions	(2,524,261)	—	(2,524,261)
Balance as of September 30, 2022	$16,023,877	$525,957	$16,549,834
	Nine Months Ended September 30, 2023
	Owners’ Equity (deficit)	Noncontrolling Interest in Subsidiaries	Total Owners’ Equity
Balance as of December 31, 2022	$18,569,980	$462,887	$19,032,867
Net income (loss)	(13,569,106)	(143,672)	(13,712,778)
Contributions	520,346	—	520,346
Distributions	(845,034)	—	(845,034)
Balance as of September 30, 2023	$4,676,186	$319,215	$4,995,401

The Unifund Group of Companies
Combined Consolidated Statement of Cash Flows
For the Years ended December 31, 2022 and 2021 (As Restated) and the Nine Months Ended September 30, 2023 and 2022 (Unaudited)
	December 31,		September 30,
	2022	2021	2023	2022
	(As Restated)	(As Restated)	(Unaudited)	(Unaudited)
OPERATING ACTIVITIES
Net income (loss)	$2,676,532	$15,234,875	$(13,712,778)	$(2,348)
Adjustments to reconcile net income (loss) to net cash and restricted cash:
Depreciation and amortization	514,424	607,100	331,680	352,784
Amortization of financing costs	1,485,140	1,608,017	1,064,666	1,113,854
Gain on loans payable	(1,596,972)	—	—	(1,596,972)
Loss on extinguishment of debt	—	2,186,186	1,328,084	—
Changes in expected future recoveries	(8,120,537)	(29,799,820)	4,297,737	(5,078,056)
Other non-cash items	33,690	69,491	—	169,148
Changes in assets and liabilities:
Prepaid expenses and other current assets	(336,562)	93,048	165,030	(171,304)
Loan receivables – related parties	(238,000)	—	238,000	—
Due from affiliates	47,242	119,397	482,339	56,215
Accounts payable and accrued expenses	690,580	(956,834)	(1,142,931)	(400,123)
Interest payable	655,698	322,978	212,021	(156,672)
Settlement payable	(1,617,838)	(9,253)	80,000	(1,617,838)
Net cash provided by (used in) operating activities:	(5,806,423)	(10,524,815)	(6,656,152)	(7,331,312)
INVESTING ACTIVITIES
Acquisition of receivable portfolios	(30,584,202)	—	(3,897,636)	(21,195,597)
Collections applied to investment in receivables portfolios, net	26,850,271	31,946,212	12,066,531	21,682,249
Acquisition of fixed assets	—	—	(13,495)	—
Net cash (used in) provided by investing activities	(3,733,931)	31,946,212	8,155,400	486,652
FINANCING ACTIVITIES
Proceeds from loan payable	21,666,213	96,085,212	4,095,686	14,675,914
Principal payments on loans payable	(15,606,934)	(104,377,060)	(10,354,241)	(12,254,886)
Principal payments on capital leases	—	(301,630)	—	—
Principal payments on finance leases	(494,766)	—	(210,231)	(434,589)
Payment of finance costs	—	(6,669,844)	—	—
Distributions	(2,720,107)	(51,510)	(845,034)	(2,524,258)
Contributions	10,000	—	520,346	10,000
Net cash provided by (used in) financing activities	2,854,406	(15,314,832)	(6,793,474)	(527,819)
Net (decrease) increase in cash and restricted cash	(6,685,948)	6,106,565	(5,294,226)	(7,372,479)
Cash and restricted cash- beginning	13,894,168	7,787,603	7,208,220	13,894,168
Cash and restricted cash- ending	$7,208,220	$13,894,168	$1,913,994	$6,521,689

	December 31,		September 30,
	2022	2021	2023	2022
	(As Restated)	(As Restated)	(Unaudited)	(Unaudited)
Supplemental disclosure of cash flow information:
Cash paid for interest	$8,957,069	$11,010,679	$10,634,213	$7,913,873
Cash paid for entity-level income taxes	261,399	116,438	522,314	135,069
Supplemental schedule of non-cash investing and financing activities:
Conversion of Payce, LLC convertible notes	$—	$541,183	$—	$—
Set up of operating lease right of use assets and lease liabilities	916,750	—	—	916,750
Set up of finance lease right of use assets and lease liabilities	342,417	—	—	342,417
Property and equipment acquired through finance lease	478,270	—	112,912	248,938
As reported within the unaudited condensed combined consolidated balance sheets:
Cash	$4,540,772	$13,388,788	$1,407,999	$6,015,671
Restricted cash	2,667,448	505,380	505,995	506,018
Total cash and restricted cash as presented in the balance sheet	$7,208,220	$13,894,168	$1,913,994	$6,521,689

SELECTED HISTORICAL FINANCIAL INFORMATION OF EVEREST
The following tables contain summary historical financial data for Everest. Such data as of and for the years ended December 31, 2022 and 2021 has been derived from the audited financial statements of Everest included elsewhere in this proxy statement/prospectus. Such data as of and for the nine months ended September 30, 2023 and 2022 has been derived from the unaudited condensed financial statements of Everest included elsewhere in this proxy statement/prospectus.
The information below is only a summary and should be read in conjunction with Everest’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Everest.” Everest’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	For the year ended December 31, 2022	For the period from March 8, 2021 (inception) through December 31, 2021
Formation and operational costs	$1,922,290	$428,515
Loss from operations	(1,922,290)	(428,515)
Other income:
Investment income held in Trust Account	2,536,113	1,203
Income (loss) before income taxes	613,823	(427,312)
Income tax provision	(455,437)	—
Net income (loss)	$158,386	$(427,312)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	17,250,000	1,949,486
Basic and diluted net income (loss) per share, Class A subject to possible redemption	$0.01	$(0.06)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	4,312,500	4,639,769
Basic and diluted net income (loss) per share, Class B non-redeemable common stock	$0.01	$(0.06)
	December 31, 2022	December 31, 2021
Condensed Balance Sheet Data (At Period End):
Total assets	$178,655,328	$177,993,691
Total liabilities	$7,336,618	$6,833,367
Class A Common stock subject to possible redemption, $0.0001 par value, 17,250,000 shares at $10.30 and $10.20 redemption value as of December 31, 2022 and December 31, 2021, respectively	177,667,994	175,950,000
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding (excluding 17,250,000 shares subject to possible redemption) as of December 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding as of December 31, 2022 and 2021	431	431
Total stockholders’ deficit	$(6,349,284)	$(4,789,676)

	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
General and administrative expenses	$10,400,770	$1,301,314
Loss from operations	(10,400,770)	(1,301,314)
Other income:
Investment income held in Trust Account	6,294,454	851,687
Interest expense	(112,200)	—
Conditional guarantee expense	(3,706,339)	—
Net loss before income taxes	(7,924,855)	(449,627)
Income tax provision	(1,290,625)	(109,576)
Net loss	(9,215,480)	$(559,203)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	16,717,461	17,250,000
Basic and diluted net loss per share, Class A subject to possible redemption	$(0.44)	$(0.03)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	4,312,500	4,312,500
Basic and diluted net loss per share, Class B non-redeemable common stock	$(0.44)	$(0.03)
	September 30, 2023	December 31, 2022
	(Unaudited)
Condensed Balance Sheet Data (At Period End):
Total assets	$146,145,698	$178,655,328
Total liabilities	$16,023,199	$7,336,618
Class A Common stock subject to possible redemption, $0.0001 par value, 13,424,131 and 17,250,000 shares at $10.84 and $10.30 redemption value as of September 30, 2023 and December 31, 2022, respectively	145,474,168	177,667,994
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of September 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding (excluding 13,424,131 and 17,250,000 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding as of September 30, 2023 and December 31, 2022	431	431
Total stockholders’ deficit	$(15,351,669)	$(6,349,284)

RISK FACTORS
You should carefully review and consider the following risk factors, together with all of the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein and the matters addressed in the section entitled “Cautionary Note Regarding Forward Looking Statements,” in evaluating the Business Combination and the proposals to be voted on at the Stockholders Meeting. Certain of the following risk factors apply to the business and operations of Unifund and will also apply to its business and operations following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Unifund following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Unifund and Everest which later may prove to be incorrect or incomplete. You are encouraged to perform your own investigation with respect to the businesses of Unifund and Everest. Unifund and Everest may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair their business or financial condition.
Risks Related to Unifund
Throughout this section, unless otherwise indicated or the context otherwise requires, references to “Unifund,” “we,” “us,” “our” and other similar terms refer to Unifund, prior to and/or after giving effect to the Business Combination, as the context may require.
Risks Related to Our Business and Our Industry
Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern and the management liquidity plan that has currently alleviated such doubt may not succeed.
The accompanying financial statements of Unifund have been prepared on the basis that the we will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business.
As of December 31, 2022, the Group had cash and cash equivalents of $4,540,772 and loans payable outstanding of $98,164,423. In addition, the Group’s total notes payable as of December 14, 2023 is $90,090,402. The Group is currently in default of the terms of its Comvest Credit Facility. Due to the significant amount due under this credit facility, this condition raises substantial doubt about the Group’s ability to continue as a going concern within one year after the date that these combined consolidated financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Group be unable to continue as a going concern.
As of the date of this evaluation, the Group has nonbinding commitment letters with separate external lenders that would provide for funding beyond what is currently outstanding under the Group’s current credit facility. This funding would extinguish the Group’s Comvest Credit Facility and provide the Group with significant incremental liquidity. The Group cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Our external auditors included an emphasis of a matter paragraph which raised substantial doubt that the Group would continue as a going concern due to the fact that the Group is currently in default of the terms of its Comvest Credit Facility. These conditions have caused Unifund’s auditors to express substantial doubt about Unifund’s ability to continue as a going concern, including as of September 30, 2023. Management continues to look for new sources of financing, and has nonbinding commitment letters with separate external lenders that would provide for funding above and beyond what is currently outstanding under the Group’s current credit facility. However, there can be no assurance that new financing will be available. If Unifund cannot identify new sources of financing the auditors will continue to include an emphasis of a matter paragraph which raises substantial doubt that the Group will continue as a going concern. This may adversely affect Unifund’s ability to obtain new financing on reasonable terms, or at all. Additionally, if Unifund is unable to continue as a going concern, its stockholders may lose some or all of their investment in New PubCo.
A deterioration in the economic or inflationary environment could affect the ability of consumers to pay their obligations, which could have an adverse effect on our business and results of operations.
Our performance may be adversely affected by economic, political or inflationary conditions in any market in which we operate. Adverse conditions, economic changes (including inflation, which is currently being experienced as well as significantly higher and sustained rates of inflation) and financial disruptions place financial pressure on consumers, which may reduce our ability to collect on our consumer receivable portfolios and may adversely affect the value of our consumer receivable portfolios. In addition, these conditions could cause personal bankruptcy and insolvency filings to increase, and the ability of consumers to pay their debts could be adversely affected. Further, increased financial pressures on financially distressed consumers may result in additional regulatory requirements or restrictions on our operations and increased litigation filed against us.
If global credit market conditions and the stability of global banks and other financial institutions, including as a result of recent and prospective banking failures, deteriorate, the amount of consumer lending and financing could be reduced, thus reducing the volume of nonperforming loans available for purchase, which could adversely affect our business, financial results and ability to succeed in the markets in which we operate. Other economic factors that could influence our performance include the financial stability of the lenders on our credit facilities and our access to capital and credit. For example, deterioration in the financial markets, including as a result of a disease outbreak, such as the COVID-19 pandemic, could contribute to the insolvency of lending institutions, including those institutions from which we purchase portfolios, or the tightening of credit markets, which could make it difficult or impossible for us to obtain credit on favorable terms or at all. Tension between the U.S. and China, as well as the conflict between Russia and Ukraine, also are creating increased global and economic uncertainty, which could also cause deterioration in the financial markets. These and other economic factors could have an adverse effect on our financial condition and results of operations.
We may be unable to purchase accounts at favorable prices, which could limit our growth and/or profitability.
Our ability to continue to operate profitably depends on the continued availability of receivable portfolios that meet our purchasing standards and are cost-effective based on projected collections exceeding our costs. Due in part to fluctuating prices for receivable portfolios and competition within the marketplace, there has been considerable variation in our purchasing volume and pricing from quarter to quarter, and we expect that to continue. The volume of our portfolio purchases may be limited when prices are high and may or may not increase when portfolio pricing is more favorable to us. Further, our rates of return or the number of available portfolios that meet our purchasing criteria may decline when portfolio prices are high. We do not know how long portfolios will be available for purchase on terms acceptable to us, or at all.
The availability of receivable portfolios at favorable prices depends on many factors, including:
•
volume of defaults in consumer debt;

•
continued origination of loans by originating institutions at sufficient volumes;

•
competition in the marketplace;

•
our ability to develop and maintain favorable relationships with key major credit originators;

•
our ability to obtain adequate data from credit originators to appropriately evaluate the collectability of, estimate the value of and collect on portfolios; and

•
changes in laws and regulations governing consumer lending, bankruptcy and collections.

In recent periods, portfolio prices have been elevated above historical levels, particularly for fresh portfolios, which are those portfolios transacted within three months of the consumers’ accounts being charged-off by a financial institution. We believe this elevated pricing is due to a combination of the reduction in the supply of charged-off accounts, due in part to increased consumer liquidity during the COVID-19 pandemic, and strong demand in the marketplace. Although we have seen moderation at times, we expect pricing could remain at elevated levels for some time. Additionally, certain large financial institutions which have sold portfolios in the past are not selling portfolios currently. We cannot predict the extent to which these financial institutions will re-commence selling charged-off accounts and certain of them could elect to never resume selling charged-off accounts permanently. We cannot predict whether any other financial institutions may stop selling charged-off accounts.
In addition, because of the length of time involved in collecting charged-off accounts on acquired portfolios and the volatility in the timing of our collections, we may be unable to identify trends and make changes in our purchasing strategies in a timely manner. Ultimately, if we are unable to continually purchase and collect on an adequate volume of accounts to generate cash collections that exceed our costs or to generate satisfactory returns, we may struggle to satisfy our debt obligations.
We face intense competition that could impair our ability to maintain or grow our purchasing volumes and our ability to achieve our goals.
The charged-off accounts purchasing market is highly competitive. We compete with a wide range of other purchasers of charged-off accounts, third-party collection agencies, other financial service companies and credit issuers who may attempt to collect defaulted accounts internally, and other owners of debt that manage their own charged-off accounts. Some of these companies may have substantially greater resources, lower overhead, lower costs of funds or other advantages compared to us. To the extent our competitors are able to better maximize recoveries on their assets or are willing to accept lower rates of return, we may be unable to grow or sustain our purchasing volumes or may be forced to acquire portfolios at lower expected returns. We believe that several of our larger competitors have debt financing structures that result in a lower cost of funds for them, which may put us at a significant competitive disadvantage. Also, some of our competitors may obtain alternative sources of financing at more favorable rates than those available to us, the proceeds from which may be used to fund expansion and to increase the amount of charged-off accounts they purchase.
We face bidding competition in our acquisition of charged-off accounts. We believe that successful bids are awarded based mainly on price and, to a lesser extent, based on compliance, service, reputation and relationships with the debt sellers. Some of our current competitors may have more effective pricing and/or contact or digital collection models, greater adaptability to changing market needs and more established relationships in our industry than we have. Moreover, our competitors may elect to pay prices for portfolios that we determine are not reasonable and, in that event, our volume of portfolio purchases may be diminished. There can be no assurance that our existing or potential sources of debt portfolios will continue to sell their charged-off accounts at recent levels, or at all, or that we will continue to offer competitive bids for charged-off accounts.
If we cannot develop and expand our business or adapt to changing market needs as well as our current or future competitors, we may experience reduced access to portfolios of charged-off accounts in sufficient face value amounts at appropriate prices. As a result, we may experience reduced profitability which, in turn, may impair our ability to achieve our goals.
We may be adversely affected by possible shortages of available charged-off accounts for purchase at favorable prices.
The availability of portfolios of charged-off accounts for purchase at favorable prices depends on various factors outside of our control, including the continuation of the historic growth trend in consumer debt and the number of industry participants seeking to purchase charged-off accounts. Growth in consumer debt may be limited or reversed by a reduction in available capital, changes in credit grantors’ underwriting criteria and regulations governing consumer lending. A future decline in the level of consumer credit card use and/or outstanding consumer debt could result in fewer delinquent accounts receivable available at prices that we find attractive.
In addition, credit card issuers, which have been the main source of our account purchases, may consolidate. If this consolidation occurs, it could decrease the number of sellers in the market and therefore could, over time, increase the price of account portfolios and give the remaining sellers increased leverage in negotiating the terms of the sale of charged-off accounts. Certain issuers rely more heavily on internal collection efforts than debt sales. If credit card issuers consolidate, the surviving issuer may elect to reduce or discontinue account sales to us, which would change the supply and demand dynamics in our markets. If such consolidation occurs, we may be unable to buy the type and quantity of charged-off accounts at prices consistent with our historic return targets. In addition, we may overpay for portfolios of charged-off accounts, which may have a material adverse effect on our business, cash flows, financial condition and results of operations.
We believe that credit issuers and debt sellers are using more sophisticated collection methodologies and analytical tools that result in lower quality portfolios available for purchase, which may render the portfolios available for sale less attractive to us. Our analytical models may not identify changes that issuers make in the quality of the accounts they sell, and because of the length of time involved in collecting charged-off accounts on acquired portfolios and the volatility in the timing of our collections, we may not identify trends and change our purchasing or collection strategies in a timely manner, which may result in reduced returns or losses on our investments.
Our future operating results will be impaired if we do not replace our charged-off accounts in sufficient amounts. We rely heavily on the consumer credit card sector as a source of the charged-off accounts that we acquire.
To operate profitably and to maintain the value of our business, we must continually acquire enough charged-off accounts to generate continued cash flows and revenue. If there are future changes in the economy or changes in consumer perception of the economy that impact the recovery of the charged-off accounts we acquire or future regulatory changes that we believe are not appropriately reflected in the price the market is willing to pay for charged-off accounts, we may substantially reduce our purchasing levels going forward or completely withdraw from the charged-off accounts purchasing market for short or extended periods of time.
For the nine months ended September 30, 2023, substantially all of the charged-off accounts that we purchased, based on our acquisition cost, were domestic consumer credit card accounts. If the consumer credit card sector performs poorly, issuers in this sector may have fewer charged-off accounts available for purchase, or they may elect to perform collection services in-house. If there are any trends in this sector that reduce or eliminate the sale of credit card charge-offs to third parties, it could dramatically impact our ability to continue to replace our charged-off accounts and harm our business and results of operations.
We may purchase receivable portfolios that are unprofitable, and we may be unable to collect sufficient amounts to recover our costs and to fund our operations.
We acquire and service charged-off consumer credit accounts that the obligors have failed to pay and the sellers have deemed uncollectible and have charged off. The accounts are purchased primarily from consumer creditors such as banks, finance companies and other consumer-oriented companies. Substantially all of the accounts consist of account balances that the credit grantor has failed to collect after making numerous attempts, often through in-house collection departments and/or third-party collection agencies.
We purchase these accounts at a significant discount to their then-current face value, and, although we expect that our recoveries on each portfolio in aggregate will exceed the amount that we paid for it, actual recoveries will vary and may be less than the amount expected or may even be less than the amount we paid for the portfolio. In addition, the timing or amounts collected on the charged-off accounts cannot be assured. After purchase, collections on charged-off accounts could be reduced by consumer bankruptcy filings or other economic or regulatory factors. In order to operate profitably over the long term, we must continually purchase and collect on a sufficient volume of charged-off accounts to generate revenue that exceeds our costs. These accounts are difficult to collect, and we may fail to collect amounts sufficient to cover the costs associated with purchasing the accounts and funding our operations. If cash flows from operations are less than anticipated as a result of our inability to collect on the charged-off accounts, we may have trouble servicing our debt obligations and may be unable to purchase new charged-off accounts.

Our collections may decrease if certain insolvency proceedings and bankruptcy filings involving liquidations increase.
Various economic trends and potential changes to existing legislation may contribute to an increase in the number of personal bankruptcy and insolvency filings. Under certain of these filings, a debtor’s assets may be sold to repay creditors, but because most of the accounts we collect through our collections operations are unsecured, we typically would be unable to collect on those accounts. Although we may collect funds through the bankruptcy process, we cannot assure you that our collections operations business would not decline with an increase in personal insolvencies or bankruptcy filings or changes in related regulations or practices. If our actual collection experience with respect to a nonperforming or insolvent bankrupt accounts are significantly lower than the total amount we projected when we acquired the portfolio, our financial condition and results of operations could be adversely impacted.
It can take several years to realize cash returns on our investments in charged-off accounts, during which time we are exposed to many risks in our business.
It is not unusual to take in excess of 24 or 36 months for us to recoup the original purchase price of our investment in charged-off accounts after considering our direct and indirect operating costs, our financing costs, court cost advances, taxes and other factors. We typically underwrite our investments based on a projected return over seven or more years. During this period, significant changes may occur in the economy, the regulatory environment, our company or our markets, which could lead to a substantial reduction in our expected returns or reduce the value of the accounts we have purchased. Given the multi-year payback period on substantially all of our purchases, we are exposed to the risk of any such changes for a significant period of time.
A significant portion of our portfolio purchases during any period may be concentrated with a few sellers of charged-off accounts.
A significant percentage of our portfolio purchases for any given fiscal year may be concentrated with a few large sellers. The four largest sellers combined to account for all of our portfolio purchases in 2022. These sellers included American First Finance, College Avenue, Citibank, and First National Bank of Omaha. Citibank and First National Bank of Omaha accounted for a significant percentage of our portfolio purchases in prior periods as well. While we have initiated efforts to continue to diversify our purchasing relationships, given the inherent concentration in the consumer credit market, we expect significant levels of concentration to continue to exist in our business. We cannot be certain that any of our significant sellers will continue to sell charged-off accounts to us on terms or in quantities acceptable to us, or that we could replace such purchases with purchases from other sellers.
A significant decrease in the volume of purchases available from any of our principal sellers on terms acceptable to us would force us to seek alternative sources of charged-off accounts. Further, from time to time we have complemented our portfolio purchases from credit originators by purchasing portfolios from resellers or through the acquisition of portfolios from competitors looking to exit the market. If consolidation in the market were to occur, there would be fewer competitors from which to acquire portfolios on favorable terms. In addition, due to regulatory concerns, credit originators are prohibiting or significantly limiting resale contractually, so we have fewer opportunities to purchase portfolios from resellers. Further, as the regulatory market continues to evolve, increased documentation requirements for collecting on portfolios may make purchasing accounts through resellers more difficult.
We may be unable to find alternative sources from which to purchase charged-off accounts, and even if we could successfully replace these purchases, the search could take time and the accounts could be of lower quality, cost more, or both, any of which could adversely affect our business, financial condition and operating results.
The statistical models we use to project remaining cash flows from our charged-off accounts may prove to be inaccurate, which could result in reduced revenues or the recording of a valuation allowance if we do not achieve the recoveries forecasted by our models.
We use internally developed proprietary models to project the remaining cash flows from our charged-off accounts. These models are critical to determining the prices we are willing to pay for the portfolios that we acquire, the strategies that we use to pursue recovery on accounts and selecting the accounts on which we will pursue legal recoveries. Our models consider known data about the accounts we acquire, including, among other things, our collection experience and changes in external factors impacting the consumer, in addition to certain data elements known when we acquired the accounts. There can be no assurance, however, that we will be able to achieve the recoveries forecasted by our models or that our models appropriately capture and weigh the important predictive elements or that all the models we create and use will yield correct or accurate forecasts, since the historical collection experience may not reflect current realities. Some of our models use, in part, information provided to us by third parties. We have no control over the accuracy of such information. If our models are not accurate, it could cause us to pay too much for charged-off accounts, pursue the wrong collection techniques on accounts and/or experience lower liquidation rates or larger investments in court costs and operating expenses. If we cannot achieve these levels of forecasted liquidations, valuation allowances may be recognized and our revenues and returns will be reduced. Any of these events may have a material adverse impact on our results of operations.
We may experience losses on portfolios consisting of new types of receivables or receivables in new markets due to our lack of collection experience with these receivables, which could harm our business, financial condition and results of operations.
We continually look for opportunities to expand the classes of assets that make up the portfolios we acquire. Therefore, we may acquire portfolios consisting of assets with which we have little or no collection experience. Our lack of experience with these assets may hinder our ability to generate expected levels of profits from these portfolios. Further, our existing methods of collections may prove ineffective for these new receivables, and we may be unable to collect on these portfolios. Our inexperience with these receivables may have an adverse effect on our business, financial condition and results of operations.
Increases in costs associated with our collections through collection litigation can raise our costs associated with our collection strategies and the individual lawsuits brought against consumers to collect on judgments in our favor.
We have substantial collection activity through our legal collections channel and, as a consequence, increases in upfront court costs, costs related to counterclaims, and other court costs may increase our total cost in collecting on accounts in this channel, which may have an adverse effect on our business, financial condition and operating results.
Federal or state bankruptcy or debtor laws may impede collection efforts or alter timing and amount of collections.
Consumers have sought, or in the future may seek, protection under federal or state bankruptcy or debtor relief laws. If a consumer seeks protection under federal or state bankruptcy or debtor relief laws, or has become the subject of an involuntary bankruptcy petition, a stay will go into effect that will automatically put any pending collection actions on the related receivable on hold and prevent further collection action absent bankruptcy court approval, and a court could reduce, restructure or discharge completely such consumer’s obligations to make payments due under the consumer receivables we purchase. Federal bankruptcy and state debtor relief and debt collection laws may also affect the ability to collect outstanding balances owed by consumers. As a result, all or a portion of the related consumer receivables could be written off as uncollectible, and our business, financial condition and operating results could be adversely affected.
We are subject to audits conducted by sellers of debt portfolios and may be required to implement specific changes to our policies and practices as a result of adverse findings by such sellers as a part of the audit process, which could limit our ability to purchase debt portfolios from them in the future, which could materially and adversely affect our business.
Pursuant to purchase contracts, we are subject to audits that are conducted by sellers of debt portfolios. Such audits may occur with little notice and the assessment criteria used by each seller varies based on their own requirements, policies and standards. Although much of the assessment criteria is based on regulatory requirements, we may be asked to comply with additional terms and conditions that are unique to particular debt originators. From time to time, sellers may believe that we are not in compliance with certain of their criteria and in such cases, we may be required to dedicate resources and to incur expenses to address such concerns, including the implementation of new policies and procedures. In addition, to the extent that we are unable to satisfy the requirements of a particular seller, such seller could remove us from their panel of preferred purchasers, which could limit our ability to purchase debt portfolios from that seller in the future, which could adversely affect our business, financial condition and operating results.
We are dependent on our data gathering systems and proprietary consumer profiles, and if access to such data was lost or became public, our business could be materially and adversely affected.
Our models and consumer databases provide information that is critical to our business. We rely on data provided to us by multiple credit reference agencies, our servicing partners and other sources in order to operate our systems, develop our proprietary consumer profiles and run our business generally. If these credit reference agencies were to terminate their agreements or stop providing us with data for any reason, for example, due to a change in governmental regulation, or if they were to considerably raise the price of their services, our business could be materially and adversely affected. Also, if any of the proprietary information or data that we use became public, for example, due to a change in government regulations, we could lose a significant competitive advantage and our business could be negatively impacted.
If we become unable to continue to acquire or use information and data in the manner in which it is currently acquired and used, or if we were prohibited from accessing or aggregating the data in these systems or profiles for any reason, we may lose a significant competitive advantage, in particular if our competitors continue to be able to acquire and use such data, and our business could be materially and adversely affected.
Compliance with ever evolving federal and state laws relating to handling of personal information involves significant resources, and any failure to comply may materially adversely affect our business, results of operations and financial condition.
We receive, store, handle, transmit, use and otherwise process certain information about individuals, including from and about consumers, as well as our employees, customers and service providers (“personal information”). We also depend on third-party vendors in relation to the operation of our business, including to process data on our behalf. We, our customers and our vendors are subject to a variety of rapidly evolving federal and state data privacy laws, rules, regulations, industry standards and other requirements, including those that apply generally to the handling of information about individuals, and those that are specific to certain industries, sectors, contexts or locations. Legislators and regulators are increasingly adopting or revising privacy and data protection laws, rules, directives and regulations that could have a significant impact on our current and planned privacy and data protection-related practices, our processing of users’, costumers’ or employees’ information, and our current or planned business activities.
For example, we may be considered a “financial institution” under the Gramm-Leach Bliley Act (the “GLBA”). The GLBA regulates, among other things, the use of personal information (“non-public personal information” under the GLBA) in the context of the provision of financial services, including by banks and other financial institutions. The GLBA includes both a “Privacy Rule,” which imposes obligations on financial institutions relating to the use or disclosure of non-public personal information, and a “Safeguards Rule,” which imposes obligations on financial institutions and, indirectly, their service providers to implement and maintain physical, administrative and technological measures to protect the security of non-public personal financial information.
Moreover, we are considered a “user” of consumer reports provided by consumer reporting agencies (“CRAs”) under the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act (“FCRA”). FCRA regulates and protects consumer information collected by CRAs and imposes specific obligations on “users” of consumer reports, such as notifying consumers when such reports are used to make an adverse decision, and, in the context of completing employee background checks, providing a notice containing certain disclosures to the consumer and obtaining their consent.
Additionally, because we make marketing communications to consumers (including via phone, text and email), we are subject to laws, regulations and standards covering marketing, advertising, and other activities conducted by telephone, email, mobile devices and the internet, such as the Telephone Consumer Protection Act (“TCPA”), CAN-SPAM and similar state consumer protection and communication privacy laws. In particular, the actual or perceived improper calling of consumer phones or sending of text messages may subject us to potentially material risks, including liabilities or claims relating to consumer protection laws such as the TCPA, a highly litigated area of the law. The TCPA imposes significant restrictions on the ability to make telephone calls or send text messages to mobile telephone numbers without the prior consent of the person being contacted. Federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain, or our calling/SMS texting messaging practices are not adequate or violate applicable law. This may in the future result in civil claims against us. Claims that we have violated the TCPA could be costly to litigate, regardless of merit, and could expose us to substantial statutory damages or costly settlements.
In addition, we may be subject to other laws, including various state laws, that may have an effect on our data processing activities. For example, the California Consumer Privacy Act, as amended by the California Privacy Right Act (“CCPA”) imposes obligations on businesses that process personal information of California residents, such as disclosing certain information to consumers and timely responding to consumer rights requests. Since the CCPA went into to effect, similar comprehensive privacy statutes have been passed or enacted in other states, e.g. Virginia, Colorado, Connecticut, Utah, Iowa, Tennessee, Indiana and Montana. Following this trend, many other states are currently reviewing or proposing the need for greater regulation of the collection, sharing, use and other processing of information related to individuals and there remains increased interest at the federal level as well. As we accept debit and credit cards for payment through a third-party vendor, we are subject to the Payment Card Industry Data Security Standard (“PCI- DSS”), issued by the Payment Card Industry Security Standards Council. PCI-DSS contains compliance guidelines regarding the security surrounding the physical and electronic storage, processing and transmission of cardholder data.
Even though we maintain a compliance program, inclusive of privacy policies and vendor monitoring, to maintain compliance with applicable laws, rules and regulations relating to privacy and data security, these laws are in some cases relatively new, and, as they continue to evolve, the interpretation and application of these laws can be uncertain. Any failure or perceived failure by us to comply with data privacy laws, rules, regulations, industry standards and other requirements could result in proceedings or actions against us by individuals, consumer rights groups, government agencies or others. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. Further, these proceedings, and any subsequent adverse outcomes, may subject us to significant negative publicity and an erosion of trust. If any of these events were to occur, our business, results of operations and financial condition could be adversely affected.
In the event of a cyber security breach or similar incident, our business and operations could suffer.
We rely on information technology networks and systems to process and store electronic information. We collect, use, process and store sensitive information, including personal information of our consumers such as certain financial information, on our information technology networks. As such, we are an attractive target for data security attacks by third parties. Hackers and data thieves are increasingly capable of operating large-scale and complex automated attacks, including on companies within our industry. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or investigate and remediate any information security vulnerabilities.
Despite the implementation of security measures, our information technology networks and systems have been, and in the future may be, vulnerable to disruptions and shutdowns due to security events, such as attacks by hackers, physical breaches or breaches due to malfeasance by contractors, employees and others who have access to our networks and systems. The occurrence of any of these security events could compromise our networks and the information stored on our networks or otherwise processed by us could be accessed, used, modified, extrapolated or otherwise processed without our authorization.
Any failure or significant disruption of our operations from various causes, including human error, computer malware, ransomware, insecure software and systems, zero-day vulnerabilities, threats to or disruption of third-party vendors who provide critical services or other events related to our critical information technologies and systems could expose us to liability under various laws and regulations across jurisdictions as well as any contractual obligations we may have and increase the risk of costly litigation and governmental investigation. Our insurance policies carry retention and coverage limits, which may not be adequate to reimburse us for losses caused by security breaches, and we may not be able to collect fully, if at all, under these insurance policies. Furthermore, we cannot be certain that insurance coverage will continue to be available on acceptable terms or at all, or that the insurer will not deny coverage as to any future claim. Any unauthorized or unlawful processing could disrupt our operations, adversely affect the willingness of sellers to sell to us or result in legal claims, liability, reputational damage or regulatory penalties under laws protecting the privacy of personal information, any of which could adversely affect our business, financial condition and operating results. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.
We may not be able to adequately protect or enforce the intellectual property rights upon which we rely and, as a result, any lack of protection may diminish our competitive advantage.
We attempt to protect our intellectual property rights, both in the United States and in foreign countries through a combination of trademark, copyright, and trade secret laws where we operate, as well as license agreements, nondisclosure agreements and confidentiality and other contractual provisions. Because of the differences between U.S. and foreign intellectual property laws, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.
We also rely on proprietary software programs and valuation and collection processes and techniques, and we believe that these proprietary assets provide us with a competitive advantage. We maintain our proprietary software, processes, and techniques as trade secrets, but they are not protected by patent or registered copyright laws. It is possible that others will independently develop the same or similar processes or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we enter into confidentiality agreements with our employees and consultants and enter into confidentiality agreements with other third parties, including suppliers and other partners. However, we cannot guarantee that we have entered into such agreements with each party that has or may have had access to our proprietary information, know-how and trade secrets. Moreover, no assurance can be given that these agreements will be effective in controlling access to, distribution, use, misuse, misappropriation, reverse engineering or disclosure of our products, proprietary information, know-how, and trade secrets. Further, these agreements may not prevent our competitors from independently acquiring or developing technologies that are substantially similar equivalent or superior to our products and platform capabilities. These agreements may be breached, and we may not have adequate remedies for any such breach. We may not be able to protect our technology and data resources adequately, which may diminish our competitive advantage, which may, in turn, adversely affect our business, financial condition and operating results.
In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect such rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our proprietary information and trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management, and could result in the impairment of our intellectual property rights. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights, and if such defenses, counterclaims or countersuits are successful, we could lose valuable intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay or impair further sales or the implementation or functionality of our products and platform capabilities, delay introductions of new solutions, result in our substituting inferior or more costly technologies into our products or harm our ability to protect our proprietary technology or harm our reputation.
We have from time to time instituted litigation to enforce our trademarks and other intellectual property, and we expect that we may be required to do so in the future. Policing unauthorized use of our intellectual property and misappropriation of our technology, trademarks and trade secrets is difficult and we may not always be aware of such unauthorized use or misappropriation. We may be forced to bring claims against third parties to determine the ownership of what we regard as our intellectual property or to enforce our intellectual property rights against infringement, misappropriation or other violations by third parties. However, there can be no assurance that such efforts will be successful. We may not prevail in any intellectual property-related proceedings that we initiate against third parties. In addition, even if we are successful in enforcing our intellectual property against third parties, the damages or other remedies awarded, if any, may not be commercially meaningful. Regardless of whether any such proceedings are resolved in our favor, such proceedings could cause us to incur significant expenses and could distribute our personnel from their normal responsibilities.
Third parties may claim that our products and solutions infringe their intellectual property rights and this may create liability for us or otherwise adversely affect our business, operating results and financial condition.
We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our products without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products are infringing, misappropriating or otherwise violating third-party intellectual property rights, and such third parties may bring claims alleging such infringement, misappropriation or violation. Lawsuits are time-consuming and expensive to resolve, and they divert management’s time, resources and attention. The software industry is characterized by the existence of a large number of patents, copyrights, trademarks, trade secrets and other intellectual and proprietary rights. Companies in the software industry are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our technologies may not be able to withstand any third-party claims against their use. Even if the infringement claims do not result in litigation or are resolved in our favor, these claims, and the time, attention and resources necessary to resolve them, could divert the resources of our management and harm our business and results of operations.
If our products infringe on the intellectual property rights of others, we may be required to indemnify our customers for any damages they suffer.
We generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed, we may be forced to pay damages on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products. No such infringement claims are currently pending.
We utilize third party open-source software components in some of the solutions we license to our clients, and failure to comply with the terms of the underlying open-source software licenses could subject us or our clients to possible litigation.
We use open-source software in some of the solutions we deliver to our clients, and we expect to continue to use open-source software in the future. The use and distribution of open-source software is accompanied by the risk that open-source licensors generally do not provide warranties, indemnification or other contractual provisions regarding the quality of the code or intellectual property infringement claims protections. To the extent that our solutions depend upon the successful operation of open-source software, any undetected errors or defects in this open-source software could prevent the deployment or impair the functionality of such technologies and injure our reputation. In addition, some open-source licenses contain terms requiring us to make available source code for modifications or derivative works we create based upon the type of open source software we use or grant other licenses to our intellectual property. Additionally, we or our clients could be subject to third party claims asserting ownership of, or demanding release of, the open-source software or derivative works that we developed using such software, or otherwise seeking to enforce the terms of the applicable open-source license. Such claims could result in litigation and/or substantial costs to defend and resolve.

Environmental, social and governance (“ESG”) issues may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
Customers, investors, employees and other stakeholders are increasingly focused on ESG practices, including with respect to global talent, cybersecurity, data privacy and protection and climate change. If we do not adapt to and comply with new laws and regulations or changes to legal or regulatory requirements concerning ESG matters, or fail to meet rapidly evolving investor, industry or stakeholder expectations and standards, our reputation may be harmed, customers may choose to refrain from using our products and services and our business or financial condition may be adversely affected. Further, we may experience additional scrutiny or backlash from customers, partners, media, government entities and other stakeholders that disagree if they perceive Unifund to not have responded appropriately with respect to ESG matters.
We specifically recognize the inherent physical climate-related risks wherever business is conducted. Our primary locations may be vulnerable to the adverse effects of climate change. For example, Ohio, where our headquarters are located, has historically experienced, and is projected to continue to experience, tornados, high winds and other severe weather. These extreme weather conditions may disrupt our business and may cause us to experience additional costs to maintain or resume operations and higher attrition. In addition, current and emerging legal and regulatory requirements with respect to climate change (e.g., carbon pricing) and other aspects of ESG (e.g., disclosure requirements) may result in increased compliance requirements on our business and supply chain, which may increase our operating costs and cause disruptions in our operations.
Complying with evolving payment card network operating rules and related requirements may be expensive and force us to make adverse changes to our business, and our business and operations could suffer as a result.
We are required by our payment processors to comply with payment card network operating rules, including the Payment Card Industry (“PCI”) and Data Security Standard (the “Standard”). The Standard is a comprehensive set of requirements for enhancing payment account data security developed by the PCI Security Standards Council to help facilitate the broad adoption of consistent data security measures. Our failure to comply with the Standard and other network operating rules could result in fines or restrictions on our ability to accept payment cards. Under certain circumstances specified in the payment card network rules, we may be required to submit to periodic audits, self-assessments or other assessments of our compliance with the Standard. Such activities may reveal that we have failed to comply with the Standard. If an audit, self-assessment or other test determines that we need to take steps to remediate any deficiencies, such remediation efforts may distract our management team and require us to undertake costly and time consuming remediation efforts. In addition, even if we comply with the Standard, there is no assurance that we will be protected from a security breach. Moreover, the payment card networks could adopt new operating rules or interpret existing rules that we or our processors might find difficult or even impossible to follow, or costly to implement. In addition to violations of network rules, including the Standard, any failure to maintain good relationships with the payment card networks could impact our ability to receive incentives from them, could increase our costs or could otherwise harm our business. The loss of our credit card acceptance privileges for any one of these reasons, or the significant modification of the terms under which we obtain credit card acceptance privileges, may have an adverse effect on our business, revenue and operating results.
Our business relies on the involvement of payment card networks.
Our business depends on the involvement of payment card networks, such as Visa or MasterCard. The relationship with providers of payment card networks is important and any deterioration or termination of such relationships could negatively impact our business. For example, if payment card networks, such as Visa or MasterCard, decided to cease allowing our products or services, the results of our business would be adversely affected. In addition, an increase in fees charged by payment card networks in connection with transactions may reduce our margins or compromise our business model.
Each payment card network may alter rules or policies in a manner that may be detrimental to participants. Moreover, as payment card networks become more dependent on proprietary technology and seek to provide value-added services to issuers and merchants, there is heightened risk that rules and standards may be governed by the self-interest of the payment card networks, or of those with influence over the payment card networks. Changes in the business models or strategies of payment card network operators, including any resulting changes to their respective payment card network rules, could have a material adverse effect on our ability to compete and on our business, financial condition, results of operations and prospects. Our business may be subject to reputational risks in the event of adverse publicity relating to certain products and services we offer, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
The Comvest Credit Facility, as amended, requires us to use all net cash proceeds received from the sale of receivables and receivables portfolios solely to repay our obligations under the Comvest Credit Facility, unless otherwise approved by the agent.
The Eighth Amendment to the Comvest Credit Facility significantly restricts our ability to use our cash flows from operations for purposes other than repaying our obligations under the Comvest Credit Facility. As amended, the Comvest Credit Facility requires us to obtain the Agent’s (defined below) consent for to use any net cash proceeds received from the sale of receivables and receivables portfolios for any purpose other than repaying our obligations under the Comvest Credit Facility.
Without the Agent’s consent, we cannot use net cash proceeds to purchase new receivables portfolios that we may otherwise consider purchasing, which could harm our future revenues and results of operations. Additionally, we may not be able to use such proceeds for necessary capital expenditures, which could cause our proprietary software development to lag and could cause retention issues with key personnel. We have no control over which uses of net cash proceeds, if any, would be approved by the Agent in their sole discretion, which could have an adverse effect on our financial condition and results of operations.
If we are unable to make the required principal payments to our lenders, we could experience an Event of Default and there can be no guarantee that the Event of Default would be waived by our lenders.
As of September 30, 2023, the Target Company Group had cash and cash equivalents of $1,407,999 and restricted cash of $505,955. The Target Company Group incurred net loss of $(13,712,777) for the nine months ended September 30, 2023 and incurred negative cash flows from operations during both the year ended December 31, 2022 and the nine months ended September 30, 2023.
The Target Company Group had loans payable outstanding of $89,879,808 as of September 30, 2023. If the Target Company Group is unable to make the required principal payments to the Target Company Group’s lenders, the Target Company Group could experience an Event of Default and there can be no guarantee that the Event of Default would be waived by the Target Company Group’s lenders.
Furthermore, the Target Company Group is currently in default of the terms of its Comvest Credit Facility. Due to the significant amount due under this credit facility, there can be no guarantee that the Target Company Group can make the required payments relating to its credit facility. As of the date of this evaluation, the Target Company Group has nonbinding commitment letters with separate external lenders that would provide for funding beyond what is currently outstanding under the Group’s current credit facility. This funding would extinguish the Target Company Group’s Comvest Credit Facility and provide the Target Company Group with significant incremental liquidity. The Target Company Group cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
We have substantial debt and may incur substantial additional debt in the future, which could adversely affect our financial health, reduce our profitability, limit our ability to obtain financing in the future and pursue certain business opportunities and reduce the value of your investment.
As of December 14, 2023, we had total consolidated indebtedness of approximately $90,090,402. Our Comvest Credit Facility incurred interest at a rate of 11.78% during 2022, compared to 10.5% in 2021. The increase was due to the higher interest rate environment in the credit markets and the floating rate applicable to the facility, as well as default interest applicable in 2022. We expect that that rate of interest applicable to the Comvest Credit Facility will increase in 2023 and future years as a result of default interest and increases to the applicable margins and the addition of certain overadvance provisions in the recent amendments to the Comvest Credit Facility. Our DAP IV Series C and Series D loans incurred interest at an average rate of 6.8% and 7.3%, respectively, in 2022 and 12% and 13%, respectively, in 2021. Our Payce

Bridge Loan incurred interest at an average rate of 10.4% in 2022 and 13.5% in 2021. Our Payce Note to David Rosenberg incurred interest at a fixed rate of 1.6% during 2022 and 2021, and our intercompany loan to Techwoods Holdings incurred interest at a fixed rate of 11% during 2022 and 2021. We may incur additional debt in the future, which could increase the risks described below and lead to other risks. The amount of our debt or such other obligations could have important consequences for our stockholders, including, but not limited to:
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a meaningful portion of our cash flows from operations may be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

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our ability to obtain additional financing for working capital, portfolio purchases, acquisitions, debt service requirements or general corporate purposes may be limited, and our ability to satisfy our obligations with respect to our indebtedness may be impaired in the future;

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we may be at a competitive disadvantage compared to our competitors with less debt or with comparable debt at more favorable interest rates and which, as a result, may be better positioned to withstand economic downturns;

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our ability to refinance indebtedness may be limited, or the associated costs may increase;

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our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing may be impaired in the future;

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it may be difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on and acceleration of such indebtedness;

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we may be more vulnerable to general adverse economic and industry conditions; and

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our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures could be limited, or we may be prevented from making capital investments that are necessary or important to our operations in general, our growth strategy and our efforts to improve operating margins of our business units.

We have incurred and may in the future incur indebtedness to related parties in transactions that may not have been and may not in the future be conducted on an arm’s length basis.
We have entered into transactions with related parties in which we have incurred indebtedness that we owe to such related parties. DAP IV Series 86 issued certain Series BR 15.00% Promissory Bridge Notes, dated January 26, 2023, to David Rosenberg, who is an executive officer of Unifund and who will be Chief Executive Officer and a director of New PubCo, in the principal amount $750,000, and to Selig Zises, an owner of more than 5% of the outstanding equity of Unifund, in the principal amount of $235,000. The amount currently outstanding under David Rosenberg’s note is $750,000, and the amount currently outstanding under Selig Zises’ note is $235,000. Payce has issued a certain demand note, effective February 5, 2020, to David Rosenberg in the principal amount of $1,603,629.37. The demand note bears interest at a rate of 1.6% per annum, and the full amount is amount currently outstanding. The notes issued by DAP IV and Payce are obligations of those respective entities only. For more information, see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund — Liquidity and Capital Resources” and “New PubCo Relationships and Related Party Transactions.”
We may not be able to generate sufficient cash to service all our indebtedness and to fund our working capital and portfolio purchases and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.
Our ability to satisfy our debt obligations will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control.
We cannot assure you that our business will generate cash flow from operations, or that we will be able to draw on our debt in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay portfolio purchases, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material portfolio assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations when due. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would result in a material adverse effect on our financial condition and results of operations.
If we cannot make scheduled payments on our indebtedness, we could be in default, in which case holders of our debt could declare all outstanding principal and interest to be due and payable, our lenders could terminate their commitments to loan money and we could be forced into bankruptcy or liquidation.
We may not be able to comply with the terms of the Comvest Credit Facility, which grants liens to Comvest over most of the assets acquired as part of the Business Combination, and these liens and the other terms of the Comvest Credit Facility may affect the viability of our business, directly impact the assets acquired as part of the Business Combination and make it difficult or impossible to refinance or replace such facility prior to maturity.
On June 11, 2021, Unifund CCR, LLC, as borrower, Holdings, CCRF, ZB Limited and certain affiliates within the Target Company Group, as guarantors, (collectively, the “Loan Parties”), entered into the Comvest Credit Facility with CCP Agency, LLC, as Administrative Agent (“Agent”), and a syndicate of lenders (“Lenders”). The Comvest Credit Facility includes a number of terms, financial covenants that require us to achieve certain levels of financial performance and affirmative covenants and events of default that require us to, among other things, deliver substantial financial information and projections to the Lenders, complete certain actions in connection with the Business Combination and the replacement, assignment or refinancing of loans under the Comvest Credit Facility. If we fail to achieve the required levels of financial performance, deliver the required information or complete the required actions, we would be in default under the Comvest Credit Facility, which would allow the Lenders to exercise remedies against us, including increasing the rate of interest payable on the loans, restricting access to our cash, and seizing and liquidating the collateral for the Comvest Credit Facility, which comprises substantially all of our assets. It is unlikely that Unifund would be able to continue the operations described herein if the Lenders elect to exercise such remedies.
In addition, the Comvest Credit Facility includes borrowing base provisions that require the assets that compose our borrowing base to have specified minimum values. If we fail to comply with the borrowing base provisions of the Comvest Credit Facility, we would be required to make an immediate prepayment of loans under the Comvest Credit Facility, and we may not have sufficient liquidity available to us to make such required prepayments. We have, in the past, failed to comply with both the covenants and the borrowing base provisions of the Comvest Credit Facility.
Although we have previously been able to make the required prepayments or obtain waivers of our defaults, there is no assurance that we will be able to do so in the future. In addition, any such prepayments may prevent us from using liquidity to operate or invest in our business, and any such waivers are likely to require us to pay fees and other consideration to the lenders that may be material.
Unless we are able to refinance or replace it, the Comvest Credit Facility will continue in full force and effect upon consummation of the Business Combination, and the liens on Unifund’s assets securing the facility, including the liens on the equity interests of substantially all the Target Company Group members that will become subsidiaries of New PubCo will remain in place.
The Comvest Credit Facility includes provisions, including the addition of substantial amendment fees to principal and prepayment penalties up to 5% of outstanding principal plus all interest that would have accrued between the prepayment date and December 11, 2025 (the “Comvest Maturity Date”), that may make it prohibitively expensive or otherwise difficult or impossible to refinance or replace the Comvest Credit

Facility prior to the Comvest Maturity Date. If Unifund is unable to refinance or replace the Comvest Credit Facility prior to the Comvest Maturity Date, it will remain subject to the covenants and other requirements described above.
For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund — Liquidity and Capital Resources — Comvest Credit Facility.”
The equity contributed by the current equityholders of Unifund and its subsidiaries is subject to liens securing the interests of Unifund’s lenders under its credit facility, and such liens may remain after the Closing.
Under the Comvest Credit Facility, our equityholders pledged substantially all of their interests in Unifund and certain of its subsidiaries as collateral in favor of the lenders party thereto. We expect that, following consummation of the Business Combination, the obligations under the Comvest Credit Facility will be secured by liens on substantially all of the assets of New PubCo and its subsidiaries (other than certain excluded subsidiaries), including the equity interests of substantially all of New PubCo’s direct and indirect subsidiaries (other than certain excluded subsidiaries). We expect these liens to remain in place as long as we continue to have loans or other obligations under the Comvest Credit Facility. If the liens remain after Closing, the Lenders could foreclose on the Equity Interests serving as collateral. As a result, such Lenders may obtain a substantial amount of the Equity Interests in Unifund and its subsidiaries that would have been held by New PubCo if a foreclosure did not occur. To prevent foreclosure, we may be motivated to commence voluntary bankruptcy proceedings, or the Lenders and/or various other interested persons may institute bankruptcy proceedings against us. Any bankruptcy proceeding could cause you to lose your entire investment. For more information on the Comvest Credit Facility, see, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund — Liquidity and Capital Resources — Comvest Credit Facility.”
Upon Closing, Payce will be a less than wholly-owned subsidiary of New PubCo, and minority interests of approximately 27.7% of the outstanding Equity Interests in Payce may subject us to risks and liabilities that we would not otherwise face.
In connection with the Business Combination, David Rosenberg, our Chief Executive Officer, will contribute all of his Equity Interests in Payce to New PubCo resulting in New PubCo holding approximately 72.37% of the equity of Payce. However, after such contribution, there will be outstanding minority Equity Interests in Payce equal to 27.63% of the outstanding Equity Interests. The interests of the minority equityholders may differ from those of our stockholders and present risks that we would not otherwise face if Payce was a wholly-owned subsidiary of New PubCo. This may present conflicts with our business interests and goals, and the timing, terms and strategies for investments and financing. We may be unable to take actions that are opposed by Payce’s minority equityholders under arrangements that require us to share decision-making authority, and the minority equityholders may take actions that we oppose. This could lead to an impasse on certain decisions where we do not have sole decision-making authority, which could lead to a dispute or litigation. In addition, we may be subject to restrictions on our ability to transfer our interest in Payce, which could require us to retain our interest at a time when we would otherwise dispose of it. Any of the foregoing could impair our ability to operate Payce according to our interests, which may adversely affect our results of operations and financial condition.
Our success depends on our senior management team, and if we cannot retain them, it could have a material adverse effect on us.
We depend on the continued services and experience of our senior management team, including David Rosenberg, Founder and Chief Executive Officer, Sheila Monroe, Chief Operating Officer, Jeff Shaffer, Vice President, Information Technology, Jonathan Wall, Vice President, Growth & Partnerships, Trudy Weiss Craig, Vice President, General Counsel, W. Brian Maillian, President and Chief Financial Officer and Andy Hagerman, Vice President, Acquisitions, as well as the managers and employees who report to these individuals. We depend on the services of our senior management team to, among other things, continue the development and implementation of our strategies, and to maintain and develop relationships with the issuers from whom we purchase charged-off accounts. Ms. Craig, Ms. Monroe and Mr. Wall are subject to restrictive covenant agreements that contain non-competition provisions ranging from one to two years following the termination of such person’s employment. We have historically experienced voluntary and involuntary turnover of senior management personnel and can provide no assurance that this will not happen in the future. If such turnover occurs, it could weaken our business and results of operations.
A portion of our collections depends on success in individual lawsuits. In pursuing legal collections, we may be unable to obtain accurate and authentic account documents for accounts that we purchase.
A portion of our collections on accounts is processed through legal counsel. Accordingly, a percentage of our future collections depends on success in individual lawsuits, and a portion of those depend on the success of third-party collection attorneys. We filed suit to collect approximately 34% of the accounts that we purchased directly from original creditors during the period 2018-2020, excluding accounts included in our Enhanced Legal Contingency program. Unifund did not purchase any accounts in 2021. Accounts purchased directly from original creditors in 2022 are just now entering the legal cycle. We anticipate that we will process through legal counsel 24 – 25% of these accounts, excluding Enhanced Legal Contingency program.
In addition, when we collect accounts judicially, certain legal and regulatory requirements, as well as courts in certain jurisdictions, require that a copy of certain account documents be attached to the pleadings in order to obtain a judgment against the account debtors. If we cannot produce accurate and authentic account documents, these courts will deny our claims. We rely on the debt sellers that we purchase from to fulfill their contractual obligations, and if applicable, to provide account documents to us in an accurate and timely fashion. Our inability to obtain these documents from the debt sellers may impair the liquidation rate on such accounts that are subject to judicial collections. Additionally, our ability to collect non-judicially may be weakened by orders, laws or regulations which require that certain account documentation be in our possession before the institution of any collection activities. Our purchase agreements generally require sellers to provide account-level documentation at or soon after the time of purchase and permit us to return the accounts if the sellers do not provide the documentation. Our policy mandates that we have certain account-level documentation in hand prior to placing an account to its legal network, including documentation sufficient to substantiate the account balance. Further, our placement application automatically requests any additional documentation required by state law or court rule, and network attorneys have access to our secure media portal to request additional documentation. To the extent that we are unable to obtain required documentation to file suit, we will not file suit with respect to that account but may pursue collection via non-litigation methods if compliant with applicable law. For some sellers, we have the right to return accounts for which state-required documentation is unavailable. For the period January 2022 through June 26, 2023, we placed 7,357 new accounts, including Enhanced Legal Contingency program accounts, with collection counsel. None of those accounts were closed back to Unifund as a result of the seller failing to provide requested documentation.
We may not be successful in recovering court costs.
Our arrangements with our third-party collection attorneys typically require us to advance them certain out-of-pocket court costs on accounts in the legal collection channel. These court costs may be difficult to collect, and we may not be successful in collecting amounts we expected to collect. If we cannot recover these court costs, this may have a material adverse effect on our cash flows, financial condition and results of operations.
Sellers may deliver portfolios that contain accounts that do not meet our account collection criteria and cannot be returned.
In the normal course of portfolio acquisitions, some accounts may be included in the portfolios that fail to conform to the terms of the purchase agreements, and we may seek to return these accounts to the sellers for refund. However, we generally have a limited time to return these accounts to the sellers under the terms of our purchase agreements. Accounts that we cannot return to sellers because the limited time to return the accounts has expired, or for any other reason, may yield no return. If sellers deliver portfolios containing too many accounts that do not conform to the terms of the purchase agreements, we may be unable to collect a sufficient amount, and the portfolio purchase could generate lower returns or be unprofitable, which would have an adverse effect on our cash flows, financial condition and results of operations. If cash flows from operations are less than anticipated, our ability to satisfy our debt obligations and purchase new portfolios and, correspondingly, our business, financial condition and operating results, may be adversely affected.
Our third-party collection attorneys and third-party collection agencies may not comply with their agreements with us.
In the normal course of operations, our third-party collection agencies and third-party collection attorneys collect funds on our behalf. These third parties may fail to remit amounts owed to us timely or at all. We advance court costs to our third-party collection attorneys, which are intended for their use in filing lawsuits on our behalf. These third-party collection attorneys may misuse some or all of the funds we advance to them. Our ability to recoup our funds may be diminished if these third parties become insolvent or enter into bankruptcy proceedings. If we cannot recover these funds, our business, financial condition and operating results may be adversely affected.
We may be contractually required to purchase portfolios at a higher price than desired.
Periodically, we purchase charged-off accounts based on contracts that require us to make multiple buys at a fixed price. These contracts are commonly referred to in our industry as “forward flow contracts.” Depending on the length of the contractual arrangements, forward flow contracts typically contain termination clauses that allow termination at any time for any reason upon the delivery of advance written notice delivered a negotiated number of days before the termination of the contract. We may, from time to time, be required to purchase charged-off accounts under a forward flow contract for an amount higher than we would otherwise agree and therefore, these purchases may result in reduced returns or losses on our investments. We also cannot guarantee that all of our future forward flow agreements will contain the same termination provisions included in our current agreements. In more competitive environments, it is possible that issuers may focus on negotiating forward flow agreements that are longer in duration and have fewer contractual grounds for termination. If that were to occur, we could face a decision to either reduce our purchasing volume or agree to forward flow contracts that materially increase the risk on our purchases, both of which could have a material adverse effect on our cash flows, financial condition and results of operations.
Volatility in the financial markets may impede our ability to access capital markets and may adversely affect our financial condition.
Turmoil in the capital markets, including the tightening of credit and increased interest rates, have impacted, and may continue to impact in the future, our ability to raise financing on terms and at a cost favorable to us. While Unifund and its subsidiaries and equityholders have been required to provide additional collateral and guarantees under the Comvest Credit Facility, we believe these requirements are due to specific obligations and covenants under the Comvest Credit Facility. Nevertheless, the current volatility in the financial markets has impeded, and may continue to impede, our ability to raise capital from other sources on more favorable terms. Following the Business Combination, we may be required to raise capital during a weak economy and have little flexibility to wait for more favorable terms or economic conditions. We are likely to face higher borrowing costs, less available capital, more stringent terms and tighter covenants. Such unfavorable market conditions could have an adverse impact on our ability to fund our operations and portfolio purchases in the future. Any adverse change in the terms of our financing, including increased costs, could have a negative impact on our financial condition.
If we pursue collections activity against debtors who have no legal obligation to repay us, we may waste resources and our results of operations could suffer.
We monitor statutes of limitations applicable to the consumer debt accounts we seek to recover and maintain policies, system controls, and processes designed to ensure that accounts past the applicable statute of limitations do not get placed into legal collections. Nevertheless, if these systems fail and we pursue collections activity against debtors whose account is past the applicable statute of limitations, we would risk expending resources on debtors who have no legal obligation to repay us. We could incur costs and divert the attention of certain of our employees to ultimately recover no money. If we expend resources and are unable to collect on these accounts, or are not able to collect a sufficient amount on these accounts, our business, financial condition, and results of operations could be adversely affected.
Certain of our affiliates have participated in Enhanced Legal Contingency transactions, and such participation may result in an informational imbalance between our affiliates and outside investors, which may negatively harm our reputation and have an adverse effect on our results of operations.
Certain of our affiliates have participated in Enhanced Legal Contingency program transactions when we were obligated to acquire a portfolio and were unable to obtain adequate financing. We have procedural safeguards in place to ensure fair transactions, including review by management and the participation of external auditors. In addition, we do not expect affiliates to participate in Enhanced Legal Contingency program transactions in the future. Nevertheless, if affiliates participate in future transactions and our procedural safeguards fail, it could lead to an informational imbalance between our affiliates and third-party investors arising out of a situation in which our affiliates have access to better information than outside investors. If this occurs, our reputation could be harmed, we could struggle to find third-party investors to participate in our future Enhanced Legal Contingency program transactions and our results of operations could suffer.
Compliance and Regulatory Risks
Failure to comply with existing or new government regulation of the collections industry could result in penalties, fines, litigation, damage to our reputation or the suspension or termination of our ability to conduct our business.
The collections industry throughout the markets in which we operate is governed by various laws and regulations, many of which require us to be a licensed debt collector. Our industry is also investigated by regulators and offices of state attorneys general, and subpoenas and other requests or demands for information may be issued by governmental authorities who are investigating debt collection activities. These investigations may result in enforcement actions, fines and penalties, or the assertion of private claims and lawsuits. For instance, the FTC and the Consumer Financial Protection Bureau (the “CFPB”), as well as state regulators, have the authority to investigate consumer complaints against debt collection companies and to recommend enforcement actions and seek monetary penalties. If any such investigations result in findings that we or our vendors have failed to comply with applicable laws and regulations, we could be subject to penalties, litigation losses and expenses, damage to our reputation or the suspension or termination of, or required modification to, our ability to conduct collections, which would adversely affect our financial results and condition. In addition, new laws or regulations or changes in the ways that existing rules or laws are interpreted or enforced could limit our activities in the future or significantly increase the cost of compliance. Furthermore, judges or regulatory bodies could interpret current rules or laws differently than the way we do, leading to such adverse consequences described above.
In many jurisdictions, we must maintain licenses to perform debt recovery services and must satisfy related bonding requirements. Our failure to comply with existing licensing requirements, changing interpretations of existing requirements or adoption of new licensing requirements, could restrict our ability to collect in regions, subject us to increased regulation, increase our costs or adversely affect our ability to collect our accounts.
Laws and regulations also may limit the interest rate and the fees that a credit grantor may impose on consumers, limit the time in which we may file legal actions to enforce consumer accounts and require specific account information for certain collection activities. In addition, local requirements and court rulings in various jurisdictions also may affect our ability to collect.
Moreover, the relationship between consumers and credit issuers is extensively regulated by consumer protection and related laws and regulations. These laws may affect some of our operations because most of our accounts originate through credit card and other consumer credit transactions. If the originating institution fails to comply with applicable statutes, rules and regulations, it could create claims and rights for the consumers that could reduce or eliminate their obligations related to those accounts. When we acquire accounts, we generally require the credit grantor or portfolio reseller to represent that they have complied with applicable statutes, rules and regulations relating to the origination and collection of the accounts before they were sold to us. Unifund, however, does not necessarily confirm such compliance in all cases.
Regulations and statutes applicable to our industry provide that, in some cases, consumers cannot be held liable for, or their liability may be limited with respect to, charges to their accounts that resulted from unauthorized use of their credit. These laws, among others, may limit our ability to recover amounts owing with respect to the accounts, whether or not we committed any wrongful act or omission in connection with the account. If we fail to comply with applicable laws and regulations, such failure could result in penalties, litigation losses and expenses, damage to our reputation or otherwise impact our ability to conduct collections efforts, which could adversely affect our financial results and condition.
Investigations or enforcement actions by governmental authorities may result in changes to our business practices, negatively impact our portfolio purchasing volume and make collection of accounts more difficult or expose us to the risk of fines, penalties, restitution payments and litigation.
Our business practices are subject to review by various governmental authorities and regulators, including the CFPB, which has resulted in investigations and settlements and may in the future result in the commencement of investigations or enforcement actions or reviews targeted at businesses in the financial services industry. These reviews may involve consideration of individual consumer complaints or could involve a broader review of our debt collection policies and practices. Such investigations could lead to assertions by governmental authorities that we are not complying with applicable laws or regulations. In such circumstances, authorities may request or seek to impose a range of remedies that could involve potential compensatory or punitive damage claims, fines, restitution payments, sanctions or injunctive relief that, if agreed to or granted, could require us to make payments or incur other expenditures that could have an adverse effect on our business, financial condition and results of operations. Government authorities could also request or seek to require us to cease certain of our practices or institute new practices. We may also elect to change practices that we believe comply with applicable law and regulations in order to respond to the concerns of governmental authorities or in response to regulatory action against other industry participants.
In May 2022, the CFPB entered into a Consent Order with Bank of America, N.A. (“BOA”), regarding BOA’s processing of out-of-state bank garnishments. The CFPB alleged that BOA violated applicable law by (1) handling bank garnishments issued in another state in violation of certain states’ prohibitions on out-of-state garnishments; (2) failing to apply the appropriate state’s exemptions with respect to out-of-state garnishments; (3) misrepresenting to consumers that the applicable state exemptions were those of the state issuing the garnishments rather than those of the consumer’s state of residence; (4) requiring consumers to agree not to contest legal process and to waive BOA’s liability with respect to improper garnishments; and (5) implying to consumers that consumers could not bring legal claims against BOA with respect to garnishments. When Unifund obtains information that a consumer has a bank account with a particular bank, it does not know at which branch that account is located. As such, it is possible that Unifund may file a garnishment in which the account location is not the same as the state of the issuing court or the state in which the consumer resides. State laws generally require the receiving bank, not the garnishor, to determine which funds are eligible for or exempt from garnishment based on the appropriate law. If banks against which Unifund files bank garnishments fail to comply with or change their garnishment handling processes due to the CFPB Consent Order, we could see a decrease in revenue from bank garnishments, although we have not experienced such a decrease in revenue to date.
In addition, we may become required to make changes to our internal policies and procedures in order to comply with new statutory and regulatory requirements under the Dodd-Frank Act or other applicable laws. Such changes in practices or procedures could negatively impact our results of operations. Negative publicity relating to investigations or proceedings brought by governmental authorities could have an adverse impact on our reputation, could harm our ability to conduct business with industry participants, and could result in financial institutions reducing or eliminating sales of accounts portfolios to us which would harm our business and negatively impact our financial results. Moreover, changing or modifying our internal policies or procedures, responding to governmental inquiries and investigations and defending lawsuits or other proceedings could require significant efforts on the part of management and result in increased costs to our business. In addition, such efforts could divert management’s full attention from our business operations. All of these factors could have an adverse effect on our business, results of operations and financial condition.
Failure to comply with government regulation could result in the suspension or termination of our ability to conduct business, may require the payment of significant fines and penalties, or require other significant expenditures.
The collections industry is heavily regulated under various federal, state and local laws, rules and regulations. Many states and several cities require that we be licensed as a debt collection company. The CFPB, FTC, state attorneys general and other regulatory bodies have the authority to investigate a variety of matters, including consumer complaints against debt collection companies, and can bring enforcement actions and seek monetary penalties, consumer restitution and injunctive relief. If we or our third-party collection agencies or third-party collection attorneys fail to comply with applicable laws, rules and regulations, including, but not limited to, identity theft, privacy, data security, the use of automated dialing equipment, laws related to consumer protection, debt collection and laws applicable to specific types of debt, it could result in the suspension or termination of our ability to conduct collection operations, which would adversely affect us. Further, our ability to collect our accounts may be affected by state laws, including those which require that certain account documentation be presented before the institution of any collection activities. In addition, new federal, state or local laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit our activities in the future and/or significantly increase the cost of regulatory compliance. Violations of these laws and regulations could result in fines and penalties, criminal sanctions, prohibitions on the conduct of our business and reputational damage. Any of the foregoing could have an adverse effect on our business, financial condition and operating results.
We use third-party vendors for many services, including the judicial collection of certain accounts. If they fail to adhere to regulatory requirements, it could negatively impact our business.
We depend on third-party vendors for a wide array of services, systems and applications, including the collection of accounts through the legal channel. If one of our vendors fails to adhere to applicable regulatory requirements, their failure could negatively impact our business and could subject us to litigation and regulatory risk. We have a vendor management governance program that outlines certain processes intended to mitigate risks involved with third-party vendors. These processes include but are not limited to due diligence and risk assessment for material vendors, specific contractual requirements, ongoing oversight of our vendors and vendor performance reporting. Some of our service providers are subject to the CFPB’s supervisory and enforcement authority, which includes on-site examination of their operations and the CFPB’s authority to make findings of unfair, deceptive or abusive acts or practices. Violations of federal consumer financial protection laws by our service providers could result in our legal responsibility for their actions.
We are subject to ongoing risks of litigation, including individual and class actions under consumer credit, collections and other laws.
We operate in a litigious climate and regularly face litigation, including individual and class actions under consumer credit, collections and other laws. In some cases, our current legal liability is limited by provisions of the FDCPA. To the extent this act is amended, repealed or judicially interpreted in the future in a manner that eliminates the limitations on our liability for certain claims, we could face significantly larger litigation and claims expense going forward. We also are subject to other laws, such as the FCRA, which may not contain the same limitations on liability. While we are not currently involved in any material litigation or regulatory investigation, including any individual and class action lawsuits under consumer credit, consumer protection, theft, privacy, collections or other law, any future involvement in such proceedings could have an adverse effect on our business and financial condition.
Our collections may decrease if bankruptcy filings increase or if bankruptcy laws change.
Our ability to recover on an account when the debtor is subject to a Chapter 7 bankruptcy is substantially reduced. During times of significant economic challenges, the amount of charged-off accounts generally increases, which contributes to an increase in the number of personal bankruptcy filings. Under certain bankruptcy filings, a debtor’s non-exempt assets are sold to repay creditors. Because the charged-off accounts we are trying to collect are generally unsecured or secured on a second or third priority basis, we often would be unable to collect on those accounts if a debtor files for bankruptcy and secured creditors have a claim on the debtor’s assets. As a result, our collections may decline with an increase in bankruptcy filings or if the bankruptcy laws change in a manner adverse to our business, in which case, our financial condition and results of operations could suffer.
Our collections may be limited by laws and regulations governing garnishments of consumer funds.
When we pursue the garnishment of debtor wages or funds, we may be limited in what we can collect by applicable laws and regulations. Some laws and regulations place limits on the types and amounts of funds that can be taken when garnishing consumer wages and funds, which are generally intended to protect consumers. A court-ordered garnishment may not be binding on debtors or debtor funds located outside of the state issuing the garnishment order and may not allow us to make collections based on such an out-of-state order. If our ability to obtain collections through the garnishment of debtor wages or funds is limited, our collections would decrease and our financial condition and results of operations could be adversely impacted.
Negative attention and news regarding the debt collection industry and individual debt collectors may have a negative impact on a debtor’s willingness to pay the charged-off accounts we acquire.
The following factors may cause consumers to be more reluctant to pay their debts or more willing to pursue legal actions against us:
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Annually the FTC and CFPB publish reports summarizing the complaints they have received regarding debt collection practices. The reports contain the number of complaints filed, the percentage of increases or decreases from the previous year and an outline of key types of complaints.

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The CFPB publishes a semi-annual report to Congress which, among other things, analyzes the complaints it has received regarding consumer financial products or services, including debt collection. The report also discusses public supervisory and enforcement actions taken during the relevant time period.

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Print and television media, from time to time, may publish stories about the debt collection or debt purchasing industry that may cite examples of real or perceived abusive collection practices. These stories are also published on websites, which can lead to the rapid dissemination of the story increasing the exposure to negative publicity about us or the industry.

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The internet has websites where consumers list their concerns about the activities of debt collectors and seek guidance from other website posters on how to handle the situation. These websites are increasingly providing consumers with legal forms and other strategies to protest collection efforts and to try to avoid their obligations. To the extent that these forms and strategies are based on erroneous legal information, the cost of collections is unnecessarily increased.

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Advertisements by attorneys representing consumers, credit counseling centers and debt settlement companies are becoming more common and add to the negative attention given to our industry. Certain of these organizations may also enable consumers to negotiate a larger discount on their payments than we would otherwise allow.

As a result of this negative publicity, debtors may be more reluctant to pay their debts or could pursue legal action against us. These actions could impact our ability to collect on the charged-off accounts we acquire and impact our ability to operate profitably.
Risks Related to Information Technology and Telecommunications
We depend on our telecommunications and computer systems, including our proprietary collections platform.
Our business depends on our data analytics platform and our legal inventory management platform (“LIM”). These platforms guide our decision making as we acquire, evaluate and liquidate portfolios. We leverage our databases and other analytical tools to evaluate portfolios both before and after purchase. As such, these platforms could be interrupted by terrorist acts, natural disasters, power losses, computer viruses or similar events. If our data analytics or LIM platforms stop working, become unavailable or obsolete, we may be prevented from providing services and we may be unable to collect on the charged-off accounts we have purchased. Because we generally recognize revenue and generate operating cash flow primarily through collections, any failure or interruption of services and collections would mean that we would continue to incur payroll and other expenses without any corresponding income.
We depend on our ability to access data from external sources to maintain and grow our businesses. If we cannot access needed data from these sources or if the prices charged for these services increase, the quality, pricing and availability of our solutions may be adversely affected.
We rely extensively upon data from a variety of external sources to maintain our proprietary and non-proprietary databases, including data from third-party suppliers, various government and public record sources and data contributed by our clients. Our data sources could cease providing or reduce the availability of their data to us, increase the price we pay for their data or limit our use of their data for a variety of reasons, including legislatively or judicially imposed restrictions on use. If a number of suppliers are no longer able or are unwilling to provide us with certain data, or if our public record sources of data become unavailable or too expensive, we may need to find alternative sources. If we cannot identify and contract with suitable alternative data suppliers and efficiently and effectively integrate these data sources into our service offerings, we could experience service disruptions, increased costs and reduced quality of our services. Moreover, some of our data suppliers compete with us in certain product offerings, which may make us vulnerable to unpredictable price increases from them. Significant price increases could require us to seek other sources of data on more favorable economic terms, which may not be available at all. Loss of such access or the availability of data in the future on commercially reasonable terms or at all may reduce the quality and availability of our services and solutions, which could have a material adverse effect on our business, financial condition and results of operations.
We face risks associated with security breaches through cyber-attacks, cyber intrusions or otherwise, which could pose a risk to our systems, networks and services.
We face risks associated with security breaches or disruptions, whether through cyber-attacks or cyber intrusions over the internet, ransomware, malware, computer viruses, attachments to emails or persons inside our organization. The risk of a security breach, failure or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the rise of new technologies, and the number, intensity and sophistication of attempted attacks and intrusions around the world have also increased. In the normal course of business, we collect and retain certain personal information provided by our customers, employees, vendors and merchants. We also rely extensively on computer systems to process transactions and manage our business. While we employ many data security measures to protect confidential information on our systems and periodically review and improve our data security measures, we cannot provide assurance that we or our service providers will be able to prevent unauthorized or accidental access to this personal information, that our efforts to maintain the security and integrity of the information that we and our service providers collect will be effective, or that attempted security breaches or disruptions would not be successful or damaging.
Even the most well-protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and some are not recognized until launched against a target. In some cases, these breaches are designed not to be detected and, in fact, may not be detected. Accordingly, we may be unable to anticipate these techniques or to implement adequate security barriers or other preventive measures, thereby making it impossible to entirely mitigate this risk.
As a private company, Unifund’s senior management, rather than a board, has historically managed and administered Unifund’s cybersecurity risk management. Following consummation of the Business Combination, the New PubCo Board intends to administer and oversee New PubCo’s cybersecurity risk management in a manner consistent with best practices for registrants and SEC and stock exchange rules. Notwithstanding every measure taken to address cybersecurity matters, we cannot assure you that we will not suffer losses related to cyber-attacks.

In addition to the technical security measures we have implemented, our management team, particularly our Chief Information Systems Officer, has historically managed and administered cyberattack prevention and remediation. Following the consummation of the Business Combination, we expect our board of directors will play a role in cyberattack prevention and remediation. Further, we expect the audit committee of our board of directors to be regularly briefed on our cybersecurity policies and practices and ongoing efforts to improve security and is also kept up to date regarding any information on suspected or actual cybersecurity events. We implement cybersecurity risk management at the direction of our Chief Information Systems Officer, who we expect to report directly to our board of directors following the consummation of the Business Combination. Any failure to timely, fully and accurately report cybersecurity risks to our board of directors may result in insufficient investment of resources into our cybersecurity program and could make us or our third-party service providers susceptible to breaches and unauthorized access and misuse. Failure to provide timely reports to our board of directors regarding any actual or suspected security incident impacting us could result in insufficient investment remediation or inaccurate or incomplete reporting to regulators regarding such incidents which could cause substantial costs and other negative effects, including litigation, investigations, fines and reputational damage adversely affecting investor confidence.
Security and privacy breaches of the systems we use to protect personal data could adversely affect our business, results of operations and financial condition.
Our databases contain personal information of our debtors. This information includes (i) personal information relating to the debtor, such as name, social security number and charged-off account number; (ii) location information relating to the location and telephone numbers for the debtor; (iii) account specific information such as the date of issuance of the account, charge-off date and charge-off balance; and (iv) healthcare information. Any security or privacy breach of these databases could expose us to liability, increase our expenses relating to the resolution of these breaches and deter suppliers from selling charged-off accounts to us or clients from placing charged-off accounts with us on a contingency basis. Our data security procedures may not effectively counter evolving security risks, address the security and privacy concerns of existing or potential clients or comply with federal, state and local laws and regulations in all respects. As each member of our network of third-party collection agencies and attorneys has access to personal information, they may also be subject to security breaches, which could result in liability for us. Any failures in our security and privacy measures, or those of our third-party agencies or attorneys, could adversely affect our business, financial condition and results of operations.
If we cannot respond to technological changes in telecommunications and computer systems in a timely manner, we may not remain competitive.
Our success depends in large part on our sophisticated data analytics, LIM and collection platforms. We use these platforms to identify and contact large numbers of debtors and to record the results of the collection efforts on our owned and managed portfolios. If we cannot respond to technological changes to these platforms in a timely manner, we may not remain competitive. We have made a significant investment in these platforms to remain competitive and we expect that it will be necessary to continue to do so. If we cannot anticipate, managing, or adopting these changes on a timely basis, or if we do not have the capital resources available to invest in new platforms, our business could suffer.
To the extent the availability of free or inexpensive information increases, the demand for some of our data and information solutions may decrease.
Public sources of free or inexpensive information have become increasingly available, particularly through the internet, and this trend is expected to continue. Governmental agencies in particular have increased the amount of information to which they provide free public access. Public sources of free or inexpensive information may reduce demand for, or the price that clients are willing to pay for, our data and information solutions. Our fee revenue received from data services was approximately $229,000 in 2022 and $232,000 in 2021. To the extent that clients choose not to obtain data and information from us and instead rely on information obtained at little or no cost from these public sources, it could have a material adverse effect on our business, financial condition and results of operations.

We may experience system failures or service interruptions that could harm our business and reputation and expose us to potential liability.
We depend heavily upon the computer systems and our existing technology infrastructure located in our data centers. Certain system interruptions or events beyond our control could interrupt or terminate the delivery of our solutions and services to our clients and may interfere with our suppliers’ ability to provide necessary data to us and our employees’ ability to perform their responsibilities.
These potential interruptions include, but are not limited to, damage or interruption from hurricanes, floods, fires, power losses, telecommunications outages, cyber-based attacks, ransomware attacks, terrorist attacks, acts of war, human error and similar events. Acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in our business or the economy as a whole. The servers that we use through various third-party service providers may also be vulnerable to similar disruptions, which could lead to interruptions, delays and loss of critical data. Such service providers may not have sufficient protection or recovery plans in certain circumstances, and our insurance may be insufficient to compensate us for losses that may occur.
Defects in our software solutions, errors or delays in the processing of electronic transactions, or other difficulties could result in:
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interruption of business operations;

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delay in market acceptance of our software solutions;

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us, or our clients, missing a regulatory deadline;

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additional development and remediation costs;

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diversion of technical and other resources;

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loss of clients;

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negative publicity; or

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exposure to liability claims.

Any one or more of the foregoing occurrences could have a material adverse effect on our business, financial condition and results of operations. Although we try to limit our potential liability through disclaimers and limitation-of-liability provisions in our client agreements, we cannot be certain that these measures will be successful in limiting our liability.
We may not be able to adequately protect the intellectual property rights upon which we rely.
We rely on proprietary software programs and valuation and collection processes and techniques, and we believe that these assets provide us with a competitive advantage. We consider our proprietary software, processes and techniques to be trade secrets, but a significant portion of them are not protected by patent or registered copyright. We may not be able to adequately protect our technology and data resources, which may materially diminish our competitive advantage.
Risks Related to Accounting and Controls
Unifund has identified material weaknesses in its internal control over financial reporting. If Unifund is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, Unifund may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Unifund and the value of New PubCo’s stock.
As a privately held company, Unifund was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act. As a public company, New PubCo will be required to provide managements attestation on internal control over financial reporting. If New PubCo is unable to establish or maintain appropriate internal control over financial reporting or implement these additional requirements in a timely manner or with adequate compliance, it could result in material misstatements in its combined consolidated financial statements, failure to meet its reporting obligations on a timely basis, increases in compliance costs, and subject New PubCo to adverse regulatory consequences, all of which may adversely affect investor confidence in New PubCo and the value of New PubCo Common Stock.
In connection with the preparation and audit of Unifund’s combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023 and 2022, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of New PubCo’s financial statements will not be prevented or detected on a timely basis.
Certain material weaknesses were identified in connection with the preparation and audit of the combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021. These material weaknesses relate to Unifund not having sufficient processes and procedures in place related to (a) accounting for receivables portfolios under ASC 310-30, forecasted cash flows, principles of consolidation, and accounting for court costs in order to supporting the preparation of the financial statements for compliance with U.S. GAAP, (b) appropriate review and approval of users’ access rights to Unifund’s accounting systems and (c) lack of approval of journal entries and segregation of duties in Unifund’s financial reporting process.
In November 2023, the management of the Group concluded that the Group’s previously issued audited financial statements for the years ended December 31, 2022 and 2021, the previously issued unaudited financial statements for the three months ended March 31, 2023 and March 31, 2022, and the previously issued unaudited financial statements for the six months ended June 30, 2023 and 2022 included in the Company’s Registration Statement on Form S-4 and Amendments to the Registration Statement on Form S-4, should no longer be relied upon as a result of the accounting errors described below and should be restated.
In connection with the reevaluation of the adoption of ASC 326, Financial Instruments- Credit Losses, the following misstatements were identified:

(1)
The Group should have determined the value of its defaulted credit card portfolio assets as of January 1, 2021 using the proper future cash flow assumptions under both ASC 310-30 and ASC 326 to determine the adjustment as a result of adopting ASC 326 and the error resulting from incorrect application of ASC 310-30.

(2)
The Group should not have utilized actual cash flow results for 2021 and 2022 when developing its discounted cash flow models and forecasts to determine the value of its purchased financial assets with credit deterioration as of the adoption date and each measurement date through December 31, 2022.

Management evaluated the materiality of these errors both qualitatively and quantitatively and determined the effect of the corrections was material to the previously issued financial statements. As a result of the material misstatements, the Group has restated the comparative financial statements presented in the combined consolidated financial statements for the correction of the identified material misstatements in accordance with ASC 250, Accounting Changes and Error Corrections.
Based upon the above, the Group identified a material weakness in its internal controls.
While Unifund is designing and implementing measures to remediate its existing material weaknesses, Unifund cannot predict the success of such measures or the outcome of its assessment of these measures at this time. Unifund’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, information technology systems and applications, or other factors. If New PubCo fails to remediate Unifund’s existing material weaknesses or identifies new material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to conclude that its internal control over financial reporting are effective, it is possible that a material misstatement of Unifund’s financial statements would not be prevented or detected on a timely basis, investors may lose confidence in the accuracy and completeness of New PubCo’s financial reports, and the value of New PubCo’s securities could be materially and adversely affected.
We account for purchased charged-off accounts revenues using the Current Expected Credit Loss (“CECL”) method of accounting in accordance with GAAP, which requires significant judgments and estimates about the risk characteristics of the purchased accounts and the timing and amount of future recoveries on such accounts. If these judgments or estimates prove materially inaccurate, it could cause us to recognize valuation allowances and negatively impact or create volatility in our earnings.
Substantially all of the accounts receivable we purchase have been written off by their originators and, accordingly, qualify as purchased credit deteriorated (“PCD”) assets under Financial Accounting Standards Board (“FASB”) ASC 326, “Financial Instruments — Credit Losses.” Pursuant to ASC 326, we are required to apply the CECL accounting method to our PCD assets. Pursuant to CECL, we recognize purchased PCD assets on our balance sheet by grouping the assets into pools based on the accounts’ risk characteristics and then (i) recognizing the accounts at face value on an account-by-account basis; (ii) writing off the full value of each account, less a non-credit discount, on an account-by-account basis and (iii) recording a negative allowance for each pool, based on the present value of our estimate of the expected future recoveries on each such pool, using a discount rate (the “Effective EIR”). We recognize revenue on the pools of assets (a) over time through the accretion of discount on the negative allowances and (b) through “changes in recoveries,” when the actual recoveries on a pool differ from our estimate or when our estimates of future recoveries change.
Application of CECL requires significant use of judgments and estimates, including judgments about the risk characteristics of accounts, and the timing and amount of expected future recoveries, which we used, among other things, to calculate the negative allowance and Effective EIR for each pool. These estimates are primarily based on historical experience, current forecasts, our proprietary models and other quantitative and qualitative factors. If actual recoveries are materially different from the original estimates or if we are required to adjust these estimates, we may be required to make valuation adjustments that could adversely affect our earnings or cause significant volatility in our earnings. Factors that could cause our recoveries to differ materially from our estimates include our internal operational performance, our recent adoption of and inexperience with the CECL methodology, changes in law or regulations affecting our operations and macroeconomic factors.
We may be subject to examinations and challenges by tax authorities, and we may be subject to additional examinations and challenges in the future.
Our industry is unique and, as a result, there is not a set of well-defined laws, regulations or case law for us to follow that match our particular facts and circumstances for certain tax positions. Therefore, certain tax positions we take are based on industry practice, tax advice and drawing similarities of our facts and circumstances to those in case law relating to other industries. These tax positions may relate to tax compliance, sales and use, gross receipts, payroll, property and income tax issues, including tax base and apportionment. Challenges made by tax authorities to our application of tax rules may result in adjustments to the timing or amount of taxable income or deductions, the allocation of income among tax jurisdictions, and inconsistent positions between different jurisdictions on similar matters. If any such challenges are made and are not resolved in our favor, we may be required to pay additional taxes and/or penalties which may be substantial, and could have a material adverse effect on our cash flows, financial condition and result of operations. Because of the differences in our tax and GAAP financial statements, we also expect to continue to generate deferred tax asset balances on our financial statements.
Our operating results and cash collections are cyclical and may vary from quarter to quarter.
Our business depends on the ability to collect on our purchased charged-off accounts. Our revenue recognized is relatively level due to our application of the CECL methodology for estimating exposure to credit losses. Collections within portfolios tend to be seasonally higher in the first and second quarters of the year, due to consumers’ receipt of tax refunds and other factors. Conversely, collections within portfolios tend to be lower in the third and fourth quarters of the year, due to consumers’ spending in connection with summer vacations, back-to-school purchases, the holiday season and other factors. In addition, our operating results may be affected to a lesser extent by the timing of purchases of charged-off accounts because of the initial costs associated with purchasing and integrating these accounts into our system. As our method of accounting is sensitive to the timing of cash proceeds, a shift in the expected timing of significant receipts on purchases can have a material impact on the projected yield on a static pool and can result in valuation allowance charges. Consequently, income and margins may fluctuate quarter to quarter and our results in any particular quarter may not be indicative of future operating results.
Risks Related to Government Regulation and Litigation
Our business is subject to extensive laws and regulations, which have increased and may continue to increase.
Extensive laws and regulations directly apply to key portions of our business. These laws and regulations are also subject to review from time to time and may be subject to significant change. Changes in laws and regulations applicable to our operations, or the manner in which they are interpreted or applied, could limit our activities in the future or could significantly increase the cost of regulatory compliance. These negative effects could result from changes in collection laws and guidance, laws related to credit reporting, consumer bankruptcy laws, laws related to the management and enforcement of consumer debt, court and enforcement procedures, the statute of limitation for debts, accounting standards, taxation requirements, employment laws, communications laws, data privacy and protection laws, anti-bribery and corruption laws and anti-money laundering laws. For example, in November 2021, the CFPB final rules in the form of a new Regulation F that implement the FDCPA became effective. Regulation F restates and clarifies prohibitions on harassment and abuse, false or misleading representations and unfair practices by debt collectors when collecting consumer debt.
We sometimes purchase accounts in asset classes that are subject to industry-specific and/or issuer-specific restrictions that limit the collection methods that we can use on those accounts. Further, we have seen a trend in laws, rules and regulations requiring increased availability of historic information about receivables in order to collect. If credit originators or portfolio resellers are unable or unwilling to meet these evolving requirements, we may be unable to collect on certain accounts. For example, we have had instances where a credit originator or portfolio reseller could not provide documentation for accounts that we had purchased and we were not able make collections on those accounts. Such instances have been rare. Our receivables portfolio purchase agreements generally require the seller to provide account-level documentation at or soon after the time of purchase and permit us to return the accounts if the sellers do not provide the documentation and often permit us to return accounts when such documentation is not provided. Our compliance policies mandate that we have certain account-level documentation in hand prior to placing an account to our legal network, including documentation sufficient to substantiate the account balance. Further, our placement application automatically requests any additional documentation required by state law or court rule, and network attorneys have access to our secure media portal to request additional documentation. To the extent that we are unable to obtain required documentation to file suit, we would not file suit with respect to that account but may pursue collection via non-litigation methods if compliant with applicable law, which could materially limit collection on such accounts. Our inability to collect sufficient amounts from these accounts, through available collection methods, could adversely affect our business, financial condition and operating results.
We also sometimes purchase accounts that are past the applicable statute of limitations which prevents us from pursuing collections on such accounts through legal means. While we monitor governing statutes of limitations and maintain policies, system controls and processes designed to ensure that accounts past the applicable statute of limitations do not get placed into legal collections, we cannot assure you that no accounts get placed into legal collections despite being past the applicable statute of limitations. If we fail to comply with applicable statutes of limitations, it could result in the suspension or termination of our ability to conduct collection operations, which would adversely affect us. If we comply with applicable statutes of limitations on our accounts, our options for collections on such accounts are limited and we may be unable to collect at all on certain accounts. Our inability to collect sufficient amounts from these accounts, through available collection methods, could adversely affect our business, financial condition and operating results.
In addition, the CFPB has engaged in enforcement activity in sectors adjacent to our industry, impacting credit originators, collection firms, and payment processors, among others. Enforcement activity in these spaces by the CFPB or others, especially in the absence of clear rules or regulatory expectations, may be disruptive to third parties as they attempt to define appropriate business practices. As a result, certain commercial relationships we maintain may be disrupted or impacted by changes in third-parties’ business practices or perceptions of elevated risk relating to the debt collection industry, which could reduce our revenues, or increase our expenses, and consequently adversely affect our business, financial condition and operating results.
Additional consumer protection or privacy laws, rules and regulations may be enacted, or existing laws, rules or regulations may be reinterpreted or enforced in a different manner, imposing additional restrictions or requirements on the collection of receivables.
Any of the developments described above may adversely affect our ability to purchase and collect on receivables and may increase our costs associated with regulatory compliance, which could adversely affect our business, financial condition and operating results.
Our failure to address the operational, compliance and regulatory risks associated with payment collections, transmission, methods and processing could damage our reputation and brand and could adversely affect our business, financial performance, results of operations or business growth.
Federal, state and local laws and regulations that govern payment collections, transmission, methods and processing are complex and subject to change and we may be required to expend considerable time and effort to determine if such laws and regulations apply to our business. There can be no assurance that we will be able to meet all compliance obligations, including obtaining any such licenses in all of the jurisdictions we service, and, even if we were able to do so, there could be substantial costs and potential product changes involved in complying with such laws, which could have a material and adverse effect on our business. Any noncompliance by us in relation to existing or new laws and regulations, or any alleged noncompliance, could result in reputational damage, litigation, increased costs or liabilities, damages or require us to stop offering our services in certain markets. Failure to predict how a U.S. law or regulation or a law or regulation from another jurisdiction in which we operate with respect to payment collection, money transmission or similar requirements will be applied to us could result in licensure or registration requirements, administrative enforcement actions and/or could materially interfere with our ability to offer certain services or to conduct our business in particular jurisdictions. We cannot predict what actions the United States or other state or local governments or regulators may take, or what restrictions they may impose, that will affect our ability to offer our services or to conduct our business in particular jurisdictions. Further, we may become subject to changing payment collections, transmission, methods and processing regulations and requirements that could potentially affect the compliance of our current processes and increase the operational costs we incur to support our services. The factors identified here could impose substantial additional costs, involve considerable delay to the development or provision of our services, require significant and costly operational changes or prevent us from providing our services in any given market.
Failure to comply with government regulation could result in the suspension, termination or impairment of our ability to conduct business, may require the payment of significant fines and penalties or require other significant expenditures.
The U.S. collections industry is heavily regulated under various federal, state and local laws, rules, and regulations. Many states and several cities require that we be licensed as a debt collection company. The CFPB, FTC, state Attorneys General and other regulatory bodies have the authority to investigate a variety of matters, including consumer complaints against debt collection companies, and can bring enforcement actions and seek monetary penalties, consumer restitution and injunctive relief. If we, or our third-party collection agencies or law firms fail to comply with applicable laws, rules and regulations, including, but not limited to, identity theft, privacy, data security, the use of automated dialing equipment, laws related to consumer protection, debt collection and laws applicable to specific types of debt, it could result in the suspension or termination of our ability to conduct collection operations, which would adversely affect us. Further, our ability to collect our receivables may be affected by state laws, which require that certain types of account documentation be presented prior to the institution of any collection activities.
Our failure or the failure of third-party agencies and attorneys, or the credit originators or portfolio resellers selling receivables to us, to comply with existing or new laws, rules or regulations could limit our ability to recover on receivables, affect the willingness of financial institutions to sell portfolios to us, cause us to pay damages to consumers or result in fines or penalties, which could reduce our revenues, or increase our expenses, and consequently adversely affect our business, financial condition and operating results.
In addition, new federal, state or local laws or regulations, or changes in the ways these rules or laws are interpreted or enforced, could limit our activities in the future and/or significantly increase the cost of regulatory compliance.
Compliance with this extensive regulatory framework is expensive and labor-intensive. Any of the foregoing could have an adverse effect on our business, financial condition and operating results.
Negative publicity associated with litigation, governmental investigations, regulatory actions, cyber security breaches and other public statements could damage our reputation.
From time to time there are negative news stories about our industry or company, especially with respect to alleged conduct in collecting debt from consumers. These stories may follow the announcements of litigation or regulatory actions involving us or others in our industry. Negative publicity about our alleged or actual debt collection practices, about the debt collection industry in general or our cyber security could adversely affect our stock price, our position in the marketplace in which we compete and our ability to purchase charged-off receivables, any of which could have an adverse effect on our business, financial condition and operating results.
Risks Related to the Common Stock
The price of New PubCo Common Stock may be volatile, and you may be unable to resell your New PubCo Common Stock at or above the price at which you purchased such stock or at all.
After the Closing of the Business Combination, the market price for our New PubCo Common Stock is likely to be volatile. In addition, the market price for our New PubCo Common Stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•
changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the debt recovery and management marketplaces;

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trends and changes in consumer preferences in the industries in which we operate;

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changes in key personnel;

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our entry into new markets;

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changes in our operating performance;

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investors’ perceptions of our prospects and the prospects of the businesses in which we participate;

•
fluctuations in quarterly revenue and operating results, as well as differences between our actual financial and operating results and those expected by investors;

•
the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

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announcements relating to litigation;

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guidance, if any, that we provide to the public, any changes in such guidance or our failure to meet such guidance;

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changes in financial estimates or ratings by any securities analysts who follow our New PubCo Common Stock, our failure to meet such estimates or failure of those analysts to initiate or maintain coverage of our New PubCo Common Stock;

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downgrades in our credit ratings or the credit ratings of our competitors;

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the development and sustainability of an active trading market for our New PubCo Common Stock;

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investor perceptions of the investment opportunity associated with our New PubCo Common Stock relative to other investment alternatives;

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the inclusion, exclusion or deletion of our stock from any trading indices;

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future sales of our common stock by our officers, directors and significant stockholders;

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other events or factors, including those resulting from system failures and disruptions, hurricanes, wars, acts of terrorism, other natural disasters or responses to such events;

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price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole; and

•
changes in accounting principles.

These and other factors may lower the market price of our New PubCo Common Stock, regardless of our actual operating performance. As a result, our New PubCo Common Stock may trade at prices significantly below the price at which you purchased such common stock.
In addition, the stock markets, including the NYSE American, have experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of companies and that have affected and continue to affect the market prices of equity securities of many companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this filing, elsewhere in our filings with the SEC from time to time or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.
If securities or industry analysts have a negative outlook regarding our stock or our industry, or our operating results do not meet their expectations, our stock price could decline. The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.
A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.
The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, we intend to list the New PubCo Common Stock on the NYSE American, which requires us to maintain certain financial, distribution and stock price levels. One such requirement is that we maintain the beneficial ownership of our securities are diversified across at least three hundred stockholders who each hold 100 or more shares of our securities (each a “Round Lot Holder”) and at least 50% of such Round Lot Holders must each hold an aggregate market value of $2,500 of our securities. We expect that the number of beneficial holders of New PubCo Common Stock that will exist at the closing of the Business Combination in the event that all Everest Public Stockholders choose to redeem will be three. If we are unable to list our securities on, or if our securities become delisted from, the NYSE American for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if they were quoted or listed on the NYSE American or another national securities exchange.
Further, a condition to the Target Companies’ obligation to close the Business Combination is that the Company Equityholders receive at least a majority of the New PubCo Common Stock, calculated on a fully diluted basis. Such a concentration of the New PubCo Common Stock may result in a lower number of shares of New PubCo Common Stock being actively traded than if there were a broader shareholder base, which could adversely affect the liquidity and price of the securities. You may be unable to sell your securities unless a market can be established or sustained.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding common stock adversely, then the price and trading volume of common stock could decline.
The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of us, the trading price of our common stock would likely be negatively impacted. Furthermore, if one or more of the analysts who do cover us downgrade our common stock or our industry, or the common stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of these analysts stops covering us or fails to publish reports on us regularly, we could lose visibility in the market, which, in turn, could cause our common stock price or trading volume to decline.
Additionally, any fluctuation in the credit rating of us or our subsidiaries may impact our ability to access debt markets in the future or increase our cost of future debt, which could have a material adverse effect on our operations and financial condition, which in return may adversely affect the trading price of shares of our common stock.
Future sales of our common stock or the issuance of other equity securities may adversely affect the market price of our common stock.
In the future, we may sell additional shares of our common stock or other equity or equity-related securities to raise capital or issue equity securities to finance acquisitions. In addition, a substantial number of shares of our common stock are reserved for issuance upon conversion of our convertible notes and exchangeable notes. We are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock.
The liquidity and trading volume of our common stock is limited. The issuance or sale of substantial amounts of our common stock or other equity or equity-related securities (or the perception that such issuances or sales may occur) could adversely affect the market price of our common stock as well as our ability to raise capital through the sale of additional equity or equity-related securities. We cannot predict the effect that future issuances or sales of our common stock or other equity or equity-related securities would have on the market price of our common stock.
The removal of the net tangible asset requirement in connection with the Business Combination may result in a depressed net tangible assets calculation for New PubCo, which may adversely affect the stock price of New PubCo following the Business Combination
Everest stockholders adopted an amendment to the Existing Organizational Documents prior to the Business Combination, which, in the judgement of the Everest Board, provides additional flexibility to facilitate the Business Combination. Net tangible assts are calculated as total assets, less intangible assets and total liabilities. The Unifund Group’s financial statements reflect substantial liabilities, including pursuant to the Comvest Credit Facility. Although the calculation of net tangible assets offers limited utility to understanding the operations of a business such as the Unifund Group’s, the calculation of net tangible assets may be used by investors to determine the value of a company’s shares. Accordingly, the removal of the net tangible asset requirement and the possibility of reduced net tangible assets of New PubCo may adversely affect the stock price of New PubCo following the Business Combination.
General
We may not be able to recruit and retain key employees and workers in a competitive labor market.
If we cannot successfully recruit and retain key employees and workers, or if we experience the unexpected loss of those employees, our operations may be negatively affected. In addition, cost inflation may require us to enhance our compensation in order to compete effectively in the hiring and retention of employees.

We may make acquisitions that prove unsuccessful and any mergers, acquisitions, dispositions or joint venture activities may change our business and financial results and introduce new risks.
From time to time, we may make acquisitions of, or otherwise invest in, other companies that could complement our business, including the acquisition of entities in diverse geographic regions and entities offering greater access to businesses and markets that we do not currently serve. The acquisitions we make may be unprofitable or may take some time to achieve profitability. In addition, we may not successfully operate the businesses that we acquire, or may not successfully integrate these businesses with our own, which may result in our inability to maintain our goals, objectives, standards, controls, policies, culture or profitability. Through acquisitions, we may enter markets in which we have limited or no experience. Any acquisition may result in a potentially dilutive issuance of equity securities, and the incurrence of additional debt which could reduce our profitability. We also pursue dispositions and joint ventures from time to time. Any such transactions could change our business lines, geographic reach, financial results or capital structure. Our company could be larger or smaller after any such transactions and may have a different investment profile.
We may consume resources in pursuing business opportunities, financings or other transactions that are not consummated, which may strain or divert our resources.
We anticipate that the investigation of various transactions, and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments with respect to such transactions, will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific transaction, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific transaction, we may fail to consummate the transaction for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our business.
Failure to establish and maintain effective internal controls could have a material adverse effect on the accuracy and timing of our financial reporting in future periods.
As a publicly traded company, we are subject to the Exchange Act and the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting.
Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. Any such failures could have a material adverse effect on our financial results and investor confidence and the market for our common stock.
Risks Related to the Business Combination and Everest
Throughout this section, unless otherwise indicated or the context otherwise requires, references to “Everest,” “we,” “us,” “our” and other similar terms refer to Everest Consolidator Acquisition Corporation and its subsidiaries, prior to the Business Combination and to New PubCo and its consolidated subsidiaries after giving effect to the Business Combination.
The Business Combination Agreement is subject to a number of conditions, and if those conditions are not satisfied or waived, or if the Business Combination Agreement terminated in accordance with its terms, the Business Combination may not be completed.
The Business Combination Agreement contains a number of conditions to closing, and before the approval of the Business Combination by Everest Public Stockholders is attained, Unifund may terminate the Business Combination Agreement for any reason upon written notice to Everest. Other than certain cost recovery measures, Everest has no recourse against Unifund if Unifund terminates the Business Combination Agreement. If the Business Combination is not completed, the ongoing business of Unifund and Everest could be adversely affected. For example, both parties may be adversely affected by the failure to pursue other beneficial opportunities due to the focus of management on the Business Combination, without realizing any of the anticipated benefits of the Business Combination. Both parties will have incurred substantial expenses in connection with the proposed Business Combination. In addition, Everest’s stock price may decline to the extent that its market price reflects a market assumption that the Business Combination will not be completed. Further, Everest Public Stockholders cannot be certain that Everest will be able to find another suitable business combination. For more information, see the section entitled “The Business Combination Agreement — Conditions to the Closing of the Business Combination.”
An outbreak of a contagious disease, such as the COVID-19 pandemic, or other public health emergency could materially impact our business and results of operations.
The COVID-19 pandemic and resulting containment measures caused economic and financial disruptions that adversely affected our business and results of operations. Other public health emergencies could also affect our business and results of operations and any impact would depend on future developments that we are not able to predict, including the duration, spread and severity of the public health emergency; the nature, extent and effectiveness of containment measures; the extent and duration of the effect on the economy; and how quickly and to what extent normal economic and operating conditions resumed.
The COVID-19 pandemic and resulting containment measures contributed to among other things:

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Adverse impacts on our daily business operations and our ability to perform necessary business functions, including as a result of illness or as a result of restrictions on movement, which caused delays in collections;

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Widespread changes to financial and economic conditions of consumers;

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Uncertainty in certain jurisdictions with respect to near-term availability of receivable portfolios that meet our purchasing standards;

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Governmental actions discussed, proposed or taken to provide forms of relief, such as limiting debt collections efforts and encouraging or requiring extensions, modifications or forbearance, with respect to certain loans and fees;

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Impacts on the court system and the legal process, which impacted our ability to collect through the litigation process;

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Adverse impacts on third-party service providers;

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Impacts on capital and credit market conditions;

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Increased spending on business continuity efforts; and

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An increased risk of an information or cyber security incident, fraud or a failure in the effectiveness of our compliance programs due to, among other things, an increase in remote work.

Other public health emergencies could have similar or more significant impacts on our business and results of operations and could heighten many of the other risks described in this “Risk Factors” section.
The Sponsor and each of Everest’s officers and directors agreed to vote in favor of our initial business combination, including the Business Combination in particular, as applicable, regardless of how the Everest Stockholders vote.
Unlike other special purpose acquisition companies in which the initial stockholders agree to vote their founder shares and any share of Everest Class A common stock purchased by them during or after such company’s initial public offering in accordance with the majority of votes cast by the public stockholders in connection with an initial business combination, the Sponsor and each of Everest’s officers and directors have agreed, and their permitted transferees will agree, pursuant to the terms of letter agreements entered into with Everest (including the Sponsor Support Agreement entered into between the Sponsor, Everest, Unifund and New PubCo with respect to the Business Combination), to vote any Founder Shares held by them, as well as any Everest Class A common stock owned by them, in favor of our initial business combination (including the Business Combination).
As of the record date, the Sponsor owned 4,312,500 shares of Class B common stock, representing approximately 20.0% of the issued and outstanding Everest Common Stock, and will be able to vote all of such shares at the Stockholders Meeting. As a result, we would need only an additional 6,468,751 or 37.5% (assuming all outstanding Everest Common Stock are voted), or one share of Everest Class A common stock (assuming only the minimum number of Everest Common Stock representing a quorum are voted), in each case, of the 17,250,000 Everest Class A common stock sold in the IPO (the “Public Shares”) to be voted in favor of the Business Combination in order to have the Business Combination approved. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if the Sponsor and each of Everest’s officers and directors agreed to vote any Everest Common Stock owned by them in accordance with the majority of the votes cast by the Everest Public Stockholders.
Since the Sponsor and our executive officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination with New PubCo is appropriate as our initial business combination and in recommending that stockholders vote in favor of approval of the Required Stockholder Proposals. Such interests include that the Sponsor and our executive officers and directors will lose their entire investment in us if our initial business combination is not completed (other than with respect to Everest Class A common stock they may have acquired during or may acquire after the IPO), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to stockholders, rather than liquidate Everest.
When you consider the recommendation of the Everest Board in favor of approval of the Required Stockholder Proposals, you should keep in mind that the Sponsor, our directors and our executive officers have interests in such proposal that are different from, or in addition to, those of Everest Stockholders and warrant holders generally. These interests include that the Sponsor as well as our executive officers and directors will lose their entire investment in us if our initial business combination is not completed (other than with respect to Everest Class A common stock they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to stockholders, rather than liquidate Everest.
Additionally, among other things, these interests include the following:

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the fact that the Sponsor and Everest’s directors have agreed not to redeem any Everest Common Stock held by them in connection with the stockholder vote to approve a proposed initial business combination, including the Business Combination;

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the fact that the Sponsor paid an aggregate of $18,750 for the 4,312,500 Founder Shares currently owned by the Sponsor, in which certain of Everest’s officers and directors hold a direct and indirect interest, and the independent directors. The Founder Shares would be worthless if the Business Combination or another business combination is not consummated by February 28, 2024 because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $47.0 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023;

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the fact that if the Business Combination or another business combination is not consummated by February 28, 2024, the 8,633,333 Private Placement Warrants, each exercisable to purchase one share of Everest Class A common stock at $11.50 per share, subject to adjustment, held by the Sponsor, in which certain of Everest’s officers and directors hold a direct and indirect interest, of which 6,333,333 were acquired for an aggregate purchase price of $9,500,000 in a private placement that took place simultaneously with the consummation of the IPO, 1,150,000 were acquired in exchange for the Sponsor’s deposit of $1,725,000 into the Trust Account in connection with the Initial Extension and 1,150,000 were acquired in exchange for the Sponsor’s deposit of $1,725,000 into the Trust Account in connection with the Second Extension, would become worthless. Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $0.4 million, based upon the closing price of the Public Warrants on the NYSE on December 20, 2023;

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the fact that if the Business Combination or another business combination is not consummated by February 28, 2024, Everest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Everest Class A common stock for cash and, subject to the approval of its remaining stockholders and the Everest Board, dissolving and liquidating; and

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the fact that the Sponsor paid an aggregate of approximately $11.2 million for its investment in New PubCo, as summarized in the table below, and following the consummation of the Business Combination, the aggregate value of the Sponsor’s investment will be approximately $47.4 million, based upon the respective closing price of the Everest Class A common stock and the Public Warrants on the NYSE on December 20, 2023.

Sponsor Ownership of Everest Prior to Closing
	Securities held by Sponsor Group	Sponsor Cost ($)
Founder Shares	4,312,500	18,750(1)
Private Placement Warrants	8,633,333	11,225,000
Total		$11,243,750

(1)
Includes cost for 50,000 Founder Shares held by the independent directors.

Sponsor Ownership of New PubCo Following the Closing
	Securities held by Sponsor Group Prior to Closing	Value per Security ($)	Total Value ($)
Shares of New PubCo Common Stock Issued to Holders of Founder Shares	1,625,000(1)	$10.90	$17,712,500
New PubCo Private Placement Warrants	8,633,333	$0.045	$388,500
Total		$10.945	$18,101,000

(1)
Reflects the forfeiture of 1,500,000 Founder Shares pursuant to the Sponsor Support Agreement and the transfer of 375,000 Founder Shares to be transferred pursuant to the Share Transfer Agreement upon the consummation of the Business Combination. Does not include 812,500 Earnout Shares subject to vesting.

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the fact that the Sponsor, officers or directors, or their affiliates may be reimbursed for any out-of-pocket expenses incurred on Everest’s behalf related to identifying, investigating, negotiating and completing an initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by Everest’s officers and directors and there are no outstanding out-of-pocket expenses for which Everest’s officers or directors are awaiting reimbursement;

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the fact that the Sponsor and Everest’s current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Everest fails to complete an initial business combination by February 28, 2024;

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the fact that, pursuant to the Business Combination Agreement, the Sponsor will have certain governance rights in respect of New PubCo that will be set forth in New PubCo’s governing documents;

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the right of the Sponsor to hold shares of New PubCo Common Stock following the Business Combination, subject to the terms and conditions of the lock-up restrictions;

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

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the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Everest Stockholders experience a negative rate of return in New PubCo;

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the fact that the Sponsor and Everest’s officers and directors will lose their investment in Everest and will not be reimbursed for any out-of-pocket expenses incurred by them on Everest’s behalf incident to identifying, investigating and consummating an initial business combination if an initial business combination is not consummated by February 28, 2024;

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the fact that if the Trust Account is liquidated, including in the event Everest is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Everest to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share of Everest Class A common stock, or such lesser per share of Everest Class A common stock amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Everest has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Everest, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

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the fact that the Business Combination Agreement provides for the continued indemnification of Everest’s existing directors and officers and required Unifund to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Everest directors and officers after the Business Combination.

In addition, certain persons who are expected to become New PubCo directors after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the Everest Stockholders. See “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for more information.
The personal and financial interests of the Sponsor as well as Everest’s executive officers and directors may have influenced their motivation in identifying and selecting Unifund as a business combination target, completing the Business Combination with Unifund and influencing the operation of the business following the Business Combination. In considering the recommendations of the Everest Board to vote for the proposals, its stockholders should consider these interests. Additionally, following the Closing, the Sponsor will have the right to designate two members of the New PubCo Board, who are initially expected to be Adam Dooley and Canh Tran. Any vote made by such individual appointed by the Sponsor as part of such individual’s service on the New PubCo Board does not express the vote of Everest in any capacity, but solely such individual’s vote as a director of New PubCo.
The exercise of Everest’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Everest Public Stockholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Everest to agree to amend the Business Combination Agreement, to consent to certain actions taken by Unifund or to waive rights that Everest is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Unifund’s business, a request by Unifund to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on New PubCo’s business and would entitle Everest to terminate the Business Combination Agreement. In any of such circumstances, it would be at Everest’s discretion, acting through the Everest Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Everest and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Everest does not believe there will be any changes or waivers that Everest’s directors and executive officers would be likely to make after stockholder approval of the Required Stockholder Proposals has been obtained. While certain changes could be made without further stockholder approval, Everest intends to circulate a new or amended proxy statement/prospectus and resolicit Everest Public Stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Required Stockholder Proposals.

Everest and Unifund will incur significant transaction and transition costs in connection with the Business Combination.
Everest has incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Everest may also incur unanticipated costs associated with the Business Combination, including costs driven by Unifund’s becoming a public company and the listing on the NYSE American of the shares of New PubCo Common Stock, and these unanticipated costs may have an adverse impact on the results of operations of Unifund following the effectiveness of the Business Combination. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid for by Everest.
Everest and Unifund cannot provide assurance that the benefits of the Business Combination will offset the incremental transaction costs in the near term, if at all.
Our lack of business diversification could cause our financial condition and operating results to be more susceptible to fluctuations than a more diversified company.
Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business, which could have an adverse effect on our financial condition and operating results. By completing the Business Combination with Unifund, our lack of diversification may subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which Unifund may operate after the consummation of the Business Combination and may adversely affect prevailing market prices for New PubCo Common Stock.
The Everest Warrant Agreements designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.
The Everest Warrant Agreements provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Everest Warrant Agreements, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Everest Warrant Agreements will not apply to suits brought to enforce any liability or duty created by the Exchange Act (which provides for the exclusive jurisdiction of the federal courts with respect to all suits brought to enforce a duty or liability created by the Exchange Act or the rules and regulations thereunder) or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in the Everest Warrant Agreements. If any action, the subject matter of which is within the scope the forum provisions of the Everest Warrant Agreements, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Everest Warrant Agreements inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the Everest Board.
The Proposed New PubCo Certificate of Incorporation will designate the Delaware Court of Chancery or the United States federal district courts as the sole and exclusive forum for substantially all disputes between New PubCo and its stockholders, which could limit New PubCo’s stockholders’ ability to obtain a favorable judicial forum for disputes with New PubCo or its directors, officers, stockholders, employees or agents.
The Proposed New PubCo Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New PubCo consents in writing to the selection of an alternative forum, (a) the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on behalf of New PubCo, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of New PubCo to New PubCo or to New PubCo’s stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL or Proposed New PubCo Certificate of Incorporation or the Proposed New PubCo Bylaws (as either may be amended from time to time) or (4) any action, suit or proceeding asserting a claim against New PubCo governed by the internal affairs doctrine; and (b) subject to the provisions of the Proposed New PubCo Certificate of Incorporation, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules or regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed New PubCo Certificate of Incorporation will provide that, unless New PubCo consents in writing to the selection of an alternative forum, United States District Court for the District of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce the forum provision with respect to claims under the federal securities laws.
This choice of forum provision in the Proposed New PubCo Certificate of Incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New PubCo or any of New PubCo’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the Proposed New PubCo Certificate of Incorporation to be inapplicable or unenforceable in an action, New PubCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm New PubCo’s business, results of operations and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and rules and regulations thereunder.
The ability of the Everest Public Stockholders to exercise their redemption rights with respect to a large number of our shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.
The parties to the Business Combination Agreement may, at any time prior to the Closing, by a written instrument, (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of another party) or (c) waive compliance by the other parties with any of the agreements or conditions contained in the Business Combination Agreement. The Business Combination Agreement requires us to meet the Minimum Cash Condition at Closing, which may be waived in writing in Unifund’s sole discretion. If more than 8,253,649 shares of Everest Class A common stock are redeemed by Everest Holders in connection with the Special Meeting, in addition to the

3,825,869 shares of Everest Class A common stock that were redeemed in connection with the Extension Meeting (12,079,518 shares of Everest Class A common stock in total), such that the amount of Available Cash, as defined by the Business Combination Agreement, is below $40 million, the Company may need to complete additional equity or debt financing in order to consummate the Business Combination. We do not know how many stockholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on our expectations (and those of the other parties to the Business Combination Agreement) as to the number of shares that will be submitted for redemption. In the event that the Everest Public Stockholders exercise their redemption rights with respect to more than 12,079,518 of our shares such that the Minimum Cash Condition is not met, we may need to seek to arrange for additional third party financing to be able to satisfy the Minimum Cash Condition (or such lower amount designated by Unifund if Unifund waives the condition).
If too many of the Everest Public Stockholders elect to redeem their shares, such that more than 12,079,518 shares of Everest Class A common stock are redeemed and we are unable to meet the Minimum Cash Condition at closing or that we are unable to satisfy redemptions by our stockholders, and additional third-party financing is not available to us, there is an increased probability that the Business Combination would be unsuccessful. If the Business Combination is unsuccessful, you would not receive your pro rata portion of the funds in the Trust Account until we liquidate the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time the Everest Common Stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of the redemption rights of our Everest Class A common stock until we liquidate or you are able to sell your shares in the open market.
Uncertainties about the Business Combination during the pre-Closing period may cause third parties to delay or defer decisions concerning Unifund or seek to change existing arrangements.
There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Unifund, which could negatively affect Unifund’s business. Third parties may seek to change existing agreements with Unifund as a result of the Business Combination for these or other reasons.
The announcement and pendency of the Business Combination could adversely affect Unifund’s business, prospects, financial condition or operating results.
The announcement and pendency of the Business Combination could cause disruptions in and create uncertainty surrounding Unifund’s business, including with respect to Unifund’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Unifund’s business, prospects, financial condition or operating results, irrespective of whether the Business Combination is completed. The business relationships of Unifund may be subject to disruption as customers, suppliers and other persons with whom Unifund has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships or consider entering into business relationships with other parties. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by our stockholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section entitled “The Business Combination — Conditions to the Closing of the Business Combination.” Everest, New PubCo and Unifund may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such non-occurrence or delay may cause us and Unifund to each lose some or all of the intended benefits of the Business Combination.

If the Business Combination is not completed, potential alternative target businesses may have leverage over us in negotiating an initial business combination and our ability to conduct due diligence on a business combination as we approach our dissolution deadline may decrease, which could undermine our ability to complete an initial business combination on terms that would produce value for our stockholders.
Any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination within 24 months from the closing of the IPO. Consequently, a potential target may obtain leverage over us in negotiating a business combination, knowing that we may be unable to complete a business combination with another target business by February 28, 2024. This risk will increase as we get closer to the time frame described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.
The Sponsor, as well as Unifund, and their respective directors, executive officers, advisors or their affiliates may elect to purchase Everest Class A common stock or Public Warrants from the Everest Public Stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our securities.
The Sponsor and Everest’s directors, executive officers, advisors or any of their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholders, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Everest’s directors, executive officers, advisors or any of their affiliates purchase our shares of Everest Class A common stock in privately negotiated transactions from our Everest Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to satisfy the closing condition in the Business Combination Agreement requiring us to have a minimum net worth or a certain amount of cash at the closing of the proposed Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the proposed Business Combination that may not otherwise have been possible. Any Everest Common Stock purchased by the Sponsor or Everest’s directors, officers or advisors, or their respective affiliates in privately negotiated transactions will not (i) be purchased at a price higher than the price offered through the redemption process, (ii) be voted in favor of the Business Combination Proposal or (iii) have redemption rights, and if such Everest Common Stock do have redemption rights then such rights will be waived by the Sponsor, or Everest’s directors, officers or advisors or their respective affiliates.
In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
If a stockholder fails to receive notice of our offer to redeem the Everest Class A common stock in connection with Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
We will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a stockholder fails to receive our proxy solicitation materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation materials that we will furnish to holders of the Everest Class A common stock in connection with the Business Combination will describe the various procedures that must be complied with in order to validly submit Everest Class A common stock for redemption. In the event that a stockholder fails to comply with these procedures disclosed in the proxy solicitation materials, its Everest Class A common stock may not be redeemed.
Because of our limited resources and the significant competition for initial business combination opportunities, if the Business Combination is not completed, it may be more difficult for us to complete an initial business combination. If we have not completed our initial business combination within the required time period, the Everest Public Stockholders may receive only approximately $10.20 per share, or less in certain circumstances, on the redemption of their shares, and our warrants will expire worthless.
We have encountered and expect to continue to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other special purpose acquisition companies and other entities, domestic and international, competing for the types of businesses we intend to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors may possess greater resources or more specialized industry knowledge related to a specific business combination target than we do and our financial resources will be relatively limited when contrasted with those of some of these competitors. Additionally, the number of special purpose acquisition companies looking for business combination targets has increased compared to recent years and many of these special purpose acquisition companies are sponsored by entities or persons that have significant experience with completing business combinations. While we believe there are numerous target businesses we could potentially acquire, should the Business Combination fail, with the net proceeds of the IPO, over-allotment and the sale of the Private Placement Warrants, our ability to compete with respect to the acquisition of certain target businesses that are sizable may be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, we are obligated to offer holders of our Everest Class A common stock the right to redeem their shares for cash at the time of our initial business combination in conjunction with a stockholder vote. Target companies will be aware that this may reduce the resources available to us for our initial business combination. Any of these obligations may place us at a competitive disadvantage in successfully negotiating an initial business combination. If we have not completed our initial business combination within the required time period, the Everest Public Stockholders may receive only approximately $10.20 per share, or less in certain circumstances, on the liquidation of the Trust Account and our warrants will expire worthless.
Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Everest Public Stockholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share of Everest Class A common stock and (ii) the actual amount per share of Everest Class A common stock held in the Trust Account, as of the date of the liquidation of the Trust Account if less than $10.20 per share of Everest Class A common stock due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance for a variety of reasons, for example, if the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Everest Public Stockholders may be reduced below $10.20 per share of Everest Class A common stock.
Everest is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if Everest takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make Everest Securities less attractive to investors and may make it more difficult to compare Everest’s performance with other public companies.
Everest is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Everest’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Everest Public Stockholders may not have access to certain information they may deem important. Everest could be an emerging growth company for up to five years, although circumstances could cause Everest to lose that status earlier, including if the market value of Everest Class A common stock held by non-affiliates exceeds $700 million as of any June 30th before that time, in which case Everest would no longer be an emerging growth company as of the following fiscal year end. We cannot predict whether investors will find Everest Securities less attractive because Everest relies on these exemptions. If some investors find Everest Securities less attractive as a result of its reliance on these exemptions, the trading prices of Everest Securities may be lower than they otherwise would be, there may be a less active trading market for Everest Securities and the trading prices of Everest Securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Everest has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Everest, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Everest’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, Everest is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Everest will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the Everest Common Stock held by non-affiliates exceeds $250 million as of the prior June 30th, or (2) Everest’s annual revenues exceeded $100 million during such completed fiscal year and the market value of the Everest Common Stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent Everest takes advantage of such reduced disclosure obligations, it may also make comparison of Everest’s financial statements with other public companies difficult or impossible.
The price of the shares of New PubCo Common Stock and New PubCo Warrants may be volatile.
Upon consummation of the Business Combination, the price of shares of New PubCo Common Stock and New PubCo Warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which Unifund and New PubCo and their customers operate;

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variations in its operating performance and the performance of its competitors in general;

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the material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

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actual or anticipated fluctuations in Unifund’s and New PubCo’s annual or interim operating results;

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publication of research reports by securities analysts about Unifund, New PubCo or their competitors or their industry;

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the public’s reaction to Unifund’s and New PubCo’s press releases, other public announcements and filings with the SEC;

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Unifund’s or New PubCo’s failure or the failure of their competitors to meet analysts’ projections or guidance that Unifund, New PubCo or their competitors may give to the market;

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additions and departures of key personnel;

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changes in laws and regulations affecting its business;

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failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the NYSE American;

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actual, potential or perceived control, accounting or reporting problems;

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commencement of, or involvement in, litigation involving Unifund or New PubCo;

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changes in Unifund’s or New PubCo’s capital structures, such as future issuances of securities or the incurrence of additional debt;

•
the volume of shares of New PubCo Common Stock available for public sale;

•
general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and epidemics and pandemics (including the ongoing COVID-19 pandemic), acts of war or terrorism; and

•
the other factors described in this “Risk Factors” section.

These market and industry factors may materially reduce the market price of shares of New PubCo Common Stock and New PubCo Warrants regardless of the operating performance of Unifund or New PubCo.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of shares of New PubCo Common Stock to drop significantly, even if New PubCo’s business is doing well.
Sales of a substantial number of shares of New PubCo Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of shares of New PubCo Common Stock.
We may be required to file one or more registration statements prior to or shortly after the Closing to provide for the resale of certain restricted shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of shares of New PubCo Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The Everest Public Stockholders will experience immediate dilution as a consequence of the issuance of shares of New PubCo Common Stock as consideration in the Business Combination.
The issuance of additional shares of New PubCo Common Stock in the Business Combination will dilute the Equity Interests of our existing stockholders and may adversely affect prevailing market prices for the Everest Class A common stock and/or Public Warrants. The Everest Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination.
Additionally, New PubCo may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of New PubCo Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.
The issuance of additional shares of New PubCo Common Stock (or other equity securities of equal or senior rank) could have the following effects for holders of Everest Class A common stock who elect not to redeem their shares:
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your proportionate ownership interest in New PubCo will decrease;

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the relative voting strength of each previously outstanding share of New PubCo Common Stock following the Business Combination will be diminished; or

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the market price of the shares of New PubCo Common Stock and the Public Warrants may decline.

The below sensitivity table shows the potential impact of redemptions of the shares owned by non-redeeming stockholders in the minimum required redemption scenario and the maximum redemption scenario:
Assuming Minimum Required Redemption — this scenario assumes that 5,474,131 shares of Everest Class A common stock will be redeemed. Specifically, this scenario assumes that a total 41% of

Everest Public Stockholders of Everest Class A common stock will exercise redemption rights and will redeem at an assumed redemption price of approximately $10.86 per share for a total of $59.4 million. This is the minimum redemption required such that the Company Equityholders will own a majority of the New PubCo Common Stock after the consummation of the Business Combination in accordance with Section 11.3(g) of the Business Combination Agreement. This is the minimum redemption that must occur in order to consummate the transaction.
Assuming Maximum Redemption — this scenario assumes the assumptions within the Minimum Required Redemption Scenario with certain adjustments. It also assumes that an incremental 2,779,518 shares of Everest Class A common stock will be redeemed by Everest Holders at $10.86 per share for a total of $30.2 million. This is the maximum redemption allowable such that the amount of Available Cash of $40 million, as defined by the Business Combination Agreement, is available to consummate the Business Combination, net of the repayment of any Working Capital Loans, transaction costs incurred by Unifund, or transaction costs incurred by Everest. If redemptions are greater than the maximum redemption required such that the amount of Available Cash, as defined by the Business Combination Agreement, is below $40 million, the Company may need to complete additional equity or debt financing in order to consummate the Business Combination. No such additional equity or debt financing is currently in place at this time. Furthermore, this condition in no way prevents Everest Stockholders from redeeming their shares of Everest Class A common stock.
	Pro Forma Combined (Assuming Minimum Required Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
New PubCo Common Stock shares to Everest equity holders(3)	7,950,000	39.9%	5,170,482	30.1%
New PubCo Common Stock in exchange for Founder Shares(1) (2)	2,000,000	10.0%	2,000,000	11.6%
New PubCo shares issued in merger to Unifund	10,000,000	50.1%	10,000,000	58.3%
Shares outstanding	19,950,000	100.0%	17,170,482	100.0%

(1)
All of the Founder Shares will convert into shares of New PubCo Common Stock at the Closing. This does not reflect any adjustment to reflect the transfer of 375,000 Founder Shares to be transferred pursuant to the Share Transfer Agreement upon the consummation of the Business Combination.

(2)
Excludes any potential Earnout Shares, as they do not represent legally outstanding shares of New PubCo Common Stock at Closing.

(3)
Assumes the minimum redemption scenario. If redemptions are less than the minimum established threshold, no business combination would occur.

The table below presents the trust account value per share to a public stockholder that elects not to redeem its shares across a range of varying redemption scenarios, less the impact of the assumed repurchase of the Public Warrants:
Trust Account Value(1)	$145,772,470
Total shares of Class A common stock	13,424,131
Total Account Value per share of Class A common stock	$10.86

(1)
The Trust Account Value further reflects the impact of the issuance of 1,150,000 Private Warrants by Everest. On May 26, 2023, Everest extended the period it has to consummate our initial business combination by a period of three months from May 28, 2023 to August 28, 2023 (the “Second Extension”). To effect the Second Extension, the sponsor deposited $1,725,000, representing $0.10 per share of Class A common stock held by public stockholders, into the trust account, in exchange for our issuance to the sponsor of 1,150,000 private placement warrants (the “Second

Extension Private Placement Warrants”) at a rate of $1.50 per private placement warrant, having the same terms as the private placement warrants issued to the sponsor in connection with the closing of the IPO.
	Assuming Minimum Redemption Scenario	Assuming Additional 25% Redemption	Assuming Additional 50% Redemption	Assuming Additional 75% Redemption	Assuming Maximum Redemption Scenario
Redemptions ($)	$59,443,520	$66,989,213	$74,534,895	$82,080,589	$89,626,275
Redemptions (Shares)	5,474,131	6,169,011	6,863,890	7,558,770	8,253,649
Repurchase of public warrants(1)	$4,312,500	$4,312,500	$4,312,500	$4,312,500	$4,312,500
Cash left in Trust Account post redemptions less repurchase of public warrants	$82,016,450	$74,470,757	$66,925,075	$59,379,381	$51,833,695
Class A common stock post redemptions	7,950,000	7,255,120	6,560,241	5,865,361	5,170,482
Trust Value per Share	$10.32	$10.26	$10.20	$10.12	$10.02

(2)
In connection with the business combination, Everest will propose to the shareholders to amend the terms of the Public Warrants such that they are solely convertible into $0.50 per Public Warrant that is payable at closing of the business combination. This vote can only pass with a positive vote of greater than 50% of the total outstanding Public Warrants. If the vote does not receive greater than 50% support from the holders of the Public Warrants, such Public Warrants will remain outstanding. Each Public Warrant that would remain outstanding would entitle the holder to purchase one share of common stock of the Combined Company for $11.50. Given the per share price of the Combined Company is less than the exercise price of the Public Warrants, no exercise has been assumed.

The table below presents the book value per share to a public stockholder that elects not to redeem its shares across a range of varying redemption scenarios:
	Assuming Minimum Redemption Scenario	Assuming Additional 25% Redemption	Assuming Additional 50% Redemption	Assuming Additional 75% Redemption	Assuming Maximum Redemption Scenario
Weighted average shares outstanding of New PubCo common stock – basic and diluted	19,950,000	19,255,120	18,560,241	17,865,361	17,170,482
September 30, 2023 book value per share	$3.13	$2.85	$2.55	$2.22	$1.87
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination, and results of operations.
We are subject to a wide variety of laws, regulations, licensing schemes and industry standards enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, including by means of legislative changes and/or executive orders, and those changes could have a material adverse effect on our business, investments and results of operations. It can be difficult to predict how such laws, regulations and standards may be applied to our business and the way we conduct our operations. In addition, a failure to comply with applicable laws, regulations and standards, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our initial business combination, and results of operations.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.20 per share.
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Everest Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our shares of Everest Class A common stock, if we are unable to complete our business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by Everest Public Stockholders could be less than the $10.20 per share initially held in the Trust Account, due to claims of such creditors. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.20 per share or (ii) such lesser amount per share of Everest Class A common stock held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes as well as expenses relating to administration of the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriter of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, then our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.20 per share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your shares of Everest Class A common stock. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Risks for Any Holders of Everest Warrants following the Business Combination
Following the Business Combination, New PubCo may redeem your New PubCo Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants.
New PubCo will have the ability to redeem outstanding New PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the shares of New PubCo Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant-holders. New PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of New PubCo Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of New PubCo Common Stock is available throughout the 30-day redemption period. If and when the New PubCo Warrants become redeemable by New PubCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding New PubCo Warrants could force you (i) to exercise your New PubCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your New PubCo Warrants at the then-current market price when you might otherwise wish to hold your New PubCo Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding New PubCo Warrants are called for redemption, is likely to be substantially less than the market value of your New PubCo Warrants.
In addition, New PubCo will have the ability to redeem the outstanding New PubCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the closing price of the shares of New PubCo Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. In such a case, the holders will be able to exercise their New PubCo Warrants prior to redemption for a number of shares of New PubCo Common Stock determined based on a table in which the number of shares of New PubCo Common Stock is based on the redemption date and the fair market value of the shares of New PubCo Common Stock.
The value received upon exercise of the New PubCo Warrants (1) may be less than the value the holders would have received if they had exercised their New PubCo Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the New PubCo Warrants.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of shares of our Everest Class A common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Everest Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Everest Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
The NYSE American may not list New PubCo’s securities on its exchange, which could limit investors’ ability to make transactions in New PubCo’s securities and subject New PubCo to additional trading restrictions.
New PubCo intends to apply to have its securities listed on the NYSE American upon consummation of the Business Combination. New PubCo will be required to demonstrate compliance with the NYSE

American’s listing requirements. We cannot assure you that New PubCo will be able to meet all listing requirements. Even if New PubCo’s securities are listed on the NYSE American, New PubCo may be unable to maintain the listing of its securities in the future. An active trading market for New PubCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. You may be unable to sell your shares of New PubCo Common Stock unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of the Everest Class A common stock in connection with the Closing.
If New PubCo fails to meet the listing requirements and the NYSE American does not list its securities on its exchange, Unifund, New PubCo and Everest would not be required to consummate the Business Combination. In the event that the parties elected to waive this condition, and the Business Combination was consummated without New PubCo’s securities being listed on the NYSE American or on another national securities exchange, New PubCo could face significant material adverse consequences, including:
•
a limited availability of market quotations for New PubCo’s securities;

•
reduced liquidity for New PubCo’s securities;

•
a determination that the shares of New PubCo Common Stock are a “penny stock” which will require brokers trading in the shares of New PubCo Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New PubCo’s securities;

•
a limited amount of news and analyst coverage; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New PubCo’s securities were not listed on the NYSE American, such securities would not qualify as covered securities and New PubCo would be subject to regulation in each state in which it offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our shares.
Securities research analysts may establish and publish their own periodic projections for Unifund following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common stock could be adversely affected.
Because Unifund will become a publicly-traded company through the Business Combination rather than an underwritten initial public offering, the scope of due diligence conducted may be different than that conducted by an underwriter in an underwritten initial public offering.
New PubCo will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement/prospectus differ from an underwritten initial public offering. In a traditional underwritten initial public offering, underwriters typically conduct a certain amount of due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because Everest is already a publicly listed company, an underwriter has not been engaged and investors would not have the liability protections afforded by an additional possible defendant in the event of an action arising under the liability provisions of the Securities Act. The Sponsor may have an inherent conflict of interest because its shares and warrants will be worthless if an initial business combination is not completed with Unifund or another company during a prescribed period of time. Therefore, there could be a heightened risk of an incorrect valuation of New PubCo’s business, which could cause potential harm to investors.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.
The fact that we are a special purpose acquisition company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Unifund is not currently a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Unifund’s management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Unifund after the Business Combination. If Everest is not able to implement the requirements of Section 404, including any additional requirements once Everest is no longer an emerging growth company, in a timely manner or with adequate compliance, Everest may not be able to assess whether its internal control over financial reporting are effective, which may subject Everest to adverse regulatory consequences and could harm investor confidence and the market price of Everest Securities. Additionally, once Everest is no longer an emerging growth company, Everest will be required to comply with the independent registered public accounting firm attestation requirement on Everest’s internal control over financial reporting.
Subsequent to our completion of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges or file for bankruptcy protection, which could have a significant negative effect on our financial condition, results of operations and the price of our securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence Everest has conducted on Unifund will reveal all material issues or risks associated with Unifund, its business, or the industry in which it competes, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Unifund’s control and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, incur impairment or other charges or file for bankruptcy protection, which could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, any holders who choose to retain their securities following the Business Combination could suffer a reduction in the value of their securities from any such write-down or write-downs. Such stockholders and warrant holders are unlikely to have a remedy for such reduction in value.
The ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may be from Everest and Unifund and some of whom may join New PubCo following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New PubCo’s business.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of Everest’s key personnel may remain with the target business in senior management or advisory positions following the Business Combination, we expect Unifund’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

If, before distributing the proceeds in the Trust Account to the Everest Public Stockholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Everest Public Stockholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, after we distribute the proceeds in the Trust Account to the Everest Public Stockholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the Everest Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Everest Board and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to the Everest Public Stockholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our stockholders. In addition, the Everest Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Everest Public Stockholders from the Trust Account prior to addressing the claims of creditors.
We are not required to obtain an opinion from an independent accounting or investment banking firm, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our stockholders from a financial point of view.
Unless we complete our initial business combination with an affiliated entity, we are not required to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that the price we are paying is fair to our stockholders from a financial point of view. If no opinion is obtained, our stockholders will be relying on the judgment of the Everest Board, who will determine fair market value based on standards generally accepted by the financial community. Such standards used will be disclosed in our proxy solicitation or tender offer materials, as applicable, related to our initial business combination.
New PubCo will be a holding company with no business operations of its own and will depend on cash flow from Unifund to meet its obligations.
Following the Business Combination, New PubCo will be a holding company with no business operations of its own or material assets other than the stock of its subsidiaries. All of its operations will be conducted by its subsidiaries. As a holding company, New PubCo will require dividends and other payments from its subsidiaries to meet cash requirements. The terms of any credit facility may restrict New PubCo’s subsidiaries from paying dividends and otherwise transferring cash or other assets to it. If there is an insolvency, liquidation or other reorganization of any of New PubCo’s subsidiaries, New PubCo’s stockholders may have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before New PubCo, as an equityholder, would be entitled to receive any distribution from that sale or disposal. If Unifund is unable to pay dividends or make other payments to New PubCo when needed, New PubCo will be unable to satisfy its obligations.

If Everest is deemed to be an investment company for purposes of the Investment Company Act, it may be forced to abandon its efforts to consummate an initial business combination and instead be required to liquidate Everest. To avoid that result, on or shortly prior to the 24-month anniversary of the effective date of the IPO Registration Statement, Everest will instruct Equiniti Trust Company, LLC to liquidate the securities held in the Trust Account and instead hold all funds in the Trust Account in an interest-bearing demand deposit account. Interest on such demand deposit accounts is variable, and Everest cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, Everest may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public stockholders would receive upon any redemption or liquidation of Everest.
On March 30, 2022, the SEC issued the SPAC Rule Proposals, relating, among other things, to circumstances in which SPACs such as us could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria. To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8- K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of the registration statement for its initial public offering. Everest would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for its initial public offering. As indicated above, we completed our IPO on November 29, 2021 and have operated as a blank check company searching for a target business with which to consummate an initial business combination since such time (or approximately 20 months after the effective date of our IPO, as of the date of this proxy statement).
There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that we have been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. If we were deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate Everest. If we are required to liquidate Everest, our investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of our shares and warrants or rights following such a transaction, and our warrants or rights would expire worthless.
The funds in the Trust Account have, since the IPO, been held only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. However, to mitigate the risk of Everest being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), Everest will, on or shortly prior to the 24-month anniversary of the effective date of the IPO Registration Statement, instruct its transfer agent, the trustee with respect to the Trust Account, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of an initial business combination or liquidation. Interest on such demand deposit accounts is variable, and Everest cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, Everest may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public stockholders would receive upon any redemption or liquidation of Everest.
In addition, even prior to the 24-month anniversary of the effective date of the IPO Registration Statement, Everest may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, even prior to the 24-month anniversary, the greater the risk is that Everest may be considered an unregistered investment company, in which case Everest may be required to liquidate. Accordingly, Everest may determine, in its discretion, to liquidate the securities held in the Trust Account at any time, even prior to the 24-month anniversary, and instead hold all funds in the Trust Account in an interest-bearing demand deposit account until the earlier of consummation of an initial business combination or liquidation. Interest on such demand deposit accounts is variable, and Everest cannot assure you that such rate will not decrease or increase significantly. As a result, following such liquidation, Everest may receive less interest on the funds held in the Trust Account, which would reduce the dollar amount the public stockholders would receive upon any redemption or liquidation of Everest.
Risks Relating to Everest Securities
The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by Everest Public Stockholders may be less than $10.20 per share.
The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we are unable to complete our initial business combination or make certain amendments to the Existing Organizational Documents, the Everest Public Stockholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by Everest Public Stockholders may be less than $10.20 per share.
Our financial projections may differ materially from actual results.
This proxy statement/prospectus contains certain financial projections that were provided to Everest. Such financial projections are based on our estimates and assumptions as of the dates on which they were prepared concerning various factors that are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially from such projections. Notably, our financial projections reflect estimates and assumptions beyond our control. Accordingly, our future financial condition and results of operations may differ materially from our projections. Our failure to achieve our projected results could harm the trading price of New PubCo’s securities and its financial position following the completion of the Business Combination. Neither Unifund nor Everest have any duty to update the financial projections included in this proxy statement/prospectus.
Risks Related to the Redemption
Everest Public Stockholders who wish to redeem their Everest Class A common stock for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Everest Class A common stock for a pro rata portion of the funds held in the Trust Account.
An Everest Public Stockholder will be entitled to receive cash for any Everest Class A common stock to be redeemed only if such Public Stockholder: (i)(a) holds Everest Class A common stock, or (b) if the Public Stockholder holds Everest Class A common stock through Everest Units, the Public Stockholder elects to separate its units into the underlying Everest Class A common stock and Public Warrants prior to exercising its redemption rights with respect to the Everest Class A common stock; (ii) submits a written request to the Transfer Agent, in which it (a) requests that Unifund redeem all or a portion of its Everest Class A common stock for cash and (b) identifies itself as a beneficial holder of the Everest Class A common stock and provides its legal name, phone number and address; and (iii) delivers its Everest Class A common stock to the Transfer Agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Everest Class A common stock in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2023 (two business days before the initially scheduled vote at the Stockholders Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a stockholder’s broker and/or clearing broker, DTC and the Transfer Agent, will need to act to facilitate this request. It is Everest’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because Everest does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Everest Public Stockholders who wish to redeem their Everest Class A common stock may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if an Everest Public Stockholder properly exercises its right to redeem all or a portion of the Everest Class A common stock that it holds and timely delivers its shares to the Transfer Agent, New PubCo will redeem such Everest Class A common stock for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of the IPO, calculated as of two business days prior to the consummation of the Business Combination. Please see the Section entitled “Questions and Answers About the Proposals for Stockholders — How do I exercise my redemption right?” for additional information on how to exercise your redemption rights.
If a stockholder fails to receive notice of our offer to redeem our Everest Class A common stock in connection with our initial business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
We will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a stockholder fails to receive our proxy solicitation, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation that we will furnish to holders of our Everest Class A common stock in connection with the Business Combination will describe the various procedures that must be complied with in order to validly submit shares for redemption. In the event that a stockholder fails to comply with these procedures disclosed in the proxy materials, its shares may not be redeemed.
If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Everest Class A common stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Everest Class A common stock.
An Everest Public Stockholder, together with his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act) will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Everest Class A common stock (the “Excess Shares”). In order to determine whether a stockholder is acting in concert or as a group with another stockholder, Everest will require each Everest Public Stockholder seeking to exercise redemption rights to certify to Everest whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to share ownership available to Everest at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Everest makes the above-referenced determination. Your inability to redeem any such Excess Shares will reduce your influence over Everest’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Everest if you sell such Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such Excess Shares if Everest consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Everest Class A common stock and, in order to dispose of such Excess Shares, would be required to sell your shares in open market transactions, potentially at a loss. Everest cannot assure you that the value of such Excess Shares will appreciate over time following the Business Combination or that the market price of the Everest Class A common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge Everest’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.
However, Everest Public Stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
Everest can give no assurance as to the price at which a stockholder may be able to sell its Everest Class A common stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Everest Class A common stock price and may result in a lower value realized now than a stockholder of Everest might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Everest Class A common stock after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
A new 1% U.S. federal excise tax may be imposed upon us in connection with the redemptions by us of the Everest Class A common stock.
The Inflation Reduction Act of 2022 imposes a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic corporations and certain domestic subsidiaries of publicly traded foreign corporations. This excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. Generally, the amount of the excise tax is 1% of the fair market value of the shares repurchased at the time of the repurchase. For the purposes of calculating the excise tax, the repurchasing corporation is permitted to net the fair market value of certain new stock issuances against the fair market value of the stock repurchases that occur in the same taxable year.

STOCKHOLDERS MEETING AND WARRANT HOLDERS MEETING
Everest is furnishing this proxy statement/prospectus to Everest Stockholders and Public Warrant Holders as part of the solicitation of proxies by the Everest Board for use at the Stockholders Meeting to be held on          , 2023, and at the Warrant Holders Meeting to be held on          , 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the Stockholders Meeting and the Warrant Holders Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus is being first mailed on or about          , 2023 to all Everest Stockholders and Public Warrant Holders of record of Everest as of November 20, 2023, the record date for the Stockholders Meeting and the Warrant Holders Meeting. All Everest Stockholders and Public Warrant Holders of record who owned Everest Common Stock and Public Warrants at the close of business on the record date are entitled to receive notice of, attend and vote at the Stockholders Meeting and Warrant Holders Meeting, respectively. On the record date, there were 17,736,631 shares of Everest Common Stock outstanding, of which 13,424,131 shares are Everest Class A common stock, and 4,312,500 shares are shares of Everest Class B common stock, and 8,625,000 Public Warrants outstanding. As of the Record Date, the initial stockholders of Everest owned of record an aggregate of 4,312,500 shares of Everest Class B common stock, representing approximately 20% of the issued and outstanding Everest Common Stock (such stockholders the “Everest Initial Stockholders”). Everest Stockholders and Public Warrant Holders that hold their shares and/or warrants in registered form on the day of the Stockholders Meeting and Warrant Holders Meeting are entitled to vote their shares of Everest Common Stock and/or Public Warrants at the Stockholders Meeting and Warrant Holders Meeting, respectively.
Date, Time and Place of Stockholders Meeting
The Stockholders Meeting will be held on          , 2023 at 10:00 a.m., Eastern Time, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of the Existing Organizational Documents. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. Only Everest Stockholders who held Everest Common Stock at the close of business on the Record Date will be entitled to vote at the Stockholders Meeting.
Date, Time and Place of Warrant Holders Meeting
The Warrant Holders Meeting will be held on          , 2023 at 9:30 a.m., Eastern Time, at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas, New York, New York 10020, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned. As part of our precautions regarding COVID-19, we are planning for the possibility that the meeting may be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of the Existing Organizational Documents. If we take this step, we will announce the decision to do so via a press release and posting details on our website that will also be filed with the SEC as proxy material. Only Public Warrant Holders who held Public Warrants at the close of business on the Record Date will be entitled to vote at the Warrant Holders Meeting.
Purpose of the Stockholders Meeting
At the Stockholders Meeting, Everest is asking the Everest Stockholders to consider and vote upon:
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the Business Combination Proposal;

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the Charter Proposal;

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the Incentive Award Plan Proposal; and

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the Stockholder Adjournment Proposal.

Purpose of the Warrant Holders Meeting
At the Warrant Holders Meeting, Everest is asking holders of Public Warrants to consider and vote upon:
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the Warrant Amendment Proposal; and

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the Warrant Holder Adjournment Proposal.

Recommendation of the Everest Board
The Everest Board believes that the proposals to be presented at the Stockholders Meeting and the Warrant Holders Meeting are in the best interest of Everest Public Stockholders and Public Warrant Holders and unanimously recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval of the Incentive Award Plan Proposal and “FOR” the approval of the Stockholder Adjournment Proposal, in each case, if presented to the Stockholders Meeting, and that its Public Warrant Holders vote “FOR” the approval of the Warrant Amendment Proposal and “FOR” the approval of the Warrant Holder Adjournment Proposal, in each case, if presented to the Warrant Holders Meeting.
In considering the recommendation of the Everest Board vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, Everest Stockholders and Public Warrant Holders should understand that the Sponsor, the members of the Everest Board and the executive officers of Everest have interests in such proposals and the Business Combination that are different from, or in addition to, those of Everest Public Stockholders generally. The Everest Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Everest Public Stockholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Everest Public Stockholders and Public Warrant Holders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus. See the section entitled “Stockholder Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.
Voting Power; Record Date; Outstanding Shares and Public Warrants; Stockholders and Public Warrant Holders Entitled to Vote
Everest Stockholders and Public Warrant Holders will be entitled to vote or direct votes to be cast at the Stockholders Meeting and Warrant Holders Meeting, respectively, if they owned Everest Common Stock or Public Warrants at the close of business on November 20, 2023, which is the Record Date for the Stockholders Meeting and Warrant Holders Meeting. Everest Stockholders will have one vote for each Everest Common Stock owned at the close of business on the Record Date. Public Warrant Holders will have one vote for each Public Warrant owned at the close of business on the Record Date. If your shares or Public Warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares or Public Warrants you beneficially own are properly counted. As of the close of business on the Record Date, there were          Everest Common Stock issued and outstanding, of which          were issued and outstanding Everest Class A common stock, and          Public Warrants outstanding.
The Sponsor, the members of the Everest Board and the executive officers of Everest have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the closing of the Business Combination with respect to any Everest Common Stock held by them. As of the date of this proxy statement/prospectus, the Everest Initial Stockholders owned of record an aggregate of 4,312,500 shares of Everest Class B common stock, representing approximately 20% of the issued and outstanding Everest Common Stock. The Everest Common Stock held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price.

Quorum and Required Vote
A quorum of Everest Stockholders is necessary to hold the Stockholders Meeting. A quorum will be present at the Stockholders Meeting if holders of a majority of the outstanding Everest Common Stock entitled to vote thereat attend (including virtually) or are represented by proxy at the Stockholders Meeting.
Each of the Business Combination Proposal, the Charter Proposal and the Incentive Award Plan Proposal is interdependent upon the others and must be approved in order for Everest to complete the Business Combination as contemplated by the Business Combination Agreement. The Stockholder Adjournment Proposal is not conditioned upon the approval of any of the other proposals. The Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal will require the affirmative vote of a majority of the outstanding Everest Common Stock entitled to vote thereon at the Stockholders Meeting. If any of the Business Combination Proposal, the Charter Proposal or Incentive Award Plan Proposal fails to receive the required approval, none will be approved and the Business Combination will not be completed.
The Warrant Amendment Proposal requires the affirmative vote by the holders of at least 50% of the outstanding Public Warrants. The Warrant Holders Adjournment Proposal requires the affirmative vote by the holders of a majority of the Public Warrants that are present and entitled to vote at the Warrant Holders Meeting. The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment Proposal will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes, will be considered present for the purposes of establishing a quorum, but will not constitute a vote cast at the Stockholders Meeting and therefore will have no effect on the approval of each of the Stockholder Proposals.
Abstentions will have the same effect as a vote against the Warrant Amendment Proposal or the, but will have no effect on the Warrant Holder Adjournment Proposal, if presented. Broker non-votes will have the same effect as a vote against the Warrant Amendment Proposal, but will have no effect on the Warrant Holder Adjournment Proposal.
Voting Your Shares and Public Warrants
Each share of Everest Common Stock that you own in your name entitles you to one vote and each Public Warrant that you own in your name entitles you to one vote. If you are a record owner of your shares and/or warrants, there are two ways to vote your Everest Common Stock at the Stockholders Meeting and/or your Public Warrants at the Warrant Holders Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares and/or your warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Everest Board “FOR” the Business Combination Proposal, the Charter Proposal, the Incentive Award Plan Proposal and the Stockholder Adjournment Proposal (if presented). If you sign and return the proxy card but do not give instructions on how to vote your warrants, your warrants will be voted as recommended by the Everest Board “FOR” the Warrant Amendment Proposal and the Warrant Holders Adjournment Proposal (if presented).
You Can Attend the Stockholders Meeting and/or the Warrant Holders Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.
If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares or warrants you beneficially own are properly counted. If you wish to attend the Stockholders Meeting and/or the Warrant Holders Meeting and vote in person and your shares and/or warrants are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way Everest can be sure that the broker, bank or nominee has not already voted your shares and/or warrants.

Revoking Your Proxy; Changing Your Vote
If you are a record owner of Everest Common Stock and/or Public Warrants and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify Everest’s chief executive officer in writing before the Stockholders Meeting or the Warrant Holders Meeting that you have revoked your proxy; or

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you may attend the Stockholders Meeting or the Warrant Holders Meeting, revoke your proxy and vote in person as described above.

If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are an Everest Stockholder and have any questions about how to vote or direct a vote in respect of your Everest Common Stock, you may contact D.F. King by calling (212) 269-5550 (Banks and Brokers) or (800) 901-0068 (Toll-Free), or by email at MNTN@dfking.com.
Redemption Rights
Pursuant to the Existing Organizational Documents, an Everest Public Stockholder may request that Everest redeem all or a portion of its Everest Class A common stock for cash if the Business Combination is consummated. As a holder of Everest Class A common stock, you will be entitled to receive cash for any Everest Class A common stock to be redeemed only if you:
(i)   (a) hold Everest Class A common stock, or (b) hold Everest Class A common stock through units, you elect to separate your units into the underlying Everest Class A common stock and warrants prior to exercising your redemption rights with respect to the Everest Class A common stock; and
(ii)   prior to 5:00 pm, Eastern Time on          , 2023, (a) submit a written request to the Transfer Agent in which you (1) request that Everest redeem all or a portion of your Everest Class A common stock for cash, and (2) identify yourself as the beneficial holder of the Everest Class A common stock and provide your legal name, phone number and address; and (b) deliver your Everest Class A common stock to the Transfer Agent, physically or electronically through DTC.
Everest Public Stockholders may seek to have their Everest Class A common stock redeemed by Everest, regardless of whether they vote for or against the Business Combination Proposal or any other Stockholder Proposal and whether they held Everest Class A common stock as of the Record Date or acquired them after the Record Date. Any Everest Public Stockholder who holds Everest Common Stock on or before          , 2023 (two (2) business days before the Stockholders Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $145.8 million on September 30, 2023 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.86. An Everest Public Stockholder who has properly tendered his, her or its Everest Class A common stock for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant Everest Public Stockholders as appropriate.
Everest Public Stockholders who seek to redeem their Everest Class A common stock must demand redemption no later than 5:00 p.m., Eastern Time, on          , 2023 (two (2) business days before the Stockholders Meeting) by (a) submitting a written request to the Transfer Agent that Everest redeem such holder’s Everest Class A common stock for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other stockholder with respect to Everest Common Stock and (c) delivering their Everest Common Stock, either physically or electronically using DTC’s DWAC system, at the holder’s option, to the Transfer Agent prior to the Stockholders Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.
Any request for redemption, once made by a holder of Everest Class A common stock, may not be withdrawn once submitted to Everest unless the Everest Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if an Everest Public Stockholder demands redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically).
Any corrected or changed written demand of redemption rights must be received by Everest’s Secretary two business days prior to the vote taken on the Business Combination Proposal at the Stockholders Meeting. No demand for redemption will be honored unless the Everest Public Stockholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Stockholders Meeting.
Everest Public Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Everest’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Everest does not have any control over this process and it may take longer than two weeks. Everest Stockholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the Business Combination is not completed, this may result in an additional cost to stockholders for the return of their shares.
An Everest Public Stockholder will be entitled to receive cash for these shares only if the stockholder properly demands redemption as described above and the Business Combination is completed. If an Everest Public Stockholder properly seeks redemption and the Business Combination is completed, Everest will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the Everest Public Stockholders who exercised their redemption rights will not be entitled to receive cash for their shares. In such case, Everest will promptly return any shares delivered by the Everest Public Stockholders.
Notwithstanding the foregoing, an Everest Public Stockholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of Everest Class A common stock. Accordingly, any shares held by an Everest Public Stockholder or “group” in excess of such 15% cap will not be redeemed by Everest. We have no specified maximum redemption threshold under the Existing Organizational Documents, other than the aforementioned 15% threshold. Each redemption of Everest Class A common stock by our Everest Public Stockholders will reduce the amount in our Trust Account.
Pursuant to the Sponsor Support Agreement, the Sponsor, officers and directors of Everest have waived all of their redemption rights and will not have redemption rights with respect to any Everest Common Stock owned by them, directly or indirectly.
Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of the Everest Class A common stock on the NYSE on December 20, 2023 was $10.90. The cash held in the Trust Account as of September 30, 2023 was approximately $145.8 million per Everest Class A common stock. Prior to exercising redemption rights, stockholders should verify the market price of Everest Common Stock as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Everest cannot assure the Everest Stockholders that they will be able to sell their Everest Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when the Everest Stockholders wish to sell their shares. An Everest Public Stockholder who properly exercises its redemption rights pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay Everest’s taxes.
Appraisal Rights
Neither Everest Public Stockholders nor Public Warrant Holders have appraisal rights in connection with the Business Combination or the Merger under the DGCL.
Proxy Solicitation Costs
Everest is soliciting proxies on behalf of the Everest Board. This solicitation is being made by mail but also may be made by telephone or in person. Everest and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Everest will bear all of the costs of the solicitation. Everest has engaged D.F. King as proxy solicitor to assist in the solicitation of proxies. Everest has agreed to pay D.F. King a fee of $25,000. Everest will also reimburse D.F. King for reasonable and customary out-of-pocket expenses up to $10,000.
Everest will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Everest will reimburse them for their reasonable expenses.
If an Everest Stockholder or Public Warrant Holder grants a proxy, it may still vote its shares or Public Warrants, as applicable, in person if it revokes its proxy before the Stockholders Meeting or Warrant Holders Meeting, respectively. An Everest Stockholder or Public Warrant Holder may also change its vote by submitting a later-dated proxy as described in the section entitled “— Revoking Your Proxy; Changing Your Vote.”

STOCKHOLDER PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, Everest is asking the Everest Stockholders to adopt the Business Combination Agreement and approve the Business Combination. Everest Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Business Combination Agreement — Certain Agreements Related to the Business Combination” for additional information and a summary of certain terms of the Business Combination and the Business Combination Agreement. Everest Stockholders are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
Background of the Business Combination
Everest is a blank check company incorporated in Delaware on March 8, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Business Combination Agreement, Everest conducted a thorough search for a suitable business combination, drawing upon, among other things, the extensive global network and industry, operating and transaction experience of Everest’s management, board of directors and strategic and professional advisors. While Everest focused principally on potential targets operating in the investment advisory, wealth management and financial technology segments, Everest also considered targets outside the financial services industry. The terms of the Business Combination are the result of extensive negotiations between Everest, Unifund and their respective representatives and advisors, as further described below.
On November 29, 2021, Everest consummated its IPO and the sale of 17,250,000 Everest Units representing one share of Everest Class A common stock and one-half of one redeemable warrant, which included the full exercise by the underwriters of their over-allotment option to purchase additional units, raising gross proceeds of $172.5 million. Simultaneous with the closing of the IPO, Everest consummated the private placement of 6,333,333 warrants to the Sponsor, generating gross proceeds of approximately $9.5 million.
Prior to the consummation of the IPO, Everest did not select any business combination target, and neither Everest, nor anyone acting on its behalf, had substantive discussions, formal or otherwise, with respect to a proposed transaction with Unifund, or any other business combination target.
Given the breadth of industry connections and networks of Everest’s management, its board of directors and strategic and professional advisors, Everest had access to an extensive pipeline of potential opportunities to evaluate, which resulted in a diverse list of business combination targets. After the IPO, Everest’s officers and directors commenced an active search for prospective businesses or assets to acquire. During this search process, Everest did not hire an investment bank, but representatives of Everest contacted and were contacted by numerous individuals and firms who offered to present ideas for acquisition opportunities in the targeted sectors.
During its search, Everest’s list of priority potential targets evolved with new information, new introductions and changes in market factors. The list of potential opportunities was shared with and reviewed in detail by the Everest Board. Everest’s management, with the concurrence of the Everest Board, defined search criteria based on trends in demographics and industry dynamics that were intended to produce a large universe of attractive potential targets. Due to a variety of factors, including the ability of such companies to demonstrate a sound capital allocation strategy, a commitment to continual innovation and strong and consistent financial performance, Everest believed that business combination transactions with this profile would generate attractive returns and maximize long-term shareholder value.
From the date of its IPO through the date of the execution of the Business Combination Agreement, Everest’s management and the Everest Board evaluated and considered more than 103 potential target companies (including private companies and assets or divisions of public companies) and signed more than seven non-disclosure agreements. While most of the targets considered were based in the United States,

Everest was also involved in discussions with international companies, including companies based in Canada, Singapore, Austria and the United Kingdom. Everest submitted initial non-binding indications of interest (formally in writing and informally) to four business combination targets, including Unifund.
The criteria used to evaluate potential business combination transactions, including the Business Combination, included, among other criteria, each target’s financial condition and historical performance, competitive advantage, total addressable market, potential to grow revenue and earnings, ability to efficiently deploy additional capital, opportunity to capitalize on technological advancements and disruptions in the sector, management’s experience and the ability to offer innovative products and services to customers and business partners.
In order to conduct a disciplined search, targets were identified and grouped into the following two main categories:
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wealth management and investment advisory firms (i.e., companies providing wealth management, financial planning and/or investment advisory services, typically structured as a registered investment advisor); and

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financial technology firms (i.e., companies using technology to provide financial services (commonly called “fintech”) and companies providing technology to customers operating in the financial services industry to manage and deliver wealth management, financial planning and investment advisory services (commonly called “wealthtech”)).

Representatives of Everest engaged in due diligence of potential targets by reviewing financial, commercial, regulatory and other diligence materials and engaging in discussions with management and other individuals involved with these businesses, including in certain instances the respective owners of the target businesses. A number of potential targets that were considered did not, in Everest’s opinion, meet enough of the criteria sought after in a business combination target.
Description of negotiation process with targets other than Unifund
As noted above, in the course of its search for potential business combination targets, Everest submitted non-binding indications of interest, term sheets or proposals to four companies (including Unifund) that Everest believed were most suitable for a business combination based on, among other things, its and its advisors’ preliminary due diligence and evaluation and analysis. These potential business combination targets, other than Unifund, are referred to herein as “Company A,” “Company B” and “Company C.” Each of Company A, Company B and Company C was a private operating company in a targeted sector with characteristics that were consistent with Everest’s search criteria. None of the non-binding indications of interest or term sheets submitted to the potential business combination targets, other than Unifund, were executed.
Company A — Between January 6, 2022 and August 10, 2022, Everest’s management held multiple discussions, virtually and in person, with representatives of Company A, an investment advisor based in the United Kingdom, in order to conduct due diligence and evaluate a potential business combination. Everest and Company B entered into a mutual confidentiality agreement. As a result of these conversations and its preliminary evaluation, Everest submitted a letter of intent with preliminary terms of a proposed transaction. Company A did not accept the letter of intent and did not offer a counterproposal. Everest’s management did not evaluate Company A further after its representatives communicated that Company A was not at that time prepared to pursue a business combination with Everest.
Company B — Between May 5, 2022 and September 14, 2022, Everest’s management and certain members of the Everest Board held multiple discussions, virtually and in person, with the senior managers of Company B, an investment advisor based in Europe, in order to conduct due diligence and evaluate a potential business combination transaction. Everest and Company B entered into a mutual confidentiality agreement. As a result of these conversations and its preliminary evaluation, Everest’s management communicated orally that Everest was interested in pursuing a potential business combination with Company B. Everest and Company B terminated their discussions after a member of Company B’s senior management communicated that it was pursuing another transaction.

Company C — Between April 5, 2022 and June 15, 2022, Everest’s management and certain members of the Everest Board held multiple discussions, virtually and in person, with the principal and certain senior managers of Company C, an investment advisor based in the United States, in order to conduct due diligence and evaluate a potential business combination transaction. Everest and Company C entered into a mutual confidentiality agreement. Company C’s representatives sought clarity on various aspects of a SPAC transaction. The discussions were terminated when Company C communicated that it was not at that time prepared to continue discussing a potential business combination with Everest.
As Everest investigated and evaluated acquisition opportunities, Everest’s management, including Adam Dooley, its Chairman & Chief Executive Officer, and advisors regularly discussed these opportunities and the strategic benefits and risks of potential acquisitions with members of the Everest Board, including at the Everest Board’s regular meetings. The Everest Board, over the course of its evaluation of the Business Combination, also considered the other opportunities that had been explored and determined that the Business Combination is in the best interest of Everest’s shareholders.
Background to the Unifund transaction
For the reasons described above, Everest ultimately determined not to proceed with any of the other potential business combination targets because Everest’s management concluded that those target businesses, or the terms of a potential business combination with them, would not be feasible for Everest. Further, following extensive due diligence conducted by Everest’s management and its advisors, and as a result of detailed discussions with Unifund, Everest’s management and the Everest Board determined that Unifund would present an attractive opportunity, noting that Unifund had many characteristics aligned with Everest’s acquisition criteria, among them profitability, compelling growth prospects, and able to benefit from access to public capital markets.
Everest’s decision to pursue a business combination with Unifund over other potential business combination targets was generally the result of, but not limited to, Everest’s management’s belief that:
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Unifund has a strong performance track record;

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Unifund’s founder, David Rosenberg, is a highly successful business leader who has demonstrated his expertise in the niche market in which Unifund operates;

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Unifund employs an AI and machine learning-enabled analytics platform that streamlines collection and recovery processes;

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the Business Combination will provide Unifund with lower borrowing costs and an optimized capital structure;

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Unifund has a positive image because it does not make consumer collection calls, among other reasons;

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there are strong barriers to entry for new market entrants in Unifund’s industry;

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Unifund’s business model is scalable;

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Unifund has an innovative portfolio management strategy;

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Unifund mitigates potential risks arising from operating a global distressed debt business by conducting business solely within the United States;

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Unifund has a well-defined growth strategy that encompasses organic growth, strategic partnerships, innovation, talent development, and acquisitions; and

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a business combination with Everest would allow Unifund to tap into new resources and industry expertise, thereby accelerating its growth trajectory.

See the section of this proxy statement/prospectus entitled “— Everest’s Board of Directors’ Reasons for the Business Combination” for a further discussion of these transactions.
Description of negotiation process with Unifund
The following chronology does not purport to catalogue every conversation between the parties to the Business Combination Agreement or their representatives.

On September 4, 2022, Mr. Dooley and Brian Maillian, then a member of the Everest and an equityholder of the Sponsor, met to consider potential business combination targets. Mr. Maillian suggested Unifund as a prospective candidate and agreed to arrange a call for Mr. Dooley with the Chief Executive Officer of Unifund, Mr. David Rosenberg. Mr. Maillian was familiar with the business and operations of Unifund from his position as an officer of Unifund.
On September 13, 2022, Mr. Maillian facilitated a conference call with Messrs. Dooley and Rosenberg, during which they deliberated over the potential of a SPAC as a means for Unifund to raise growth capital to expand its business and capture more market share with its existing customer base.
On September 14, 2022, Messrs. Dooley and Rosenberg met to discuss the evolution of the Unifund business, its current financial condition and future prospects. Mr. Rosenberg sought clarity on various aspects of SPAC transactions. Messrs. Dooley and Rosenberg agreed that a visit by Mr. Dooley to Unifund’s corporate office would be beneficial to further explore the potential of a business combination.
On September 14, 2022, Everest entered into that certain Mutual Confidentiality Agreement, dated as of October 13, 2022, between Everest and Unifund CCR, LLC, an Ohio limited liability company (the “Confidentiality Agreement”) to commence due diligence and discuss a potential business combination between Everest and Unifund.
On September 21, 2022, Mr. Dooley made a two-day site visit to Unifund’s headquarters to conduct preliminary due diligence. During this time, Mr. Dooley held individual meetings with all members of Unifund’s executive leadership team, attended several departmental presentations and toured the corporate campus.
On October 6, 2022, Mr. Dooley initiated a series of weekly conference calls with Unifund’s owners. These calls aimed to facilitate the due diligence process and foster collaboration between the parties.
On October 17, 2022, Everest sought the expertise of Seaport Global Securities LLC’s (“Seaport Global”) investment banking team, known for their expertise in the specialty finance sector, to support its evaluation of Unifund’s potential as a business combination candidate.
On October 19, 2022, Messrs. Dooley and Rosenberg engaged in a thorough discussion regarding the capabilities of Seaport Global in the specialty finance sector. The conversation explored how Seaport Global’s expertise could facilitate the potential business combination.
On October 27, 2022, after substantial discussions and deliberations, Everest and Unifund’s owners reached a mutual agreement to explore the possibility of engaging Seaport Global to assist with matters related to the potential business combination.
On November 8, 2022, Everest and Unifund entered into a non-binding letter of intent (the “LOI”) to conduct additional due diligence and negotiate the structure and terms of a potential business combination between Everest and Unifund. The LOI included a set of fundamental terms that would serve as the basis for negotiating a business combination transaction.
On December 8, 2022, Mr. Dooley met with Selig Zises, a minority owner of Unifund, in Palm Beach, Florida. The purpose of this meeting was for Mr. Dooley to understand more about Unifund’s operations, customer concentration, legal liabilities, marketing capabilities, technology platform and historical financial results.
On December 15, 2022, Everest’s management, strategic advisors, external legal counsel, potential placement agents and potential investors in a business combination with Unifund met with David Rosenberg in New York City at the offices of Everest’s external legal counsel.
On January 5, 2023, the Everest Board held a meeting where the potential business combination with Unifund was reviewed. The focus of the meeting was on the benefits to Everest’s investors, risk mitigation strategies and next steps in the due diligence process.
On January 6, 2023, Everest engaged further with Seaport Global to refine Unifund’s financial model to ensure the financial model accurately reflected Unifund’s potential business prospects and aligned with the objectives of the proposed business combination.

On January 11, 2023, Everest engaged Seaport Global as its financial advisor and placement agent with respect to the Business Combination.
On January 23, 2023, representatives of Latham & Watkins LLP (“Latham”), Everest’s counsel, circulated a list of legal due diligence questions to representatives of Taft Stettinius & Hollister LLP (“Taft”), the Target Companies’ counsel.
On January 24, 2023, Mr. Dooley and Latham held a telephonic conversation during which Latham provided an overview of the process, milestones and timeline of a business combination between a special purpose acquisition company and a private company.
On February 13, 2023, Unifund’s executive management team presented their discounted cash flow models to Everest. This financial presentation allowed Everest to thoroughly evaluate Unifund’s financial condition and viability of a successful business combination from the perspective of an Everest stockholder.
On February 27, 2023, Everest and Unifund representatives met with Seaport Global to review the proposed business combination. The meeting provided an opportunity to discuss potential risk mitigation strategies that could be implemented after such a business combination was consummated. Key elements of the structure and terms of the business combination were established as a result of this discussion.
On February 27, 2023, representatives of Everest, the Target Companies, Latham and Taft held a telephone conference call to discuss Latham’s legal due diligence questions and requests. Simultaneously, Latham commenced their legal due diligence process on Unifund.
On February 28, 2023, Everest consummated the Initial Extension. To effect the Initial Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by the Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 Extension Private Placement Warrants, at a rate of $1.50 per Private Placement Warrant, on the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO.
On March 1, 2023, the Everest Board met David Rosenberg and Unifund’s then-Chief Financial Officer at a working dinner in New York City.
On March 12, 2023, Everest engaged Scura Partners, LLC (“Scura Partners”) to provide a fairness opinion on the Business Combination.
On March 27, 2023, Latham circulated a list of supplemental legal due diligence questions to Taft.
From the week of April 3, 2023, through the week of May 15, 2023, Mr. Dooley and the Company Equityholders held regular conference calls to discuss the material business terms of the Business Combination.
On April 5, 2023, Latham, provided an initial draft of the Business Combination Agreement to Taft. In addition to the terms set forth in the LOI, the initial draft of the Business Combination Agreement contemplated, among other things: (i) the consideration to be received by the Company Equityholders, (ii) the potential structure of the Business Combination and (iii) the allocation of transaction expenses between Everest and the Target Companies.
On April 14, 2023, Mr. Dooley, Latham and Taft held a telephone conference call to discuss Taft’s initial observation of the draft of the Business Combination Agreement. During this call, the parties discussed the valuation of Unifund, Everest’s minimum available cash as a closing condition to Unifund’s obligation to consummate the Business Combination, the consideration to be received by the Company Equityholders in connection with the Business Combination, the pro forma ownership of New PubCo and the payment of transaction expenses.
On April 19, 2023, Mr. Dooley, certain members of Unifund management, the Company Equityholders, Latham and Taft held a telephone conference call to discuss material terms reflected in the initial draft of the Business Combination Agreement. During this call, the parties discussed Everest’s minimum cash condition, the calculation of Everest’s available closing cash, the consideration to be received by the Company

Equityholders in connection with the Business Combination, the pro forma ownership of New PubCo and the Company Equityholders’ post-Closing governance rights of New PubCo.
On April 25, 2023, Taft provided a revised draft of the Business Combination Agreement to Latham, which contemplated, among other things: (i) inclusion of the Sponsor as a party to the Business Combination Agreement for purposes of providing a backstop for Unifund’s transaction expenses in the event of termination of the Business Combination Agreement in accordance with its terms, (ii) certain changes to the transaction expenses provision such that Everest would be required to pay all expenses incurred in connection with the Business Combination and the Transactions unless the Business Combination Agreement was terminated as a direct result of the Target Companies’ breach of the Business Combination Agreement, (iii) certain changes to the transaction structure such that Everest would acquire CCRF rather than CCRF’s interests in USV and Holdings, (iv) the Sponsor’s entry into non-redemption agreements simultaneously with the execution of the Business Combination Agreement, (v) an increase of the minimum cash closing condition from $25 million to $40 million, (vi) modifications to the scope of the representations and warranties of the Target Companies and Everest, (vii) removal of the ability of the Everest Board to withdraw or amend its recommendation to Everest’s stockholders regarding approval of the Business Combination Agreement and other related matters to the extent required, upon the advice of outside counsel, in order to comply with its fiduciary duties in the event that the Everest Board determined a Target Company Material Adverse Effect (as defined in the Business Combination Agreement) had occurred, (viii) certain changes to the parties’ closing conditions, including making the consummation of the reorganization of the Target Companies and their respective subsidiaries a mutual closing condition and requiring that such reorganization be completed without any adverse tax consequences to the Target Company Group (as defined in the Business Combination Agreement) and the Company Equityholders and (ix) certain changes to the termination provisions, including the addition of a termination right in favor of the Target Companies if the Sponsor had not extended Everest’s business combination deadline prior to the May and August extension dates or any other applicable extension date prior to or on the outside date of the Business Combination Agreement.
On April 28, 2023, Everest’s management held a telephonic conference with Latham to discuss considerations with respect to the draft of the Business Combination Agreement received from Taft on April 25, 2023. Following the conference, Latham provided a revised draft of the Business Combination Agreement to Taft, which contemplated, among other things: (i) the Sponsor’s intention to enter into non-redemption agreements during the period between signing and closing, (ii) certain revisions to the Target Companies’ representations and warranties in light of Everest’s due diligence review, (iii) covenants requiring the delivery by the Target Companies of certain financial statements following the execution of the Business Combination Agreement, (iv) delivery of irrevocable written consents by the Company Equityholders in accordance with the terms of the proposed support agreement within forty-eight hours of the registration statement relating to the potential business combination being declared effective by the SEC, (v) a covenant requiring Everest to (a) prior to August 28, 2023, use its reasonable best efforts to make, or cause the Sponsor to make, the deposits in the Trust Account (“Extension Deposits”) necessary to extend the date by which Everest must complete its initial business combination to August 28, 2023 and (b) from and after August 28, 2023, use its reasonable best efforts to take appropriate actions to extend the date by which Everest must complete its initial business combination until the outside date of the Business Combination Agreement or another date mutually agreed to by the parties (clauses (v)(a) and (b), the “Extension Covenant”) and (vi) the removal of the requirement that the reorganization of the Target Companies and their respective subsidiaries be completed without resulting in any adverse tax consequences to the Target Company Group and the Company Equityholders from the parties’ mutual closing condition relating to such reorganization.
On April 28, 2023, representatives of Latham and Taft held a telephone conference call to discuss the revised draft of the Business Combination Agreement that was circulated by Taft on April 28, 2023. Among other things, during this call, the parties discussed modifications and/or deletions of certain Target Companies’ representations and warranties contained in the prior draft of the Business Combination Agreement.
On April 30, 2023, ZB Limited engaged Dechert LLP (“Dechert”) as outside counsel on the Business Combination.

On May 1, 2023, Latham circulated a list of supplemental legal due diligence questions to Taft.
On May 4, 2023, Taft provided a revised draft of the Business Combination Agreement to Latham, which contemplated, among other things: (i) certain changes to the transaction structure, including with respect to the contemplated contributions of equity interests by the Company Equityholders such that following the closing, New PubCo would directly own 100% of the Equity Interests of CCRF and CCRF would directly own 100% of the equity interests of each of Holdings and USV, (ii) cash consideration to be paid to ZB Limited at the closing, (iii) the inclusion of the fees of separate counsel to ZB Limited as a transaction expense to be paid by Everest at the closing, (iv) exceptions to the Target Companies’ non-solicitation covenants such that, prior to approval of the Business Combination and the related transactions by Everest’s stockholders (the “Everest Stockholder Approval”), the Target Companies (a) would be permitted to discuss and negotiate specified acquisition transactions or equity investment transactions involving any member of the Target Company Group with any person if the Target Companies reasonably believed such person was reasonably likely to submit a bona fide proposal to a Target Company relating to such transactions and (b) would be permitted to terminate the Business Combination Agreement to enter into such transactions, (v) certain changes to New PubCo’s indemnification obligations following the closing, (vi) certain changes to the Extension Covenant such that, prior to August 28, 2023, the Sponsor would be obligated to make Extension Deposits to extend the date by which Everest must complete its initial business combination to August 28, 2023 and (vii) a termination right permitting the Target Companies to terminate the Business Combination Agreement at any time in their sole discretion prior to receipt of the Everest Stockholder Approval ( “Walk Away Right”).
On May 7, 2023, Latham provided a revised draft of the Business Combination Agreement to Taft which contemplated, among other things: (i) the removal of the cash consideration to be paid to ZB Limited at the Closing, (ii) certain matters relating to the Warrant Amendment, including covenants of Everest with respect to convening and holding the Warrant Holders Meeting and recommending that the Public Warrant Holders adopt and approve the Warrant Amendment, (iii) the removal of the exceptions to the Target Companies’ non-solicitation covenants, (iv) the removal of a covenant requiring Everest to deliver shares of New PubCo Common Stock and cash to the beneficiaries of the Target Company Group’s long-term incentive plan at or immediately prior to the closing and (v) a reimbursement provision pursuant to which the Target Companies would be required to reimburse Everest and the Sponsor, as applicable, for all fees, costs and expenses incurred by the Target Companies and paid by Everest or Sponsor, as applicable, in the event that any member of the Target Company Group entered into a specified acquisition transaction or equity investment transaction within 12 months after the Target Companies exercised their Walk Away Right.
On May 8, 2023, Latham provided initial drafts of the Contribution and Exchange Agreement and the Warrant Amendment to Taft.
On May 9, 2023, Latham provided initial drafts of the Sponsor Support Agreement, the Company Holder Support Agreement and the Registration Rights and Lock-up Agreement to Taft.
Also on May 9, 2023, Taft provided initial drafts of the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws to Latham.
On May 10, 2023, Latham provided a revised draft of the Sponsor Support Agreement to Taft, and later that day, Taft provided a revised draft of the Registration Rights and Lock-up Agreement to Latham. On the same day, Taft provided a material issues list based on the revised draft of the Business Combination Agreement that was received from Latham on May 7, 2023. Among other things, this material issues list indicated Taft’s, the Target Companies’ and the Company Equityholders’ desire to further discuss with Everest and Latham (i) Unifund’s right to respond to unsolicited bona fide alternative transaction proposals received from third parties, (ii) the payment of transaction expenses, (iii) a viable transaction structure with respect to certain Unifund entities, (iv) New PubCo’s obligations to reimburse certain tax liabilities of ZB Limited and (v) the issuance of equity awards to certain Unifund management members and employees. On the following day, representatives of Everest, the Target Companies, the Company Equityholders and their respective advisors held a telephonic conference to discuss the material issues list that was provided by Taft to Latham on May 10, 2023.

On May 11, 2023, Taft provided revised drafts of the Sponsor Support Agreement, the Company Holder Support Agreement and the Contribution and Exchange Agreement to Latham.
On May 12, 2023, Latham provided revised drafts of the Sponsor Support Agreement, the Company Holder Support Agreement and the Contribution and Exchange Agreement to Taft.
On or around May 12, 2023, in connection with the transaction, Mr. Maillian resigned from his position on the Board of Directors of Everest and surrendered his equity in Everest in exchange for an agreement that he would receive a substantially similar equity grant if Unifund completes certain types of business combinations with another entity, including Everest. Negotiation about such terms continued over the subsequent days and are not yet final. Mr. Maillian was also appointed Interim Chief Financial Officer of Unifund.
On May 15, 2023, Latham provided a further revised draft of the Business Combination Agreement to Taft, which contemplated, among other things: (i) a covenant of the Target Companies to take all actions necessary to terminate the Target Company Group’s long-term incentive plan prior to the closing, (ii) exceptions to the Target Companies’ non-solicitation covenants in the event that the Target Companies received certain competing proposals that the boards of directors of the Target Companies determined constituted or were reasonably expected to result in a transaction more favorable to the Company Equityholders from a financial point of view than the transactions contemplated by the Business Combination Agreement, (iii) the removal of the Target Companies’ Walk Away Right and (iv) a termination right permitting the Target Companies to terminate the Business Combination Agreement prior to the receipt of the Everest Stockholder Approval in the event that the Target Companies entered into an agreement relating to a transaction more favorable to the Company Equityholders from a financial point of view than the transactions contemplated by the Business Combination Agreement, together with a corresponding termination fee payable to Everest in the event of such a termination.
Later on May 15, 2023, Latham provided a further revised draft of the Business Combination Agreement to Taft, which contemplated, among other things: (i) a covenant of the Target Companies to take all actions necessary to terminate the Target Company Group’s long-term incentive plan prior to the closing, (ii) exceptions to the Target Companies’ non-solicitation covenants in the event that the Target Companies received certain competing proposals that the boards of directors of the Target Companies determined constituted or were reasonably expected to result in a transaction more favorable to the Company Equityholders from a financial point of view than the transactions contemplated by the Business Combination Agreement, (iii) the removal of the Target Companies’ Walk Away Right and (iv) a termination right permitting the Target Companies to terminate the Business Combination Agreement prior to the receipt of the Everest Stockholder Approval in the event that the Target Companies entered into an agreement relating to a transaction more favorable to the Company Equityholders from a financial point of view than the transactions contemplated by the Business Combination Agreement, together with a corresponding termination fee payable to Everest in the event of such a termination.
Also on May 15, 2023, Latham provided revised drafts of the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws to Taft.
On May 16, 2023, Latham provided a further revised draft of the Business Combination Agreement to Taft, which contemplated, among other things: (i) a covenant obligating New PubCo to reimburse ZB Limited for certain tax liabilities, with such obligation to be satisfied by the Sponsor in the event that New PubCo was unable to pay the full amount of such reimbursement (the “ZB Reimbursement Covenant”), (ii) the removal of certain covenants requiring New PubCo to approve and adopt an incentive equity plan prior to the effectiveness of the registration statement relating to the potential business combination, (iii) a covenant requiring the parties to cooperate in good faith to design and implement one or more equity and/or incentive compensation plans covering certain management members and employees of the Target Companies who continue to provide services following the closing, (iv) the addition of the Target Companies’ Walk Away Right and (v) a termination fee payable to the Sponsor in the event that the Target Companies exercised their Walk Away right.
Later on May 16, 2023, representatives of Everest, the Target Companies, the Company Equityholders and their respective advisors held a telephonic conference to discuss the revised draft of the Business

Combination Agreement. Among other things, the parties discussed (i) the Target Companies’ Walk Away Right, (ii) a termination fee payable to the Sponsor in the event that the Target Companies exercised their Walk Away right, (iii) the grant of equity awards to certain management members and employees of the Target Companies and (iv) the adoption by New PubCo of a new equity incentive plan upon or following the closing.
On May 17, 2023, Taft provided a revised draft of the Business Combination Agreement to Latham, which contemplated, among other things: (i) certain changes to the termination fee payable to Everest in the event the Target Companies exercised their Walk Away Right, (ii) the removal of the termination right permitting the Target Companies to terminate the Business Combination Agreement prior to the receipt of the Everest Stockholder Approval in the event that the Target Companies entered into an agreement relating to a transaction more favorable to the Company Equityholders from a financial point of view than the transactions contemplated by the Business Combination Agreement and (iii) a condition to the Target Companies’ obligation to close requiring that the Company Equityholders receive at least a majority of the New PubCo Common Stock, calculated on a fully diluted basis.
Also on May 17, 2023, Taft provided a revised draft of the Proposed New PubCo Certificate of Incorporation to Latham.
Later on May 17, 2023, Latham provided revised drafts of the Sponsor Support Agreement, Company Holder Support Agreement, Registration Rights and Lock-up Agreement and Proposed New PubCo Bylaws to Taft.
Between May 17, 2023 and May 19, 2023, Latham and Taft exchanged drafts of the Business Combination Agreement that contemplated certain changes to the ZB Reimbursement Covenant.
On May 16 and 17, 2023, Mr. Dooley, Mr. Shah and Latham met with certain independent directors of the Everest Board via videoconference to discuss the material terms of the draft of the Business Combination Agreement, including (i) Everest’s and Unifund’s termination rights, (ii) Unifund’s termination fee, (iii) representations and warranties and covenants and (iv) anticipated timing to complete the Business Combination.
On May 18, 2023, Latham provided a further revised draft of the Registration Rights and Lock-up Agreement to Taft.
On May 18, 2023, the Everest Board held a virtual meeting in which Mr. Dooley, Mr. Shah and the other members of the Everest Board and representatives of Latham and Scura Partners were in attendance. At the meeting, the Mr. Dooley provided an overview of the proposed business combination with the Target Companies and updated the Everest Board regarding the final negotiations of the terms of the proposed business combination. Representatives of Latham gave a presentation to the Everest Board regarding the directors’ fiduciary duties under Delaware law and provided a summary of the Business Combination Agreement and ancillary agreements. Representatives of Scura Partners provided an overview of the financial analyses summarized under the section entitled “Stockholder Proposal 1: The Business Combination Proposal — Fairness Opinion of Scura Partners,” then delivered to the Everest Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated May 18, 2023, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in Scura Partners’ written opinion, (i) the consideration in the Business Combination was fair from a financial point of view to the Everest and (ii) the value of the Target Companies equals or exceeds 80% of the amount held by Everest in the Trust Account for benefit of Everest Public Stockholders (excluding any taxes payable on interest earned on the Trust Account). Following the delivery of Scura Partners’ oral opinion, the Everest Board, with the assistance of Latham, discussed and reviewed the proposed business combination, the terms and conditions of the Business Combination Agreement and the key Ancillary Agreements (copies of all of which were provided to all of the members of the Everest Board in advance of the meeting), the potential benefits of, and risks relating to, the proposed business combination, the reasons for entering into the Business Combination Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. See the section entitled “Stockholder Proposal 1 — The Business Combination Proposal — Everest Board’s Reasons for Approval of the Business Combination” for

additional information related to the factors considered by the Everest Board in approving the Business Combination. At the conclusion of the presentations, the Everest Board unanimously determined, among other things, that the Transactions, including the Merger, are fair to, advisable and in the best interests of Everest and its stockholders and resolved to recommend that its stockholders adopt and approve the Business Combination Agreement and the Transactions, including the Merger.
On May 19, 2023, Latham and Taft, together with Everest and the Target Companies, finalized the Business Combination Agreement and the ancillary agreements. Everest, the Target Companies and the other parties thereto then executed the Business Combination Agreement, the Contribution and Exchange Agreement, the Sponsor Support Agreement and the Company Holder Support Agreement, as applicable.
On May 22, 2023, Everest filed a Current Report on Form 8-K with the SEC announcing the Business Combination with the Business Combination Agreement attached as an exhibit.
On May 26, 2023, Everest consummated the Second Extension to further extend the period Everest has to consummate its initial business combination by a period of three months from May 28, 2023 to August 28, 2023. To effect the Second Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 Private Placement Warrant, having the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO.
On August 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the first one-month extension to extend the date by which Everest must consummate an initial business combination to September 28, 2023.
On September 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the second one-month extension to extend the date by which Everest must consummate an initial business combination to October 28, 2023.
On October 23, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the fourth one-month extension to extend the date by which Everest must consummate an initial business combination to November 28, 2023.
On November 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the fourth one-month extension to extend the date by which Everest must consummate an initial business combination to December 28, 2023.
The parties have continued, and expect to continue, regular discussions regarding the efforts to satisfy the various closing conditions set forth in the Business Combination Agreement and timing of the consummation of the Business Combination.
Everest Board’s Reasons for Approval of the Business Combination
The Everest Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Everest Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Everest Board may have given different weight to different factors. In evaluating the transaction with Unifund, the Everest Board consulted with its management, advisors and legal counsel as well as financial and other consultants, and considered and evaluated several factors. In particular, the Everest Board considered the following positive factors, although not weighted or in any order of significance, in deciding to approve the Business Combination Agreement and transactions contemplated thereby:
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Performance Track Record:   Unifund has a 36-year operating history, during which it has serviced approximately $25 billion of debt, representing more than seven million consumers. Despite Unifund’s revenue decline in 2022 compared to 2021, the company’s positive EBITDA and free cash flow have also captured the attention of the Everest Board.

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Proven Leadership:   The Everest Board believes that Unifund’s founder, David Rosenberg, is a highly successful business leader that has demonstrated his expertise of this respective niche market.

David has 36 years of operating experience in debt purchasing & servicing the financial industry in the US. Additionally, David has had prior successes building and selling financial technology businesses, having sold UniRush, LLC and its operating businesses RushCard, a leading online direct-to-consumer general purpose reloadable prepaid card provider, and Rapid! PayCard, a leading corporate payroll card provider, to Green Dot Corporation (NYSE:GDOT) for approximately $150 million in January 2017.
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Advanced Proprietary Technology:   Unifund employs an AI and machine learning-enabled analytics platform that streamlines collection and recovery processes. The company’s innovative debt recovery solutions and alternative payment programs, such as Payce, were also noted by the Everest Board.

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Optimized Capitalization:   The Everest Board believes that the Business Combination will provide Unifund with lower borrowing costs and an optimized capital structure, enabling the Unifund to scale its growth effectively.

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Strong Reputation:   The Everest Board finds attractive Unifund’s strong reputation and positive image which are the result of Unifund’s long operating history and because it does not make consumer collection calls, among other factors.

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Entry Barriers:   The Everest Board recognizes the strict onboarding and regulatory compliance requirements in Unifund’s industry, as well as the company’s entrenched, long-term relationships with financial institutions. The proprietary datasets owned by Unifund present significant barriers to entry for new market entrants.

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Scalable Model:   The Everest Board is confident that Unifund’s business model is scalable, with growth potential through the expansion of consumer debt servicing, data analytics licensing opportunities and strengthening margins on growth initiatives.

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Innovative Portfolio Management Strategy:   Unifund outsources non-legal channel collections to top-tier third-party collection agencies and maintains a partner network of active law firms managing approximately $866.4 million of active legal inventory as of September 30, 2023. This approach contributes to Unifund’s ability to avoid purchasing portfolios incompatible with its methods or goals and aligns account acquisitions with its operational channels to maximize future collections, resulting in above industry average collection returns.

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Domestic Market Focus:   The Everest Board acknowledges that Unifund’s target geographic market is the United States. By conducting business solely within the country, Unifund mitigates potential risks arising from operating a global distressed debt business and is well-positioned to enhance its competitive edge when bidding on domestic debt portfolios in the coming years.

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Clear Growth Strategy:   Unifund has a well-defined growth strategy that encompasses organic growth, strategic partnerships, innovation, talent development and acquisitions. This comprehensive plan demonstrates the company’s commitment to creating long-term stockholders value.

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Synergistic Potential:   A merger with Everest would allow Unifund to tap into new resources and industry expertise, thereby accelerating its growth trajectory and enhancing its competitive position in the specialty finance sector.

The Everest Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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the risk that a significant number of the current Everest Stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account;

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the risk that the announcement of the Business Combination and potential diversion of Unifund’s management and employee attention may adversely affect Unifund’s operations;

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the risk that certain key employees of Unifund might not choose to remain with Unifund after completion of the Business Combination;

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the risk that the Everest Board may not have properly valued Unifund’s business;

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the risks associated with the debt collection business in general;

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the risk associated with macroeconomic uncertainty and the effects it could have on Unifund’s revenues;

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the risk of business competition, including the potential for new entrants;

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the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the parties’ efforts, including by reason of a failure to obtain the approval of the Everest Stockholders;

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the risk that Everest does not obtain sufficient non-redemption agreements or otherwise retain sufficient cash in the Trust Account or otherwise secure alternative financing to meet the minimum cash condition in the Business Combination Agreement;

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the risk of failure to satisfy the conditions to Closing (to the extent not waived by the parties) in the Business Combination Agreement;

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the inability to maintain the listing of the Company’s securities on the market where such securities are listed for trading, either prior to or following the Business Combination;

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the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

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the risk that Unifund’s lenders could foreclose on the Unifund Equity Interests held by its current equityholders, who have pledged substantially all of their interests in Unifund and certain of its subsidiaries as collateral in favor of the lenders in the Comvest Credit Facility;

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the risks raised by Unifund’s independent registered public accounting firm in connection with opinions given in the past expressing substantial doubt about Unifund’s ability to continue as a going concern, particularly related to the company’s ability to finance required principal and interest payments on its debt, and the risk that the management liquidity plan that has currently alleviated such doubt may not succeed;

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the risks associated with that certain Series BR 15.00% Promissory Bridge Notes, dated January 26, 2023, issued by DAP IV Series 86 to David Rosenberg in the principal amount $750,000, and to Selig Zises in the principal amount of $235,000;

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the risks associated with associated with the Demand Note, effective February 5, 2020, Payce issued to David Rosenberg in the principal amount of $1,603,629.37, the full amount of which is currently outstanding;

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the risks associated with the related party transactions involving Unifund entities as more fully described in the section “Certain Relationships and Related Person Transactions — New PubCo Relationships and Related Party Transactions” of this proxy statement/prospectus;

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the potential conflicts of interest of the Sponsor and Everest’s officers and directors in the Business Combination; and

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the other risks described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to considering the factors described above, the Everest Board also considered that Everest Stockholders, including Everest’s directors and executive officers, have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Everest Public Stockholders (see “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” below). Everest’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and approving, as members of the Everest Board, the Business Combination Agreement and the transactions contemplated therein. The Everest Board concluded, in its business judgment, that the potential benefits related to the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Everest Board determined that the Business Combination Agreement and the Business Combination (including the Merger), were advisable, fair to and in the best interests of Everest and its stockholders. In connection with its deliberations, the Everest Board did not consider the fairness of the consideration to be paid by Everest in the Business Combination to any person other than Everest and its stockholders.
In approving the combination, the Everest Board received an opinion, dated May 18, 2023, from Scura Partners, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth in such opinion, the Consideration (as defined in such opinion) pursuant to the Business Combination Agreement was fair, from a financial point of view, to Everest. This opinion is discussed in greater detail in the section entitled “Stockholder Proposal 1: The Business Combination Proposal — Opinion of the Financial Advisor to Everest” and a copy of the fairness opinion is attached to this proxy statement/prospectus as Annex H.
Everest has continued and expects to continue regular discussions regarding the execution and timing of the Business Combination and to take actions and exercise their respective rights under the Business Combination Agreement to facilitate the completion of the Business Combination.
This explanation of the Everest Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward Looking Statements.”
Fairness Opinion of Scura Partners
Everest retained Scura Partners to evaluate the fairness, from a financial point of view to Everest of the merger consideration to be paid to the Company Equityholders in the Transaction.
On May 18, 2023 at a meeting of the Everest Board held to evaluate the Business Combination, Scura Partners rendered to the Everest Board an oral opinion, which was confirmed by delivery of a written opinion dated May 18, 2023, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, (i) the consideration in the Business Combination is fair from a financial point of view to Everest and (ii) the value of Unifund equals or exceeds 80% of the amount held by Everest in trust for benefit of the Everest Stockholders (excluding any taxes payable on interest earned on the Trust Account).
The full text of Scura Partners’ written opinion, dated May 18, 2023, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex H and is incorporated by reference in this document. The summary of the written opinion of Scura Partners, dated May 18, 2023, set forth in this proxy statement is qualified in its entirety by reference to the full text of Scura Partners’ opinion attached as Annex H. Scura Partners’ opinion was for the benefit of the Everest Board (in its capacity as such) and Scura Partners’ opinion was rendered to the Everest Board in connection with its evaluation of the Business Combination and did not address any terms or other aspects (other than the consideration to the extent expressly specified in Scura Partners’ opinion) of the transaction contemplated by the Business Combination. Scura Partners’ opinion did not address Everest’s underlying business decision to effect such transaction or the relative merits of such transaction as compared to any alternative business strategies or transactions that might be available to Everest and did not address any legal, regulatory, tax, or accounting matters. Scura Partners’ opinion is not intended to and does not constitute a recommendation to any Everest Public Stockholder as to how such stockholder should vote or act with respect to the transaction or any matter relating thereto.
In connection with its opinion, Scura Partners:
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reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Unifund furnished to Scura Partners by Everest, including financial and other forecasts provided to, or discussed with us by the management of Everest and the management of Unifund;

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reviewed certain internal information relating to expenses expected to result from the transaction contemplated by the Business Combination furnished to us by Everest;

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conducted discussions with members of the management and representatives of Everest and of Unifund concerning the information described in the two foregoing bullet points;

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reviewed Everest’s and Unifund’s capital structure furnished to us by the management of Everest both on a standalone basis pre-transaction and on a pro forma basis giving effect to the transaction contemplated by the Business Combination;

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reviewed publicly available financial and stock market data of certain other companies in lines of business that Scura Partners deemed relevant;

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reviewed a draft, dated May 13, 2023, of the Business Combination Agreement; and

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conducted such other financial studies and analyses and took into account such other information as Scura Partners deemed appropriate.

Scura Partners, with Everest’s consent, relied upon the information supplied to, discussed with or reviewed by Scura Partners for purposes of its opinion as being complete and accurate in all material respects. Scura Partners did not assume any responsibility for independent verification of, and did not independently verify, any of such information.
With Everest’s consent, Scura Partners relied upon, without independent verification, the assessment of Everest and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. In addition, Scura Partners relied upon, with Everest’s consent, the assessments of the management of Everest as to the existing technology, products and services of Unifund and the validity of, and risks associated with, the future technology, products and services of Unifund. Scura Partners assumed, with Everest’s consent, that there will be no developments with respect to any of the foregoing that would affect Scura Partners’ analyses or opinion. With Everest’s consent, Scura Partners assumed that (i) for purposes of Scura Partners’ analysis and to calculate Unifund pro forma equity value and enterprise value, the Unifund will have net debt of approximately $67.2 million on its balance sheet at the consummation of the Transaction, (ii) that Everest will hold approximately $187.1 million in trust for the benefit of its public stockholders immediately prior to the consummation of the Transaction and (iii) any adjustments to the consideration in accordance with the Business Combination Agreement or otherwise would not be material to Scura Partners’ analysis or its opinion. In addition, Scura Partners relied upon, with Everest’s consent, the assessments of the management of Everest as to Everest’s ability to retain key employees of Unifund. Scura Partners expressed no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with Everest’s consent, Scura Partners did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Unifund or Everest, nor had Scura Partners been furnished with any such evaluation or appraisal.
Further, Scura Partners’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Scura Partners as of the date of its opinion. Scura Partners assumed no responsibility for updating its opinion based on developments after the date of its opinion. As stated above, Scura Partners’ opinion did not address the underlying business decision to effect the transactions contemplated by the Business Combination Agreement or the relative merits of the same as compared to any alternative business strategies or transactions that might be available to Everest and does not address any legal, regulatory, tax or accounting matters.
With Everest’s consent, Scura Partners did not opine on what the value of the shares of new PubCo would be when issued pursuant to the transactions contemplated by the Business Combination Agreement. Scura Partners did not express any opinion as to fair value or the solvency of Unifund, the Parent or Everest following the closing of the transactions contemplated by the Business Combination Agreement. In rendering its opinion, Scura Partners assumed, with Everest’s consent, that the final executed form of the Business Combination Agreement would not differ in any material respect from the draft that Scura Partners reviewed, that the transaction contemplated by the Business Combination Agreement, will be consummated in accordance with its terms without any waiver or modification that could be material to Scura Partners’ analysis, and that the parties to the Business Combination will comply with all the material terms of the Business Combination Agreement. Scura Partners assumed, with Everest’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the transaction contemplated by the Business Combination Agreement will be obtained, except to the extent that could not be material to Scura Partners’ analysis. In addition, representatives of Everest advised Scura Partners, and Scura Partners assumed, with Everest’s consent, that the transaction contemplated by the Business Combination Agreement will qualify as a tax free reorganization for income tax purposes in the United States.
Summary of the Financial Analyses of Scura Partners
In preparing its opinion to the Everest Board, Scura Partners performed a variety of financial and comparative analyses. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying Scura Partners’ opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion or analysis is not readily susceptible to summary description. In arriving at its opinion, Scura Partners considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any particular factor or method of analysis considered by it. Rather, Scura Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Scura Partners believes that its analyses and factors summarized below must be considered as a whole and in context. Scura Partners further believes that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors as a whole, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
In performing its analyses, Scura Partners considered industry performance, general business, economic, market and financial conditions and other matters, existing as of the date of its opinion, many of which are beyond the control of Everest and Unifund. No company, business or transaction reviewed is identical or directly comparable to Everest and Unifund or their respective businesses or the transaction. Accordingly, an evaluation of these analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or views regarding the comparability of such companies, businesses or transactions. Accordingly, such analyses may not necessarily include all companies, businesses or transactions that could be deemed relevant. The estimates of the future performance of Everest and Unifund in or underlying Scura Partners’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a company may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the ranges of valuations resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as the views of Scura Partners regarding the actual values of Unifund or Everest. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 18, and is not necessarily indicative of current market conditions.
Scura Partners did not recommend that any specific consideration constituted the only appropriate consideration in the transaction. Scura Partners understands that the type and amount of consideration payable in the transaction contemplated by the Business Combination was determined through negotiations between Everest and Unifund, rather than by any financial advisor, and was approved by the Everest Board. The decision to enter into the Business Combination was solely that of the Everest Board and the Unifund board of directors. Scura Partners’ opinion and analyses were only one of many factors considered by the Everest Board in its evaluation of the transaction and the consideration and should not be viewed as determinative of the views of the Everest Board or management with respect to the transaction or the consideration payable in the transaction.
Financial Analysis
The summary of the financial analyses described in this section entitled “— Everest Financial Analyses” is a summary of the material financial analyses provided by Scura Partners in connection with its opinion, dated May 18, 2023, to the Everest Board. The summary set forth below is not a comprehensive description of all analyses undertaken by Scura Partners in connection with its opinion, nor does the order of the analyses in the summary below indicate that any analysis was given greater weight than any other analysis. The financial analyses summarized below include information presented in tabular format. In order to fully understand Scura Partners’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Scura Partners. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Scura Partners. Future results may differ from those described and such differences may be material.
For purposes of the financial analyses described below in this section, the term “implied per share consideration” means approximately $10.00 per share of Everest common stock.
The financial data utilized for Everest in the financial analyses described below were based on, among other things: (i) certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Unifund furnished to Scura Partners by Everest, including financial and other forecasts provided to, or discussed with Scura Partners by the management of Everest and the management of Unifund; (ii) certain internal information relating to expenses expected to result from the Transaction furnished to Scura Partners by Everest; (iii) Everest’s and Unifund’s capital structure furnished to us by the management of Everest, both on a standalone basis pre-Transaction and on a pro forma basis giving effect to the Transaction; (iv) publicly available financial and stock market data of certain other companies in lines of business that Scura Partners deemed relevant; and (v) such other financial studies and analyses and such other information as Scura Partners deemed appropriate.
Everest Financial Analyses
Comparable Public Companies Analysis
Using public filings and other publicly available information, Scura Partners compared certain financial information of Unifund to corresponding financial information for selected publicly traded companies that, based on Scura Partners’ professional judgment and experience, Scura Partners considered generally relevant for purposes of analysis. The selected companies used in this analysis were as follows: Black Knight, Inc., Bread Financial Holdings, Inc., Encore Capital Group, Inc., Enova International, Inc. and PRA Group, Inc. These companies were identified in the presentation to the Everest Board on May 18, 2023.
Scura Partners selected the companies above because, among other things, the selected companies operate businesses similar in certain respects to the business of Unifund.
As set forth in the table below, for each selected company, Scura Partners calculated its enterprise value (defined as equity market value, plus debt, capitalized lease liabilities, preferred stock and minority interests, less cash and cash equivalents) as a multiple of its revenue for companies (reporting in U.S. GAAP) for fiscal year ends 2022 and 2023 (“Enterprise Value / 2022 Revenue” and “Enterprise Value / 2023 Revenue”).
	Enterprise Value / 2022 Revenue	Enterprise Value / 2023 Revenue
Black Knight, Inc.	7.0x	7.1x
Bread Financial Holdings, Inc.	1.2x	0.6x
Encore Capital Group, Inc.	2.9x	3.0x
Enova International, Inc.	3.6x	1.8x
PRA Group, Inc.	3.3x	4.1x
As set forth in the table below, for each selected company, Scura Partners calculated its enterprise value (defined as equity market value, plus debt, capitalized lease liabilities, preferred stock and minority interests, less cash and cash equivalents) as a multiple of its EBITDA (defined as estimated earnings before interest, taxes, depreciation and amortization, and adjusted for lease expenses (excluding short-term and variable expenses) for companies reporting in U.S. GAAP) for fiscal year ends 2022 and 2023 (“Enterprise Value / 2022 EBITDA” and “Enterprise Value / 2023 EBITDA”).
	Enterprise Value / 2022 EBITDA	Enterprise Value / 2023 EBITDA
Black Knight, Inc.	21.8x	15.6x
Bread Financial Holdings, Inc.	—	—
Encore Capital Group, Inc.	7.9x	9.6x
Enova International, Inc.	—	7.0x
PRA Group, Inc.	10.6x	33.1x
As set forth in the table below, for each selected company, Scura Partners calculated its equity market value as a multiple of its net income for fiscal year ends 2022 and 2023 (“Equity Value / 2022 Net Income” and “Equity Value / 2023 Net Income”).
	Equity Value / 2022 Net Income	Equity Value / 2023 Net Income
Black Knight, Inc.	24.0x	33.6
Bread Financial Holdings, Inc.	11.9x	5.1x
Encore Capital Group, Inc.	20.6x	28.0x
Enova International, Inc.	17.3x	14.6x
PRA Group, Inc.	27.3x	—
The resulting mean and median multiple for this analysis is as follows:
	2022	2023
	Enterprise Value / Revenue
Mean	3.6x	3.3x
Median	3.3x	3.0x
Enterprise Value / EBITDA
Mean	13.5x	16.3x
Median	10.6x	12.6x
Equity Value / Net Income
Mean	20.2x	20.3x
Median	20.6x	21.3x
Using its professional judgment and experience, Scura Partners applied a range of multiples of estimated Enterprise Value/EBITDA, derived from the Enterprise Value/EBITDA multiples of the selected companies resulting in a range of implied equity value of Unifund of $113 million to $389 million. Using its professional judgment and experience, Scura Partners applied a range of multiples of estimated Enterprise Value/Revenue, derived from the Enterprise Value/Revenue multiples of the selected companies resulting a range of implied equity value of Unifund of $105 million to $164 million. Using its professional judgment and experience, Scura Partners applied a range of multiples of estimated Equity Value / Net Income, derived from the Equity Value/Net Income multiples of the selected companies resulting a range of implied equity value of Unifund stock of $57 million to $289 million.
Precedent Transactions Analysis
Scura Partners did not identify transactions involving companies with publicly available financial information that Scura Partners believed, based on its experience and professional judgment, to be generally relevant for purposes of this analysis.

General
In connection with Scura Partners’ services as a financial advisor to the Everest Board, Everest agreed to pay Scura Partners an aggregate fee of $150,000. In addition, Everest has agreed to reimburse certain of Scura Partners’ expenses arising, and to indemnify Scura Partners against certain liabilities that may arise, out of Scura Partners’ engagement.
Scura Partners, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the two-year period prior to the date of Scura Partners’ opinion, Scura Partners had not provided any investment banking services to Everest. In the two-year period prior to the date of Scura Partners’ opinion, Scura Partners had not been engaged to provide financial advisory or other services to Unifund and Scura Partners has not received any compensation from Unifund during this period. In addition, in the ordinary course, Scura Partners’ employees may trade securities of Everest and certain of their respective affiliates for their own accounts and, accordingly, may at any time hold a long or short position in such securities. The issuance of Scura Partners’ opinion was approved by the Opinion Committee of Scura Partners.
Scura Partners is an investment banking firm providing a full range of financial advisory and other services. Scura Partners was selected to act as investment banker to Everest because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in particular, as an advisor to companies in Everest’s sector, as well as its familiarity with the business of Everest.
Scura Partners’ engagement and its written opinion are for the benefit of the Everest Board (in its capacity as such) and its written opinion was rendered to the Everest Board in connection with its evaluation of the transaction. Scura Partners’ opinion is not intended to and does not constitute a recommendation to any Everest Public Stockholder as to how such stockholder should vote or act with respect to the transaction or any matter relating thereto.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Everest Board in favor of approval of the Required Stockholder Proposals, you should keep in mind that the Sponsor, our directors and our executive officers have interests in such proposal that are different from, or in addition to, those of Everest Public Stockholders and warrant holders generally. These interests include that the Sponsor as well as our executive officers and directors will lose their entire investment in us if our initial business combination is not completed (other than with respect to Everest Class A common stock they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to stockholders, rather than liquidate Everest.
Additionally, among other things, these interests include the following:
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the fact that the Sponsor and Everest’s directors have agreed not to redeem any Everest Common Stock held by them in connection with the stockholder vote to approve a proposed initial business combination, including the Business Combination;

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the fact that the Sponsor paid an aggregate of $18,750 for the 4,312,500 Founder Shares currently owned by the Sponsor, in which certain of Everest’s officers and directors hold a direct and indirect interest, and the independent directors. The Founder Shares would be worthless if the Business Combination or another business combination is not consummated by February 28, 2024 because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $47.0 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023;

•
the fact that if the Business Combination or another business combination is not consummated by February 28, 2024, the 8,633,333 Private Placement Warrants, each exercisable to purchase one share of Everest Class A common stock at $11.50 per share, subject to adjustment, held by the Sponsor, in which certain of Everest’s officers and directors hold a direct and indirect interest, of which 6,333,333 were acquired for an aggregate purchase price of $9,500,000 in a private placement that took place simultaneously with the consummation of the IPO, 1,150,000 were acquired in exchange for the Sponsor’s deposit of $1,725,000 into the Trust Account in connection with the Initial Extension and 1,150,000 were acquired in exchange for the Sponsor’s deposit of $1,725,000 into the Trust Account in connection with the Second Extension, would become worthless. Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $0.4 million, based upon the closing price of the Public Warrants on the NYSE on December 20, 2023;
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the fact that if the Business Combination or another business combination is not consummated by February 28, 2024, Everest will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Everest Common Stock for cash and, subject to the approval of its remaining Everest Stockholders and the Everest Board, dissolving and liquidating; and

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the fact that the Sponsor paid an aggregate of approximately $11.2 million for its investment in New PubCo, as summarized in the table below, and following the consummation of the Business Combination, the aggregate value of the Sponsor’s investment will be $47.4 million, based upon the respective closing price of the Everest Class A common stock and the Public Warrants on the NYSE on December 20, 2023.

Sponsor Ownership of Everest Prior to Closing
	Securities held by Sponsor Group	Sponsor Cost ($)
Founder Shares	4,312,500	18,750(1)
Private Placement Warrants	8,633,333	11,225,000
Total		$11,243,750

(1)
Includes cost for 50,000 Founder Shares held by the independent directors.

Sponsor Ownership of New PubCo Following the Closing
	Securities held by Sponsor Group Prior to Closing	Value per Security ($)	Total Value ($)
Shares of New PubCo Common Stock Issued to Holders of Founder Shares	1,625,000(1)	$10.90	$17,712,500
New PubCo Private Placement Warrants	8,633,333	$0.045	$388,500
Total		$10.945	$18,101,000

(1)
Reflects the forfeiture of 1,500,000 Founder Shares pursuant to the Sponsor Support Agreement and the transfer of 375,000 Founder Shares to be transferred pursuant to the Share Transfer Agreement upon the consummation of the Business Combination. Does not include 812,500 Earnout Shares subject to vesting.

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the fact that the Sponsor, officers or directors, or their affiliates may be reimbursed for any out-of-pocket expenses incurred on Everest’s behalf related to identifying, investigating, negotiating and completing an initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by Everest’s officers and directors and there are no outstanding out-of-pocket expenses for which Everest’s officers or directors are awaiting reimbursement;

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the fact that the Sponsor and Everest’s current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if Everest fails to complete an initial business combination by February 28, 2024;

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the fact that, pursuant to the Business Combination Agreement, the Sponsor will have certain governance rights in respect of New PubCo that will be set forth in New PubCo’s governing documents;

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the right of the Sponsor to hold shares of New PubCo Common Stock following the Business Combination, subject to the terms and conditions of the lock-up restrictions;

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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

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the fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Everest Stockholders experience a negative rate of return in New PubCo;

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the fact that the Sponsor and Everest’s officers and directors will lose their investment in Everest and will not be reimbursed for any out-of-pocket expenses incurred by them on Everest’s behalf incident to identifying, investigating and consummating an initial business combination if an initial business combination is not consummated by February 28, 2024;

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the fact that if the Trust Account is liquidated, including in the event Everest is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Everest to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share of Everest Class A common stock, or such lesser per share of Everest Class A common stock amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Everest has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Everest, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•
the fact that the Business Combination Agreement provides for the continued indemnification of Everest’s existing directors and officers and required Unifund to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Everest directors and officers after the Business Combination.

In addition, certain persons who are expected to become New PubCo directors after the completion of the Business Combination may have interests in the Business Combination that are different from, or in addition to, the interests of the Everest Stockholders. See “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for more information.
The personal and financial interests of the Sponsor as well as Everest’s executive officers and directors may have influenced their motivation in identifying and selecting Unifund as a business combination target, completing the Business Combination with Unifund and influencing the operation of the business following the Business Combination. In considering the recommendations of the Everest Board to vote for the proposals, its stockholders should consider these interests. Additionally, following the Closing, the Sponsor will have the right to designate two members of the New PubCo Board, who are initially expected to be Adam Dooley and Canh Tran. Any vote made by such individual appointed by the Sponsor as part of such individual’s service on the New PubCo Board does not express the vote of Everest in any capacity, but solely such individual’s vote as a director of New PubCo.
Satisfaction of 80% Test
It is a requirement under the Existing Organizational Documents that any business acquired by Everest have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Everest and its subsidiaries generally used to approve the transaction, the Everest Board determined that this requirement was met. The Everest Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Everest and its stockholders and appropriately reflected the value of Unifund and its subsidiaries. In reaching this determination, the Everest Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships and technical expertise, as well as quantitative factors such as the strong growth prospects of Unifund and its subsidiaries and Unifund’s industry, and Unifund’s potential for future growth in revenue and profits. The Everest Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Unifund and its subsidiaries met this requirement and make the other determinations regarding the transaction.
Interests of New PubCo Directors and Executive Officers in the Business Combination
When you consider the recommendation of the Everest Board in favor of approval of the proposals, you should keep in mind that New PubCo and Unifund’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Everest Stockholders and warrant holders generally. These interests include, among other things, are discussed in “Executive Compensation of Unifund.”
Material Tax Consequences
For a detailed discussion of material U.S. federal income tax consequences of the Business Combination, see the section titled “Certain U.S. Federal Income Tax Considerations” in this proxy statement/prospectus.
Anticipated Accounting Treatment of the Business Combination
Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, New PubCo will be treated as the acquired company and Unifund will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New PubCo will represent a continuation of the financial statements of Unifund, with the Business Combination treated as the equivalent of Unifund issuing stock for the net assets of New PubCo, accompanied by a recapitalization. The net assets of New PubCo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Unifund. Unifund has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
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it is expected that the New PubCo Board will consist of five directors, three of which will be designated by Unifund, two of which will be designated by Everest;

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Unifund’s existing senior management team will comprise the senior management of New PubCo; and

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Unifund’s operations prior to the Business Combination will comprise the ongoing operations of New PubCo as New PubCo and Everest, a wholly owned subsidiary of New PubCo after giving effect to the Merger, had minimal operations pre-combination.

Regulatory Approvals Required
The parties’ obligation to consummate the Business Combination is subject to the approvals associated with the Collection Filings. The parties will make the Collection Filings, but there can be no assurance that each approval from the applicable state regulatory authority for each Collection Filing will be obtained. Furthermore, the parties may be required to undertake certain additional actions in order to make the Collection Filings and obtain the necessary approvals associated with the Collection Filings.
Neither Everest nor New PubCo is aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the approvals associated with the Collection Filings. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Appraisal Rights
Everest Public Stockholders have no appraisal rights in connection with the Business Combination or the Merger under DGCL.

Certain Unaudited Unifund Prospective Financial Information
Unifund does not as a matter of general practice publicly disclose projections as to future revenues, performance, financial condition or other results, given, among other reasons, the uncertainty of realizing the underlying assumptions, nor does it undertake to do so in the future. However, Unifund prepared and provided to Everest, and we are including in this proxy statement/prospectus, certain internal, prospective unaudited financial information in connection with the evaluation of the Business Combination. Unifund’s management prepared such financial information based on their judgment and assumptions regarding the future financial performance of Unifund and estimates regarding future operational expenditure. The inclusion of the information included in this section should not be regarded as an indication that Unifund, Everest, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results or that it should be construed as financial guidance and it should not be relied on as such.
The prospective unaudited financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.
While presented in this proxy statement/prospectus with numeric specificity, the information set forth in this section was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Unifund’s management, including, among other things, the matters described in the sections entitled “Forward-Looking Statements” and “Risk Factors — Our financial projections may differ materially from actual results.” Unifund believes the assumptions used in preparation of the prospective unaudited financial information were reasonable at the time such prospective unaudited financial information was prepared, given the information Unifund had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective unaudited financial information not to be achieved include, among other things, risks and uncertainties relating to Unifund’s business, industry performance and the regulatory environment. The prospective unaudited financial information also reflects assumptions as to certain business decisions that are subject to change.
The prospective unaudited financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective unaudited financial information, but, in the view of Unifund’s management, was prepared on a reasonable basis, reflects the best available estimates and judgments at the time, and presents, to the best of Unifund’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Unifund. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective unaudited financial information. The prospective unaudited financial information should not be viewed as public guidance and you are cautioned not to place undue reliance on such prospective unaudited financial information in making a decision regarding the Business Combination, as the prospective unaudited financial information may be materially different than actual results. Unifund does not intend to refer back to the financial projections in its future periodic reports filed under the Exchange Act.
Neither Unifund’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective unaudited financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective unaudited financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information and they do not extend to the prospective unaudited financial information and should not be read to do so.
EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, UNIFUND DOES NOT INTEND TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE UNAUDITED FINANCIAL INFORMATION. THE PROSPECTIVE UNAUDITED FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE

RELIANCE ON THE UNAUDITED PROSPECTIVE UNAUDITED FINANCIAL INFORMATION SET FORTH IN THIS SECTION. NONE OF UNIFUND, EVEREST OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS, PLACEMENT AGENTS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY COMPANY EQUITYHOLDER, EVEREST PUBLIC STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE UNAUDITED FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.
Certain of the measures included in the prospective unaudited financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Unifund may not be comparable to similarly titled amounts used by other companies. Due to the forward-looking nature of these non-GAAP financial measures, a reconciliation of non-GAAP financial measures in this presentation to the most directly comparable GAAP financial measures is not included, because, without unreasonable effort, Unifund is unable to predict with reasonable certainty the amount or timing of non-GAAP adjustments that are used to calculate these forward-looking non-GAAP financial measures. Accordingly, we have not provided a reconciliation of such financial measures. Other companies may calculate EBIT and EBITDA differently and those calculations may not be comparable to Unifund’s presentation. Non-GAAP financial measures, such as EBIT and EBITDA, should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. EBITDA does not represent, and should not be considered an alternative to, net income (loss) or cash flow from operations as determined under GAAP. EBITDA attributable to Unifund cannot be reconciled to Unifund’s net income due to unavailability of amounts related to taxes, depreciation, amortization, interest expense and other revenue and costs. The following table presents Unifund’s base case EBITDA projections for the year ended December 31, 2023, which Unifund prepared and provided to Everest in connection with the evaluation of the Business Combination.
2023E
($ in millions)
Sales	$63.3
Operating Expense	$42.2
EBIT	$21.1
EBIT Margin	33.4%
Pre-Tax Income	$12.7
Interest Expense	$8.4
Depreciation	$0.4
Forgiveness of Debt	—
EBITDA	$21.5
EBITDA Margin	34.0%
Vote Required for Approval
The Business Combination Proposal is conditioned on the approval and adoption of each of the other Required Stockholder Proposals.
The Business Combination Proposal (and, consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if Everest obtains the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of Everest Common Stock entitled to vote at the Stockholders Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Stockholders Meeting or an abstention from voting will have the same effect as a vote “Against” this proposal.
As of the date of this proxy statement/prospectus, the Everest Initial Stockholders have agreed to vote any Everest Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, the Everest Initial Stockholders, collectively own 20% of the issued and outstanding Everest Common Stock and have not purchased any Everest Class A common stock, but may do so at any time.

Recommendation of the Everest Board
THE EVEREST BOARD UNANIMOUSLY RECOMMENDS THAT EVEREST PUBLIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF BUSINESS COMBINATION PROPOSAL
The existence of financial and personal interests of one or more of Everest’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Everest and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Everest’s officers may have interests in the Business Combination Proposal that may conflict with your interests as a stockholder. See the section entitled “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

STOCKHOLDER PROPOSAL 2: THE CHARTER PROPOSAL
Overview
As discussed in this proxy statement/prospectus, Everest is asking the Everest Stockholders to approve the Charter Proposal. Under the Business Combination Agreement, the approval of the Charter Proposal is also a condition to the consummation of the Business Combination.
Reasons for the Charter Proposal
Everest Stockholders are also being asked to adopt the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws in the form attached hereto as Annex B and Annex C, respectively, which, in the judgment of the Everest Board, is necessary to adequately address the needs of Everest following the consummation of the Business Combination.
For a summary of the key differences between the Existing Organizational Documents and the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws, please see “Comparison of Corporate Governance and Stockholder Rights.” The summary is qualified in its entirety by reference to the full text of the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws copies of which are included as Annexes B and Annex C, respectively to this proxy statement/prospectus.
Vote Required for Approval
The Charter Proposal will be adopted and approved only if Everest obtains the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of Everest Common Stock entitled to vote at the Stockholders Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Stockholders Meeting or an abstention from voting will have the same effect as a vote “Against” this proposal.
The Charter Proposal is conditioned on the approval and adoption of each of the other Required Stockholder Proposals.
As of the date of this proxy statement/prospectus, the Everest Initial Stockholders have agreed to vote any Everest Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, the Everest Initial Stockholders, collectively own 20% of the issued and outstanding Everest Common Stock and have not purchased any Everest Class A common stock, but may do so at any time.
Recommendation of the Everest Board
THE EVEREST BOARD UNANIMOUSLY RECOMMENDS THAT THE EVEREST PUBLIC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.
The existence of financial and personal interests of Everest’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Everest and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Everest’s officers may have interests in the Business Combination Proposal that may conflict with your interests as a stockholder. See the section entitled “Stockholder Proposal 1: The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

STOCKHOLDER PROPOSAL 3: THE INCENTIVE AWARD PLAN PROPOSAL
Overview
Everest is seeking approval from Everest Stockholders to adopt the Unifund Financial Technologies, Inc. 2023 Incentive Award Plan (the “Incentive Award Plan”). The Incentive Award Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. Approval of the Incentive Award Plan will allow us to provide equity awards as part of our compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value.
The Everest Board believes that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the Incentive Plan increase our ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps us to recruit, reward, motive and retain talented personnel. The Everest Board believes that the approval of the Incentive Award Plan is essential to our continued success, and in particular, our ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which we will compete. Such awards are also crucial to our ability to motivate employees to achieve our goals.
Summary of the Incentive Award Plan
The Everest Board has approved and adopted, subject to Everest Stockholder approval, the Incentive Award Plan. If the Incentive Award Plan is approved by the Everest Stockholders, New PubCo will be authorized to grant equity awards to eligible service providers following consummation of the Business Combination. This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan to be included as Annex J to this proxy statement/prospectus.
Purpose of the Incentive Award Plan Proposal
The purpose of the Incentive Award Plan is to promote the long-term success of New PubCo and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives and linking service providers directly to stockholder interests through increased stock ownership. Everest believes that the Incentive Award Plan will be important in helping to attract and retain service providers of New PubCo with exceptional qualifications.
Reasons for the Approval of the Incentive Award Plan Proposal
Everest Stockholder approval of the Incentive Award Plan is necessary in order for New PubCo to (a) meet the stockholder approval requirements of the NYSE American and (b) grant incentive stock options (“ISOs”). Everest Stockholders are also being asked to approve an annual limitation on Incentive Award Plan awards granted to non-employee directors as part of their compensation for their services as directors.
Consequences if the Incentive Award Plan Proposal is Not Approved
If the Incentive Award Plan is not approved by Everest Stockholders, the Incentive Award Plan will not become effective and New PubCo will not be able to grant equity awards under the Incentive Award Plan. Everest believes that New PubCo’s ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Award Plan is not approved.
Material Terms of the Incentive Award Plan
The material terms of the Incentive Award Plan, as currently contemplated by the Everest Board, are summarized below. This summary, however, is not intended to be a complete description of the Incentive Award Plan and is qualified in its entirety by reference to the complete text of the Incentive Award Plan, the form of which is attached to this proxy statement/prospectus as Annex J. To the extent there is a conflict between the terms of this summary and the Incentive Award Plan, the terms of the Incentive Award Plan will control.
Administration
The Incentive Award Plan will be administered by the New PubCo Board or by one or more committees to which the New PubCo Board delegates such administration (as applicable, the “Incentive Award Plan Administrator”). Subject to the terms of the Incentive Award Plan, the Incentive Award Plan Administrator will have the authority to (a) determine the eligible individuals who are to receive awards under the Incentive Award Plan, (b) determine the terms and conditions of awards granted under the Incentive Award Plan, (c) determine performance criteria and the achievement of such criteria, (d) accelerate the vesting or exercisability of, payment for or lapse of restrictions on awards and (e) make all other decisions related to the Incentive Award Plan and awards granted thereunder. The Incentive Award Plan Administrator may also delegate to one or more senior officers of New PubCo the authority to grant awards, subject to terms and conditions determined by the Incentive Award Plan Administrator and within the limitations of Section 16 of the Exchange Act.
Types of Awards
The Incentive Award Plan provides for the grant of stock options, which may be ISOs or nonstatutory stock options (“NSOs”), stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”) and other stock or cash-based awards that the Incentive Award Plan Administrator determines are consistent with the purpose of the Incentive Award Plan and the interests of New PubCo, or collectively, awards.
Share Reserve
The number of shares of New PubCo Common Stock that may be issued under the Incentive Award Plan is equal to the sum of (x) six percent (6%) of the aggregate number of shares of New PubCo Common Stock issued and outstanding immediately after the Closing (as calculated after giving effect to the Redemption) plus (y) the annual increase in shares described below. All of the shares available under the Incentive Award Plan (before giving effect to the annual increases) may be issued upon the exercise of ISOs. On the first day of each calendar year during the term of the Incentive Award Plan, beginning on January 1, 2024 and continuing until (and including) January 1, 2033, the number of shares available under the Incentive Award Plan will automatically increase by a number equal to the lesser of (a) five percent (5%) of the total number of shares of New PubCo Common Stock issued and outstanding shares on December 31st of the calendar year immediately preceding the date of such increase and (b) a number of shares of New PubCo Common Stock determined by the New PubCo Board.
If options, SARs, RSUs or any other awards are forfeited, cancelled or expire before being exercised or settled in full, the shares subject to such awards will again be available for issuance under the Incentive Award Plan. If SARs are exercised or RSUs are settled, only the number of shares actually issued upon exercise or settlement of such awards will reduce the number of shares available under the Incentive Award Plan. If restricted shares or shares issued upon exercise of an option are reacquired by New PubCo pursuant to a forfeiture provision, repurchase right or for any other reason, then such shares will again be available for issuance under the Incentive Award Plan. Shares applied to pay the exercise price of an option or satisfy withholding taxes related to any award will again become available for issuance under the Incentive Award Plan. To the extent an award is settled in cash, the cash settlement will not reduce the number of shares available for issuance under the Incentive Award Plan.
Shares issued under the Incentive Award Plan may be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted under the Incentive Award Plan.
Annual Limitation on Compensation of Non-Employee Directors
The grant date fair value of awards granted to each non-employee director during any fiscal year of New PubCo may not exceed $60,000 (on a per-director basis). The New PubCo Board may make exceptions to such limit for a non-employee chairperson or, in extraordinary circumstances, for other non-employee directors, provided the non-employee director receiving such additional compensation does not participate in the decision to award such compensation. Compensation paid to an individual for services as an employee or consultant and awards granted in lieu of cash retainers or other fees will not count towards these limitations.
Eligibility.
Employees (including officers), non-employee directors and consultants who render services to New PubCo or a parent thereof (whether now existing or subsequently established) are eligible to receive awards under the Incentive Award Plan. ISOs may only be granted to employees of New PubCo or a parent or subsidiary thereof (whether now existing or subsequently established).
International Participation
The Incentive Award Plan Administrator has the authority to implement sub-plans (or otherwise modify applicable grant terms) for purposes of satisfying applicable foreign laws, conforming to applicable market practices or for qualifying for favorable tax treatment under applicable foreign laws, and the terms and conditions applicable to awards granted under any such sub-plan or modified award may differ from the terms of the Incentive Award Plan. Any shares issued in satisfaction of awards granted under a sub-plan will come from the Incentive Award Plan share reserve.
Repricing
The Incentive Award Plan Administrator has full authority to reprice (reduce the exercise price of) options and stock appreciation rights or to approve programs in which options and stock appreciation rights are exchanged for cash or other equity awards on terms the Incentive Award Plan Administrator determines.
Stock Options
A stock option is the right to purchase a certain number of shares of stock at a fixed exercise price which, pursuant to the Incentive Award Plan, may not be less than 100% of the fair market value of New PubCo Common Stock on the date of grant. Subject to limited exceptions, an option may have a term of up to 10 years and will generally expire sooner if the optionee’s service terminates. Options will vest at the rate determined by the Incentive Award Plan Administrator. An optionee may pay the exercise price of an option in cash, or, with the Incentive Award Plan Administrator’s consent, with shares of stock the optionee already owns, with proceeds from an immediate sale of the option shares through a broker approved by us, through a net exercise procedure or by any other method permitted by applicable law.
Tax Limitations on Incentive Stock Options
The aggregate fair market value, determined at the time of grant, of New PubCo Common Stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of New PubCo’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of New PubCo’s total combined voting power or that of any of New PubCo’s affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the ISO does not exceed five years from the date of grant.
Stock Appreciation Rights
An SAR provides the recipient with the right to the appreciation in a specified number of shares of stock. The Incentive Award Plan Administrator determines the exercise price of SARs granted under the Incentive Award Plan, which may not be less than 100% of the fair market value of the New PubCo Common Stock on the date of grant. Subject to limited exceptions, an SAR may have a term of up to 10 years and will generally expire sooner if the recipient’s service terminates. SARs will vest at the rate determined by the

Incentive Award Plan Administrator. Upon exercise of a SAR, the recipient will receive an amount in cash, stock or a combination of stock and cash determined by the Incentive Award Plan Administrator, equal to the excess of the fair market value of the shares being exercised over their exercise price.
Restricted Stock Awards
Shares of restricted stock may be issued under the Incentive Award Plan for such consideration as the Incentive Award Plan Administrator may determine, including cash, services rendered or to be rendered to New PubCo or such other forms of consideration permitted under applicable law. Restricted shares may be subject to vesting, as determined by the Incentive Award Plan Administrator. Recipients of restricted shares generally have all of the rights of a stockholder with respect to those shares, including voting rights, however any dividends and other distributions on restricted shares will generally be subject to the same restrictions on transferability and forfeitability as the underlying shares.
Restricted Stock Units
An RSU is a right to receive a share, at no cost to the recipient, upon satisfaction of certain conditions, including vesting conditions, established by the Incentive Award Plan Administrator. RSUs vest at the rate determined by the Incentive Award Plan Administrator and any unvested RSUs will generally be forfeited upon termination of the recipient’s service. Settlement of RSUs may be made in the form of cash, stock or a combination of cash and stock, as determined by the Incentive Award Plan Administrator. Recipients of RSUs generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At the Incentive Award Plan Administrator’s discretion and as set forth in the applicable RSU agreement, RSUs may provide for the right to dividend equivalents which will generally be subject to the same conditions and restrictions as the RSUs to which they pertain.
Other Awards
The Incentive Award Plan Administrator may grant other awards based in whole or in part by reference to the New PubCo Common Stock and may grant awards under other plans and programs that will be settled with shares issued under the Incentive Award Plan. The Incentive Award Plan Administrator will determine the terms and conditions of any such awards.
Changes to Capital Structure
In the event of certain changes in capitalization, including a stock split, reverse stock split or stock dividend, proportionate adjustments will be made in the number and kind of shares available for issuance under the Incentive Award Plan, the limit on the number of shares that may be issued under the Incentive Award Plan as ISOs, the number and kind of shares subject to each outstanding award and/or the exercise price of each outstanding award.
Corporate Transactions
If New PubCo is party to a merger, consolidation or certain change in control transactions, each outstanding award will be treated as described in the definitive transaction agreement or as the Incentive Award Plan Administrator determines, which may include the continuation, assumption or substitution of an outstanding award, the cancellation of an outstanding award after an opportunity to exercise or the cancellation of an outstanding award in exchange for a payment equal to the value of the shares subject to such award less any applicable exercise price. In general, if an award held by a participant who remains in service at the effective time of a change in control transaction is not continued, assumed or substituted, then the award will vest in full.
Change in Control
The Incentive Award Plan Administrator may provide, in an individual award agreement or in any other written agreement with a participant, that the award will be subject to acceleration of vesting and exercisability in the event of a change in control or in connection with a termination of employment in connection with or following a change in control.

Transferability of Awards
Unless the Incentive Award Plan Administrator determines otherwise, an award generally will not be transferable other than by beneficiary designation, a will or the laws of descent and distribution. The Incentive Award Plan Administrator may permit transfer of an award in a manner consistent with applicable law.
Amendment and Termination
The Incentive Award Plan Administrator may amend or terminate the Incentive Award Plan at any time. Any such amendment or termination will not affect outstanding awards. If not sooner terminated, the Incentive Award Plan will terminate automatically 10 years after its adoption by the Everest Board. Everest Stockholder approval is not required for any amendment of the Incentive Award Plan, unless required by applicable law, government regulation or exchange listing standards.
Certain Federal Income Tax Aspects of Awards Under the Incentive Award Plan
This is a brief summary of the U.S. federal income tax aspects of awards that may be made under the Incentive Award Plan based on existing U.S. federal income tax laws as of the date of this proxy statement/prospectus. This summary covers only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the Incentive Award Plan should consult their own professional tax advisors concerning tax aspects of awards under the Incentive Award Plan. The discussion below concerning tax deductions that may become available to New PubCo under U.S. federal tax law is not intended to imply that New PubCo will necessarily obtain a tax benefit or asset from those deductions. The tax consequences of awards under the Incentive Award Plan depend upon the type of award. Changes to tax laws following the date of this proxy statement/prospectus/consent solicitation could alter the tax consequences described below.
Incentive Stock Options
No taxable income is recognized by an optionee upon the grant or vesting of an ISO, and no taxable income is recognized at the time an ISO is exercised unless the optionee is subject to the alternative minimum tax. The excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares is includable in alternative minimum taxable income.
If the optionee holds the purchased shares for more than one year after the date the ISO was exercised and more than two years after the ISO was granted (the “required ISO holding periods”), then the optionee will generally recognize long-term capital gain or loss upon disposition of such shares. The gain or loss will equal the difference between the amount realized upon the disposition of the shares and the exercise price paid for such shares. If the optionee disposes of the purchased shares before satisfying either of the required ISO holding periods, then the optionee will recognize ordinary income equal to the fair market value of the shares on the date the ISO was exercised over the exercise price paid for the shares (or, if less, the amount realized on a sale of such shares). Any additional gain will be a capital gain and will be treated as short-term or long-term capital gain depending on how long the shares were held by the optionee.
Nonstatutory Stock Options
No taxable income is recognized by an optionee upon the grant or vesting of an NSO, provided the NSO does not have a readily ascertainable fair market value. If the NSO does not have a readily ascertainable fair market value, the optionee will generally recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee or former employee, the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon resale of the purchased shares, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the optionee.

Restricted Stock
A participant who receives an award of restricted stock generally does not recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income when the shares vest, subject to withholding if the participant is an employee or former employee. The amount of taxable income is equal to the fair market value of the shares on the vesting date(s) less the amount, if any, paid for the shares. Alternatively, a participant may make a one-time election to recognize income at the time the participant receives restricted stock in an amount equal to the fair market value of the restricted stock (less any amount paid for the shares) on the date of the award by making an election under Section 83(b) of the Code.
Restricted Stock Unit Awards
In general, no taxable income results upon the grant of an RSU. The recipient will generally recognize ordinary income, subject to withholding if the recipient is an employee or former employee, equal to the fair market value of the shares that are delivered to the recipient upon settlement of the RSU. Upon resale of the shares acquired pursuant to an RSU, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the recipient.
Stock Appreciation Rights
In general, no taxable income results upon the grant of a SAR. A participant will generally recognize ordinary income in the year of exercise equal to the value of the shares or other consideration received. In the case of a current or former employee, this amount is subject to withholding.
Section 409A
The foregoing description assumes that Section 409A of the Code does not apply to an award. In general, options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. RSUs are subject to Section 409A unless they are settled within two and one half months after the end of the later of (a) the end of New PubCo’s fiscal year in which vesting occurs or (b) the end of the calendar year in which vesting occurs. Restricted stock awards are not generally subject to Section 409A. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.
Tax Treatment of New PubCo
New PubCo will generally be entitled to an income tax deduction at the time and to the extent a participant recognizes ordinary income as a result of an award granted under the Incentive Award Plan. However, Section 162(m) of the Code may limit the deductibility of certain awards granted under the Incentive Award Plan. Although the Incentive Award Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Incentive Award Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the stockholders’ best interests to maintain flexibility in the approach to executive compensation and to structure a program that New PubCo considers to be the most effective in attracting, motivating and retaining key employees.
Incentive Award Plan Benefits
Benefits to be received under the Incentive Award Plan are not determinable since they depend on discretionary decisions to be made by the Incentive Award Plan Administrator regarding which participants are selected and what awards are made under the Incentive Award Plan.

Registration with the SEC
If the Incentive Award Plan is approved by Everest Stockholders and becomes effective, Everest intends to file a registration statement on Form S-8 registering the shares of New PubCo Common Stock reserved for issuance under the Incentive Award Plan as soon as reasonably practicable after Everest becomes eligible to use such form.
Vote Required for Approval
The Incentive Award Plan Proposal will be adopted and approved only if Everest obtains the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of Everest Class A common stock and Everest Class B common stock entitled to vote at the Stockholders Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Stockholders Meeting or an abstention from voting will have the same effect as a vote “Against” this proposal.
The Incentive Award Plan Proposal is conditioned on the approval and adoption of each of the other Required Stockholder Proposals.
As of the date of this proxy statement/prospectus, the Everest Initial Stockholders have agreed to vote any Everest Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, the Everest Initial Stockholders, collectively own 20% of the issued and outstanding Everest Common Stock and have not purchased any Everest Class A common stock, but may do so at any time.
Recommendation of the Everest Board
THE EVEREST BOARD UNANIMOUSLY RECOMMENDS THAT EVEREST STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARD PLAN PROPOSAL.
The existence of financial and personal interests of one or more of Everest’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Everest and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Everest’s officers may have interests in the Business Combination Proposal that may conflict with your interests as a stockholder. See the Section entitled “Stockholder Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

STOCKHOLDER PROPOSAL 4: THE STOCKHOLDER ADJOURNMENT PROPOSAL
Overview
The Stockholder Adjournment Proposal allows the Everest Board to adjourn the Stockholders Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Required Stockholder Proposals; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus; or (iv) if the holders of Everest Class A common stock have elected to redeem such shares such that either (a) the shares of New PubCo Common Stock and New PubCo Warrants would not be approved for listing on the NYSE American or (b) the Minimum Cash Condition would not be satisfied at Closing.
Consequences if the Stockholder Adjournment Proposal is Not Approved
If the Stockholder Adjournment Proposal is presented to the Stockholders Meeting and is not approved by the stockholders, the Everest Board may not be able to adjourn the Stockholders Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Stockholders Meeting to approve the Required Stockholder Proposals or in the event that Everest Stockholders redeem an amount of Everest Class A common stock such that either (a) the shares of New PubCo Common Stock and New PubCo Warrants would not be approved for listing on the NYSE American or (b) the Minimum Cash Condition would not be satisfied at Closing.
Vote Required for Approval
The approval of the Stockholder Adjournment Proposal requires the affirmative vote (online or by proxy) of holders of a majority of the outstanding shares of Everest Common Stock entitled to vote at the Stockholders Meeting, voting as a single class. Failure to vote by proxy or to vote online at the Stockholders Meeting or an abstention from voting will have the same effect as a vote “Against” this proposal. The Stockholder Adjournment Proposal is not conditioned upon any other Stockholder Proposal.
As of the date of this proxy statement/prospectus, the Everest Initial Stockholders have agreed to vote any Everest Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, the Everest Initial Stockholders, collectively own 20% of the issued and outstanding Everest Common Stock and have not purchased any Everest Class A common stock, but may do so at any time.
Recommendation of the Everest Board
THE EVEREST BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCKHOLDER ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of Everest’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Everest and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Everest’s officers may have interests in the Business Combination Proposal that may conflict with your interests as a stockholder. See the section entitled “Stockholder Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

WARRANT HOLDER PROPOSAL 1: THE WARRANT AMENDMENT PROPOSAL
This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex I hereto. You are urged to read the Warrant Amendment in its entirety before voting on this proposal.
Overview
In connection with the Business Combination, Public Warrant Holders are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the Everest Public Warrant Agreement (the “Warrant Amendment Proposal”). The approval of the Warrant Amendment Proposal is not a condition to the completion of the Business Combination. Everest currently has 8,625,000 Public Warrants outstanding.
The proposed Warrant Amendment provides that, at the Merger Effective Time, each Public Warrant issued and outstanding immediately prior to the consummation of the Merger will only be convertible or exchangeable into (or otherwise only represent a right to receive) $0.50 per Public Warrant (the “Redemption Price”), and each Public Warrant Holder shall receive a cash payment for $0.50 for each Public Warrant by such Public Warrant Holder payable promptly following the Closing, and after giving effect to the amendment, the Public Warrants will no longer be convertible into or exercisable for any shares of New PubCo Common Stock or Everest Common Stock. On and after the Merger Effective Time, the record the Public Warrant Holder will have no further rights except to receive, upon surrender of the Public Warrants, the Redemption Price. Each Public Warrant is exercisable to purchase one share of Everest Class A common stock at $11.50 per share. The closing price of the Public Warrants on the NYSE on December 20, 2023 was $0.045. The consummation of the Business Combination is not conditioned upon the approval of the Warrant Amendment Proposal. If the Warrant Amendment Proposal is not approved but the Required Stockholder Proposals are approved, the Business Combination will be consummated, subject to the satisfaction of the conditions to Closing (to the extent not waived by the parties), each outstanding Everest warrant that is outstanding immediately prior to the effective time of the Merger will be converted into a right to acquire the same number of shares of New PubCo Common Stock and funds that would have been used to pay the Redemption Price will remain with New PubCo.
A complete copy of the Warrant Amendment is attached hereto as Annex I.
Current Terms of the Public Warrants
Each Public Warrant entitles the registered holder to purchase one share of Everest Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, except as discussed in the immediately succeeding paragraph. Pursuant to the Everest Public Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Everest Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the units, and accordingly, we will round down to the nearest whole number the number of Public Warrants to be issued to holders. Only whole warrants will trade. If, upon separation of the Everest Units, a holder of warrants would be entitled to receive a fractional warrant, we will round down to the nearest whole number the number of Public Warrants to be issued to such holder. Accordingly, unless you hold at least two Everest Units, you will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Everest will not be obligated to deliver any Everest Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Everest Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue a share of Everest Class A common stock upon exercise of a Public Warrant unless the share of Everest Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant upon the exercise thereof. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the shares underlying such unit.
Everest has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of the Business Combination, Everest will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Everest Class A common stock issuable upon exercise of the warrants, and Everest will use commercially reasonable efforts to cause the same to become effective within sixty (60) business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Everest Class A common stock until the Public Warrants expire or are redeemed, as specified in the Everest Public Warrant Agreement; provided that if Everest Class A common stock at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Everest may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Everest so elects, Everest will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Everest Class A common stock issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of the Business Combination, Public Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Everest Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Everest Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Everest Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Public Warrants when the price per share of Everest Class A common stock equals or exceeds $18.00.
Once the Public Warrants become exercisable, we may redeem the outstanding public warrants:
•
in whole and not in part;

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at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the closing price of the Everest Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Public Warrant holders.

Everest will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Everest Class A common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Everest Class A common stock available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant Holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Public Warrant Holder to pay the exercise price for each Public Warrant being exercised. However, the price per share of the Everest Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Current Terms of the Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.
Redemption Procedures.
A holder of a warrant may notify Everest in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Everest Class A common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.
If the number of outstanding shares of Everest Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Everest Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Everest Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of Everest Class A common stock entitling holders to purchase Everest Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Everest Class A common stock equal to the product of (i) the number of shares of Everest Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Everest Class A common stock) and (ii) one minus the quotient of (x) the price per share of Everest Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Everest Class A common stock, in determining the price payable for Everest Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Everest Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Everest Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Everest, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of shares of the Everest Class A common stock on account of such Everest Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Everest Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Everest Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share.
If the number of outstanding shares of Everest Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of Everest Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Everest Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Everest Class A common stock.

Whenever the number of shares of Everest Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Everest Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Everest Class A common stock so purchasable immediately thereafter.
In addition, if (x) Everest issues additional shares of Everest Class A common stock or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Everest Class A common stock (with such issue price or effective issue price to be determined in good faith by the Everest Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of Everest Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above under “— Redemption of Public Warrants when the price per share of Everest Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding Everest Class A common stock (other than those described above or that solely affects the par value of such Everest Class A common stock), or in the case of any merger or consolidation of us with or into another corporation in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of our securities (and, in the case of a tender, exchange or redemption offer, such offer results in a change of control of us), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Everest Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Everest Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election. If less than 70% of the consideration receivable by the holders of shares of Everest Class A common stock in such a transaction is payable in the form of Everest Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.
Everest has agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Everest Public Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Everest irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — The Public Warrant Agreements designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Certain Effects of the Approval of the Warrant Amendment Proposal
If the Warrant Amendment Proposal is approved, all warrants will be subject to the terms of the Warrant Amendment whether or not a given holder voted in favor of the Warrant Amendment Proposal and the holder of each outstanding Public Warrant will be entitled to receive the Redemption Price promptly following the completion of the Business Combination.
Public Warrant Holders should note that there may be income tax consequences in connection with the Warrant Amendment. For a discussion of the tax consequences of the Warrant Amendment, please see the section entitled “Certain U.S. Federal Income Tax Considerations.”
Reason for the Warrant Amendment Proposal
The Everest Board believes that the Warrant Amendment will increase the Company’s opportunities and attractiveness to future investors by eliminating the dilutive impact of the Public Warrants.
Required Vote with Respect to the Warrant Amendment Proposal
The approval of the Warrant Amendment Proposal will require the affirmative vote of the Public Warrant Holders holding at least 50% of the outstanding Public Warrants.
The Warrant Amendment Proposal will only become effective if the Business Combination is completed. If the Business Combination is not completed, the Warrant Amendment will not become effective, even if the Public Warrant Holders have approved the Warrant Amendment Proposal.
Recommendation of the Everest Board
THE EVEREST BOARD UNANIMOUSLY RECOMMENDS THAT EVEREST’S PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.
The existence of financial and personal interests of Everest’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Everest and its Public Warrant Holders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that Public Warrant Holders vote for the proposals. In addition, Everest’s officers may have interests in the Business Combination Proposal that may conflict with your interests as a Public Warrant Holder. See the section entitled “Stockholder Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

WARRANT HOLDER PROPOSAL 2: THE WARRANT HOLDERS ADJOURNMENT PROPOSAL
Overview
At the Warrant Holders Meeting, Everest will ask its Public Warrant Holders to consider and vote upon a proposal to adjourn the Warrant Holders Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if Everest determines an adjournment to be reasonably necessary or appropriate to approve the Warrant Amendment Proposal at the Warrant Holders Meeting. In no event will Everest solicit proxies to adjourn the Warrant Holders Meeting or complete the Business Combination beyond the date by which it may properly do so.
Consequences if the Warrant Holders Adjournment Proposal is Not Approved
If the Warrant Holders Adjournment Proposal is not approved by the Public Warrant Holders, the Everest Board may not be able to adjourn the Warrant Holders Meeting to a later date if necessary, to permit further solicitation and vote of proxies if it is determined by Everest that more time is necessary or appropriate to approve the Warrant Amendment Proposal at the Warrant Holders Meeting.
Required Vote with Respect to the Warrant Holders Adjournment Proposal
The Warrant Holders Adjournment Proposal, if presented, will require the affirmative vote of the holders of a majority of the Public Warrants present and entitled to vote at the Warrant Holders Meeting.
The Warrant Holders Adjournment Proposal will not be presented if the Warrant Amendment Proposal is approved.
Recommendation of the Everest Board
THE EVEREST BOARD UNANIMOUSLY RECOMMENDS THAT EVEREST PUBLIC WARRANT HOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT HOLDERS ADJOURNMENT PROPOSAL, IF PRESENTED.
The existence of financial and personal interests of Everest’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of Everest and its Public Warrant Holders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that Public Warrant Holders vote for the proposals. In addition, Everest’s officers may have interests in the Business Combination Proposal that may conflict with your interests as a Public Warrant Holder. See the section entitled “Stockholder Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain U.S. federal income tax consequences for holders of shares of Everest Class A common stock and Public Warrants that either (a) elect to have their shares of Everest Class A common stock redeemed for cash, (b) have their Public Warrants redeemed for cash pursuant to the Warrant Amendment or (c) participate in the Merger. This discussion also addresses certain U.S. federal income tax consequences of owning and disposing of New PubCo Securities. This discussion addresses only those Everest security holders that hold their securities, and, if they participate in the Merger, will hold New PubCo Securities, as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).
This discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Business Combination. Nor does this discussion address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the alternative minimum tax and the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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U.S. Holders whose functional currency is not the U.S. dollar;

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persons holding Everest Class A common stock or Public Warrants as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies and other financial institutions;

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real estate investment trusts or regulated investment companies;

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brokers, dealers or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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tax-exempt organizations or governmental organizations;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Everest Class A common stock or Public Warrants being taken into account in an applicable financial statement;

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persons deemed to sell Everest Class A common stock or Public Warrants under the constructive sale provisions of the Code;

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persons owning (actually or constructively) 5% or more (by vote or value) of the stock of Everest, or following the Business Combination, of the stock of New PubCo;

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persons owning (actually or constructively) any Unifund securities;

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the Sponsor and persons related to the Sponsor;

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persons directly or indirectly holding Founder Shares, Private Placement Warrants or forward-purchase securities;

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tax-qualified retirement plans; and

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Everest Class A common stock or Public Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Everest Class A common stock or Public Warrants and partners in such partnership should consult their own tax advisors about the consequences of the matters discussed below.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not intend to seek, a ruling from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS or a court will not take a contrary position with the discussion herein. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Everest Class A common stock or Public Warrants that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of shares of Everest Class A common stock or Public Warrants, as the case may be, that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Material U.S. Federal Income Tax Consequences of the Redemption of Everest Class A Common Stock
U.S. Holders
In the event that a U.S. Holder’s Everest Class A common stock is redeemed pursuant to the redemption provisions described in this proxy statement above under the section entitled “Business of Everest and Certain Information About Everest — Redemption Rights for Everest Public Stockholders upon Completion of our Initial Business Combination” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such holder’s Everest Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of Everest Class A common stock, the U.S. Holder will be treated as described under “— Taxation of Redemption Treated as a Sale of Everest Class A Common Stock” below. If the redemption does not qualify as a sale of Everest Class A common stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described below under “— Taxation of Redemption Treated as a Distribution.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder relative to all of our shares outstanding both before and after the redemption. The redemption of Everest Class A common stock generally will be treated as a sale of Everest Class A common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (i) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A

U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of its Everest Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. Prior to the completion of an initial business combination, shares of Everest Class A common stock may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not apply. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of our stock. The redemption of Everest Class A common stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” The application of these tests generally also takes into account related transactions that occur contemporaneously with the redemption, including any contemporaneous purchases of common stock by the relevant holder (or persons whose ownership is attributed to such holder) and issuances of common stock. A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Everest Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, possibly to the U.S. Holder’s adjusted tax basis in other stock constructively owned by it.
Taxation of Redemption Treated as a Sale of Everest Class A Common Stock.
If the redemption of a U.S. Holder’s shares of Everest Class A common stock is treated as a sale, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Everest Class A common stock treated as sold. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Everest Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Everest Class A common stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Everest Class A common stock is suspended, then non-corporate U.S. Holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a redemption of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) the U.S. Holder’s adjusted tax basis in its Everest Class A common stock so redeemed. A U.S. Holder’s adjusted tax basis in its Everest Class A common stock generally will equal the U.S. Holder’s acquisition cost. Gain or loss is calculated separately with respect to each block of stock. A block of stock is stock of the same class acquired for the same price on the same day.
Taxation of Redemption Treated as a Distribution.
If the redemption of a U.S. Holder’s shares of Everest Class A common stock is treated as a distribution, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Everest Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Everest Class A common stock and will be treated as described under “— Taxation of Redemption Treated as a Sale of Everest Class A Common Stock” above. Dividends received by a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Everest Class A common stock described in this proxy statement may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. Holder” with respect to Everest Class A common stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Everest Class A common stock pursuant to the redemption provisions described in this proxy statement under the section entitled “Business of Everest and Certain Information About Everest — Redemption Rights for Everest Public Stockholders upon Completion of our Initial Business Combination” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Everest Class A common stock, as described under “U.S. Holders” above, and the consequences of the redemption to the Non-U.S. Holder will be as described below under “— Taxation of Redemption Treated as a Sale of Everest Class A Common Stock” and “— Taxation of Redemption Treated as a Distribution,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s Everest Class A common stock, the withholding agent might treat the redemption as a distribution subject to withholding tax, as discussed further below.
Taxation of Redemption Treated as a Sale of Everest Class A Common Stock.
If Everest’s redemption of a Non-U.S. Holder’s shares of Everest Class A common stock is treated as a sale, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with such redemption, unless:
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the gain is effectively connected with the conduct of a trade of business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met; or

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Everest Class A common stock constitutes a U.S. real property interest by reason of Everest’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, and certain other conditions are met.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate). If the second bullet point above applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.

With respect to the third bullet point, Everest believes that it is not and has not been at any time since its formation, and does not expect to become, a USRPHC. Such a determination is factual in nature, and no assurance can be provided that Everest is not and has not been, and will not become a USRPHC.
Taxation of Redemption Treated as a Distribution.
If the redemption of a Non-U.S. Holder’s shares of Everest Class A common stock is treated as a distribution, such a distribution, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of Everest Class A common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of Everest Class A common stock, which will be treated as described under “— Taxation of Redemption Treated as a Sale of Everest Class A Common Stock” above.
The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such Non-U.S. Holder’s Everest Class A common stock. If an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Material U.S. Federal Income Tax Consequences of the Redemption of Public Warrants Pursuant to the Warrant Amendment
U.S. Holders
Subject to the discussion below under the heading “Material U.S. Federal Income Tax Consequences of the Merger — U.S. Holders — U.S. Holders that Exchange Everest Class A Common Stock for New PubCo Common Stock and Whose Public Warrants Are Redeemed Pursuant to the Warrant Amendment,” upon the redemption of a Public Warrant pursuant to the Warrant Amendment, a U.S. Holder of a Public Warrant generally should recognize capital gain or loss in an amount equal to the difference between (i) the Redemption Price for such Public Warrant and (ii) the U.S. Holder’s adjusted tax basis in such Public Warrant. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Warrant exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain realized upon the redemption of a Public Warrant pursuant to the Warrant Amendment unless:
•
the gain is effectively connected with the conduct of a trade of business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met; or

•
the Public Warrant constitutes a U.S. real property interest by reason of Everest’s status as a USRPHC for U.S. federal income tax purposes, and certain other conditions are met.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. A Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower applicable treaty rate). If the second bullet point above applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.
With respect to the third bullet point, Everest believes that it is not and has not been at any time since its formation, and does not expect to become, a USRPHC. Such a determination is factual in nature, and no assurance can be provided that Everest is not and has not been, and will not become a USRPHC.
Material U.S. Federal Income Tax Consequences of the Merger
The parties to the Business Combination Agreement intend for the Merger, taken together with other relevant transactions, to qualify as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”). Completion of the Merger, however, is not conditioned on the Merger, taken together with other relevant transactions, qualifying for the Intended Tax Treatment.
It is uncertain whether the Merger could also qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For the Merger to qualify as a “reorganization,” New PubCo must, among other requirements, directly or indirectly through certain controlled entities, either continue a significant line of Everest’s historic business or use a significant portion of Everest’s historic business assets in a business, in each case, within the meaning of Treasury Regulations Section 1.368-1(d) (the “continuity of business enterprise requirement”). There is an absence of guidance bearing directly on how the continuity of business enterprise requirement applies in the case of an acquisition of a corporation with only investment-type assets, such as Everest. In addition, due to the high level of redemptions occurring in the market with respect to business combinations involving other special purpose acquisition companies, there is uncertainty as to the amount of Everest’s assets that New PubCo will acquire in the Merger. In light of these legal and factual uncertainties, it is expected, and the remainder of this discussion assumes, that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Although completion of the Merger is not conditioned on the Merger, taken together with other relevant transactions, qualifying for the Intended Tax Treatment, and the parties have not requested, nor do they intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Merger or any other aspect of the Business Combination. Latham & Watkins LLP has delivered an opinion (the “Merger Tax Opinion”), subject to customary limitations and exclusions, that the Merger taken together with other relevant transactions, will qualify for the Intended Tax Treatment. This opinion is based on customary assumptions, representations and covenants, including those contained in the Business Combination Agreement. If any assumption, representation or covenant on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Merger could differ from those described herein. Moreover, an opinion of counsel represents counsel’s legal judgment and is not binding on the IRS or any court. Consequently, no assurance can be given that the IRS will not challenge the Intended

Tax Treatment. If the IRS were to successfully challenge the Intended Tax Treatment, the Merger could be fully taxable to holders of Everest Class A common stock for U.S. federal income tax purposes. Accordingly, each holder of Everest Class A common stock or Public Warrants is urged to consult its tax advisor with respect to the particular tax consequences of the Merger to such holder. Assuming, consistent with the conclusion of the Merger Tax Opinion, that the Merger, taken together with other relevant transactions, qualifies for the Intended Tax Treatment, the following discussion summarized certain material U.S. federal income tax consequences for holders of shares of Everest Class A common stock and Public Warrants that participate in the Merger.
U.S. Holders
U.S. Holders that Exchange Everest Class A Common Stock for New PubCo Common Stock in the Merger.
A U.S. Holder that owns only shares of Everest Class A common stock but not Public Warrants and that exchanges such Everest Class A common stock for New PubCo Common Stock in the Merger generally should not recognize gain or loss. The aggregate tax basis of the shares of New PubCo Common Stock received by such U.S. Holder should be the same as the aggregate adjusted tax basis of the Everest Class A common stock exchanged therefor. The holding period of the shares of New PubCo Common Stock received by such U.S. Holder should include the period during which the shares of Everest Class A common stock exchanged therefor were held by such U.S. Holder.
U.S. Holders Whose Public Warrants are Converted into New PubCo Warrants in the Merger.
A U.S. Holder whose Public Warrants are converted into New PubCo Warrants but who does not exchange Everest Class A common stock for New PubCo Common Stock in the Merger should generally recognize gain or loss upon the conversion of those Public Warrants to New PubCo Warrants equal to the difference between the fair market value of the New PubCo Warrants and such U.S. Holder’s adjusted tax basis in such U.S. Holder’s Public Warrants immediately prior to conversion. A U.S. Holder’s tax basis in the New PubCo Warrants received in the Merger should equal the fair market value of such New PubCo Warrants. A U.S. Holder’s holding period in the New PubCo Warrants received in the Merger should begin on the day after the Merger.
U.S. Holders that Exchange Everest Class A Common Stock for New PubCo Common Stock and Whose Public Warrants are Converted into New PubCo Warrants in the Merger.
The U.S. federal income tax consequences of the Merger to a U.S. Holder that exchanges shares of Everest Class A common stock for shares of New PubCo Common Stock and whose Public Warrants are converted into New PubCo Warrants in the Merger are uncertain. The conversion of Public Warrants into New PubCo Warrants could be viewed as an exchange of Public Warrants for New PubCo Warrants that is separate from the exchange of Everest Class A common stock for New PubCo Common Stock. In such case, the consequences to the U.S. Holder should generally correspond to the consequences described above under the headings “— U.S. Holders that Exchange Everest Class A Common Stock for New PubCo Common Stock in the Merger” and “— U.S. Holders Whose Public Warrants are Converted into New PubCo Warrants in the Merger.”
Alternatively, the U.S. Holder could be treated as transferring both Everest Class A common stock and Public Warrants to New PubCo in exchange for a combination of New PubCo Common Stock and New PubCo Warrants in the Merger. In this case, the New PubCo Warrants treated as received by such U.S. Holder in the Merger should be allocated ratably between the Everest Class A common stock and the Public Warrants in proportion to their relative fair market values, and the U.S. Holder should generally recognize gain (but not loss) with respect to each share of its Everest Class A common stock and each of its Public Warrants equal to the lesser of (i) the excess (if any) of the fair market value of such share or warrant over such U.S. Holder’s tax basis in such common stock or warrant and (ii) the fair market value of such New PubCo Warrants allocated to such share or warrant. Any loss realized by a U.S. Holder should not be recognized. The holding period of the shares of New PubCo Common Stock received by such U.S. Holder should include the period during which the Everest Class A common stock exchanged therefor were held by such U.S. Holder. A U.S. Holder’s holding period in the New PubCo Warrants received in the Merger should begin on the day after the Merger.
U.S. Holders that Exchange Everest Class A Common Stock for New PubCo Common Stock and Whose Public Warrants are Redeemed Pursuant to the Warrant Amendment.
The U.S. federal income tax consequences of the Merger to a U.S. Holder that exchanges shares of Everest Class A common stock for shares of New PubCo Common Stock and whose Public Warrants are redeemed pursuant to the Warrant Amendment are uncertain. The redemption of Public Warrants pursuant to the Warrant Amendment could be viewed as an exchange of Public Warrants for cash that is separate from the exchange of Everest Class A common stock for New PubCo Common Stock. In such case, the consequences to the U.S. Holder should generally correspond to the consequences described above under the headings “— U.S. Holders that Exchange Everest Class A Common Stock for New PubCo Common Stock in the Merger” and “Material U.S. Federal Income Tax Consequences of the Redemption of Public Warrants Pursuant to the Warrant Amendment — U.S. Holders.”
Alternatively, the U.S. Holder could be treated as transferring both Everest Class A common stock and Public Warrants to New PubCo in exchange for a combination of New PubCo Common Stock and cash in the Merger. In this case, the cash received by such U.S. Holder in the Merger should be allocated ratably between the Everest Class A common stock and the Public Warrants in proportion to their relative fair market values, and the U.S. Holder should generally recognize gain (but not loss) with respect to each share of its Everest Class A common stock and each of its Public Warrants equal to the lesser of (i) the excess (if any) of the fair market value of such share or warrant over such U.S. Holder’s tax basis in such common stock or warrant and (ii) the amount of cash allocated to such share or warrant. Any loss realized by a U.S. Holder should not be recognized. The holding period of the shares of New PubCo Common Stock received by such U.S. Holder should include the period during which the Everest Class A common stock exchanged therefor were held by such U.S. Holder.
Gain, if any, described under the four previous headings that is recognized by a U.S. Holder should generally be long-term capital gain to the extent it is allocated to Everest Class A common stock or Public Warrants that were held by such U.S. Holder for more than one year at the time of the Merger. Long-term capital gains recognized by a non-corporate U.S. Holder generally should be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. It is unclear whether the redemption rights with respect to the Everest Class A common stock described in this proxy statement/prospectus could toll a U.S. Holder’s holding period for purposes of qualifying for long-term capital gain treatment.
U.S. Holders of Everest Class A common stock or Public Warrants are urged to consult their tax advisors regarding the tax consequences of the Merger to them and the application of Section 351 of the Code.
Non-U.S. Holders
Tax Consequences of the Merger for Non-U.S. Holders of Everest Class A Common Stock and Public Warrants.
The U.S. federal income tax consequences of the Merger to Non-U.S. Holders generally will correspond to the U.S. federal income tax consequences of the Merger to U.S. Holders, as described under “— U.S. Holders” above, although to the extent the Merger results in a taxable exchange of Everest Class A common stock or Public Warrants, the consequences would be similar to those described above under the headings “Material U.S. Federal Income Tax Consequences of the Redemption of Everest Class A Common Stock — Non-U.S. Holders — Taxation of Redemption Treated as a Sale of Everest Class A Common Stock” and “Material U.S. Federal Income Tax Consequences of the Redemption of Public Warrants Pursuant to the Warrant Agreement — Non-U.S. Holders.”
Tax Consequences to Ownership and Disposition of New PubCo Securities
U.S. Holders
Distributions on New PubCo Common Stock.
If New PubCo makes distributions of cash or property on New PubCo Common Stock, the gross amount of distributions made with respect to the New PubCo Common Stock generally will be includible in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income to the extent that such distributions are paid out of New PubCo’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will generally be eligible for the dividends received deduction if the requisite holding period is satisfied. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its New PubCo Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such New PubCo Common Stock, as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition New PubCo Securities” below.
With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New PubCo Securities.
Upon a sale or other taxable disposition of New PubCo Securities, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the New PubCo Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New PubCo Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Exercise, Lapse or Redemption of a New PubCo Warrant.
Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of New PubCo Common Stock on the exercise of a New PubCo Warrant for cash. A U.S. Holder’s initial tax basis in a share of New PubCo Common Stock received upon exercise of the New PubCo Warrant generally will be an amount equal to the sum of the U.S. Holder’s adjusted tax basis in the New PubCo Warrant and its exercise price. It is not clear whether the U.S. Holder’s holding period for the share of New PubCo Common Stock received upon exercise of the New PubCo Warrant will commence on the date of exercise or the date following the date of exercise of the New PubCo Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrant. If a New PubCo Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the New PubCo Warrant.
The tax consequences of a cashless exercise of a New PubCo Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s adjusted basis in the share of New PubCo Common Stock received would equal the holder’s adjusted basis in the New PubCo Warrant used to effect the cashless exercise. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the New PubCo Common Stock generally would be treated as commencing on the date following the date of exercise (or possibly the date of exercise of the New PubCo Warrant). If the cashless exercise were treated as a recapitalization, the holding period of the New PubCo Common Stock would include the holding period of the New PubCo Warrant.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered New PubCo Warrants having an aggregate fair market value equal to the exercise price for the number of New PubCo Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New PubCo Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in such New PubCo Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the New PubCo Common Stock received would equal the sum of the U.S.

Holder’s adjusted tax basis in the New PubCo Warrants deemed exercised and the fair market value of the New PubCo Warrants deemed surrendered to pay the exercise price. A U.S. Holder’s holding period for the New PubCo Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the New PubCo Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If New PubCo Warrants are redeemed for cash or purchased in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition New PubCo Securities.”
Non-U.S. Holders
Distributions on New PubCo Common Stock.
If New PubCo makes distributions of cash or property on New PubCo Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from New PubCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its New PubCo Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition New PubCo Securities.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition New PubCo Securities.
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain realized upon the sale, taxable exchange or other taxable disposition of New PubCo Securities (including an expiration or redemption of New PubCo Warrants) unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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New PubCo is or has been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or other exchange or the period that the Non-U.S. Holder held New PubCo Securities and, in the case where the class of New PubCo Securities are considered to be regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of that class of New PubCo Securities (or, if New PubCo Warrants are not regularly traded on an established securities market but New PubCo Common Stock is so traded, such New PubCo Warrants with a fair market value more than five percent (5%) of New PubCo Common Stock) at any time within the shorter of the five-year period ending on the date of the sale or other disposition or such Non-U.S. Holder’s holding period for the New PubCo Securities.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to a U.S. Holder, unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, U.S. federal withholding at a rate of fifteen percent (15%) of the amount realized upon such sale or other exchange may apply, unless the New PubCo Securities are considered regularly traded on an established securities market. Whether New PubCo is a USRPHC is fact specific and depends on the composition of its assets. Due to the factual nature of the determination, no assurance can be provided as to whether New PubCo will be treated as a USRPHC immediately after the Business Combination or in any future year.
Exercise, Lapse or Redemption of a New PubCo Warrant.
The U.S. federal income tax characterization of the exercise, redemption or lapse of a warrant held by a Non-U.S. Holder generally will follow the U.S. federal income tax characterization of the exercise, redemption or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise, Lapse or Redemption of a New PubCo Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would generally follow those described above in “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition New PubCo Securities.”
Information Reporting and Backup Withholding.
Proceeds received in connection with a redemption of Everest Class A common stock or Public Warrants and distributions paid on Everest Class A common stock or New PubCo Common Stock may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rule may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, common stock or warrants paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock or warrants on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Holders should consult their tax advisors regarding the potential application of withholding under FATCA to the Merger and to their acquisition and ownership of New PubCo Securities.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE DISPOSITION OF EVEREST CLASS A COMMON STOCK AND PUBLIC WARRANTS IN CONNECTION WITH THE MERGER AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NEW PUBCO SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

THE BUSINESS COMBINATION AGREEMENT
This subsection of this proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement are governed by the specific language of the Business Combination Agreement, and not this summary.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules of Unifund, which are referred to herein as the “Unifund Disclosure Schedules” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. New PubCo, Everest and Unifund do not believe that the Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about New PubCo, Everest, or Unifund or any other matter.
The Business Combination Agreement; Structure of the Business Combination
On May 19, 2023, Everest, New PubCo, Merger Sub and the Target Companies entered into the Business Combination Agreement, which provides for, among other things, the following transactions in connection with the Closing, prior to or on the Closing Date:
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prior to the Merger, the Company Equityholders will consummate the Reorganization;

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on the Closing Date, Merger Sub will merge with and into Everest, with Everest surviving the Merger (hereinafter referred to in this subsection as the “Surviving Company”) as a direct wholly-owned subsidiary of New PubCo in accordance with Section 251(g) of the DGCL at the effective time of the Merger (the “Merger Effective Time”);

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at the Merger Effective Time, the certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be adopted by the Surviving Company as the certificate of incorporation and the bylaws of the Surviving Company, except such certificate of incorporation and the bylaws shall be amended to change the name of the Surviving Company to “Unifund Financial Technologies, Inc.” until thereafter as amended as provided under the DGCL and in such certificate of incorporation and such bylaws, as applicable; and

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on the Closing Date, (a) David Rosenberg will contribute 100% of the capital stock of CCRF and 100% of the capital stock of Unifund Corporation in exchange for the issuance of New PubCo Common Stock to David Rosenberg (the “CCRF Contribution and Exchange”), (b) David Rosenberg, not individually but solely as trustee of the TER Trust, will contribute 100% of the Equity Interests in Payce beneficially owned by the TER Trust to New PubCo in exchange for the issuance of New PubCo Common Stock to the TER Trust (the “TER Contribution and Exchange”), (c) ZB Limited will contribute all of its Equity Interests in each of Holdings, USV, DAP I and DAP IV to New PubCo in exchange for the issuance of New PubCo Common Stock to ZB Limited (the “ZB Contribution and Exchange”) and (d) immediately thereafter, New PubCo will contribute the Equity Interests in each of Holdings and USV received by New PubCo in the ZB Contribution and Exchange to CCRF, and, as a result of the Contributions and Exchanges, New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund

Corporation beneficially owned by Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by the TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Limited prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding Equity Interests in each of Holdings and USV.
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the Sponsor Support Agreement, the Holder Support Agreement, the New PubCo Registration Rights and Lock-up Agreement and the Non-Redemption Agreements (each as defined in the Business Combination Agreement). See the section titled “— Certain Agreements Related to the Business Combination” of this proxy statement/prospectus for additional information.
Consideration
The consideration to be paid to the Company Equityholders, Everest Stockholders and New PubCo in connection with the Business Combination will include stock consideration and is based on an enterprise value of $232 million of New PubCo. The pro forma enterprise value of $232 million for New PubCo assumes that Everest retains at least $60 million in the Trust Account following any redemptions in connection with the Stockholders Meeting. 1.5 million Bonus Pool Shares are expected to be issuable to certain investors who enter into Non-Redemption Agreements following the consummation of the Business Combination. The Sponsor intends to forfeit a number of Founder Shares equal to the number of Bonus Pool Shares prior to the consummation of the Business Combination, such that the issuance of the Bonus Pool Shares is not expected to have a dilutive effect upon current Everest Public Stockholders. The Bonus Pool Shares will serve as an incentive to enter into the Non-Redemption Agreements in order to retain the targeted $60 million of cash in Everest’s Trust Account. Such Bonus Pool Shares would be valued at approximately $16.4 million, based upon the closing price of the Everest Class A common stock on the NYSE on December 20, 2023. In comparison, the price of Everest Units (which consist of one share of Everest Class A common stock and one Public Warrant) issued to the public in Everest’s IPO, was $10.00 per Everest Unit and the price paid per Founder Share prior to Everest’s IPO by the Sponsor was approximately $0.004 per Founder Share. Everest’s directors, officers and their affiliates will not enter into Non-Redemption Agreements. In addition, on or before January 31, 2024, New PubCo will make or cause to be made a cash payment to ZB Limited equal to the First Tax Reimbursement Amount. On or before January 31, 2025, New PubCo will make or cause to be made a cash payment to ZB Limited equal to the Second Tax Reimbursement Amount.
Merger Consideration
At the Merger Effective Time, (a) with respect to Everest Stockholders, (i) each share of Everest Common Stock that is issued and outstanding immediately prior to Merger Effective Time will be exchanged for one share of New PubCo Common Stock, in accordance with the DGCL and the Existing Organizational Documents and each Everest Warrant that is issued and outstanding immediately prior to the Merger Effective Time will be converted into a right to receive the same number of shares of New PubCo Common Stock pursuant to the Everest Warrant Agreements or, with respect to the Public Warrants, will automatically be redeemed for cash at a redemption price of $0.50 if the Warrant Amendment Proposal is approved by the Public Warrant Holders and (b) with respect to New PubCo, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Merger Effective Time will be exchanged for the same number of shares of Everest common stock.
Contribution and Exchange Consideration
In accordance with the Business Combination Agreement and upon the terms and subject to the conditions set forth in the Contribution and Exchange Agreement: at the Effective Time, New PubCo shall issue (a) 7,500,000 shares of New PubCo Common Stock to David Rosenberg, (b) 2,250,000 shares of New PubCo Common Stock to ZB Limited and (c) 250,000 shares of New PubCo Common Stock to the TER Trust, in each case, with each share of New PubCo Common Stock valued at a price per share of $10.00 as consideration and in exchange for the contribution of the Equity Interests to New PubCo as described above.

Earnout Shares
Under the Sponsor Support Agreement, the Sponsor has agreed that 812,500 shares of New PubCo Common Stock issuable upon exchange of shares of Everest Class B common stock held by the Sponsor (the “Earnout Shares”) should remain subject to vesting until the first date during the time period beginning on the date immediately following the Closing Date and ending on the date that is five years following the Closing Date (the “Earnout Period”) on which the New PubCo Common Stock share price is greater than $11.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganization, recapitalizations and similar transactions, the “Triggering Event”). If the Triggering Event does not occur during the Earnout Period, the Earnout Shares will be forfeited by the Sponsor to New PubCo for no consideration.
If, prior to the occurrence of the Triggering Event, there is a change of control during the Earnout Period (or a definitive agreement providing for a change of control has been entered into during the Earnout Period and such change of control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which New PubCo or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $11.50 with respect to each share of New PubCo Common Stock (as determined in good faith by the board of directors of New PubCo and assuming that all of the Earnout Shares would have already vested), then the Triggering Event will be deemed to have occurred immediately prior to such change of control with respect to all Earnout Shares that have not already vested prior to such time and such Earnout Shares will receive the same consideration per share as the shares of New PubCo Common Stock receive in the change of control.
Representations and Warranties
The Business Combination Agreement contains representations and warranties of the Target Companies, the Target Company Group, Everest, New PubCo and Merger Sub, certain of which are qualified by materiality and material adverse effect (or Unifund Material Adverse Effect or SPAC Material Adverse Effect, each as defined below) and may be further modified and limited by the disclosure letters. See the section titled “— Material Adverse Effect.”
Under the Business Combination Agreement, each of the Target Companies made customary representations and warranties to Everest regarding the Unifund Business and the Target Company Group relating to, among other things: organization and qualification; authorization; consents and approvals; capitalization; insurance; financial statements; absence of undisclosed liabilities; litigation and proceedings; compliance with applicable laws; material contracts; material customers and suppliers; employee benefits; labor relations and employees; tax matters; brokers’ fees; licenses and permits; title to and sufficiency of assets; real property; intellectual property; privacy and cybersecurity; environmental matters; absence of changes; anti-corruption, anti-money laundering, sanctions and international trade compliance; no regulatory impediments and information supplied.
Under the Business Combination Agreement, Everest made customary representations and warranties to the Target Companies relating to, among other things: organization and qualification; authorization; consents and approvals; subsidiaries; litigation and proceedings; SEC filings; internal controls; listing requirements; financial statements; governmental authorities; the Trust Account; Investment Company Act and JOBS Act; absence of changes; absence of undisclosed liabilities; capitalization; brokers’ fees; tax matters; business activities; NYSE or Nasdaq listing, as applicable; securities registration matters; outside reliance; affiliate transactions; and employee matters.
Under the Business Combination Agreement, New PubCo and Merger Sub made customary representations and warranties to the Target Companies relating to, among other things: organization and qualification; governing documents; capitalization; authority relative to the Business Combination Agreement; consents and approvals; compliance with laws; board approval and required votes; no prior operations of New PubCo or Merger Sub and post-Closing operations; no indebtedness; brokers’ fees; information supplied; and tax matters.
Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of the Target Companies and the Target Company Group regarding the Unifund Business are qualified in whole or in part by a “material adverse effect standard” for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Unifund Material Adverse Effect” means an event, state of facts, condition, change, development, circumstance, occurrence or effect that, individually or in the aggregate, has, or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Unifund Business, taken as a whole, or (ii) the ability of the Target Companies, on a timely basis, to perform their obligations under the Business Combination Agreement or the Ancillary Agreements (as defined below), or to consummate the transactions contemplated hereby or thereby without material delay in all material respects; provided, however, that, in the case of clause (i) of this definition, none of the following, or any event, directly or indirectly, attributable to, resulting from, relating to or arising out of the following, in each case, alone or in combination, shall be deemed to be, constitute or be taken into account in determining whether a “Unifund Material Adverse Effect” has occurred or could reasonably be expected to occur: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any action expressly required or permitted to be taken by the Target Companies or any of their subsidiaries pursuant to the terms of the Business Combination Agreement or any Ancillary Agreement, (d) conditions caused by acts of God, any natural or man-made disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences)or pandemic, disease outbreak or other public health emergency (including COVID-19 or any permitted action (as defined therein) in response thereto following the date of the Business Combination Agreement) or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Unifund Business to meet any projections or forecasts (provided, that this clause (f) will not prevent a determination that any event not otherwise excluded from this definition of Unifund Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Unifund Material Adverse Effect), (g) any events generally applicable to the industries or markets in which the Target Companies and their subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers) and (h) the announcement of the Business Combination Agreement and consummation of the Transactions (it being understood that this clause (h) will be disregarded for purposes of the representation and warranty set forth in Section 4.4 of the Business Combination Agreement and the condition to Closing with respect thereto); provided, that any event referred to in clauses (a), (b), (d), (e) or (g) above will be taken into account in determining whether a Unifund Material Adverse Effect has occurred or could reasonably be expected to occur, to the extent it has, or could reasonably be expected to have, a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies and their respective subsidiaries, taken as a whole, relative to similarly situated participants in the industry in which the Target Companies and their respective subsidiaries conduct their respective operations.
Under the Business Combination Agreement, certain representations and warranties of Everest regarding the performance of Everest and its business are qualified in whole or in part by a “material adverse effect standard” for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Everest Material Adverse Effect” means an event, state of facts, condition, change, development, circumstance, occurrence or effect that, individually or in the aggregate, has, or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of Everest, taken as a whole, or (ii) the ability of Everest to perform its obligations under the Business Combination Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby without material delay in all material respects; provided, however, that, in the case of clause (i) of this definition, none of the following, or any event, directly or indirectly, attributable to, resulting from, relating to or arising out of the following, in each case, alone or in combination, shall be deemed to be, constitute or be taken into account, individually or in the aggregate, in determining whether an “Everest Material Adverse Effect” has occurred or could reasonably be expected to occur: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any action expressly required or permitted to be taken by Everest pursuant to the terms of the Business Combination

Agreement or any Ancillary Agreement, (d) conditions caused by acts of God, any natural or man-made disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or pandemic, disease outbreak or other public health emergency (including COVID-19 or any Permitted Action (as defined in the Business Combination Agreement) in response thereto following the date of the Business Combination Agreement) or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of Everest to meet any projections or forecasts (provided, that this clause (f) shall not prevent a determination that any event not otherwise excluded from this definition of Everest Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in an Everest Material Adverse Effect), (g) any events generally applicable to the industries or markets in which Everest operates and (h) the announcement of the Business Combination Agreement and consummation of the Transactions (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 5.3 of the Business Combination Agreement and the condition to Closing with respect thereto), provided, that the foregoing shall be excluded only to the extent the events arising out of or resulting therefrom are solely attributable to the Target Companies’ identity, (i) any action taken at the express written request of the Target Companies or (j) the consummation and effects of any redemptions or the failure to obtain the Everest Public Stockholder approval; provided further, that any event referred to in clauses (a), (b), (d), (e) or (g) above shall be taken into account in determining whether an Everest Material Adverse Effect has occurred or could reasonably be expected to occur, to the extent it has, or could reasonably be expected to have, a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Everest relative to similarly situated participants in the industry in which Everest conducts its operations.
Under the Business Combination Agreement, certain representations and warranties of New PubCo and Merger Sub are qualified in whole or in part by a “material adverse effect” standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “material adverse effect” means any change, event or occurrence that, individually or in the aggregate with any other change, event or occurrence, has had or would be reasonably expected to prevent, materially delay or materially impair the ability of New PubCo or Merger Sub, as applicable, to enter into, perform and/or consummate the Transactions.
Survival
None of the representation, warranties, covenants and agreements in the Business Combination Agreement will survive Closing, except in the case of claims against a person in respect of such person’s actual fraud and for those covenants and agreements that, by their terms, contemplate performance after Closing.
Closing and Effective Time of the Business Combination
The closing of the Transactions contemplated by the Business Combination Agreement is required to take place remotely by mutual exchange of electronic signatures on the third business day, following the satisfaction or waiver of the conditions described under the section titled “— Conditions to the Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such condition) or at such other place, date and/or time as Everest and Unifund may agree in writing.
Aggregate Transaction Proceeds
The Business Combination Agreement contains a Minimum Cash Condition pursuant to which Unifund must have Available Cash of no less than $40 million as a condition to Unifund’s obligations to consummate the Merger. The Business Combination Agreement defines Available Cash as an amount equal to the amount of cash available to be released from the Trust Account as of immediately prior to, or concurrently with, the Closing (net of redemptions) plus the sum of all cash and cash equivalents of Everest on hand held outside of the Trust Account immediately prior to the Closing plus the sum of all cash net proceeds received from Everest, New PubCo and/or the Target Companies from any Pre-Closing Financing minus the aggregate amount required to repay any outstanding working capital loans minus certain transaction expenses.
The respective transaction proceeds will be used for general corporate purposes of Unifund following the Business Combination.
Conditions to the Closing of the Business Combination
The respective obligations of each party to the Business Combination to consummate the Transactions are subject to the satisfaction, or, in the case of each item listed below, if permitted by applicable law, waiver by the party for whose benefit such condition exists. The parties to the Business Combination Agreement may, at any time prior to the Closing, by a written instrument, (a) extend the time for the performance of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties (of another party) or (c) waive compliance by the other parties with any of the agreements or conditions contained in the Business Combination Agreement. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.
Conditions to Each Party’s Obligations
The respective obligations of each of party to consummate, or cause to be consummated, the Transactions are subject to the satisfaction, or, in the case of each item listed below, if permitted by applicable law, written waiver by the party for whose benefit such condition exists:
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the approval of the Required Stockholder Proposals (as defined below) at the Stockholders Meeting will have been obtained;

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the Requisite Company Equityholder Approval will have been obtained;

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this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus and no proceeding seeking such a stop order being threatened or initiated by the SEC and remain pending;

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any commitment to, or agreement (including any timing agreement) with, any governmental authority to delay the consummation of, or not to consummate before a certain date, the Transactions, will have expired or been terminated;

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each of the permits, governmental authorizations (including, without limitation, the Collection Filings) and other third party consents or approvals, as defined and set forth on the disclosure letters, shall have been obtained, procured or made, as applicable;

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there must not be in effect any order or law issued by any court of competent jurisdiction or other governmental entity or legal restraint or prohibition preventing the consummation of the Transactions; and

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the Reorganization must have been consummated in all material respects in accordance with the terms of Business Combination Agreement and the Reorganization steps.

Other Conditions to the Obligations of Everest
The obligations of Everest to consummate the Transactions are subject to the satisfaction or written waiver (to the extent permitted by applicable law) at or prior to the Closing, of the following conditions:
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certain representations and warranties of the Target Companies and the Target Company Group regarding organization, authorization, capitalization and broker’s fees must be true and correct in all material respects as of the Closing Date (or if given as of an earlier date, must be true and correct in all material respects as of such earlier date), without giving effect to any qualifications and exceptions contained in the Business Combination Agreement that relate to materiality, material adverse effect and Unifund Material Adverse Effect or any similar qualification or exception;

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certain representations and warranties of New PubCo and Merger Sub regarding organization, authorization, capitalization and broker’s fees must be true and correct in all material respects as of the Closing Date (or if given as of an earlier date, must be true and correct in all material respects as of such earlier date);

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the representations and warranties of New PubCo and Merger Sub, other than certain representations and warranties regarding organization, authorization, capitalization and broker’s fees must be true and correct as of the Closing Date (or if given as of an earlier date, must be true and correct as of such earlier date) without giving effect to any qualifications and exceptions contained in the Business Combination Agreement that relate to materiality, material adverse effect or any similar qualification or exception; expect, in each case, where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent New PubCo or Merger Sub, as applicable, from performing its obligations under the Business Combination Agreement or any Ancillary Agreement to which it is or is contemplated to be a party;

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The Target Companies will have performed or complied in all material respects with the covenants and agreements to be performed or complied with by them under the Business Combination Agreement as of or prior to the Closing;

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New PubCo and Merger Sub will have performed in all material respects the covenants to be performed by them under the Business Combination Agreement as of prior to the Closing;

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there must not have occurred or be continuing and uncured a Unifund Material Adverse Effect since the date of the Business Combination Agreement;

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Everest must have received a certificate executed and delivered by an authorized officer of the Target Companies confirming that the conditions set forth in the preceding bullet points have been satisfied;

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Everest must have received the Requisite Company Equityholder Approval within 48 hours after the Registration Statement becomes effective under the Securities Act; and

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Everest must have received the New PubCo Registration Rights and Lock-up Agreement.

Other Conditions to the Target Companies’, New PubCo’s and Merger Sub’s Obligations
The respective obligations of the Target Companies, New PubCo and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver at or prior to the Closing, of the following conditions:
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certain representations and warranties of Everest regarding organization, authorization, capitalization and broker’s fees must be true and correct in all material respects as of the Closing Date (or if given as of an earlier date, must be true and correct in all material respects as of such earlier date), without giving effect to any qualifications and exceptions contained in the Business Combination Agreement that relate to materiality, material adverse effect or any similar qualification or exception;

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the representations and warranties of Everest, other than certain representations and warranties regarding organization, authorization and capitalization must be true and correct as of the Closing Date (or if given as of an earlier date, must be true and correct as of such earlier date) without giving effect to any qualifications and exceptions contained in the Business Combination Agreement that relate to materiality, material adverse effect and Everest Material Adverse Effect or any similar qualification or exception; expect where the failure of such representations and warranties to be true and correct does not constitute an Everest Material Adverse Effect;

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Everest will have performed or complied in all material respects with the covenants and agreements to be performed or complied with by it under the Business Combination Agreement as of or prior to the Closing;

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the amount of Available Cash must be no less than $40 million;

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the New PubCo Common Stock must have been approved for listing on the NYSE American;

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certain directors and officers of Everest must have resigned or have been otherwise removed, effective as of or prior to the Closing;

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The Target Companies must have received a certificate executed and delivered by an authorized officer of Everest confirming that the conditions set forth in the preceding bullet points have been satisfied;

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The Target Companies must have received the New PubCo Registration Rights and Lock-up Agreement duly executed by the Sponsor and New PubCo; and

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at the Closing, the Target Company Equityholders shall receive at least a majority of the New PubCo Common Stock.

Covenants of the Parties
Conduct of the Unifund Business
The Target Companies have agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), the Target Companies will, and will cause their respective subsidiaries to, except as otherwise explicitly contemplated by the Business Combination Agreement, the Unifund Disclosure Schedules or the Reorganization, as required by applicable law or as consented to by Everest in writing, use commercially reasonable efforts to conduct and operate the Unifund Business in the ordinary course, including using commercially reasonable efforts to (i) preserve intact the Unifund Business and their respective business organizations, (ii) preserve the possession, control and condition of their respective assets, (iii) maintain the services of their respective managers, directors, officers, employees and consultants and (iv) maintain their respective existing business relationships, including the relationships with financial institutions, customers, vendors, suppliers and governmental authorities.
During the Interim Period, the Target Companies have also agreed not to, and to cause their respective subsidiaries not to, except as otherwise set forth on Section 7.1(b) of the Unifund Disclosure Schedules, or as consented to by Everest in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) among other, things:
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change, amend, modify or supplement the governing documents of any member of the Target Company Group;

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make, declare, set aside or pay any dividend or distribution (whether in cash, equity or property or any combination thereof) to the Company Equityholders or make any other dividends for distributions in respect of any Equity Interests of a member of the Target Company Group;

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(A) split, combine, reclassify or otherwise amend any terms of any Equity Interests of the Target Companies or their respective subsidiaries or (B) directly or indirectly purchase, repurchase, redeem or otherwise acquire any Equity Interests of the Target Companies or their respective subsidiaries;

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(A) amend, modify or terminate any material contract (excluding, any expiration or automatic extension or renewal of any such material contract pursuant to its terms) except in the ordinary course of business, (B) waive any material benefit or right under any material contract, (C) enter into any contract that would constitute a material contract if it had been entered into prior to the date of the Business Combination Agreement except in the ordinary course of business (subject to certain exceptions) or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a contract and existing on the date hereof, would survive the termination of any intercompany arrangements;

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sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any lien, abandon, cancel, let lapse or otherwise dispose of any material tangible assets or properties of the Target Company Group, or any other material tangible assets or properties related to or arising out of the Unifund Business except for (i) the sale of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete or worthless equipment or (iii) transactions among the members of the Target Company Group;

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acquire any ownership interest in any real property, enter into any new real property lease, renew, extend, terminate or amend any existing material real property lease or cause or allow a material default under any real property lease;

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except as required by applicable law or the existing terms of any Unifund benefit plans set forth on Section 4.15(a) of the Unifund Disclosure Schedules (each such benefit plan, a “Unifund Benefit Plan”), (A) grant any severance, retention, change in control or termination or similar pay, except for payments made in the ordinary course of business and that are not in excess of $2,000,000 in the aggregate with respect to the Interim Period, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Unifund Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Unifund Benefit Plan if in effect as of the date of the Business Combination Agreement, (C) terminate, adopt, enter into or materially amend any other Unifund Benefit Plan to the extent such action would reasonably be expected to result in a material increase in cost to the Unifund Business, (D) materially increase or materially decrease the cash compensation or cash bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of any member of the Target Companies, (E) accelerate the time of payment, vesting or funding of any compensation or benefit payable to any employee, officer, director or other individual service provider or (F) grant any equity or equity-based awards to Unifund employees outside of the ordinary course of business consistent with past practice pursuant to the Unifund Benefit Plan;

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(A) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $1,000,000 or (B) terminate the employment or engagement, other than for cause (or due to death), of, or furlough or temporarily lay off, any employee or independent contractor with an annual base compensation in excess of $300,000;

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implement any layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions or work schedule changes that could implicate the WARN Act;

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(A) merge, consolidate, combine or amalgamate any member of the Target Company Group with any person or otherwise permit or cause any member the Target Company Group acquired or purchased by any other person (whether by merger, consolidating with, purchase of equity securities or assets or otherwise), (B) permit or cause any member of the Target Company Group to purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Interests in or assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, or any material amount of assets or (C) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person by a member of the Target Company Group;

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subject to certain exceptions, incur, create or assume any indebtedness, except for indebtedness to be repaid in full prior to the Closing;

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take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

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take certain actions with respect to tax matters;

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authorize for issuance, issue, sell, transfer, subject to a lien, dispose or deliver any (A) Equity Interests in any member of the Target Company Group (including securities exercisable for or convertible into Equity Interests of any member of the Target Company Group) or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any member of the Target Company Group to issue, deliver or sell any Equity Interests in any member of the Target Company Group (including securities exercisable for or convertible into equity of any member of the Target Company Group);

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adopt a plan of, or otherwise enter into or effect, a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Target Companies or their respective subsidiaries (other than the Transactions);

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waive, release, settle, compromise or otherwise resolve any inquiry, action (including any action relating to the Business Combination Agreement or the Transactions), or enter into any governmental order, in each case, other than settlements or compromises of any action that (A) (1) involves the payment of monetary damages less than $1,000,000 (individually or in the aggregate) and (2) that does not impose, or by its terms will not impose at any point in the future, any material, non-monetary obligations on the Unifund Business or any member of the Target Company Group (or New PubCo or any of its affiliates following Closing), with the exception of the closing of consumer accounts or other non-monetary obligations, in each case in connection with the settlement of an Action and in the ordinary course of business consistent with past practice; or (B) would result in paying, discharging or satisfying any liabilities or obligations of a member of the Target Company Group, unless such amount has been reserved in the audited financial statements, as applicable;
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sell, assign, transfer, abandon, permit to lapse, license, covenant not to assert or otherwise dispose of any material Unifund intellectual property (other than nonexclusive licenses of Unifund intellectual property granted in the ordinary course of business consistent with past practice);

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disclose or agree to disclose to any person (other than Everest or any of its representatives) any trade secret or any other material confidential or proprietary information, know how or process of the Target Companies or any of their respective subsidiaries other than in the ordinary course of business consistent with past practice or in connection with any research or strategic partnership;

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negotiate, modify, enter into or extend any labor agreement or recognize or certify any labor union, labor organization or group of employees of the Target Companies or any of their respective subsidiaries as the bargaining representative for any employees of Unifund or any of its subsidiaries, in each case, other than as required by applicable law;

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make or commit to make capital expenditures in excess of $1,000,000 in the aggregate;

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(A) limit the right of any member of the Target Company Group to engage in any line of business or in any geographic area, to develop, market or sell products or services or to compete with any person or (B) grant any exclusive or similar rights to any person;

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enter into any new line of business;

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make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law;

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fail to maintain books, accounts and records of the Target Companies or any of their respective subsidiaries in all material respects in the ordinary course consistent with past practice;

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cease conducting the Unifund Business, in any material respect in substantially the manner currently conducted as of the date of the Business Combination Agreement;

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fail to maintain the material assets of the Unifund Business in substantially the same condition as of the date of the Business Combination Agreement, ordinary wear and tear;

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fail to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Target Companies in such amount and scope of coverage as are currently in effect; or

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fail to maintain in full force and effect (or continue to pursue pending applications for) any permits required to continue to operate its business in the ordinary course.

See the section titled “— Certain Agreements Related to the Business” of this proxy statement/prospectus for additional information.
Everest Conduct of Business
During the Interim Period, Everest will use commercially reasonable efforts to conduct and operate its business in the ordinary course and consistent with past practice in all material respects. Further, except as consented to by Unifund in writing, Everest has agreed to not, subject to certain exceptions, among other things:
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amend or otherwise modify the Trust Agreement, the Everest Warrant Agreements or the governing documents of Everest;

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except as contemplated by the Everest Public Warrant Amendment, declare, set aside or pay any dividend or make any other distribution to Everest Public Stockholders;

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except as contemplated by the Everest Public Warrant Amendment and subject to certain exceptions (including in connection with the redemptions), split, combine, reclassify purchase, repurchase, redeem or otherwise acquire any of its Equity Interests;

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take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

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take certain actions with respect to tax matters;

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except as contemplated by the Everest Public Warrant Amendment, enter into, renew or amend in any material respect any transaction or contract with certain related parties of Everest (including, among others, Sponsor, affiliates of Everest and Sponsor, any officer, director or manager of Everest, the Sponsor or any affiliate of Sponsor and Everest);

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incur, guarantee or otherwise become liable for any indebtedness or any other material liabilities, debts or obligations, other than fees and expenses incurred in connection with the Transactions or in support of the ordinary course operations of Everest (which includes any indebtedness of working capital loans incurred in the ordinary course of business exceeding $6,500,000 in the aggregate);

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issue any Everest Securities or other Equity Interests, grant any options, warrants or other equity based awards, or amend, modify or waive any of the material terms or rights set forth in any Everest Warrant or the Everest Warrant Agreements, in each case, except as required by Everest’s governing documents in order to consummate the Transactions (other than pursuant to the Everest Public Warrant Amendment); or

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subject to certain exceptions enter into, adopt or amend any benefit plan, or enter into any employment contract or labor agreement or hire any employee or any other individual to provide services to Everest or its subsidiaries following Closing.

See the section titled “— Certain Agreements Related to the Business Combination” of this proxy statement/prospectus for additional information.
New PubCo and Merger Sub Conduct of Business
During the Interim Period, New PubCo and Merger Sub have agreed to not, except as otherwise set forth on Section 9.1 of the Everest disclosure letter, or as consented to by Everest in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), among other things:
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engage in any business or activity of any sort whatsoever other than in connection with the Merger, the Contributions and Exchanges and the other Transactions;

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amend or otherwise change its governing documents except as otherwise required to consummate the Transactions, including as contemplated by the Business Combination Agreement;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the New PubCo Common Stock except as otherwise required to consummate the Transactions;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of New PubCo or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of New PubCo or Merger Sub, except as otherwise required under the terms of the Business Combination Agreement or the Sponsor Support Agreement to consummate the Transactions;

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liquidate, dissolve, reorganize or otherwise wind up the business and operations of New PubCo or Merger Sub;

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acquire or hold any equity securities or rights thereto in any other person, other than New PubCo and Merger Sub, in each case, in accordance with the applicable provisions set forth in Article 2 and Article 3 of the Business Combination Agreement;

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take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

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make any material tax election.

Other Covenants of the Target Companies
Pursuant to the Business Combination Agreement, the Target Companies have each agreed, among other things, in addition to the covenants described above under “— Conduct of the Unifund Business,” to:
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subject to certain exceptions, afford Everest and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of the Target Company Group and their respective subsidiaries, and solely for purposes in furtherance of the Transactions and the Ancillary Agreements, to all of their respective properties (other than for purposes of performing any testing, sampling or other invasive analysis of any properties, facilities or equipment of the Target Companies or any of their respective subsidiaries, which would require the prior consent of the Target Companies), books (including, but not limited to, tax returns and work papers of, and correspondence with, the Target Company Group and their respective subsidiaries’ independent auditors, in each case to the extent relating to the Unifund Business), contracts, commitments, records and appropriate officers and employees of the Target Company Group, and have also agreed to furnish such representatives with all financial and operating data and other information concerning the Unifund Business, to the extent then available, as such representatives may reasonably request;

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as promptly as practicable, provide Everest any notices of default or other violations received from any counterparty to a real property lease;

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as promptly as reasonably practicable following the execution of the Business Combination Agreement, the Target Companies will deliver to Everest (i) the PCAOB Financial Statements, (ii) all selected financial data of the Target Companies required by Item 301 of Regulation S-K as necessary for inclusion in the Registration Statement and (iii) Unifund’s management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Registration Statement and the Current Report on Form 8-K in connection with the Transactions;

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as promptly as reasonably practicable following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC), applicable to the financial statements that are required by to be included in this proxy statement/prospectus, the Target Companies will deliver to Everest financial statements of the Unifund Business required to be included in this registration statement/prospectus;

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use reasonable best efforts to assist New PubCo and Everest in causing to be prepared in a timely manner any other financial information or statements that are requirement to be included in the proxy statement/prospectus and any other filings to be made by New PubCo or Everest with the SEC in connection with the Transactions and to obtain the consents of Unifund’s auditors with respect thereto as may be required by applicable law or requested by the SEC;

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prior to the Closing, in the event any litigation related to the Business Combination Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of the any member of the Target Company Group, is threatened in writing, against any member of the Target Company Group or any board of directors or managers or other similar governing body of a member of the Target Company Group by any of their respective equityholders, the Target Company Group will notify Everest of any such litigation and keep Everest reasonably informed with respect to the status thereof, and the Target Company Group will provide Everest the opportunity to participate in, but not control, the defense of any such litigation and give due consideration to Everest’s advice with respect thereto, and, solely to the extent such litigation is reasonably likely to result in material liability or injunctive relief applicable to New PubCo or Everest following the Closing, the Target Company Group will not settle or agree to settle any such litigation without the prior written consent of Everest (such consent not to be unreasonably withheld, conditioned, delayed or denied);
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subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the Target Companies and their respective subsidiaries will not, and the Target Companies will use their reasonable best efforts to cause their respective representatives not to, directly or indirectly, among other things, initiate, solicit or engage in any negotiations with any person with respect to, or provide any non-public information or data concerning the Target Companies or any of their respective subsidiaries to, or enter into any agreement with, any person relating to any purchase of the Unifund Business or the Target Companies or any of their respective subsidiaries;

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subject to certain exceptions pursuant to the Business Combination Agreement, prior to (but not after) the Everest Stockholder Approval, and after receiving a bona fide written inquiry, proposal or offer made by any perform (other than Everest or any of its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act (other than one including Everest or any of its Affiliates) for an acquisition transaction (a “Competing Proposal”) that has not resulted from a material breach and after the Company Equityholders determine in good faith, after consultation with their outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to written Competing Proposal that the Company Equityholders have determined, after consultation with their outside legal counsel, in their good faith judgment, if consummated, would result in a transaction more favorable to the Company Equityholders (such proposal, a “Superior Proposal”), then the Target Companies may (A) furnish information with respect to the Target Companies and any of their respective subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Target Companies (1) will not, and will not permit or authorize their respective subsidiaries or any representative of the Target Companies or their respective subsidiaries to, disclose any information to such person without first entering into an acceptable confidentiality agreement with such person and (2) will promptly (and in any event within seventy-two (72) hours thereafter) provide or make available to Everest any material information concerning the Target Companies or any subsidiary of the Target Companies provided or made available to such other person (or its representatives) that was not previously provided or made available to Everest;

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together with New PubCo, jointly indemnify and hold harmless each present and former director and officer of Everest, the Target Companies and their respective subsidiaries, substantial shareholders and any person alleged to be a substantial shareholder against any liabilities incurred in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time;

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subject to certain exceptions, for a period of six (6) years after the Merger Effective Time, New PubCo will maintain a directors’ and officers’ liability insurance covering those persons who, at the date of the Business Combination Agreement, were covered by Everest’s, the Target Companies’, New PubCo’s, Merger Sub’s or their respective subsidiaries’ directors’ and officers’ insurance policies;

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at or prior to the Closing, New PubCo will enter into customary indemnification agreements with each person who will be a director or officer of New PubCo immediately following the Closing;

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prior to the Closing, the Target Companies will, and will cause the Company Equityholders to, cause the Reorganization to be completed in accordance with, and pursuant to, the terms of the Business Combination Agreement and in form and substance reasonably satisfactory to Everest; and

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as promptly as practicable after the date on which this Registration Statement becomes effective and in any event within 48 hours thereof, the Target Companies will deliver to Everest the Requisite Target Company Equityholder Approval in the form of an irrevocable consent.

Other Covenants of Everest
Pursuant to the Business Combination Agreement, Everest has agreed, among other things, in addition to the covenants described above under “— Everest Conduct of Business,” to:
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with respect to the Trust Account, as of the Merger Effective Time, the obligations of Everest to dissolve or liquidate within a specified time period, as contained in the Existing Organizational Documents, will be terminated and Everest will have no obligation whatsoever to dissolve and liquidate the assets of Everest by reason of the closing of the Business Combination or otherwise, and no Everest Stockholders will be entitled to receive any amount from the Trust Account;

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from the date of the Business Combination Agreement until the Closing Date or, if earlier, the termination pursuant to the Business Combination Agreement, Everest will not, and will cause its subsidiaries not to, and Everest will instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal (as defined in the Business Combination Agreement), (ii) initiate any discussions or negotiations with any person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Stockholder Proposal, in each case, other than to or with the Target Companies and their respective representatives. From and after the date of the Business Combination Agreement, Everest will, and will instruct its officers and directors to, and Everest will instruct and cause its representatives, its subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any persons that may be ongoing with respect to a Business Combination Proposal;

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subject to certain exceptions, Everest will provide to the Target Companies, and their accountants, counsel or other representatives, reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course business of Everest, and solely for purposes in furtherance of the Transactions, to all of Everest’s books (including, but not limited to, tax returns and work papers of, and correspondence with, Everest’s independent auditors), contracts, commitments, records and appropriate officers and employees of Everest, and will furnish such representatives with all financial and operating data and other information concerning the affairs of Everest, to the extent then available, as such representatives may reasonably request;

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through the Merger Effective Time, Everest will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws; and

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in the event that any litigation related to the Business Combination Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of Everest, threatened in writing, against Everest or the Everest Board by any of Everest Stockholders prior to the Closing, Everest will promptly notify the Target Companies of any such litigation and keep the Target Companies reasonably informed with respect to the status thereof. Everest will also provide the Target Companies the opportunity to participate in, but not control, the defense of any such litigation, will give due consideration to the Target Companies’ advice with respect to such litigation and will not settle or agree to settle any such litigation without the prior written consent of the Target Companies.

Joint Covenants
In addition, each of Everest, New PubCo, Merger Sub and the Target Companies have agreed, among other things, to take certain actions set forth below.
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To the extent required under any laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Antitrust Laws”), each party agrees to promptly substantially comply with and take reasonably necessary and appropriate actions with respect to Antitrust Laws, including complying with the notification and reporting requirements of Antitrust Laws. Each of the parties will substantially comply with any antitrust information or document requests (as described in the Business Combination Agreement).

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Each of the parties will exercise its reasonable best efforts to prevent the entry, in any action brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or materially delay the consummation of the Transactions. In no event will the parties or their affiliates be required to (and no party will, or will permit its affiliates to, without the other parties’ prior written consent) take any action requiring (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines, assets or capital stock or other interests of any party or its affiliates; (B) agreeing to license on a non-exclusive basis any portion of the business of any party or its affiliates; or (C) contesting and resisting (including through litigation) any action that is instituted (or threatened to be instituted) challenging any of the Transactions as in violation of any Antitrust Law, or committing to have vacated, lifted, reversed or overturned any governmental order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the Transactions or (D) proposing, negotiating, committing to or effecting any other remedy, commitment or condition of any kind. Furthermore, nothing contained in the Business Combination Agreement will obligate any party to commit to seek prior approval from any governmental authority of any future transaction.

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The parties will cooperate in good faith with governmental authorities and use reasonable best efforts to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date (as defined in the Business Combination Agreement)) and use reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding or action in any forum by or on behalf of any governmental authority or the issuance of any governmental order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Contributions and Exchanges, the Merger or any of the other Transactions.

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With respect to any filings with, or requests, inquiries, actions or other proceedings by or from, any governmental authority, each of the parties will use reasonable best efforts to obtain any necessary clearance, approval, consent or governmental authorization (including, without limitation, the Collection Filings) under laws prescribed or enforceable by any governmental authority applicable to the Transactions and to resolve any objections as may be asserted by any governmental authority with respect to the Transactions. To the extent not prohibited by law, Unifund will promptly furnish to Everest, and Everest will promptly furnish to the Target Companies, copies of any substantive notices or written communications received by such party or any of its affiliates from any third party or any governmental authority with respect to the Transactions, and each party will permit counsel to the other parties an opportunity to review in advance, and each party will consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party and/or its affiliates to any governmental authority concerning the Transactions; provided, that none of the parties will extend any waiting period or comparable period under any Antitrust Law or enter into any timing agreement with any governmental authority without the written consent of the other parties, not to be unreasonably withheld. To the extent not prohibited by law, the Target Companies agree to provide Everest and its counsel, and Everest agrees to provide the Target Companies and their outside counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the Transactions.

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As promptly as practicable after the execution of the Business Combination Agreement (x) New PubCo, Everest and the Target Companies will jointly prepare, and New PubCo and Everest will file (or confidentially submit) with the SEC, this preliminary proxy statement in connection with the registration under the Securities Act of New PubCo Common Stock and New PubCo Warrants, and the Everest Common Stock and the Everest Warrants (but excluding the Public Warrants if the Everest Public Warrant Amendment Proposal has been adopted and approved by the Everest Stockholders at the Warrant Holders Meeting), to be issued in the Merger or otherwise in connection with the Transactions. As promptly as practicable after the effectiveness of the Registration Statement, Everest shall prepare and file with the SEC a proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Everest Stockholders relating to the Stockholders Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy

Statement”). Each of the parties will use its reasonable best efforts to cause this proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Everest also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Target Companies will furnish all information concerning the Target Companies and their subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of the parties agrees to furnish to the other parties all information concerning itself, its affiliates and its and their respective officers, directors, managers, stockholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with this proxy statement/prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of New PubCo, Everest, the Target Companies or their respective subsidiaries to any governmental authority or other regulatory or self-regulatory authority of competent jurisdiction (including the NYSE or Nasdaq, as applicable) in connection with the Contributions and Exchanges, the Merger and the other Transactions (the “Offer Documents”). Everest will cause this proxy statement/prospectus to be mailed to Everest Stockholders in accordance with applicable law and the rules and regulations of the SEC as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act.
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Each of New PubCo, the Target Companies and Everest will advise the other such parties, reasonably promptly after New PubCo, the Target Companies or Everest, as applicable, receives notice thereof, of the time when this proxy statement/prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Everest Common Stock or New PubCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of this proxy statement/prospectus or for additional information. Any amendments, modification or supplements to this proxy statement/prospectus and any Offer Document will be jointly prepared by New PubCo, Everest and the Target Companies and filed with the SEC. Each party will provide the other parties and their respective counsel with (A) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to this proxy statement/prospectus or Offer Documents as promptly as reasonably practicable after receipt of such comments or other communications and (B) a reasonable opportunity to participate in the response to such comments and to provide comments on such response (to which reasonable and good faith consideration will be given), including by participating with the other party or its counsel in any discussions or meetings with the SEC.

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Each of New PubCo, Everest and the Target Companies will ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed (or confidentially submitted with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) this proxy statement/prospectus will, at the date it is first mailed to Everest Stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

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If Everest, the Target Companies or New PubCo discovers, at any time prior to the Merger Effective Time, any information relating to Everest, the Target Companies or New PubCo or any of their respective affiliates, directors or officers which should be set forth in an amendment or supplement to either the Registration Statement or the proxy statement/prospectus, so that either such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information will promptly notify the other parties thereof and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by law, disseminated to Everest Stockholders.
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Everest will, in accordance with applicable law and NYSE or Nasdaq rules, as applicable, (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause this proxy statement/prospectus to be disseminated to Everest Stockholders and the holders of Public Warrants, in each case, in compliance with applicable law and NYSE or Nasdaq rules, as applicable, (B) duly (1) give notice of and (2) convene and hold the Stockholders Meeting and the Warrant Holders Meeting, in each case in accordance with Everest’s governing documents and NYSE or Nasdaq rules, as applicable for a date no later than thirty (30) business days following the date the Registration Statement is declared effective under the Securities Act and (C) solicit proxies from the Everest Stockholders to vote in favor of each of the Required Stockholder Proposals and the holders of Public Warrants to vote in favor of the Everest Public Warrant Amendment Proposal; and (ii) provide Everest Stockholders with the opportunity to elect to effect a redemption of their Everest Common Stock. Subject to any Permitted Withdrawal, Everest will, through the Everest Board (or a committee thereof), (A) recommend to Everest Stockholders the (1) adoption and approval of the Business Combination Agreement and the Transactions, including the Merger, in accordance with applicable law and exchange rules and regulations, (2) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (3) adoption and approval of any other proposals as reasonably agreed by Everest and Unifund to be necessary or appropriate in connection with the Transactions, and (4) adjournment of the Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (1) through (4), together, the “Required Stockholder Proposals”) and (B) recommend to the holders of the Public Warrants (1) the adoption and approval of an amendment to the Everest Pubic Warrant Agreement to provide that, effective immediately prior to the Merger Effective Time, each Public Warrant will only be convertible or exchangeable into (or otherwise represent a right to receive) $0.50 per Public Warrant, and each holder of Public Warrants shall receive a cash payment of $0.50 for each Everest Public Warrant held by such holder payable promptly following the Closing (the “Everest Public Warrant Amendment”), and after giving effect to the Everest Public Warrant Amendment, the Public Warrants will no longer be convertible into or exercisable for any shares of New PubCo or Everest Common Stock, and (2) any other matters necessary or advisable to effect the Everest Public Warrant Amendment (such proposals in (B)(1) and B(2), together, the “Everest Public Warrant Amendment Proposal”) and include such recommendation in this proxy statement/prospectus. The Everest Board will not withdraw, amend, qualify or modify its recommendation to Everest Stockholders that they vote in favor of the Required Stockholder Proposals or to the holders of the Public Warrants that they vote in favor of the Everest Public Warrant Amendment Proposal (together with any withdrawal, amendment, qualification or modification of its recommendation to Everest Stockholders described in the Business Combination Agreement, a “Modification in Recommendation”); provided, that, in the event the Everest Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation or an amendment, qualification or modification of such recommendation to the extent required, upon the advice of outside counsel, in order to comply with its fiduciary duties (a “Permitted Withdrawal”). Everest will, subject to any Permitted Withdrawal, promptly notify (and in any event, no later than three business days prior to making such Permitted Withdrawal or amendment, qualification or modification) the Target Companies in writing of any determination to make any Permitted Withdrawal of its recommendation or amendment, qualification or modification of its recommendation in a manner adverse to the Target Companies; provided further, however, that nothing in the Business Combination Agreement will prevent the Everest Board from approving the termination of the Business Combination Agreement in accordance with its terms or otherwise exercising any other remedies thereunder. Everest agrees to establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting and the Warrant Holders Meeting and submit for approval the Required Stockholder Proposals and the Everest Public Warrant Amendment Proposal and that if the Everest Public Stockholder approval will not have been obtained at any such

Stockholders Meeting, then Everest will promptly continue to take all such necessary actions, including the actions required by the Business Combination Agreement, and, subject to the following sentence, hold additional Stockholders Meetings until the Everest Public Stockholder approval has been obtained. Everest may only adjourn the Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining Everest Public Stockholder approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Everest has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by Everest Stockholders prior to the Stockholders Meeting; provided, that, without the consent of the Target Companies, the Stockholders Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments required by applicable law) and (y) will not be held later than five business days prior to the Agreement End Date (as defined in the Business Combination Agreement). Everest agrees that it will provide the holders of Everest Class A common stock the opportunity to elect redemption of such Everest Class A common stock in connection with the Stockholders Meeting.
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Prior to the Merger Effective Time, each of New PubCo and Everest will take all steps to cause any acquisitions or dispositions of equity securities of New PubCo or equity securities of Everest, as applicable (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities), that occurs or is deemed to occur by reason of the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Subject to the terms and conditions of the Business Combination Agreement, and to applicable laws, as soon as practicable after the date of the Business Combination Agreement and, in any event, prior to the Closing, the parties will cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering and documents, certificates, instruments and other papers that are necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable on their part under the Business Combination Agreement, the Ancillary Agreements and applicable laws to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, but not limited to (i) implementing the Reorganization and (ii) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. New PubCo, Everest, Merger Sub and the Target Companies will each, and each will cause their respective subsidiaries to, use commercially reasonable efforts to (a) obtain all material consents and approvals of third parties that any of the parties or any of their respective affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party may reasonably request to comply with the Business Combination Agreement and to consummate the Transactions as soon as practicable.

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On or before January 31, 2024 (the “First Tax Reimbursement Amount Date”), New PubCo will make or cause to be made a cash payment to ZB Limited equal to the lesser of (i) the estimated amount, determined in good faith by ZB Limited in consultation with New PubCo and Sponsor, of the U.S. federal and applicable state income tax liabilities that will be incurred by the members of ZB Limited for the taxable year that includes the Closing Date that are incurred as a result of the transactions contemplated by the Business Combination Agreement to the ZB Contribution and Exchange (calculated without regard to any net income allocations for the period ending on the Closing Date except to the extent cash distributions are made by any members of the Target Company Group in respect of such allocations prior to the Closing Date) and (ii) $3,000,000 (the “First Tax Reimbursement Amount”). On or before January 31, 2025, New PubCo will make or cause to be made a cash payment to ZB Limited equal to the lesser of (i) the estimated amount, determined in good faith by ZB Limited, in consultation with New PubCo and Sponsor, of U.S. federal and applicable state income tax liabilities incurred by the members of ZB Limited for the taxable year including the First Tax Reimbursement Date that are incurred by such members as a result of the payment of the First Tax

Reimbursement Amount and (ii) $1,200,000 (such amount, the “Second Tax Reimbursement Amount”). In the event that the New PubCo Board determines in good faith that the payment of the full amount of the First Tax Reimbursement Amount (such shortfall, the “First Sponsor Backstop Amount”) or the Second Tax Reimbursement Amount (such shortfall, the “Second Sponsor Backstop Amount”), as applicable, in cash, would adversely affect New PubCo’s ability to: (i) pay its obligations when due; (ii) conduct its business in accordance with its business plan; or (iii) comply with the covenants included in the Target Companies’ senior credit facility and other material contracts and indebtedness, Sponsor will transfer the First Sponsor Backstop Amount or the Second Sponsor Backstop Amount, as applicable, to ZB Limited. No later than twenty (20) Business Days prior to the applicable tax reimbursement date, ZB Limited will provide to New PubCo and Sponsor reasonably detailed documentation reasonably acceptable in form and substance (taking into account the availability of information on the date the tax liabilities are calculated) to New PubCo and Sponsor supporting the income tax liabilities of the members of ZB Limited to which the applicable tax reimbursement amount relates. If required to pay a Sponsor Backstop Amount, Sponsor shall determine, in its sole discretion, whether to pay such amount in cash or in shares of New PubCo Common Stock, which be deemed to be valued at a price per share of $10.00. If ZB Limited, New PubCo and Sponsor are unable to resolve any dispute with respect to the calculation of such amounts (not including, for the avoidance of doubt, any dispute with respect to whether the ZB Limited acted in good faith in its determination of a tax reimbursement amount or timely delivered the information required), such dispute will be promptly resolved by a nationally recognized accounting firm mutually acceptable to ZB Limited, New PubCo and Sponsor, the costs of which will be borne by New PubCo and Sponsor. Such accounting firm’s resolution of any such dispute shall be binding on the Parties.
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The parties to the Business Combination Agreement will cooperate in good faith to design and implement one or more equity and/or incentive compensation plans or arrangements covering (i) all employees who were as of the date of the Business Combination Agreement, participants under the Target Companies’ existing Unifund CCR, LLC Long-Term Incentive Plan (the “Unifund LTIP”) and (ii) certain other key employees and service providers of the Target Companies who, in each case, will continue to provide services following the Closing Date, intended to replace and/or supplement the Unifund LTIP, with any such new plans or arrangements to be effective subject to the occurrence of the Merger Effective Time. Each of the parties to the Business Combination Agreement acknowledged and agreed that all of the provisions of this and the prior paragraph are included for the sole benefit of Everest, New PubCo and the Target Companies, and that nothing in the Business Combination Agreement, whether express or implied, (i) will be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) will limit the right of Everest, New PubCo, and the Target Companies or their respective affiliates to amend, terminate or otherwise modify any Unifund Benefit Plan or other benefit plan following the Closing Date or (iii) will create or confer upon any person who is not a party to the Business Combination Agreement (including any equityholder, any director, manager, officer, employee or independent contractor, or any participant in any Unifund Benefit Plan or other benefit plan (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any particular term of employment, engagement or service.

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During the Interim period, Everest will use reasonable best efforts to ensure Everest remains listed as a public company on, and for shares of Everest Common Stock and Everest Warrants (but excluding the Public Warrants if the Everest Public Warrant Amendment Proposal has been adopted and approved at the Warrant Holders Meeting) to be listed on, NYSE or Nasdaq, as applicable.

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As promptly as reasonably practicable after the date of the Business Combination Agreement, and in any event prior to the Closing Date, New PubCo will (i) apply for, and New PubCo and the Target Companies will use their respective reasonable best efforts to cause, the New PubCo Common Stock and New PubCo Warrants issuable in the Merger and the New PubCo Common Stock that will become issuable upon the exercise of the New PubCo Warrants to be approved for listing on NYSE or Nasdaq, subject to official notice of issuance, and (ii) satisfy any applicable initial and continuing listing requirements of NYSE or Nasdaq.

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From the date of the Business Combination Agreement until Closing, each party will be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth in the Business Combination Agreement (but disregarding any provision of the Confidentiality Agreement that would cause the provisions thereof to terminate, expire or otherwise cease to have binding effect prior to the Closing), and such provisions are thereby incorporated herein by reference; provided, that, effective as of and subject to the consummation of the Closing, the Confidentiality Agreement will terminate and be of no further force and effect (other than the terms that expressly survive the termination of the Confidentiality Agreement as set forth therein) without any further action of any of the parties thereto. Each party agrees, that until Closing, except in connection with or support of the Transactions, while any of them are in possession of such material non-public information, none of such persons will, directly or indirectly (through its affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Everest, communicate such information to any other person or cause or encourage any person to do any of the foregoing in violation of such U.S. federal securities laws and other applicable foreign and domestic laws.

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The Target Companies agree that, effective at the Closing, any equityholders, voting or similar agreements among any member of the Target Company Group, on the one hand, and any of its equityholders, on the other hand (other than such agreements solely between or among the members of the Target Company Group) will automatically, and without any further action by any of the parties, terminate in full and become null and void and of no further force and effect with no liability whatsoever for the parties.

Termination
The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing:
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by written consent of the Target Companies and Everest;

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by written notice from the Target Companies or Everest to the other parties if any governmental authority will have enacted, issued, promulgated, enforced or entered any governmental order or other law which has become final and non-appealable and remains in effect and which has the effect of making closing of the Business Combination illegal or otherwise permanently preventing or prohibiting consummation of the Business Combination; provided, that the governmental authority issuing such governmental order or law has jurisdiction over the parties with respect to the Transactions; and provided further, that this right to terminate is not available to the Target Companies or Everest if such party’s breach of any obligation under the Business Combination Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Transactions would not be illegal or otherwise permanently prevented or prohibited;

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by written notice from the Target Companies or Everest to the other parties if the Everest Stockholders do not approve the Required Stockholder Proposals at the Stockholders Meeting by reason of the failure to obtain the required vote at a meeting of Everest Public Stockholders duly convened therefor or at any adjournment thereof, provided that this right to terminate is only available to Everest if it has complied in all material respects with its obligations with respect to such stockholder meeting as set forth in the Business Combination Agreement;

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by written notice to Everest from the Target Companies in the event there has been a Modification in Recommendation to the extent such Modification in Recommendation is not withdrawn within 10 business days of such notice;

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by written notice to the Target Companies by Everest if either the Target Companies has not delivered the Requisite Company Equityholder Approval within 48 hours after the Registration Statement becomes effective under the Securities Act;

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prior to the Closing, by written notice to the Target Companies from Everest (i) in the event of certain uncured breaches on the part of any of the Target Companies or (ii) if the Closing has not

occurred on or before the End Date (as defined therein), unless in the case of (i), Everest is in breach of the Business Combination Agreement such that certain of the closing conditions would not be satisfied;
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prior to the Closing, by written notice to Everest from the Target Companies in the event of certain uncured breaches on the part of Everest or if the Closing has not occurred on or before the End Date, unless the Target Companies is in breach of the Business Combination Agreement such that certain of the closing conditions would not be satisfied;

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by written notice to Everest from the Target Companies if Everest has not been extended by the Sponsor in accordance with Everest’s governing documents on or prior to the February 28, 2024 or any other applicable extension date prior to or on the End Date;

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prior to receipt by Everest of the Everest Stockholder Approval, by the Target Companies by written notice to Everest at any time in their sole and absolute discretion;

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If the Business Combination Agreement is validly terminated, none of the parties thereto will have any liability or any further obligation under the Business Combination Agreement, other than for actual fraud or any willful or material breach of the Business Combination Agreement occurring prior to the termination and other than certain exception and except for certain other exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive termination of the Business Combination Agreement; or

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If the Business Combination Agreement is terminated by the Target Companies pursuant to the applicable terms set forth in the Business Combination Agreement and any member of the Target Company Group consummates an acquisition transaction, in each case, within twelve months of such termination, then the Target Companies must pay the Sponsor an amount equal to the greater of (i) $4,000,000 and (ii) four percent of the aggregate fair market value of the consideration paid to the Company Equityholders upon the consummation of the acquisition transaction giving rise to such termination fee (such fee, the “Target Company Termination Fee”); provided that such fee will be capped at the lower of (A) $12,000,000 and (B) all actual documented and out-of-pocket expenses incurred by Everest in connection with the transactions contemplated by the Business Combination Agreement. Payment of the Target Company Termination Fee is subordinated in right and time of payment to indefeasible repayment in full in cash of the Comvest Credit Facility and any refinancing, extension and replacement thereof.

Expenses
Except as otherwise set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Transactions will be paid by Everest and the Sponsor, jointly and severally; provided, that if the Business Combination Agreement is terminated as a direct result of the Target Companies’ willful failure to consummate the Transactions in breach of the terms of the Business Combination Agreement following the satisfaction by Everest, New PubCo and their respective subsidiaries and affiliates of all their respective obligations thereunder, the Target Companies will pay all expenses incurred by the Target Companies, not to be duplicative of the Target Company Termination Fee and Everest will pay all expenses incurred by Everest. If the Merger and the other Transactions are consummated, the Surviving Company will pay or cause to be paid all outstanding expenses.
Governing Law
The Business Combination Agreement, and all claims or causes of action based upon, arising out of, or related thereto is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
Amendments
The Business Combination Agreement may be amended or modified in whole or in part, only by an agreement in writing that makes reference to the Business Combination Agreement and has been duly authorized, executed and delivered by each of the parties thereto.

Certain Agreements Related to the Business Combination
New PubCo Registration Rights and Lock-up Agreement
At the Closing of the Business Combination, New PubCo will enter into the New PubCo Registration Rights and Lock-up Agreement, substantially in the form attached as Annex F to this proxy statement/prospectus, with Unifund, the Sponsor and Company Equityholders. Pursuant to the terms of the New PubCo Registration Rights and Lock-up Agreement, Unifund, the Sponsor and Company Equityholders will be entitled to certain piggyback registration rights and customary demand registration rights.
The New PubCo Registration Rights and Lock-up Agreement provides that New PubCo will agree that within 30 calendar days after the Closing, New PubCo will use commercially reasonable efforts to file with the SEC a shelf registration statement. New PubCo will use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty calendar days after the filing thereof (or ninety calendar days after the filing thereof if the SEC notifies New PubCo that it will “review” the registration statement) and (ii) five business days after the date New PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review; and New PubCo will not be subject to any form of monetary penalty for its failure to do so.
The New PubCo Registration Rights and Lock-up Agreement also provides for certain lockup restrictions on the Lock-up Shares. Pursuant to the New PubCo Registration Rights and Lock-up Agreement, the Company Equityholders (together with their respective successors and any permitted transferees) and the Sponsor (together with its respective successors and any permitted transferees) agreed to be subject to a 365 day lock-up from the Closing Date. Such lock-up restrictions are subject to certain customary exceptions, and an early-release provision if closing price of a New PubCo Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.
Contribution and Exchange Agreement
Concurrently with the execution of the Business Combination Agreement, New PubCo and the Company Equityholders entered into the Contribution and Exchange Agreement, pursuant to which, among other things, (a) David Rosenberg will contribute 100% of the capital stock of CCRF and 100% of the stock of Unifund Corporation in exchange for the issuance of New PubCo Common Stock to David Rosenberg, (b) David Rosenberg, not individually but solely as trustee of the TER Trust, will contribute 100% of the Equity Interests in Payce beneficially owned by TER Trust to New PubCo in exchange for the issuance of New PubCo Common Stock to the TER Trust, (c) ZB Limited will contribute all of its Equity Interests in each of Holdings, USV, DAP I and DAP IV to New PubCo in exchange for the issuance of New PubCo Common Stock to ZB limited and (d) immediately thereafter, New PubCo will contribute the Equity Interests in each of Holdings and USV received by New PubCo in the ZB Contribution and Exchange to CCRF, and, as a result of the Contributions and Exchanges, New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund Corporation beneficially owned by David Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by the TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Limited prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding Equity Interests in each of Holdings and USV.
The foregoing description of the Contribution and Exchange Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Contribution and Exchange Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement as a condition and inducement to the Target Companies’ willingness to enter into the Business Combination Agreement, pursuant to which the Sponsor has agreed to, among other things, (i) support and vote all of its voting securities of Everest Common Stock to adopt and approve the Business Combination Agreement and the other documents contemplated by the Sponsor Support Agreement and the Transactions, (ii) comply with certain transfer restrictions applicable to its Everest Common Stock, (iii) subject to and conditioned upon the occurrence of Closing, waive any adjustment to the conversion ratio set forth in the Existing Organizational Documents or any other anti-dilution or similar protection with respect to the Everest Class B common stock (and any other equity securities of Everest or New PubCo for which shares of Everest Class B common stock are exchanged or converted), (iv) forfeit a number of shares of Everest Class B common stock held by the Sponsor immediately prior to the Closing and (v) subject a specified number of shares of New PubCo Common Stock issuable upon exchange of shares of Everest Class B common stock to a performance-based vesting schedule.
The Sponsor Support Agreement will automatically terminate, without any notice or action on the part of a party, upon the valid termination of the Business Combination Agreement.
The foregoing description of the Sponsor Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E.
Company Holder Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Company Equityholders entered into the Company Holder Support Agreement as a condition and inducement to Everest’s willingness to enter into the Business Combination Agreement, pursuant to which the Company Equityholders have agreed to, among other things, (i) support and vote (whether pursuant to a dully convened meeting of the Company Equityholders or pursuant to an action by written consent of the Company Equityholders) in favor of the adoption and approval of the Business Combination Agreement and the Transactions, including the Contributions and Exchanges, (ii) consummate, or cause the Target Companies to consummate, the Reorganization, (iii) be bound by certain transfer restrictions with respect to the Company Equity and (iv) take any actions necessary to effect the Transactions, including the Reorganization and the Contributions and Exchanges.
The Company Holder Support Agreement will automatically terminate, without any notice or action on the part of a party, upon the valid termination of the Business Combination Agreement.
The foregoing description of the Company Holder Support Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Company Holder Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex D.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Everest and the Unifund Group of Companies (the “Group”), adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refers to New PubCo and its combined and consolidated subsidiaries after giving effect to the Business Combination.
The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical balance sheet of Everest as of September 30, 2023, and the historical balance sheet of the Group as of September 30, 2023, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the historical statements of operations of Everest for the nine months ended September 30, 2023, and the historical statements of operations of the Group for the nine months ended September 30, 2023, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022, the beginning of the most recently completed fiscal year. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2022, combines the historical statements of operations of Everest for the twelve months ended December 31, 2022, and the historical statements of operations of the Group for the twelve months ended December 31, 2022, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022, the beginning of the most recently completed fiscal year.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical statements of operations of Everest for the year ended December 31, 2022 and the historical statements of operations of the Group for the year ended December 31, 2022 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:
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the historical audited financial statements of Everest as of and for the year ended December 31, 2022 and the related notes, which are included elsewhere in this proxy statement/prospectus;

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the historical audited financial statements of the Group as of and for the years ended December 31, 2022 and the related notes, which are included elsewhere in this proxy statement/prospectus;

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the historical unaudited condensed consolidated financial statements of Everest as of and for the nine months ended September 30, 2023, and the related notes, which are included elsewhere in this proxy statement/prospectus;

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the historical unaudited condensed consolidated financial statements of the Group as of and for the nine months ended September 30, 2023, and the related notes, which are included elsewhere in this proxy statement/prospectus;

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other information relating to Everest and the Group contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1: The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Information about Everest — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information about Unifund — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination
On May 19, 2023, Everest, New PubCo, Merger Sub and the Target Companies entered into the Business Combination Agreement pursuant to which (a) prior to the Closing, the Company Equityholders will cause the Reorganization, (b) Merger Sub will merge with and into Everest, with Everest surviving such merger as a direct, wholly owned subsidiary of New PubCo, and (c) New PubCo, the Company Equityholders and the Target Companies will consummate the contributions and exchanges contemplated by that certain Contribution and Exchange Agreement, dated as of May 19, 2023, such that, as a result of such contributions and exchanges, New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund Corporation beneficially owned by David Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Limited prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding Equity Interests in each of Holdings and USV. Concurrently with the execution of the Business Combination Agreement, New PubCo and the Company Equityholders entered into the Contribution and Exchange Agreement, pursuant to which, among other things, (a) David Rosenberg will contribute 100% of the capital stock of CCRF and 100% of the capital stock of Unifund Corporation to New PubCo in exchange for the issuance of New PubCo Common Stock to David Rosenberg, (b) David Rosenberg, not individually but solely as trustee of TER Trust, will contribute 100% of the Equity Interest in Payce beneficially owned by TER Trust to New PubCo in exchange for the issuance of New PubCo Common Stock to TER Trust, (c) ZB Limited will contribute all of its Equity Interest in each of Holdings, USV, DAP I and DAP IV to New PubCo in exchange for the issuance of New PubCo Common Stock to ZB Limited, and (d) immediately thereafter, New PubCo will contribute the Equity Interest in each of Holdings and USV received by New PubCo to CCRF, and, as a result of the Contributions and Exchanges, New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund Corporation beneficially owned by David Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Limited prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding Equity Interests in each of Holdings and USV. Upon the consummation of the Business Combination, the consideration for the Business Combination will be distributed as follows (in each case, rounded down to the nearest whole share):
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each share of Everest Common Stock (other than any shares of Everest Common Stock held in treasury by Everest (if any) outstanding immediately prior to the Merger will be automatically be exchanged for one (1) share of New PubCo Common Stock,

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each outstanding Everest Warrant that is outstanding immediately prior to the Merger will cease to represent a right to acquire shares of Everest Common Stock and will be converted into a right to acquire the same number of shares of New PubCo Common Stock (a “New PubCo Public Warrant”) on substantially the same terms as were in effect with respect to the Everest Warrants so converted immediately prior to the Merger, and

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New PubCo shall issue to each Target Company Equity holders the shares of New PubCo Common Stock, valued at a price per share of $10.00, as consideration and in exchange for the in kind contribution of the Equity Interest.

Accounting for the Business Combination
Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP. Under this method of accounting, New PubCo will be treated as the acquired company and the Group will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New PubCo will represent a continuation of the financial statements of the Group, with the Business Combination treated as the equivalent of the Group issuing stock for the net assets of New PubCo, accompanied by a recapitalization. The net assets of New PubCo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Group. The Group has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
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it is expected that the New PubCo Board will consist of up to seven directors, five of which will be designated by the Group, two of which will be designated by Everest;

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the Group’s existing senior management team will comprise the senior management of New PubCo; and

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the Group’s operations prior to the Business Combination will comprise the ongoing operations of New PubCo as New PubCo and Everest, a wholly owned subsidiary of New PubCo after giving effect to the Merger, had minimal operations pre-combination.

As a condition and an inducement to the Closing, the Sponsor of Everest and New PubCo has entered into the Sponsor Support Agreement, pursuant to which the Sponsor agrees that an aggregate of 1,500,000 shares of Everest Class B common stock held by Sponsor as of the Closing shall be forfeited immediately prior to (and contingent upon) the Closing. An equivalent number of shares of Everest Class A common stock are expected to be issued to existing Everest stockholders that execute Non-Redemption Agreements on a pro rata basis based on the total number of shares represented by Everest stockholders that execute such Non-Redemption Agreements. The issuance of such shares of Everest Class A common stock to Everest stockholders that execute Non-Redemption Agreements is deemed compensation for the Everest stockholders’ commitment and the fair value of the shares at the date of such Non-Redemption Agreements would be determined to be a contribution from the Sponsor for the Business Combination closing costs in accordance with Staff Accounting Bulletin Topic  ST. These Business Combination closing costs will be expensed at the Closing. These unaudited pro forma condensed combined financial statements reflect the forfeiture of 1,500,000 shares of Everest Class B common stock held by the Sponsor and the issuance of 1,500,000 shares of Everest Class A common stock on a pro rata basis to existing Everest stockholders who are expected to execute Non-Redemption Agreements.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New PubCo upon consummation of the Business Combination in accordance with GAAP.
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New PubCo following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. New PubCo, nor Everest, a wholly owned subsidiary of New PubCo after giving effect to the Merger, and the Group have not had any historical relationship prior to the transactions discussed in this proxy statement/prospectus. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the New PubCo stockholders, after giving effect to the Merger with Everest, approve the Business Combination. Pursuant to New PubCo’s Charter, the Public Stockholders may elect to redeem their Public Shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. New PubCo, nor Everest, a wholly owned subsidiary of New PubCo after giving effect to the Merger, can predict how many of its Public Stockholders will exercise their right to redeem their Public Shares for cash. Therefore, the unaudited pro forma condensed combined financial information present two redemption scenarios as follows:

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Assuming Minimum Required Redemption — this scenario assumes that 5,474,131 shares of Everest Class A common stock will be redeemed. Specifically, this scenario assumes that a total 41% of Public Stockholders of Everest Class A common stock will exercise their redemption rights and will redeem at an assumed redemption price of approximately $10.86 per share for a total of $59.4 million. This is the minimum redemption required such that the Company Equityholders will own a majority of the New PubCo Common Stock after the consummation of the Business Combination in accordance with Section 11.3(g) of the Business Combination Agreement. This is the minimum redemption that must occur in order to consummate the transaction.

•
Assuming Maximum Redemption — this scenario assumes the assumptions within the Minimum Required Redemption Scenario with certain adjustments. It also assumes that an incremental 2,779,518 shares of Everest Class A common stock will be redeemed by Everest Holders at $10.86 per share for a total of $30.2 million. This is the maximum redemption allowable such that the amount of Available Cash of $40 million, as defined by the Business Combination Agreement, is available to consummate the Business Combination, net of the repayment of any Working Capital Loans, transaction costs incurred by Unifund, or transaction costs incurred by Everest. If redemptions are greater than the maximum redemption required such that the amount of Available Cash, as defined by the Business Combination Agreement, is below $40 million, the Company may need to complete additional equity or debt financing in order to consummate the Business Combination. No such additional equity or debt financing is currently in place at this time. Furthermore, this condition in no way prevents Everest Stockholders from redeeming their shares of Everest Class A common stock.

On August 24, 2023, Everest held the Extension Meeting to extend the period it has to consummate an initial business combination up to an additional six times, for one month each time, from August 28, 2023 to February 28, 2024. All of the proposals presented at the Extension Meeting were approved by the requisite holders of Everest Common Stock. The Sponsor is required to deposit the lesser of (a) $280,000 and (b) $0.035 per outstanding share of Everest Class A common stock into the Trust Account for each month of extension. In connection with the vote to approve the extension at Extension Meeting, Everest Public Stockholders were entitled to redeem their Everest Class A common stock and approximately 22% of the shares of Everest Class A common stock outstanding at the time of the Extension Meeting were redeemed. This redemption rate of 22% is less than the redemption rate of 54% incorporated within the unaudited combined pro forma financial information reflected above that is required in order for the transaction to be consummated. As such, the redemption rate assumed of 54% to create the minimum redemption scenario has been reflected.
The following summarizes the pro forma New PubCo common stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:
	Pro Forma Combined (Assuming Minimum Required Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
New PubCo Common Stock shares to Everest equity holders(3)	7,950,000	39.9%	5,170,482	30.1%
New PubCo Common Stock in exchange for Founder Shares(1) (2)	2,000,000	10.0%	2,000,000	11.6%
New PubCo shares issued in merger to Unifund	10,000,000	50.1%	10,000,000	58.3%
Shares outstanding	19,950,000	100.0%	17,170,482	100.0%

(1)
All of the Founder Shares will convert into shares of New PubCo Common Stock at the Closing.

(2)
Excludes any potential Earnout Shares, as they do not represent legally outstanding shares of New PubCo common stock at Closing.

(3)
Assumes the minimum redemption scenario. If redemptions are less than the minimum established threshold no business combination would occur.

A total of 10,000,000 New PubCo Common Stock are issuable to the Group stockholders in both the minimum required redemption and maximum redemption scenarios as of September 30, 2023.
The two redemption scenarios assumed in the unaudited pro forma condensed combined balance sheet and statement of operations include adjustments for the redemption of 8,625,000 Public Warrants of Everest at $0.50 per warrant. In connection with the Business Combination, Everest will solicit the vote from the holders of the Public Warrants to amend the terms of the Public Warrants such that they are solely convertible into $0.50 per Public Warrant, payable at Closing of the Business Combination. This redemption can be effected with a positive vote of the warrant holders holding greater than 50% of the Public Warrants. The unaudited pro forma condensed consolidated financial statements assume that the holders of the majority of the Public Warrants holders will vote in favor of this amendment. If the majority of the Public Warrant holders do not vote in favor of such amendment, the total shares outstanding, outlined above, will not be effected. Such warrants, with a strike price of $11.50 per warrant would remain outstanding and would need to be exercised by the holder of the Public Warrant subsequent to the consummation of the Business Combination.
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
			Assuming Minimum Redemption			Assuming Maximum Redemption
	Unifund Group (Historical)	Everest (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Cash	$1,407,999	$322,367	$86,328,950	(1)	$71,590,754	$(30,182,755)	(13)	41,407,999
			(9,000,000)	(3)
			(4,312,500)	(4)
			(1,226,062)	(10)
			(1,930,000)	(11)
Restricted cash	505,995	—	—		505,995	—		505,995
Due from related party	61,475	—	—		61,475	—		61,475
Prepaid expenses and other current assets	877,656	50,861	—		928,517	—		928,517
Investment in receivable portfolios, net	95,828,896	—	—		95,828,896	—		95,828,896
Operating lease right-of-use assets, net	541,390	—	—		541,390	—		541,390
Property and equipment, net	1,043,562	—	—		1,043,562	—		1,043,562
Marketable securities held in trust account	—	145,772,470	(86,328,950)	(1)	—	—		—
			(59,443,520)	(2)
Total assets	$100,266,973	$146,145,698	$(75,912,082)		$170,500,589	$(30,182,755)		$140,317,834
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$2,258,860	$8,750,222	$—		$11,009,082	$—		$11,009,082
Due to related party	462,000	60,000	(60,000)	(11)	462,000			462,000
Interest payable	1,392,557	—	—		1,392,557	—		1,392,557
Income taxes payable	—	1,226,062	(1,226,062)	(10)	—	—		—
Conditional guarantee liability	—	3,706,339	—		3,706,339	—		3,706,339
Lease liabilities under operating-type leases	541,390	—	—		541,390	—		541,390
Lease liabilities under finance-type leases	444,470	—	—		444,470	—		444,470
Loans payable, net	88,303,666	—	—		88,303,666	—		88,303,666
Loans payable, net – related parties	1,668,629	1,870,000	(1,870,000)	(11)	1,668,629	—		1,668,629
Settlement payable	200,000	—	—		200,000	—		200,000
Excise tax liability		410,576			410,576			410,576
Total liabilities	95,271,572	16,023,199	(3,156,062)		108,138,709	—		108,138,709
Commitments and contingencies
Class A common stock subject to possible redemption, $0.0001 par value, 13,424,131 shares at $10.84 as of September 30, 2023	—	145,474,168	(145,474,168)	(2)	—			—
Stockholders’ equity (deficit)
New PubCo Common Stock	—	—	795	(2)	1,995	(278)	(13)	1,717
			1,000	(6)
			281	(8)
			(81)	(9)
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding as of September 30, 2023	—	431	(150)	(5)	—			—
			(281)	(8)
Additional paid-in-capital	—	—	86,029,853	(2)	78,270,670	(30,182,477)	(13)	48,088,193
			(3,050,000)	(3)
			(4,312,500)	(4)				—
			150	(5)
			4,675,186	(6)				—
			(21,302,100)	(7)
			81	(9)				—
			16,230,000	(12)
Accumulated equity (deficit)	—	(15,352,100)	(5,950,000)	(3)	(16,230,000)	—		(16,230,000)
			21,302,100	(7)				—
			(16,230,000)	(12)
Members Equity	4,676,186	—	(4,676,186)	(6)	—	—		—
Accumulated other comprehensive income	—	—	—		—	—		—
Noncontrolling interest	319,215	—	—		319,215	—		319,215
Total stockholders’ equity	4,995,401	(15,351,669)	72,718,148		62,361,880	(30,182,755)		32,179,125
Total liabilities and stockholders’ equity (deficit)	$100,266,973	$146,145,698	$(75,912,082)		$170,500,589	$(30,182,755)		$140,317,834

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

(1)
Reflects the liquidation and reclassification of cash and marketable securities held in the Trust Account that becomes available for general use by New PubCo following the Business Combination. In order to meet the conditions of the Business Combination Agreement for the acquisition to close under the Minimum Redemption Scenario, this assumes that a total of 7,950,000 shares of Everest Class A common stock are not redeemed at a per share price of $10.86 for a total of approximately $86.3 million. This is required such that the Target Company Equityholders will maintain the majority of the combined company’s common stock.

(2)
Reflects the transfer of Everest’s Class A common stock subject to possible redemptions as of September 30, 2023 to permanent equity of New PubCo. In order to meet the conditions of the Business Combination Agreement for the acquisition to close under the Minimum Redemption Scenario, this assumes that a total of 5,474,131 shares of Everest Class A common stock will be redeemed at a per share price of $10.86 for a total of approximately $59.4 million. These redemptions are required such that the Target Company Equityholders will maintain the majority of the combined company’s common stock.

(3)
Reflects the preliminary estimated payment of direct and incremental transaction costs incurred prior to or concurrent with the Business Combination of approximately $9.0 million which are to be cash settled upon Closing in accordance with the Business Combination Agreement. Transaction costs include legal, accounting, financial advisory and other professional fees related to the Business Combination. Of the total cash transaction costs of approximately $9.0 million, approximately $3.05 million are to be incurred by the Unifund Group and charged to additional paid-in capital and approximately $5.95 million are to be incurred by Everest and charged to expenses through accumulated deficit.

(4)
Reflects the redemption of Public Warrants of Everest at $0.50 per Warrant. In connection with the business combination, Everest will propose to the shareholders to amend the terms of the Public Warrants such that they are solely convertible into $0.50 per Public Warrant that is payable at closing of the business combination. This vote can only pass with a positive vote of greater than 50% of the total outstanding Public Warrants. If the vote does not receive greater than 50% support from the holders of the Public Warrants, such Public Warrants will remain outstanding. Each Public Warrant that would remain outstanding would entitle the holder to purchase one share of Common Stock of the Combined Company for $11.50. Given the per share price of the Combined Company is less than the exercise price of the Public Warrants, no exercise has been assumed.

(5)
Reflects the forfeiture of 1,500,000 shares of Everest Class B common stock by the Sponsor. Such forfeiture has been reflected as a capital restructuring in these pro formas.

(6)
Reflects the recapitalization of equity as a result of the issuance of New PubCo Common Stock in exchange for the contribution of 100% of equity interests in Unifund.

(7)
Reflects the elimination of Everest’s accumulated deficit to additional paid-in capital of New PubCo as Everest is a wholly owned subsidiary of New PubCo after giving effect to the Merger.

(8)
Reflects the conversion of Everest’s Class B Common Stock to New PubCo Common Stock.

(9)
Reflects 812,500 of New PubCo Common Stock held by the Sponsor becoming unvested and subject to the vesting terms and forfeiture provisions as outlined within the Sponsor Support Agreement.

(10)
Reflects the settlement of any Everest-related income tax liability incurred via cash.

(11)
Reflects the payment of Everest’s working capital loans and related party loans that are required to be repaid as of the consummation of the transaction.

(12)
As a condition and an inducement to the Closing, the Sponsor of Everest and New PubCo will enter into and deliver a Sponsor Support Agreement, pursuant to which the Sponsor agrees that up to 1,500,000, shares of Common Stock held by Sponsor as of the Closing shall be forfeited at Closing and up to an equivalent number of shares of Common Stock shall be issued to existing Everest stockholders that execute non-redemption agreements on a pro rata basis based on the total number of shares represented by Everest stockholders that execute such non-redemption agreements. The transfer of the shares is deemed compensation for the Everest stockholders’ commitment and the fair value of the shares at the date of such non-redemption agreements would be determined to be a contribution from the Sponsor for the Business Combination closing costs in accordance with Staff Accounting Bulletin Topic 5T. These Business Combination closing costs will be expensed at the Closing. Assuming that the Business Combination occurred on September 30, 2023, the maximum expense that would be recognized for the issuance of this Common Stock to the existing shareholders of Everest would be $16.2 million based on the estimated fair value of the founder shares at September 30, 2023, with the corresponding increase in the paid-in-capital.

(13)
Reflects the cash disbursement for the redemption of 2,779,518 shares of New PubCo Common Stock at a redemption price of approximately $10.86 per share, totaling approximately $30.2 million. This reflects the maximum amount of redemptions that could occur for the Company to meet the minimum Available Cash requirement per the Business Combination Agreement for the transaction to be consummated.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023
				Assuming Minimum Redemption Scenario			Assuming Maximum Redemption Scenario
	Unifund Group (Historical)	Everest (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$27,408,231	$—	$—		$27,408,231	—	$27,408,231
Operating expenses
Salaries and wages	9,240,447	—	—		9,240,447	—	9,240,447
Contingency fees and other collection costs	10,573,470	—	—		10,573,470	—	10,573,470
Contingency fees and other collection costs – related parties	231,870	—	—		231,870	—	231,870
Court costs, net of recoveries	437,781	—	—		437,781	—	437,781
Legal and other professional fees	3,486,761	—	—		3,486,761	—	3,486,761
Selling expenses	385,409	—	—		385,409	—	385,409
Rent and occupancy expenses	1,008,983	—	—		1,008,983	—	1,008,983
Conditional guarantee expense		3,706,339			3,706,339		3,706,339
Formation and operating costs	—	10,400,770	(8,293,076)	(2)	2,107,694	—	2,107,694
Depreciation and amortization	331,680	—	—		331,680	—	331,680
Other operating expenses	1,097,574	—	—		1,097,574	—	1,097,574
Total operating expenses	26,793,975	14,107,109	(8,293,076)		32,608,008	—	32,608,008
Income (loss) from operations	614,256	(14,107,109)	8,293,076		(5,199,777)	—	(5,199,777)
Other income (expense)
Interest expense	(14,175,441)	(112,200)	—		(14,287,641)	—	(14,287,641)
Interest and other income, net	(33,115)				(33,115)	—	(33,115)
Investment income held in Trust Account	—	6,294,454	(6,294,454)	(1)	—	—	—
Loss before income taxes	(13,594,300)	(7,924,855)	1,998,622		(19,520,533)	—	(19,520,533)
Income tax provision	(118,478)	(1,290,625)	1,290,625	(1)	(118,478)	—	(118,478)
Net loss	$(13,712,778)	$(9,215,480)	$3,289,427		$(19,639,011)	$—	$(19,639,011)
Noncontrolling interest	(143,672)	—	—		(143,672)	—	(143,672)
Net loss and comprehensive loss attributable to shareholders	$(13,569,106)	$(9,215,480)	$3,289,247		$(19,495,339)	$—	$(19,495,339)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted		16,717,461
Basic and diluted net loss per share, Class A subject to possible redemption		$(0.44)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted		4,312,500
Basic and diluted net loss per share, Class B non-redeemable common stock		$(0.44)
Weighted average shares outstanding of New PubCo Common stock, basic and diluted					19,950,000		17,170,482
Basic and diluted net loss per share					$(0.98)		$(1.14)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 are as follows:

(1)
Reflects an adjustment to eliminate interest income related to the Trust Account and any related income taxes.

(2)
Represents the transaction costs incurred by Everest and Unifund during the nine months ended September 30, 2023. Such transaction costs are nonrecurring, and have been removed from the statement of operations for the nine months ended September 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
			Assuming Minimum Redemption Scenario			Assuming Maximum Redemption Scenario
	Unifund Group (Historical)	Everest (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments	Pro Forma Combined
Revenues	$51,503,920	$—	$—		$51,503,920	$—	$51,503,920
Operating expenses
Salaries and wages	12,221,029	—	—		12,221,029	—	12,221,029
Contingency fees and other collection costs	18,002,927	—	—		18,002,927	—	18,002,927
Contingency fees and other collection costs- related parties	475,511	—	—		475,511	—	475,511
Court costs, net of recoveries	(306,078)	—	—		(306,078)	—	(306,078)
Legal and other professional fees	3,278,286	—	—		3,278,286	—	3,278,286
Selling expenses	768,468	—	—		768,468	—	768,468
Rent and occupancy expenses	1,240,261	—	—		1,240,261	—	1,240,261
Formation and operating costs	—	1,922,290	—		1,922,290	—	1,922,290
Depreciation and amortization	514,424	—	—		514,424	—	514,424
Other operating expenses	1,235,123	—	—		1,235,123	—	1,235,123
Transaction costs	—	—	9,000,000	(2)	27,342,205	—	27,342,205
			3,567,205	(3)
			14,775,000	(4)
Total operating expenses	37,429,951	1,922,290	27,342,205		66,694,446	—	66,694,446
Income (loss) from operations	14,073,969	(1,922,290)	(27,342,205)		(15,190,526)	—	(15,190,526)
Other income (expense)
Interest expense	(12,434,798)	—	—		(12,434,798)	—	(12,434,798)
Interest and other income, net	(100,520)	—	—		(100,520)	—	(100,520)
Gain on debt extinguishment	1,596,972	—	—		1,596,972	—	1,596,972
Investment income held in Trust Account	—	2,536,113	(2,536,113)	(1)	—	—	—
Income (loss) before income taxes	3,135,623	613,823	(29,878,318)		(26,128,872)	—	(26,128,872)
Income tax provision	(459,091)	(455,437)	455,437	(1)	(459,091)	—	(459,091)
Net income (loss)	$2,676,532	$158,386	$(29,422,881)		$(26,587,963)	$—	$(26,587,963)
Noncontrolling interest	(189,931)	—	—		(189,931)	—	(189,931)
Net income (loss) and comprehensive income (loss) attributable to shareholders	$2,866,463	$158,386	$(29,422,881)		$(26,398,032)	$—	$(26,398,032)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted		17,250,000
Basic and diluted net income per share, Class A subject to possible redemption		$0.01
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted		4,312,500
Basic and diluted net income per share, Class B non-redeemable common stock		$0.01
Weighted average shares outstanding of New PubCo Common stock, basic and diluted					19,950,000		17,414,360
Basic and diluted net loss per share					$(1.33)		$(1.52)

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2022 are as follows:

(1)
Reflects an adjustment to eliminate interest income related to the Trust Account and any related income tax expense.

(2)
Represents the transaction costs expected to be incurred by Everest. Since the Business Combination is expected to be accounted for as a reverse merger and recapitalization of the Unifund Group into Everest, the costs incurred by Everest to consummate the merger are expensed as incurred. This adjustment is non-recurring in nature and is not expected to have a continuing effect on future period statements of operations.

(3)
On February 28, 2023 and May 26, 2023, the Company extended the period of which it is able to consummate an initial business combination by a period of three months, or until May 28, 2023 and August 28, 2023, respectively. In connection with each of these Extensions, the Company’s Sponsor deposited an aggregate of $3,450,000 into the Company’s Trust Account, representing $0.10 per public share, in exchange for the Company’s issuance of to the Sponsor of 2,300,000 Private Placement Warrants, at a rate of $1.50 per private placement warrant, with the same terms as the Private Placement Warrants issued in connection with the closing of the Company’s initial public offering. In order to finance the Initial Extension and the Second Extension in the above, the Sponsor entered into the promissory notes in the aggregate amount of $3,450,000 (i.e. $1,725,000 for each extension) at an interest rate of 16% per annum (the “Note”) with Everest Consolidator — A Series of Master Fund I LLC (the “Noteholder”). Everest Consolidator — A Series of Master Fund I LLC is a third-party investor. The Note is guaranteed based on certain conditions being met. The Sponsor does not have sufficient funds to repay the Notes, and thus it was determined that it was probable that the Company would have to pay on the guarantee. The intent is to have the Company repay the Note on behalf of the Sponsor. This reflects the recognition of the liability through an adjustment through the statement of operations.

(4)
As a condition and an inducement to the Closing, the Sponsor of Everest and New PubCo will enter into and deliver a Sponsor Support Agreement, pursuant to which the Sponsor agrees that up to 1,500,000, shares of Common Stock held by Sponsor as of the Closing shall be forfeited at Closing and up to an equivalent number of shares of Common Stock shall be issued to existing Everest stockholders that execute non-redemption agreements on a pro rata basis based on the total number of shares represented by Everest stockholders that execute such non-redemption agreements. The transfer of the shares is deemed compensation for the Everest stockholders’ commitment and the fair value of the shares at the date of such non-redemption agreements would be determined to be a contribution from the Sponsor for the Business Combination closing costs in accordance with Staff Accounting Bulletin Topic 5T. These Business Combination closing costs will be expensed at the Closing. Assuming that the business combination closed on January 1, 2022, the maximum expense that would be recognized for the issuance of this Common Stock to the existing shareholders of Everest would be $14.8 million based on the estimated fair value of the founder shares as of the initial public offering date of Everest, which is subsequent to January 1, 2022, with a corresponding increase in the paid-in-capital. This adjustment reflects the recognition of this incremental expense as if the business combination was executed on January 1, 2022.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1. Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, New PubCo and Everest, as the wholly owned subsidiary New PubCo after giving effect to the Merger, will be treated as the “acquired” companies for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Group will represent a continuation of the financial statements of the Group, and the Business Combination will be treated as the equivalent of the Group issuing stock for the net assets of New PubCo, accompanied by a recapitalization. The net assets of New PubCo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Group.
The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical balance sheet of Everest as of September 30, 2023, and the historical balance sheet of the Group as of September 30, 2023, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the historical statements of operations of Everest for the nine months ended September 30, 2023 and the historical statements of operations of the Group for the nine months ended September 30, 2023 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2022.
The unaudited pro forma condensed combined financial information and the accompanying notes have been derived from and should be read in conjunction with:
•
the historical audited financial statements of Everest as of and for the year ended December 31, 2022 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of the Group as of and for the years ended December 31, 2022 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical unaudited condensed consolidated financial statements of Everest as of and for the nine months ended September 30, 2023, and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical unaudited condensed consolidated financial statements of the Group as of and for the nine months ended September 30, 2023, and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•
other information relating to Everest and the Group contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “Proposal 1: The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Information about Everest — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Information about the Group — Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this proxy statement/prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
Certain transactions, specifically the Gain on extinguishment of debt recognized by the Group for the year ended December 31, 2022, share-based compensation expense associated with the issuance of bonus shares to those Everest Class A shareholders that do not redeem their shares, and further the transaction expenses recognized by Everest in the pro forma transaction accounting adjustments for the year ended December 31, 2022 are not expected to recur in the statement of operations of the combined entity subsequent to the consummation of the business combination.

While the Combined Company would be subject to tax at the corporate level subsequent to the consummation of the Business Combination, the Company would be in a net loss position which would result in a deferred tax asset which has been determined to not be more likely than not to be realized. Thus, the Combined Company would not have an income tax benefit. Accordingly, no adjustments for the income tax impact of any transaction accounting adjustments have been reflected.
In connection with the execution of the Business Combination, the parties pursuant to the business combination have agreed that the Combined Company will make cash payments to ZB Limited equal to the lesser of (i) the estimated amount of the U.S. federal and applicable state income tax liabilities that will be incurred by the members of ZB Limited for the taxable year that includes the closing date of the business combination that are incurred as a result of the business combination and (ii) $3,000,000. Additionally, on or before January 31, 2025, the Combined Company will make or cause to be made a cash payment to ZB Limited equal to the lesser of (i) the estimated amount of U.S. federal and applicable state income tax liabilities incurred by the members of ZB Limited for the taxable year including the date during which the first payment was made as described herein, and (ii) $1,200,000. If it is determined that any such required future payments would cause disruption to the operations of the combined company, Everest Consolidator Sponsor, LLC will remit the required payments to ZB Limited either in cash or in common stock of the Combined Company.
Pursuant to ASC 805-30-25-5, the fair value of any future payments as a result of the transaction should be recognized as a part of the consideration transferred in exchange for the acquiree.
The transaction to be consummated, however, is expected to be tax-free. Furthermore, while there could be scenarios, such as the reapportionment of ZB Limited Partnership’s allocable share of the aggregate liabilities upon consummation of the transaction, that could cause a liability under these clauses of the business combination agreement to be incurred by the Combined Company, the identification and measurement of such liabilities is contingent, in part, upon future events that are currently unknowable by the Combined Company. While it is acknowledged that a range of possibilities could be determined in accordance with ASC 450-20-30-1 can be developed, no amount within that range is a better estimate than any other amount. Given this, the minimum amount of the range, or $0, has been accrued within the pro forma financial statements for this arrangement.
The unaudited pro forma condensed combined financial statements include adjustments for the redemption of 8,625,000 Public Warrants of Everest at $0.50 per warrant. In connection with the business combination, Everest will solicit the vote from the holders of the Public Warrants to amend the terms of the Public Warrants such that they are solely convertible into $0.50 per Public Warrant, payable at closing of the business combination. This redemption can be effected with a positive vote of the warrant holders holding greater than 50% of the Public Warrants. The unaudited pro forma condensed consolidated financial statements assume that the holders of the majority of the Public Warrants holders will vote in favor of this amendment. If the majority of the Public Warrant holders do not vote in favor of such amendment, the total shares outstanding, outlined above, will not be effected. Such warrants, with a strike price of $11.50 per warrant would remain outstanding and would need to be exercised by the holder of the Public Warrant subsequent to the consummation of the business combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement/prospectus. Management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred by the Group prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Company’s additional paid-in capital and are assumed to be cash settled. Since the Business Combination is expected to be accounted for as a reverse merger and recapitalization of the Group into New PubCo, the costs incurred by Everest to consummate the merger are expensed as incurred.

2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Group upon consummation of the Business Combination in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Group following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Everest, New PubCo, and the Group have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the New PubCo stockholders, after giving effect to the Merger with Everest, approve the Business Combination. Pursuant to its existing charter, Everest will provide stockholders the opportunity to redeem the outstanding shares of common stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account, net of taxes) upon the closing of the transactions contemplated by the Business Combination Agreement.
The level of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Private Placement Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the consummation of the Business Combination.
The following summarizes the pro forma shares of New PubCo Common Stock issued and outstanding immediately after the Business Combination, presented under the above scenarios:
	Pro Forma Combined (Assuming Minimum Required Redemption)		Pro Forma Combined (Assuming Maximum Redemption)
	Number of Shares	% Ownership	Number of Shares	% Ownership
New PubCo Common Stock shares to Everest equity holders(3)	7,950,000	39.9%	5,170,482	30.1%
New PubCo Common Stock in exchange for Founder Shares(1) (2)	2,000,000	10.0%	2,000,000	11.6%
New PubCo shares issued in merger to Unifund	10,000,000	50.1%	10,000,000	58.3%
Shares outstanding	19,950,000	100.0%	17,170,482	100.0%

(1)
All of the Founder Shares will convert into shares of New PubCo Common Stock at the Closing. This does not reflect any adjustment to reflect the transfer of 375,000 Founder Shares to be transferred pursuant to the Share Transfer Agreement upon the consummation of the Business Combination.

(2)
Excludes any potential Earnout Shares, as they do not represent legally outstanding shares of New PubCo common stock at Closing.

(3)
Assumes the minimum redemption scenario. If redemptions are less than the minimum established threshold no business combination would occur.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.
The pro forma basic and diluted income per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.
3. Loss per Share
Represents the net loss per share calculated using the historical shares of Everest Common Stock outstanding, converted into the Common Stock shares of New PubCo in connection with the Merger, and the issuance of additional shares to the equity holders of the Group in connection with the Business Combination and other related events, assuming all shares were outstanding since January 1, 2022. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. Under the maximum redemption scenario, the shares assumed to be redeemed by the Public Stockholders are eliminated as of January 1, 2022. The Public Warrants were excluded in the earnings per share calculation as they would be anti-dilutive.
	Nine months ended September 30, 2023 Pro Forma Combined
(in thousands, except share and per-share data)	Assuming Minimum Required Redemption	Assuming Maximum Redemption
Pro forma net loss	$(19,495,339)	$(19,495,339)
Weighted average shares outstanding-basic and diluted	19,950,000	17,170,482
Net loss per share-basic and diluted(1)	$(0.98)	$(1.14)
New PubCo Common Stock shares to Everest equity holders	7,950,000	5,170,482
New PubCo Common Stock in exchange for Founder Shares(2)	2,000,000	2,000,000
New PubCo shares issued in merger to Unifund	10,000,000	10,000,000
Shares outstanding	19,950,000	17,170,482

(1)
The outstanding New PubCo warrants are anti-dilutive and are not included in the calculation of basic or diluted net loss per share.

(2)
All of the outstanding Founder Shares will convert into shares of New PubCo Common Stock at the Closing.

	Year Ended December 31, 2022 Pro Forma Combined
(in thousands, except share and per-share data)	Assuming Minimum Required Redemption	Assuming Maximum Redemption
Pro forma net loss	$(26,398,032)	$(26,398,032)
Weighted average shares outstanding-basic and diluted	19,950,000	17,414,360
Net loss per share-basic and diluted(1)	$(1.32)	$(1.52)
New PubCo Common Stock shares to Everest equity holders	7,950,000	5,414,360
New PubCo Common Stock in exchange for Founder Shares(2)	2,000,000	2,000,000
New PubCo shares issued in merger to Unifund	10,000,000	10,000,000
Shares outstanding	19,950,000	17,414,360

(1)
The outstanding New PubCo Warrants are anti-dilutive and are not included in the calculation of basic or diluted net loss per share.

(2)
All of the Founder Shares will convert into shares of New PubCo Common Stock at the Closing.

The following outstanding shares of common stock equivalents are excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented as they have an anti-dilutive effect for the nine months ended September 30, 2023 and the year ended December 31, 2022:
	Pro Forma Combined
	Assuming Minimum Required Redemption	Assuming Maximum Redemption
New PubCo Public Warrants(1)	—	—
New PubCo Private Warrants	8,633,333	8,633,333
Total	8,633,333	8,633,333

(1)
Reflects the redemption of 8,625,000 Public Warrants of Everest, converted into Warrants of New PubCo in connection with the Merger, at $0.50 per Warrant.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION
The following tables set forth:

•
historical per share information of Everest for the nine months ended September 30, 2023 and the year ended December 31, 2022.

•
unaudited pro forma per share information of the Combined Company for the nine months ended September 30, 2023 and the year ended December 31, 2022 after giving effect to the Business Combination, as follows:

Assuming Minimum Required Redemption — this scenario assumes that 5,474,131 shares of Everest Class A common stock will be redeemed. Specifically, this scenario assumes that a total 41% of Everest Public Stockholders of Everest Class A common stock will exercise their redemption rights and will redeem at an assumed redemption price of approximately $10.86 per share for a total of $59.4 million. This is the minimum redemption required such that the Company Equityholders will own a majority of the New PubCo Common Stock after the consummation of the Business Combination in accordance with Section 11.3(g) of the Business Combination Agreement. This is the minimum redemption that must occur in order to consummate the transaction.
Assuming Maximum Redemption —  this scenario assumes the assumptions within the Minimum Required Redemption Scenario with certain adjustments. It also assumes that an incremental 2,779,518 shares of Everest Class A common stock will be redeemed by Everest Holders at $10.86 per share for a total of $30.2 million. This is the maximum redemption allowable such that the amount of Available Cash of $40 million, as defined by the Business Combination Agreement, is available to consummate the Business Combination, net of the repayment of any Working Capital Loans, transaction costs incurred by Unifund, or transaction costs incurred by Everest. If redemptions are greater than the maximum redemption required such that the amount of Available Cash, as defined by the Business Combination Agreement, is below $40 million, the Company may need to complete additional equity or debt financing in order to consummate the Business Combination. No such additional equity or debt financing is currently in place at this time. Furthermore, this condition in no way prevents Everest Stockholders from redeeming their shares of Everest Class A common stock.
On August 24, 2023, Everest held the Extension Meeting to extend the period it has to consummate an initial business combination up to an additional six times, for one month each time, from August 28, 2023 to February 28, 2024. The Sponsor is required to deposit the lesser of (a) $280,000 and (b) $0.035 per outstanding share of Everest Class A common stock into the Trust Account for each month of extension. In connection with the vote to approve the extension at the Extension Meeting, Everest Public Stockholders were entitled to redeem their Everest Class A common stock and approximately 22% of the shares of Everest Class A common stock outstanding at the time of the Extension Meeting were redeemed. This redemption rate of 22% is less than the redemption rate of 54% incorporated within the unaudited combined pro forma financial information reflected above that is required in order for the transaction to be consummated. As such, the redemption rate assumed of 54% to create the minimum redemption scenario has been reflected.
The following tables should be read in conjunction with the summary historical financial information included elsewhere in this proxy statement/information statement/prospectus, and the historical financial statements of Everest and the related notes thereto that are included elsewhere in this proxy statement/information statement/prospectus. The unaudited Everest pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/information statement/prospectus.
The unaudited pro forma combined net income per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the periods presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Everest and the Group would have been had the companies been combined during the periods presented.

			Combined Pro Forma
	Everest (Historical)	Unifund (Historical)(1)	Assuming Minimum Required Redemption	Assuming Maximum Redemption
As of and for the nine months ended September 30, 2023
September 30, 2023 book value per share(a)	$(0.71)	$—	$3.13	$1.87
Weighted average shares:
Weighted average shares outstanding of Class A common stock subject to possible redemption – basic and diluted	17,250,000	—		—
Weighted average shares outstanding of Class B common stock – basic and diluted	4,312,500	—		—
Weighted average shares outstanding of New PubCo common stock – basic and diluted	—	—	19,950,000	17,170,482
Loss per share:
Basic and diluted net loss per share – Class A common stock subject to possible redemption	$(0.44)	$—	$—	$—
Basic and diluted net loss per share – Class B common stock	$(0.44)	$—	$—	$—
Basic and diluted net loss per share – New PubCo common stock	$—	$—	$(0.98)	$(1.14)

(1)
Historical Unifund does not have any common shares outstanding. Thus, it does not meet the requirements to calculate earnings per share.

			Combined Pro Forma
	Everest (Historical)	Unifund (Historical)(1)	Assuming Minimum Required Redemption	Assuming Maximum Redemption
As of and for the year ended December 31, 2022
December 31, 2022 book value per share(a)	$(0.29)	$—	$4.13	$3.20
Weighted average shares:
Weighted average shares outstanding of Class A common stock subject to possible redemption – basic and diluted	17,250,000	—	—	—
Weighted average shares outstanding of Class B common stock – basic and diluted	4,312,500	—	—	—
Weighted average shares outstanding of New PubCo common stock – basic and diluted	—	—	19,950,000	17,414,360
Loss per share:
Basic and diluted net income per share – Class A common stock subject to possible redemption	$0.01	$—	$—	$—
Basic and diluted net income per share – Class B common stock	$0.01	$—	$—	$—
Basic and diluted net loss per share – New PubCo common stock	$—	$—	$(1.33)	$(1.52)

(1)
Historical Unifund does not have any common shares outstanding. Thus, it does not meet the requirements to calculate earnings per share.

BUSINESS OF UNIFUND AND CERTAIN INFORMATION ABOUT UNIFUND HOLDINGS, LLC
Business Overview
Unless otherwise stated, references in this section to “Unifund,” “we,” “us” or “our” generally refer to Unifund Holdings, LLC and its consolidated subsidiaries on a pro forma basis after the Reorganization.
Nature of the Business
Business Overview
Incorporated in 1987, we are a data science technology company that purchases and sells services (for our own account and for third parties) pools of distressed debts, including defaulted consumer receivables, in the United States.
Unifund is a national leader in buying defaulted consumer receivables from major financial institutions and strategically placing the accounts for collection. Defaulted consumer receivables are the unpaid obligations of individuals to credit originators, including credit card issuers, banks, credit unions, consumer finance companies, retail merchants and other providers of goods and services.
Although our business was originally focused on the purchase and collection of defaulted debt portfolios, we have evolved into a powerful technology-enabled business with multiple revenue streams, including (i) debt recovery from our owned portfolio of receivables, (ii) fee-based revenue from our provision of data and analytics managed services to third-party credit purchasers and (iii) revenue derived from retention solutions offered through our Payce affiliate. Our leading proprietary technology — coupled with longstanding relationships and an excellent reputation with the largest U.S. issuers of consumer credit — provides a compelling platform to rapidly expand our third-party managed services and retention solutions.
We are a leading purchaser and manager of defaulted consumer debt in the United States. We rely on our continuously-evolving proprietary analytics and litigation inventory management platforms, which we have built on our deep industry knowledge and consumer data that we have acquired for over thirty years in the industry. Our analytics platform allows us to analyze account-level data from receivables sellers to optimize portfolio pricing and guides decision making in our data-driven, litigation-focused collections strategy. Our proprietary litigation inventory management platform allows us to oversee the third-party law firms and other outside resources we use to execute our litigation-focused strategy effectively and efficiently.
The receivables we purchase and manage consist primarily of various newly defaulted, freshly charged-off, post-primary, post-secondary and post-tertiary and beyond charged-off unsecured consumer debts, as well as judgments, which we acquire from attorneys, banks, credit card issuers, financial institutions and re-sellers. In addition, we offer portfolio enhancement solutions, which include decision analytics, asset identification services and collections and litigation management to unaffiliated third parties, including banks, other debt purchasers and government entities.
Lines of Business
Unifund’s largest line of business is debt recovery. Unifund’s other lines of business include analytics through the Recovery Decision Science (“RDS”) platform and other products for creditors, which include retention solutions through Payce affiliate.
Debt Recovery
Unifund’s largest line of business is debt recovery. This line of business includes the purchase, sale and management of receivables for its own account (“Balance Sheet”) and for third parties (“Third Party Servicing”).
•
Balance Sheet produces income from recoveries on assets purchased and held on Unifund’s balance sheet.

•
Unifund believes that the Balance Sheet aspect of this line of business provides strong returns on investment because Unifund’s robust data analytics and machine learning techniques about the lending sector allow it to make well-informed pricing decisions when it acquires and sells assets, to select effective recovery strategies for different groups of assets and to identify assets to be retained on Balance Sheet and assets to be sold to purchasers better able to maximize their value.

•
Unifund leverages the analytics tools described below as well as other internal-use-only proprietary software in its debt recovery business. Internal-use-only proprietary software includes Paymetrix LUX, which is a real estate property scoring algorithm that provides a score on certain aspects of the value of a real estate asset. The Paymetrix LUX score is intended to quantify the relative desirability, market appeal and quality of a real estate asset. Unifund uses this metric because it believes the prospects of a successful debt recovery from the owners of properties with these attributes are typically stronger than average.

•
Third Party Servicing:   Offers reporting solutions to creditors, providing transparency through all stages of account servicing, as well as agency and legal network services.

•
Agency and Legal Network:   Provides solutions for pre-legal and legal collections via a vetted agency and attorney network.

•
Judgment Enforcement:   Helps identify appropriate accounts to pursue through litigation and enhances collectability of inventory.

•
Enhanced Legal Contingency:   Allows select partners to invest in individual pools of receivables in exchange for a higher percentage of collections, enabling Unifund to recoup all or part of its initial investment more quickly. Unifund has used its subsidiary, DAP IV, for its Enhanced Legal Contingency program. DAP IV has been an excluded subsidiary under Unifund’s senior secured credit facilities from time to time then in effect. Accordingly, the assets and equity of DAP IV were not collateral under these facilities. During the relevant period, Unifund has used these Enhanced Legal Contingency (“ELC”) transactions as a means of acquiring portfolios for servicing revenue when the terms and conditions of the senior secured facility then in effect did not permit such portfolio acquisitions. Unifund affiliates have not participated in Enhanced Legal Contingency program transactions, other than the Series BR notes and related Class B Series 086 membership interests issued by DAP IV to David Rosenberg and Sig Zises in the first quarter of 2023 (the “Bridge Financing”). At the time, Unifund was obligated to acquire a portfolio pursuant to a forward flow purchase contract and lacked the requisite borrowing capacity under the Comvest Credit Facility to finance this purchase. These affiliates provided the Bridge Financing to allow Unifund to proceed with the acquisition and avoid breaching the forward flow purchase contract, with these affiliates and Unifund understanding that the Bridge Financing would ultimately be refinanced with third-party capital. Affiliate participation could lead to a negative perception that an informational imbalance exists between the affiliates and third-party purchasers. Unifund, however, currently has certain procedures in place to deter any such informational imbalance or other unfair advantage that Unifund affiliates may have in their ability to participate in Enhanced Legal Contingency Transactions. Any time an ELC transaction is structured, Unifund’s Chief Financial Officer reviews and approves or rejects such transaction. Part of that review involves determining whether any affiliates of Unifund or other related parties plan to participate in the transaction, and assessing the necessity and fairness of such participation. In addition, ELC transactions involving third-party purchasers are audited by external auditors. Part of this audit includes assessing the fairness of the allocation of receivables within each portfolio. In the future, Unifund does not expect affiliates to participate in ELC program transactions. Upon consummation of the Business Combination, any proposed participation by an affiliate would be subject to the related party transactions policy of New PubCo and further review and approval by New PubCo’s audit committee.

Analytics
Unifund’s second line of business is analytics. Analytics is built around the Company’s RDS AI line of business and offers the below data and analytics services for fee-based income.
•
RDS leverages data analytics, machine learning capabilities, and AI models to predict consumer payment patterns. RDS sells its scoring product platforms to a nationwide network of financial institutions who use the data solutions to optimize debt recovery portfolios. The platforms offer fee-based income from data and analytics services using AI-based learning that transforms raw data into actionable insights.
•
Asset Identification (Paymetrix AI) leverages a mix of data sources to verify consumer assets, including real estate ownership, bank accounts and place of employment. A sophisticated asset waterfall used in conjunction with recursive searching, multi-step verification and unique data sources allows Unifund to identify hidden value, particularly less obvious sources of potential recovery, from pre-suit and post-judgment accounts. 13 clients are currently contracted to use Paymetrix AI. 21 and 11 clients were contracted to use Paymetrix AI during 2021 and 2020, respectively.

•
Account Decisioning (Paymetrix AD and AD+) uses machine learning and logistic regression-based models to provide actionable insights to prioritize accounts for servicing efforts. Using this tool, Unifund is able to create a prioritized ranking of accounts which enables efforts to be focused on the most profitable accounts and an efficient litigation strategy. AD+ is the latest model, which uses entirely machine learning and updated variables, and AD is the original model, which uses logistic and linear regressions and original variables. The output from both models is a profitability index that takes into account various variables, including probability adjusted net present value. Paymetrix AD and AD+ services are included when a client contracts to use other platforms, so no external clients contract to use Paymetrix AD or AD+ directly.

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Real Estate (Paymetrix RE) is a real estate property scoring algorithm that determines the quality and value of homes based on actual images of the property and nearby properties and other variables. One client is currently contracted to use Paymetrix RE. Four and one clients were contracted to use Paymetrix RE during 2021 and 2020, respectively.

•
Profitability Index (Paymetrix PI, PI 2.0 and PI+) is a scoring algorithm that calculates the profitability index of accounts based on known assets and predicted assets. PI+ is the latest model, which uses entirely machine learning and updated variables, and PI and PI 2.0 are the original models, which uses logistic and linear regressions and original variables. Six clients are currently contracted to use Paymetrix PI, PI 2.0 and PI+. Nine and six clients were contracted to use Paymetrix PI, PI 2.0 and PI+ during 2021 and 2020, respectively.

•
Our AI platforms allow Unifund and other users to improve their collection activities primarily by identifying receivables accounts with the highest propensity to pay and predict how much they will be able to pay. By identifying these accounts with a high degree of accuracy, the AI platforms enable Unifund and other users to prioritize these accounts, which allows them to avoid devoting resources on unproductive accounts and instead focus their efforts on accounts with the highest potential yield. Our proprietary suit decisioning and asset identification tools help both Unifund and its clients make sound decisions about who to pursue through legal means, and support the post-judgement asset, bank and job awareness so actions can be taken in real time to liquidate the debt, all of which improve Unifund’s and its clients’ post-judgment collection activities. Better decisions and recursive asset searching lead to higher liquidations and better returns on the cost of legal collections.

Retention Solutions
Unifund’s third line of business creates financial solutions to optimize borrower-lender relationships.
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Payce is a cash-back rewards platform that can enhance recoveries on Balance Sheet and Third Party Servicing debt portfolios by allowing consumers to repay their debts by making purchases at participating merchants at various locations. Payce operates as a no-fee service.

Unifund’s Strategic Advantages
Strong portfolios with predictable, long-lived revenue streams.   Our industry experience, coupled with our strong, proprietary data analytics platform, has allowed us to focus on acquiring portfolios of accounts that we believe are well-suited to our litigation-focused collections strategy. We believe that this disciplined, data-driven focus helps us to reliably predict the cash flows that a portfolio will generate, and thereby seek to avoid overpaying for portfolios or acquiring portfolios with excessive risk. In addition, the portfolios we acquire using this approach typically continue to generate cash flows across multiple years.

Robust compliance control and governance.   We place a strong emphasis on compliance and strive to be an industry leader. Our compliance team audits and governs both our internal procedures, as well as the procedures of our network of vendors and partners. We are members of prominent industry organizations, including ACA International; Receivables Management Association International (“RMAI”); and the National Creditors’ Bar Association. We are a RMAI-certified debt purchaser and participate in various RMAI leadership committees. From the outset, we have participated in the industry certification process, serving on the RMAI certification task force which established industry certification, and chairing the committee, which established education requirements for certification. We also belong to and serve on the steering committee of the Consumer Relations Consortium, which enables regular interaction with CFPB and other regulators.
Our compliance team oversees a comprehensive program. This team also maintains company policies and processes, as well as other compliance-related materials and references, and additionally conducts company-wide compliance training programs for employees and directors. The team also regularly tests controls within our business processes for compliance with laws, regulations and internal policies. Our long-time partnerships with our vetted and audited attorney network and outside collection agencies provides us an opportunity to communicate directly with consumers. We believe that our reputation for compliance is an important factor in securing our ability to purchase portfolios from debt originators and in establishing us as a sustainable business recognized as performing an important role in the broader finance ecosystem.
Positive image.   Because Unifund focuses on using technology-based solutions for debt recovery and management, we do not make debt collection calls to consumers. We believe this enhances our reputation and results in a positive image, reduces complaints and helps consumers, debt sellers, and regulators view us more favorably.
Our proprietary analytics platform guides our decision-making as we acquire, evaluate and liquidate portfolios. Our analytics platform is founded on a deep, continuously improving, database of customer information compiled from sources that include:
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Historical customer information derived from accounts that we have owned or managed;

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Account-level consumer information from market-leading third-party data providers; and

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Corrections, updates and additions from internal sources and outside vendors.

We leverage this database and other analytical tools to evaluate portfolios both before and after purchase. Prior to purchase, we analyze sellers’ portfolio sample files to determine whether an available portfolio meets our strategic and underwriting requirements and to determine how much we are willing to offer for the portfolio. After purchase, we use the platform to generate and evaluate a more complete profile of individual consumers within a portfolio, including information on each consumer’s attachable assets. We use these profiles to determine which accounts should be collected through litigation and which should be directed to other channels.
Our litigation inventory management platform allows us to precisely, timely and cost-effectively manage, evaluate and provide information to our third-party collection attorneys. The legal inventory management system allows us to monitor the status of each account in our litigation channel on a regular basis to ensure it is meeting our progress deadlines as it moves through the court system. The system automatically sends alerts to our collection attorneys to prompt them to take action on specific accounts and to provide us with updates, documentation and other relevant information on a real-time basis.
Differentiated collection strategy.   We do not rely heavily on contact-based collections, and we have limited in-house collections staff, who primarily answer in-bound calls from consumers. Instead, we use data-driven analysis to determine the best strategies for collection. Our primary source of collections is a network of third-party attorneys we have selected to bring lawsuits on accounts that our proprietary data analytics platform identifies as likely to yield an acceptable recovery. We monitor the progress of our litigation accounts in real-time using our legal inventory management platform. We also use a variety of other strategies outside of litigation, including SMS texting, e-mails, a self-hosted web portal and a small group of carefully selected, top tier third-party collection agencies. We monitor our third-party collection agencies and attorneys to ensure we get maximum value from our portfolios.

We believe our collection strategy gives us a number of advantages, including:
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Our focus on specific accounts for litigation, allowing us to devote targeted resources to those accounts most likely to generate the highest returns, while directing other accounts to more appropriate collection routes;

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The development of processes that allow us to identify accounts for litigation and manage the litigation lifecycle, resulting in more efficient and profitable collections from the litigation channel;

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Our focus on niche assets, including “dormant judgment” accounts where we are able to find value;

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Minimizing fixed costs while maintaining the flexibility to expand our operations when favorable opportunities appear through the use of third-party collection professionals; and

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Reducing complaints because we do not make consumer collections calls, which may help consumers and regulators view us more favorably than competitors who do make collection calls.

Highly scalable operating model.   We outsource most collections activities, and our network of partner attorneys and third-party collection agencies operates primarily on a contingent basis. Therefore, our collection costs are largely variable, resulting in a low fixed-cost base. This allows us to purchase and on-board additional portfolios at low incremental overhead and capital costs. We believe that our scalable model gives us both lower fixed costs and greater operational flexibility than our competitors who maintain large in-house collections personnel and related infrastructure.
Long-standing relationships with leading U.S. financial institutions and blue chip credit card issuers.   We have long-standing relationships with many of the largest consumer lenders in the United States, and we currently own and manage portfolios of assets originated by most of the largest domestic issuers of credit cards. Consumer lenders will generally only sell accounts to third parties that have gone through a lengthy and rigorous onboarding and qualification process. These credit issuers also typically impose significant ongoing compliance and audit requirements on purchasers. We believe these requirements impose substantial barriers to new entrants to the consumer debt buying market and give a competitive advantage to industry participants who, like us, are well-established, well-known and have demonstrated strong compliance systems. We believe this simultaneously enables us to engage in low-friction repeat transactions with issuers and allow us to diversify our portfolio. Accordingly, we maintain an ongoing dialogue with both active and non-active sellers of consumer loans to discuss these and other topics. Our strong relationships with consumer lenders allow us to participate in what we believe are a wide variety of open tenders for defaulted unsecured consumer debt.
Experienced management team and highly skilled staff.   We have a strong executive management team. David Rosenberg incorporated Unifund in 1987 and has been very influential in shaping the U.S. consumer debt purchase industry, having both written the manual of ACA International (formerly the American Collectors Association (“ACA”)) and founded and served as chairman of the Asset Buyers Program of the ACA. Members of our management team serve in leadership roles and on various committees with numerous industry and trade organizations. Data assets and analytics are at the core of our business, and many of our employees are dedicated to software development, data science, analytics and technology.
Proprietary Data Analytics Platform.   Our proprietary data analytics platform enables Unifund to identify undiscovered consumer assets while simultaneously predicting the likelihood and expected magnitude of payments from each consumer with obligations in the portfolio. The services are set up to continuously monitor the account status in real-time to provide accurate datapoints.
Innovative Portfolio Management Strategy.   Unifund uses a variety of strategies for their non-legal channel collections (i.e., collection of assets that are not currently in litigation), including through SMS texting, e-mails, a self-hosted web portal and top-tier third-party collection agencies. In addition, Unifund maintains a partner network of law firms, managing approximately $866.4 million of active legal inventory as of September 30, 2023. These business practices contribute to Unifund’s ability to assign accounts to the correct operational channels to maximize future collections, resulting in above industry average collection returns.

Optimizing Debt Recovery and Modernizing Analytics.   Unifund enhances human decision-making through solvency pattern detection and client behavior insights, enabling debt collectors to implement a precisely targeted strategy. AI embedded software collects data and enhances business intelligence by merging AI and ML solutions with Unifund’s debt collection procedure. Unifund collects proprietary data throughout the entire default to rehabilitation cycle, and leverages data across its platform to create proprietary models of consumer borrowing and repayment behaviors. Unifund believes the business knowledge Unifund gains by owning the end-to-end spectrum of services allows it to make better decisions with regard to future purchases of distressed debt, collections, future debt settlements and development of credit scoring products, which can be evidenced in Unifund’s financial returns.
Domestic Market Focus Reduces Business Complexity and Risk.   Unifund’s target geographic market is the United States as Unifund anticipates that this market presents an attractive opportunity for growth in the coming years. Further, by conducting its business solely in the United States, Unifund is positioned to mitigate potential risks arising from operating a global distressed debt business and can potentially enhance its positioning as it bids on these domestic debt portfolios over the coming years.
Company Information
Unifund is headquartered in Cincinnati, Ohio. Its corporate headquarters are located at 10625 Techwoods Circle, Cincinnati, OH 45242 and its telephone number is (513) 489-8877.
Facilities
We currently occupy over 20,000 square feet of office space in Cincinnati, Ohio that we lease from two separate landlords. We also occupy a small office building in Evansville, Indiana for use by our subsidiary, Recovery Decision Science, LLC. We may look for additional or alternate space for our operations, and we believe that suitable additional or alternative space will be available in the future on commercially reasonable terms.
Employees
As of September 30, 2023, Unifund had approximately 91 full-time employees. None of Unifund’s employees are represented by a labor union or covered by a collective bargaining agreement. Unifund has not experienced any work stoppages, and Unifund considers its relations with its employees to be good.
Growth Strategy
Unifund believes that its continued focus on debt buying and recovery, along with the growth in its analytics and retention solutions businesses, will allow it to benefit from current market dynamics and capitalize on the consumer distressed debt and rehabilitation lifecycle. Its capital growth strategy emphasizes the following elements:
Increase Volume in Core Purchasing Strategy.   Unifund desires to increase its purchase volume, in order to take advantage of expected increased supply levels of distressed consumer debt given recent macroeconomic trends. Unifund will continue to focus on developing both its network of distressed debt sellers from which it purchases debt and its recovery framework. Unifund plans to strategically place higher volumes of purchases through its collections network through the continued implementation of forward flow agreements with sellers and through spot purchases.
Expand Consumer Services.   Unifund intends to continue deepening its relationship with its customers through the expansion of its retention solutions platform. This business, including Payce, is intended to allow users to reduce their outstanding debt through regular every day transactions to their partner network of hundreds of online retailers and stores at thousands of locations. This solution further deepens Unifund’s relationship with its customers and provides valuable consumer data.
Leverage Existing Infrastructure.   Unifund has invested in its financial technology platform, RDS, as well as related infrastructure and IT systems. With its modern, scalable platform and infrastructure, we believe Unifund is positioned to continue acquiring and servicing substantially larger volumes of defaulted consumer receivables without incurring material increases in technology and infrastructure related costs. In addition, Unifund intends to be able to make this data available to the public markets, allowing for increased cash flow generation through fee-based scalable models.
Continue to make targeted, data-driven acquisitions of consumer debt portfolios.   We believe that our disciplined, data-driven approach to portfolio acquisitions has been a key driver of our success. Using our data analytics platform to evaluate and price portfolios and maintain our focus on secondary and tertiary debts with larger face amounts helps us to make sound commercial decisions and avoid purchasing portfolios that are not well suited to our collections strategy. We believe that maintaining this approach will allow us to continue to grow while achieving our targeted returns on the portfolios we acquire.
Continue to pursue our sophisticated, litigation-based collection strategy.   We believe that using our proprietary data analytics platform to assess acquired accounts allows us to determine the optimal liquidation strategy for each account and to allocate collection resources efficiently. This approach is critical to our success because it helps us seek to maximize our return on our portfolios and to outbid our competitors for some portfolios while still achieving our targeted net money multiple threshold. We believe that continuing to follow this strategy, and working to make sure that the data and analytics in our platform remain up to date, will allow us to compete successfully and profitably for portfolios in the future.
Acquire additional portfolios of dormant judgments.   Portfolios of so-called “dormant judgments” present an attractive opportunity to us, because we believe we are better suited to collecting on these judgments than many current portfolio owners. Judgments are dormant when they are non-performing and a creditor or debt purchaser does not execute on a judgment for a period of time (which varies by jurisdiction). When a judgment becomes dormant, the creditor must revive the judgment in order to legally enforce it by garnishing wages, attaching a bank account or seizing property. We believe that many portfolio owners are unable to collect on dormant judgments because they lack expertise in collections through litigation and attachable asset searching. We believe that we can successfully use our litigation expertise and data analytics capabilities, to revive dormant judgments, find new attachable assets and enforce the judgments to generate cash collections. Accordingly, we seek to find attractive pricing and achieve high net money multiples on portfolios composed of or containing a significant amount of dormant judgments.
Expand services to third-party portfolio owners.   We currently market our data analytics capabilities through LexisNexis under the RDS brand to third-party owners and managers of defaulted consumer debt. We provide this on a fee-per-service and contingency basis. We believe there is significant opportunity to expand sales of RDS services, and we intend to do so in the future. Likewise, we believe there is an opportunity to market our proprietary data analytics capabilities, expansive legal network and track record maximizing returns on portfolios to originators that do not currently sell their charged-off debt portfolios.
Likewise, we contract with originators and other debt purchasers to provide our data analytics capabilities and RDS scoring products. We also service accounts for originators and other debt purchasers through our third-party legal and contact collection network. We believe there is an opportunity to further market our proprietary data analytics capabilities, expansive legal network, and track record maximizing returns on portfolios, to originators that do not currently sell their charged-off debt portfolios.
Expand and develop consumer-friendly debt resolution alternatives.   In recent years, we and our affiliates have tried to develop and offer alternative methods of liquidating portfolios that are more flexible and attractive to consumers than traditional contact- or litigation-based collection approaches. These approaches include Payce, a card-linked program allowing customers to pay down obligations with merchant funded rewards. We believe these debt resolution alternatives are attractive and will become more attractive in the future because they offer sources of revenue on portfolios while giving genuine value to consumers.
Pursue a disciplined approach to expanding into new asset classes.   We believe that the flexibility of our approach of outsourcing collections to attorneys and collection agencies allows us to move into new asset classes with reduced risk and investment requirements compared to debt purchasers operating an in-house collections model. Among the factors we will consider as we evaluate potential investments and new asset classes are the availability of an established servicer network, the ability to apply our data capabilities, the competitiveness of the asset classes’ market dynamics and the availability of a strong supply of portfolio purchase opportunities.

Debt Purchasing and Recovery Business
Debt Purchasing
Unifund specializes in receivables that have been charged-off by the credit originator. Since inception of the business and through September 30, 2023, Unifund has deployed approximately $1 billion across 450 portfolios with a face value of over $23.1 billion, representing more than 7.1 million customer accounts. Unifund’s success depends on its ability to purchase portfolios of defaulted consumer receivables at appropriate valuations and to collect on those receivables effectively and efficiently.
Unifund has devoted considerable effort to developing statistical models and databases of consumer behavior that it uses to price portfolio purchases, and Unifund has systems and infrastructure in place that allow for detailed reporting and analysis of collection results.
Unifund provides sellers of delinquent receivables liquidity and immediate value through the purchase of charged-off consumer receivables. It believes that it is an appealing partner for these sellers given its financial strength and long track record of compliance.
Purchasing Process.   Unifund purchases portfolios of defaulted consumer debt, primarily credit card debt, from banks and other financial institutions, many of whom Unifund has long-standing relationships. Consumer lenders will generally only sell accounts to third parties that have gone through a lengthy and rigorous onboarding and qualification process, and these credit issuers typically impose significant ongoing compliance and audit requirements on purchasers. Unifund relies on its continuously-evolving proprietary analytics to identify and price portfolios.
Identify purchase opportunities.   Unifund maintains relationships with many of the largest credit originators, banks, financial institutions and other creditors in the United States. It believes that it is a valued partner for credit originators. Receivable portfolios are sold either through a general auction, where the seller requests bids from market participants, or through a negotiation, where the seller and buyer negotiate a sale privately.
Evaluate purchase opportunities using account-level analytics.   Once a portfolio of receivables is identified, Unifund generally obtains a sample file and seller survey. Sample files typically mask consumer-level information. Unifund imports the sample file into Unifund’s evaluation model, which is adjusted based on factors such as paper type, anticipated contact collections and litigation rates and expected asset concentration.
Formal approval process.   Once an account is purchased, Unifund’s Decision Science team, responsible for asset identification, statistical analysis, and forecasting, then analyzes this information to determine the expected value of each potential new consumer. Unifund’s collection expectations are based on demographic data, account characteristics and economic variables, which are used to predict a consumer’s willingness and ability to repay his or her debt. The expected value of collections for each account is aggregated to calculate an overall value for the portfolio. Additional adjustments are made to account for qualitative factors that may affect the payment behavior of Unifund’s consumers (such as prior collection activities or the underwriting approach of the seller), and servicing related adjustments to ensure its valuations are aligned with its operations.
Once Unifund has determined the value of the portfolio and has completed its qualitative diligence, it presents the purchase opportunity to its investment committee, which recommends either the maximum purchase price for the portfolio based on certain metrics, such as multiple on invested capital and internal rate of return, or other strategic objectives or that Unifund declines to bid. Members of the investment committee include Unifund’s Chief Operating Officer, Vice President, Acquisitions, Vice President, Operations, Vice President, Information Technology and Analytics, Vice President, Growth and Partnerships, Director of Client Relationships, other members of its senior management team and experts, as needed. Once the investment committee makes its recommendation, the Chief Executive Officer makes the final decision whether to bid and at what bid price.

Collection Process
Unifund expands and builds upon the insight developed during its purchase process when developing its account collection strategies for portfolios it has acquired. One of the debt collection industry’s most formidable challenges is that many financially distressed consumers may never make a payment, much less retire their total debt obligation. To address these challenges, Unifund offers payment plans and reduced lump-sum settlements, uses Payce, refers accounts to contact collection agencies and files lawsuits.
Unifund’s collection strategy is highly flexible and does not rely on a traditional “one size fits all.” Some of these strategies include:
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Third-Party Collection Agencies.   Standalone companies, including call centers and financial technology companies, that hire collectors or use omni-channel strategies and receive payment by the owners of the debt, usually on a contingency fee basis.

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Online.   E-mails, SMS text messages and our self-hosted and consumer information portal.

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Legal Action.   Initiating collection lawsuits against consumers.

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Sale.   Limited sales of accounts to third parties

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Enhanced Legal Contingency.   Allows select partners to invest in individual pools of receivables in exchange of a higher percentage of collections, allowing Unifund to recoup all or part of its initial investment more quickly.

Unifund believes that the strength of its purchasing and collection operations has led to a high degree of predictable earnings, including actual collection performance that has historically aligned with its expected collections.
Industry Overview
The U.S. consumer credit market consists of various types of loans, such as mortgages, credit cards, auto loans and student loans. According to the Federal Reserve, the total consumer credit outstanding was $4.78 trillion in December 2022, up by 7.9% from a year ago. The revolving credit, which includes credit cards, was $1.2 trillion, up by 15.5% from a year ago. The nonrevolving credit, which includes mortgages, auto loans and student loans, was $3.58 trillion, up by 5.6% from a year ago.
The consumer debt in the U.S. hit a new record at the end of 2022, totaling $16.9 trillion, which is up $1.3 trillion from the previous year, according to the Federal Reserve. This increase is primarily due to a rise in balances across all major loan categories. Despite a decrease in originations, mortgage balances increased to $11.9 trillion, which is up about $1 trillion from a year ago. The delinquency rates for several types of loans have also risen, with serious delinquencies for mortgage loans of 90 days or more increasing to a rate of 0.57%. Although this rate is still relatively low, it is nearly double what it was in the previous year. Auto loan debt delinquencies rose by 0.6 percentage points to 2.2%, while credit card debt delinquencies jumped by 0.8 percentage points to 4%, reflecting the challenges that some consumers are facing in keeping up with their debt payments.
Major Factors Impacting the U.S. Consumer Credit Market:
High Inflation
The U.S. inflation rate reached a 40-year high of 7% in December 2022, driven by higher energy, food and shelter costs. The Federal Reserve raised its benchmark interest rate by 0.25 percentage points to 0.5% in December 2022, the first increase since 2018, and signaled more hikes in 2023 to combat inflation.

U.S. Inflation Trend — Last 25 years

Source: Trading Economics, U.S. Bureau of Labor Statistics
High Interest Rates
Higher inflation and interest rates can reduce the purchasing power and borrowing capacity of consumers, as well as increase the cost of servicing existing debts.
Market Changes
The U.S. consumer credit market has undergone significant changes due to the COVID-19 pandemic and its aftermath. Some of these changes include: increased demand for refinancing and debt consolidation due to lower interest rates and stimulus payments; increased use of digital channels and alternative data sources for lending and collections; increased adoption of buy now, pay later (BNPL) services as a form of credit; increased regulatory scrutiny and consumer protection measures for debt collection practices; and increased delinquencies and defaults in some segments due to income shocks and forbearance programs.
Recession Risk
The U.S. economy grew by 5.7% in 2022, recovering from the contraction of 3.4% in 2020 due to the pandemic. However, some economists have warned that the economy faces a higher risk of recession in 2023 due to the persistent inflation, rising interest rates, supply chain disruptions, labor shortages, geopolitical tensions and new variants of the coronavirus. A recession could negatively affect the consumer confidence, income, spending and credit demand, as well as increase the credit risk and losses for lenders.
Rebounding Delinquency Rates and Rising Charge-off Rates reflect pressure on consumers

Source: Federal Reserve Bank of St. Louis
This rise in delinquency rates could lead to increased financial instability for both households and lenders. It also highlights the need for lenders to continue to be vigilant in their underwriting and collections practices. Additionally, the current economic environment, with rising interest rates and inflation, could make it harder for consumers to manage their debt, especially those who are already struggling. This combination of high consumer debt, rising interest rates and high inflation creates opportunities for debt collection, restructuring and loan servicing solutions. However, with regulators and policy makers keeping a close eye on borrower experience and tightening compliance for collection agencies and loan servicing companies, it is important for lenders to choose the right solutions providers in order to minimize non-performing credit.
The global loan servicing software market is estimated to grow at a compound annual growth rate of 15.2% between 2021 and 2031 to reach USD 9.5 billion at the end of the forecast period, per Allied Market Research. The growth of the broader market was slowed down due to the COVID-19 pandemic as rising unemployment hit the demand for homes, mortgages and personal loans and the lockdowns forced banks and other financial institutions to collect loans physically.
Global loan servicing software market ($ billion)

Source: Allied Market Research
The U.S. debt collection market is large and fragmented with about 3,200 mostly small firms that generated an estimated $15 billion in revenues in 2022. The industry is expected to grow at a compound annual growth rate of 3.8% from 2022 to 2027.

U.S. debt collection market ($ billion)

Source: Marketresearch.com
Consolidation in the industry can be attributed to the increasing difficulty for smaller companies to remain profitable and the larger companies’ ability to leverage artificial intelligence and analytics capabilities to operate more efficiently. The competition in the market is intense, with recovery rates and technology being the main drivers of success. Smaller companies have seen their profitability decline due to intense competition. In contrast, larger companies are continuing to grow, acquiring smaller companies, and expanding their capabilities to harness artificial intelligence technology, which has become a crucial tool for the industry. This is also reflected in the statistic that the top 50 largest companies in the debt collection industry captured 52% of the total revenues, an increase from 46% in 2007. Single-unit operations, which were responsible for 45% of industry sales in 2007, now capture about 35% of the industry sales. Some other factors that are impacting the industry include tightening regulatory landscape (FDCPA, state debt collection laws, etc.), shortage of skilled collectors, the growth of debt buying and moving collections offshore.
The loan servicing industry has witnessed significant changes due to technological advancements. The integration of machine learning and artificial intelligence in loan automation is one of the major growth drivers for the market. With the help of machine learning, lenders can make more accurate loss mitigation decisions through automation, such as approving or rejecting loan modifications, forbearance agreements and repayment plans. This can help reduce the time and resources required to process loans, which in turn can result in cost savings for both lenders and borrowers. Also, the use of right data analytics while servicing, lenders can identify the borrowers who are expected to face pressure on their repayments, and take preemptive measures to engage with these customers, thus enhancing customer experience and avoiding defaults.

Predictive Analytics

PREDICTIVE ANALYSIS
PREDICTIVE ANALYSIS
Targeted Collection Strategies
Identifying High-Risk Customers
Enhanced Customer Satisfaction Interventions

Source: WNS
The opportunity for data analytics firms in the debt servicing, restructuring and collection markets is to provide solutions that can help debt collection agencies improve their efficiency, compliance, customer satisfaction and recovery rates. Data analytics can help debt collection agencies with:
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Segmenting customers based on their risk profiles, payment behaviors, preferences and communication channels.

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Automating and optimizing the collection processes, such as sending reminders, emails, letters, offering payment plans, managing transactions and commissions.

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Monitoring and reporting on the performance of the collection agents, campaigns, strategies and outcomes.

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Predicting and preventing delinquencies, defaults and frauds using advanced algorithms and machine learning models.

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Enhancing customer experience by providing personalized and empathetic interactions, resolving disputes and offering self-service options.

The accounts receivable management industry services credit originators including banks, healthcare, providers, utilities, telecommunications providers, consumer finance companies, retail businesses, student loans and auto lenders. The dollar amount of defaulted receivables being sold or placed for collection by credit originators typically increases with the level of consumer obligations during periods of relative economic strength. However, during periods of relative economic weakness, the extent to which consumer obligations decline tends to be partially offset by a corresponding higher default rate.
Historically, credit originators have sought to limit credit losses either through using internal collection efforts with their own personnel, outsourcing collection activities to accounts receivables management servicers/agencies or selling defaulted receivables for immediate cash proceeds to debt buyers.
When a credit originator sells receivables to an accounts receivables management company such as Unifund, the credit originator receives immediate cash proceeds and eliminates most of the related fixed and variable costs associated with internal recovery operations. The discounted amount received by the credit originator typically ranges from one to twenty percent of the face amount of the receivables, depending on the amount the purchaser anticipates it can recover and the anticipated effort required to recover that amount. Credit originators have developed a variety of processes in which to sell their receivables. Some credit originators pursue an auction-type sales approach in which they obtain bids for specified portfolios from competing parties. Receivables are also sold in privately negotiated transactions between the credit originator and a purchaser. In addition, many credit originators enter into forward flow contracts. Forward flow contracts commit a credit originator to sell, and purchasers to acquire, a steady flow of defaulted consumer receivables periodically over a specified period of time, typically three to twelve months, for a fixed percentage of the face amount of the receivables. During fiscal years 2022 and 2021 and the fiscal quarter ended September 30, 2023, we had two forward flow contracts in force, representing approximately 92% of receivables purchased by Unifund during such period based on total investment.
As an alternative to selling defaulted receivables, a credit originator can place receivables with an outsourced accounts receivable management provider on a commission fee basis for contact collections for a typical period of four to six months, or as long as nine months or more if there have been previous collection efforts. The commission fee paid to the provider is based on the likely collectability of the defaulted consumer receivables, which is principally driven by the duration of the receivables past due status and typically has ranged from 15% to 50%. Credit originators will choose to sell as opposed to outsource for several reasons, such as:
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the net present value of a sale exceeds a hold-and-service solution;

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to manage an influx of inventory and avoid adding additional internal fixed costs; and

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to achieve short-term financial targets.

Unifund believes an outsourced provider’s ability to successfully collect payments on defaulted receivables, despite previous collection efforts by the credit originator, is driven by several factors including the ability to:
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pursue collections over multi-year periods;

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tailor flexible repayment plans based on a consumer’s ability to pay;

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utilize cumulative experience and resources, including litigation, reflecting their strategic focus on maximizing collections of defaulted receivables as their core business; and

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scale based on market volume and use of technology.

Industry Dynamics Resulting from the Financial Crisis of 2008
The accounts receivable management industry has undergone many changes since the financial crisis in 2008. After the 2008 financial crisis, regulators determined that an overhaul of the financial services industry was needed to better protect consumers and this determination ultimately led to the formation of the CFPB and to a significantly more stringent regulatory environment. The Dodd-Frank Act gave the CFPB supervisory and examination authority over a variety of institutions that may engage in debt collection, including Unifund. Accordingly, the CFPB is authorized to supervise and conduct examinations of Unifund’s business practices. As a result of this regulatory environment, accounts receivable management firms need to invest in compliance infrastructures in order to become approved as debt buyers or debt collectors. Unifund was able to sustain the increased regulatory compliance costs and maintain profitability and growth even though it believes many other industry participants were unable to adapt to the same extent as Unifund. Today, the industry is dominated by a smaller group of large industry participants that have the scale to absorb significant compliance costs, which is a significant barrier to entry in the industry. For more information about the regulation of Unifund’s business and industry, see the section entitled “— Government Regulation.”
Seasonality
While seasonality does not have a material impact on Unifund’s business, collections are generally strongest in Unifund’s first calendar quarter due to tax refund season, slower in the second and third calendar quarters and slowest in the fourth calendar quarter. This is consistent with the broader industry. Relatively higher collections in the first quarter could result in a lower cost-to-collect ratio compared to the other quarters, as the company’s fixed costs are relatively constant and applied against a larger collection base. The seasonal impact on Unifund’s business may also be influenced by its purchasing levels, the types of portfolios it purchases and its operating strategies.
Collection seasonality can also affect revenue as a percentage of collections, also referred to as Unifund’s revenue recognition rate. Generally, revenue for each pool group declines steadily over time, whereas collections can fluctuate from quarter to quarter based on seasonality, as described above. In quarters with lower collections (e.g., the fourth calendar quarter), the revenue recognition rate can be higher than in quarters with higher collections (e.g., the first calendar quarter).
In addition, seasonality could have an impact on the relative level of quarterly earnings of Unifund through its debt recovery line of business. In quarters with stronger collections, total costs could be higher as a result of the additional efforts required to generate those collections. Since revenue for each pool group declines steadily over time, in quarters with higher collections and higher costs (e.g., the first calendar quarter), all else being equal, earnings could be lower than in quarters with lower collections and lower costs (e.g., the fourth calendar quarter). Additionally, in quarters where a greater percentage of collections come from Unifund’s legal and agency outsourcing channels, cost to collect will be higher.
Among other factors, if macroeconomic conditions deteriorate and the unemployment rate increases and/or if inflation continues to increase, Unifund expects collections on existing portfolios will be delayed over a longer timeframe. Unifund expects that the negative impacts of delayed collections will be offset as new portfolios are purchased because the pricing of new portfolios should be more favorable to Unifund. However, Unifund expects there will be a timing difference between it experiencing delayed collections on existing portfolios and its ability to purchase more attractive new portfolios, potentially resulting in a decline in its net income for a period of time.
Competition
The consumer credit recovery industry is highly competitive. Unifund competes with a wide range of debt buyers, collection agencies and other financial services companies. Unifund also competes with in-house recovery departments. Competitive pressures affect the availability and pricing of receivable portfolios, as well as the availability and cost of qualified recovery personnel. In addition, some of Unifund’s competitors may have signed forward flow contracts under which credit originators or portfolio resellers have agreed to transfer charged-off receivables to them in the future.
When purchasing receivables, Unifund competes primarily on the basis of the price paid and ability to comply with forward flow contractual servicing requirements, the ease of negotiating and closing the prospective portfolio purchases with it, its ability to obtain funding and its reputation with respect to the quality of services that it provides. It believes that its ability to compete effectively in this market is also dependent upon, among other things, its relationships with credit originators and portfolio resellers of charged-off consumer receivables, and its ability to provide quality collection strategies in compliance with applicable laws. Among the positive factors which Unifund believes influence its ability to compete effectively in this market are its ability to bid on portfolios at appropriate prices by leveraging its proprietary analytical capabilities, its reputation from previous transactions regarding its ability to close transactions in a timely fashion, its relationships with originators of defaulted consumer receivables, its customer-centric approach to debt collection, its team of well-trained collectors who provide quality customer service and compliance with applicable collections laws, its ability to collect on various asset types of various sizes and its comprehensive compliance infrastructure.
In recent years, the industry leading collections agencies have increased their use of technologies such as portfolio evaluation programs, automated predictive dialers, automated call distributors and computerized skip-tracing capabilities to operate more effectively and optimize returns. Additionally, collection agencies are increasingly embracing electronic methods of communication, including email and text messaging, as well as providing consumers with online, self-serve payment portals. Unifund expects the importance of technology to increase and the associated increased capital requirements to cause challenges for many smaller participants lacking the required capital and management resources to implement and effectively utilize such technology to compete effectively and to continue to maintain regulatory standards.

We purchased no receivables in 2021 for two primary reasons: (i) lack of available capital and (ii) receivables market conditions. Before entering into the Comvest Credit Facility in June 2021, Unifund lacked additional borrowing capacity under its prior senior secured credit facility to support portfolio acquisitions in 2021. Once the refinancing was completed in 2021, Unifund had financing available to make portfolio purchases; however the market for receivables portfolios had reached historically high price levels. Prices for available portfolios exceeded levels Unifund that believed would generate acceptable returns for it, and, accordingly, Unifund elected not to acquire any such portfolios in 2021.
Analytics — Recovery Decision Science
Nature of Business
Recovery Decision Science leverages data science, servicing transparency and compliance to optimize recovery results of consumer credit accounts. RDS helps clients extract actionable intelligence from their raw data and discover opportunities to increase revenues while mitigating risk. RDS was created from our love for data. We have spent decades perfecting our use of data science to predict and unlock the value of distressed receivables portfolios.
In 2013, we created RDS to provide our advanced data analytics tools to our colleagues in the receivables management industry. Since inception, we have focused on refining our models through servicing our numerous portfolios. We use machine learning to constantly improve our understanding of each metric and enhance our ability to apply data science to real business situations.
Retention Solutions — Payce
Nature of Business
Payce allows consumers to pay down debt with every day purchases by applying cash-back rewards to their outstanding balances. It provides a no-cost, user-friendly website and app that offers a passive option for consumers to reduce their debt with their everyday shopping. Participating merchants fund the process, making it free for consumers to earn rewards. The consumer signs up with Payce, links a credit or debit card and earns cash-back rewards from a nationwide network of online and in-store retailers and restaurants. The earned cash-back rewards flow from the merchant to the member’s account every time the member uses their linked card(s) at a participating merchant. Upon earning a cash-back reward, a consumer can automatically direct the cash back directly towards their outstanding debts with Unifund or other creditors.
Legal and Compliance Oversight
Unifund’s legal and compliance oversight functions are divided between its General Counsel and compliance departments. The General Counsel’s office manages regulatory oversight, litigation, corporate transactions, licensing and consumer complaints. The compliance department tests and monitors adherence to Unifund policies and state and federal regulations both by Unifund and by Unifund vendors, including collection agencies and attorneys. The compliance department also facilitates and oversees onboarding of new vendors and participates in audits by Unifund’s third-party clients. The compliance department is responsible for promoting compliance with applicable laws and regulations. The compliance department facilitates oversight by Unifund’s owners and senior management, develops and administers policies and procedures and engages in training, risk assessments, testing, monitoring and corrective action, and internal and external compliance audits.
Unifund continually monitors applicable changes to laws, including, among others, those governing statutes of limitations and disclosures to consumers. It maintains policies, system controls and processes designed to ensure that accounts past the applicable statute of limitations do not get placed into legal collections. Additionally, in written and verbal communications with consumers, Unifund provides required disclosures to the consumer that an account is past its applicable statute of limitations and, therefore, it will not pursue collections through legal means, as well as disclosures required by consumer lending statutes and regulations.

The FDCPA and state law equivalents prohibit us from taking or threatening to take a legal action that we are not legally entitled to take. Additionally, Regulation F prohibits us from filing suit on an account for which all statutes of limitations (“SOLs”) have expired (“Out of Statute”).
State SOLs dictate the time frame in which we may file suit to collect an account judicially. SOLs vary by state and by cause of action. Once all relevant SOLs have expired for an account, we may no longer initiate litigation against the consumer, and we could be found to have violated federal and/or state law for having done so.
Fewer than one percent of the accounts in our current portfolio were Out of Statute at the time we purchased them. When sellers market portfolios, they identify whether the portfolio contains Out of Statute accounts, and we take that into account in our acquisitions model and pricing decisions. Unless a seller specifically identifies a portfolio as containing Out of Statute accounts, we have a contractual right to return accounts that are Out of Statute at the time of purchase.
Our platform calculates the SOL date for each account based on the shortest SOL in the state matching the consumer’s address. As a matter of policy, we do not place accounts we know to be Out of Statute with collection attorneys. Accounts may go Out of Statute subsequent to placement. Our collection attorneys also review and determine the appropriate SOL prior to filing suit. We do not permit our attorneys to file suit on accounts that they determine are Out of Statute under applicable state law.
States may shorten an applicable SOL after the time we purchase an account. If this happens in any given state, we may no longer be able to sue on a portion of the inventory that we had intended to pursue judicially.
In two states, Mississippi and Wisconsin, the expiration of the SOL extinguishes the debt. Additionally, North Carolina prohibits debt buyers from collecting Out of Statute accounts. As such, we are unable to collect Out of Statute through any method in these three states and we close these accounts. In all other states, it is legal for us to pursue non-judicial collection despite the expiration of the SOL, and we will continue to do so as determined to be appropriate for the account.
In the ordinary course of business, Unifund also receives reports from certain of its clients regarding certain client practices and procedures, and makes changes to such practices and procedures that it believes are appropriate to address any issues raised in such reports.
Information Technology
Technical Infrastructure.   Unifund’s internal network has been configured to be highly available in all critical functions, at all sites. This redundancy has been implemented throughout the environment starting with a pair of firewalls at the perimeter, redundant stacks of core and edge switches, clustered group of Vmware ESXi host servers and multiple redundancies within Unifund data storage environments. Unifund has the capability to handle high transaction volume throughout its architecture with scalability to meet and exceed its future growth plans. Redundancy, coupled with seamless scalability and Unifund’s high performance infrastructure, will allow for rapid business transformation and growth.
Computer Hardware.   Furthermore, this hardware incorporates state of the art data security protection. Unifund backs up its data in multiple ways from storage replication to dedicated backups to disk and ultimately backups to tape. It also mirrors its production data to a remote location to give it greater protection in the event of the loss of its primary data center. To ensure the integrity and reliability of its computer platform, Unifund performs quarterly internal/external vulnerability tests, biannual internal/external penetration tests performed by dedicated, external cybersecurity experts and an annual full scale test of its disaster recovery plans.
Process Control.   To provide assurance that its entire infrastructure continues to operate efficiently and securely, Unifund has developed a strong process and control environment. These governance, risk management, and control protocols govern all areas of the enterprise, from physical security and cybersecurity, to change management, data protection and segregation of duties.
Cybersecurity.   Unifund divides its cybersecurity and information security functions into the four core tenets that it believes make up a solid information security practice: (1) security strategy and architecture;

(2) operational security; (3) vulnerability and threat management; and (4) IT governance, risk and controls. It invests in cybersecurity and advanced technologies, including next generation threat prevention and threat intelligence solutions, to protect its organization and consumer and proprietary data throughout its life cycle. It believes that its adoption and implementation of leading security frameworks for the financial services industry and the regulatory environments and geographies in which it operates demonstrates its commitment to cybersecurity and information security.
Legal Proceedings
From time to time, Unifund may be involved in litigation relating to claims arising in the ordinary course of its business. Unifund is not presently a party to any pending litigation that Unifund believes, if determined adversely, would have a material adverse effect on Unifund’s financial position, results of operations or cash flows.
Government Regulation
Unifund’s debt purchasing and collection activities are subject to federal, state, and municipal laws, rules, regulations and ordinances that establish specific licensing and other requirements that debt purchasers and collectors must follow when collecting consumer accounts and engaging in related activities. Our policy is to comply with all applicable provisions of these laws in its recovery activities. If these laws change, by legislative, judicial or administrative action, or we fail to comply with these laws, such an occurrence could have a material adverse effect on Unifund to the extent that Unifund’s recovery activities are limited or Unifund becomes subject it to fines or penalties in connection with such activities.
The federal Fair Debt Collection Practices Act (“FDCPA”) and comparable state and local laws establish specific guidelines and procedures that debt collectors must follow when communicating with consumers about debt, including the time, place, and manner of the communications. Title X of the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act of 2010 (the “CFPA”) prohibits unfair, deceptive, or abusive practices in connection with debt for individual or household purposes. The CFPB implements regulations under the FDCPA and CFPA. The FTC and the CFPB share enforcement responsibilities under the FDCPA.
In addition to the FDCPA and CFPA the federal laws that apply to Unifund’s business (including the regulations that implement these laws) include the following:
Americans with Disabilities Act Electronic Fund Transfer Act Equal Credit Opportunity Act Fair Credit Reporting Act Federal Trade Commission Act Foreign Corrupt Practices Act	Gramm-Leach-Bliley Act Health Insurance Portability and Accountability Act Internal Revenue Code Servicemembers Civil Relief Act Telephone Consumer Protection Act U.S. Bankruptcy Code
The CFPA was adopted to reform and strengthen regulation and supervision of the U.S. financial services industry. It contains comprehensive provisions governing the oversight of financial institutions, some of which apply to Unifund. Among other things, the CFPA established the CFPB, which has broad authority to implement and enforce “federal consumer financial law,” as well as authority to examine financial institutions, including credit issuers that may be sellers of receivables and debt buyers and collectors such as Unifund, for compliance with federal consumer financial law. The CFPB has authority to prevent unfair, deceptive or abusive acts or practices by issuing regulations or by using its enforcement authority without first issuing regulations. The CFPA also authorizes state officials to enforce regulations issued by the CFPB and to enforce the CFPA general prohibition against unfair, deceptive, and abusive acts or practices.
The CFPB’s authority includes the ability to issue regulations under all significant federal statutes that affect the collection industry, including the FDCPA, FCRA and others. In addition, the CFPB has issued guidance in the form of bulletins on debt collection and credit furnishing activities generally, including one that specifically addresses representations regarding credit reports and credit scores during the debt collection process, another that focuses on the application of the CFPA’s prohibition of “unfair, deceptive, or abusive” acts or practices on debt collection and another that discusses the risks that in-person collection of consumer debt may create in violating the FDPCA and CFPA. In 2020, the CFPB issued final rules implementing the FDCPA (“Regulation F”), which took effect on November 30, 2021. Among other things, Regulation F included a model validation notice and provided guidance regarding electronic communication, including text messages, emails, and voicemails.
The CFPB can conduct investigations and engage in on-site supervision, either unilaterally or jointly with other state and federal regulators, to determine if federal consumer financial law has been violated. The fact of an investigation or that a company is under CFPB supervision is not an indication that there has been a violation of federal consumer financial protection law. Larger participants in the debt collection industry are subject to routine CFPB on-site supervision. Unifund reasonably expects that the CFPB will perform on-site examinations from time to time.
The CFPB can initiate administrative proceedings or file a lawsuit in federal district court to enforce the laws under its authority. Enforcement actions can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief, costs and monetary penalties up to $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations. In addition, where a company has violated the CFPA or CFPB regulations implemented under Title X of the Dodd-Frank Act, the CFPA empowers state Attorneys General and state regulators to bring civil actions to remedy violations of state law. The CFPB has been active in its supervision, examination and enforcement of federal consumer financial protection laws, and has brought enforcement actions, imposing fines and mandating large refunds to customers of several financial institutions for practices relating to debt collection practices.
The CFPB accepts debt collection consumer complaints and released template letters for consumers to use when corresponding with debt collectors. The CFPB makes publicly available its data on consumer complaints. The CFPA also mandates the submission of multiple studies and reports to Congress by the CFPB, and CFPB staff regularly make speeches on topics related to credit and debt. All of these activities could trigger additional legislative or regulatory action. In addition, the CFPB has recently engaged in enforcement activity in sectors adjacent to Unifund’s industry, impacting credit originators, collection firms and payment processors, among others. The CFPB’s enforcement activity in these spaces, especially in the absence of clear rules or regulatory expectations, can be disruptive to third parties as they attempt to define appropriate business practices. As a result, certain commercial relationships Unifund maintains may be disrupted or impacted by changes in third-parties’ business practices or perceptions of elevated risk relating to the debt collection industry.
Unifund’s activities are also subject to federal and state laws concerning identity theft, privacy, data security, the use of automated dialing equipment, and other laws related to consumers and consumer protection.
The Office of the Comptroller of the Currency (“OCC”) charters, regulates and supervises all national banks and federal savings associations as well as federal branches and agencies of foreign banks. The OCC is an independent bureau of the U.S. Department of the Treasury. In regulating national banks and federal thrifts, the OCC has the power to issue rules and regulations, legal interpretations and corporate decisions governing investments, lending and other practices, some of which could affect Unifund’s commercial and consumer lending activities.
Unifund maintains a comprehensive Compliance Management System to ensure material compliance with relevant laws, rules, and regulations. As of September 30, 2023, Unifund believed it was in material compliance with the federal laws and regulations detailed above.
In addition to the federal laws and regulations detailed above, many states have general consumer protection laws and regulations, or court rules that apply to debt purchasing, collection, debt settlement and lending. In a number of states and cities, Unifund must maintain licenses to perform debt recovery services and must satisfy related bonding requirements. It is Unifund’s policy to comply with all material licensing and bonding requirements. The company’s failure to comply with laws and regulations, including existing licensing requirements, changing interpretations of existing requirements or adoption of new licensing requirements, could restrict its ability to collect in regions, subject it to increased regulation and fines or penalties, increase its costs or adversely affect its ability to collect receivables.
State laws, among other things, also may limit the interest rate and the fees that a credit originator may impose on Unifund’s consumers, limit the time in which the company may file legal actions to enforce consumer accounts, limit electronic and other communications with consumers and require specific account information for certain collection activities. By way of example, in 2022, the Washington D.C. Council passed the Protecting Consumers from Unjust Debt Collection Practices Amendment Act (the “D.C. Act”), which took effect January 1, 2023. The D.C. Act, among other things, requires that a debt collector initiating a lawsuit attach certain documentation to and include specific information in the complaint and significantly limits a debt collector’s ability to communicate with consumers via electronic methods. Historically, Unifund has identified a statistically insignificant number of accounts for which there have been insufficient documentation. In addition, the purchase agreements Unifund enters into to acquire accounts typically require such seller to provide the requisite documentation and if they fail to do so with respect to an account, Unifund is permitted to return such account to the seller. Given the immateriality of the accounts lacking sufficient documentation, Unifund has determined to cease collection on these accounts. Unifund continues to assess this potential risk and evaluate options in the event this becomes a more material concern. In addition, other state and local requirements and court rulings in various jurisdictions may also affect Unifund’s ability to operate.
The relationship between consumers and credit card issuers is also extensively regulated by federal and state consumer protection and related laws and regulations. These laws may affect some of Unifund’s operations because the majority of the company’s receivables originate through credit card transactions. The laws and regulations applicable to credit card issuers, among other things, impose disclosure requirements when a credit card account is advertised, when it is applied for and when it is opened, at the end of monthly billing cycles, and at year-end. Federal law requires, among other things, that credit card issuers disclose to consumers the interest rates, fees, grace periods and balance calculation methods associated with their credit card accounts. Some laws prohibit discriminatory practices in connection with the extension of credit. If the originating institution fails to comply with applicable statutes, rules and regulations, it could create claims and rights for consumers that would reduce or eliminate their obligations related to those receivables. When Unifund acquires receivables, it generally requires the credit originator or portfolio reseller to represent that they have complied with applicable statutes, rules, and regulations relating to the origination and collection of the receivables before they were sold to the company.
Federal laws and regulations further provide that, in some cases, consumers cannot be held liable for, or their liability is limited with respect to, charges to their credit card accounts that resulted from unauthorized use of their credit cards. These laws and regulations, among others, may give consumers a legal cause of action against Unifund, or may limit Unifund’s ability to recover amounts owing with respect to the receivables, whether or not the company committed any wrongful act or omission in connection with the account.
These laws and regulations, and others similar to the ones listed above, as well as laws applicable to specific types of debt, impose requirements or restrictions on Unifund’s ability to operate. Effects of the law, including those described above, and any new or changed laws, rules or regulations, and reinterpretation of the same, may adversely affect Unifund’s ability to recover amounts owed with respect to its receivables, the sale of receivables by creditors and resellers, its debt settlement activity or its lending activity.
Various regulatory agencies continue to examine and implement laws governing a wide variety of issues, including account management guidelines, disclosure rules, competition and marketing, which may impact Unifund’s business. Certain governments around the world are adopting laws and regulations pertaining to ESG performance, transparency and reporting, including those related to general corporate ESG disclosures as well as topical reporting and risk management requirements, such as obligations related to the management of climate-related risks.

EXECUTIVE COMPENSATION OF UNIFUND
Throughout this section, unless otherwise noted, “Unifund,” “Company,” “we,” “us,” “our” and similar terms refer to Unifund and its subsidiaries prior to the consummation of the Business Combination.
This section discusses the material components of the compensation awarded to, earned by or paid to a. each individual who served as our principal executive officer during 2022, (ii) our two most highly compensated other executive officers who were serving as executive officers at the end of 2022 and who received more than $100,000 in the form of salary and bonus during such year and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to (ii) above but for the fact that the individual was not serving as an executive officer at the end of 2022, if applicable. We refer to these individuals as our “named executive officers.” In 2022, our “named executive officers” and their positions were as follows:
i.
David Rosenberg, President;

ii.
Jonathan Wall, Vice President, Growth & Partnerships; and

iii.
Trudy Weiss Craig, Vice President, General Counsel.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion. We are a “smaller reporting company,” as that term is defined under Item 10(f) of Regulation S-K Regulation S-K as promulgated by the SEC, and an “emerging growth company,” as that term is used in the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to smaller reporting companies under Item 402 of Regulation S-K and emerging growth companies under the JOBS Act.
2022 Summary Compensation Table
The following table summarizes the compensation information for the year ended December 31, 2022 with respect to each of our “named executive officers.”
Name(1)	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(2)	Total ($)
David Rosenberg	2022	249,999	—	228,261	478,260
Jonathan Wall	2022	953,196(3)	—	12,308	965,504
Trudy Craig	2022	309,000	30,000	16,127	355,127

(1)
Mr. Rosenberg has been the Chief Executive Officer of Unifund prior to the Transactions and following the Transactions is expected to be named the Chief Executive Officer of New PubCo. Mr. Wall has been Vice President, Growth & Partnerships of Unifund prior to the Transactions and following the Transactions is expected to be named the Vice President, Growth & Partnerships of New PubCo. Ms. Craig has been Vice President, General Counsel of Unifund prior to the Transactions and following the Transactions is expected to be named the General Counsel of New PubCo.

(2)
For each named executive officer, all other compensation includes Company contributions to the Company’s 401(k) plan ($10,000 for Mr. Rosenberg) and a tax gross-up payment.

For Mr. Rosenberg, all other compensation also includes: (i) reimbursement for his car payment in the amount of $2,516.82 per month with an aggregate value of $30,202 for 2022; (ii) twenty-five percent (25%) of the monthly rent of his home, as reimbursement for the portion attributable to his office, with an aggregate value of $120,000 for 2022; and (iii) $63,090 to cover fifty percent (50%) of the salary of the assistant to his wife.
(3)
Amount includes an annual base salary of $140,000 and $813,916 in commission payments.

Narrative Disclosure to Summary Compensation Table
2022 Salaries
The named executive officers receive base salaries to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salary for Jonathan Wall, the Company’s Vice President, Growth & Partnerships, also includes 2022 commissions, which are calculated as a percentage of fees earned by Payce from active enrolled members pursuant to Mr. Wall’s Referral Services Agreement. The percentage of such fees that Mr. Wall earns under the Referral Services Agreement increases incrementally, ranging from 2.5% to 12.5%, as the number of active enrolled members increases. The actual base salaries earned by our named executive officers for services in 2022 are set forth above in the 2022 Summary Compensation Table in the column entitled “Salary.”
2022 Bonuses
Annual bonuses for our named executive officers are awarded at the discretion of our owners based on their assessment of each executive’s individual performance and individual contributions to the Company, as well as Company performance. The actual annual cash bonuses awarded to the named executive officers for 2022 performance are set forth above in the Summary Compensation Table in the column entitled “Bonus.”
Employment Agreements and Related Agreements with Named Executive Officers
None of our named executive officers has an employment agreement with the Company.
Long Term Incentive Plan
We currently maintain the Unifund LTIP, which provides for the grant to Unifund participating employees of rights to participate in long-term incentive pools representing the success of Unifund CCR, LLC and a group of related companies (“Pools”). Awards under the Unifund LTIP are granted in “points” and settled in cash based on value credited to the applicable Pool as described below. No points were granted or settled during fiscal year 2022. Unifund uses the Unifund LTIP to secure and retain the services of certain employees, provide incentives for such employees align their interests with those of the Company’s and to give employees an opportunity to benefit from the increased value of Unifund and certain of its subsidiaries. The Unifund LTIP is administered by a committee (the “LTIP Committee”) that currently consists of the Unifund CCR, LLC’s (i) Chief Operating Officer and (ii) General Counsel, and is expected in the future to include the Company’s Chief Financial Officer. Awards are divided into two classes described below.
Class One Awards
Class One Awards are granted to participants in points that represent the right to receive all or a portion of amounts credited to Pools. Awarded points may vest immediately or over time, as determined by the LTIP Committee. When distributions above certain thresholds are made to Unifund’s beneficial owners, Unifund LTIP participants may receive distributions in cash to settle their vested points based on the dollar value credited to the Pool multiplied by the fraction, the numerator of which is the number of vested points participant holds, the denominator of which is the number of vested points awarded to all participants in the applicable Pool. The LTIP Committee may grant Class One Awards in consideration for past or future services or as any other form of lawful consideration. Except in limited circumstances, Class One Awards are not transferable.
If a participant’s employment with Unifund ends for any reason, all Class One Awards generally are forfeited immediately for no consideration. However, if employee participant has completed ten or more years of service with Unifund and a distribution has not been declared on points held by such participant, the LTIP Committee may provide for cash settlement of outstanding and vested Class One Awards paid immediately or in installments as determined by the LTIP Committee.

Class Two Awards
Class Two Awards are also granted to employees in points and are substantially the same as Class One Awards, except that Class Two Awards are immediately forfeited upon the termination of employment of an employee, with no exceptions.
Mr. Wall and Ms. Craig participate in the Unifund LTIP. 100,000 points are available under the Unifund LTIP. At December 31, 2022, 11,300 points were allocated to Company employees. At December 31, 2022, Mr. Wall had 500 points, and Ms. Craig had 2,000 points under the Unifund LTIP. Unless terminated, the Unifund LTIP will remain in place following the consummation of the Business Combination.
Outstanding Equity Awards at Fiscal Year-End
There were no outstanding equity awards at December 31, 2022.
Pension Benefits
None of our named executive officers is covered by a pension plan or other similar benefit plan that provides for payments by us or other benefits from us at, following or in connection with retirement. We maintain a 401(k) retirement savings plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Our employees are generally eligible to participate in the 401(k) plan, subject to certain criteria.
Potential Payments Upon Termination or Change of Control
Other than the Unifund LTIP, we do not maintain severance agreements that would lead to payment to our named executive officers upon termination of employment or a change in control of the Company. The LTIP Committee has discretion over the treatment of Points upon a change of control.
Securities Authorized for Issuance Under Equity Compensation Plans
The Company has not established an equity incentive plan and has not awarded units or options to purchase units.
In connection with the Business Combination, the New PubCo Board intends to adopt a new incentive plan, subject to approval by its stockholders, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete, which is essential to our long-term success. See the section titled “Stockholder Proposal 4: The Stockholder Adjournment Proposal.”
Compensation of Directors
Members of the Unifund Group are managed by a manager or board of managers or, as applicable. During 2022, we did not pay cash compensation to compensate our managers for their service as a manager. All of our managers are entitled to reimbursement of expenses incurred in connection with their service. During 2022, we did not pay cash compensation, grant stock or options awards or pay any other compensation to our managers for their services as managers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UNIFUND
Unless the context otherwise requires, all references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Unifund” section to “we,” “us,” or “our” refer to Unifund Group prior to the consummation of the Business Combination.
Cautionary Statement Regarding Forward-Looking Statements
In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/consent solicitation statement/prospectus, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections of this proxy statement/consent solicitation statement/prospectus titled “Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
Unifund was incorporated in 1987 and purchases, sells, and manages under-performing and distressed consumer receivables in the United States.
It offers debt sales of distressed debts, such as future home liens (guaranteed debtor home ownership), future garnishments (guaranteed debtor employment), judgments and liens, and litigation-ready accounts for law firms, distressed asset investors, collection agencies, financial institutions, real estate/mortgage firms, resellers, and title companies.
The Group also provides debt purchases of non-performing assets, including various newly defaulted, freshly charged-off, post-primary, post-secondary, and post-tertiary and beyond charged-off debts from attorneys, banks, brokers, collection agencies, credit card issuers, financial institutions, and re-sellers. In addition, it offers portfolio enhancement solutions, which include analytics, litigation, and sales; and government services, such as traditional contingency fee collection programs, legal collection services, debtor locator services, asset identification services, decision analytics, and manual verification and research team. The Group offers its government services for various government receivables, such as taxes (income, property, payroll, franchise, and inheritance), court-ordered fines and fees, student and other loans, motor vehicle violations, and license fines and fees, as well as other state, county, and municipal obligations.
The following discussion and analysis of our financial condition and results of operations is based on the restated amounts as discussed within Note 2 to the Group’s audited combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021.
Results of Operations
Key Components of the Results of Operations
Revenue
Fee Income and fee income — related parties
The Group earns fee-based income for providing portfolio management services to affiliated entities and third-party customers for non-performing loans. The Group’s services are satisfied when the debt is collected. The Group does not invoice its customers. Rather, as the Group collects proceeds from its debt collection services, it remits such proceeds, net of any fees earned by the Group, to its customers along with a remittance statement.
Revenue from receivable portfolios, Gain on sale of receivable portfolios, Gain on sale of receivable portfolios — related parties and changes in recoveries
These include revenue recognized from engaging in debt purchasing and recovery activities. We apply our charge-off policy and fully write-off the amortized costs (i.e., face value net of noncredit discount) of the individual receivable pools we acquire immediately after purchasing the portfolio. We then record a negative allowance that represents the present value of all expected future recoveries for pools of receivables that share similar risk characteristics using a discounted cash flow approach, which is presented as “Investment in receivable portfolios, net” in our consolidated balance sheets. The discount rate is an effective interest rate (or “purchase EIR”) established based on the purchase price of the portfolio and the expected future cash flows at the time of purchase.
This revenue includes three components:

(1)
Revenue from receivable portfolios, which is the accretion of the discount on the amortized cost basis or negative allowance due to the passage of time (generally the portfolio balance multiplied by the EIR), and

(2)
Gain on sale of receivable portfolios and Gain (loss) on sale of receivable portfolios — related parties, which is the net gain (loss) recognized on the sales of defaulted consumer receivable pools owned by the Group to third-party and affiliated companies, respectively, and is calculated as follows:

(a)
The sales consideration amount within the executed sales agreement less the carrying value of the pool held-for-sale included in the transaction. The carrying value as of the date of sale is determined based on the held-for-sale pool level detail of forecasted cash collections and EIR.

(3)
Changes in recoveries, which includes:

(a)   Recoveries above or (below) forecast, which is the difference between (i) actual cash collected or recovered during the current period and (ii) expected cash recoveries for the current period, which generally represents the performance for the period; and
(b)   Changes in expected future recoveries, which is the present value change of expected future recoveries, where such change generally results from (i) collections “pulled forward from” or “pushed out to” future periods (i.e., amounts either collected early or expected to be collected later) and (ii) magnitude and timing changes to estimates of expected future collections (which can be increases or decreases).
When a sale occurs, and the ownership of underlying assets transfer, the Group removes any go-forward cash flow considerations associated with the pools. The related decrease in the present value of expected future recoveries by pool is factored into the quarterly measurement of the amortized cost basis or negative allowance. There is no corresponding impact to the “Change in recoveries” financial statement line item.
To measure expected future recoveries, the Group relies on historical data, present conditions, forecasts that are both reasonable and supportable, and a mix of quantitative and qualitative factors. Factors that may change the expected future recoveries may include both internal as well as external factors. Internal factors include operational performance, such as capacity and the productivity of the Group’s collection staff. External factors that may have an impact on the Group’s collections include new laws or regulations, new interpretations of existing laws or regulations, and macroeconomic conditions.
Operating Expenses
Our expenses consist primarily of salaries and wages, contingency fees and other collection costs, contingency fees and other collection costs – related parties, court costs (recoveries), net, legal and other professional fees, selling expenses, rent and occupancy expenses, depreciation and amortization, and other operating expenses. Salaries and wages primarily consist of salaries, wages, bonus and employee benefits. Contingency fees and other collection costs and contingency fees and other collection costs — related parties primarily includes contingent fees paid to an external network of attorneys and the cost of litigation and are expensed as incurred. Court costs are incurred to facilitate the collection of the Group’s portfolio management services to affiliated entities and third-party customers for non-performing loans. The Group may recover court costs, which are recorded when received as an offset to any court costs incurred in the period. Legal and other professional fees include services provided by third-party attorneys, accountants and other service providers of a professional nature. Selling expenses include costs incurred to advertise and sell the Group’s services to potential customers. Rent and occupancy expenses primarily consist of the Group’s leases for corporate offices. Depreciation and amortization results from depreciation and amortization of the Group’s long-lived assets that is recognized over their estimated useful lives. Other operating expenses are miscellaneous expenses such as licensing fees, software subscription and support and postage fees related to our operating activities.
Other income (expense)
Other income (expense) primarily consists of interest expense resulting from the Group’s outstanding loans, credit facility, and junior debt. For further information regarding such outstanding loans, the Group’s credit facility, and other debt outstanding, please refer to the unaudited condensed combined consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 and the audited combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021, included elsewhere in this proxy/prospectus.
Comparison of the Years Ended December 31, 2022 and 2021
The following table sets forth Unifund’s statements of operations for the periods indicated:
	December 31,
	2022 (as restated)	2021 (as restated)
Revenues:
Fee income	$6,257,323	$5,722,279
Fee Income – related parties	2,603,080	4,070,958
Revenue from receivable portfolios	28,941,940	31,474,513
Gain on sale of receivable portfolios	4,991,073	86,525
Gain on sale of receivable portfolios – related parties	590,147	407,616
Changes in recoveries	8,120,357	29,799,820
Total revenues	51,503,920	71,561,711
Operating expenses:
Salaries and wages	12,221,029	11,177,286
Contingency fees and other collection costs	18,002,927	19,465,173
Contingency fees and other collection costs – related parties	475,511	817,901
Court costs (recoveries), net	(306,078)	1,589,307
Legal and other professional fees	3,278,286	3,132,021
Selling expenses	768,468	461,988
Rent and occupancy expenses	1,240,261	1,206,937
Depreciation and amortization	514,424	607,100
Other operating expenses	1,235,123	1,454,675
Total operating expenses	37,429,951	39,912,388
Operating income	14,073,969	31,649,323
Other income (expense)
Interest expense	(12,434,798)	(16,318,482)
Interest and other income (expense), net	(100,520)	194,615
Participation fees	—	(136,613)
Gain on forgiveness of loans payable, net	1,596,972	—
Total other (expense)	(10,938,346)	(16,260,480)
Income (loss) before provision for entity-level income taxes	3,135,623	15,388,843
Provision for entity-level income taxes	(459,091)	(153,968)
Net income (loss) and comprehensive income (loss)	$2,676,532	$15,234,875
Net income (loss) and comprehensive income (loss) attributable to noncontrolling interests	(189,931)	(195,136)
Net income (loss) and comprehensive income (loss) attributable to Controlling Owners	$2,866,463	$15,430,011

Revenue
	December 31,
	2022 (As Restated)	2021 (As Restated)	$ Change	% Change
Revenues:
Fee income	6,257,323	5,722,279	$535,044	9%
Fee Income – related parties	2,603,080	4,070,958	(1,467,878)	(36)%
Revenue from receivable portfolios	28,941,940	31,474,513	(2,532,573)	(8)%
Gain on sale of receivable portfolios	4,991,073	86,525	4,904,548	5668%
Gain on sale of receivable portfolios – related parties	590,147	407,616	182,531	45%
Changes in recoveries	8,120,357	29,799,820	(21,267,463)	(73)%
Total revenues	$51,503,920	$71,561,711	$(20,057,791)	(28)%
Fee income
Fee income increased $0.5 million, or 9% to $6.2 million for the year ended December 31, 2022 from $5.7 million for the year ended December 31, 2021. This increase was driven by an increase in collections associated with our management service agreements.
Fee income — related parties
Fee income — related parties decreased $1.5 million, or 36% to $2.6 million for the year ended December 31, 2022 from $4.1 million for the year ended December 31, 2021. This decrease was primarily because a portfolio in DAP IV number series which the Group provided portfolio management services and recognized a fee income of $1.1 million in 2021 was purchased by the Group in February 2022. Thus, no fee income was recognized associated with this portfolio subsequent to purchase by the Group. The remaining decrease was driven by a decrease in collections associated with our management service agreements with related parties.
Revenue from receivable portfolios (as restated)
Revenue from receivable portfolios decreased 2.5 million, or 8%, to $28.9 million for the year ended December 31, 2022, from $31.4 million for the year ended December 31, 2021. The decrease was driven due by declines in cash collections on the Group’s receivable portfolios.
Gain on sale of receivable portfolios (as restated)
Gain on sale of receivable portfolios increased $4.9 million, or 5668%, to $5.0 million for the year ended December 31, 2022, from $0.1 million for the year ended December 31, 2021. This increase was driven by sales of the Group’s receivable portfolio pools that it owns that occurred during the year ended December 31, 2022. Only $0.1 million of sales of receivable portfolio pools occurred during the year ended December 31, 2021.
Gain on sale of receivable portfolios — related parties (as restated)
Gain on sale of receivable portfolios — related parties increased $0.2 million, or 45%, to $0.6 million for the year ended December 31, 2022, from $0.4 million for the year ended December 31, 2021. This increase was driven by sales of the Group’s receivable portfolio pools that it owns to related parties that occurred during each respective year.
Changes in recoveries (as restated)
Changes in recoveries decreased $21.7 million, or 73%, to $8.1 million for the year ended December 31, 2022 from $29.8 million for the year ended December 31, 2021. This decrease was due to an increase in the future expected collections from the Group’s receivable portfolios as collections in 2022, while less than in 2021, were greater than expected by the Group due to an increase in the overall performance of the Group’s receivable portfolios for the year ended December 31, 2022. The Group experienced significant increases in cash inflows throughout the year ended December 31, 2021 due to macroeconomic factors primarily driven by the COVID-19 pandemic, where the Group saw a significant increase in cash collections above expectations. In turn, the Group continued to update its forecasted results. However, continued increases in collections on the Group’s portfolios as compared to its forecast caused further increases in changes in expected recoveries.
The Group’s analysis of the impact of COVID-19 as of and for the years ended December 31, 2021 and 2022 on its operations was based on management’s constant monitoring of key data and information, including (1) changes in laws, regulations, and governmental actions, (2) trends in the macroeconomic environment, consumer behavior and key operational metrics such as cash collections and (3) conditions in the nonperforming loan market. However, the Group could not predict the full extent to which COVID-19 would impact its business, results of operations and financial condition due to the numerous evolving factors associated with the pandemic. These factors include the varied impacts on the legal avenues the Group utilizes by jurisdiction, including court system closures impacting the Group’s ability to litigate or place liens on assets of individual consumers. The Group continues to assess the impact of the COVID-19 pandemic on its operations and financial results and continues to update its expected forecasted collections.
Operating Expenses:
Salaries and wages
	December 31,
	2022	2021	$ Change	% Change
Salaries and wages	$12,221,029	$11,177,286	$1,043,743	9%
Salaries and wages increased $1.0 million, or 9%, to $12.2 million for the year ended December 31, 2022 from $11.2 million for the year ended December 31, 2021. The increase was due to the commissions incurred in connection with sales executed in 2022 and normal salary increases and bonuses for the Group’s employees.
Contingency fees and other collection costs
	December 31,
	2022	2021	$ Change	% Change
Contingency fees and other collection costs	$18,002,927	$19,465,173	$(1,462,246)	(8)%
Contingency fees and other collection costs decreased approximately $1.5 million, or 8% to $18.0 million for the year ended December 31, 2022 from $19.5 million for the year ended December 31, 2021. The decrease was primarily driven by lower volumes of collections in 2022 as compared to 2021, which has a direct correlation with the amount of costs incurred by the Group for those collections.
Contingency fees and other collection costs — related parties
	December 31,
	2022	2021	$ Change	% Change
Contingency fees and other collection costs – related parties	$475,511	$817,901	$(342,390)	(42)%
Contingency fees and other collection costs — related parties decreased approximately $0.3 million, or 42% to $0.5 million for the year ended December 31, 2022 from $0.8 million for the year ended December 31, 2021. The decrease was primarily driven by lower volumes of collections in 2022 as compared to 2021, which has a direct correlation with the amount of costs incurred by the Group for those collections.

Court costs (recoveries), net
	December 31,
	2022	2021	$ Change	% Change
Court costs (recoveries), net	$(306,078)	$1,589,307	$(1,895,385)	(119)%
Court costs (recoveries), net decreased $1.9 million to a credit of $0.3 million for the year ended December 31, 2022 from $1.6 million for the year ended December 31, 2021. Court costs (recoveries), net primarily consist of costs paid to courts where a lawsuit is filed for the purpose of attempting to collect on an account, net of the reimbursement of any court costs eventually recovered. The Group was reimbursed a significant amount of court costs in 2022 as compared to 2021 attributable to those receivable portfolio pools owned by the Group. These reimbursements were larger than the court costs incurred by the Group in connection with its collection efforts on its receivable portfolio pools. Those court costs and recoveries associated with those receivable portfolio pools managed by the Group, and not owned by the Group, were not significant in either period.
Legal and other professional fees
	December 31,
	2022	2021	$ Change	% Change
Legal and other professional fees	$3,278,286	$3,132,021	$146,265	5%
Legal and other professional fees increased $0.2 million, or 5% to $3.3 million for the year ended December 31, 2022 from $3.1 million for the year ended December 31, 2021. The increase was primarily due to higher litigation and legal settlement fees in 2022.
Selling Expenses
	December 31,
	2022	2021	$ Change	% Change
Selling expenses	$768,468	$461,988	$306,480	66%
Selling expenses increased $0.3 million, or 66%, to $0.8 million for the year ended December 31, 2022 from $0.5 million for the year ended December 31, 2021. The increase was due to an increase in the Group’s sales efforts, primarily associated with commercial travel as travel restrictions decreased throughout 2022.
Rent and occupancy expenses
	December 31,
	2022	2021	$ Change	% Change
Rent and occupancy expenses	$1,240,261	$1,206,937	$33,324	3%
Rent and occupancy expenses increased $33 thousand, or 3%, to $1.2 million for the year ended December 31, 2022 from $1.2 million for the year ended December 31, 2021. The Group did not enter into any material new leasing arrangements that would cause a material fluctuation in Rent and occupancy expenses for the year ended December 31, 2022 as compared to the year ended December 31, 2021.
Depreciation and amortization
	December 31,
	2022	2021	$ Change	% Change
Depreciation and amortization	$514,424	$607,100	$(92,676)	(15)%
Depreciation and amortization decreased $93 thousand, or 15%, to $0.5 million for the year ended December 31, 2022 from $0.6 million for the year ended December 31, 2021. The Group did not purchase or dispose of any material long-lived assets that would cause a material fluctuation in Depreciation and amortization for the year ended December 31, 2022 as compared to the year ended December 31 2021.

Other operating expenses
	December 31,
	2022	2021	$ Change	% Change
Other operating expenses	$1,235,123	$1,454,675	$(219,552)	(15)%
Other operating expenses decreased $0.2 million, or 15%, to $1.2 million for the year ended December 31, 2022 from $1.4 million for the year ended December 31, 2021. There was no material fluctuation in other operating expenses for the year ended December 31, 2022 as compared to the year ended December 31, 2021.
Other income (expense)
Interest Expense
	December 31,
	2022	2021	$ Change	% Change
Interest expense	$(12,434,798)	$(16,318,482)	$3,883,684	(24)%
Interest expense decreased $3.9 million, or 24%, to $12.4 million for the year ended December 31, 2022 from $16.3 million for the year ended December 31, 2021. This decrease was primarily attributable to the write-off of previously capitalized financing costs when the Group entered into the Comvest Credit Facility. See NOTE 7 — LOANS PAYABLE, NET, within the notes to the combined consolidated financial statements. In connection with this, the Group extinguished the Prior Loan Agreement (defined below), writing off previously capitalized financing costs of $2.2 million. Additionally, to extinguish the Prior Loan Agreement, the Group paid a premium of $1.5 million to AB Private Credit Investors LLC, as administrative agent (defined below). For more information, see “— Liquidity and Capital Resources — Prior Loan Agreement.” The conversion of Payce convertible notes in 2021 and the lender’s forgiveness of a portion of DAP IV Series C and Series D Loans in 2022 further decreased our interest expense by $0.3 million, which is partially offset by the increase in interest expense related to our variable interest-bearing debt recorded in 2022 compared to 2021 due to higher average interest rate on our line of credit.
Interest and other income, net
	December 31,
	2022	2021	$ Change	% Change
Interest and other income (expense), net	$(100,520)	$194,615	$(295,135)	(152)%
Interest and other income (expense), net, decreased $0.3 million, or 152%, to an expense of $0.1 million for the year ended December 31, 2022 from income of $0.2 million for the year ended December 31, 2021. This decrease was primarily due to income recognized from our Techwoods Holdings, LLC subsidiary that was recognized in 2021 that did not recur in 2022.
Participation Fees
	December 31,
	2022	2021	$ Change	% Change
Participation fees	$—	$(136,613)	$136,613	(100)%
Participation fees were $0.1 million for the year ended December 31, 2021. The participation fees was paid to note holders in connection with the note agreement entered into in 2013 between Distressed Asset Portfolio IV, LLC — Series A and the note holders under the terms of the agreement after the loan principal was paid in full. Effective June 4, 2021, the participation period was terminated. No such participation fee was recognized in 2022 as the required payment ended in 2021.
Gain on forgiveness of debt
	December 31,
	2022	2021	$ Change	% Change
Gain on forgiveness of debt	$1,596,972	$—	$1,596,972	100%

The Group recognized a $1.6 million gain on forgiveness of debt during the year ended December 31, 2022. This gain on forgiveness of debt was due to 2022 Distressed Asset Portfolio IV, LLC entering into an agreement with certain affiliates to amend the Series C and Series D loan agreements to decrease the amount outstanding on these notes payable in May of 2022. No such gain on extinguishment of debt was recognized in 2021. See NOTE 7 — LOANS PAYABLE, NET, within the notes to the combined consolidated financial statements.
Comparison of the Three Months Ended September 30, 2023 and 2022
The following table sets forth Unifund’s statements of operations for the periods indicated:
	For the Three Months Ended
	September 30, 2023	September 30, 2022
Revenues:
Fee income	$1,574,480	$1,525,710
Fee Income – related parties	445,203	698,477
Revenue from receivable portfolios	7,771,735	8,629,045
Gain on sale of receivable portfolios	242,582	59,625
Gain (loss) on sale of receivable portfolios – related parties	156,961	46,827
Changes in recoveries	(1,331,040)	2,303,750
Total revenues	8,860,021	8,655,935
Operating expenses:
Salaries and wages	3,047,864	2,988,660
Contingency fees and other collection costs	3,456,565	4,258,386
Contingency fees and other collection costs – related parties	72,740	112,459
Court costs (recoveries), net	(37,906)	1,324,952
Legal and other professional fees	1,611,069	889,467
Selling expenses	74,620	117,511
Rent and occupancy expenses	296,193	332,452
Depreciation and amortization	109,667	109,662
Other operating expenses	386,614	433,659
Total operating expenses	9,017,426	10,567,208
Operating loss	(157,406)	(1,911,273)
Other expense:
Interest expense	(5,717,527)	(3,116,563)
Other expense	(9,420)	(38,044)
Gain on forgiveness of loans payable, net	—	—
Total other expense	(5,726,947)	(3,154,607)
Loss before provision for entity-level income taxes	(5,884,345)	(5,065,880)
Provision for entity-level income taxes	(5,659)	(27,496)
Net loss and comprehensive loss	$(5,890,012)	$(5,093,376)
Net loss and comprehensive loss attributable to noncontrolling interests	(48,127)	(41,168)
Net loss and comprehensive loss attributable to controlling owners	$(5,841,885)	$(5,052,208)

Revenue
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Revenues:
Fee income	$1,574,480	$1,525,710	48,770	3%
Fee Income – related parties	445,203	698,477	(253,274)	(36)%
Revenue from receivable portfolios	7,771,835	8,629,045	(857,210)	(10)%
Gain on sale of receivable portfolios	242,582	59,625	182,956	307%
Gain on sale of receivable portfolios – related parties	214,605	13,811	200,794	1454%
Changes in recoveries	(1,331,040)	(2,303,750)	972,709	(42)%
Total revenues	$8,860,021	$8,655,935	$204,086	2%
Fee income
Fee income increased $0.1 million, or 3% to $1.6 million for the three months ended September 30, 2023 from $1.5 million for the three months ended September 30, 2022. This increase was primarily due to higher amount of collections from receivable portfolios under the Group’s management services arrangements that are owned by third parties. Any revenue recognized related to our data analytics services and products for the three months ended September 30, 2023 and 2022 are immaterial to our combined consolidated statements of operations for the periods then ended.
Fee income — related parties
Fee income — related parties decreased $0.3 million, or 36%, to $0.4 million for the three months ended September 30, 2023 from $0.7 million for the three months ended September 30, 2022. This decrease was primarily due to lower amount of collections from receivable portfolios under the Group’s management services arrangements that are owned by related parties.
Revenue from receivable portfolios
Revenue from receivable portfolios decreased $0.9 million, or 10%, to $7.8 million for the three months ended September 30, 2023, from $8.6 million for the three months ended September 30, 2022. This decrease was primarily due to an decrease in cash collections associated with the Group’s receivable portfolios for the period evaluated.
Gain on sale of receivable portfolios
Gain on sale of receivable portfolios increased $0.2 million, or 307%, to $0.2 million for the three months ended September 30, 2023 from $0.05 million for the three months ended September 30, 2022. The total face value of these pools of receivable portfolios that were sold by the Group during the three months ended September 30, 2022 were $931.1 million and were sold for a gain of approximately $0.1 million. The total face value of these pools of receivable portfolios that were sold by the Group during the three months ended September 30, 2023 were $12.4 million and were sold for a gain of approximately $0.2 million. The Group primarily sells its receivable portfolios to a concentrated group of customers. Because of this, the Group continues to assess any trends and uncertainties associated with this concentrated group of customers. The Group expects to be able to continue to execute on this sale strategy throughout 2023 and going forward.
Gain on sale of receivable portfolios — related parties
Gain on sale of receivable portfolios — related parties increased to $0.2 million for the three months ended September 30, 2023 from $0.1 million for the three months ended September 30, 2022. The increase was primarily due to the sale of pools of receivable portfolios with face value of $13.8 million for a gain of 0.2 million to its affiliated company during the three months ended September 30, 2023. During the quarter ended September 30, 2022, the receivable accounts with a combined face value of $1.1 million was sold for a gain of $0.1 million to its affiliated company. The Group expects to be able to continue to execute on this sale strategy to its affiliates throughout 2023 and going forward.
Changes in recoveries
Changes in recoveries increased $1.0 million, or 42% for the three months ended September 30, 2023 from $2.3 million for the three months ended September 30, 2022. This was attributable to a increase in the future expected collections from the Group’s receivable portfolios of approximately $1.9 million and an overall decrease in performance as compared to the Group’s forecast during the three months ended September 30, 2023 of approximately $0.9 million. The primary cause of the increase in future expected collections is due to the Group’s continued reforecasting process and monitoring of historical trends in collections. When reassessing the forecasts of expected future recoveries during the three months ended September 30, 2023, management considered, among other factors, historical and current collection performance, changes in consumer behavior, and the macroeconomic environment and believes that forecasted collections for certain static pools resulted in increased total expected recoveries. As a result, the Group has updated its forecast, resulting in changes in timing and amount of total estimated remaining collections which in turn, when discounted to present value, resulted in a net positive change in expected future recoveries of approximately $1.0 million during the three months ended September 30, 2023.
Operating Expenses:
Salaries and wages
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Salaries and wages	$3,047,864	$2,988,660	$59,204	2%
Salaries and wages increased $0.1 million, or 2%, to $3 million for the three months ended September 30, 2023 from $2.9 million for the three months ended September 30, 2022. The increase was primarily due to the normal increases in overall salaries and wages for the Group’s workforce as compared to the prior year.
Contingency fees and other collection costs
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Contingency fees and other collection costs	$3,456,565	$4,258,386	$(801,821)	(19)%
Contingency fees and other collection costs decreased approximately $0.8 million, or 19% to $3.5 million for the three months ended September 30, 2023 from $4.3 million for the three months ended September 30, 2022. The decrease was primarily driven by lower collections in current period as compared to 2022, which has a direct correlation with the amount of costs incurred by the Group for those collections.
Contingency fees and other collection costs — related parties
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Contingency fees and other collection costs – related parties	$72,740	$112,459	$(39,719)	(35)%
Contingency fees and other collection costs — related parties decreased approximately $39 thousand, or 35% to $73 thousand for the three months ended September 30, 2023 from $112 thousand for the three months ended September 30, 2022. This decrease was primarily due to lower contingency fees and collection fees incurred for the receivable portfolios under the Group’s management services arrangements that are owned by related parties.

Court costs (recoveries), net
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Court costs (recoveries), net	$(37,906)	$1,324,952	$(1,362,858)	(103)%
Court costs (recoveries), net decreased $1.4 million to $0.1 million of income for the three months ended September 30, 2023 from $1.3 million of expense for the three months ended September 30, 2022. Court costs (recoveries), net primarily consist of costs paid to courts where a lawsuit is filed for the purpose of attempting to collect on an account, net of the reimbursement of any court costs eventually be recovered. The Group generally incurred significant upfront court costs after 6 – 12 months from the purchase of a portfolio in order to facilitate the collection of the non-performing assets. These court costs are expensed as incurred. However, due to the uncertainty about the timing or amount to be recovered, the recoveries of court costs are not recognized until the ultimate collection of funds on these loans, which is the timing of cash collection. The reimbursement of court costs on an individual loan may be recognized in the period different from the period which the court costs incurred. The change in Court costs (recoveries), net was primarily due to the decrease of $1.7 million in the court costs incurred during the three months ended September 30, 2022 as compared to the same period of 2022, offset by a decrease of $0.3 million in the reimbursement of court costs received. The higher court costs incurred in the third quarter of 2022 was mainly attributable to recognition of significant upfront court costs in connection with higher portfolio purchases in the first half of 2022 compared to the same period in 2023.
Legal and other professional fees
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Legal and other professional fees	$1,611,069	$889,467	$721,602	81%
Legal and other professional fees increased $0.7 million, or 81% to 1.6 million for the three months ended September 30, 2023 from $0.9 million for the three months ended September 30, 2022. The increase was primarily due to higher consulting and professional service fees, including financial advisor and investment banker incurred in connection with the amendments to Comvest Credit Facility for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022.
Selling expenses
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Selling expenses	$74,620	$117.511	$(42,891)	(36)%
Selling expenses decreased $42 thousand, or 36% to $75 thousand for the three months ended September 30, 2023 from $118 thousand for the three months ended September 30, 2022. This decrease was primarily due to less selling and marketing expenses incurred for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022.
Rent and occupancy expenses
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Rent and occupancy expenses	$296,193	$332,452	$(36,259)	(11)%
Rent and occupancy expenses decreased $36 thousand, or 11%, to $296 thousand for the three months ended September 30, 2023 from $332 thousand for the three months ended September 30, 2022. The Group did not enter into any material new leasing arrangements that would cause a material fluctuation in Rent and occupancy expenses for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022.
Depreciation and amortization
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Depreciation and amortization	$109,667	$109,662	$5	0%
Depreciation and amortization remained consistent during the three months ended September 30, 2023 and 2022. The Group did not purchase or retire any material long-lived assets that would cause a material fluctuation in Depreciation and amortization for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022.
Other operating expenses
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Other operating expenses	$386,614	$433,659	$(47,045)	(11)%
Other operating expenses decreased $47 thousand, or 11%, to $387 thousand for the three months ended September 30, 2023 from $434 thousand for the three months ended September 30, 2022. There was no material new transactions in other operating expenses for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022.
Other income (expense):
Interest Expense
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Interest expense	$(5,717,527)	$(3,116,563)	$(2,600,964)	83%
Interest expense increased $2.6 million, or 83%, to $5.7 million for the three months ended September 30, 2023 from $3.1 million for the three months ended September 30, 2022. This decrease was primarily attributable to writing off part of previously capitalized financing costs when the Group entered into the seventh amendment to the Comvest Credit Facility on August 21, 2023, in which one of the Lenders of this syndicated loan was replaced. See NOTE 11 — LOANS PAYABLE, NET, within the notes to the condensed combined consolidated financial statements. In connection with this, the Group incurred a loss on the extinguishment of debt during the three months ended September 30, 2023, writing off previously capitalized financing costs of $1.3 million. Further, an increase in the effective interest rate on the Group’s Comvest Credit Facility resulted in an additional interest charge of $1.3 million. The effective annual interest rate on the Group’s Comvest Credit Facility increased to 18.75% for the three months ended September 30, 2023 from 11.79% for the three months ended September 30, 2022. For further information regarding the Group’s Comvest Credit Facility and borrowings on this facility, please refer to the unaudited condensed combined consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 and the audited combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021, included elsewhere in this proxy/prospectus.

Other expense
	For the three months ended September 30,
	2023	2022	$ Change	% Change
Other expense	$(9,420)	$(38,044)	$28,624	(75)%
Other expense decreased $29 thousand, or 75%, to an expense of $9 thousand for the three months ended September 30, 2023 from expense of $38 thousand for the three months ended September 30, 2022. There were no material fluctuations in Other expense for the three months ended September 30, 2023 as compared to the three months ended September 30, 2022.
Comparison of the Nine Months Ended September 30, 2023 and 2022
The following table sets forth Unifund’s statements of operations for the periods indicated:
	For the Nine Months Ended
	September 30, 2023	September 30, 2022
Revenues:
Fee income	$4,685,515	$4,772,097
Fee Income – related parties	1,442,931	2,051,050
Revenue from receivable portfolios	23,642,346	20,834,996
Gain on sale of receivable portfolios	1,744,079	2,333,094
Gain on sale of receivable portfolios – related parties	191,097	485,721
Changes in recoveries	(4,297,737)	5,078,056
Total revenues	27,408,231	35,555,014
Operating expenses:
Salaries and wages	9,240,447	9,151,028
Contingency fees and other collection costs	10,573,470	13,695,609
Contingency fees and other collection costs – related parties	231,870	397,005
Court costs (recoveries), net	437,781	(765,325)
Legal and other professional fees	3,486,761	2,457,533
Selling expenses	385,409	519,823
Rent and occupancy expenses	1,008,983	975,275
Depreciation and amortization	331,680	352,784
Other operating expenses	1,097,574	1,180,841
Total operating expenses	26,793,975	27,964,573
Operating income	614,256	7,590,441
Other (expense) income :
Interest expense	(14,175,441)	(8,967,714)
Other expense	(33,115)	(101,861)
Gain on forgiveness of loans payable, net	—	1,596,972
Total other income (expense)	(14,208,556)	(7,472,603)
Loss before provision for entity-level income taxes	(13,594,300)	117,838
Provision for entity-level income taxes	(118,478)	(120,186)
Net loss and comprehensive loss	$(13,712,778)	$(2,348)
Net loss and comprehensive loss attributable to noncontrolling interests	(143,672)	(126,861)
Net loss and comprehensive loss attributable to controlling owners	$(13,569,106)	$124,513

Revenue
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Revenues:
Fee income	$4,685,515	$4,772,097	(86,582)	(2)%
Fee Income – related parties	1,442,931	2,051,050	(608,119)	(30)%
Revenue from receivable portfolios	23,642,346	20,834,996	2,807,350	13%
Gain on sale of receivable portfolios	1,744,079	2,333,094	(589,015)	(25)%
Gain on sale of receivable portfolios – related parties	191,097	485,721	(294,624)	(61)%
Changes in recoveries	(4,297,737)	5,078,056	(9,375,793)	(185)%
Total revenues	$27,408,231	$35,555,014	$(8,146,783)	(23)%
Fee income
Fee decreased $0.1 million, or 2% to $4.7 million for the nine months ended September 30, 2023 from $4.8 million for the nine months ended September 30, 2022. This decrease was primarily due to a lower amount of collections from receivable portfolios under the Group’s management services arrangements that are owned by third parties. Any revenue recognized related to our data analytics services and products for the nine months ended September 30, 2023 and 2022 are immaterial to our combined consolidated statements of operations for the periods then ended.
Fee income — related parties
Fee income — related parties decreased $0.6 million, or 30%, to $1.4 million for the nine months ended September 30, 2023, from $2.0 million for the nine months ended September 30, 2022. This decrease was primarily due to lower amount of collections from receivable portfolios under the Group’s management services arrangements that are owned by related parties.
Revenue from receivable portfolios
Revenue from receivable portfolios increased $2.8 million, or 13%, to $23.6 million for the nine months ended September 30, 2023, from $20.8 million for the nine months ended September 30, 2022. This increase was primarily due to an increase in the receivable portfolios held by the Group for the nine months ended September 30, 2023 compared to 2022. The Group purchased 8 additional portfolios with a face value of $82.1 million for an aggregate purchase price of $12.0 million during the last three months of 2022 and the first nine months of 2023, and recognized approximately $2.8 million in incremental revenues from these recently purchased portfolios during the nine months ended September 30, 2023.
Gain on sale of receivable portfolios
Gain on sale of receivable portfolios decreased $0.6 million, or 25%, to $1.7 million for the nine months ended September 30, 2023 from $2.3 million for the nine months ended September 30, 2022. This decrease was primarily due to a lesser gain on the sale of pools of receivables during the nine months ended September 30, 2023 compared to same period in 2022. The total face value of these pools of receivable portfolios were $105.1 million and were sold for a gain of approximately $1.7 million during the nine months ended September 30, 2023. The total face value of these pools of receivable portfolios were $81.7 million and were sold for a gain of approximately $2.3 million during the nine months ended September 30, 2022. The Group primarily sells its receivable portfolios to a concentrated group of customers. Because of this, the Group continues to assess any trends and uncertainties associated with this concentrated group of customers. The Group expects to be able to continue to execute on this sale strategy throughout 2023.
Gain on sale of receivable portfolios — related parties
Gain on receivable portfolios — related parties decreased $0.3 million to $0.2 million for the nine months ended September 30, 2023 from $0.5 million for the nine months ended September 30, 2022. The decrease was primarily due to the sale of pools of receivable portfolios with face value of $73.3 million for a gain of 0.2 million to its affiliated company during the three months ended September 30, 2023. During the quarter ended September 30, 2022, the receivable accounts with a combined face value of $6.4 million was sold for a gain of $0.5 million to its affiliated company. The Group expects to be able to continue to execute on this sale strategy to its affiliates throughout 2023 and going forward.
Changes in recoveries
Changes in recoveries decreased $9.4 million, or 185% for the nine months ended September 30, 2023 from $5.1 million for the nine months ended September 30, 2022. This was attributable to a decrease in the future expected collections from the Group’s receivable portfolios of approximately $4.2 million and an overall decrease in performance as compared to the Group’s forecast during the nine months ended September 30, 2023 of approximately $5.2 million. The primary cause of the decrease in future expected collections is due to the Group’s continued reforecasting process and monitoring of historical trends in collections. When reassessing the forecasts of expected future recoveries during the nine months ended September 30, 2023, management considered, among other factors, historical and current collection performance, changes in consumer behavior, and the macroeconomic environment and believes that forecasted collections for certain static pools resulted in decreased total expected recoveries. As a result, the Group has updated its forecast, resulting in changes in timing and amount of total estimated remaining collections which in turn, when discounted to present value, resulted in a net negative change in expected future recoveries of approximately $9.4 million during the three months ended September 30, 2023.
Operating Expenses:
Salaries and wages
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Salaries and wages	$9,240,447	$9,151,028	$89,419	1%
Salaries and wages increased $89 thousand, or 1%, to $9.2 million for the nine months ended September 30, 2023 from $9.1 million for the nine months ended September 30, 2022. The increase was primarily due to addition of two executive positions in second half of 2022 of $0.4 million, offset by a decrease in commission expenses of $0.5 million related to the portfolio sales with a new customer identified during the nine months ended September 30, 2022.
Contingency fees and other collection costs
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Contingency fees and other collection costs	$10,573,470	$13,695,609	$(3,122,139)	(23)%
Contingency fees and other collection costs decreased approximately $3.1 million, or 23% to $12 million for the nine months ended September 30, 2023 from $13.7 million for the nine months ended September 30, 2022. The decrease was primarily driven by lower collections in 2023 as compared to 2022, which has a direct correlation with the amount of costs incurred by the Group for those collections.
Contingency fees and other collection costs — related parties
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Contingency fees and other collection costs – related parties	$231,870	$397,005	$(165,135)	(42)%

Contingency fees and other collection costs — related parties decreased $0.2 million, or 42% to $0.2 million for the nine months ended September 30, 2023 from $0.4 million for the nine months ended September 30, 2022. This decrease was primarily due to lower contingency fees and collection fees incurred for the receivable portfolios under the Group’s management services arrangements that are owned by related parties.
Court costs (recoveries), net
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Court costs (recoveries), net	$437,781	$(765,325)	$1,203,106	(157)%
Court costs (recoveries), net fluctuated by $1.2 million to $0.4 million of expense for the nine months ended September 30, 2023 from $0.8 million of income for the nine months ended September 30, 2022. Court costs (recoveries), net primarily consist of costs paid to courts where a lawsuit is filed for the purpose of attempting to collect on an account, net of the reimbursement of any court costs eventually be recovered. The Group generally incurred significant upfront court costs after 6 – 12 months from the purchase of a portfolio in order to facilitate the collection of the non-performing assets. These court costs are expensed as incurred. However, due to the uncertainty about the timing or amount to be recovered, the recoveries of court costs are not recognized until the ultimate collection of funds on these loans, which is the timing of cash collection. The reimbursement of court costs on an individual loan may be recognized in the period different from the period which the court costs incurred.
The change in Court costs (recoveries), net was primarily due to the decrease of $1.3 million in the reimbursement of court costs received during the nine months ended September 30, 2023 as compared to the same period of 2022, offset by a decrease of $0.1 million in the court costs incurred. The Group was reimbursed a significant amount of court costs during the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2023 as the court system had resumed its normal operations at the beginning of 2022 and the Group was able to make collections on cases previously delayed by the COVID-19 pandemic. These reimbursements were significantly larger than the court costs incurred by the Group for the nine months ended September 30, 2022 in connection with its collection efforts on its receivable portfolios.
Legal and other professional fees
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Legal and other professional fees	$3,486,761	$2,457,533	$1,029,228	42%
Legal and other professional fees increased $1 million, or 42% to $3.5 million for the nine months ended September 30, 2023 from $2.5 million for the nine months ended September 30, 2022. The increase was primarily due to higher consulting and professional service fees, including financial advisor and investment banker fees, incurred in connection with the amendments to Comvest Credit Facility for the first nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.
Selling expenses
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Selling expenses	$385,409	$519,823	$(134,414)	(26)%
Selling expenses decreased $0.1 million, or 26% to $0.4 million for the nine months ended September 30, 2023 from $0.5 million for the nine months ended September 30, 2022. This decrease was primarily due to less selling and marketing expenses incurred for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.

Rent and occupancy expenses
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Rent and Occupancy Expenses	$1,008,983	$975,275	$33,708	3%
Rent and occupancy expenses increased $33 thousand, or 3%, to $1 million for the nine months ended September 30, 2023 from $0.9 million for the nine months ended September 30, 2022. The Group did not enter into any material new leasing arrangements that would cause a material fluctuation in Rent and occupancy expenses for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.
Depreciation and amortization
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Depreciation and amortization	$331,680	$353,784	$(21,104)	(6)%
Depreciation and amortization decreased $21 thousand, or 6%, to $0.3 million for the nine months ended September 30, 2023 from $0.4 million for the nine months ended September 30, 2022. The Group did not purchase or retire any material long-lived assets that would cause a material fluctuation in Depreciation and amortization for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.
Other operating expenses
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Other operating expenses	$1,097,574	$1,180,841	$(83,267)	(7)%
Other operating expenses decreased $83 thousand, or 7%, to $1.1 million for the nine months ended September 30, 2023 from $1.2 million for the nine months ended September 30, 2022. There was no material fluctuation in other operating expenses for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.
Other income (expense):
Interest Expense
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Interest expense	$(14,175,441)	$(8,967,714)	$(5,207,727)	58%
Interest expense increased $5.2 million, or 58%, to $14.2 million for the nine months ended September 30, 2023 from $9.0 million for the nine months ended September 30, 2022. This increase was primarily attributable to an increase in the effective interest rate on the Group’s Comvest Credit Facility, which resulted in an additional interest charge of $3.3 million. The effective annual interest rate on the Group’s Comvest Credit Facility increased to 16.14% for the nine months ended September 30, 2023 from 11.01% for the nine months ended September 30, 2022. Further, the Group wrote off part of previously capitalized financing costs when the Group entered into the seventh amendment to the Comvest Credit Facility on August 21, 2023, in which one of the Lenders of this syndicated loan was replaced. See NOTE 11 — LOANS PAYABLE, NET, within the notes to the condensed combined consolidated financial statements. In connection with this, the Group incurred a loss on the extinguishment of debt during the nine months ended September 30,

2023, writing off previously capitalized financing costs of $1.3 million. In addition, the Group incurred the amendment fees and default interest expenses of $0.6 million associated with the Group’s fourth and fifth amendments to its Comvest Credit Facility during the nine months ended September 30, 2023.
For further information regarding the Group’s Comvest Credit Facility and borrowings on this facility, please refer to the unaudited condensed combined consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 and the audited combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021, included elsewhere in this proxy/prospectus.
Other expense
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Other expense	$(33,115)	$(101,861)	$68,746	(67)%
Other expense decreased $69 thousand, or 67%, to an expense of $33 thousand for the nine months ended September 30, 2023 from an expense of $102 thousand for the nine months ended September 30, 2022. There were no material fluctuations in Other expense for the nine months ended September 30, 2023 as compared to the nine months ended September 30, 2022.
Gain on forgiveness of loans payable, net
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Gain on forgiveness of loans payable, net . . . . . . .	$—	$1,596,972	$(1,596,972)	(100)%
The Group recognized a $1.6 million gain on forgiveness of loans payable, net for the nine months ended September 30, 2022. This gain on forgiveness of loans payable, net was due to 2022 Distressed Asset Portfolio IV, LLC entering into an agreement with certain affiliates to amend the Series C and Series D loan agreements to decrease the amount outstanding on these notes payable in May of 2022. No such gain on extinguishment of loans payable, net was recognized in 2023. For further information regarding the Series C and Series D loan agreements, please refer to the unaudited condensed combined consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 and the audited combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021, included elsewhere in this proxy/prospectus.
Liquidity and Capital Resources
To date, the Group has funded its operations primarily through contributions from its owners, the Group’s own operations, and its Notes Payable, as further outlined below:
Prior Loan Agreement
On September 29, 2017, Unifund CCR, LLC, as Borrowing Agent, and certain affiliates within the Group, (collectively, the “Borrowing Group”), entered into a Credit and Guaranty Agreement (“Prior Loan Agreement”) with AB Private Credit Investors LLC, as Administrative Agent (“Prior Lenders”), for a total senior and secured credit facility (“Prior Credit Facility”) of $80,000,000. Loan proceeds were used to (i) repay existing indebtedness, (ii) fund certain closing distributions, (iii) pay costs associated with the financing, and (iv) fund receivable portfolio acquisitions and related acquisition direct expenses.
The Agreement was amended and restated several times between July 10, 2018, and June 4, 2021. The Agreement as amended and restated, among other things, provided for an additional credit facility of $40,000,000, allowed for the joinder of an additional lender, Crestline Specialty Lending II, L.P., provided for additional restrictive covenants, modified certain financial covenants, provided certain one-time waivers of several designated defaults, waived the mandatory prepayment of the loans due to borrowing base deficiencies, amended the computation of prepayment premiums, increased the per annum applicable margin on both the Eurodollar rate loans and base rate loans, and required the members to contribute capital of $1,000,000 in 2019. The Agreement was terminated in June 2021 upon the signing of the Comvest Credit Facility discussed below.
Comvest Credit Facility
In June 2021, the Group entered into a new Credit Facility with Comvest (“Credit Facility”). The Comvest Credit Facility consists of (a) an initial term loan commitment of $95,553,898 (the “Term Loan”), (b) a delayed draw term loan commitment of $20,000,000 and (c) a revolving loan commitment of $10,000,000. Loan proceeds from the initial term loan commitment were used to (i) repay the prior indebtedness with AB Private Credit Investors LLC, (ii) fund certain fees and expenses associated with the repayment of the prior indebtedness, (iii) pay costs associated with the Comvest Credit Facility, and (iv) fund general corporate purposes of the Loan Parties. Loan proceeds from the delayed draw term loan commitment and the revolving loan commitments must be used to fund permitted portfolio acquisitions and pay fees associated with the respective loan advance closing. The terms and conditions related to the Comvest Credit Facility are included in Note 7 to Unifund’s audited financial statements included elsewhere in this proxy statement/prospectus.
As of September 30, 2023, the Loan Parties owed the Lenders $77,139,915 under the Credit Facility, including accrued interest of $1,188,862. As of December 31, 2022, the Loan Parties owed the Lenders $86,440,086 under the Credit Facility, including accrued interest of $1,020,066.
On May 16, 2023, the Group executed a fifth amendment to the Comvest Credit Facility (the “Fifth Amendment”). Among other things, the Fifth Amendment: (i) increased the interest rate applicable to loans under the Comvest Credit Facility; (ii) added a requirement that Unifund engage a financial advisor; (iii) added covenants and events of default requiring Unifund to (a) meet certain milestones related to the Business Combination or a complete refinancing of the loans outstanding under the Comvest Credit Agreement and (b) cause approximately $38 million in principal amount of outstanding loans held by one of the lenders under the facility to be assigned to a new lender or lenders by June 19, 2023 (the “Required Assignment”); (iv) required repayment of a total of $2.5 million principal amount of loans between June 15, 2023 and August 15, 2023; (v) added additional financial covenants to the agreement; (vi) increased the amount of prepayment penalties and the lengthened the time period during which they apply and (vii) required additional credit support from Mr. Rosenberg. The Fifth Amendment also waived certain Designated Events of Default.
Effective July 17, 2023, the Group executed a sixth amendment to the Comvest Credit Facility (the “Sixth Amendment”). Among other things, the Sixth Amendment: (i) increased the interest rate applicable to loans under the Comvest Credit Facility to 12.50% with respect to SOFR Loans (as defined therein) and 11.50% with respect to Base Rate Loans (as defined therein); (ii) added a requirement that Unifund engage and retain an investment banker to advise it on, among other things, a refinancing of the Comvest Credit Facility and certain other transactions; and (iii) added covenants and events of default requiring Unifund to (a) provide and meet a rolling 13-week operating budget and (b) cause the Required Assignment by July 28, 2023. The Sixth Amendment also waived certain covenants and extended the due date of the $1 million principal payment from July 15, 2023.
On August 21, 2023, the Group executed a seventh amendment to the Comvest Credit Facility (the “Seventh Amendment”). Among other things, the Seventh Amendment revised the definition of “Required Lenders” to reflect the concurrent completion of the Required Assignment.
On August 30, 2023, the Group executed an eighth amendment to the Comvest Credit Facility (the “Eighth Amendment”). Among other things, the Eighth Amendment: (i) permitted an overadvance of up to $2,500,000; (ii) modified certain milestones from the Fifth Amendment; (iii) modified certain financial covenants; (iv) required proceeds of sales of receivables to be used to pay down principal; and (v) required further credit support from Mr. Rosenberg. The Eighth Amendment also waived certain Designated Events of Default.
As of December 31, 2022, the Group had cash and cash equivalents of $4,540,772 and loans payable outstanding of $98,164,423. In addition, the Group’s total notes payable as of December 14, 2023 is

$90,090,402. The Group’s Comvest Credit Facility, as amended, contain certain designated events of default, including the definition of a SPAC Transaction, which is defined as the required execution of the transaction with Everest Consolidator Acquisition Corporation (“Everest”). The defined date that a SPAC Transaction had to occur, based on various amendments to the agreement, was September 30, 2023. The Group has not received an amendment to further extend this deadline. This and other identified events of default have caused the Group to be in default of the terms of its Comvest Credit Facility. Due to the significant amount due under this credit facility, this condition raises substantial doubt about the Group’s ability to continue as a going concern within one year after the date that these combined consolidated financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Group be unable to continue as a going concern.
As of the date of this evaluation, the Group has nonbinding commitment letters with separate external lenders that would provide for funding beyond what is currently outstanding under the Group’s current credit facility. This funding would extinguish the Group’s Comvest Credit Facility and provide the Group with significant incremental liquidity. The Group cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The occurrence of the breach of the Comvest Credit Facility, as amended, constitutes the occurrence and continuance of an Event of Default (as defined under the Comvest Credit Facility), the Agent would have the right to pursue remedies thereunder, including without limitation, foreclosure on the collateral securing the facility. The cross default provisions in the Payce notes apply solely to other Payce obligations, and the Comvest Credit Facility and Junior Debt do not contain cross default provisions that would be triggered by a Payce default. Accordingly, a default by Payce under the notes or any other obligation would not affect the Comvest Credit Facility or other debt financing arrangements of Unifund.
The Group’s primary uses of cash are to fund its operations as it continues to grow its business through the acquisition of receivable portfolios. The Group will continue to acquire receivable portfolios to increase future collections and cash flows. The Group will continue to execute on our growth strategy and continue to make our collections processes more efficient and effective, increasing our market share. We saw an increase in the number of accounts referred to us for collection for the nine months ended September 30, 2023 as compared to the same period of 2022. This was driven by our investment in technology and data analytics, which enabled us to optimize our collection strategies and increase our efficiency. The Group’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section entitled “Risk Factors.”
To the extent that current and anticipated sources of liquidity are insufficient to fund our future business activities and requirements, the Group may be required to seek additional equity or debt financing after the closing of the Business Combination. The sale of additional equity would result in additional dilution to stockholders after the closing. The incurrence of debt financing would result in debt service obligation and instruments governing such debt could provide for operating and financial covenants that could restrict Unifund’s operations. There can also be no assurances that the Group will be able to raise additional capital. The inability to raise capital could adversely affect our ability to achieve our business objectives.
Statement of Cash Flows
Comparison of the Fiscal Years Ended December 31, 2022 and 2021 (restated)
The following table summarizes Unifund’s cash flows for the period indicated:
	December 31,
	2022	2021	$ Change	% Change
Net cash used in operating activities	$(5,806,423)	$(10,524,815)	$4,781,392	(45)%
Net cash provided by (used in) investing activities	(3,733,931)	31,946,212	(35,680,143)	(117)%
Net cash provided by (used in) financing activities	2,854,406	(15,314,832)	18,169,238	119%

Cash Flows Used In Operating Activities (restated)
Net cash used in operating activities for the year ended December 31, 2022 of $5.8 million decreased by $4.7 million, or 45% from net cash used in operating activities of $10.5 million for the year ended December 31, 2021. For the year ended December 31, 2022, Net cash used in operating activities consisted primarily of net income of $2.7 million offset $7.7 million of noncash items, primarily related to change in expected future recoveries of $8.1 million, gain on loan payable of $1.6 million, depreciation and amortization of $0.5 million, and the amortization of financing costs of $1.5 million. In addition, for the year ended December 31, 2022, net changes in operating assets and liabilities resulted in cash used of $0.8 million. For the year ended December 31, 2021, net cash used in operating activities consisted primarily of net income of $15.2 million offset $25.3 million of noncash items including to change in expected future recoveries of $29.8 million, loss on extinguishment of debt of $2.2 million, depreciation and amortization of $0.6 million, and amortization of deferred financing costs of $1.6 million. In addition, for the year ended December 31, 2021, net changes in operating assets and liabilities resulted in cash used of $0.4 million.
Cash Flows Provided By (Used In) Investing Activities (restated)
Net cash used in investing activities for the year ended December 31, 2022 of $3.7 million decreased $35.7 million, or 112%, from cash provided by investing activities for the year ended December 31, 2021 of $32.0 million. For the year ended December 31, 2022, this use in cash consisted primarily of the purchase of the receivable portfolio pools of $30.6 million, offset by the collections applied to investment in receivable portfolios of $27.3 million. Net cash provided by investing activities for the year ended December 31, 2021, was from the collections applied to investment in receivable portfolios of $31.5 million.
Cash Flows Provided By (Used In) Financing Activities
Net cash provided by financing activities during the year ended December 31, 2022 of $2.9 million increased $18.2 million, or 119%, from cash used in financing activities of $15.3 million for the year ended December 31, 2021. For the year ended December 31, 2022, net proceeds from the loan payable amounted to $6.1 million, offset by payments on finance leases of $.5 million and distributions of $2.7 million. Net cash used in financing activities for the year ended December 31, 2021 was primarily driven by the Group’s net payments on its loans payable of $8.3 million, the incurrence of financing costs of $6.7 million associated with the Comvest Credit Facility and payments on capital lease of $0.3 million.
Comparison of the Nine Months Ended September 30, 2023 and 2022
The following table summarizes Unifund’s cash flows for the periods indicated:
	For the nine months ended September 30,
	2023	2022	$ Change	% Change
Net cash used in operating activities	$(6,656,151)	$(7,331,312)	$675,161	(9)%
Net cash provided by investing activities	8,155,400	486,652	7,668,748	1576%
Net cash used in financing activities	(6,793,475)	(527,819)	(6,265,656)	1187%
Cash Flows Used in Operating Activities
Net cash provided by used in operating activities for the nine months ended September 30, 2023 of $6.6 million decreased by $0.7 million, or (9)% from net cash used in operating activities of $7.3 million for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, net cash used in operating activities consisted primarily of net loss of $13.7 million offset by $7.1 million of noncash items, primarily related to the change in expected future recoveries of $4.3 million, the amortization of financing costs of $1.1 million and the loss on extinguishment of debt of $1.3 million. In addition, for the nine months ended September 30, 2023, net changes in operating assets and liabilities resulted in cash provided of $0.1 million. For the nine months ended September 30, 2022, net cash used in operating activities consisted primarily of net loss of $0.0 million as well as $5.0 million of noncash items. These noncash items primarily related change in expected future recoveries of $5.1 million, to gain on forgiveness of loans payable, net of $1.5 million depreciation and amortization. In addition, for the nine months ended September 30, 2022, net changes in operating assets and liabilities resulted in cash used of $2.3 million.
Cash Flows Provided By Investing Activities
Net cash provided by investing activities for the nine months ended September 30, 2023 of $8.2 million increased by $7.7 million, or 1576%, from cash used in investing activities of $0.5 million for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, net cash provided by investing activities primarily consisted of the collections applied to investment in receivable portfolios of $12.0 million offset by the purchase of receivable portfolios of $3.9 million. For the nine months ended September 30, 2022, net cash provided by investing activities primarily consisted of the collections applied to investment in receivable portfolios of $21.7 million offset by the purchase of receivable portfolios of $21.2 million.
Cash Flows Used In Financing Activities
Net cash used in financing activities during the nine months ended September 30, 2023 of $6.8 million increased from cash used in financing activities of $0.5 million for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, net cash used in financing activities primarily consisted of principal payments incurred on the Group’s outstanding loans of $10.4 million, distributions of $0.8 million and payments on the finance leases of $0.2 million, offset by the borrowings on such outstanding loans of $4.1 million and contribution of $0.5 million. Net cash used in financing activities for the nine months ended September 30, 2022 was primarily driven by payments on the Group’s outstanding loans of $12.3 million, distributions of $2.5 million and payments on the finance leases of $0.4 million, which was offset by borrowings on the Group’s outstanding loans of $14.7 million.
Critical Accounting Policies and Significant Management Estimates
The Group’s consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with U.S. GAAP.
Preparation of these financial statements requires the Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. The Group also makes estimates and assumptions on revenue generated and reported expenses incurred during the reporting periods.
Its estimates are based on its historical experience and on various other factors that it believes are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
The Group’s significant accounting policies are described in the notes to its financial statements included elsewhere in this proxy statement/prospectus, Unifund believes its significant accounting policies are most critical to understanding and evaluating its reported financial results.
Recently Issued and Adopted Accounting Standards
A discussion of recent accounting pronouncements is included in Note 2 to the Groups’ audited combined consolidated financial statements included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate and Concentration of Credit Risks
The Group had cash and restricted cash of $1,913,994 and $7,208,220 as of September 30, 2023 and December 31, 2022.

The Group deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold the Group’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.
Our variable interest-bearing debt (see note 7 to the Group’s audited combined consolidated financial statements) that is not hedged by derivative financial instruments is subject to the risk of interest rate fluctuations. Significant increases in future interest rates on our variable rate debt could lead to a material decrease in future earnings assuming all other factors remain constant. The rates used in our variable interest-bearing debt are based on LIBOR, or other index rates, which in certain cases are subject to a floor. Subsequent to the execution of the fifth amendment to the Comvest Credit Facility on May 17, 2023, any LIBOR input to the total calculation of interest per annum rate is to be based upon a SOFR rate. A hypothetical 50 basis points increase or decrease in interest rates as of September 30, 2023 related to variable rate debt agreements would have a $306,896 positive or negative impact on income before income taxes.
Emerging Growth Company Status
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non‑emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Everest previously elected to avail itself of the extended transition period, and following the consummation of the Business Combination, Everest will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare Everest’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.
The Combined Company will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of the Combined Company’s fiscal year in which the Combined Company has total annual gross revenue of at least $1.07 billion, (c) the date on which the Combined Company is deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which Everest has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Related Person Policy
Upon consummation of the Business Combination, it is anticipated that the New PubCo Board will adopt a written Related Person Transactions Policy that sets forth New PubCo’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of New PubCo’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New PubCo or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to New PubCo as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New PubCo’s voting securities (including New PubCo Common Stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New PubCo’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New PubCo’s audit committee (or, where review by New PubCo’s audit committee would be inappropriate, to another independent body of the New PubCo Board) for review. To identify related person transactions in advance, New PubCo will rely on information supplied by New PubCo’s executive officers, directors and certain significant stockholders. In considering related person transactions, New PubCo’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
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the risks, costs and benefits to New PubCo;

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the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

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the terms of the transaction;

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the availability of other sources for comparable services or products; and

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the terms available to or from, as the case may be, unrelated third parties.

New PubCo’s audit committee will approve only those transactions that it determines are fair to us and in New PubCo’s best interests. All of the transactions described herein were entered into prior to the adoption of such policy.
Everest Relationships and Related Party Transactions
Throughout this section, unless otherwise indicated or the context otherwise requires, references to “Everest,” “Company,” “we,” “us,” “our” and other similar terms refer to Everest Consolidator Acquisition Corporation and its subsidiaries, prior to the consummation of the Business Combination.
Founder Shares
In March 2021, the Sponsor acquired 5,750,000 shares of common stock for an aggregate purchase price of $25,000, consisting of 5,750,000 Everest Class B common stock (up to an aggregate of 750,000 of which were subject to forfeiture depending on the extent of the exercise of the underwriter’s over-allotment option) (the “Founder Shares”). Prior to the initial investment in the company of $25,000 by our Sponsor, we had no assets, tangible or intangible. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the Company by the aggregate number of Founder Shares issued.
On September 24, 2021, the Company repurchased 1,437,500 shares of Everest Class B common stock from the Sponsor for $6,250. As of December 20, 2023, there were 4,312,500 shares of Everest Class B common stock were issued and outstanding. The underwriters exercised their overallotment option in full simultaneously in connection with the IPO. As a result, no shares were subjected to forfeiture.
The Founder Shares are designated as Everest Class B common stock and will automatically convert into shares of our Everest Class A common stock (which such shares of Everest Class A common stock delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if we do not consummate an initial business combination) at the time of our initial business combination at a ratio such that the number of shares of Everest Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock issued and outstanding upon completion of the Company’s IPO, plus (ii) the total number of shares of Everest Class A common stock issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any shares of Everest Class A common stock or equity-linked securities exercisable for or convertible into shares of Everest Class A common stock issued, deemed issued or to be issued, to any seller in the initial business combination and any private placement warrants issued to our Sponsor, its affiliates or any member of our management team upon conversion of working capital loans.
Private Placement Warrants
Simultaneously with the closing of the IPO, the Company completed a sale of 6,333,333 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant (the “Private Placement”), to the Sponsor and Directors, generating gross proceeds to the Company of $9,500,000. On February 28, 2023, the Company entered into that certain Extension Warrants Purchase Agreement with the Sponsor pursuant to which the Company issued to the Sponsor 1,150,000 Extension Private Placement Warrants, at a rate of $1.50 per private placement warrant, having the same terms as the private placement warrants issued to the Sponsor in connection with the closing of the Company’s IPO. The Company issued the Extension Private Placement Warrants in exchange for the Sponsor’s deposit of $1,725,000, representing $0.10 per share of the Everest Class A common stock held by Everest Public Stockholders, into the Trust Account.
On May 26, 2023, the Company entered into that certain Second Extension Warrants Purchase Agreement with the Sponsor pursuant to which the Company issued to the Sponsor 1,150,000 Second Extension Private Placement Warrants, at a rate of $1.50 per private placement warrant, having the same terms as the private placement warrants issued to the Sponsor in connection with the closing of the Company’s IPO and the Extension Private Placement Warrants issued to the Sponsor in connection with the Initial Extension. The Company issued the Second Extension Private Placement Warrants in exchange for the Sponsor’s deposit of $1,725,000, representing $0.10 per share of the Everest Class A common stock held by Everest Public Stockholders, into the Trust Account.
Each whole Private Placement Warrant is exercisable for one whole share of the Everest Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the IPO to be held in the Trust Account. If the Business Combination is not completed within 27 months from the closing of the IPO, by February 28, 2024, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Everest Class A common stock (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, to not transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial business combination.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 20, 2023, there was an outstanding balance of $2,532,500 under the A&R Second Working Capital Note.
Administrative Support Agreement
The Company has entered into that certain Administrative Support Agreement, dated November 23, 2021 by and between the Company and the Sponsor (the “Administrative Support Agreement”), pursuant to which the Company will pay an affiliate of the Sponsor a total of $10,000 per month, until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, secretarial and administrative services. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees.
For the for the year ended December 31, 2022 and the period from March 8, 2021 (inception) through December 31, 2021, the Company expensed $122,425 and $10,549, respectively for the services provided through the Administrative Support Agreement. As of September 30, 2023, the balance due by the Company to the Sponsor under the Administrative Support Agreement was $60,000, and as of December 31, 2022, the Company had no amounts due to the Sponsor related to the Administrative Support Agreement.
Conditional Guarantee Agreement
In connection with the Initial Extension and our Sponsor’s deposit of the extension funds into the Trust Account, we entered into a Conditional Guaranty Agreement (the “Initial Conditional Guaranty Agreement”) in favor of the Noteholder (defined below) in respect of a promissory note with an aggregate original principal amount of $1,725,000 (the “Initial Note”) issued and sold by the Sponsor to a third-party investor (the “Noteholder”). The Initial Note provides for interest at a rate equal to 16.0% per year. In connection with the Second Extension and our Sponsor’s deposit of the extension funds into the Trust Account, we entered into an additional Conditional Guaranty Agreement (the “Second Conditional Guaranty Agreement” and, together with the Initial Conditional Guaranty Agreement, the “Conditional Guaranty Agreements”) in favor of the Noteholder in respect of a promissory note with an aggregate original principal amount of $1,725,000 (the “Second Note” and, together with the Initial Note, the “Notes”) issued and sold by the Sponsor to the Noteholder. The Second Note provides for interest at a rate equal to 16.0% per year. Pursuant to the Conditional Guaranty Agreements, we have agreed, subject to our consummation of an initial business combination prior to February 28, 2024, to guarantee the payment when due of all principal and accrued interest owed by the Sponsor under the Notes. Our obligations under the Conditional Guaranty Agreements will terminate upon the earliest to occur of (i) the payment in full or discharge and termination of the Notes, (ii) the failure to consummate an initial business combination prior to the Termination Date or (iii) immediately prior to the voluntary or involuntary liquidation, dissolution or winding up of the Company. The Noteholder has waived any right, title, interest and claim of any kind in or to any monies in the Trust Account.
Related Party Loans
On May 24, 2021, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Initial Working Capital Note”). This loan is non-interest bearing and payable on the earlier of June 30, 2022 or the completion of the IPO. As of December 31, 2021, there was an outstanding balance of $18,289 on the Initial Working Capital Note, which was fully repaid by the June 30, 2022 maturity date referenced above. There were no amounts outstanding related to the Initial Working Capital Note as of September 30, 2023. On May 7, 2023, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $1,500,000 to cover working capital expenses (the “Second Working Capital Note”). On December 7, 2023, the Company and the Sponsor amended and restated the Second Working Capital Note (the “A&R Second Working Capital Note”) to, among other things, (i) increase the principal amount of the A&R Second Working Capital Note that may be drawn upon by the Company to $3,500,000, (ii) amend the rate at which interest accrues on the A&R Second Working Capital Note to be (a) 6.0% for any principal amount drawn down up to $1,500,000 and (b) 18.0% for any principal amount drawn down greater than $1,500,000 and (iii) amend the maturity date to the earlier of (x) the Closing of the Business Combination or (y) February 28, 2024. As of December 20, 2023, there was an outstanding balance of $2,532,500 under the A&R Second Working Capital Note.
Class B Shares Transfer Agreement and Promissory Note
In connection with the Second Working Capital Note, the Sponsor entered into that certain Class B Shares Transfer Agreement and Promissory Note, dated May 7, 2023, by and among Belay Associates, LLC, Everest Consolidator Master Fund I, LLC, a third-party investor, and the Sponsor (the “Share Transfer Agreement”) whereby the Sponsor agreed to transfer 375,000 shares of Everest Class B common stock to Everest Consolidator Master Fund I, LLC in exchange for a working capital loan in an amount of up to $1,500,000. The working capital loan pursuant to the Share Transfer Agreement bears interest at a rate of six percent on the total amount drawn down up to a maximum of $1,500,000. For example, if $1,000,000 is drawn down for working capital, the amount repaid at the time of a business combination will be $1,060,000 regardless of the amount of time the working capital loan was outstanding, provided it is repaid by the earlier of December 31, 2023, or upon the consummation of a business combination.
New PubCo Relationships and Related Party Transactions
Throughout this section, unless otherwise noted, “Unifund,” “Company,” “we,” “us,” “our” and similar terms refer to Unifund and its subsidiaries prior to the consummation of the Business Combination.
DAP IV Series 86, an affiliate entity of Unifund, issued certain Series BR 15.00% Promissory Bridge Notes, dated January 26, 2023, to David Rosenberg, an executive officer of Unifund, in the principal amount $750,000, and to Selig Zises, an owner of more than 5% of the outstanding equity of Unifund, in the principal amount of $235,000.00 (each, a “DAP IV Investment”). The amount currently outstanding under David Rosenberg’s note is $750,000, and the amount currently outstanding under Selig Zises’ note is $235,000. The amounts were loaned for the purpose of purchasing accounts for the business of DAP IV pursuant to the Forward Flow Purchase Agreement with First National Bank of Omaha. In addition, as consideration for the DAP IV Investments, Distressed Asset Portfolio IV, LLC issued to Mr. Rosenberg and Mr. Zises, pursuant to a joinder agreement (the “Joinder Agreement”), rights in the underlying equity interests in Distressed Asset Portfolio IV, LLC. The Joinder Agreement grants to Mr. Rosenberg and Mr. Zises Class B Series 86 Membership Interests in Distressed Asset Portfolio IV, LLC, which provides the holders with the right to receive certain distributions from accounts owned by DAP IV Series 86. Although DAP IV Series 86 intends to refinance its obligations under the Series BR 15.00% Promissory Bridge Notes and the Joinder Agreements with third-party capital when it is able to do so, these obligations may remain outstanding following the consummation of the Business Combination.
Mr. Rosenberg, an executive officer of Unifund, issued a certain demand note, effective November 8, 2022, to DAP IV, an affiliate entity of Unifund, in the principal amount of $238,000. This Demand Note was repaid in full on April 19, 2023.
Pursuant to the Unifund CCR, LLC and Payce Services Agreement dated as of April 9, 2021, Unifund CCR, LLC engages Payce to provide certain consulting services for a fee of $100,000 per month. Unifund CCR, LLC also pays reasonable travel expenses incurred in the course of performing the service. The Services Agreement automatically renews for subsequent one year periods unless either party notifies the other 30 days prior to renewal.
Payce has issued a certain Demand Note, effective February 5, 2020, to Mr. Rosenberg in the principal amount of $1,603,629.37. The proceeds of the Demand Note are used by Payce to fund certain business operations. The full amount is amount currently outstanding under the Demand Note.

Unifund and National Check Bureau, Inc., an entity of which Mr. Rosenberg, and Messrs. Zises are each a minority owner, have entered into an agreement pursuant to which National Check Bureau, Inc. uses Unifund personnel and administrative services in its operations. In exchange, National Check Bureau, Inc. reimbursed Unifund $185,881 during 2022.
Under the Fifth Amendment, David Rosenberg, our Chief Executive Officer, is required to provide a personal guaranty guaranteeing the Company’s obligations under the Comvest Credit Facility. The guaranty was initially capped at $5 million, which was subsequently increased to $7.5 million under the Eighth Amendment, and is secured by DAP IV Series B membership interests and certain portfolios of receivables of DAP IV, which were not previously pledged under the Comvest Credit Facility.
Concurrently with the execution of the Business Combination Agreement, the Company Equityholders entered into the Company Holder Support Agreement, pursuant to which the Company Equityholders have agreed to, among other things, (i) support and vote (whether pursuant to a dully convened meeting of the Company Equityholders or pursuant to an action by written consent of the Company Equityholders) in favor of the adoption and approval of the Business Combination Agreement and the Transactions, including the Contributions and Exchanges, (ii) consummate, or cause the Target Companies to consummate, the Reorganization, (iii) be bound by certain transfer restrictions with respect to the Company Equity and (iv) take any actions necessary to effect the Transactions, including the Reorganization and the Contributions and Exchanges. The Company Holder Support Agreement will automatically terminate, without any notice or action on the part of a party, upon the valid termination of the Business Combination Agreement.
Affiliates of Unifund have entered into the following collateral grant documentation in support of the Comvest Credit Facility:
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Pledge Agreement dated as of June 11, 2021 by and between Selig Zises, an owner of more than 5% of the outstanding equity of Unifund, and CCP Agency, LLC.

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Pledge Agreement dated as of June 11, 2021 by and between Jay Zises, an owner of more than 5% of the outstanding equity of Unifund, and CCP Agency, LLC.

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Pledge Agreement dated as of June 11, 2021 by and between Mr. Rosenberg, our President and an owner of more than 5% of the outstanding equity of Unifund, and CCP Agency, LLC.

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Validity Guaranty Agreement dated as of June 11, 2021 by Mr. Rosenberg, in favor of CCP Agency, LLC.

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CCRF and ZB Limited, entities beneficially owned by Mr. Rosenberg and Messrs. Jay and Selig Zises, are loan parties under the Comvest Credit Facility.

Each of these loans and/or support agreements will remain in effect in the event the Business Combination is consummated.
Post-Business Combination Arrangements
In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination Agreement. The agreements described in this section, or forms of such agreements as they will be in effect substantially concurrently with the completion of the Business Combination, are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the descriptions herein are qualified by reference thereto.
Indemnification of Directors and Officers
The Proposed New PubCo Certificate of Incorporation will provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, the Proposed New PubCo Certificate of Incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. There is no pending litigation or proceeding naming any of Everest’s, New PubCo’s or Unifund’s respective directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

BUSINESS OF EVEREST AND CERTAIN INFORMATION ABOUT EVEREST
Unless the context otherwise requires, all references in this Section to the “Company,” “we,” “us” or “our” refer to Everest.
Overview
We are a blank check company incorporated on March 8, 2021 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
We have assembled a team consisting of our management, board of directors and strategic advisors, which we refer to, collectively, as our founders, who we believe have deep expertise financial services industry and have collectively grown businesses, scaled technology, developed and marketed new products, and implemented risk management policies. Experience among our founders includes senior executive management positions at leading wealth management providers including Goldman Sachs Global Private Client, Citigroup Global Private Bank, Envestnet / Yodlee, BNY Mellon, Boston Private Financial Holdings, Fidelity, Hartford Funds, Mercer Advisors, MetLife Investment Management, TIAA, U.S. Trust and the Harvard Management Company Endowment Board. We will seek to capitalize on the decades of industry expertise, deep network of relationships, and significant access to deal flow offered by industry veterans who comprise our founders.
On November 29, 2021, we consummated our initial public offering (the “IPO”) of 17,250,000 Everest Units (including 2,250,000 units sold pursuant to the full exercise of the IPO underwriters’ option to purchase additional units to cover over-allotments). Each Everest Unit consists of one share of Everest Class A common stock and one-half of one redeemable warrant (the “Public Warrants”), with each whole warrant entitling the holder thereof to purchase one whole share of Everest Class A common stock for $11.50 per share. The Everest Units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $172,500,000.
Simultaneously with the closing of the IPO, we completed the private sale of 6,333,333 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant (the “Private Placement”), to the Sponsor, generating gross proceeds to us of $9,500,000. The Private Placement Warrants are identical to the Public Warrants sold as part of the units in the IPO, except that the Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (except to certain permitted transferees) until 30 days after the completion of the Business Combination. The Private Placement Warrants will not be redeemable for cash by the Company and will be exercisable on a cashless basis.
Following the consummation of the IPO, total of $175,950,000 of the net proceeds from the IPO and the Private Placement were placed in a U.S.-based trust account at J.P. Morgan Chase Bank, N.A. maintained by Equiniti Trust Company, LLC, acting as trustee.
On February 28, 2023, Everest consummated the Initial Extension. To effect the Initial Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by the Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 Extension Private Placement Warrants, at a rate of $1.50 per Private Placement Warrant, on the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO. On May 26, 2023, Everest further extended the period Everest has to consummate its initial business combination by a period of three months from May 28, 2023 to August 28, 2023 (the “Second Extension”). To effect the Second Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 private placement warrants (the “Second Extension Private Placement Warrants”), at a rate of $1.50 per Private Placement Warrant, having the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO and the Initial Extension.
Recent Developments
Extension of Time to Complete an Initial Business Combination
Pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement entered into between us and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company,

LLC), in the event we had not consummated an initial business combination within 15 months from the closing of the IPO, or February 28, 2023, our board of directors is permitted to extend the period of time to consummate an initial business combination by two additional three month periods, provided, in each case, that the Sponsor has deposited into the Trust Account $1,725,000 in exchange for Private Placement Warrants, at a rate of $1.50 per Private Placement Warrant, having the same terms as the Private Placement Warrants issued in connection with the IPO.
On February 28, 2023, we extended the period we have to consummate our initial business combination by a period of three months from February 28, 2023 to May 28, 2023 (the “Initial Extension”). To effect the Initial Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by the Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 Extension Private Placement Warrants, at a rate of $1.50 per Private Placement Warrant, having the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO. Everest Public Stockholders were not entitled to vote on or redeem their shares in connection with the Initial Extension. On May 26, 2023, Everest further extended the period Everest has to consummate its initial business combination by a period of three months from May 28, 2023 to August 28, 2023 (the “Second Extension”). To effect the Second Extension, the Sponsor deposited $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Public Stockholders, into the Trust Account, in exchange for our issuance to the Sponsor of 1,150,000 private placement warrants (the “Second Extension Private Placement Warrants”), at a rate of $1.50 per Private Placement Warrant, having the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO and the Initial Extension. Everest Public Stockholders were not entitled to vote on or redeem their shares in connection with the Second Extension.
On August 24, 2023, Everest held the Extension Meeting, at which holders of Everest Common Stock voted upon, among other items, (i) a proposal to amend Everest’s Existing Organizational Documents to extend the date by which Everest must consummate an initial business combination up to an additional six times, for one month each time, from August 28, 2023 to February 28, 2024 by depositing into the Trust Account, for each one-month extension, the lesser of (a) $280,000 and (b) $0.035 per outstanding share of Everest Common Stock and (ii) a proposal to amend Everest’s Existing Organizational Documents to eliminate the limitation that Everest shall not redeem shares of Everest Class A common stock to the extent that such redemption would cause Everest’s net tangible assets to be less than $5,000,001. The purpose of the net tangible assets limitation was initially to ensure that Everest Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Everest Common Stock and New PubCo Common Stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Everest presented the proposal to remove the net tangible asset limitation to provide Everest greater flexibility to facilitate the consummation of the Business Combination. All of the proposals presented at the Extension Meeting were approved by the requisite holders of Everest Common Stock. In connection with the Extension Meeting and subsequent redemptions, a total of 63 Everest Public Stockholders elected to redeem an aggregate of 3,825,869 shares of Everest Class A common stock. Following the Extension Redemptions, Everest had approximately $144.9 million left in its Trust Account.
On August 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the first one-month extension to extend the date by which Everest must consummate an initial business combination to September 28, 2023. On September 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the second one-month extension to extend the date by which Everest must consummate an initial business combination to October 28, 2023. On October 23, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the third one-month extension to extend the date by which Everest must consummate an initial business combination to November 28, 2023. On November 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the fourth one-month extension to extend the date by which Everest must consummate an initial business combination to December 28, 2023.
Further Extension of Time to Complete an Initial Business Combination
Giving effect to the Extension Meeting, we have until February 28, 2024 to complete an initial business combination (the “Termination Date”). If we are unable to consummate an initial business combination by the Termination Date, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding shares of Everest Class A common stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account, less up to $100,000 of interest to pay dissolution expenses and net of interest that may be used by us to pay our franchise and income taxes payable, divided by the number of then outstanding shares of Everest Class A common stock, which redemption will completely extinguish Everest Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and as further described herein, and then seek to dissolve and liquidate.
Lack of Business Diversification
For an indefinite period of time after the completion of our initial business combination, the prospects for our success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that we will not have the resources to diversify our operations and mitigate the risks of being in a single line of business. By completing our initial business combination with only a single entity, our lack of diversification may:
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subject us to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which we operate after our initial business combination; and

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cause us to depend on the marketing and sale of a single product or limited number of products or services.

Permitted Purchases and Other Transactions with Respect to Our Securities
Our Sponsor, directors, executive officers, advisors or their affiliates may purchase share of Everest Class A common stock or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. None of the funds in the Trust Account will be used to purchase shares of Everest Class A common stock or Public Warrants in such transactions. If they engage in such transactions, they will be restricted from making any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act.
In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Everest Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will be required to comply with such rules.
The purpose of any such transaction could be to (i) reduce the number of Public Warrants outstanding or vote such warrants on any matters submitted to the Public Warrant Holders for approval in connection with the Business Combination or (ii) satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the Closing of the Business Combination, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our Everest Class A common stock or Public Warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated transactions by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of Everest Class A common stock) following our mailing of tender offer or proxy materials in connection with our the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private transaction, they would identify and contact only potential selling or redeeming stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Business Combination but only if such shares have not already been voted at the Stockholders Meeting related to the Business Combination. Our Sponsor, executive officers, directors, advisors or their affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will be restricted from purchasing shares if such purchases do not comply with Regulation M under the Exchange Act and the other federal securities laws. Any shares of Everest Common Stock purchased by the Sponsor or Everest’s directors, officers or advisors, or their respective affiliates in privately negotiated transactions will not (i) be purchased at a price higher than the price offered through the redemption process, (ii) be voted in favor of the Business Combination Proposal or (iii) have redemption rights, and if such shares of Everest Common Stock do have redemption rights then such rights will be waived by the Sponsor, or Everest’s directors, officers or advisors, or their respective affiliates.
Our Sponsor, officers, directors and/or their affiliates will be restricted from making purchases of shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. We expect any such purchases would be reported by such person pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
Redemption Rights for Everest Public Stockholders upon Completion of Our Initial Business Combination
We will provide our Everest Public Stockholders with the opportunity to redeem all or a portion of their shares of Everest Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then-outstanding shares of Everest Class A common stock, subject to the limitations described herein. The amount in the Trust Account was initially anticipated to be $10.20 per share of Everest Class A common stock. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Further, we will not proceed with redeeming our shares of Everest Class A common stock, even if an Everest Public Stockholder has properly elected to redeem its shares, if a business combination does not close. Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and shares of Everest Class A common stock held by them in connection with (i) the completion of our initial business combination, and (ii) a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) that would modify the substance or timing of our obligation to provide holders of our Everest Class A common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our shares of Everest Class A common stock if we do not complete our initial business by the Termination Date or (B) with respect to any other provision relating to the rights of holders of our Everest Class A common stock.
Limitations on Redemptions
The Business Combination Agreement provides that the Target Companies’ obligation to consummate the Business Combination is conditioned on, among other things, the Minimum Cash Condition, which requires that the Company shall have Available Cash of at least $40,000,000, equal to the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (net of redemptions) minus certain transaction expenses. The Minimum Cash Condition would not be met in the event that more shares of Everest Class A common stock are validly submitted for redemption than is contemplated by the maximum redemption scenario, which would allow the Company Equityholders to prevent the Closing of the Business Combination unless Everest obtained additional financing to satisfy the Minimum Cash Condition or the Company Equityholders decide to waive the Minimum Cash Condition. However, the proposed business combination may require: (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all shares of Everest Class A common stock that are validly submitted for redemption plus any amount required to satisfy the Minimum Cash Condition exceeds the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all shares of Everest Class A common stock submitted for redemption will be returned to the holders thereof.
Manner of Conducting Redemptions
We will provide the Everest Public Stockholders with the opportunity to redeem all or a portion of their shares of our Everest Class A common stock upon the completion of our initial business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek stockholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek stockholder approval under applicable law or stock exchange listing requirements. Asset acquisitions and stock purchases would not typically require stockholder approval while direct mergers with our company where we do not survive and any transactions where we issue more than 20% of our issued and outstanding common stock or seek to amend our amended and restated certificate of incorporation would typically require stockholder approval. We currently intend to conduct redemptions in connection with a stockholder vote unless stockholder approval is not required by applicable law or stock exchange listing requirement or we choose to conduct redemptions pursuant to the tender offer rules of the SEC for business or other reasons. So long as we obtain and maintain a listing for our securities on the NYSE, we will be required to comply with the NYSE rules.
If we held a stockholder vote to approve our initial business combination, we will, pursuant to our amended and restated certificate of incorporation:
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conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules; and

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file proxy materials with the SEC.

In the event that we seek stockholder approval of our initial business combination, we will distribute proxy materials and, in connection therewith, provide the Everest Public Stockholders with the redemption rights described above upon completion of the initial business combination.
If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of Everest Class A common stock are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. In such case, our Sponsor and each member of our management team have agreed to vote their Founder Shares and shares of Everest Class A common stock in favor of our initial business combination. As a result, in addition to our Sponsor’s Founder Shares, we would need 6,468,751 or 37.5% of the 17,250,000 shares of Everest Class A common stock to be voted in favor of an initial business combination in order to have our initial business combination approved. Each Everest Public Stockholder may elect to redeem their shares of Everest Class A common stock irrespective of whether they vote for or against the proposed transaction or vote at all. In addition, our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and shares of Everest Class A common stock held by them in connection with (i) the completion of a business combination, and (ii) a stockholder vote to approve an amendment to our amended and restated certificate of incorporation (A) that would modify the substance or timing of our obligation to provide holders of shares of our Everest Class A common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Everest Class A common stock if we do not complete our initial business combination within 27 months from the closing of the IPO, by February 28, 2024, or (B) with respect to any other provision relating to the rights of holders of shares of our Everest Class A common stock.
If we conduct redemptions pursuant to the tender offer rules of the SEC, we will, pursuant to our amended and restated certificate of incorporation:
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conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers; and

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file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

Upon the public announcement of our initial business combination, if we elect to conduct redemptions pursuant to the tender offer rules, we and our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase shares of our Everest Class A common stock in the open market, in order to comply with Rule 14e-5 under the Exchange Act.
In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on Everest Public Stockholders not tendering more than the number of shares of Everest Class A common stock we are permitted to redeem. If the Everest Public Stockholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete such initial business combination.
Everest Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” will be required to either tender their certificates (if any) to our transfer agent prior to the date set forth in the proxy solicitation or tender offer materials, as applicable, mailed to such holders, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC, at the holder’s option, in each case up to two business days prior to the initially scheduled vote to approve the business combination. The proxy solicitation or tender offer materials, as applicable, that we will furnish to holders of our shares of Everest Class A common stock in connection with our initial business combination will indicate the applicable delivery requirements,
Limitation on Redemption upon Completion of Our Initial Business Combination If We Seek Stockholder Approval
If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which we refer to as “Excess Shares,” without our prior consent. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in the IPO without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.
Redemption of Everest Class A Common Stock and Liquidation If No Initial Business Combination
As stated above, if we have not consummated an initial business combination by the Termination Date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Everest Class A common stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding shares of Everest Class A common stock, which redemption will completely extinguish Everest Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination within 27 months from the closing of the IPO, by February 28, 2024. Our amended and restated certificate of incorporation provides that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Delaware law.
Our Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if we fail to consummate an initial business combination within 27 months from the closing of the IPO, by February 28, 2024, or any other approved extension of such period (although they will be entitled to liquidating distributions from the Trust Account with respect to any shares of Everest Class A common stock they hold if we fail to complete our initial business combination within the prescribed time frame).
Our Sponsor, executive officers, directors and director nominees have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation (A) that would modify the substance or timing of our obligation to provide holders of shares of the Everest Class A common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our shares of Everest Class A common stock if we do not complete our initial business combination within 15 months from the closing of the IPO (or 18 or 21 months, as applicable) or (B) with respect to any other provision relating to the rights of holders of shares of the Everest Class A common stock, unless we provide our Everest Public Stockholders with the opportunity to redeem their shares of Everest Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of the then-outstanding shares of Everest Class A common stock. If this optional redemption right is exercised with respect to an excessive number of shares of Everest Class A common stock such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our shares of Everest Class A common stock at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our Sponsor, any executive officer, director or director nominee, or any other person.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the up to $2,000,000 held outside the Trust Account, plus up to $100,000 of funds from the Trust Account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.
If we were to expend all of the proceeds from the sale of the Private Placement Warrants, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be $10.20 per share. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Everest Public Stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.20 per share. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Everest Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by our management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where our management is unable to find a service provider willing to execute a waiver. BofA Securities Inc. and Marcum LLP have not executed an agreement with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by (A) a third-party for services rendered or products sold to us (other than our independent registered public accounting firm), or (B) a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.20 per share and (ii) the actual amount per share of Everest Class A common stock held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the IPO underwriter against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.20 per share and (ii) the actual amount per share of Everest Class A common stock held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.20 per share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.20 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the IPO underwriter against certain liabilities, including liabilities under the Securities Act. We had access to up to $2,000,000 following the IPO and the sale of the Private Placement Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such stockholder.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our Everest Public Stockholders upon the redemption of our shares of Everest Class A common stock in the event we do not complete our initial business combination within 27 months from the closing of the IPO, by February 28, 2024, or any other approved extension of such period may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our Everest Public Stockholders upon the redemption of our shares of Everest Class A common stock in the event we do not complete our initial business combination within 27 months from the closing of the IPO, by February 28, 2024, or any other approved extension of such period, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination within 27 months from the closing of the IPO, by February 28, 2024, or any other approved extension period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Everest Class A common stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Everest Class A common stock, which redemption will completely extinguish Everest Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our shares of Everest Class A common stock as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.20 per share or (ii) such lesser amount per share of Everest Class A common stock held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the IPO underwriter against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.
If we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.20 per share to our Everest Public Stockholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Everest Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our Everest Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our shares of Everest Class A common stock if we do not complete our initial business combination within 27 months from the closing of the IPO, by February 28, 2024, or such longer period as approved by the stockholders and reflected in our amended and restated certificate of incorporation from the closing of the IPO, (ii) in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of shares of the Everest Class A common stock the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our shares of Everest Class A common stock if we do not complete our initial business combination within 27 months from the closing of the IPO, by February 28, 2024, or (B) with respect to any other provision relating to the rights of holders of shares of the Everest Class A common stock, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Everest Public Stockholders who redeem their shares of the Everest Class A common stock in connection with a stockholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination within 27 months from the closing of the IPO, by February 28, 2024, or any other approved extension period, with respect to such shares of the Everest Class A common stock so redeemed. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.
Employees
We currently have two non-employee executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any employees prior to the completion of our initial business combination.
Competition
In identifying, evaluating and selecting a target business for our initial business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, public companies or operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses will be limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our Everest Public Stockholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.
Periodic Reporting and Audited Financial Statements
The Everest Units, Everest Class A common stock and Public Warrants are registered under the Exchange Act, and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the Securities and Exchange Commission (the “SEC”). In accordance with the requirements of the Exchange Act, our annual report will contain financial statements audited and reported on by our independent registered public accountants.
We will provide stockholders with audited financial statements of the prospective target business as part of any proxy solicitation materials or tender offer documents sent to stockholders to assist them in assessing the target business. These financial statements will need to be prepared in accordance with or reconciled to GAAP or international financial reporting standards (“IFRS”) as promulgated by the International Accounting Standards Board. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have the necessary financial statements. To the extent that this requirement cannot be met, we may not be able to acquire the proposed target business.
We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2022 as required by the Sarbanes-Oxley Act. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement on internal control over financial reporting. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
Facilities
Our executive offices are located at 4041 MacArthur Blvd, Newport Beach, CA 92660. We have entered into an Administrative Support Agreement pursuant to which the Company pays an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services to the company. We began incurring these fees on November 29, 2021 and will continue to incur these fees monthly until the earlier of the completion of the initial business combination or the Company’s liquidation. For the nine months ended September 30, 2023 and September 30, 2022, we expensed $30,000 and 90,000, respectively, for the services provided through the Administrative Support Agreement that was due to the Sponsor. For the years ended December 31, 2022 and December 31, 2021 we expensed $122,425 and $10,549, respectively, for the services provided through the Administrative Support Agreement that was due to the

Sponsor. As of September 30, 2023, the balance that remained payable by the Company to the Sponsor under the Administrative Support Agreement was $60,000.
Legal Proceedings
To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.
Directors and Executive Officers
The following table provides information regarding our executive officers and members of our board of directors as of December 21, 2023:
Name	Age	Position
Adam Dooley	52	Chairman, Chief Executive Officer, President, Treasurer, Secretary and Director
Jacqueline S. Shoback	57	Chief Operating Officer and Director
Elizabeth Mora*	63	Director
Peter K. Scaturro*	63	Director
Rebecca Macieira-Kaufmann	59	Director

*
Member of the audit committee, compensation committee and nominating and corporate governance committee

The experience of our directors and executive officers is as follows:
Executive Officers
Adam Dooley
Mr. Dooley has served as our Chief Executive Officer, President, Treasurer and Director since March 2021, as our Secretary since May 2021 and as our Chairman since October 2021. Mr. Dooley has deep expertise in the private wealth management sector and has led international transformation initiatives for several leading publicly traded financial services companies across North America, Europe and the Middle East.
Since January 2021, Mr. Dooley has served as the Founder, Chairman and Chief Executive Officer of Belay International Corporation, a financial sponsor focused on technology enabled companies in the wealth and asset management sector. From December 2019 to December 2020, Mr. Dooley served as President of PREP Securities, a broker-dealer subsidiary of the PREP Property Group, a fully integrated real estate development and management company. From February 2014 to December 2019, Mr. Dooley served as a Managing Director and Partner of CR Capital Group LLC, where he led advisory and joint partnerships with alternative investment managers to create capital raising platforms in the private wealth management sector. From November 2012 to December 2013, Mr. Dooley served as Vice President and National Sales Manager of U.S. Individual Retirement Savings and Structured Product Solutions at MetLife, Inc. From March 2008 to October 2012, Mr. Dooley served as Managing Director and Head of Wealth Management, EMEA at MetLife, where he led wealth management and structured product solutions across Europe and the Middle East with accountability for 12 countries. Mr. Dooley started his career in the Fixed Income Trading Division of Salomon Smith Barney in 1994.
Mr. Dooley received his Bachelor’s degree in Business Administration from the University of Southern California’s Lloyd Greif Center for Entrepreneurial Studies. He also received an MBA from IMD University in Switzerland, where he was awarded the prestigious International Consulting Project Award for his work with Swiss Life and Bain Consulting analyzing Europe’s retail financial advice sector.

Jacqueline S. Shoback
Ms. Shoback has served as our Chief Operating Officer since March 2021 and as a Director since September 2021. Ms. Shoback brings extensive experience in executive leadership of wealth management companies and direct investments experience, and she has served on the board of directors of leading financial services companies.
In January 2020, Ms. Shoback co-founded and currently serves as Managing Director of 1414 Ventures, a venture capital firm focused on investing in early-stage companies in the digital identity sector. From February 2015 to January 2020, Ms. Shoback worked at Boston Private Financial Holdings, a wealth, trust and private banking services company which was publicly-traded until it was acquired by SVB Financial Group in June 2021. She held several C-suite roles during her tenure including Chief Executive Officer of the Emerging Businesses & Client Experience at Boston Private Bank & Trust Company, or Boston Private Bank, a wholly- owned private banking and trust company subsidiary of Boston Private Financial Holdings. Ms. Shoback was also an Executive Director on the board of directors of the Boston Private Bank from October 2017 until January 2020. From December 2010 to January 2015, Ms. Shoback served as Senior Vice President and Head of Retail and Individual Marketing at Teachers Insurance and Annuity Association of America, or TIAA, a wealth management and financial services provider. From 2006 to 2009, Ms. Shoback served as Senior Vice President and Head of High Net Worth and Mass Affluent Marketing segments at Fidelity Investments, two segments where she restructured the offering and sales and service models which drove increased loyalty and asset consolidation. Ms. Shoback also served as Senior Vice President of National Sales and Service Distribution at Fidelity Investments, from January 2004 to December 2006. Ms. Shoback previously has held various roles at Staples, including Vice President and Head of Opportunity Markets of its U.S. Retail Division.
In addition, since 2017, Ms. Shoback has served as a member of the Board of Directors and both the Audit & Human Resources and Compensation Committees of CUNA Mutual Group, a mutual insurance company that provides financial services to cooperatives, credit unions and their members, and other customers in the United States.
Ms. Shoback received an MBA from Harvard Business School and her Bachelor’s degree in Economics and Political Science from Wellesley College.
Non-Employee Directors
Peter K. Scaturro
Mr. Scaturro has served as our Lead Independent Director since September 2021. Mr. Scaturro has extensive senior executive leadership experience at leading global financial institutions, with a focus on wealth management and private banking.
Since 2010, Mr. Scaturro has served as a Private Investor for PKS LLC, a private investment firm that he founded. From 2007 to 2009, Mr. Scaturro served as a Partner at Goldman Sachs’ Global Private Client business. During his time at Goldman Sachs, he was a member of the firm-wide Goldman Sachs Business Practices Committee and served on the Investment Management Division Operating Committee. From 2005 to 2007, Mr. Scaturro served as the Chief Executive Officer of U.S. Trust, where he added significant depth to the management team, increased the size of the sales force and introduced an open architecture capability. While at U.S. Trust, Mr. Scaturro was a member of the Executive Committee of Charles Schwab, which owned U.S. Trust at the time. Mr. Scaturro also served as Chief Executive Officer of Citigroup Global Private Bank from 1999 to 2004. He is a former Partner at Bankers Trust, which was acquired by Deutsche Bank in 1999.
In addition, since June 2022, Mr. Scaturro has served as Managing Partner of the Regenerative SportsCare Institute, a pioneer in using regenerative medicine and interventional orthobiologics to treat spine and joint disorders. Since September 2020, Mr. Scaturro has served as member of the Board of Advisors of Electus Global Education Co., a developer and manufacturer of youth financial literacy, entrepreneurship and career education technology. Since June 2014, Mr. Scaturro has also served as a Director and Vice

Chairman of Orthobond Corporation, a biotechnology company focused on developing antimicrobial surface technology, where he also served as Non-Executive Chairman from 2016 to 2020.
Mr. Scaturro received his Master’s degree in Engineering and his Bachelor’s degree in Engineering at Columbia University.
Elizabeth Mora
Ms. Mora has served as a Director since September 2021. Ms. Mora has more than 30 years of leadership experience in financial operations and corporate governance.
From August 2008 to August 2020, Ms. Mora served as Chief Administrative Officer, Vice President for Finance and Administration, and Treasurer at Charles Stark Draper Laboratory, a $750 million research and development innovation laboratory spun out of the Massachusetts Institute of Technology. From 2006 to 2008, Ms. Mora served as Chief Financial Officer of Harvard University, where she served on the Harvard Management Company Endowment Board which managed approximately $35 billion in assets at the time. From 1997 to 2006, Ms. Mora served as the Associate Vice President of Research and Administration of Harvard University. Ms. Mora is a former Senior Manager of the National Regulatory Consulting Practice at PricewaterhouseCoopers.
Ms. Mora currently serves as a board member of Nuburu, Inc. (NYSE American: BURU), a publicly-traded company developing advanced lasers for industrial applications, MKS Instruments, Inc. (Nasdaq: MKSI), a publicly-traded semi-conductor and advanced market technology company, Inogen, Inc. (Nasdaq: INGN), a publicly-traded medical technology company that primarily develops, manufactures and markets portable oxygen concentrators; and Limoneira Company (Nasdaq: LMNR), a publicly-traded agribusiness, rental operations and real estate development company. In addition, since October 2018, Ms. Mora has served as an Advisory Board member at Cambridge Trust Company, a publicly-traded local wealth management bank with $4 billion in assets. From February 2016 to June 2020, she served as Chair of the Board of Directors of GCP Applied Technologies, a publicly-traded manufacturer of chemicals and materials used in construction.
Ms. Mora is a Certified Public Accountant in Massachusetts and received an MBA from Simmons University and a Bachelor’s degree in Political Science from the University of California, Berkeley.
Rebecca Macieira-Kaufmann
Ms. Macieira-Kaufmann has served as a director since May 2023. Ms. Macieira-Kaufmann is a seasoned Chief Executive Officer with broad leadership experience in sales, marketing, risk management and international business operations.
She is the founding member of the RMK Group, LLC, an advisory and consulting service focused on fintech, digital currency and payment systems, which was formed in June 2020. Previously, she served in various senior leadership roles at Citibank from 2008 until June 2020 and at Wells Fargo from 1996 until 2008. Ms. Macieira-Kaufmann previously served as a non-executive director of Flutterwave, a provider of commercial financing and mobile payment services, from February 2022 to February 2023, on the board of Revolut USA, a global financial technology company, from October 2020 to June 2022, and as a chair of the board of Banamex USA/Servicing Inc. from April 2016 to March 2020 and as a director from 2013 to 2020. She also has served on the advisory board of DigitalDX Ventures, a majority women-owned impact fund focused on leveraging AI and big data to solve global health issues, since February 2021, as an advisor to Notabene, a privacy-preserving compliance platform for digital currency companies, since December 2020, and as the Growth Advisory Council of Duco, which provides data management for financial services firms, from September 2020 until August 2021. She also is an advisor to Banyan and Kapitalwise along with multiple other companies. In addition, Ms. Macieira-Kaufmann serves as Vice Chair Audit of the San Francisco Symphony Board of Governors and as a director of the Jewish Senior Living Group.
Ms. Macieira-Kaufmann received her B.A. in semiotics from Brown University and an MBA from Stanford Graduate School of Business, and was a Fulbright Scholar at the University of Helsinki. We

believe Ms. Macieira-Kaufmann is qualified to serve on our board of directors due to her deep regulatory experience and network in the financial services sector.
Family Relationships
There are no family relationships among any of our directors or executive officers.
Number and Terms of Office of Officers and Directors
Our board of directors are divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Elizabeth Mora and Rebecca Macieira-Kaufmann, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Jacqueline S. Shoback and Peter K. Scaturro, will expire at our second annual meeting of the stockholders. The term of office of the third class of directors, consisting of Adam Dooley, will expire at our third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we complete our initial business combination.
Prior to the completion of an initial Business Combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to nominate persons to the offices set forth in our amended and restated certificate of incorporation as it deems appropriate. Our amended and restated certificate of incorporation provides that our officers may consist of one or more chairman of the board of directors, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.
Director Independence
NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Elizabeth Mora, Peter K. Scaturro and Rebecca Macieira-Kaufmann are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors.
Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee is available on our website at www.belayoneverest.com.
Audit Committee
Elizabeth Mora, Rebecca Macieira-Kaufmann and Peter K. Scaturro serve as members of our audit committee. Our board of directors has determined that each of Elizabeth Mora, Rebecca Macieira-Kaufmann and Peter K. Scaturro are independent under the NYSE listing standards and applicable SEC rules. Elizabeth Mora serves as the Chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, all directors on the audit committee must be independent. Each member of the audit committee is financially literate and our board of directors has determined that Elizabeth Mora qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The audit committee is responsible for:
•
meeting with our independent registered public accounting firm regarding, among other issues, audits and adequacy of our accounting and control systems;

•
monitoring the independence of the independent registered public accounting firm;

•
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•
inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

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appointing or replacing the independent registered public accounting firm;

•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

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monitoring compliance on a quarterly basis with the terms of the IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of the IPO; and

•
reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Nominating Committee
The members of our nominating committee are Elizabeth Mora, Rebecca Macieira-Kaufmann and Peter K. Scaturro, and Peter K. Scaturro serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. Our board of directors has determined that each of Elizabeth Mora, Rebecca Macieira-Kaufmann and Peter K. Scaturro are independent.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, as specified our nominating committee charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee
The members of our compensation committee are Elizabeth Mora, Rebecca Macieira-Kaufmann and Peter K. Scaturro, and Rebecca Macieira-Kaufmann serves as chairwoman of the compensation committee.
Under the NYSE listing standards and applicable SEC rules, we are required to have a compensation committee composed entirely of independent directors. Our board of directors has determined that each of Elizabeth Mora, Rebecca Macieira-Kaufmann and Peter K. Scaturro are independent. The charter adopted by our compensation committee outlines the principal functions of the compensation committee, which include the following:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•
reviewing and approving the compensation of all of our other Section 16 executive officers;

•
reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

•
producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.
However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, roles of the chairman of the board and lead director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at www.belayoneverest.com.
Conflicts of Interest
In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
•
the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

•
it would not be fair to our Company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Certain of our officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will be permitted by our organizational documents to discharge his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.
Our Sponsor, officers, directors and strategic advisors may sponsor, form or participate in other blank check companies similar to ours during the period in which we are seeking an initial business combination. Any such companies may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among investment mandates and we cannot assure you that any of such conflicts will be resolved in our favor. However, we do not currently expect that any such other blank check company would materially affect our ability to complete our initial business combination. In addition, our Sponsor, officers, and directors are not required to commit any specified amount of time or resources to our affairs and, accordingly, will have conflicts of interest in allocating management time and resources among various business activities, including identifying potential business combinations and monitoring the related due diligence. Our amended and restated certificate of incorporation provides that we renounce our interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the company and it is an opportunity that we are able to complete on a reasonable basis.
Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:
Individual	Entity	Entity’s Business	Affiliation
Adam Dooley	Belay International Corporation	Private Equity	Chairman and Chief Executive Officer
Jacqueline S. Shoback	1414 Ventures	Venture Capital	Managing Director
	CUNA Mutual Group	Insurance	Director
Elizabeth Mora	MKS Instruments	Semi-Conductor and	Director; Chairman of

Individual	Entity	Entity’s Business	Affiliation
		Advanced Technology	Audit Committee
	Inogen, Inc.	Medical Technology	Director
	Limoneira Company	Agribusiness, Rental Operations, Real Estate Development	Director
	Nuburu, Inc.	Industrial Lasers	Director
Peter K. Scaturro	Regenerative SportsCare Institute	Medical, Biotechnology	Managing Partner
	PKS LLC	Private Investment Firm	Founder
	Orthobond Corporation	Biotechnology	Director
Rebecca Macieira-Kaufmann	RMK Group, LLC	Advisory and Consultancy	Founding Member
	DigitalDX Ventures	Private Investment Firm	Advisory Board Member
	Notabene	Digital Privacy	Advisor
	Banyan	Data Management	Advisor
We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers, directors or strategic advisors. In the event we seek to complete our initial business combination with a company that is affiliated with our Sponsor or any of our officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.
Furthermore, in no event will our Sponsor or any of our existing officers or directors, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination, except, commencing on the date our securities are first listed on the NYSE, we will reimburse an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month.
Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any shares of Everest Class A common stock they may acquire in the IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification.
These provisions may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website at www.belayoneverest.com. The information contained on or accessible through our corporate website or any other website that we may maintain is not deemed to be incorporated by reference in, and is not considered part of, this Annual Report on Form 10-K. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Business Conduct and Ethics in a Current Report on Form 8-K.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2022 there were no delinquent filers.
Executive Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we will reimburse an affiliate of our sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. In addition, our sponsor, executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account.
Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.
The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2023 based on information obtained from the persons named below, with respect to the beneficial ownership of common stock, by:
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each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•
each of our executive officers and directors that beneficially owns our common stock; and

•
all our executive officers and directors as a group.

In the table below, percentage ownership is based on 17,736,631 shares of Everest Common Stock, issued and outstanding as of December 21, 2023 (consisting of 13,424,131 shares of Everest Class A common stock and 4,312,500 shares of Everest Class B common stock). Voting power represents the voting power of shares of common stock owned beneficially by such person. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them.
Name and Address of Beneficial Owner(1)	Number of Shares of Beneficially Owned	Percentage of Outstanding Common Stock
Everest Consolidator Sponsor, LLC (our sponsor)(2)(3)	4,312,500	24.3%
Adam Dooley(2)(3)	4,312,500	24.3%
Jacqueline S. Shoback	—	*
Elizabeth Mora	—	*
Peter K. Scaturro	—	*
Rebecca Macieira-Kaufmann	—	*
All officers, directors and director nominees as a group(2)	4,312,500	24.3%
Other 5% Stockholders
Saba Capital Management, L.P.(4)	1,270,480	7.2%
Calamos Market Neutral Income Fund, a series of Calamos Investment Trust(5)	1,250,000	7.0%
Highbridge Capital Management, LLC(6)	1,102,512	6.2%
Sculptor Capital LP(7)	938,904	5.3%

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of our stockholders is 4041 MacArthur Blvd, Newport Beach, CA 92660.

(2)
Interests shown consist solely of Founder Shares, classified as Everest Class B common stock. Such shares will automatically convert into Everest Class A common stock at the time of our initial business combination.

(3)
The shares reported are held in the name of our Sponsor. Certain of our directors, officers and their affiliates hold membership interests in our Sponsor. Our Sponsor is controlled by Belay Associates, LLC. Adam Dooley is the manager of Belay Associates, LLC. As such, Adam Dooley may be deemed to have beneficial ownership of the Everest Class B common stock held directly by our Sponsor.

(4)
Based solely on a Schedule 13G/A filed on February 14, 2023 by Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Management GP, LLC (“Saba GP”) and Boaz R. Weinstein. Each of Saba Capital, Saba GP and Mr. Weinstein share voting and dispositive power with respect to 1,270,480 shares of Everest Class A common stock. The address of the business office of each of Saba Capital, Saba GP ad Mr. Weinstein is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(5)
Based solely on a Schedule 13G filed on February 3, 2022 by Calamos Market Neutral Income Fund, a series of Calamos Investment Trust. The address of the business office of the reporting persons is 2020 Calamos Court, Naperville, IL 60563.

(6)
Based solely on a Schedule 13G/A filed on January 31, 2023 by Highbridge Capital Management, LLC. Highbridge Capital Management, LLC, as the investment advisor to certain funds and accounts (collectively, the “Highbridge Funds”), may be deemed to be the beneficial owner of the 1,102,512 shares of Everest Class A common stock held by the Highbridge Funds. The address of the business office of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, New York 10172.

(7)
Based solely a Schedule 13G/A filed on February 14, 2023 by Sculptor Capital LP (“Sculptor”), each of Sculptor, Sculptor Capital II LP (“Sculptor-II”), Sculptor Capital Holding Corp. (“SCHC”), Sculptor Capital Holding II LLC (“SCHC-II”) and Sculptor Capital Management, Inc. (“SCU”) has shared voting power and shared dispositive power with respect to 938,904 shares of Everest Class A common stock. Each of Sculptor Master Fund, Ltd. (“SCMF”) and Sculptor Special Funding, LP (“NRMD”) has shared voting power and shared dispositive power with respect to 599,529 shares of Everest Class A common stock. Sculptor SC II LP (“NJGC”) has shared voting power and shared dispositive power with respect to 339,375 shares of Everest Class A common stock.

Sculptor and Sculptor-II serve as the principal investment managers to a number of private funds and discretionary accounts and thus may be deemed beneficial owners of the Everest Class A common stock in such accounts managed by Sculptor and Sculptor-II. SCHC-II serves as the sole general partner of Sculptor-II and is wholly owned by Sculptor. SCHC serves as the sole general partner of Sculptor, and as such, SCHC and SCHC-II may be deemed to control Sculptor as well as Sculptor-II and, therefore, may be deemed to be the beneficial owners of the Everest Class A common stock reported in the Schedule 13G/A. SCU is the sole shareholder of SCHC, and, for purposes of the Schedule 13G/A, may be deemed a beneficial owner of the Everest Class A common stock reported in the Schedule 13G/A. The business address of each of Sculptor, Sculptor-II, SCHC, SCHC-II, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The business address of SCMF is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman. The principal business address of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands. The principal business address of NJGC is c/o The Corporation Trust Company 1209 Orange Street, Wilmington DE 19801.
Our Sponsor beneficially owns 20.0% of the issued and outstanding Everest Common Stock, on an as converted basis. Because of this ownership block, our Sponsor may be able to effectively influence the outcome of all other matters requiring approval by the Everest Public Stockholders, including amendments to our amended and restated certificate of incorporation and approval of significant corporate transactions including our Business Combination.
Our Sponsor has agreed (a) to vote any Founder Shares and shares of Everest Class A common stock held by it in favor of the Business Combination and (b) not to redeem any Founder Shares or Everest Class A common stock held by it in connection with a stockholder vote to approve the Business Combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EVEREST
Unless the context otherwise requires, all references in this Section to the “Company,” “we,” “us” or “our” refer to Everest prior to the consummation of the Business Combination. The following discussion and analysis of Everest’s financial condition and results of operations should be read in conjunction with Everest’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on March 8, 2021 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, equity and debt.
The issuance of additional shares of our common stock in a business combination:
•
may significantly dilute the equity interest of investors in the IPO, which dilution would increase if the anti-dilution provisions in the Everest Class B common stock resulted in the issuance of Everest Class A common stock on a greater than one-to-one basis upon conversion of the Everest Class B common stock;

•
may subordinate the rights of holders of shares of Everest Class A common stock if shares of preferred stock are issued with rights senior to those afforded Everest Class A common stock;

•
could cause a change in control if a substantial number of shares of Everest Class A common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•
may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•
may adversely affect prevailing market prices for our units, shares of Everest Class A common stock and/or warrants; and may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt or otherwise incur significant debt, it could result in:
•
default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•
our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•
our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•
our inability to pay dividends on Everest Class A common stock;

•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on Everest Class A common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•
limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•
increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

Recent Developments
First and Second Extensions of the Period to Complete the Initial Business Combination
On February 28, 2023, in accordance with our amended and restated certificate of incorporation and the terms of the trust agreement entered into between us and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC) , dated as of November 23, 2021 (the “Trust Agreement”), we initially extended the period of time in which we must consummate an initial business combination by a period of three months, from February 28, 2023 to May 28, 2023 (the “Initial Extension”). In connection with the Initial Extension, our Sponsor deposited an aggregate of $1,725,000 into the Trust Account, representing $0.10 per public share, in exchange for the our issuance of to the Sponsor of 1,150,000 Private Placement Warrants, at a rate of $1.50 per private placement warrant, with the same terms as the Private Placement Warrants issued in connection with the closing of our initial public offering (“IPO”). The Initial Extension was the first of two three-month extensions permitted under our governing documents.
On May 26, 2023, we further extended the period we had to consummate an initial business combination by a period of three months, or until August 28, 2023 (the “Second Extension”). In connection with the Second Extension, the Sponsor deposited an aggregate of $1,725,000 into the Trust Account, representing $0.10 per public share, in exchange for our issuance of to the Sponsor of 1,150,000 Private Placement Warrants, at a rate of $1.50 per Private Placement Warrants, with the same terms as the Private Placement Warrants issued in connection with the closing of the IPO. The Second Extension was the second of two three-month extensions permitted under our governing documents. The Company’s stockholders were not entitled to vote on or redeem their shares in connection with the Initial Extension or the Second Extension.
In connection with the Sponsor’s financing of the Initial Extension and the Second Extension, the Sponsor entered into two promissory notes in the aggregate amount of $3,450,000 ($1,725,000 for each extension) at an interest rate of 16% per annum (each, an “Extension Note” and together, the “Extension Notes”) with Everest Consolidator — A Series of Master Fund I LLC (the “Noteholder”), a third-party investor. In connection with the Sponsor’s issuance of the Extension Notes, the Company entered into a Conditional Guaranty Agreements in favor of the Noteholder in respect of each Notes. See “— Contractual Obligations and Commitments,” below.
Special Meeting of Stockholders
On August 24, 2023, Everest convened the Extension Meeting, at which holders of Everest Common Stock approved, among other items, (i) a proposal to amend Everest’s Existing Organizational Documents to provide our board of directors with the right to extend (the “Monthly Extensions”) the date by which Everest must consummate a business combination (the “Combination Period”) up to an additional six (6) times for one (1) month each time, from August 28, 2023 to February 28, 2024; (ii) a proposal to approve the adoption of an amendment to the Trust Agreement to allow us to extend the Combination Period up to any additional six (6) times for one (1) month each time from August 28, 2023 to February 28, 2024, by depositing into the Trust Account, for each one-month extension, the lesser of (a) $280,000 and (b) $0.035 per outstanding share of Everest Common Stock; and (iii) a proposal to amend Everest’s Existing Organizational Documents to eliminate the limitation that Everest shall not redeem shares of Everest Class A common stock to the extent that such redemption would cause Everest’s net tangible assets to be less than $5,000,001. The purpose of the net tangible assets limitation was initially to ensure that Everest Common Stock would not be deemed a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Everest Common Stock and New PubCo Common Stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, Everest presented the proposal to remove the net tangible asset limitation to provide Everest greater flexibility to facilitate the consummation of the Business Combination. All of the proposals presented at the Extension Meeting were approved by the requisite holders of Everest Common Stock. In connection with the Extension Meeting, Everest Public Stockholders were given the opportunity to redeem their public shares for a pro rata share of the funds on deposit in the Trust Account as of two business days prior to such approval, including any interest earned on the trust account deposits (net of taxes payable), divided by the number of then outstanding public shares. A total of 63 stockholders elected to redeem an aggregate of 3,825,869 shares of Everest Class A common stock at a per share redemption price of $10.73, totaling $41,057,655. Following the Extension Meeting and Extension Redemptions, Everest had approximately $144.9 million left in its Trust Account.
On August 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the first one-month extension to extend the date by which Everest must consummate an initial business combination to September 28, 2023. On September 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the second one-month extension to extend the date by which Everest must consummate an initial business combination to October 28, 2023. On October 23, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the third one-month extension to extend the date by which Everest must consummate an initial business combination to November 28, 2023. On November 28, 2023, the Sponsor deposited $280,000 into the Trust Account in connection with the fourth one-month extension to extend the date by which Everest must consummate an initial business combination to December 28, 2023. The Combination Period currently expires on December 28, 2023. Everest may extend the Combination Period for up to two additional one-month periods to February 28, 2024.
Results of Operations and Known Trends or Future Events
We have neither engaged in any operations nor generated any revenues to date. Our only activities from March 8, 2021 (inception) through September 30, 2023 were organizational activities, the activities necessary for the IPO, and those to complete the initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We expect to generate non-operating income in the form of interest income on marketable securities held in the Trust Account established at the time of the IPO to hold certain proceeds from the IPO and the concurrent sale of the Private Placement Warrants. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as the transaction costs in relation to the proposed Business Combination.
For the three months ended September 30, 2023, we had a net loss of $1,594,960, which consists of investment income held in the Trust Account of $2,225,997, general and administrative expenses of $3,187,663, conditional guarantee expense of $139,134, interest expense of $37,200, and the provision for income taxes of $456,960. Of the $3,187,663 of general and administrative expenses, approximately $2.4 million relate to business combination costs.
For the nine months ended September 30, 2023, we had a net loss of $9,215,480, which consists of investment income held in the Trust Account of $6,294,454, general and administrative expenses of $10,400,770, conditional guarantee expense of $3,706,339, interest expense of $112,200 and the provision for income taxes of $1,290,625. Of the $10,400,770 of general and administrative expenses, approximately $8.4 million relate to business combination costs.
For the three months ended September 30, 2022, we had net income of $222,640, which consists of general and administrative expenses of $379,100, which was offset by investment income of $601,740.
For the nine months ended September 30, 2022, we had a net loss of $559,203, which consists of general and administrative expenses of $1,301,314 and income tax expense of $109,576 which were offset by investment income of $851,687.
For the period ended December 31, 2022, we had net income of $158,386, which consists of investment income held in Trust Account of $2,536,113, offset by the operating costs of $1,922,290 and the provision for income taxes of $455,437.
For the period from March 8, 2021 (inception) through December 31, 2021, we had a net loss of $427,312, which consists of formation and operating costs of $428,515 and is offset by investment income held in Trust Account of $1,203.

Liquidity, Capital Resources and Going Concern
Our liquidity needs were satisfied prior to the completion of the IPO through $18,750 paid by our Sponsor (after giving effect to the repurchase by us of 1,437,500 shares of Everest Class B common stock from our Sponsor for an aggregate purchase price of $6,250) to cover certain of our offering and formation costs in exchange for the issuance of the Founder Shares to our Sponsor.
We generated net proceeds of $177,606,386 from (i) the sale of the units in the IPO, after deducting offering expenses, underwriting commissions, but excluding deferred underwriting commissions, and (ii) the sale of the Private Placement Warrants. Of this amount, $175,950,000 are held in the Trust Account, which includes $6,037,500 of deferred underwriting commissions. The proceeds held in the Trust Account are invested only in U.S. government treasury obligations with a maturity of 185 days or less or in mutual funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.
On May 7, 2023, the Company issued an unsecured promissory note (the “Promissory Note”) in the principal amount of up to $1,500,000 to the Sponsor. The Promissory Note obligates the Company to repay the total amount drawn (which will be in the form of a non-convertible working capital loan), together with accrued interest at the rate of 6% on the total amount drawn (the “Interest”), provided that the total repayment amount shall not exceed $1,500,000 plus the applicable Interest. On December 7, 2023, the Company amended and restated the Promissory Note (the “Amended Promissory Note”) to, among other things (i) increase the principal amount that may be drawn upon by the Company to up to $3,500,000, (ii) amend the rate at which interest accrues on outstanding principal amounts to (a) 6.0% for any principal amount drawn down up to $1,500,00 and (b) 18.0% for any principal amount drawn down greater than $1,500,000, and (iii) amend the maturity date to the earlier of (a) the closing of the Business Combination or (b) February 28, 2024. Through September 30, 2023, the Company received an aggregate of $1,870,000 in proceeds from the Sponsor under the Amended Promissory Note.
On May 8, 2023, the Company received a letter providing notice from the representative of the underwriters in the IPO, waiving any entitlement to their portion of the $6,037,500 deferred underwriting fee that accrued from their participation as the underwriters of the IPO as they have not been involved in the Business Combination process.
For the nine months ended September 30, 2023, cash used in operating activities was $2,809,565, which is related primarily to the payments of transaction costs.
In connection with the vote at the Extension Meeting on August 24, 2023, the holders of 3,825,869 shares of Everest Class A common stock exercised their right to redeem such shares at a per share redemption price of approximately $10.73, and an aggregate of $41,057,655 was withdrawn from the Trust Account.
As of September 30, 2023, we had cash of $322,367 held outside of the Trust Account (reserved for tax payments) and marketable securities held in the Trust Account of $145,772,470 (which includes $4,010,000 of funds deposited by the Sponsor in connection with the Initial and Second Extensions and the first and second one-month extensions pursuant to the proposals approved at the Extension Meeting, $8,831,770 of interest income, and excludes the $41,057,655 which was withdrawn from the Trust as part of the Extension Meeting), consisting of securities held in a mutual fund that invests in U.S. Treasury securities with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay income and franchise taxes. Through September 30, 2023, we withdrew $1,961,645 of interest earned on the Trust Account, inclusive of the of $1,075,252 withdrawn in August 2023, discussed below, to pay income taxes and Delaware franchise taxes.
In August 2023, we withdrew $1,075,252 of interest and dividend income earned in the Trust Account for payment of our estimated franchise and income tax liabilities. As of September 30, 2023 none of the $1,075,252 had been remitted to satisfy franchise and income tax liabilities. The amount withdrawn was restricted for payment of such tax liabilities under Everest’s existing charter and the terms of the Trust Agreement. Through September 30, 2023, we mistakenly used $752,885 of these funds for the payments of general operating expenses counter to the terms of the Trust Agreement. As of September 30, 2023, these funds (totaling $752,885) remain payable for franchise and income tax purposes.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable and deferred underwriting commissions, as applicable), to complete our initial business combination. We may withdraw interest income (if any) to pay franchise and income taxes. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest income earned on the amount in the Trust Account (if any) will be sufficient to pay our taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
The $322,367 held outside of the Trust Account as of September 30, 2023, and a working capital deficit of $15,649,971 as of September 30, 2023, will not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of the condensed financial statements contained elsewhere in this proxy statement/prospectus, assuming that a business combination is not consummated during that time.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. During the nine-month period ended September 30, 2023, the Company received an aggregate of $1,870,000 in the form of a working capital loan from its Sponsor.
The Company believes that the proceeds raised in the IPO and the funds potentially available from loans from the Sponsor or any of their affiliates will be sufficient to allow the Company to meet the expenditures required for operating its business. However, if the estimate of the costs to complete the Business Combination with Unifund is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.
Giving effect to the proposals approved at the Extension Meeting and subject to the Company making the required trust account deposits, we have until February 28, 2024 to complete an initial business combination (the “Termination Date”). It is uncertain whether the Company will be able to consummate the proposed business combination by the Termination Date. If we are unable to consummate an initial business combination by the Termination Date we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding shares of Class A common stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account, less up to $100,000 of interest to pay dissolution expenses and net of interest that may be used by us to pay our franchise and income taxes payable, divided by the number of then outstanding shares of Class A common stock, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law and as further described herein, and then seek to dissolve and liquidate.
Our management has determined that the liquidity condition, potential mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

These condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Contractual Obligations and Commitments
Conditional Guarantees
In connection with the Initial Extension and the Second Extension, the Company entered into a Conditional Guaranty Agreement in favor of the Noteholder in respect of each Extension Note. Pursuant to each Conditional Guaranty Agreement, the Company has agreed, subject to the Company’s consummation of an Initial Business Combination prior to the Termination Date, to guarantee the payment by the Sponsor to the Noteholder when due of all principal and accrued interest owed to the Noteholder under the respective Extension Note. The Company’s obligations under each Conditional Guaranty Agreement will terminate upon the earliest to occur of (i) the payment in full or discharge and termination of the Extension Note, (ii) the failure to consummate an initial business combination prior to the Termination Date or (iii) immediately prior to the voluntary or involuntary liquidation, dissolution or winding up of the Company. The Noteholder has waived any right, title, interest and claim of any kind as it relates to the Trust Account.
The Company accounts for the Conditional Guarantees in accordance with the guidance in ASC 460, “Guarantees” (“ASC 460”) as the Conditional Guarantees contingently require the Company to make payments to a guaranteed party. As required by ASC 460, at the inception, the Company assessed the need to recognize a liability for the contingent component of the guarantee (the obligation to make future payments upon the occurrence of certain events) in accordance with the guidance in ASC 450, “Contingencies” (“ASC 450”). Under ASC 450, a Company is required to record a liability if it is probable that the Company would have to make a payment under the guarantee, and the payment can be reasonably estimated. See Note 4 for further detail as it relates to the Conditional Guarantees.
As of September 30, 2023, the Company deemed that the payment of the Extension Notes on behalf of the Sponsor was probable and recorded a liability of $3,706,339, including $3,450,000 of principal and $256,339 of accrued interest related to the Extension Notes.
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Everest Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement entered into prior to the closing of the IPO. The holders of these securities may at any time, and from time to time, request in writing that the Company register the resale of any or all of these securities on Form S-3 or any similar short form registration statement that may be available at such time; provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial business combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Working Capital Loan–Promissory Note
See “— Liquidity, Capital Resources and Going Concern,” above for a description of the Promissory Note issued by the Company in connection with amounts received in the form of working capital loans during the three months ended September 30, 2023. The Company recorded the interest expense of $37,200 and $112,200 on the Amended Promissory Note for the three and nine month periods ended September 30, 2023, respectively.
Administrative Services Agreement
We have entered into an Administrative Services Agreement pursuant to which the Company has agreed to pay an affiliate of the Sponsor a total of $10,000 per month, until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, secretarial and administrative services. Upon completion of the initial Business Combination or liquidation, we will cease paying these monthly fees. For the for the three month and nine month periods ended September 30, 2023 and 2022, the Company expensed $30,000 and $90,000, respectively, for the services provided through the Administrative Services Agreement. As of September 30, 2023, the balance due under the agreement was $60,000 and was included in Due to related party. As of December 31, 2022, the Company had no amounts due to the Sponsor related to the Administrative Services Agreement.
Critical Accounting Policies and Estimates
The Company prepares its financial statements and accompanying notes in conformity with GAAP, which requires our management to make estimates and assumptions about future events that affect reported amounts. Estimations are considered critical accounting estimates based on, among other things, its impact on the portrayal of the Company’s financial condition, results of operations, or liquidity, as well as the degree of difficulty, subjectivity, and complexity in its deployment. Critical accounting estimates address accounting matters that are inherently uncertain due to unknown future resolution of such matters. Our management routinely discusses the development, selection, and disclosure of each critical accounting estimates. There have been no significant changes to the Company’s estimates and assumptions during the three and nine months ended September 30, 2023 other than as described in “Guarantee” below. Reference should be made to the financial statements and related notes included in the this proxy statement/prospectus for a full description of other significant accounting policies.
Guarantee
The Company accounts for the Conditional Guarantees in accordance with the guidance in ASC 460, “Guarantees” (“ASC 460”) as the Conditional Guarantees contingently require the Company to make payments to a guaranteed party. As required by ASC 460, at the inception, the Company assessed the need to recognize a liability for the contingent component of the guarantee (the obligation to make future payments upon the occurrence of certain events) in accordance with the guidance in ASC 450, “Contingencies” (“ASC 450”). Under ASC 450, a Company is required to record a liability if it is probable that the Company would have to make a payment under the guarantee, and the payment can be reasonably estimated. See Note 4 for further detail as it relates to the Conditional Guarantees.
As of September 30, 2023, the Company deemed that the payment of the Extension Notes on behalf of the Sponsor was probable and recorded a liability of $3,706,339, including $3,450,000 of principal and $256,339 of accrued interest related to the Extension Notes.
Recent accounting standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. Our management is currently evaluating the new guidance but does not expect the adoption of this guidance to have a material impact on the Company’s financial statements.
Our management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Jumpstart Our Business Startups Act of 2012
Under the JOBS Act, an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an “emerging growth company” to delay the adoption of new or revised accounting standards that have different transition dates for public and private companies until those standards would otherwise apply to private companies. We meet the definition of an “emerging growth company” and have elected to use this extended transition period for complying with new or revised accounting standards until the earlier of the date we (x) are no longer an emerging growth company, or (y) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our condensed financial statements and the reported results of operations contained therein may not be directly comparable to those of other public companies.

MANAGEMENT OF NEW PUBCO FOLLOWING THE BUSINESS COMBINATION
The following information concerning the management of Unifund is based on the provisions of the Proposed New PubCo Certificate of Incorporation and Proposed New PubCo Bylaws, the forms of which are attached as Annex B and Annex C to this document, respectively, and which are expected to be in effect in such form as of the consummation of the Business Combination. However, the Proposed New PubCo Certificate of Incorporation and Proposed New PubCo Bylaws may be changed at any time prior to consummation of the Business Combination by mutual agreement of Everest and Unifund or after consummation of the Business Combination by amendment in accordance with their terms. If the Proposed New PubCo Certificate of Incorporation and Proposed New PubCo Bylaws are amended, the below summary may cease to accurately reflect the Proposed New PubCo Certificate of Incorporation and Proposed New PubCo Bylaws as so amended. References in this section to “we,” “our,” “us” and the “Company” generally refer to Unifund and its consolidated subsidiaries, after giving effect to the Business Combination.
Information about Executive Officers and Directors of the Combined Company
Upon the consummation of the Business Combination, the business and affairs of New PubCo will be managed by or under the direction of the New PubCo Board. The following table sets forth certain information, including ages as of December 21, 2023, regarding the persons who will serve as executive officers and directors of New PubCo upon the consummation of the Business Combination:
Name	Age	Position
David Rosenberg	57	Chief Executive Officer and Director
Sheila Monroe	57	Chief Operating Officer
Trudy Weiss Craig	65	Vice President & General Counsel
W. Brian Maillian	74	President and Chief Financial Officer
Jonathan Wall	44	Vice President, Growth & Partnerships
Adam Dooley	52	Director
Rebecca Macieira-Kaufmann	59	Director
Canh Tran	59	Director
David Rosenberg
Mr. Rosenberg is our Chairman and Chief Executive Officer, and has held these positions since incorporating our company in 1987. Prior to Mr. Rosenberg’s 38 years at Unifund, he founded and operated numerous defaulted consumer debt collection joint ventures. Mr. Rosenberg authored the manual of the ACA. He also founded and served as Chairman of the Asset Buyers program of the ACA.
Sheila Monroe
Ms. Monroe has served as Chief Operating Officer since 2022. She has over 30 years of business experience in various chief operating officer positions. Prior to joining us, Ms. Monroe served as Chief Executive Officer of TrueAccord Corp, a financial technology company, from 2018 to 2022. From 2006 to 2016, Ms. Monroe worked at Barclays PLC, where she served as (i) Chief Operating Officer for the Barclayscard’s UK Cards business unit, (ii) Managing Director, Consumer Affairs of Barclays Group and (iii) Global Chief Operating Officer. Ms. Monroe received her Bachelor of Science degree from Franklin University.
Trudy Weiss Craig
Ms. Craig is our Vice President and General Counsel. She joined Unifund in 2007 as Legal Counsel, managing litigation. She became Vice President, General Counsel in 2011. Ms. Craig is a founding member of the RMAi Debt Buyer Certification Task Force and past Chair of the RMAi Education Committee and Remediation Committee. She is an active member of the Consumer Relations Consortium and a member of its Steering Committee. Ms. Craig received her Bachelor of Science from Boston University School of Public Communication and her Juris Doctor from Boston University School of Law.
W. Brian Maillian
W. Brian Maillian is a senior executive with over 40 years of business and financial management experience. In 2023, he was appointed as our President and Chief Financial Officer. Before his appointment, he served as Vice Chairman of Unifund CCR, LLC for FinTech Initiatives in 2022. From 2021 to 2022, Mr. Maillian served as Interim Chief Executive Officer of Aracar Group, Inc., where he worked to expand the company’s financial technologies platform. Mr. Maillian has also served as Founder, Chairman and Chief Executive Officer of WhiteStone Global Partners since 1993 and Founder, Chief Executive Officer and Chief Investment Officer of WhiteStone Asset Management since 2018. Mr. Maillian earned a Bachelor of Arts in Mathematics and Consumer Science and a Master of Business Administration, with a concentration in Accounting and Finance, from the University of California at Los Angeles.
Jonathan Wall
Mr. Wall has served as the Vice President, Growth & Partnerships and in various roles at Unifund for over 15 years and has over two decades of experience in business development. Prior to his time at Unifund, Mr. Wall was a Business Development Executive at CIT, a global financial holding company, providing home financing and advisory services to small and middle market businesses. Prior to CIT, Mr. Wall was a Business Development Manager for Amerigroup. Mr. Wall received a Bachelor’s Degree in Business Administration and Management from Xavier University.
Adam Dooley
Mr. Dooley has nearly 30 years of experience in the financial services industry, with expertise in the wealth management sector and extensive experience in executive leadership positions. Mr. Dooley has led international transformation initiatives for several leading publicly traded companies in the wealth management space.
Mr. Dooley has served as the Chief Executive Officer for Everest since March 2021 and as the Chairman for the same since October 2021. Since January 2021, Mr. Dooley has served as the Founder, Chairman and Chief Executive Officer of Belay International Corporation, a private equity firm that links accomplished executives with sophisticated investors to create high-value opportunities with the potential to deliver significant investment returns. From December 2019 to December 2020, Mr. Dooley served as President of PREP Securities, a broker-dealer subsidiary of the Prep Property Group, a fully integrated real estate development and management company. From February 2014 to December 2019, Mr. Dooley served as a Managing Director and Partner of CR Capital Group LLC, a financial firm that formed joint ventures with many of the leading alternative investment management firms in the United States. At CR Capital Group he led advisory and joint partnerships with alternative investment managers to create capital raising platforms in the private wealth management sector. From November 2012 to December 2013, Mr. Dooley served as Vice President and National Sales Manager of U.S. Individual Retirement Savings at MetLife, Inc. From March 2008 to October 2012, Mr. Dooley served as Managing Director and Head of Wealth Management, EMEA at MetLife, where he led wealth management practices across Europe and the Middle East with accountability for 12 countries.
Mr. Dooley started his career in the Fixed Income Trading Division of Salomon Smith Barney in 1994, where he later joined the Private Client Group as an Investment Advisor. In 1998, Mr. Dooley joined The Hartford, a registered investment advisor and a subsidiary of Hartford Funds Management Group, Inc. Mr. Dooley led The Hartford’s United Kingdom business, serving as Vice President and Country Manager of Hartford United Kingdom. He received his Bachelor’s degree in Business Administration from the University of Southern California’s Lloyd Greif Center for Entrepreneurial Studies. He also received an MBA from IMD University in Switzerland, where he was awarded the prestigious International Consulting Project Award for his work with Swiss Life and Bain Consulting analyzing Europe’s retail financial advice sector.

Rebecca Macieira-Kaufmann
Ms. Macieira-Kaufmann has served as a director since May 2023. Ms. Macieira-Kaufmann is a seasoned Chief Executive Officer with broad leadership experience in sales, marketing, risk management and international business operations.
She is the founding member of the RMK Group, LLC, an advisory and consulting service focused on fintech, digital currency and payment systems, which was formed in June 2020. Previously, she served in various senior leadership roles at Citibank from 2008 until June 2020 and at Wells Fargo from 1996 until 2008. Ms. Macieira-Kaufmann previously served as a non-executive director of Flutterwave, a provider of commercial financing and mobile payment services, from February 2022 to February 2023, on the board of Revolut USA, a global financial technology company, from October 2020 to June 2022, and as a chair of the board of Banamex USA/Servicing Inc. from April 2016 to March 2020 and as a director from 2013 to 2020. She also has served on the advisory board of DigitalDX Ventures, a majority women-owned impact fund focused on leveraging AI and big data to solve global health issues, since February 2021, as an advisor to Notabene, a privacy-preserving compliance platform for digital currency companies, since December 2020, and as the Growth Advisory Council of Duco, which provides data management for financial services firms, from September 2020 until August 2021. She also is an advisor to Banyan and Kapitalwise along with multiple other companies. In addition, Ms. Macieira-Kaufmann serves as Vice Chair Audit of the San Francisco Symphony Board of Governors and as a director of the Jewish Senior Living Group.
Ms. Macieira-Kaufmann received her B.A. in semiotics from Brown University and an MBA from Stanford Graduate School of Business, and was a Fulbright Scholar at the University of Helsinki. We believe Ms. Macieira-Kaufmann is qualified to serve on our board of directors due to her deep regulatory experience and network in the financial services sector.
Canh Tran
Mr. Tran has served as the CEO of Rippleshot, a cloud-based, machine leaning fraud analytics platform, since co-founding the company in 2013 and has over two decades of experience in fraud detection and analytics for major credit card issuers, banks and merchants. Prior to his time at Rippleshot, Mr. Tran served as the President of Pattern Recognition Systems, which provides data mining and predictive analytics services to insurers and financial services companies. Mr. Tran has extensive operational experience bringing disruptive innovation to the marketplace and deploying artificial intelligence and machine learning solutions at scale. Mr. Tran received a Bachelor of Science degree in Finance from the University of Maryland and an MBA from the Kellogg School of Management at Northwestern University.
Family Relationships
Upon consummation of the Business Combination, we do not anticipate that there will be any family relationships between any of New PubCo executive officers and directors or director nominees.
Independence of Directors
As a result of its common stock continuing to be listed on the NYSE American following consummation of the Business Combination, New PubCo will adhere to the rules of the NYSE American in determining whether a director is independent. The Everest Board has consulted, and the New PubCo Board will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE American listing standards generally define an “independent director” as a person that, in the opinion of the issuer’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the listed company). The parties have determined that Rebecca Macieira-Kaufman, Canh Tran and Adam Dooley will be considered independent directors of New PubCo. New PubCo’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight
Upon the consummation of the Business Combination, the New PubCo Board will oversee the risk management activities designed and implemented by New PubCo’s management. The New PubCo Board does not anticipate having a standing risk management committee, but rather anticipates executing its oversight responsibility both directly and through its standing committees. The New PubCo Board also will consider specific risk topics, including risks associated with New PubCo’s strategic initiatives, business plans and capital structure. It is anticipated that New PubCo’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of the company and provide appropriate updates to the New PubCo Board and the Audit and Finance Committee. The New PubCo Board anticipates delegating to the Audit and Finance Committee oversight of its risk management process, and New PubCo’s other board committees also will consider risks as they perform their respective committee responsibilities. All board committees will report to the New PubCo Board as appropriate, including, but not limited to, when a matter rises to the level of a material or enterprise risk.
Board Committees of the New PubCo Board
The New PubCo Board will have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which will have the composition and responsibilities described below upon completion of the Business Combination.
Audit Committee Information
Upon consummation of the Business Combination, New PubCo’s Audit Committee will be composed of Rebecca Macieira-Kaufman, Canh Tran and Adam Dooley with Rebecca Macieira-Kaufman serving as chair of the committee. We intend to comply with the audit committee requirements of the SEC and the NYSE American. We anticipate that the New PubCo Board will determine that Rebecca Macieira-Kaufman, Canh Tran and Adam Dooley meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE American. We anticipate that, prior to the completion of the Business Combination, the New PubCo Board will determine that Rebecca Macieira-Kaufman is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE American.
The purpose of the Audit Committee will be to prepare the audit committee report required by the SEC to be included in New PubCo’s proxy statement and to assist the New PubCo Board to (A) oversee: (i) audits of the financial statements of New PubCo; (ii) the integrity of the Company’s financial statements; (iii) the Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures; (iv) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditor, and the auditor’s conduct of the annual audit of the Company’s financial statements and any other services provided to the Company; and (v) the performance of the Company’s internal audit function, if any; and (B) produce the annual report of the Audit Committee required by the rules of the SEC.
The New PubCo Board will adopt a written charter for the Audit Committee that will be available on New PubCo’s website upon the completion of the Business Combination.
Compensation Committee
Upon consummation of the Business Combination, New PubCo’s Compensation Committee will be composed of Rebecca Macieira-Kaufman, Canh Tran and Adam Dooley with Canh Tran serving as chair of the committee. The Compensation Committee will be composed entirely of independent directors and we anticipate that the New PubCo Board will determine that   meet the independence requirements of the NYSE American.
The purpose of the Compensation Committee is to assist the New PubCo Board to (A) carry out the New PubCo Board’s overall responsibility relating to organizational strength and executive compensation; (B) assist the New PubCo Board in overseeing New PubCo’s employee compensation policies and practices, including (i) determining and approving the compensation of New PubCo’s Chief Executive Officer and

New PubCo’s other executive officers, and (ii) reviewing and approving incentive compensation and equity compensation policies and programs, and exercising discretion in the administration of such programs; and (C) produce the annual report of the Committee required by the rules of the SEC.
The New PubCo Board will adopt a written charter for the Compensation Committee which will be available on New PubCo’s website upon the completion of the Business Combination.
Nominating and Corporate Governance Committee Information
Upon consummation of the Business Combination, New PubCo’s Nominating and Corporate Governance Committee will be composed of Rebecca Macieira-Kaufman, Canh Tran and Adam Dooley with Adam Dooley serving as chairman of the committee. We anticipate that the New PubCo Board will determine that meet the independence requirements of the NYSE American.
The purpose of the Nominating and Corporate Governance Committee will be to assist the New PubCo Board to (i) identify and screen individuals qualified to serve as directors and recommend to the New PubCo Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) develop, recommend to the New PubCo Board and review New PubCo’s Corporate Governance Guidelines; (iii) coordinate and oversee self-evaluations of the New PubCo Board, its committees, individual directors and management in the governance of New PubCo; (iv) review and approve, if appropriate, any related person transactions and other potential significant conflicts of interest; and (v) review on a regular basis the overall corporate governance of New PubCo and recommend improvements for approval by the New PubCo Board where appropriate.
The New PubCo Board will adopt a written charter for the Nominating and Corporate Governance Committee which will be available on New PubCo’s website upon completion of the Business Combination.
Guidelines for Selecting Director Nominees
The Nominating and Corporate Governance Committee will consider persons identified by its members, management, stockholders, investment bankers and others. The guidelines for selecting nominees, which are specified in the Nominating and Corporate Governance Committee charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the New PubCo Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the New PubCo Board. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating and Corporate Governance Committee will not distinguish among nominees recommended by stockholders and other persons.
Code of Ethics
Following the consummation of the Business Combination, New PubCo will adopt a code of ethics that will apply to its directors, officers and employees in accordance with applicable federal securities laws, a copy of which will be available on New PubCo’s website at                  . New PubCo will make a printed copy of the code of ethics available to any stockholder who so requests. New PubCo intends to disclose on its website any future amendments of the code of ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions or New PubCo’s directors from provisions in the code of ethics.
Stockholder and Interested Party Communications
Prior to the Business Combination, the Everest Board did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of Everest Common Stock at that time. However, management of New PubCo following the Business Combination may establish a process for stockholder and interested party communications in the future.

DESCRIPTION OF NEW PUBCO’S SECURITIES
The following summary of the material terms of New PubCo’s securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. We urge you to read the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws in their entirety for a complete description of the rights and preferences of the New PubCo Securities following the Closing. Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to New PubCo.
General
The Proposed New PubCo Certificate of Incorporation authorizes New PubCo to issue 250,000,000 shares, consisting of (i) 50,000,000 shares of New PubCo preferred stock, par value $0.0001 per share, and (ii) 200,000,000 shares of New PubCo Common Stock, par value $0.0001 per share.
The following description of New PubCo’s capital stock and provisions of the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws are summaries and are qualified by reference to the Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws, substantially in the form attached to this proxy statement/prospectus as Annex B and Annex C, respectively.
Common Stock
Dividend rights
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, each holder of New PubCo Common Stock, as such, is entitled to the payment of dividends on the New PubCo Common Stock when, as and if declared by the New PubCo Board in accordance with applicable law.
Voting rights
Except as otherwise provided in the Proposed New PubCo Certificate of Incorporation or expressly required by law, each holder of New PubCo Common Stock, as such, is entitled to one vote for each share of New PubCo Common Stock on all matters properly submitted to a vote of New PubCo stockholders.
Liquidation
Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of New PubCo, whether voluntary or involuntary, New PubCo’s funds and assets that may be legally distributed to New PubCo stockholders shall be distributed among the holders of the then outstanding New PubCo Common Stock pro rata in accordance with the number of shares of New PubCo Common Stock held by each such holder.
Rights and preferences
Holders of New PubCo Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to New PubCo Common Stock. The rights, powers, and preferences of the holders of New PubCo Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of New PubCo preferred stock as may be designated by the New PubCo Board and outstanding from time to time.
Preferred Stock
The New PubCo Board has the authority, without further action by the New PubCo stockholders, to issue up to 80,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of New PubCo Common Stock. The issuance of New PubCo preferred stock could adversely affect the voting power of holders of New PubCo Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of New PubCo or other corporate action.
Warrants
Private Placement Warrants
The Sponsor purchased 6,333,333 Private Placement Warrants at a price of $1.50 per unit for an aggregate purchase price of $9,500,000 in the Private Placement. On February 28, 2023, Everest issued to the Sponsor 1,150,000 Private Placement Warrants having the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of the IPO in exchange for the Sponsor’s deposit of $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Stockholders, into the Trust Account. On May 26, 2023, Everest issued to the Sponsor an additional 1,150,000 Private Placement Warrants having the same terms as the Private Placement Warrants issued to the Sponsor in connection with the closing of Everest’s IPO in exchange for the Sponsor’s deposit of an additional $1,725,000, representing $0.10 per share of Everest Class A common stock held by Everest Stockholders, into the Trust Account. The New PubCo Warrants received by the Sponsor upon the consummation of the Business Combination (including the New PubCo Common Stock issuable upon exercise of the New PubCo Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions for sales to Everest’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by New PubCo so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. The Private Placement Warrants have terms and provisions that are identical to those of the New PubCo Warrants, including as to the exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by New PubCo in all redemption scenarios and exercisable by the holders on the same basis as the current Public Warrants.
Certain Anti-Takeover Provisions of Delaware Law, Proposed New PubCo Certificate of Incorporation and Bylaws
The Proposed New PubCo Certificate of Incorporation does not provide for cumulative voting in the election of directors. The New PubCo Board is empowered to elect a director to fill a vacancy created by the expansion of the New PubCo Board or the resignation, death, or removal of a director in certain circumstances.
Authorized New PubCo Common Stock and New PubCo preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New PubCo Common Stock and New PubCo preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Provision
The Proposed New PubCo Certificate of Incorporation will provide that, unless New PubCo consents in writing to the selection of an alternative forum, (a) the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (1) any derivative action, suit or proceeding brought on behalf of New PubCo, (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of New PubCo to New PubCo or to New PubCo’s stockholders, (3) any action, suit or proceeding arising pursuant to any provision of the DGCL or Proposed New PubCo Certificate of Incorporation or the Proposed New PubCo Bylaws (as either may be amended from time to time) or (4) any action, suit or proceeding asserting a claim against New PubCo governed by the internal affairs doctrine; and (b) subject to the provisions of the Proposed New PubCo Certificate of Incorporation, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Although New PubCo believes this provision benefits New PubCo by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against New PubCo’s directors and officers, although New PubCo’s stockholders will not be deemed to have waived New PubCo’s compliance with federal securities laws and the rules and regulations thereunder.
Limitations of Liability and Indemnification
The Proposed New PubCo Certificate of Incorporation and the Proposed New PubCo Bylaws provide that New PubCo will indemnify and hold harmless its directors, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended. In addition, the Proposed New PubCo Certificate of Incorporation provides that New PubCo’s directors will not be personally liable to New PubCo or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended.
The Proposed New PubCo Bylaws also permit New PubCo to purchase and maintain insurance on behalf of any person who is or was a director officer, employee or agent of New PubCo, or is or was serving at the request of New PubCo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not New PubCo could have the power to indemnify him or her against such liability under the provisions of the DGCL.
These provisions may discourage stockholders from bringing a lawsuit against New PubCo’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit New PubCo and New PubCo’s stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
New PubCo believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New PubCo’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Listing of Securities
New PubCo intends to apply to list its common stock and warrants on the NYSE American under the symbols “UFND” and “UFNDW,” respectively, following the Business Combination.
Transfer Agent and Registrar
Upon completion of the Business Combination, the transfer agent and registrar for New PubCo Common Stock will be Equiniti Trust Company, LLC.

BENEFICIAL OWNERSHIP OF SECURITIES
Beneficial Ownership of New PubCo Securities
The following table sets forth information known to Everest and New PubCo regarding the beneficial ownership of Everest Common Stock as of December 21, 2023 (pre-Business Combination) and, immediately following consummation of the Business Combination (post-Business Combination), ownership of shares of New PubCo Common Stock by the persons set forth below, assuming (i) the minimum required number of shares of Everest Class A common stock are redeemed and (ii) the maximum number of shares of Everest Class A common stock are redeemed:

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each person known by New PubCo to be the beneficial owner of more than 5% of the outstanding shares of Everest Common Stock either on December 21, 2023 (pre-Business Combination) or of shares of New PubCo Common Stock outstanding after the consummation of the Business Combination (post-Business Combination);

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each of Everest’s current executive officers and directors;

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each person who will (or is expected to) become an executive officer or director of New PubCo upon consummation of the Business Combination;

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all executive officers and directors of Everest as a group prior to the consummation of the Business Combination; and

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all executive officers and directors of New PubCo as a group after consummation of the Business Combination.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
The beneficial ownership of shares of Everest Common Stock pre-Business Combination is based on 17,736,631 shares of Everest Common Stock issued and outstanding as of December 21, 2023. As of the Record Date, the Sponsor owned of record an aggregate of 4,312,500 shares of Everest Class B common stock, representing approximately 24.3% of the issued and outstanding shares Everest Common Stock. The expected beneficial ownership of shares of New PubCo Common Stock post-Business Combination under the minimum required redemption scenario assumes that (i) Everest Public Stockholders holding 5,474,131 shares of Everest Class A common stock have exercised their redemption rights to receive cash from the Trust Account in exchange for their Everest Class A common stock at an assumed redemption price of approximately $10.86 per share and (ii) 8,625,000 Public Warrants are redeemed immediately prior to the consummation of the Merger.
The expected beneficial ownership of shares of New PubCo Common Stock post-Business Combination under the maximum redemption scenario assumes that (i) Everest Public Stockholders holding an incremental 2,779,518 shares of Everest Class A common stock have exercised their redemption rights to receive cash from the Trust Account in exchange for their Everest Class A common stock at an assumed redemption price of approximately $10.86 per share and (ii) 8,625,000 Public Warrants are redeemed immediately prior to the consummation of the Merger.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To our knowledge, no shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

The expected beneficial ownership of shares of New PubCo Common Stock post-Business Combination is provided for illustrative purposes only, as actual outcomes may prove different from the assumptions. In particular, the actual number of Everest Public Stockholders who will exercise their redemption rights is uncertain.
			New PubCo After the Business Combination
	Everest Before the Business Combination(1)		Assuming Minimum Required Redemption(2)		Assuming Maximum Redemption(3)
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and Executive Officers of Everest(4)
Adam Dooley(5)(6)	4,312,500	24.3%	1,625,000	8.1%	1,625,000	9.5%
Jacqueline Shoback	—	*	—	*	—	*
Elizabeth Mora	—	*	—	*	—	*
Peter Scaturro	—	*	—	*	—	*
Rebecca Macieira-Kaufmann	—	*	—	*	—	*
All directors and executive officers as a group (five individuals)	4,312,500	24.3%	1,625,000	8.1%	1,625,000	9.5%
Five Percent Holders of Everest(4)
Everest Consolidator Sponsor, LLC(5)(6)	4,312,500	24.3%	1,625,000	8.1%	1,625,000	9.5%
Saba Capital Management, L.P.(7)	1,270,480	7.2%	1,270,480	6.4%	1,270,480	7.4%
Calamos Market Neutral Income Fund, a series of Calamos Investment Trust(8)	1,250,000	7.0%	1,250,000	6.3%	1,250,000	7.3%
Highbridge Capital Management, LLC(9)	1,102,512	6.2%	1,102,512	5.5%	1,102,512	6.4%
Sculptor Capital LP(10)	938,904	5.3%	938,904	4.7%	938,904	5.5%
Directors and Executive Officers of New PubCo After Consummation of the Business Combination(11)
David Rosenberg(12)	—	*	7,750,000	38.8%	7,750,000	45.1%
Sheila Monroe	—	*	—	*	—	*
Trudy Weiss Craig	—	*	—	*	—	*
Jonathan Wall	—	*	—	*	—	*
W. Brian Maillian	—	*	—	*	—	*
Adam Dooley(5)(6)	4,312,500	24.3%	1,625,000	8.1%	1,625,000	9.5%
Rebecca Macieira-Kaufmann	—		*		—
Canh Tran	—		*		—
All directors and executive officers as a group	4,312,500	24.3%	11,250,000	56.4%	11,250,000	65.5%
Five Percent Holders of New PubCo
ZB Limited Partnership(13)	—	*	2,250,000	11.3%	2,250,000	13.1%

*
Less than one percent.

(1)
The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 17,736,631 shares of Everest Common Stock issued and outstanding as of December 21, 2023. Unless otherwise indicated, Everest believes that all persons named in the table have sole voting and investment power with respect to all shares of Everest Common Stock beneficially owned by them prior to the Business Combination.

(2)
The post-Business Combination percentage of beneficial ownership is calculated based on 19,950,000 shares of New PubCo Common Stock outstanding. Such amount assumes that (i) Everest Public Stockholders holding 5,474,131 shares of Everest Class A common stock have exercised their redemption rights to receive cash from the Trust Account in exchange for their Everest Class A common stock at an assumed redemption price of approximately $10.86 per share and (ii) 8,625,000 Public Warrants are redeemed immediately prior to the consummation of the Merger. Unless otherwise indicated, New PubCo believes that all persons named in the table have sole voting and investment power with respect to all shares of New PubCo Common Stock beneficially owned by them prior to the Business Combination.

(3)
The post-Business Combination percentage of beneficial ownership is calculated based on 17,170,482 of New PubCo Common Stock outstanding. Such amount assumes that (i) Everest Public Stockholders holding an incremental 2,779,518 shares of Everest Class A common stock have exercised their redemption rights to receive cash from the Trust Account in exchange for their Everest Class A common stock at an assumed redemption price of approximately $10.86 per share and (ii) 8,625,000 Public Warrants are redeemed immediately prior to the consummation of the Merger. Unless otherwise indicated, New PubCo believes that all persons named in the table have sole voting and investment power with respect to all shares of New PubCo Common Stock beneficially owned by them prior to the Business Combination.

(4)
Unless otherwise noted, the business address of each of the following individuals is 4041 MacArthur Blvd, Newport Beach, CA 92660.

(5)
Interests shown consist solely of Founder Shares, classified as Everest Class B common stock. Such shares will automatically convert into Everest Class A common stock at the time of our the Business Combination.

(6)
The shares reported are held in the name of our Sponsor. Certain of our directors, officers and their affiliates hold membership interests in our Sponsor. Our Sponsor is controlled by Belay Associates, LLC. Adam Dooley is the manager of Belay Associates, LLC. As such, Adam Dooley may be deemed to have beneficial ownership of the Everest Class B common stock held directly by our Sponsor. Does not include 1,500,000 shares forfeited by the Sponsor, the transfer of 375,000 Founder Shares to be transferred pursuant to the Share Transfer Agreement upon the consummation of the Business Combination and 812,500 Earnout Shares subject to vesting.

(7)
Based solely on a Schedule 13G/A filed on February 14, 2023 by Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Management GP, LLC (“Saba GP”) and Boaz R. Weinstein. Each of Saba Capital, Saba GP and Mr. Weinstein share voting and dispositive power with respect to 1,270,480 shares of Everest Class A common stock. The address of the business office of each of Saba Capital, Saba GP ad Mr. Weinstein is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(8)
Based solely on a Schedule 13G filed on February 3, 2022 by Calamos Market Neutral Income Fund, a series of Calamos Investment Trust. The address of the business office of the reporting persons is 2020 Calamos Court, Naperville, IL 60563.

(9)
Based solely on a Schedule 13G/A filed on January 31, 2023 by Highbridge Capital Management, LLC. Highbridge Capital Management, LLC, as the investment advisor to certain funds and accounts (collectively, the “Highbridge Funds”), may be deemed to be the beneficial owner of the 1,102,512 shares of Everest Class A common stock held by the Highbridge Funds. The address of the business office of Highbridge Capital Management, LLC is 277 Park Avenue, 23rd Floor, New York, New York 10172.

(10)
Based solely a Schedule 13G/A filed on February 14, 2023 by Sculptor Capital LP (“Sculptor”), each of Sculptor, Sculptor Capital II LP (“Sculptor-II”), Sculptor Capital Holding Corp. (“SCHC”), Sculptor Capital Holding II LLC (“SCHC-II”) and Sculptor Capital Management, Inc. (“SCU”) has shared voting power and shared dispositive power with respect to 938,904 shares of Everest Class A common stock. Each of Sculptor Master Fund, Ltd. (“SCMF”) and Sculptor Special Funding, LP (“NRMD”) has shared voting power and shared dispositive power with respect to 599,529 shares of Everest Class A common stock. Sculptor SC II LP (“NJGC”) has shared voting power and shared dispositive power with respect to 339,375 shares of Everest Class A common stock. Sculptor and Sculptor-II serve as the principal investment managers to a number of private funds and discretionary accounts and thus may be deemed beneficial owners of the Everest Class A common stock in such accounts managed by Sculptor and Sculptor-II. SCHC-II serves as the sole general partner of Sculptor-II and is wholly owned by Sculptor. SCHC serves as the sole general partner of Sculptor, and as such, SCHC and SCHC-II may be deemed to control Sculptor as well as Sculptor-II and, therefore, may be deemed to be the beneficial owners of the Everest Class A common stock reported in the Schedule 13G/A. SCU is the sole shareholder of SCHC, and, for purposes of the Schedule 13G/A, may be deemed a beneficial owner of the Everest Class A common stock reported in the Schedule 13G/A. The business address of each of Sculptor, Sculptor-II, SCHC, SCHC-II, and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The business address of SCMF is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way-Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman. The principal business address of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands. The principal business address of NJGC is c/o The Corporation Trust Company 1209 Orange Street, Wilmington DE 19801.
(11)
Unless otherwise noted, the business address of each of the following individuals is 10625 Techwoods Circle, Cincinnati, Ohio 45202.

(12)
The shares reported consist of 7,500,000 shares held directly by David Rosenberg and 250,000 shares held by the TER Trust, of which David Rosenberg is the beneficial owner.

(13)
The address of the business office of ZB Limited is 10625 Techwoods Circle, Cincinnati, Ohio 45242.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS
Below are summary charts outlining important similarities and differences in the corporate governance and stockholder/stockholder rights associated with each of Everest and New PubCo according to applicable law and the organizational documents of Everest and New PubCo. You also should review the Proposed New PubCo Certificate of Incorporation, attached to this proxy statement/prospectus as Annex B, and the Proposed New PubCo Bylaws, attached to this proxy statement/prospectus as Annex C, as well as the Delaware corporate law to understand how these laws apply to Everest and New PubCo.
	Existing Organizational Documents	Proposed New PubCo Organizational Documents
Authorized Shares	The Existing Organizational Documents authorize 111,000,000 shares, consisting of 100,000,000 shares of Everest Class A common stock, 10,000,000 shares of Everest Class B common stock and 1,000,000 shares of preferred stock.	The Proposed New PubCo Organizational Documents authorize 250,000,000 shares, consisting of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock.
	See paragraph 5 of our Existing Organizational Documents.	See Article IV, Section 4.01 of the Proposed New PubCo Certificate of Incorporation.
Authorize the Company to Make Issuances of Preferred Stock Without Stockholder Consent	The Existing Organizational Documents authorize the issuance of 1,000,000 shares of preferred stock with such voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, as may be determined from time to time by our board of directors. Accordingly, the Everest Board is empowered under the Existing Organizational Documents, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the Everest Common Stock.	The Proposed New PubCo Organizational Documents authorize the New PubCo Board to make issuances of all or any shares of preferred stock in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the New PubCo Board and as may be permitted by the DGCL.
	See Article 3.1 of our Existing Organizational Documents.	See Article IV, Section 4.03 of the Proposed New PubCo Certificate of Incorporation.
Stockholder/Stockholder Written Consent In Lieu of a Meeting	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at an annual or special meeting or written consent by holders of outstanding stock having at least	The Proposed New PubCo Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders.

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and vote.
	See Article 22 of our Existing Organizational Documents.	See Article 2, Section 2.09 of the Proposed New PubCo By-Laws.
Classified Board		The Proposed New PubCo Organizational Documents do not include any provisions relating to a classified board. The Proposed New PubCo Organizational Documents provide that all directors will serve until their successor is duly elected and qualified or until their earlier death, resignation, disqualification or removal.
	See Article 27 of our Existing Organizational Documents.	See Article V of the Proposed New PubCo Certificate of Incorporation.
Exclusive Forum	The Existing Organizational Documents contain a provision adopting the Court of Chancery of the State of Delaware as the exclusive forum for certain stockholder litigation and the federal district courts of the United States of America as the exclusive forum for resolution of any complaint asserting a cause of action arising under the Securities Act.	The Proposed New PubCo Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation and the U.S. federal district courts as the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.
See Article VI, Section 6.06 of the Proposed New PubCo By-Laws.
Corporate Name	The Existing Organizational Documents provide the name of the company is “Everest Consolidator Acquisition Corporation”	The Proposed New PubCo Organizational Documents provide the name of the company is “Unifund Financial Technologies, Inc.”
	See paragraph 1 of our Existing Organizational Documents.	See Article I of the Proposed New PubCo Certificate of Incorporation.

	Existing Organizational Documents	Proposed New PubCo Organizational Documents
Perpetual Existence	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by February 28, 2024 (27 months after the closing of the IPO), Everest shall cease all operations except for the purposes of winding up and shall redeem the shares issued in the IPO and liquidate our Trust Account.	The Proposed New PubCo Organizational Documents do not limit the duration of the corporation’s existence to a specified date. Therefore, the corporation will have perpetual existence, which is the default under the DGCL.
	See Article 49.7 of our Existing Organizational Documents.	This is the default rule under the DGCL.
Takeovers by Interested Stockholders	The Existing Organizational Documents do not provide restrictions on takeovers of Everest by a related stockholder, following a business combination.	The Proposed New PubCo Organizational Documents do not contain a provision opting out of Section 203 but will provide restrictions regarding takeover by interested stockholders.
See Article VII, Section 7.03 of the Proposed New PubCo Certificate of Incorporation.
Provisions Related to Status as Blank Check Company	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed New PubCo Organizational Documents do not include such provisions related to New PubCo’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.
See Article 49 of our Existing Organizational Documents.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW PUBCO COMMON STOCK
Pursuant to Rule 144, a person who has beneficially owned restricted New PubCo Common Stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New PubCo at the time of, or at any time during the three months preceding, a sale and (ii) New PubCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New PubCo was required to file reports) preceding the sale.
Persons who have beneficially owned shares of restricted New PubCo Common Stock for at least six months but who are affiliates of New PubCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of New PubCo Common Stock then outstanding; or

•
the average weekly reported trading volume of the New PubCo Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New PubCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New PubCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, although New PubCo will be a new registrant, shares of New PubCo Common Stock and New PubCo Warrants may not be eligible for sale pursuant to Rule 144 without registration one year after we have completed our initial business combination.
We anticipate that following the consummation of the Business Combination, New PubCo will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

LEGAL MATTERS
Latham & Watkins LLP, New York, NY, has passed upon the validity of the securities of New PubCo offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Everest Consolidator Acquisition Corporation as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from March 8, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Everest to continue as a going concern as described in Note 1 to the financial statements) appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.
The audited combined financial statements of Unifund included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
HOUSEHOLDING INFORMATION
Unless Everest has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if Everest believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Everest Stockholders will be “householding” this proxy statement/prospectus. Everest Stockholders who participate in “householding” will continue to receive separate proxy cards. If stockholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of disclosure documents, the stockholders should follow these instructions:
•
If the shares are registered in the name of the stockholder, the stockholder should contact Everest at its offices at Everest Consolidator Acquisition Corporation, 4041 MacArthur Blvd, Newport Beach, CA 92660 or by telephone at (949) 610-0835, to inform Everest of his or her request; or

•
If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR
The transfer agent for Everest Securities is Equiniti Trust Company, LLC.
The transfer agent for New PubCo Securities following the Business Combination will be Equiniti Trust Company, LLC.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed New PubCo Organizational Documents establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed New PubCo Organizational Documents provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in a notice of meeting given by or at the direction of the New PubCo Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the New PubCo Board or the chairman of the New PubCo Board or (c) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of New PubCo both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with the procedures specified in the Proposed New PubCo Organizational Documents in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New PubCo’s annual meeting of stockholders, a stockholder’s notice must be delivered to, or mailed and received at, New PubCo’s principal executive offices:
•
not less than the 90 days; and

•
not more than the 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by New PubCo. Nominations and proposals also must satisfy other requirements set forth in the Proposed New PubCo Organizational Documents. The presiding person at an annual meeting or a special meeting, as applicable, may, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with the Proposed New PubCo Organizational Documents, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual meeting pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New PubCo begins to print and send out its proxy materials for such 2022 annual meeting (and New PubCo will publicly disclose such date when it is known).
Stockholder Director Nominees
The Proposed New PubCo Organizational Documents permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed New PubCo Organizational Documents. In addition, the stockholder must give timely notice to New PubCo’s secretary in accordance with the Proposed New PubCo Organizational Documents, which, in general, require that the notice be received by New PubCo’s secretary within the time periods described in the section “— Stockholder Proposals.”

STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with the Everest Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Everest Consolidator Acquisition Corporation, 4041 MacArthur Blvd, Newport Beach, CA 92660. Following the Business Combination, such communications intended for New PubCo should be sent in care of Unifund Financial Technologies, Inc., 10625 Techwoods Circle, Cincinnati, Ohio 45202. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
WHERE YOU CAN FIND MORE INFORMATION
Everest files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Everest’s public filings are also available to the public from the SEC’s website at www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or Everest’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the Stockholders Meeting and the Warrant Holders Meeting, you should contact Everest at the following address and telephone number:
Everest Consolidator Acquisition Corporation
4041 MacArthur Blvd
Newport Beach, CA 92660
(949) 610-0835
You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Everest’s proxy solicitation agent at the following address and telephone number:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Bank and Brokers Call Collect: (212) 269-5550
All Others, Please Call Toll-Free: (800) 901-0068
Email: MNTN@dfking.com
You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.
If you are an Everest Public Stockholder or Public Warrant Holder and would like to request documents, please do so by       , 2023, or five business days prior to the Stockholders Meeting and the Warrant Holders Meeting, in order to receive them before the Stockholders Meeting and/or Warrant Holders Meeting. If you request any documents from Everest, such documents will be mailed to you by first class mail, or another equally prompt means.
This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of Unifund in addition to being a proxy statement of Everest for the Stockholders Meeting and the Warrant Holders Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Everest has been supplied by Everest, all such information relating to New PubCo has been supplied by New PubCo, and all such information relating to Unifund has been supplied by Unifund. Information provided by either Everest, New PubCo, or Unifund does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Everest for the Stockholders Meeting and Warrant Holders Meeting.

Everest has not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, including Everest, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Page
Everest Consolidator Acquisition Corporation Audited Financial Statements for the Year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021
Report of Independent Registered Public Accounting Firm (PCAOB No. 688)	F-2
Balance Sheets as of December 31, 2022 and December 31, 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Common Stock Subject to Possible Redemption and Stockholders’ Deficit for the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021
F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7
Everest Consolidator Acquisition Corporation Condensed Financial Statements for the Three and Nine Months Ended September 30, 2023 and 2022
(Unaudited) Condensed Balance Sheets as of September 30, 2023 and 2022	F-22
(Unaudited) Condensed Statements of Operations for the three and nine months ended September 30, 2023 and 2022	F-23
(Unaudited) Condensed Statements of Changes in Stockholders’ Deficit for the three and nine months ended September 30, 2023 and 2022	F-24
(Unaudited) Condensed Statements of Cash Flows for the nine months ended September 30, 2023 and 2022	F-25
(Unaudited) Notes to Condensed Financial Statements	F-26
The Unifund Group of Companies
Audited Financial Statements for the Years ended December 31, 2022 and 2021
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-48
Combined Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021 (As Restated)	F-50
Combined Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021 (As Restated)	F-51
Combined Consolidated Statements of Changes in Owners’ Deficit for the years ended December 31, 2022 and 2021 (As Restated)	F-52
Combined Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021 (As Restated)	F-53
Notes to Combined Consolidated Financial Statements (As Restated)	F-54
The Unifund Group of Companies Unaudited Financial Statements for the Three and Nine Months Ended September 30, 2023 and 2022
(Unaudited) Condensed Combined Consolidated Balance Sheets as of September 30, 2023 and 2022	F-89
(Unaudited) Condensed Combined Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and nine months ended September 30, 2023 and 2022	F-90
(Unaudited) Combined Condensed Statements of Changes in Owners’ Equity for the three and nine months ended September 30, 2023 and 2022	F-92
(Unaudited) Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2023 and 2022	F-94
(Unaudited) Notes to Condensed Consolidated Financial Statements	F-95

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Everest Consolidator Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Everest Consolidator Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a working capital deficiency, and needs to raise additional funds to meet its obligations and sustain its operations. In addition, if the Company does not consummate an initial business combination by May 28, 2023, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
March 29, 2023

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
BALANCE SHEETS
	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$236,151	$1,454,762
Prepaid expenses	307,726	310,000
Total current assets	543,877	1,764,762
Marketable securities held in Trust Account	178,111,451	175,951,203
Prepaid expenses, non-current	—	277,726
Total assets	$178,655,328	$177,993,691
Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities:
Accounts payable	$26,795	$132,555
Due to related party	—	18,289
Accrued expenses	928,106	645,023
Income taxes payable	344,217	—
Total current liabilities	1,299,118	795,867
Deferred underwriting commissions	6,037,500	6,037,500
Total liabilities	7,336,618	6,833,367
Commitments and Contingencies (Note 5)
Class A Common stock subject to possible redemption, $0.0001 par value, 17,250,000 shares at $10.30 and $10.20 redemption value as of September 30, 2022 and December 31, 2021, respectively	177,667,994	175,950,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding (excluding 17,250,000 shares subject to possible redemption) as of December 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding as of December 31, 2022 and 2021	431	431
Additional paid-in capital	—	—
Accumulated deficit	(6,349,715)	(4,790,107)
Total stockholders’ deficit	(6,349,284)	(4,789,676)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$178,655,328	$177,993,691
The accompanying notes are an integral part of these financial statements.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS
	For the year Ended December 31, 2022	For the period from March 8, 2021 (inception) through December 31, 2021
Formation and operating costs	$1,922,290	$428,515
Loss from operations	(1,922,290)	(428,515)
Other income:
Investment income held in Trust Account	2,536,113	1,203
Income (loss) before income taxes	613,823	(427,312)
Income tax provision	(455,437)	—
Net income (loss)	$158,386	$(427,312)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	17,250,000	1,949,486
Basic and diluted net income (loss) per share, Class A subject to possible redemption	$0.01	$(0.06)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	4,312,500	4,639,769
Basic and diluted net income (loss) per share, Class B non-redeemable common stock	$0.01	$(0.06)
The accompanying notes are an integral part of these financial statements.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
AND STOCKHOLDERS’ DEFICIT
For the Year Ended December 31, 2022 and For the Period from March 8, 2021 (inception) through December 31, 2021
	Common Stock Subject to Possible Redemption		Ordinary Shares
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount

Balance – March 8, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Repurchase of Founder Shares from Sponsor	—	—	(1,437,500)	(144)	(6,106)	—	(6,250)
Proceeds from the sale of Class A common stock	17,250,000	172,500,000	—	—	—	—	—
Paid underwriters fees	—	(3,450,000)	—	—	—	—	—
Deferred underwriting fees payable	—	(6,037,500)	—	—	—	—	—
Fair value of public warrants	—	(4,672,162)	—	—	4,672,162	—	4,672,162
Other offering costs	—	(613,167)	—	—	(330,447)	—	(330,447)
Proceeds from the sale of Private Placement Warrants	—	—	—	—	9,500,000	—	9,500,000
Re-measurement of Class A common stock to redemption value	—	18,222,829	—	—	(13,860,034)	(4,362,795)	(18,222,829)
Net income (loss)	—	—	—	—	—	(427,312)	(427,312)
Balance – December 31, 2021	17,250,000	175,950,000	4,312,500	431	—	(4,790,107)	(4,789,676)
Re-measurement for Class A common stock to redemption value	—	1,717,994	—	—	—	(1,717,994)	(1,717,994)
Net income (loss)	—	—	—	—	—	158,386	158,386
Balance – December 31, 2022	17,250,000	$177,667,994	4,312,500	$431	$—	$(6,349,715)	$(6,349,284)
The accompanying notes are an integral part of these financial statements.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31, 2022	For the period from March 8, 2021 (inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$158,386	$(427,312)
Adjustments to reconcile net income to net cash used in operating activities
Investment income held in Trust account	(2,536,113)	(1,203)
Formation and operating expenses funded by note payable through Sponsor	—	35,739
Changes in operating assets and liabilities
Prepaid expenses	280,000	(587,726)
Accounts payable	(64,560)	92,552
Due to related party	(18,289)	—
Accrued expenses	408,086	254,538
Income taxes payable	344,217	—
Net cash used in operating activities	(1,428,273)	(633,412)
Cash Flows from Investing Activities
Investment of cash into Trust Account	—	(175,950,000)
Redemption of investments in Trust Account for income and franchise taxes	375,865	—
Net cash provided by (used in) investing activities	375,865	(175,950,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Repurchase of Class B common stock from Sponsor	—	(6,250)
Repayment of note payable and advances from related party	—	(147,991)
Proceeds from sale of Class A shares, gross	—	172,500,000
Proceeds from sale of Private Placement Warrants	—	9,500,000
Payment of offering costs	(166,203)	(382,585)
Net cash provided by (used in) financing activities	(166,203)	178,038,174
Net change in cash	(1,218,611)	1,454,762
Cash – beginning of the period	1,454,762	—
Cash – end of the period	$236,151	$1,454,762
Supplemental disclosure of income taxes paid
Income taxes paid	$111,220	$—
Supplemental disclosure of noncash investing and financing activities:
Remeasurement of Class A shares subject to possible redemption	$1,717,994	$—
Offering costs included in accrued expenses	$—	$41,200
Offering costs included in accounts payable	$—	$40,003
Offering costs paid through promissory note – related party	$—	$130,541
Immediate re-measurement of Class A shares to redemption value	$—	$18,222,829
Initial Class A shares subject to possible redemption	$—	$157,727,171
Deferred underwriting fees payable	$—	$6,037,500
Offering costs included in deferred legal fees	$—	$349,285
The accompanying notes are an integral part of these financial statements.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization and Business Operations
Everest Consolidator Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on March 8, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from March 8, 2021 (inception) through December 31, 2022 relates to the Company’s formation, and those activities necessary to prepare for our the Initial Public Offering (the “IPO”), and the search for a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the proceeds derived from the IPO. The Company has selected December 31 as its fiscal year end.
On November 29, 2021, the Company consummated the Initial Public Offering of 17,250,000 Units, with each unit consisting of one share of Everest Class A common stock, and one-half of one redeemable warrant (the “Units”). Each whole Public Warrant entitles the holder to purchase one share of Everest Class A common stock at an exercise price of $11.50 per share. (the “Units”), including 2,250,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $172,500,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 6,333,333 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant (the “Private Placement”), to Everest Consolidator Sponsor, LLC (the “Sponsor”), generating gross proceeds to the Company of $9,500,000, which is described in Note 4.
Transaction costs amounted to $10,431,114, including $6,037,500 in deferred underwriting fees, $3,450,000 in upfront underwriting fees, and $943,614 in other offering costs related to the Initial Public Offering.
As of the IPO date, a total of $175,950,000 of the net proceeds from the IPO and the Private Placement, which includes the $6,037,500 deferred underwriting commission, were placed in a U.S.-based trust account at Bank of America maintained by Equiniti Trust Company, LLC, acting as trustee. Except with respect to interest earned on the funds in the Trust Account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the Trust Account, the proceeds from the IPO and the Private Placement held in the Trust Account will not be released until the earliest of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A common stock shares, $0.0001 par value, included in the Units (the “Everest Class A common stock”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such share of Everest Class A common stock if it does not complete the Initial Business Combination within 15 months (or 18 months or 21 months, as applicable) from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Everest Class A common stock shares included in the Units sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination within 15 months (or 18 months or 21 months, as applicable) from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s Everest Stockholders.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Everest Class A common stock to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Everest Class A common stock in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable. As a result, such shares of Everest Class A common stock were recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”
Pursuant to the Company’s amended and restated certificate of incorporation if the Company is unable to complete the Initial Business Combination within 15 months (or 18 months or 21 months, as applicable) from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Everest Class A common stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Everest Class A common stock, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within 15 months (or 18 months or 21 months, as applicable) of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Everest

Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Everest Class A common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Everest Class A common stock, except that the Company will provide its stockholders with the opportunity to redeem their Everest Class A common stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
On February 28, 2023, the Company extended the period of which it is able to consummate an initial business combination by a period of three months, or until May 28, 2023 (the “Initial Extension”). In connection with the Initial Extension, the Company’s Sponsor deposited an aggregate of $1,725,000 into the Company’s Trust Account, representing $0.10 per share of Everest Class A common stock, in exchange for the Company’s issuance of to the Sponsor of 1,150,000 Private Placement Warrants, at a rate of $1.50 per private placement warrant, with the same terms as the Private Placement Warrants issued in connection with the closing of the Company’s initial public offering. The Initial Extension is the first of two three-month extensions permitted under the Company’s governing documents. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with the Initial Extension.
In connection with the Initial Extension, the Company also entered into a Conditional Guaranty Agreement (the “Conditional Guaranty Agreement”) in favor of the Sponsor. Pursuant to the Conditional Guaranty Agreement, the Company has agreed, subject to the Company’s consummation of an Initial Business Combination prior to the Termination Date (as defined in our amended and restated certificate of incorporation), to guarantee the payment when due of all principal and accrued interest owed to the Sponsor under the Note. The Company’s obligations under the Conditional Guaranty Agreement will terminate upon the earliest to occur of (i) the payment in full or discharge and termination of the Note, (ii) the failure to consummate an initial business combination prior to the Termination Date or (iii) immediately prior to the voluntary or involuntary liquidation, dissolution or winding up of the Company. The Sponsor has waived any right, title, interest and claim of any kind as it relates to the Trust Account.
Risks and Uncertainties
Results of operations and the Company’s ability to complete an Initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the conflict between Russia and Ukraine, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. Any of the above factors, including sanctions, export controls, tariffs, trade wars and other governmental actions, could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an Initial Business Combination. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other measures, a new 1% U.S. federal excise tax on certain repurchases

(including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased. For purposes of calculating the excise tax, however, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
On December 27, 2022, the U.S. Department of the Treasury issued Notice 2023-2 (the “Notice”) as interim guidance until publication of forthcoming proposed regulations on the excise tax. Although the guidance in the Notice does not constitute proposed or final Treasury regulations, taxpayers may generally rely upon the guidance provided in the Notice until the issuance of the forthcoming proposed regulations. Certain of the forthcoming proposed regulations (if issued) could, however, apply retroactively. The Notice generally provides that if a covered corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such covered corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax.
Because any redemptions of our stock in connection with a business combination, extension vote or otherwise will occur after December 31, 2022 such redemptions may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with any such redemptions would depend on a number of factors, including (i) the fair market value of the such redemptions, together with any other redemptions or repurchases we consummate in the same taxable year, (ii) the structure of any business combination and the taxable year in which it occurs, (iii) the nature and amount of any “PIPE” or other equity issuances, in connection with a business combination or otherwise, issued within the same taxable year, (iv) whether we completely liquidate and dissolve within the taxable year of such redemptions, and (v) the content of final and proposed regulations and further guidance from the U.S. Department of the Treasury. The foregoing could cause a reduction in the cash available on hand to complete a business Combination and in our ability to complete a Business Combination. Further, the application of the excise tax in the event of a liquidation is uncertain, and it is possible that the proceeds held in the Trust Account (in the event we are unable to complete a Business Combination in the required time and redeem 100% of our shares of Everest Class A common stock in accordance with our amended and restated certificate of incorporation) could be subject to the excise tax, in which case the amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Liquidity and Going Concern
The $236,151 held outside of the Trust Account and a working capital deficit of $755,241 as of December 31, 2022, may not be sufficient to allow the Company to operate for at least the next 12 months from the issuance of these financial statements, assuming that a Business Combination is not consummated during that time. Additionally, as of December 31, 2022, the Company had until February 28, 2023, to consummate an initial business combination (absent any extensions of such period by the Sponsor, pursuant to the terms described above). It is uncertain that the Company will be able to consummate an initial business combination, even if this time period is extended. Giving effect to the Initial Extension discussed above, the Company now has until May 28, 2023 (absent further extension) to complete an initial business combination. If an initial business combination is not consummated by May 28, 2023, absent any further extension, there will be a mandatory liquidation and subsequent dissolution of the Company. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Giving effect to the Initial Extension, the Company has 18 months from the closing of the IPO (absent any further extensions of such period by the Sponsor, pursuant to the terms described above) to consummate the initial Business Combination. It is uncertain whether the Company will be able to consummate the proposed Business Combination by this date. If a Business Combination is not consummated by this date, then, unless that time is extended (as provided above, or pursuant to a stockholder vote), there will be a mandatory liquidation and subsequent dissolution of the Company.
The Company believes that the proceeds raised in the initial public offering and the funds potentially available from loans from the sponsor or any of their affiliates will be sufficient to allow the Company to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Business Combination or because the Company becomes obligated to redeem a significant number of shares of Everest Class A common stock upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.
Management has determined that the liquidity condition, potential mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 — Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statement are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $236,151 and $1,454,762 in cash and cash equivalents as of December 31, 2022 and 2021, respectively.
Marketable securities held in the Trust Account
As of December 31, 2022, and December 31, 2021, the Company’s portfolio of investments held in the Trust Account are comprised solely of securities held in a mutual fund that invests in U.S. Treasury securities with a maturity of 180 days or less. These securities are presented on the Balance Sheet at their fair value at the end of each reporting period. Earnings on these securities are included in investment income in the accompanying Statement of Operations and are automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption, if any, is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and December 31, 2021, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
The Everest Class A common stock subject to possible redemption reflected on the balance sheet as December 31, 2022 are reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Class A common stock issuance costs	(10,100,667)
Fair value of Public Warrants at issuance	(4,672,162)
Plus:
Re-measurement of carrying value to redemption value	18,222,829
Accretion of trust earnings	1,717,994
Class A common stock subject to possible redemption	$177,667,994
The Class A common stock subject to possible redemption reflected on the balance sheet as December 31, 2021 are reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Class A common stock issuance costs	(10,100,667)
Fair value of Public Warrants at issuance	(4,672,162)
Plus:
Total re-measurement of carrying value to redemption value	18,222,829
Class A common stock subject to possible redemption	$175,950,000
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist cash accounts in financial institutions which, at times may exceed the Federal depository insurance coverage of

$250,000. As of December 31, 2022 and 2021, the Company had not experienced losses on its cash accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. As of December 31, 2022 and 2021, the Company only held Level 1 financial instruments, which are the Company’s Marketable securities held in Trust Account.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Warrant Instruments
The Company accounts for its Public Warrants and Private Placement Warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. In that respect, the Private Placement Warrants, as well as any warrants underlying additional units the Company issues to the Sponsor, officers, directors, initial stockholders, or their affiliates in payment of Working Capital Loans made to the Company, are identical to the warrants underlying the Units being offered in the IPO.

Offering Costs Associated with the Initial Public Offering
Offering costs consist of legal, accounting, underwriting and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Upon the completion of the Initial Public Offering, the offering costs were allocated using the relative fair values of the Everest Class A ordinary shares and its Public Warrants and Private Placement Warrants. The costs allocated to warrants were charged against additional paid-in capital and those related to the Everest Class A ordinary shares were charged against the carrying value of Class A ordinary shares. The Company complies with the requirements of the ASC 340-10-S99-1. For the period from March 8, 2021 (inception) through December 31, 2021, the Company incurred offering costs totaling $10,431,114, consisting of $6,037,500 in deferred underwriting fees, $3,450,000 in upfront underwriting fees, and $943,614 of other offering costs, of which $330,447 was included in additional paid-in capital.
Net Income (Loss) Per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share of common stock is computed by dividing net income by the weighted average number of shares outstanding for the period. Weighted average shares for the period from March 8, 2021 (inception) through December 31, 2021, were reduced for the effect of an aggregate of 562,500 Class B ordinary shares that were subject to forfeiture until the over-allotment option was exercised in full at the IPO date. The Company’s Statement of Operations include a presentation of loss per ordinary share subject to redemption in a manner similar to the two-class method of income (loss) per share. Accretion associated with the redeemable Everest Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
As of December 31, 2022 and 2021, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.
A reconciliation of net income (loss) per ordinary share is as follows:
For the Year Ended December 31, 2022
Redeemable Class A Common Stock
Numerator: Net income allocable to Redeemable Class A common stock	$126,709
Denominator: Weighted Average Share Outstanding, Redeemable Class A common stock
Basic and diluted weighted average shares outstanding, Redeemable Class A common stock	17,250,000
Basic and diluted net income per share, Redeemable Class A Common Stock	$0.01
Non-Redeemable Class B Common Stock
Numerator: Net income allocable to non-redeemable Class B common stock	$31,677
Denominator: Weighted Average Non-Redeemable Class B common stock
Basic and diluted weighted average shares outstanding, non-redeemable Class B common stock	4,312,500
Basic and diluted net income per share, Non-Redeemable Class B Common Stock	$0.01

For The Period from March 8, 2021 (Inception) Through December 31, 2021
Redeemable Class A Common Stock
Numerator: Net loss allocable to Redeemable Class A common stock	$(126,424)
Denominator: Weighted Average Share Outstanding, Redeemable Class A common stock
Basic and diluted weighted average shares outstanding, Redeemable Class A common stock	1,949,486
Basic and diluted net loss per share, Redeemable Class A Common Stock	$(0.06)
Non-Redeemable Class B Common Stock
Numerator: Net loss allocable to non-redeemable Class B common stock
Net loss allocable to non-redeemable Class B common stock	$(300,888)
Denominator: Weighted Average Non-Redeemable Class B common stock	4,639,769
Basic and diluted net loss per share, Non-Redeemable Class B Common Stock	$(0.06)
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities and net operating and capital loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The valuation allowance is reduced when it is determined that it is more likely than not that the deferred tax asset will be realized.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense. The Company files income tax returns in the U.S. federal jurisdiction and various state and local jurisdictions. The Company is subject to income tax examinations since inception by various taxing authorities.
There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues that could result in significant payments, accruals or material deviation from its position.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. Management is currently evaluating the new guidance but does not expect the adoption of this guidance to have a material impact on the Company’s financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units at a purchase price of $10.00 per Unit, including 2,250,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments. Each Unit consists of one share of Everest Class A common stock, an aggregate of 17,250,000 shares, and one-half of one redeemable warrant (“Public Warrant”), an aggregate of 8,625,000 public warrants. Each whole Public Warrant entitles the holder to purchase one share of Everest Class A common stock at an exercise price of $11.50 per share.
Note 4 — Related Party Transactions
Founder Shares
In March 2021, the sponsor acquired 5,750,000 founder shares (the “Founder Shares”) for an aggregate purchase price of $25,000, consisting of 5,750,000 shares of Everest Class B common stock (up to an aggregate of 750,000 of which were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option is exercised). Prior to the initial investment in the company of $25,000 by our sponsor, we had no assets, tangible, or intangible. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the company by the aggregate number of Founder Shares issued.
On September 24, 2021, the Company repurchased 1,437,500 shares of Everest Class B common stock from the Sponsor for $6,250. As of December 31, 2021, there were 4,312,500 shares of Everest Class B common stock were issued and outstanding. The underwriters exercised their overallotment option in full simultaneously in connection with the IPO. As a result, the 562,500 shares are no longer subjected to forfeiture.
Class B founder shares
The Founder Shares are designated as Everest Class B common stock and will automatically convert into shares of our Everest Class A common stock (which such shares of Everest Class A common stock delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the Trust Account if we do not consummate an initial business combination) at the time of our initial business combination at a ratio such that the number of shares of Everest Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock issued and outstanding upon completion of this offering, plus (ii) the total number of shares of Everest Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any shares of Everest Class A common stock or equity-linked securities exercisable for or convertible into shares of Everest Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to our sponsor, its affiliates or any member of our management team upon conversion of working capital loans.
Private Placement Warrants
Simultaneously with the closing of the IPO, the Company completed a sale of 6,333,333 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant (the “Private Placements”), to the Sponsor and Directors, generating gross proceeds to the Company of $9,500,000. Each whole Private Placement Warrant is exercisable for one whole share of the Everest Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Initial Business

Combination is not completed within 15 months (or 18 months or 21 months, as applicable) from the closing of the Initial Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Everest Class A common stock (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, to not transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Support Agreement
The Company has entered into that certain Administrative Support Agreement, dated November 23, 2021 by and between the Company and the Sponsor, pursuant to which the Company will pay an affiliate of the Sponsor a total of $10,000 per month, until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, secretarial and administrative services. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees.
For the for the year ended December 31, 2022 and the period from March 8, 2021 (inception) through December 31, 2021, the Company expensed $122,425 and $10,549, respectively for the services provided through the Administrative Support Agreement. As of December 31, 2022, the Company had repaid all amounts due to the Sponsor related to the Administrative Support Agreement, and as of December 31, 2021, $10,549 was still outstanding, which was included in the Due to Related Party balance.
Related Party Loans
On May 24, 2021, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of June 30, 2022 or the completion of the Initial Public Offering (the “Maturity Date”). As of December 31, 2021, there was an outstanding balance of $18,289 on the Note, which was fully repaid by the June 30, 2022 maturity date referenced above. There were no amounts outstanding related to the Note as of December 31, 2022.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Everest Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Initial Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”). The Deferred Discount of $6,037,500 will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.
Note 6 — Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Everest Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under certain circumstances as a result of the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Everest Class A common stock issuable upon exercise of the Public Warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those Everest Class A common stock until the Public Warrants expire or are redeemed. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Everest Class A common stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Everest Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Everest Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of Everest Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”)

is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants for Everest Class A common stock” and “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that, (i) they will not be redeemable by the Company, (ii) they (including the Everest Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned, or sold by the Sponsor until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they are subject to registration rights.
Redemption of warrants when the price per share of Everest Class A common stock equals or exceeds $18.00: Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of the Everest Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the Everest Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Everest Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.
In no event will the Company be required to net cash settle any Public Warrant upon the exercise thereof. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue 1,000,000 preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there was no preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 17,250,000 shares of Class A common stock issued and outstanding subject to possible redemption.
Class B Common Stock — The Company is authorized to issue 10,000,000 Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, 4,312,500 shares of Class B common stock were issued and outstanding.
Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the Delaware General Corporation Law or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders.
Note 8 — Income Taxes
During the years ended December 31, 2022 and 2021, the Company incurred $455,437 and $0, respectively of current income tax expense.
The Company’s effective tax rate for the for the year ended December 31, 2022 was 74.2%, which differs from the U.S. federal statutory rate of 21%, primarily due to the change in the valuation allowance, resulting from recognizing a full valuation allowance against the deferred tax assets. The Company’s effective tax rate was 0% for the period from March 8, 2021 (inception) through December 31, 2021, which differs from the U.S. federal statutory rate of 21%, primarily due to recognizing a full valuation allowance on deferred tax assets.
The Company’s income tax provision consists of the following as of December 31, 2022 and 2021:
	December 31,
	2022	2021
Federal
Current	$455,437	$—
Deferred	326,534	(89,736)
Change in valuation allowance	(326,534)	89,736
Income tax provision	$455,437	$—
The Company’s net deferred tax assets consisted of the following as of December 31, 2022 and 2021:
	December 31,
	2022	2021
Deferred tax asset
Net operating loss carryforward	$—	$34,164
Startup/Organization expenses	416,270	55,572
Total deferred tax assets	416,270	89,736
Valuation allowance	$(416,270)	$(89,736)
Deferred tax asset, net of allowance	—	—
As of December 31, 2022 and 2021, the Company had U.S. federal net operating loss carryforward of $0 and $162,682, respectively, that do not expire.
The income tax benefit differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021 due to the following:
	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
Valuation allowance	53.2	(21.0)
Effective tax rate	74.2%	0.0%
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and for the period from March 8, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $326,534 and $89,736, respectively, with the increase related mainly to a full valuation allowance recorded against deferred organization expense generated in the year.
Note 9 — Subsequent Events
The Company has evaluated the impact of subsequent events through March 29, 2023, the date the financial statements were issued. Based upon this evaluation, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement, other than what is noted in Note 1 in the above.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS
	September 30, 2023	December 31, 2022
	(unaudited)
Assets
Current assets:
Cash	$322,367	$236,151
Prepaid expenses	50,861	307,726
Total current assets	373,228	543,877
Marketable securities held in trust account	145,772,470	178,111,451
Total assets	$146,145,698	$178,655,328
Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,855,259	$26,795
Accrued expenses	5,894,963	928,106
Loan payable – related party	1,870,000	—
Excise tax liability	410,576	—
Due to related party	60,000	—
Conditional guarantee liability	3,706,339	—
Income taxes payable	1,226,062	344,217
Total current liabilities	16,023,199	1,299,118
Deferred underwriting commissions	—	6,037,500
Total liabilities	16,023,199	7,336,618
Commitments and Contingencies (Note 5)
Class A Common stock subject to possible redemption, $0.0001 par value, 13,424,131 and 17,250,000 shares at $10.84 and $10.30 redemption value as of September 30, 2023 and December 31, 2022, respectively	145,474,168	177,667,994
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of September 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding (excluding 13,424,131 and 17,250,000 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding as of September 30, 2023 and December 31, 2022	431	431
Additional paid-in capital	—	—
Accumulated deficit	(15,352,100)	(6,349,715)
Total Stockholders’ deficit	(15,351,669)	(6,349,284)
Total Liabilities, Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$146,145,698	$178,655,328
The accompanying notes are an integral part of these unaudited condensed financial statements.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
General and administrative expenses	$3,187,663	$379,100	$10,400,770	$1,301,314
Loss from operations	(3,187,663)	(379,100)	(10,400,770)	(1,301,314)
Other income (expense):
Investment income held in Trust Account	2,225,997	601,740	6,294,454	851,687
Interest expense	(37,200)	—	(112,200)	—
Conditional guarantee expense	(139,134)	—	(3,706,339)	—
(Loss) income before income taxes	(1,138,000)	222,640	(7,924,855)	(449,627)
Income tax provision	(456,960)	—	(1,290,625)	(109,576)
Net (loss) income	$(1,594,960)	$222,640	$(9,215,480)	$(559,203)
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	15,669,750	17,250,000	16,717,461	17,250,000
Basic and diluted net (loss) income per share, Class A subject to possible redemption	$(0.08)	$0.01	$(0.44)	$(0.03)
Weighted average shares outstanding of Class B non-redeemable common stock, basic and diluted	4,312,500	4,312,500	4,312,500	4,312,500
Basic and diluted net (loss) income per share, Class B non-redeemable common stock	$(0.08)	$0.01	$(0.44)	$(0.03)
The accompanying notes are an integral part of these unaudited condensed financial statements.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CHANGES IN COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT
	Common Stock Subject to Possible Redemption		Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	17,250,000	$177,667,994	4,312,500	$431	$—	$(6,349,715)	$(6,349,284)
Proceeds from sale of private Placement warrants	—	—	—	—	1,725,000	—	1,725,000
Accretion of trust earnings for Class A Common stock subject to possible redemption	—	3,200,188	—	—	(1,725,000)	(1,475,188)	(3,200,188)
Net loss	—	—	—	—	—	(857,507)	(857,507)
Balance – March 31, 2023 (unaudited)	17,250,000	180,868,182	4,312,500	431	—	(8,682,410)	(8,681,979)
Proceeds from sale of private Placement warrants	—	—	—	—	1,725,000	—	1,725,000
Accretion of trust earnings for Class A Common stock subject to possible redemption	—	3,384,604	—	—	(1,725,000)	(1,659,604)	(3,384,604)
Deferred underwriting fees waiver	—	—	—	—	—	6,037,500	6,037,500
Net loss	—	—	—	—	—	(6,763,013)	(6,763,013)
Balance – June 30, 2023 (unaudited)	17,250,000	184,252,786	4,312,500	431	—	(11,067,527)	(11,067,096)
Accretion of trust earnings for Class A Common stock subject to possible redemption	—	2,279,037	—	—	—	(2,279,037)	(2,279,037)
Redemptions of Class A Common stock	(3,825,869)	(41,057,655)	—	—	—	—	—
Excise tax	—	—	—	—	—	(410,576)	(410,576)
Net loss	—	—	—	—	—	(1,594,960)	(1,594,960)
Balance – September 30, 2023 (unaudited)	13,424,131	$145,474,168	4,312,500	$431	$—	$(15,352,100)	$(15,351,669)
	Common Stock Subject to Possible Redemption		Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	17,250,000	$175,950,000	4,312,500	$431	$—	$(4,790,107)	$(4,789,676)
Accretion of trust earnings for Class A Common stock subject to possible redemption	—	17,931	—	—	—	(17,931)	(17,931)
Net loss	—	—	—	—	—	(394,797)	(394,797)
Balance – March 31, 2022 (unaudited)	17,250,000	175,967,931	4,312,500	431	—	(5,202,835)	(5,202,404)
Net loss	—	—	—	—	—	(387,046)	(387,046)
Balance – June 30, 2022 (unaudited)	17,250,000	175,967,931	4,312,500	431	—	(5,589,881)	(5,589,450)
Accretion of trust earnings for Class A Common stock subject to possible redemption	—	408,584	—	—	—	(408,584)	(408,584)
Net income	—	—	—	—	—	222,640	222,640
Balance – September 30, 2022 (unaudited)	17,250,000	$176,376,515	4,312,500	$431	$—	$(5,775,825)	$(5,775,394)
The accompanying notes are an integral part of these unaudited condensed financial statements.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Cash Flows from Operating Activities:
Net loss	$(9,215,480)	$(559,203)
Adjustments to reconcile net loss to net cash used in operating activities
Investment income held in Trust account	(6,294,454)	(851,687)
Conditional guarantee expense	3,706,339	—
Changes in operating assets and liabilities
Prepaid expenses	256,864	210,612
Due to related party	60,000	11,711
Accounts payable	2,828,464	32,522
Accrued expenses	4,966,857	230,357
Income taxes payable	881,845	109,576
Net cash used in operating activities	(2,809,565)	(816,112)
Cash Flows from Investing Activities
Investment of cash into Trust Account	(4,121,220)	—
Redemption of investments	42,754,656	—
Net cash provided by investing activities	38,633,436	—
Cash Flows from Financing Activities:
Proceeds from issuance of private placement warrants to Sponsor	3,450,000	—
Proceeds from promissory note – related party	1,870,000	—
Redemption of Class A shares subject to possible redemption	(41,057,655)	—
Payment of offering costs	—	(166,203)
Net cash used in financing activities	(35,737,655)	(166,203)
Net change in cash	86,216	(982,315)
Cash – beginning of the period	236,151	1,454,762
Cash – end of the period	$322,367	$472,447
Supplemental disclosure of income taxes paid:
Income taxes paid	$520,000	$—
Supplemental disclosure of noncash investing and financing activities:
Remeasurement of Class A shares subject to possible redemption	$8,863,829	$—
Deferred underwriting fees waiver	$6,037,500	$—
Excise tax liability	$410,576	$—
The accompanying notes are an integral part of these unaudited condensed financial statements.

EVEREST CONSOLIDATOR ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
Note 1 — Description of Organization and Business Operations
Everest Consolidator Acquisition Corporation (“SPAC” or the “Company”) is a blank check company incorporated in Delaware on March 8, 2021. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.
As of September 30, 2023, the Company had not commenced any operations. All activity for the period from March 8, 2021 (inception) through September 30, 2023 relates to the Company’s formation, activities necessary to prepare for its Initial Public Offering (the “IPO”), and the search for a target company for an initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on the proceeds derived from the IPO.
The Company has selected December 31 as its fiscal year end.
On November 29, 2021, the Company consummated the IPO through the issuance of 17,250,000 Units, including 2,250,000 Units sold pursuant to the full exercise of the underwriters’ over-allotment option, with each unit consisting of one share of Class A common stock, and one-half of one redeemable warrant (the “Units”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $172,500,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 6,333,333 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant (the “Private Placement”), to Everest Consolidator Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), generating gross proceeds to the Company of $9,500,000, which is described in Note 4.
Transaction costs amounted to $10,431,114, including $6,037,500 in deferred underwriting fees, $3,450,000 in upfront underwriting fees, and $943,614 in other offering costs related to the Initial Public Offering.
At the IPO date, a total of $175,950,000 of the net proceeds from the IPO and the Private Placement, which included the $6,037,500 deferred underwriting commission, were placed in a U.S.-based trust account at Bank of America maintained by Equiniti Trust, LLC (f/k/a American Stock Transfer & Trust Company, LLC), acting as trustee. Except with respect to interest earned on the funds in the trust account that may be released to the Company to pay its franchise and income taxes and expenses relating to the administration of the trust account, the proceeds from the IPO and the Private Placement held in the trust account will not be released until the earliest of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Initial Business Combination; (ii) the redemption of any Class A common stock shares, $0.0001 par value, included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such Public Shares if it does not complete the Initial Business Combination within up to 27 month period (the “Combination Period”) from the closing of the Initial Public Offering; and (iii) the redemption of 100% of the Class A common stock shares included in the Units sold in the Initial Public

Offering if the Company is unable to complete an Initial Business Combination within the Combination Period from the closing of the Initial Public Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders. See the below sections titled “Extensions of the Period to Complete the Initial Business Combination” and “Amendment to Articles of Incorporation and Additional Extension of Period to Complete the Initial Business Combination” for additional information related to the Combination Period.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account, as applicable) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.
The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less income and franchise taxes payable. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under applicable stock exchange rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.
If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest but less income and franchise taxes payable. As a result, such Class A common stock shares were recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”).
Pursuant to the Company’s amended and restated certificate of incorporation if the Company is unable to complete the Initial Business Combination within the Combination Period from the closing of the Initial Public Offering, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned and not previously released to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholder’s rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s independent director nominees will not be entitled to rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within the Combination Period of the closing of the Initial Public Offering. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires Class A common stock shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the prescribed time period.
In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the Class A common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Class A common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.
Extensions of the Period to Complete the Initial Business Combination
On February 28, 2023, the Company extended the period it has to consummate an initial business combination by a period of three months, or until May 28, 2023 (the “Initial Extension”). In connection with the Initial Extension, the Company’s Sponsor deposited an aggregate of $1,725,000 into the Company’s Trust Account, representing $0.10 per public share, in exchange for the Company’s issuance of to the Sponsor of 1,150,000 Private Placement Warrants, at a rate of $1.50 per private placement warrant, with the same terms as the Private Placement Warrants issued in connection with the closing of the Company’s initial public offering.
On May 26, 2023, the Company further extended the period it has to consummate an initial business combination by a period of three months, or until August 28, 2023 (the “Second Extension”). In connection with the Second Extension, the Company’s Sponsor deposited an aggregate of $1,725,000 into the Company’s Trust Account, representing $0.10 per public share, in exchange for the Company’s issuance of to the Sponsor of 1,150,000 Private Placement Warrants, at a rate of $1.50 per private placement warrant, with the same terms as the Private Placement Warrants issued in connection with the closing of the Company’s initial public offering.
The Company’s stockholders were not entitled to vote on or redeem their shares in connection with the Initial Extension or the Second Extension.
In order to finance the Initial Extension and the Second Extension, the Sponsor entered into promissory notes in the aggregate amount of $3,450,000 ($1,725,000 for each extension) at an interest rate of 16% per annum (each, an “Extension Note” and together, the “Extension Notes”) with Everest Consolidator — A Series of Master Fund I LLC (the “Noteholder”), a third-party investor.
Conditional Guarantees
In connection with the Initial Extension and the Second Extension, the Company also entered into a Conditional Guaranty Agreement in favor of the Noteholder in respect of each Extension Note. Pursuant to each Conditional Guaranty Agreement, the Company has agreed, subject to the Company’s consummation of an Initial Business Combination prior to the Termination Date (as defined in our amended and restated certificate of incorporation), to guarantee the payment by the Sponsor to the Noteholder when due of all principal and accrued interest owed to the Noteholder under the Extension Notes. The Company’s obligations under each Conditional Guaranty Agreement will terminate upon the earliest to occur of (i) the payment in full or discharge and termination of the applicable Extension Note, (ii) the failure to consummate an initial business combination prior to the Termination Date or (iii) immediately prior to the voluntary or involuntary liquidation, dissolution or winding up of the Company. Amendment to Articles of Incorporation and Additional Monthly Extensions of Period to Complete the Initial Business Combination
On August 24, 2023, we convened a special meeting of stockholders (the “Special Meeting”) at which our stockholders approved, among other items, (i) a proposal to amend our amended and restated certificate of incorporation to provide our board of directors with the right to extend (the “Monthly Extensions”) the date by which we have to consummate a business combination (the “Combination Period”) up to an additional six (6) times for one (1) month each time, from August 28, 2023 to February 28, 2024 (as extended, the “Extended Date”) (the “Extension Amendment Proposal”); (ii) a proposal to approve the adoption of an amendment (the “Trust Amendment”) to the Trust Agreement to allow us to extend the Combination Period up to an additional six (6) times for one (1) month each time from August 28, 2023 to February 28, 2024, the Extended Date, by depositing into the Trust Account, for each one-month extension, the lesser of (a) $280,000 and (b) $0.035 per public share then outstanding (the “Trust Amendment Proposal”); and (iii) a proposal to amend our amended and restated certificate of incorporation to eliminate the limitation that the Company shall not redeem public shares to the extent that such redemption would cause our net tangible assets to be less than $5,000,001 (the “Redemption Limitation”) to allow us to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment Proposal” and together with Extension Amendment Proposal and the Trust Amendment Proposal, the “Charter Amendment Proposals”).
In connection with the Charter Amendment Proposals, holders of our public shares were given the opportunity to redeem their public shares for a pro rata share of the funds on deposit in the Trust Account as of two business days prior to such approval, including any interest earned on the trust account deposits (net of taxes payable), divided by the number of then outstanding public shares. A total of 63 stockholders elected to redeem an aggregate of 3,825,869 shares of Class A Common Stock at a per share redemption price of $10.73, totaling $41,057,655. Following the Special Meeting and associated redemptions, we had approximately $144.9 million remaining in the Trust Account.
On August 28, 2023, the Company extended the period it has to consummate an initial business combination by a period of one month, or until September 28, 2023 (the “First Monthly Extension”). In connection with the one-month extension, the Company’s Sponsor deposited $280,000 into the Company’s Trust Account.
On September 28, 2023, the Company further extended the period it has to consummate an initial business combination by a period of one month, or until October 28, 2023 (the “Second Monthly Extension”). In connection with the one-month extension, the Company’s Sponsor deposited $280,000 into the Company’s Trust Account.
On October 23, 2023, the Company further extended the period it has to consummate an initial business combination by a period of one month, or until November 28, 2023 (the “Third Monthly Extension”). In connection with the one-month extension, the Company’s Sponsor deposited $280,000 into the Company’s Trust Account.
On November 28 2023, the Company further extended the period it has to consummate an initial business combination by a period of one month, or until December 28, 2023 (the “Fourth Monthly Extension”). In connection with the one-month extension, the Company’s Sponsor deposited $280,000 into the Company’s Trust Account.
Business Combination Agreement
On May 19, 2023, the Company entered into a business combination agreement with Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo” or “Unifund”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Unifund Holdings, LLC, a Delaware limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CRF”), USV, LLC, an Ohio limited liability company (“USV” and together with Holdings and CCRF, the “Target Companies”), and, solely for limited purposes set forth therein, the Sponsor (the “Business Combination Agreement”). Each of New PubCo and Merger Sub is a newly formed entity that was formed for the sole purpose of entering into and consummating the Business

Combination (as defined below). The Business Combination Agreement has been approved by the boards of directors or board of managers, as applicable, of each of SPAC, the Target Companies and New PubCo.
The Target Company group specializes in the acquisition and servicing of consumer debt receivables and offers consumer data analytics and tailored recovery solutions for major banks, financial institutions and other creditors across the United States.
The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, and other terms relating to the transactions contemplated by the Business Combination Agreement, are summarized below.
Structure of Business Combination
Pursuant to the terms and subject to the conditions of the Business Combination Agreement, (i) prior to the Merger and the Contributions and Exchanges (as each is defined below), David G. Rosenberg (“Rosenberg”) and ZB Limited Partnership, a Delaware limited partnership (“ZB Limited”), shall cause a reorganization of Holdings, USV and certain other members of the Target Company group to be consummated as specified in the Business Combination Agreement (the “Reorganization”), (ii) on the Closing Date (as defined below), Merger Sub will be merged with and into SPAC (the “Merger”), with SPAC continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and a direct, wholly-owned subsidiary of New PubCo, and (iii) on the Closing Date, pursuant to the Contribution and Exchange Agreement (as defined below), (a) Rosenberg will contribute 100% of the outstanding common stock of CCRF and 100% of the outstanding common stock of Unifund Corporation, an Ohio corporation (“Unifund Corp”), beneficially owned by Rosenberg prior to the Contributions and Exchanges (as defined below), in each case, to New PubCo in exchange for newly issued shares of common stock of New PubCo, par value $0.0001 per share (“New PubCo Common Stock”), (b) Rosenberg, not individually but solely as trustee of the TER Trust (“TER Trust” and, together with Rosenberg and ZB Limited, the “Target Company Equityholders”), will contribute 100% of the equity interests in Payce, LLC, an Ohio limited liability company (“Payce”), beneficially owned by TER Trust prior to the Contributions and Exchanges to New PubCo in exchange for newly issued shares of New PubCo Common Stock, (c) ZB Limited will contribute all of its equity interests in each of Holdings, USV, Distressed Asset Portfolio I, LLC, an Ohio limited liability company (“DAP I”), and Distressed Asset Portfolio IV, LLC, an Ohio limited liability company (“DAP IV”), in each case, beneficially owned by ZB Limited prior to the Contributions and Exchanges to New PubCo in exchange for newly issued shares of New PubCo Common Stock and (d) immediately thereafter, New PubCo will contribute the equity interests in each of Holdings and USV to CCRF, and, as a result of the foregoing, New PubCo will directly own (x) 100% of the outstanding common stock of CCRF and 100% of the outstanding common stock of Unifund Corp beneficially owned by Rosenberg prior to the Contributions and Exchanges, (y) 100% of the equity interests of Payce held by TER Trust prior to the Contributions and Exchanges and (z) 100% of the outstanding equity interests in DAP I and DAP IV beneficially held by ZB Limited prior to the Contributions and Exchanges (constituting 25% of the outstanding equity interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding equity interests of each of Holdings and USV (collectively, the “Contributions and Exchanges” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the New PubCo Registration Rights and Lock-up Agreement, the Sponsor Support Agreement and the Holder Support Agreement.
Consideration
The consideration to be paid to the Target Company Equityholders, SPAC stockholders and New PubCo in connection with the Business Combination will include stock consideration and is based on an enterprise value of $238 million of the Target Companies and their respective subsidiaries.
Pursuant to the Business Combination Agreement, at the effective time of the Merger (the “Merger Effective Time”), by virtue of the Merger and without any action on the part of the Target Companies, New PubCo, SPAC or any SPAC stockholder, (i) each SPAC unit issued and outstanding immediately prior to the Merger Effective Time will be separated automatically and the holder thereof will be deemed to hold one (1) share of SPAC Class A common stock and one-half of one (1/2) SPAC warrant, (ii) each share of SPAC common stock held in treasury of SPAC immediately prior to the Merger Effective Time will be automatically canceled and no New PubCo Common Stock or other consideration will be delivered or deliverable in exchange therefor, (iii) each share of SPAC common stock issued and outstanding immediately prior to the Merger Effective Time (except for shares being cancelled pursuant to the immediately preceding clause (ii)) shall be converted into the right to receive one share of New PubCo Common Stock, with a value ascribed to each share of New PubCo Common Stock of $10.00, (iv) each share of Merger Sub common stock that is outstanding immediately prior to the Merger Effective Time shall automatically convert into one (1) share of common stock, par value $0.0001 per share, of SPAC in its capacity as the Surviving Corporation, (v) New PubCo shall issue a number of shares of New PubCo Common Stock to which such SPAC stockholder is entitled in respect of its shares of SPAC common stock and (vi) each SPAC warrant outstanding and unexercised immediately prior to the Merger Effective Time, whether or not vested, will cease to represent a right to acquire SPAC common stock and will convert into a warrant to purchase the same number of shares of New PubCo Common Stock.
At the effective time of the Contributions and Exchanges, by virtue of the Contributions and Exchanges and in accordance with the Contribution and Exchange Agreement, (i) Rosenberg will be issued 7,500,000 shares of New PubCo Common Stock, (ii) ZB Limited will be issued 2,250,000 shares of New PubCo Common Stock and (iii) the TER Trust will be issued 250,000 shares of New PubCo Common Stock.
The terms of the Business Combination Agreement provides that New PubCo (or to the extent applicable, Sponsor) will reimburse ZB Limited (the “Reimbursement Obligations”) for certain tax liabilities incurred by the members of ZB Limited in connection with the transactions contemplated by the Business Combination Agreement on or before January 31, 2024 and January 31, 2025, as applicable. Pursuant to the terms of the Business Combination Agreement, New PubCo will use its commercially reasonable efforts to ensure that at least $4,200,000 of cash will remain in one or more bank accounts of New PubCo or under New PubCo’s control to make such payments to ZB Limited. In the event that the board of directors of New PubCo determines in good faith that the payment of the full amount of the Reimbursement Obligations, as applicable, would adversely affect New PubCo’s ability to: (i) pay its obligations when due, (ii) conduct its business in accordance with its business plan or (iii) comply with the covenants included in the Target Companies’ senior credit facility and other material contracts and indebtedness, Sponsor has agreed to transfer such shortfall amount, as applicable, to ZB Limited, in cash or in shares of New PubCo Common Stock (as determined in Sponsor’s sole discretion), with each such share valued at $10.00 per share.
Governance of New PubCo
SPAC and New PubCo have agreed to take all necessary actions consistent with applicable laws to cause the board of directors of New PubCo as of immediately following the Closing to consist of five directors, consisting of David G. Rosenberg, W. Brian Maillian, Adam Dooley, one director designated by SPAC and one director reasonably agreed to by the Target Companies and SPAC, who is (i) independent and (ii) qualified to serve on the Audit Committee of New PubCo, in each case, as determined under applicable federal securities laws and the rules promulgated thereunder and stock exchange listing standards. Any subsequent New PubCo Board will be composed in accordance with and subject to the terms and conditions of the proposed organizational documents of New PubCo.
Conditions to Closing
The Closing is subject to certain customary conditions, including, among other things: (i) approval by SPAC’s stockholders of the Business Combination Agreement, the Business Combination and certain other actions related thereto; (ii) approval by the Target Company Equityholders of the Business Combination Agreement, the Business Combination and certain other actions related thereto; (iii) the receipt of all necessary pre-closing authorizations, consents, clearances, waivers and approvals of certain Governmental Authorities, (iv) the Reorganization shall have been consummated in all material respects in accordance with the Business Combination Agreement, (v) SPAC having at least $40,000,000 in Available Cash (defined as an amount equal to: (a) the amount of cash available to be released from the Trust Account as of immediately prior to, or concurrently with, the Closing (net of the SPAC Share Redemption Amount), plus (b) the sum of all cash and cash equivalents of SPAC on hand held outside of the Trust Account immediately prior to the

Closing, plus (c) the sum of all cash net proceeds received by SPAC, New PubCo and/or the Target Companies from any Pre-Closing Financing prior to, or upon the Closing; minus (d) the aggregate amount required to repay any outstanding Working Capital Loans; minus (e) the aggregate amount of all Outstanding Target Company Transaction Expenses; minus (f) the aggregate amount of all Outstanding SPAC Transaction Expenses); and (vi) the New PubCo Common Stock to be issued in connection with the Business Combination having been approved for listing on the Listing Exchange (as defined in the Business Combination Agreement) subject only to official notice of issuance thereof.
The Closing will occur no later than three Business Days following the satisfaction or waiver of all of the closing conditions, or at such other time date and place as SPAC and the Target Companies may mutually agree in writing (such date, the “Closing Date”), provided that the Merger will not occur prior to the consummation of the Reorganization.
Termination
The Business Combination Agreement may be terminated by SPAC or the Target Companies at any time prior to the consummation of the Business Combination under certain circumstances, including, among others, (i) by written consent of SPAC and the Target Companies, (ii) by SPAC or the Target Companies if SPAC has not obtained the required approval of its stockholders, (iii) by SPAC if the Target Companies have not obtained the required approval of the applicable Target Company Equityholders by a certain specified approval deadline, (iv) by the Target Companies if the termination date of SPAC as set forth in SPAC’s governing documents shall not have been extended by Sponsor in accordance with such governing documents prior to May 28, 2023, August 28, 2023, or any other applicable extension prior to December 31, 2023, and (v) prior to the receipt by SPAC of the requisite approval of its stockholders, by the Target Companies at any time in their sole and absolute discretion.
If the Business Combination Agreement is validly terminated, none of the parties thereto will have any liability or any further obligation under the Business Combination Agreement, other than for actual fraud or any willful or material breach of the Business Combination Agreement occurring prior to the termination and other than certain exception and except for certain other exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement (as defined in the Business Combination Agreement)) that will survive termination of the Business Combination Agreement. Notwithstanding the foregoing, if the Business Combination Agreement is terminated by the Target Companies pursuant to the applicable terms set forth in the Business Combination Agreement and any member of the Target Company group consummates an acquisition transaction within twelve months of such termination, then the Target Companies must pay Sponsor an amount equal to the greater of (i) $4,000,000 and (ii) four percent of the aggregate fair market value of the consideration paid to the Target Company Equityholders upon the consummation of the acquisition transaction giving rise to such termination fee; provided that such fee will be capped at the lower of $12,000,000 and all actual documented and out-of-pocket expenses incurred by SPAC in connection with the transactions contemplated by the Business Combination Agreement.
Registration Statement / Proxy Statement
After the execution and delivery of the Business Combination Agreement, SPAC, New PubCo and the Target Companies have jointly prepared and New PubCo has filed a registration statement on Form S-4, including a preliminary Proxy Statement, with the SEC (such registration statement, as amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of the securities to be issued in connection with the Business Combination. As promptly as practicable after the effectiveness of the Registration Statement, SPAC will prepare and file with the SEC a proxy statement (the “Proxy Statement” and together with the Registration Statement, the “Registration Statement / Proxy Statement”) to be sent to SPAC stockholders in advance of the Special Meeting for the purposes of (i) providing SPAC stockholders with a notice of the opportunity to redeem their shares of SPAC Class A common stock, and (ii) soliciting proxies from holders of SPAC Class A common stock to vote at the Special Meeting to (a) approve and adopt the Business Combination Agreement and the Business Combination; (b) approve and adopt the Merger, pursuant to which Merger Sub will be merged with and into SPAC, with SPAC continuing as the surviving corporation of the Merger and a direct, wholly-owned subsidiary of New PubCo; (c) adopt and approve each other proposal either the SEC or Listing Exchange (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement, along with other proposals deemed necessary or appropriate for the Business Combination and (d) adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote. The Registration Statement / Proxy Statement will also include a proxy statement to be sent to SPAC public warrant holders in advance of a special meeting of the SPAC public warrant holders for the purposes of soliciting proxies from holders of SPAC public warrants to vote at such meeting to (a) approve and adopt an amendment to the terms of SPAC’s public warrants so that each public warrant will be convertible into the right to receive a cash payment of $0.50 upon the Closing (the “Warrant Amendment Proposal”) and (b) adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Warrant Amendment Proposal. The Warrant Amendment Proposal will only become effective if the Business Combination is completed.
Stock Exchange Listing
SPAC will use its reasonable best efforts to ensure SPAC remains listed as a public company on the New York Stock Exchange (the “NYSE”) or The Nasdaq Global Market (“Nasdaq”). As promptly as reasonably practicable after the date of the Business Combination Agreement and prior to the Closing Date, New PubCo will apply for the New PubCo Common Stock and New PubCo Public Warrants to be approved for, listing on the NYSE or Nasdaq, as applicable.
New PubCo Registration Rights and Lock-up Agreement
At the Closing, New PubCo will enter into the New PubCo Registration Rights and Lock-up Agreement with the Target Companies, Sponsor and the Target Company Equityholders (the “New PubCo Registration Rights and Lock-up Agreement”). Pursuant to the terms of the New PubCo Registration Rights and Lock-up Agreement, the Target Companies, Sponsor and the Target Company Equityholders will be entitled to certain piggyback registration rights and customary demand registration rights.
The New PubCo Registration Rights and Lock-up Agreement provides that New PubCo will agree that within 30 calendar days after the Closing, New PubCo will use commercially reasonable efforts to file with the SEC a shelf registration statement. New PubCo will use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty calendar days after the filing thereof (or ninety calendar days after the filing thereof if the SEC notifies New PubCo that it will “review” the registration statement) and (ii) five business days after the date New PubCo is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review; and New PubCo will not be subject to any form of monetary penalty for its failure to do so.
The New PubCo Registration Rights and Lock-up Agreement also provides for certain lockup restrictions on certain lock-up shares. Pursuant to the New PubCo Registration Rights and Lock-up Agreement, the Company Equityholders (together with their respective successors and any permitted transferees) and Sponsor (together with its respective successors and any permitted transferees) agreed to be subject to a 365 day lock-up from the Closing Date. Such lock-up restrictions are subject to certain customary exceptions, and an early-release provision if the closing price of the New PubCo Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.
Notwithstanding the lock-up provided for in the New PubCo Registration Rights and Lock-up Agreement, ZB Limited may sell an amount of its shares of New PubCo Common Stock during the period starting on the first business day of the second month of the calendar year immediately following the Closing and ending on April 15th of the calendar year immediately following the Closing (or, if such date is not a business day, the first business day following such date) (such date, the “Limited Early Release End Date”) in an aggregate amount equal to $3,000,000 less any amount paid in cash by New PubCo or Sponsor pursuant to the terms of the Reimbursement Obligations. Any shares of New PubCo Common Stock that are not sold on or prior to the Limited Early Release End Date will, as of the day following the Limited Early Release End Date, be subject to the lock-up restrictions set forth in the New PubCo Registration Rights and Lock-up Agreement.
Contribution and Exchange Agreement
Concurrently with the execution of the Business Combination Agreement, New PubCo and the Target Company Equityholders entered into the Contribution and Exchange Agreement (the “Contribution and Exchange Agreement”), pursuant to which, among other things, (i) Rosenberg will contribute 100% of the outstanding common stock of CCRF and 100% of the outstanding common stock of Unifund Corp beneficially owned by Rosenberg prior to the Contributions and Exchanges in exchange for the issuance of New PubCo Common Stock to Rosenberg, (ii) Rosenberg, not individually but solely as trustee of TER Trust, will contribute 100% of the interests in Payce beneficially owned by TER Trust to New PubCo in exchange for the issuance of New PubCo Common Stock to TER Trust, (iii) ZB Limited will contribute all of its equity interests in each of Holdings, USV, DAP I and DAP IV to New PubCo in exchange for the issuance of New PubCo Common Stock to ZB Limited and (iv) immediately thereafter, New PubCo will contribute the equity interests in each of Holdings and USV to CCRF, and, as a result of the foregoing Contributions and Exchanges, New PubCo will directly own (a) 100% of the outstanding equity interests of CCRF and 100% of the outstanding equity interests in Unifund Corp beneficially owned by Rosenberg prior to the Contributions and Exchanges, (b) 100% of the outstanding equity interests in Payce beneficially owned by TER Trust prior to the Contributions and Exchanges and (c) 100% of the outstanding equity interests in DAP I and DAP IV beneficially held by ZB Partnership prior to the Contributions and Exchanges (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding equity interests in each of Holdings and USV.
Sponsor Support Agreement
Concurrently with the execution of the Business Combination Agreement, Sponsor entered into the Sponsor Support Agreement, pursuant to which Sponsor agreed to, among other things, (i) support and vote all of its SPAC common stock to adopt and approve the Business Combination Agreement and the other documents contemplated by the Sponsor Support Agreement and the Transactions, (ii) comply with certain transfer restrictions applicable to its SPAC common stock, (iii) subject to and conditioned upon the occurrence of Closing, waive any adjustment to the conversion ratio set forth in the existing organizational documents or any other anti-dilution or similar protection with respect to Class B common stock (and any other equity securities of SPAC or New PubCo for which Class B common stock are exchanged or converted), (iv) forfeit a 1,500,000 shares of SPAC Class B common stock held by Sponsor immediately prior to the Closing and (v) subject a specified number of shares of New PubCo Common Stock issuable upon exchange of shares of SPAC Class B common stock to a performance-based vesting schedule.
The Sponsor Support Agreement will automatically terminate, without any notice or action on the part of a party, upon the valid termination of the Business Combination Agreement.
Target Company Equityholder Support Agreement
Concurrently with the execution of the Business Combination Agreement, the Target Company Equityholders entered into a Company Holder Support Agreement (the “Company Holder Support Agreement”), pursuant to which the Target Company Equityholders have agreed to, among other things, (i) support and vote (whether pursuant to a dully convened meeting of the Target Company Equityholders or pursuant to an action by written consent of the Target Company Equityholders) in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Contributions and Exchanges, (ii) consummate, or cause the Target Companies to consummate, the Reorganization, (iii) be bound by certain transfer restrictions with respect to New PubCo Common Stock and (iv) take any actions necessary to effect the transactions, including the Reorganization and the Contributions and Exchanges.
The Company Holder Support Agreement will automatically terminate, without any notice or action on the part of a party, upon the valid termination of the Business Combination Agreement.

Risks and Uncertainties
Results of operations and the Company’s ability to complete an Initial Business Combination with Unifund or another target company may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond its control. The business could be impacted by various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict, including rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, the conflict between Russia and Ukraine and the Israel-Hamas war, and resulting market volatility could adversely affect the Company’s ability to complete a business combination. In response to the conflict between Russia and Ukraine and Israel and Hamas, the U.S. and other countries have imposed sanctions or other restrictive actions which could have a material adverse effect on the Company’s ability to complete a Business Combination and the value of the Company’s securities. The Company cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an Initial Business Combination. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other measures, a new 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from whom the shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of repurchase. For purposes of calculating the excise tax, however, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
On December 27, 2022, the U.S. Department of the Treasury issued Notice 2023-2 (the “Notice”) as interim guidance until publication of forthcoming proposed regulations on the excise tax. Although the guidance in the Notice does not constitute proposed or final Treasury regulations, taxpayers may generally rely upon the guidance provided in the Notice until the issuance of the forthcoming proposed regulations. Certain of the forthcoming proposed regulations (if issued) could, however, apply retroactively. The Notice generally provides that if a covered corporation completely liquidates and dissolves, distributions in such complete liquidation and other distributions by such covered corporation in the same taxable year in which the final distribution in complete liquidation and dissolution is made are not subject to the excise tax.
Because any redemptions of our stock in connection with a business combination, extension vote or otherwise will occur after December 31, 2022 such redemptions, including the redemptions that took place on August 24, 2023 in connection with the Special Meeting, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with any such redemptions would depend on a number of factors, including (i) the fair market value of the such redemptions, together with any other redemptions or repurchases we consummate in the same taxable year, (ii) the structure of any business combination and the taxable year in which it occurs (including redemptions in connection with the Special Meeting), (iii) the nature and amount of any equity issuances, in connection with a business combination or otherwise, issued within the same taxable year, (iv) whether we completely liquidate and dissolve within the taxable year of such redemptions, and (v) legal uncertainties regarding how the excise tax applies to transactions like the Business Combination (and, if applicable, a complete liquidation and dissolution of the Company) and the content of final and proposed regulations and further guidance from the Treasury. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in our ability to complete a Business Combination. The proceeds placed in the trust account and the interest earned thereon will not be used to pay for the excise tax that may be levied on the Company in connection with such redemptions. The Company further confirms that it will not utilize any funds from the trust account to pay any such excise tax.
On August 24, 2023, the Company’s stockholders redeemed 3,825,869 Series Class A shares for a total of $41,057,655. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future events will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of September 30, 2023 and determined that a contingent liability should be calculated and recorded. As of September 30, 2023, the Company recorded $410,576 of excise tax liability calculated as 1% of shares redeemed.
Liquidity and Going Concern
As of September 30, 2023, the Company held $322,367 outside of the Trust Account and had a working capital deficit of $15,649,971 as of September 30, 2023, which is not sufficient to allow the Company to operate for at least the next 12 months from the issuance of these condensed financial statements, assuming that the proposed Business Combination with Unifund or another target company is not consummated during that time. Giving effect to the Monthly Extensions pursuant to the Charter Amendment Proposals discussed above, the Company has until December 28, 2023 to complete an initial business combination. If an initial business combination is not consummated by December 28, 2023, absent any further extension, there will be a mandatory liquidation and subsequent dissolution of the Company. The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company believes that the proceeds raised in the initial public offering, and the funds potentially available from loans from the sponsor or any of their affiliates will be sufficient to allow the Company to meet the expenditures required for operating its business. However, if the estimate of the costs to complete the Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Moreover, the Company may need to obtain additional financing either to complete the Business Combination or because the Company becomes obligated to redeem a significant number of public shares upon completion of the Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.
Management has determined that the liquidity condition, potential mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. These condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Franchise and Income Tax Withdrawal
In August 2023, the Company withdrew $1,075,252 of interest and dividend income earned in the Trust Account for payment of the Company’s franchise and income tax liabilities. As of September 30, 2023, none of the $1,075,252 had been remitted to satisfy franchise and income tax liabilities. Through September 30, 2023, the Company mistakenly used $752,885 of these funds for the payment of general operating expenses. As of September 30, 2023, these funds (totaling $752,885) remain payable for franchise and income tax purposes. In consultation with counsel, management determined that this use of funds was not in accordance with the Trust Agreement and in order to remedy it, management will use funds of the Company not associated with the trust to pay the income tax liabilities. Those tax liabilities remain accrued as of September 30, 2023.
Note 2 — Summary of Significant Accounting Policies
During the nine-month period ended September 30, 2023, there were no changes to the significant accounting policies in relation to what was described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”) other than what is described under “Guarantee” below.
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed financial position as of September 30, 2023 and its results of operations for the three-month and nine-month periods ended September 30, 2023 and 2022, and changes in stockholders’ deficit and cash flows for the periods presented. The results disclosed in the statement of operations for the three-months and nine-months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. These unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2022 filed with the Securities and Exchange Commission.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Marketable securities held in the Trust Account
As of September 30, 2023 and December 31, 2022, the Company’s portfolio of investments held in the Trust Account are comprised solely of securities held in a mutual fund that invests in U.S. Treasury securities with a maturity of 180 days or less. These securities are presented on the Condensed Balance Sheets at their fair value at the end of each reporting period. Earnings on these securities are included in investment income in the accompanying Condensed Statements of Operations and are automatically reinvested. The fair value for these securities is determined using quoted market prices in active markets.

During the three and nine months ended September 30, 2023, the Company withdrew $1,075,252 and $1,697,001, respectively, of dividend and interest income from the Trust Account for payment of franchise and income tax obligations (see Note 4).
Class A Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption, if any, are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2023 and December 31, 2022, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.
The Class A common stock subject to possible redemption reflected on the condensed balance sheet as of September 30, 2023 are reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Class A common stock issuance costs	(10,100,667)
Fair value of Public Warrants at issuance	(4,672,162)
Redemptions of Class A common stock	(41,057,655)
Plus:
Re-measurement of carrying value to redemption value	18,222,829
Accretion of trust earnings	10,581,823
Class A common stock subject to possible redemption	$145,474,168
The Class A common stock subject to possible redemption reflected on the condensed balance sheet as of December 31, 2022 are reconciled in the following table:
Gross proceeds	$172,500,000
Less:
Class A common stock issuance costs	(10,100,667)
Fair value of Public Warrants at issuance	(4,672,162)
Plus:
Re-measurement of carrying value to redemption value	18,222,829
Accretion of trust earnings	1,717,994
Class A common stock subject to possible redemption	$177,667,994
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•
Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. As of September 30, 2023 and December 31, 2022, the Company only held Level 1 financial instruments, which are the Company’s Marketable securities held in Trust Account.
Warrant Instruments
The Company accounts for its Public and Private warrants as equity-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. In that respect, the Private Warrants, as well as any warrants underlying additional units the Company issues to the Sponsor, officers, directors, initial stockholders, or their affiliates in payment of Working Capital Loans made to the Company, are identical to the warrants underlying the Units being offered in the IPO.
Business Combination Costs
Costs incurred in relation to a potential Business Combination may include legal, accounting, and other expenses. Any such costs are expensed as incurred. The Company incurred approximately $2.4 and $8.4 million of Business Combination costs (including all costs incurred by Unifund in connection with the Business Combination Agreement in accordance with its terms), for the three- and nine-months ended September 30, 2023, respectively.
Net (Loss) Income Per Common Stock
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net (loss) income per share of common stock is computed by dividing net (loss) income by the weighted average number of shares outstanding for the period. The Company’s Condensed Statements of Operations include a presentation of (loss) income per ordinary share subject to redemption in a manner similar to the two-class method of (loss) income per share. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.
The Company’s Public Warrants and Private Placement Warrants (see Note 6) could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. However, these warrants were excluded when calculating diluted (loss) income per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted (loss) income per share is the same as basic (loss) income per share for the periods presented. A reconciliation of net (loss) income per ordinary share is as follows:

For the three months ended September 30, 2023
Redeemable Class A Common Stock
Numerator: Net loss allocable to Redeemable Class A Common Stock	$(1,250,741)
Denominator: Weighted Average Shares Outstanding, Redeemable Class A Common Stock	15,669,750
Basic and diluted net loss per share, Redeemable Class A Common Stock	$(0.08)
Non-Redeemable Class B Common Stock
Numerator: Net loss allocable to non-redeemable Class B Common Stock	$(344,219)
Denominator: Weighted Average Shares Outstanding Non-Redeemable Class B Common Stock	4,312,500
Basic and diluted net loss per share, Non-Redeemable Class B Common Stock	$(0.08)
For the nine months ended September 30, 2023
Redeemable Class A Common Stock
Numerator: Net loss allocable to Redeemable Class A Common Stock	$(7,325,712)
Denominator: Weighted Average Shares Outstanding, Redeemable Class A Common Stock	16,717,461
Basic and diluted net loss per share, Redeemable Class A Common Stock	$(0.44)
Non-Redeemable Class B Common Stock
Numerator: Net loss allocable to non-redeemable Class B Common Stock	$(1,889,768)
Denominator: Weighted Average Shares Outstanding Non-Redeemable Class B Common Stock	4,312,500
Basic and diluted net loss per share, Non-Redeemable Class B Common Stock	$(0.44)
For the three months ended September 30, 2022
Redeemable Class A Common Stock
Numerator: Net income allocable to Redeemable Class A Common Stock	$178,112
Denominator: Weighted Average Shares Outstanding, Redeemable Class A Common Stock	17,250,000
Basic and diluted net income per share, Redeemable Class A Common Stock	$0.01
Non-Redeemable Class B Common Stock
Numerator: Net income allocable to non-redeemable Class B Common Stock	$44,528
Denominator: Weighted Average Shares Outstanding Non-Redeemable Class B Common Stock	4,312,500
Basic and diluted net income per share, Non-Redeemable Class B Common Stock	$0.01
For the nine months ended September 30, 2022
Redeemable Class A Common Stock
Numerator: Net loss allocable to Redeemable Class A Common Stock	$(447,362)
Denominator: Weighted Average Shares Outstanding, Redeemable Class A Common Stock	17,250,000

For the nine months ended September 30, 2022
Basic and diluted net loss per share, Redeemable Class A Common Stock	$(0.03)
Non-Redeemable Class B Common Stock
Numerator: Net loss allocable to non-redeemable Class B Common Stock	$(111,841)
Denominator: Weighted Average Shares Outstanding Non-Redeemable Class B Common Stock	4,312,500
Basic and diluted net loss per share, Non-Redeemable Class B Common Stock	$(0.03)

Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the condensed financial statements and tax basis of assets and liabilities and net operating and capital loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The valuation allowance is reduced when it is determined that it is more likely than not that the deferred tax asset will be realized.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The Company recognizes any interest and penalties accrued related to unrecognized tax benefits as income tax expense.
Guarantee
The Company accounts for the Conditional Guarantees in accordance with the guidance in ASC 460, Guarantees (“ASC 460”) as the Conditional Guarantees contingently require the Company to make payments to a guaranteed party. As required by ASC 460, at the inception, the Company assessed the need to recognize a liability for the contingent component of the guarantee (the obligation to make future payments upon the occurrence of certain events) in accordance with the guidance in ASC 450, Contingencies (“ASC 450”). Under ASC 450, a Company is required to record a liability if it is probable that the Company would have to make a payment under the guarantee, and the payment can be reasonably estimated. See Note 4 for further detail as it relates to the Conditional Guarantees.
As of September 30, 2023, the Company deemed that the payment of the Extension Notes on behalf of the Sponsor was probable and recorded a liability of $3,706,339, including $3,450,000 of principal and $256,339 of accrued interest related to the Extension Notes through September 30, 2023.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. Management is currently evaluating the new guidance but does not expect the adoption of this guidance to have a material impact on the Company’s financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Note 3 — Initial Public Offering
Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units at a purchase price of $10.00 per Unit, including 2,250,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional Units to cover over-allotments. Each Unit consists of one share of Class A common stock, an aggregate of 17,250,000 shares, and one-half of one redeemable warrant (“Public Warrant”), an aggregate of 8,625,000 public warrants. Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per share.
Note 4 — Related Party Transactions
Class B Founder Shares
In March 2021, the sponsor acquired 5,750,000 founder shares (the “Founder Shares”) for an aggregate purchase price of $25,000, consisting of 5,750,000 Class B founder shares (up to an aggregate of 750,000 of which were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option is exercised). Prior to the initial investment in the company of $25,000 by our sponsor, we had no assets, tangible, or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued.
On September 24, 2021, the Company repurchased 1,437,500 shares of Class B common stock from the Sponsor for $6,250. The underwriters exercised their overallotment option in full simultaneously in connection with the IPO, resulting in none of the Class B Common Stock then outstanding being subject to forfeiture.
The founder shares are designated as Class B common stock and will automatically convert into shares of our Class A common stock (which such shares of Class A common stock delivered upon conversion will not have redemption rights or be entitled to liquidating distributions from the trust account if we do not consummate an initial business combination) at the time of our initial business combination at a ratio such that the number of shares of Class A common stock issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock issued and outstanding upon completion of this offering, plus (ii) the total number of shares of Class A common stock issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial business combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, deemed issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to our sponsor, its affiliates or any member of our management team upon conversion of working capital loans.
Pursuant to the Sponsor Support Agreement, discussed in Note 1 — Description of Organization and Business Operations, immediately prior to (and contingent upon) the closing of the Business Combination, the Sponsor has agreed to forfeit an aggregate of 1,500,000 shares of the Company’s Class B Common Stock for no consideration.
As of September 30, 2023 and December 31, 2022, there were 4,312,500 shares of Class B common stock were issued and outstanding.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company completed a sale of 6,333,333 warrants (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement

Warrant (the “Private Placements”), to the Sponsor and Directors, generating gross proceeds to the Company of $9,500,000. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period from the closing of the Initial Public Offering, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.
In connection with the Initial and Second Extension the Company issued an additional 2,300,000 Private Placement Warrants in aggregate, at a rate of $1.50 per private placement warrant, with the same terms as the Private Placement Warrants issued in connection with the closing of the Company’s IPO.
The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, to not transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.
Guarantee Agreements
On February 28, 2023 and May 26, 2023, in connection with the Initial Extension and Second Extension, the Company’s Sponsor deposited an aggregate of $3,450,000 into the Company’s Trust Account, representing $0.10 per public share, in exchange for the Company’s issuance of to the Sponsor of 2,300,000 Private Placement Warrants, at a rate of $1.50 per private placement warrant, with the same terms as the Private Placement Warrants issued in connection with the closing of the Company’s initial public offering.
In connection with the Initial Extension and the Second Extension, the Company also entered into a Conditional Guaranty Agreement in favor of the Noteholder in respect of each Extension Note. Pursuant to each Conditional Guaranty Agreement, the Company has agreed, subject to the Company’s consummation of an Initial Business Combination prior to the Termination Date, to guarantee the payment by the Sponsor to the Noteholder when due of all principal and accrued interest owed to the Noteholder under the respective Extension Note. The Company’s obligations under each Conditional Guaranty Agreement will terminate upon the earliest to occur of (i) the payment in full or discharge and termination of the applicable Extension Note, (ii) the failure to consummate an initial business combination prior to the Termination Date or (iii) immediately prior to the voluntary or involuntary liquidation, dissolution or winding up of the Company.
Administrative Support Agreement
The Company has entered into an Administrative Services Agreement pursuant to which the Company is obligated to pay an affiliate of the Sponsor a total of $10,000 per month, until the earlier of the completion of the initial Business Combination and the liquidation of the trust assets, for office space, secretarial and administrative services. Upon completion of the initial Business Combination or liquidation, the Company will cease paying these monthly fees.
For the for the three and nine month periods ended September 30, 2023 and 2022, the Company expensed $30,000 and $90,000, respectively, for the services provided through the Administrative Services Agreement. As of September 30, 2023, the balance due under the agreement was $60,000 and was included in Due to related party. As of December 31 2022, the Company had no amounts due to the Sponsor related to the Administrative Services Agreement.
Related Party Loans
On May 24, 2021, the Company and the Sponsor entered into a loan agreement, whereby the Sponsor agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Loan”). This loan was non-interest bearing and payable on the earlier of June 30, 2022 or the completion of the Initial Public Offering (the “Maturity Date”). There were no amounts outstanding related to the Loan as of September 30, 2023 as the Loan had been fully paid at the IPO.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
On May 7, 2023, the Company issued an unsecured promissory note (the “Promissory Note”) in the principal amount of up to $1,500,000 to the Sponsor. The Promissory Note obliges the Company to repay the total amount drawn (which will be in the form of a non-convertible working capital loan), together with accrued interest at the rate of 6% on the total amount drawn (the “Interest”), provided that the total repayment amount shall not exceed $1,500,000 plus the applicable Interest. The Note is repayable in full on the earlier of December 31, 2023 or the consummation of the Company’s initial business combination.
On December 7, 2023, the Company amended and restated the Promissory Note (the “Amended Promissory Note”) to, among other things (i) increase the principal amount that may be drawn upon by the Company to up to $3,500,000, (ii) amend the rate at which interest accrues on outstanding principal amounts to (a) 6.0% for any principal amount drawn down up to $1,500,00 and (b) 18.0% for any principal amount drawn down greater than $1,500,000, and (iii) amend the maturity date to the earlier of (a) the closing of the Business Combination or (b) February 28, 2024. Through September 30, 2023, the Company received an aggregate of $1,870,000 in proceeds from the Sponsor under the Amended Promissory Note. The Company recorded the interest expense of $37,200 and $112,200 on the Amended Promissory Note for the three and nine month periods ended September 30, 2023, respectively.
Note 5 — Commitments and Contingencies
Registration Rights
The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Initial Public Offering, with an additional fee of 3.5% of the gross offering proceeds payable only upon the Company’s completion of its Initial Business Combination (the “Deferred Discount”). The Deferred Discount of $6,037,500 will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.
On May 8, 2023, the Company received a letter providing notice from the representative of the underwriters, waiving any entitlement to their portion of the $6,037,500 deferred underwriting fee that accrued from their participation as the underwriters of the IPO as they have not been involved in the Business

Combination process. This deferred underwriting discount, which previously increased the accumulated deficit due to the accretion of the Class A Common stock subject to possible redemption, was recorded as a recovery in the accumulated deficit during the nine- months ended September 30, 2023.
Note 6 — Warrants
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under certain circumstances as a result of the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A common stock issuable upon exercise of the Public Warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those Class A common stock until the Public Warrants expire or are redeemed. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s Class A common stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions) and (z) the volume weighted average trading price of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants for Class A common stock” and “Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that, (i) they will not be redeemable by the Company, (ii) they (including the Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned, or sold by the Sponsor until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they are subject to registration rights.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00: Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.
In no event will the Company be required to net cash settle any Public Warrant upon the exercise thereof. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 7 — Stockholders’ Deficit
Preferred Stock — The Company is authorized to issue 1,000,000 preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there was no preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 Class A common stock with a par value of $0.0001 per share. In August 2023, in connection with the Special Meeting as disclosed in Note 1 above, stockholders holding 3,825,869 shares of Class A common stock exercised their right to redeem such shares for $41,057,655, representing the pro rata portion of the funds in the Company’s Trust Account as of the date of the Special Meeting. As of September 30, 2023 and December 31, 2022, there were 13,424,131 and 17,250,000 shares of Class A common stock issued and outstanding subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 Class B common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, 4,312,500 shares of Class B common stock were issued and outstanding.
Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the Delaware General Corporation Law or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders.
Note 8 — Income Taxes
The Company’s effective tax rate (“ETR”) is calculated quarterly based upon current assumptions relating to the full year’s estimated operating results and various tax-related items. The Company’s ETR was

(40.15%) and 0% for the three months ended September 30, 2023 and 2022, respectively. The Company’s ETR was (16.3%) and (24.4%) for the nine months ended September 30, 2023 and 2022, respectively. The difference between the effective tax rate of (40.15%) and (16.3%) for the three- and nine-months ended September 30, 2023, respectively, and the U.S. federal statutory rate of 21% for the three and nine months ended September 30, 2023 was primarily due to permanent differences resulting from transaction costs associated with the Company’s proposed business combination (Note 1) and the change in the valuation allowance. The difference between the effective tax rate of 0% and (24%) for the three- and nine-months ended September 30, 2022, respectively, and the U.S. federal statutory rate of 21% for the three and nine months ended September 30, 2022 was primarily due to the utilization of net operating losses, and the change in the valuation allowance.
As of September 30, 2023, and December 31, 2022, the Company has no uncertain tax positions related to federal and state income taxes. The 2022 and 2021 federal tax returns for the Company remain open for examination. In the event that the Company is assessed interest or penalties at some point in the future, it will be classified in the condensed financial statements as tax expense.
Note 9 — Subsequent Events
The Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements other than below:
From October 1, 2023 to November 28, 2023, the Company drew $662,500 of funds from its Amended Promissory Note in order to fund the below mentioned extensions, and working capital needs.
On October 23, 2023, the Company further extended the period it has to consummate an initial business combination by a period of one month, or until November 28, 2023 in connection with which Company’s Sponsor deposited $280,000 into the Company’s Trust Account.
On November 21, 2023, Company received a notice (the “Notice”) from the NYSE indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria set forth in Section 802.01E of the NYSE Listed Company Manual (the “Listing Rule”) since the Company did not file its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 (the “Form 10-Q”) with the Securities and Exchange Commission (the “SEC”) on or before November 20, 2023, the extended period provided for the filing under Rule 12b-25(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Notice has no immediate effect on the listing of the Company’s securities on the NYSE. The NYSE informed the Company that, under the NYSE’s rules, the Company has six months from the original due date of the Form 10-Q, or until May 20, 2024, to file the Form 10-Q and regain compliance with the Listing Rule. The NYSE further noted that, if the Company fails to file the Form 10-Q, and any subsequent filings, within the six-month period, the NYSE may grant, in its sole discretion, an extension of up to six additional months for the Company to regain compliance, depending on the specific circumstances. The NYSE Notice also noted that the NYSE may nevertheless commence delisting proceedings at any time if it deems that the circumstances warrant.
On November 28, 2023, the Company further extended the period it has to consummate an initial business combination by a period of one month, or until December 28, 2023 in connection with which Company’s Sponsor deposited $280,000 into the Company’s Trust Account.
On December 7, 2023, the Company amended and restated the Promissory Note to, among other things (i) increase the principal amount that may be drawn upon by the Company to up to $3,500,000, (ii) amend the rate at which interest accrues on outstanding principal amounts to (a) 6.0% for any principal amount drawn down up to $1,500,00 and (b) 18.0% for any principal amount drawn down greater than $1,500,000, and (iii) amend the maturity date to the earlier of (a) the closing of the Business Combination or (b) February 28, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Owners of
Unifund Holdings, LLC and Subsidiaries
and Entities Under Common Control
Opinion on the financial statements
We have audited the accompanying combined consolidated balance sheets of Unifund Holdings, LLC and subsidiaries and entities under common control (collectively, the “Company” or “Unifund Group of Companies”) as of December 31, 2022 and 2021, the related combined consolidated statements of operations and comprehensive income (loss), changes in owners’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in default of its Credit Facility. This condition, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Restatement of previously issued financial statements
As discussed in Note 2, the 2022 and 2021 financial statements have been restated to correct a misstatement.
Change in accounting principle
As discussed in Note 3 of the financial statements, the Company changed its method of accounting for credit losses effective January 1, 2021 due to the adoption of Accounting Standards Codification (“ASC”) 326, Financial Instruments — Credit Losses.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2023.
Houston, Texas
December 21, 2023

The Unifund Group of Companies
Combined Consolidated Balance Sheets
As of December 31, 2022 and 2021
(As Restated)
	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$4,540,772	$13,388,788
Restricted cash	2,667,448	505,380
Due from affiliates	81,814	129,056
Prepaid expenses and other current assets	1,042,686	706,127
Loan receivables – related parties	238,000	—
Investment in receivable portfolios, net	108,295,528	96,441,238
Right of Use Asset, operating leases	710,316	—
Property and equipment, net	1,253,722	1,060,563
Total assets	$118,830,286	$112,231,152
LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$3,401,791	$2,711,211
Interest payable	1,180,536	524,838
Lease liabilities under operating – type lease	710,316	—
Lease liabilities under finance – type leases	546,676	—
Obligations under capital leases	—	300,170
Loans payable, net	92,169,471	86,222,024
Loans payable, net – related parties	1,668,629	1,668,629
Settlements payable	120,000	1,737,838
Total liabilities	99,797,419	93,164,710
Commitments and Contingencies (Note 13)
Owners’ Equity:
Controlling Owners’ equity	18,569,980	18,413,624
Noncontrolling interest in subsidiaries	462,887	652,818
Total owner’s equity	19,032,867	19,066,442
Total liabilities and owners’ equity	$118,830,286	$112,231,152
The accompanying notes are an integral part of the combined consolidated financial statements.

The Unifund Group of Companies
Combined Consolidated Statements of Operations and
Comprehensive Income (Loss)
For the Years ended December 31, 2022 and 2021
(As Restated)
	2022	2021
Revenues:
Fee income	$6,257,323	$5,722,279
Fee Income – related parties	2,603,080	4,070,958
Revenue from receivable portfolios	28,941,940	31,474,513
Gain on sale of receivable portfolios	4,991,073	86,525
Gain on sale of receivable portfolios – related parties	590,147	407,616
Changes in recoveries	8,120,357	29,799,820
Total revenues	51,503,920	71,561,711
Operating expenses:
Salaries and wages	12,221,029	11,177,286
Contingency fees and other collection costs	18,002,927	19,465,173
Contingency fees and other collection costs – related parties	475,511	817,901
Court costs (recoveries), net	(306,078)	1,589,307
Legal and other professional fees	3,278,286	3,132,021
Selling expenses	768,468	461,988
Rent and occupancy expenses	1,240,261	1,206,937
Depreciation and amortization	514,424	607,100
Other operating expenses	1,235,123	1,454,675
Total operating expenses	37,429,951	39,912,388
Operating income	14,073,969	31,649,323
Other income (expense)
Interest expense	(12,434,798)	(16,318,482)
Interest and other income, net	(100,520)	194,615
Participation fees	—	(136,613)
Gain on forgiveness of loans payable, net	1,596,972	—
Total other (expense)	(10,938,346)	(16,260,480)
Income before provision for entity-level income taxes	3,135,623	15,388,843
Provision for entity-level income taxes	(459,091)	(153,968)
Net income and comprehensive income	$2,676,532	$15,234,875
Net loss and comprehensive loss attributable to noncontrolling interests	(189,931)	(195,136)
Net income and comprehensive income attributable to Controlling Owners	$2,866,463	$15,430,011
The accompanying notes are an integral part of the combined consolidated financial statements.

The Unifund Group of Companies
Combined Consolidated Statement of Changes in Owners’ Equity (Deficit)
For the Years ended December 31, 2022 and 2021
(As Restated)
	Owners’ Equity (deficit)	Noncontrolling Interest in Subsidiaries	Total Owners’ Equity
Balance as of December 31, 2020	$(222,012)	$306,771	$84,759
Cumulative adjustment for the adoption of credit loss accounting standard	3,257,135	—	3,257,135
Net income (loss)	15,430,011	(195,136)	15,234,875
Conversion of Payce, LLC convertible notes	—	541,183	541,183
Distributions	(51,510)		(51,510)
Balance as of December 31, 2021	$18,413,624	$652,818	$19,066,442
Net Income (loss)	2,866,463	(189,931)	2,676,532
Contributions	10,000		10,000
Distributions	(2,720,107)		(2,720,107)
Balance as of December 31, 2022	$18,569,980	$462,887	$19,032,867
The accompanying notes are an integral part of the combined consolidated financial statements.

The Unifund Group of Companies
Combined Consolidated Statement of Cash Flows
For the Years ended December 31, 2022 and 2021
(As Restated)
	2022	2021
OPERATING ACTIVITIES
Net income	$2,676,532	$15,234,875
Adjustments to reconcile net income to net cash and restricted cash:
Depreciation and amortization	514,424	607,100
Amortization of financing costs	1,485,140	1,608,017
Gain on loans payable	(1,596,972)	—
Loss on extinguishment of debt	—	2,186,186
Changes in expected future recoveries	(8,120,357)	(29,799,820)
Other non-cash items	33,690	69,491
Changes in assets and liabilities:
Prepaid expenses and other current assets	(336,562)	93,048
Loan receivables – related parties	(238,000)	—
Due from affiliates	47,242	119,397
Accounts payable and accrued expenses	690,580	(956,834)
Interest payable	655,698	322,978
Settlement payable	(1,617,838)	(9,253)
Net cash used in operating activities	(5,806,423)	(10,524,815)
INVESTING ACTIVITIES
Acquisition of receivable portfolios	(30,584,202)	—
Collections applied to investment in receivable portfolios, net	26,850,271	31,946,212
Net cash (used in) provided by investing activities	(3,733,931)	31,946,212
FINANCING ACTIVTIES
Proceeds from loan payable	21,666,213	96,085,212
Principal payments on loans payable	(15,606,934)	(104,377,060)
Principal payments on capital leases	—	(301,630)
Principal payments on finance leases	(494,766)	—
Payment of finance costs	—	(6,669,844)
Distributions	(2,720,107)	(51,510)
Contributions	10,000	—
Net cash provided by (used in) financing activities	2,854,406	(15,314,832)
Net (decrease) increase in cash and restricted cash	(6,685,948)	6,106,565
Cash and restricted cash – beginning	13,894,168	7,787,603
Cash and restricted cash – ending	$7,208,220	$13,894,168
Supplemental disclosure of cash flow information:
Cash paid for interest	$8,957,069	$11,010,679
Cash paid for entity-level income taxes	$261,399	$116,438
Supplemental schedule of non-cash investing and financing activities:
Conversion of Payce, LLC convertible notes	$—	$541,183
Set up of operating lease right of use assets and lease liabilities	$916,750	$—
Set up of finance lease right of use assets and lease liabilities	$342,417	$—
Property and equipment acquired through finance lease	$478,270	$—
The accompanying notes are an integral part of the combined consolidated financial statements.

NOTES TO THE COMBINED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — ORGANIZATION AND OPERATIONS
Unifund Holdings, LLC and subsidiaries, and entities under common control, USV, LLC, Unifund Corporation, Distressed Asset Portfolio I, LLC (“DAP I”), and Distressed Asset Portfolio IV, LLC (“DAP IV”) (Series A, B, C, and D) and Payce LLC (collectively, the “Unifund Group of Companies” or the “Group”), with the exception of Payce, LLC, primarily acquire, collect, sell and service portfolios of defaulted consumer credit card receivable accounts purchased from banks, savings and loan institutions and other financial institutions throughout the United States. The Group also manages third-party owned portfolios, in addition to providing data analytics and account-decisioning services on client portfolios. Payce, LLC provides a rewards program that helps customers to pay down their outstanding debt or earn cash back on everyday spending. Effective September 15, 2022, certain assets owned by Credit Card Receivables Fund, Inc., and ZB Limited Partnership, were contributed to Unifund Holdings, LLC and USV, LLC as part of an upstream acquisition in a transaction among entities under common control. These assets primarily included those investments in receivable portfolios and other related assets. The contributed assets were recognized by Unifund Holdings, LLC and USV, LLC at Credit Card Receivables Fund, Inc. and ZB Limited Partnership’s historical basis due to the entities being under common control.
The contribution of the assets was an asset contribution that did not result in a change in the reporting entity. As a result, the contributed assets were initially recognized at the date of the transfer at their carrying amounts in the accounts of Credit Card Receivables Fund, Inc. and ZB Limited Partnership and presented prospectively as of that date.
Prior to September 15, 2022, each of the entities contributed to Unifund Holdings, LLC and USV, LLC were directly and/or indirectly owned commonly, in all material respects, by Credit Card Receivables Fund, Inc. and ZB Limited Partnership, and/or their respective principals.
Going Concern
As of December 31, 2022, the Group had cash and cash equivalents of $4,540,772 and loans payable outstanding of $98,164,423. In addition, the Group’s total notes payable as of December 14, 2023 is $90,090,402 as of December 15, 2023. The Group is currently in default of the terms of its Comvest Credit Facility. Due to the significant amount due under this credit facility, this condition raises substantial doubt about the Group’s ability to continue as a going concern within one year after the date that these combined consolidated financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Group be unable to continue as a going concern.
As of the date of this evaluation, the Group has nonbinding commitment letters with separate external lenders that would provide for funding beyond what is currently outstanding under the Group’s current credit facility. This funding would extinguish the Group’s Comvest Credit Facility and provide the Group with significant incremental liquidity. The Group cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
Prior to the adoption of ASC 310-30, as a private company, the Group incorrectly utilized a non-GAAP amortization methodology resulting in its PCI defaulted credit card investment portfolios amortizing to zero basis over a period ranging from 5 to 8 years from the purchase date (earliest purchase date in the Group’s history is 2001), despite the fact that the Group generally expected to collect cash flows on those portfolios beyond that timeframe. The Group historically did not appropriately adjust its yield at the pool level for changes in expected collections, nor did it record any allowances for potential losses as required in accordance with ASC 310-30. Furthermore, the Group did not appropriately reconsider the impact of these reforecasted cash flows on its significantly aged pools at the pool level, which it incorrectly defined as zero basis portfolios (“ZBA’s”).

In November 2023, the management of the Group concluded that the Group’s previously issued audited financial statements for the years ended December 31, 2022 and 2021 should no longer be relied upon as a result of the accounting errors described below and should be restated.
In connection with the reevaluation of the adoption of ASC 326 by the Group, the following misstatements were determined to have been identified:

1.
In evaluating its historical accounting policies and practices, the Group did not appropriately apply the principals of ASC 310-30 to remeasure the value of its purchased credit-impaired (“PCI”) assets as of January 1, 2021. Upon correct application, the Group determined the previously reported zero basis portfolio “ZBA” accounts did not have a zero amortized cost basis as of January 1, 2021 and should have an amortized cost basis, or a corresponding negative allowance as applicable, upon adoption of ASC 326.

2.
The Group should not have utilized actual cash collections for the periods ended December 31, 2021 and 2022 when developing its discounted cash flow models and forecasts to determine the amortized cost basis or negative allowance of its PCD assets as of the adoption date of ASC 326 and each measurement date through December 31, 2022.

As a result of these material misstatements, the Group has restated the comparative financial statements presented in the combined consolidated financial statements for the correction of the identified material misstatements in accordance with ASC 250, Accounting Changes and Error Corrections.
The following tables summarize the effect of the restatement on each financial statement line item:
	2022			2021
Combined Consolidated Statements of Operations and Comprehensive Income (Loss)	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated
Revenue from receivable portfolios	$38,293,742	$(9,351,802)	$28,941,940	$42,078,775	$(10,604,262)	$31,474,513
Gain on sale of receivable portfolios	2,942,040	2,049,033	4,991,073	91,828	(5,303)	86,525
Gain on sale of receivable portfolios – related parties	93,605	496,542	590,147	856,617	(449,001)	407,616
Changes in recoveries	2,051,028	6,069,329	8,120,357	—	29,799,820	29,799,820
Total revenues	52,240,818	(736,898)	51,503,920	52,820,457	18,741,254	71,561,711
Operating income	14,810,867	(736,898)	14,073,969	12,908,069	18,741,254	31,649,323
Income (loss) before provision for entity-level income taxes	3,872,521	(736,898)	3,135,623	(3,352,411)	18,741,254	15,388,843
Net income (loss) and comprehensive income (loss)	3,413,430	(736,898)	2,676,532	(3,506,379)	18,741,254	15,234,875
Net income (loss) and comprehensive income (loss) attributable to Controlling Owners	3,603,361	(736,898)	2,866,463	(3,311,243)	18,741,254	15,430,011

	2022			2021
Combined Consolidated Statement of Cash Flows	As previously reported	Adjustment	As restated	As previously reported	Adjustment	As restated
Net income	$3,413,430	$(736,898)	$2,676,532	$(3,506,379)	$18,741,254	$15,234,875
OPERATING ACTIVITIES :
Changes in expected future recoveries	(2,051,028)	(6,069,329)	(8,120,357)	—	(29,799,820)	(29,799,820)
Net cash provided by (used in) operating activities	999,805	(6,806,228)	(5,806,423)	469,592	(10,994,407)	(10,524,815)
INVESTING ACTIVITIES :
Collections applied to investment in receivable portfolios, net	20,044,043	6,806,228	26,850,271	20,951,805	10,994,407	31,946,212
Net cash provided by (used in) investing activities	(10,540,159)	6,806,228	(3,733,931)	20,951,805	10,994,407	31,946,212
	For the Year Ended December 31, 2021
Combined Consolidated Statement of Changes in Owners’ Equity (Deficit)	As previously reported	Adjustment	As restated
Owners’ Equity (deficit)
Owners’ Equity (deficit) as of December 31, 2020 – Controlling Owner’s Equity (Deficit)	$(52,487,254)	$52,265,242	$(222,012)
Cumulative adjustment for the adoption of credit loss accounting standard	70,930,193	(67,673,058)	3,257,135
Net income (loss) – Controlling Owner’s Equity (Deficit)	(3,311,243)	18,741,254	15,430,011
Owners’ Equity as of as of December 31, 2021 – Controlling Owner’s Equity (Deficit)	15,080,186	3,333,438	18,413,624
Total Owner’s Equity (deficit) as of December 31, 2020	(52,180,483)	52,265,242	84,759
Net income (loss)	(3,506,379)	18,741,254	15,234,875
Total Owner’s Equity (deficit) as of December 31, 2021	15,733,004	3,333,438	19,066,442
	For the Year Ended December 31, 2022
Combined Consolidated Statement of Changes in Owners’ Equity (Deficit)	As previously reported	Adjustment	As restated
Owners’ Equity (deficit)
Net income (loss) – Controlling Owner’s Equity (Deficit)	$3,603,361	$(736,898)	$2,866,463
Owners’ Equity as of as of December 31, 2022 – Controlling Owner’s Equity (Deficit)	15,973,440	2,596,540	18,569,980
Net income (loss)	3,413,430	(736,898)	2,676,532
Total Owner’s Equity (deficit) as of December 31, 2022	16,436,327	2,596,540	19,032,867

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The combined consolidated financial statements of the Group are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”).
As described in NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS, the Company’s combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021, are restated to correct the Group’s incorrect application of ASC 310-30, Receivables- Loans and Debt Securities Acquired with Deteriorated Credit Quality, and ASC 326 — Financial Instruments, Credit Losses (“ASC 326”) for its purchased credit deteriorated (“PCD”) financial assets. The restated financial statements are indicated as “Restated” in the audited financial statements and accompanying notes, as applicable. See NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS for further discussion.
Use of Estimates
The preparation of combined consolidated financial statements in accordance with GAAP require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been made by management with respect to the timing and amount of future cash collections from its receivable portfolios. The Group bases its estimates on assumptions, both historical and forward looking, that are believed to be reasonable and supportable. Actual results could differ from these estimates.
Principles of Combination and Consolidation
The accompanying combined consolidated financial statements include the net assets and operations of Unifund Holdings, LLC, USV, LLC, Unifund Corporation, DAP I, LLC, DAP IV, and Payce, LLC. As discussed in NOTE 1: ORGANIZATION AND OPERATIONS, certain assets were contributed to Unifund Holdings, LLC and USV, LLC on September 15, 2022 in a transaction among entities under common control that did not cause a change in reporting entity. The accompanying combined consolidated financial statements include the accounts of twenty two commonly controlled companies prior to them being contributed to Unifund Holdings, LLC and USV, LLC in 2022. In 2021 and prior to the contribution on September 15, 2022, the below entities are presented as combined within these combined consolidated financial statements. Each of these legal entities acquire, collect, sell and service portfolios of defaulted consumer credit card receivable accounts purchased from banks, savings and loan institutions and other financial institutions throughout the United States. Certain of these legal entities further manage third-party owned portfolios, in addition to providing data analytics and account-decisioning services on client portfolios. Upon contribution on September 15, 2022, the below entities are consolidated within these combined consolidated financial statements. These entities include:
Unifund CCR, LLC	Unifund CCR Partners	Unifund Portfolio A, LLC	Unipac V LLC
Unipac VI, LLC	Unipac VII, LLC	Unipac IX, LLC	Unifund Portfolio B, LLC
Unifund Portfolio GER, LLC	Vintage Receivables, LLC	Vintage Receivable Resources, LLC	Pilot Receivables Management, LLC
Recovery Decision Science LLC	Distressed Asset Portfolio II, LLC	Distressed Asset Portfolio III, LLC (“DAP III”)	FRIC Acquisition, Inc.
Techwoods Holdings, LLC (“Techwoods”)

On January 1, 2021 Unipac VII, LLC merged with Unipac V, LLC. This was treated as a transaction among entities under common control. Additionally, certain legal entities have been combined within these combined consolidated financial statements. These include:
USV, LLC
USV, LLC is a holding limited liability company that holds 1% of the outstanding equity of those commonly controlled affiliates that were contributed to Unifund Holdings, LLC in 2022. USV, LLC has no substantive operations.
Unifund Corporation
Unifund Corporation is an S-Corporation wholly owned by one of the owners of Unifund Holdings, LLC and was established in 1987. Unifund Corporation has executed a Subservicing Agreement with a subsidiary of Unifund Holdings, LLC to provide debt collection services of receivable portfolios owned by Unifund Holdings, LLC in certain jurisdictions throughout the United States.
Payce, LLC
Payce, LLC is a limited liability company. The amended and restated operating agreement of Payce, LLC establishes this legal entity as being under common control with the other legal entities within the Group. Due to continued investment by external unrelated third parties in this legal entity, as of December 31, 2022 and 2021, the Group retains an ownership in Payce, LLC of 72% and 83%, respectively.
DAP I
DAP I is a limited liability company that is owned 75% by Credit Card Receivables Fund, Incorporated, and 25% by ZB Partnership and thus is under common control with the other legal entities within the Group. DAP I establishes separate portfolio series for the acquisition of certain portfolios.
DAP IV
DAP IV is a limited liability company included within the Group that establishes a separate portfolio series for the acquisition of certain portfolios. The four of the entity’s portfolio series, including DAP IV, A, B, C, and D (the “ DAP IV letter series”) is owned 75% by Credit Card Receivables Fund Incorporated and 25% by ZB Limited Partnership, and thus is under common control with the other legal entities within the Group. The DAP IV letter series will be acquired by the Group, as part of the proposed business combination, while the DAP IV number series, which is held by third parties through the Class B membership interest of DAP IV, will not. Management has determined that the financial condition and the results of operations of this entity, for reporting in the combined consolidated financial statements, are more accurately represented by combining the DAP IV letter series as the Group is responsible and receives the benefit for all collections associated with any receivable portfolios associated with these within the series, including, but not limited to, the execution of collection strategies and the incurrence of any related court costs. Given the Group is not responsible and does not receive the benefit for collections associated with any receivable portfolios associated within the DAP IV number series, they have been specifically excluded from these combined consolidated financial statements.
Recently Adopted Accounting Guidance
Leases
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), (“ASU 2016-02”). ASU 2016-02 is intended to increase transparency and comparability among organizations relating to leases. Lessees will be required to recognize a liability to make lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. The FASB retained a dual model for lease classification, requiring leases to be classified as finance or operating leases to determine recognition in the earnings statement and cash flows; however, substantially all leases will be required to be recognized on the balance sheet. As originally issued, ASU 2016-02 requires application at the beginning of the earliest comparative period presented at the time of adoption. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements (“ASU 2018-11”). This standard allows entities to initially apply the new leases standard at the adoption date. The Group adopted this standard, effective January 1, 2022, under the alternative transition method as permissible under ASU 2018-11 and will apply this standard to all leases. As a result, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods. Upon adoption of this guidance, the Group recorded $916,750 of operating lease right-of-use (“ROU”) assets and operating lease liabilities and $342,417 of finance lease ROU assets, which are recorded as a component of Property and equipment, within the combined consolidated balance sheet, and finance lease liabilities.
The Group recognizes operating lease ROU assets and operating lease liabilities in the consolidated statements of financial condition. ROU assets represent the Group’s right to use an underlying asset during the lease term and lease liabilities represent the Group’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at commencement date based on the net present value of fixed lease payments over the lease term. The Group’s lease term includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. ROU assets also include any advance lease payments made and are net of any lease incentives. As most of the Group’s operating leases do not provide an implicit rate, the Group uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate is the rate of interest that the Group would expect to pay to borrow over a similar term, and on a collateralized basis, an amount equal to the lease payments in a similar economic environment.
The Group utilized the following practical expedients:

•
Package of practical expedients which eliminates the need to reassess (1) whether any expired or existing contracts are or contain leases; (2) the lease classification for any expired or existing leases; and (3) the initial direct costs for any existing leases.

•
The practical expedient whereby the lease and non-lease components will not be separated for all classes of assets.

•
Not to recognize ROU assets and corresponding lease liabilities with a lease term of 12 months or less from the lease commencement date.

For existing leases, the Group did not elect the use of hindsight and did not reassess lease term upon adoption.
The Group’s operating lease portfolio primarily includes corporate offices. The majority of its leases have remaining lease terms of one year to five years, some of which include options to extend the leases for up to five years, and others include options to terminate the leases within one year. Exercises of lease renewal options are typically at the Group’s sole discretion and are included in its ROU assets and lease liabilities based upon whether the Group is reasonably certain of exercising the renewal options. The Group has lease agreements with lease and non-lease components, which are accounted for together as lease components. The Group’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.
Changes in Accounting Principle
Effective January 1, 2021, the Group adopted the new accounting standard ASC 326 Financial Instruments — Credit Losses (referred to as Current Expected Credit Loss methodology or “CECL”) utilizing the transition guidance afforded. CECL introduces a new impairment approach for credit loss recognition based on current expected lifetime losses rather than incurred losses. CECL applies to all financial assets carried at amortized costs, including the Group’s investment in receivable portfolios, which are defined as PCD financial assets under CECL. See NOTE 5 — INVESTMENT IN RECEIVABLE PORTFOLIOS for further information.
The following table summarizes the cumulative effects of adopting the CECL guidance on the Group’s combined consolidated statements of financial condition as of January 1, 2021. The adjustment, as presented below, reflects the Group’s recognition of a negative allowance on its investment in receivable portfolios that represents the value above the amortized cost basis determined in accordance with the Group’s previous accounting policy. Refer to NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS for the restatement in connection with the adoption of ASC 326.
(As restated)	Balance as of December 31, 2020	Adjustment	Opening Balance as of January 1, 2021
Assets
Investments in Receivable Portfolios, net	$95,330,495	$3,257,135	$98,587,630
Equity
Total Owners’ Equity (Deficit)	$84,759	$3,257,135	$3,341,894
Recently Issued But Not Yet Adopted Accounting Pronouncements
In March of 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The objective of the guidance in Topic 848 is to provide temporary relief during the transition period. The FASB included a sunset provision within Topic 848 based on expectations of when the London Interbank Offered Rate (LIBOR) would cease being published. At the time that ASU 2020-04 was issued, the UK Financial Conduct Authority (FCA) had established its intent that it would no longer be necessary to persuade, or compel, banks to submit to LIBOR after December 31, 2021. As a result, the sunset provision was set for December 31, 2022, 12 months after the expected cessation date of all currencies and tenors of LIBOR. In March 2021, the FCA announced that the intended cessation date of the overnight 1-, 3-, 6-, and 12-month tenors of USD LIBOR would be June 30, 2023, which is beyond the current sunset date of Topic 848. Because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, the FASB issued ASU 2022-06, Reference Rate Report (Topic 848): Deferral of the Sunset Date of Topic 848. The amendments in this ASU defer the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848.
Currently the Group’s Comvest Credit Facility (as outlined within NOTE 8 — LOANS PAYABLE, NET) utilizes LIBOR as a component of the total interest rate associated with this loan. We are currently evaluating the impact this guidance will have on the Group’s financial statements and related disclosures.
The Group does not believe any other recently issued, but not yet adopted accounting pronouncements will have a material impact on the Group’s financial statements.
Cash and Restricted Cash
The Group considers all highly liquid instruments with an original maturity date of three months or less to be cash equivalents. Amounts included in restricted cash represent both an escrow account and a letter of credit. The escrow account was required under an agreement with a lender. The funds in the escrow account are used to acquire receivable portfolios and/or to make principal payments. The letter of credit represents an amount pledged as collateral as required by a surety company as part of licensing requirements to conduct business in approximately 40 states.
The following table provides a reconciliation of cash and restricted cash to amounts shown in the combined consolidated statements of cash flows:
	2022	2021
Cash	$4,540,772	$13,388,788
Restricted Cash	2,667,448	505,380
Total cash and restricted cash	$7,208,220	$13,894,168

Investment in Receivable Portfolios
The Group acquires portfolios of unsecured consumer defaulted credit card receivables from banks and other financial institutions. These receivables have experienced significant credit quality deterioration since their origination. These financial assets are defined as PCD assets under CECL. Under the PCD accounting model, the purchased assets are recognized at their face value with an offsetting allowance and noncredit discount allocated to each individual receivable as the unit of account. Since each portfolio of receivables is deeply delinquent and deemed uncollectible at the individual receivable level, the Group first applies its charge-off policy and fully writes-off the amortized costs (i.e., face value net of noncredit discount) of the individual receivables immediately after purchasing the portfolio. The Group then records a negative allowance that represents the present value of all expected future recoveries for pools of receivables that share similar risk characteristics using a discounted cash flow approach (expected cash flows from future recoveries are measured at the pool level), which ultimately equals the amount paid for a portfolio and is presented as investment in receivables portfolios, net in the Group’s combined consolidated balance sheets. The discount rate is an effective interest rate (or “purchase EIR”) based on the purchase price of the portfolio and the expected future cash flows at the time of purchase. The amount paid for the portfolio purchase is presented as the investment activity “Acquisition of receivable portfolios” in the Group’s combined consolidated statement of cash flows.
Receivable portfolio purchases are aggregated into pools based on similar risk characteristics. The Group’s pools are typically grouped by similar risk characteristics of external credit rating, financial asset type, and collateral type. Once a pool is established, the portfolios will remain in the designated pool unless the underlying risk characteristics change, which is not expected due to the delinquent nature of the individual loans. The initial EIR measurement at the purchase date is applied consistently and remains unchanged over time. The change in the present value of future cash flows is a component of the allowance calculation on a quarterly basis to represent an appropriate measurement of receivable portfolios, net.
Revenue is recognized for each static pool over the economic life of the pool. Debt purchasing revenue includes three components:

(1)
Revenue from receivable portfolios, which is the accretion of the discount on the amortized cost basis or negative allowance due to the passage of time (generally the portfolio balance multiplied by the EIR).

(2)
Gain on sale of receivable portfolios and Gain (loss) on sale of receivable portfolios — related parties, which is the net gain (loss) recognized on the sale of newly created held-for-sale pools owned by the Group to third party and affiliated companies, respectively, and is calculated as follows:

a.
The sales consideration amount less the carrying value of the select receivables included in the transaction. The carrying value is equal to the select receivables net present value calculated using (i) the gross collections removed from the forecast, which isolates the value assigned to the select receivables included in the new pool held-for-sale; and (ii) EIR based on the related pool from which the select receivables are being reclassified; and

(3)
Changes in recoveries, which includes

a.
Recoveries above or below forecast, which is the difference between (i) actual cash collected/recovered during the current period and (ii) expected cash recoveries for the current period, which generally represents over or under performance for the period; and

b.
Changes in expected future recoveries, which is the present value change of expected future recoveries, where such change generally results from (i) collections “pulled forward from” or “pushed out to” future periods (i.e. amounts either collected early or expected to be collected later) and (ii) magnitude and timing changes to estimates of expected future collections (which can be increases or decreases).

When a sale occurs, and the ownership of underlying assets transfer, the Group removes any go-forward cash flow considerations associated with the individual receivables. The related decrease in the present value of expected future recoveries by pool is factored into the quarterly measurement of the amortized cost basis or negative allowance. There is no corresponding impact to the “Change in recoveries” financial statement line item.
To measure expected future recoveries, the Group relies on historical data, present conditions, forecasts that are both reasonable and supportable. The Group considers additional qualitative and quantitative factors, as determined appropriate. Factors that may change the expected future recoveries may include both internal as well as external factors. Internal factors include operational performance, such as capacity and the productivity of the Group’s collection staff. External factors that may have an impact on the Group’s collections include new laws or regulations, new interpretations of existing laws or regulations, and macroeconomic conditions.
Transfer of Financial Assets
The Group accounts for transfers of financial assets as sales when it has surrendered control over the related assets. Whether control has been relinquished requires, among other things, an evaluation of relevant legal considerations and an assessment of the nature and extent of the Group’s ongoing involvement with the assets transferred. Gains and losses stemming from transfers reported as sales are included in “Revenue from receivable portfolios” in the Group’s combined consolidated statements of operations and comprehensive income (loss).
Fee income and Expense Recognition
The Group’s income recognized on its receivable portfolios, net and changes in recoveries, is outside of the scope of ASC 606, Revenue From Contracts With Customers (“ASC 606”), since this revenue stream is accounted for in accordance with ASC 326. The Group earns fee-based income for providing portfolio management services to affiliated entities and third-party customers for non-performing loans. The only performance obligation for this revenue stream under ASC 606 is the collection of debt on our customer’s outstanding receivable portfolios. This performance obligation is satisfied when the debt is collected. Consideration is typically variable based on collection activity. Under ASC 606, fee income is recognized at a point in time when debt collection occurs.
We have elected to apply the significant financing practical expedient, as allowed under ASC 606. As a result, we do not adjust the promised amount of consideration in a customer contract for the effects of a significant financing component when the period of time between when we transfer a promised good or service to a customer and when the customer pays for the good or service will be one year or less. The Group does not invoice its customers as it relates to these revenues as proceeds for any collections are collected by the Group and remitted, net of any fee earned by the Group to its customers. Thus, there are no payment terms associated with the satisfaction of this performance obligation.
The Group had no material contract assets, contract liabilities, or deferred contract costs recorded in its combined consolidated balance sheets as of December 31, 2022 and 2021. The Group expenses costs to obtain a contract as incurred when the amortization period is less than one year.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense when incurred, while major enhancements are capitalized and depreciated over the remaining useful lives of the respective assets.
Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable and amortizable assets to operations over their estimated useful lives. Leasehold improvements are amortized over the remaining terms of the respective leases or the service lives of the improvements, whichever is shorter. Property under capital leases, or finance leases after the adoption of ASC 842, Leases (“ASC 842”), is amortized over the lives of the respective leases or over the service lives of the assets for those leases that substantially transfer ownership. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes, but accelerated methods are used for tax purposes. The estimated useful lives for each class of assets is as follows:
Capitalized computer equipment	3 – 7 years
Office and computer equipment	3 – 7 years
Furniture and fixtures	5 – 7 years
Computer software	3 – 7 years
Leasehold improvements	Lease term
Vehicles	5 – 6 years
Recoverability of Long-lived Assets
Long-lived assets, such as property and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its fair value which is based on estimated undiscounted future cash flows. An impairment charge, if any, is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Group did not record any impairment charges related to its long-lived assets for the years ended December 31, 2022 and 2021.
Contingency Fees and other Collection Costs
Contingency fees and other collection costs primarily includes contingent fees paid to an external network of attorneys and the cost of litigation and are expensed as incurred. Legal collections are pursued through the use of a network of attorneys that specialize in collection matters and through the Group’s internal legal channel. Under the agreements with contracted attorneys, certain out-of-pocket court costs are advanced. Cost of legal collections does not include internal legal channel employee costs, which are included in salaries and employee benefits in the combined consolidated statements of operations and comprehensive income (loss).
Court Costs (recoveries), net
The Group incurs court costs related to collection efforts for two distinct portfolios of non-performing loans: those serviced for others and those held for the Group’s own account.
Receivable portfolios serviced for others
Under certain portfolio management agreements related to non-performing loans with affiliates and third-party customers, the Group bears the initial responsibility for court costs as they are incurred. Under these agreements, the Group can recover its court costs if it successfully collects on those loans. The Group cannot predict recovery amounts before funds are collected, and its right to recover these costs isn’t effective until collection. Hence, court costs are expensed when incurred and recoveries are recognized when realized and are presented in the consolidated statements of operations and comprehensive income (loss) under “Court costs (recoveries), net.” If an agreement doesn’t specify how court costs are shared, then the customer bears the cost.
Receivable portfolios owned by the Group
With regards to the non-performing assets held for the Group’s own account, the credit card agreements with the underlying borrowers generally entitle the Group to collect from the borrower court costs incurred in pursuit of collection. The court costs can be recovered through judgments issued under the following two scenarios.
1)   Court costs recoveries are specifically awarded
When a judgment specifically awards court costs, collected recovery amounts are recorded when received directly in the “Court costs (recoveries), net” line item in the statement of operations. These amounts are included in the “Court costs recovered” line item in the table summarizing court costs incurred and recovered as outlined below but are specifically excluded from both the “Cash collections” line item and the “amounts classified to court cost recoveries” in the table which provides the details on the “Collections applied to investment in receivables portfolios, net” within NOTE 5 —  INVESTMENT IN RECEIVABLE PORTFOLIOS, NET.
2)   Legal fees are awarded without specifying the recovery of court costs
If a judgments award legal fees but does not address court costs, collected amounts are first attributed to recoup the Group’s court costs, considering that legal fees encompass these costs. Amounts collected in excess of previously incurred court costs are credited against the Group’s investment in receivable portfolios. These collections are included in “Cash collections,” the portion equating to recovered court costs is recognized in “Court costs (recoveries), net” and hence deducted from “Collections applied to investment in receivable portfolios, net,” providing a reconciliation in “amounts classified to court cost recoveries” within NOTE 5 — INVESTMENT IN RECEIVABLE PORTFOLIOS, NET.
In our combined consolidated statements of operations and comprehensive income (loss), we report “Court costs (recoveries), net,” which reflects the dynamics of court costs for receivable portfolios owned by the Group. These costs are initially expensed when incurred, and any subsequent recoveries are recognized when realized upon actual receipt.
The following table summarizes court costs incurred and recovered during the years ended December 31, 2022 and 2021:
	2022	2021
Court costs incurred	$3,915,683	$6,513,129
Court costs recovered	(4,221,761)	(4,923,822)
Court costs (recoveries), net	$(306,078)	$1,589,307
The following reconciliation illustrates the differences between the “Court costs recovered” in the table above and the “amounts classified to court cost recoveries, net” in the table within NOTE 5 — INVESTMENT IN RECEIVABLE PORTFOLIOS, NET:
	2022	2021
Recoveries of court costs related to the Group’s own accounts, which legal fees are awarded without specifying court costs (as outlined within NOTE 5 − INVESTMENT IN RECEIVABLE PORTFOLIOS, NET)	$(2,671,534)	$(3,351,705)
Recoveries of court costs related to the Group’s own accounts, which are specifically awarded on judgments	(1,443,895)	(1,453,199)
Recoveries of court costs related to our portfolio management services	(106,332)	(118,918)
Court costs recovered	$(4,221,761)	$(4,923,822)
Income Taxes
The combined consolidated financial statements do not include a provision for federal and/or state income taxes because the Group does not incur federal and state income taxes. Instead, as pass-through entities, the taxable earnings and/or losses of the companies within the Group are passed through to their owners and are taxed based on the owners personal tax strategies. The Group recognizes a provision for certain state and local business entity-level taxes when it has taxable income.
When the Group is subject to certain state and local business entity-level taxes, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. Valuation allowances are recorded against deferred tax assets when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in evaluating whether it is more likely than not that deferred tax assets will be realized.
ASC 740, Income Taxes, requires a company to recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits of the position, that the position will be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes. The tax position to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in recognition of a tax liability that would reduce net assets. The Group did not have any tax positions that were required to be recognized as of and for the years ended December 31, 2021 and 2022.
The Group has not been assessed interest or penalties by taxing jurisdictions. In the event the Group is assessed interest and/or penalties, those costs will be classified in the combined consolidated statements of operations and comprehensive income (loss) as income tax expense, when it is more likely than not it will be incurred.
A provision for certain entity-level state and local taxes of $459,091 and $153,968 has been recognized within Provision for entity-level income taxes on the accompanying combined consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2022 and 2021, respectively.
As of December 31, 2022, the tax years that remain subject to examination by federal and state jurisdictions, under the respective statute of limitation are 2019 and forward (with limited exceptions).
Segment Reporting
Management has determined that the Group has one reportable segment, which is principally the business of acquiring, collecting, selling, and servicing portfolios of defaulted consumer credit card receivable accounts purchased from banks, savings and loan institutions and other financial institutions throughout the United States. As of December 31, 2022 and 2021, all of the Group’s assets were located in the United States.
Noncontrolling Interests
As discussed above, as of December 31, 2022 and 2021, the Group retains a controlling ownership in Payce, LLC of 72% and 83%, respectively. The Group follows ASC 810, which governs the accounting for and reporting of non-controlling interests in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that non-controlling interests be treated as a separate component of equity, not as a liability, that increases and decreases in the Group’s ownership interest that leave control intact be treated as equity transactions rather than as step acquisitions or dilution gains or losses, and that losses of a partially owned consolidated subsidiary be allocated to the non-controlling interests even when such allocation might result in a deficit balance.
The net income (loss) attributed to the non-controlling interests is separately designated in the accompanying combined consolidated statements of operations and comprehensive income (loss).
Earnings per Share
Basic and diluted earnings per share would be computed by dividing net income attributable to the Owners’ for the year ended December 31, 2022 and 2021 by the weighted-average number of shares of common stock or potential common stock outstanding for those periods. There were no shares of common stock or potential common stock outstanding for the years ended December 31, 2022 or 2021. Therefore, no earnings per share information has been presented for any periods.

NOTE 4 — RISKS AND UNCERTAINTIES
The Group is subject to a variety of business risks in the conduct of its operations, including various operational risks with respect to Federal and State regulatory matters. Additionally, concentrations of market, interest rate and credit risk may exist with respect to the Group’s financial instruments. Market risk is a potential loss the Group may incur as a result of changes in the fair value of its investment in receivable portfolios. Interest rate risk includes the risk associated with changes in prevailing interest rates. Credit risk includes the possibility that a loss may occur from the failure of counterparties to make payments according to the terms of a contract. The Group’s exposure to credit risk, if any, is limited to its investments in receivable portfolios reported on the combined consolidated balance sheets.
Interest Rate and Concentration of Credit Risks
The Group had cash and restricted cash of $7,208,220 and $13,894,168 as of December 31, 2022 and 2021.
The Group deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits. Management believes the financial institutions that hold the Group’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.
Our variable rate interest-bearing debt (see NOTE 8 — LOANS PAYABLE, NET) is not hedged by derivative financial instruments. Thus, it is subject to the risk of interest rate fluctuations. Significant increases in future interest rates on our variable rate debt could lead to a material decrease in future earnings assuming all other factors remain constant. The rates used in our variable interest-bearing debt are based on LIBOR, or other index rates, which in certain cases are subject to a floor. A hypothetical 50 basis points increase or decrease in interest rates as of December 31, 2022 related to variable rate debt agreements would have a $409,017 positive or negative impact on income before income taxes.
Concentration of Supply Risk
A significant percentage of the Group’s portfolio purchases for any given fiscal quarter or year may be concentrated with a few large sellers. The two largest sellers accounted for 72% and 24% of our portfolio purchases in 2022, respectively. No portfolios were purchased in 2021.
A significant decrease in the volume of purchases available from the sellers noted above on terms acceptable to us would force us to seek alternative sources to be purchase portfolios of charged-off accounts. In doing so, the Group may be unable to find alternative sources from which to purchase charged-off accounts, and even if we could successfully replace these purchases, the search could take time and the accounts could be of lower quality, cost more, or both, any of which could adversely affect our business, financial condition and operating results.
Concentration of Customer Risk
The Group primarily sells its receivable portfolios to a concentrated group of customers. Customer A represented 89% of total portfolio sales in 2022. Customer B, which is a related party, represented 11% and 79% of total portfolio sales in 2022 and 2021, respectively. Customer C represented 21% of total portfolio sales in 2021. In 2022, the gain recognized on sale of receivable portfolios to Customer A accounted for 10% of our total revenue. No gain recognized on sale of receivable portfolios to any customer accounted for more than 10% of our total revenue in 2021.
The Group continues to assess any trends and uncertainties associated with this concentrated group of customers and expects to be able to continue to execute this sale strategy throughout 2023. If the Group is unable to sell its receivable portfolios to these purchasers, a decline in the revenues may occur, which could adversely affect our operating results.
NOTE 5 — INVESTMENT IN RECEIVABLE PORTFOLIOS, NET
As discussed in NOTE 3- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, effective January 1, 2021, the Group accounts for investments in receivable portfolios as PCD assets in accordance with the CECL guidance.

The table below illustrates the Group’s transition approach for its investment in receivable portfolios as of January 1, 2021:
Amount
Investment in receivable portfolios prior to transition	$95,330,495
Total Investment in receivable portfolios upon adoption of ASC 326	95,330,495
Allowance for credit losses	14,553,662,107
Amortized cost	14,648,992,602
Noncredit discount	137,351,495
Face Value	14,786,344,097
Write-off of amortized cost	14,553,662,107
Write-off of noncredit discount	(137,351,495)
Negative allowance	3,257,135
Initial amortized cost and negative allowance from transition	$98,587,630
The following table summarizes the changes in the balance of the investment in receivable portfolios during the periods ended December 31, 2022 and December 31, 2021:
	2022	2021
Balance, beginning of period	$96,441,238	$98,587,630
Purchases of receivable portfolios(1)	30,584,202	—
Collections applied to investment in receivables portfolios, net(2)	(26,850,272)	(31,946,212)
Changes in recoveries(3)	8,120,357	29,799,820
Carrying value, ending	$108,295,525	$96,441,238

(1)
The table below provides the detail on the establishment of negative allowance for expected recoveries of portfolios purchased during the period ended December 31, 2022 and December 31, 2021. There were no purchases made by the Group during the period ended December 31, 2021.

	2022	2021
Purchase price	$30,584,202	$—
Allowance for credit losses	174,866,427	—
Amortized cost	205,450,629	—
Noncredit discount	41,775,844	—
Face Value	247,226,473	—
Write-off of amortized cost	(205,450,629)	—
Write-off of noncredit discount	(41,775,844)	—
Negative allowance	30,584,202	—
Initial negative allowance	$30,584,202	$—

(2)
Collections applied to investment in receivables portfolios, net, is calculated as follows:

	2022	2021
Cash collections	$64,044,966	$67,266,571
Less – amounts classified to revenue from receivable portfolios	(28,941,940)	(31,474,513)
Less – amounts classified to court cost recoveries	(2,671,534)	(3,351,705)
Less – Gain on sale of receivable portfolios	(4,991,073)	(86,525)
Less – Gain on sale of receivable portfolios – related parties	(590,147)	(407,616)
Collections applied to investment in receivable portfolios, net	$26,850,272	$31,946,212

(3)
Changes in recoveries is calculated as follows during the periods subsequent to the adoption of CECL, where recoveries include cash collections (less funds deemed reimbursement of costs), sales of accounts underlying pools, and other cash considerations:

	2022	2021
Recoveries above forecast	$9,249,412	$10,478,103
Changes in expected future recoveries	(1,129,055)	19,321,717
Changes in recoveries	$8,120,357	$29,799,820
Recoveries above or below forecast represent over and under-performance in the reporting period, respectively. During the years ended December 31, 2022, and 2021, the Group’s collections over-performed compared to forecasts by approximately $9.2 million and $10.5 million, respectively. Changes in expected future recoveries are reassessed each reporting period. This is based upon management’s constant monitoring of key data and information, including (1) changes in laws, regulations, and governmental actions, (2) trends in the macroeconomic environment, consumer behavior and key operational metrics such as cash collections and (3) conditions in the nonperforming loan market. The Company recorded a net negative change in expected future period recoveries of $1.1 million and a net positive of $19.3 million during the year ended December 31, 2022, and 2021, respectively.
The Group’s investment in receivable portfolios transferred to held-for-sale classification from held-for-investment classification and subsequently sold during the period comprised of the below. There were no receivable portfolios classified as held-for-sale as of December 31, 2022 and 2021.
	2022	2021
Investment in receivable portfolios(1)	$(4,845,862)	$(258,858)
Fair value adjustment(2)	9,836,935	345,382
Gain on sale of receivable portfolios	$4,991,073	$86,525
	2022	2021
Investment in receivable portfolios(1)	$(554,746)	$(924,892)
Fair value adjustment(2)	1,114,893	1,332,508
Gain on sale of receivable portfolios- related parties	$590,147	$407,616

(1)
Represents the reversal, in earnings, of the amortized cost basis or negative allowance previously recorded on the investment in receivable portfolios being reclassified to held-for-sale.

(2)
Represents the estimated fair value of the investment in receivable portfolios being transferred to held-for-sale classification, or the negotiated sales price of the investment in receivable portfolios due to the minimal amount of time between the determination to classify the Group’s portfolios as held-for-sale and execution of the sale.

NOTE 6 — PROPERTY AND EQUIPMENT, NET
Property and equipment, net consist of the following as of December 31, 2022 and 2021:
	2022	2021
Computer equipment and software leases	$1,867,736	$1,597,321
Office and computer equipment	181,996	146,290
Furniture and fixtures	86,261	86,261
Computer software	2,365,916	1,992,874
Leasehold improvements	563,639	563,639
Vehicles	292,609	407,015
	5,358,157	4,793,400
Less: accumulated depreciation	4,104,435	3,732,837
Total property and equipment, net	$1,253,722	$1,060,563
Depreciation expense charged to operations was $514,424 and $607,100 in 2022 and 2021, respectively.
The following is a summary of property and equipment held under capital leases as of December 31, 2021:
2021
Capitalized computer equipment and software leases	$1,597,321
Less: accumulated amortization	1,222,556
$374,765
Depreciation of assets held under capital leases is included in depreciation expense prior to the adoption of ASC 842.
Interest charged to operations under the capital lease obligations was $24,357 for the year ended December 31, 2021.
NOTE 7 — LEASES
The majority of the Group’s leases are for corporate offices, classified as operating leases, and information technology equipment, classified as finance leases.
The components of lease expense were as follows as of and for the year ended December 31, 2022:
Operating lease costs(1)	$286,637
Finance lease costs
Depreciation of ROU assets	194,596
Interest on lease liabilities	97,305
Total lease costs	$578,538

(1)
Operating lease expenses are included in rent and occupancy expenses in the Group’s combined consolidated statements of operations and comprehensive income (loss). Costs include short term and variable lease components, which were not material for the periods presented.

The total cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2022 included the following:
Operating cash flows from operating leases	$206,432
Financing cash flows from finance leases	$194,596

Lease term and discount rate were as follows:
December 31, 2022
Weighted-average remaining lease term (in years)
Operating leases	2.92 years
Finance leases	3.98 years
Weighted-average discount rate
Operating leases	10.50%
Finance leases	5.26%
Maturities of lease liabilities under non-cancelable leases as of December 31, 2022 are summarized as follows:
	Finance Leases	Operating Leases	Total
2023	$262,360	$286,637	$548,997
2024	131,622	286,637	418,259
2025	81,619	238,864	320,483
2026	56,618	—	56,618
2027	42,248	—	42,248
Thereafter	—	—	—
Total undiscounted lease payments	574,467	812,138	1,386,605
Less: imputed interest	(27,791)	(101,822)	(129,613)
Total lease liabilities	$546,676	$710,316	$1,256,992
NOTE 8 — LOANS PAYABLE, NET
Comvest Credit Facility
On June 11, 2021, Unifund CCR, LLC, as Borrower, Unifund Holdings, LLC, Credit Card Receivables Fund, Inc., ZB Limited Partners, and certain affiliates within the Group, as guarantors, (collectively, the “Loan Parties”), entered into a Credit Agreement (“Comvest Credit Facility”) with CCP Agency, LLC, as Administrative Agent (“Agent”), and a syndicate of lenders (“Lenders”) named therein for a total senior and secured credit facility (“Credit Facility”) of $125,553,898. The Credit Facility consists of (a) an initial term loan commitment of $95,553,898 (the “Term Loan”), (b) a delayed draw term loan commitment of $20,000,000 and (c) a revolving loan commitment of $10,000,000. Loan proceeds from the initial term loan commitment were used to (i) repay the prior indebtedness with AB Private Credit Investors LLC, (ii) fund certain fees and expenses associated with the repayment of the prior indebtedness, (iii) pay costs associated with the Credit Facility, and (iv) fund general corporate purposes of the Loan Parties. Loan proceeds from the delayed draw term loan commitment and the revolving loan commitments must be used to fund permitted portfolio acquisitions and pay fees associated with the respective loan advance closing. The Comvest Credit Facility is guaranteed by an owner of Unifund Holdings, LLC.
The total amount available under the Comvest Credit Facility is outlined within the agreement and is defined as the Borrowing Base, which is based upon the Group’s eligible receivable portfolios that it owns as of each respective borrowing date. The Borrowing Base is defined as, on any date of determination, the sum of:

a.
The Term Loan Borrowing Base, which is defined as an amount equal to the product of (i) the Term Loan Advance Rate (defined as 75% which may be reduced in certain situations) multiplied by (ii) the Term Loan Forecasted Net Collections. The Term Loan Forecasted Net Collections is defined as the net present value of the aggregate amount of total forecasted gross cash collections on the Group’s receivable portfolios, net of collection costs, that the Group anticipates to receive in the next sixty months from the date of the agreement.

b.
The Delayed Draw Borrowing Base, which is defined as an amount equal to the product of (i) the applicable Delayed Draw Term Loan Advance Rate (defined as 75% which may be reduced in certain situations) multiplied by (ii) the aggregate amount of the Delayed Draw Term Loan Forecasted Net Collections. Delayed Draw Term Loan Forecasted Net Collections is defined as the net present value of the aggregate total of the forecasted cash collections of the Group’s eligible portfolio receivables the Group anticipates to receive in the next sixty-six months.

Less:

a.
The product of the weighted average of the Delayed Draw Term Loan Advance Rate, the Revolving Loan Advance Rate, and the Term Loan Advance Rate, multiplied by the Excess Concentration Amount, which is defined as the sum of the net collections attributable to certain of the Group’s receivable portfolios.

b.
The Reserves, as established by the Agent, which are established at the Agent’s discretion

c.
The amount of Reinvestment Cash, provided that on the date of calculation, it shall not exceed the lesser of (i) ten percent (10%) of the Borrowing Base prior to giving effect to this clause and (ii) $5,000,000.

Comvest Credit Facility Restrictive Covenants
The Comvest Credit Facility includes restrictive covenants on the Group. These include:
Minimum Interest Coverage
The Group must maintain a minimum interest coverage ratio as outlined below. The minimum interest coverage ratio is defined as the ratio of earnings before interest, taxes, depreciation, and amortization to total interest expense for the twelve months ended The ratio, as defined, is required to be the following for the periods presented. Minimum Cash Flow, which is a non-GAAP measure, is defined as the difference of (a) EBITDA, minus (b) cash payments made by the Loan Parties in such period with respect to unfinanced capital expenditures permitted under this agreement. Capitalized expenditures means all expenditures for tangible and other assets, including all amounts paid or accrued in connection with the purchase or lease of any machinery, equipment, real property, improvements to real property, or any other tangible or other asset which are required, in accordance with GAAP, to be capitalized.
Date	Ratio
December 31, 2022	1.70 to 1.00
March 31, 2023	1.80 to 1.00
June 30, 2023	2.00 to 1.00
September 30, 2023	2.25 to 1.00
December 31, 2023	2.50 to 1.00
March 31, 2024	2.50 to 1.00
June 30, 2024	2.50 to 1.00
September 30, 2024	2.50 to 1.00
December 31, 2024	2.50 to 1.00
March 31, 2025	2.50 to 1.00
June 30, 2025	2.50 to 1.00
September 30, 2025	2.50 to 1.00
Minimum Liquidity
The Group must have a minimum liquidity at the last day of each calendar month of $3,750,000. Minimum Liquidity is defined as (a) the amount of immediately available and unrestricted cash on hand of the Loan Parties on deposit in a bank account in the United States that is subject to a control agreement plus, (b) the difference, but only if a positive number, of (i) the amount of the cash balance of the designated escrow account minus (ii) the amount equal to the difference, but only if a positive number, of (x) the outstanding Principal balance of the Term Loan minus (y) the sum of the amounts of certain defined components of Borrowing Base.
Minimum Tangible Net Worth
The Group must have a Minimum Tangible Net Worth, defined as the difference between the sum of the total equity of the Group, minus the book value of any intangible assets and the cost of any treasury shares outstanding, of at least the following at each of the periods presented:
Date	Ratio
December 31, 2022	$(50,000,000)
March 31, 2023	$(50,000,000)
June 30, 2023	$(48,000,000)
September 30, 2023	$(46,000,000)
December 31, 2023	$(44,000,000)
March 31, 2024	$(42,000,000)
June 30, 2024	$(35,000,000)
September 30, 2024	$(35,000,000)
December 31, 2024	$(35,000,000)
March 31, 2025	$(35,000,000)
June 30, 2025	$(35,000,000)
September 30, 2025	$(35,000,000)
Minimum Cash Flow
The Group must have minimum cash flows of at least the following for the prior 12 months ending for each of the periods presented. Minimum Cash Flow, which is a non-GAAP measure, is defined as the difference of (a) EBITDA, minus (b) cash payments made by the Loan Parties in such period with respect to unfinanced capital expenditures permitted under this agreement. Capitalized expenditures means all expenditures for tangible and other assets, including all amounts paid or accrued in connection with the purchase or lease of any machinery, equipment, real property, improvements to real property, or any other tangible or other asset which are required, in accordance with GAAP, to be capitalized.
Date	Ratio
December 31, 2022	$25,500,000
March 31, 2023	$26,500,000
June 30, 2023	$27,000,000
September 30, 2023	$28,000,000
December 31, 2023	$29,000,000
March 31, 2024	$29,000,000
June 30, 2024	$29,000,000
September 30, 2024	$29,000,000
December 31, 2024	$29,000,000
March 31, 2025	$29,000,000
June 30, 2025	$29,000,000
September 30, 2025	$29,000,000
The Comvest Credit Facility also included specific definitions of transactions that are allowable or not allowable under the agreement:

Permitted Receivable Sale Transaction
The Group can only make permitted receivable sales as long as the sale price is approved by the Agent.
Prepayment Event
A Prepayment Event is defined as:

a.
The Group receives net cash proceeds in excess of $250,000 for the sale, transfer, or disposition of property, including a Permitted Receivable Sale Transaction.

b.
The Group receives net cash proceeds in excess of $250,000 with respect to any casualty or other insured damage due to any property or asset,

c.
The Group issues any other shares of stock or equity interests.

d.
The Group receives a contribution from any external third party.

e.
The Group incurs additional debt not permitted under the Comvest Credit Facility

Upon the incurrence of a Prepayment Event, the Group is required to remit 100% of the net cash proceeds received by the Group as a result of such Prepayment Event (defined as a “Mandatory Prepayment”) provided, as it relates to the above definition of a Permitted Receivable Sale Transaction does not exceed $8,000,000 and the proceeds are reinvested into the Group.
Prepayment Premium
In the event that the Group makes a prepayment on the Comvest Credit Facility as a result of the sale or disposition of any receivable portfolios or any other transaction that could trigger an event of default, a Prepayment Premium is required equal to, 5.0% of the outstanding amount of the Comvest Credit Facility if the event occurs within the first year subsequent to closing but before the second year, 4.0% of the outstanding amount of the Comvest Credit facility if the event occurs within the second year subsequent to closing but before the third year, or 2.0% of the outstanding amount of the Comvest Credit facility if the event occurs within the third year subsequent to closing but before the fourth year. No Prepayment Premium applies after the third year subsequent to the closing of the Comvest Credit Facility.
On July 1, 2021, the Loan Parties entered into a First Amendment to the Comvest Credit Facility, which primarily, amended the definition of the Excess Concentration Amount.
On December 15, 2021, the Loan Parties entered into a Second Amendment to the Comvest Credit Facility, which primarily amended the definition of the Excess Concentration Amount and modified the Prepayment Premium.
The Prepayment Premium was amended to change the dates that the Prepayment Premiums are applicable to be from the anniversary of closing to the anniversary of the Second Amendment to the Comvest Credit Facility.
On September 13, 2022, the Loan Parties entered into a Third Amendment to the Loan Agreement, which primarily, amended the definition of a Permitted Receivable Sale Transaction to allow for the sale of certain portfolios and modified the borrowing base calculation to be the sum of (i) the Term Loan outstanding on such date, plus (ii) the Delayed Draw Term Loan outstanding on such date, plus (iii) the Revolving Loan outstanding on such date, minus, the product of (i) the weighted average of the (x) Delayed Draw Term Loan Advance Rate, (y) the Revolving Loan Advance rate, multiplied by (iii) the Excess Concentration Amount, minus (a) reserves, the amount of Reinvestment Cash provided that such amount shall not exceed an amount equal to the lesser of (i) 10% of the Borrowing Base prior to giving effect to this calculation, or $5,000,000, plus (e) the amount of unrestricted cash held by the Group,
Additionally, the Third Amendment to the Comvest Credit Facility amended certain prepayment terms associated with any Prepayment Events. Under the Third Amendment to the Comvest Credit Facility, upon the incurrence of a Prepayment Event, as long as the Group is not in default of the terms of the Comvest Credit Facility, and any sale proceeds withheld from prepayment from the Loan Parties do not exceed

$8,000,000 during any fiscal year and the sale proceeds are reinvested into the Group during the same period, such sale proceeds do not need to be repaid to the Loan Parties.
Lastly, the Third Amendment to the Comvest Credit Facility amended the terms to change the maximum amount of Permitted Sales of the Group’s receivable portfolios to $24,000,000 for the year ended December 31, 2022 and $8,000,000 in any year thereafter, and $35,000,000 during the term of the Comvest Credit Facility.
The Comvest Credit Facility provides for interest at a per annum rate equal to either (i) the base rate or (ii) the LIBOR rate, plus the applicable margin. The base rate is the greater of (a) 2.00% per annum, (b) the Prime Rate as published in the Wall Street Journal, (c) the Federal Funds Effective Rate (as defined) plus .50% per annum, or (d) the sum of (i) the Libor rate loans minus the then effective applicable margin of the base rate loans. The LIBOR rate is the greater of (a) 1.0% per annum or (b) a rate per annum equal to the London interbank offered rate for deposits in Dollars for a period of one month. The applicable margin for base rate loans ranges from 7.00% to 8.5%. The applicable margin for LIBOR rate loans ranges from 8.00% to 9.50%. In the event of a default, the interest shall increase by 2.00% per annum. Under the base rate, interest is payable monthly in arrears on the last business day of each calendar month. Under the LIBOR rate, interest is payable in arrears on the last day of each one-month interest period).
As discussed above, the Comvest Credit Facility provides for interest that is tied to the London Interbank Offering Rate (“LIBOR”). Certain regulatory and government authorities released a set of deadlines for phrasing out the usage of LIBOR and set June 30, 2023 as the formal date of its publication termination. In the U.S., the Alternative Rates Reference Committee has identified the Secured Overnight Financing Rate (“SOFR”) as its preference alternative rate for LIBOR. The Comvest Credit Facility provided that all loans automatically converted to base rate loans if there are no adequate and reasonable means of ascertaining an alternative rate of the LIBOR. During which time, the Administrative Agent and the Loan Parties shall endeavor to establish an alternate rate of interest to the LIBOR. A minimum of 1% will be used for the Loan Agreement if such alternative rate is determined to be less than 1.00%. As of December 31, 2022 and 2021, the Loan Agreement still utilized a LIBOR input.
The effective annual interest rate in 2022 was 11.78% and in 2021 was 10.5%.
Loan prepayments made on or before December 15, 2024 are subject to prepayment premiums, as defined, ranging from 1% to 5%. Required mandatory prepayments related to borrowing base over advances are not subject to prepayment premiums. During 2022 and 2021, the Loan Parties made mandatory principal payments to the Lenders of $15,043,680 and $16,757,310 related to borrowing base over advances. Principal amounts repaid may not be reborrowed on the initial term and delayed draw term loan commitments.
The Credit Facility matures on December 11, 2025 when all outstanding principal and accrued interest thereon is due and payable.
The Credit Facility allows for two incremental loan term commitments (“Incremental Advances”) up to $50,000,000 subject to various restrictions as defined in the Comvest Credit Facility . The terms and conditions of the Incremental Advances are the same as the initial term loan. Proceeds from the Incremental Advances must be used to purchase receivable portfolios.
The Comvest Credit Facility also provides for unused commitment fees of 1.0% per annum on the delayed draw term commitment and 0.5% per annum on the unused revolving loan commitment, payable monthly in arrears. As of December 31, 2022, the unused portion of the delayed draw term commitment and the revolving loan commitment was $0 and $8,337,787, respectively. As of December 31, 2021, the unused portion of the delayed draw term commitment and the revolving loan commitment was $20,000,000 and $10,000,000, respectively
As of December 31, 2022, the Loan Parties owed the Lenders $86,440,086 under the Credit Facility, including accrued interest of $1,020,966. In 2022, interest charged to operations under this Credit Facility was $9,557,303, including unused commitment fees of $160,210. As of December 31, 2021, the Loan Parties owed the Lenders $79,164,426 under the Credit Facility, including accrued interest of $367,838. In 2021, interest charged to operations under this Credit Facility was $5,310,834, including unused commitment fees of $140,972.
The obligations under the Comvest Credit Facility are secured by a first priority lien on substantially all of the Loan Parties’ assets. Additionally, the principal of Credit Card Receivables Fund, Inc. has provided a limited guaranty.
As of December 31, 2022 and 2021, the carrying value of the assets pledged under the Comvest Credit Facility was approximately $106.3 million and $93.8 million.
As of December 31, 2022 and 2021, the Group was in compliance with the loan covenants. On April 3, 2023, pursuant to the fourth amendment to the Comvest Credit Facility (see NOTE 14 — SUBSEQUENT EVENTS), the Group was required to pay its Overadvance of $6,000,000 on April 24, 2023. Such payment did not occur, which represents an event of default under the terms of the agreement. Additionally, the Group was required to submit its audited combined consolidated financial statements to the Agent on April 30, 2023. The Group did not submit its audited combined consolidated financial statements by the deadline, which represents an event of default under the terms of the agreement. On May 16, 2023, Unifund CCR, LLC, Unifund Holdings, LLC and certain affiliates subject to the Comvest Credit Facility executed a fifth amendment to the Comvest Credit Facility. Under the fifth amendment, the Lenders agreed to waive the events of default subject to the satisfaction of the certain administrative conditions, which were satisfied on May 18, 2023. As a result, all parties were in compliance with all debt covenants as of the date of the amendment.
Junior Debt Agreements
On September 28, 2017, Techwoods entered into two Junior Debt Agreements (“Junior Debt”) with RPM Nautical Foundation, Inc., and GR 2002 Trust (“Junior Creditors”). The Junior Debt provided for a term loan in the original principal amount of $10,000,000. The Loan Agreement provides for interest at a per annum rate equal to 11.0% per year, which is payable monthly on the 15th day of every month. The maturity date of the Junior Debt is defined as one year from the termination of the Credit Facility. On June 11, 2021, the Junior Debt Agreements were amended when the member of the Group entered into a subordination agreement with the Junior Creditors to allow for the Junior Debt to be subordinated to the Loan Agreement discussed above. Specifically, all Junior Debt was indicated as subordinated and junior in right and time of payment to the Loan Agreement. As of both December 31, 2022 and 2021, the member owed the Junior Creditors $10,000,000. Total interest incurred associated with the Junior Debt for the years ended December 31, 2022 and 2021 was $1,100,000.
The Junior Debt contains restrictive covenants, including (1) a limitation on parties to which the Group can make distributions, and (2) restrictions on changes in the nature of business, organizational documents, making distributions to its owners, or enter into any transactions conveying any property or assets to its owners. As of December 31, 2022 and 2021, the Group was in compliance with the loan covenants.
Payce Convertible Bridge Note Purchase Agreement
In 2020, Payce, LLC entered into Convertible Bridge Note Purchase Agreements (the “Payce Convertible Notes”) with four existing investors. The Payce Convertible Notes provided for loans in an aggregated principal amount of $700,000. The Payce Convertible Notes were to mature the earlier of six months from the effective date, which could be extended upon written notice by the holder of the Payce Convertible note, or the completion of an Equity Financing. An Equity Financing is defined as a sale, or a series of sales by Payce, LLC in one or more offerings where Payce, LLC would receive gross proceeds of more than $5,500,000. The Payce Convertible Notes provide for interest at a rate of 14.0% per annum. Such Convertible Notes were convertible into membership interests in Payce, LLC at the option of the holder of the Payce Convertible Notes. Upon conversion, the Payce Convertible Notes would convert into a determined number of membership interests in Payce, LLC representing a percentage interest equal to the total outstanding principal and unpaid accrued interest of the notes outstanding as of the date of conversion divided by a discounted enterprise valuation of Payce, LLC in accordance with the terms of the Payce Convertible Notes. One Payce Convertible Note with an outstanding principal balance of $100,000 was converted on September 30, 2020.
On December 31, 2021, two Payce Convertible Notes with an aggregated principal amount of $500,000 and $41,183 of accrued interest were converted into the membership interests in Payce, LLC, representing 2% of total Payce, LLC membership interests.
On October 7, 2022, the remaining Payce Convertible Note with the principal amount of $100,000 was paid in full.
Payce Demand Note
On February 5, 2020, Payce, LLC, entered into a Demand Promissory Note agreement (the “Payce Demand Note”) with a related party and agreed to pay the principal amount received on demand. The Demand Note provides for interest at a rate of 1.6% per annum. At the noteholder’s option, in the event that the Group fails to pay the principal amount outstanding and the interest accrued thereon when so demanded by the noteholder, interest shall accrue thereafter at the rate provided in the agreement plus 5% per annum. No repayment was requested by the noteholder during 2022 and 2021. As of both December 31, 2022 and 2021, the total amount outstanding for the Payce Demand Note was $1,603,629.
Payce Loan Agreement
On October 7, 2020, Payce, LLC, entered into a loan agreement (the “Payce Loan Agreement”) with a related party. The Payce Loan agreement provided for a loan in a principal amount of $50,000. The Payce Loan Agreement is to be repaid based upon the net cash flows of the Payce, LLC legal entity. The Payce Loan Agreement provides for interest at a rate per annum rate equal to 8.0% per year. As of both December 31, 2022 and 2021, the total amount outstanding for the Payce Loan Agreement was $50,000.
Payce Second Loan Agreement
On January 6, 2021, Payce, LLC, entered into a loan agreement (the “Payce Second Loan Agreement”) with a family member of a related party. The Payce Second Loan agreement provided for a loan in a principal amount of $15,000. The Payce Second Loan Agreement is to be repaid based upon the net cash flows of the Payce, LLC legal entity. The Payce Second Loan Agreement provides for interest at a rate per annum rate equal to 8.0% per year. As of December 31, 2022 and 2021, the total amount outstanding on the Payce Second Loan Agreement was $15,000.
Prior Loan Agreement
On September 29, 2017, Unifund CCR, LLC, as Borrowing Agent, and certain affiliates within the Group (collectively, the “Borrowing Group”), entered into a Credit and Guaranty Agreement (“Prior Loan Agreement”) with AB Private Credit Investors LLC, as Administrative Agent (“Prior Lenders”), for a total senior and secured credit facility (“Prior Credit Facility”) of $80,000,000. Loan proceeds were used to (i) repay existing indebtedness, (ii) fund certain closing distributions, (iii) pay costs associated with the financing, and (iv) fund receivable portfolio acquisitions and related acquisition direct expenses.
The Agreement was amended and restated several times between July 10, 2018, and June 4, 2021. The Agreement as amended and restated, among other things, provided for an additional credit facility of $40,000,000, allowed for the joinder of an additional lender, Crestline Specialty Lending II, L.P., provided for additional restrictive covenants, modified certain financial covenants, provided certain one-time waivers of several designated defaults, waived the mandatory prepayment of the loans due to borrowing base deficiencies, amended the computation of prepayment premiums, increased the per annum applicable margin on both the Eurodollar rate loans and base rate loans, and required the owners to contribute capital of $1,000,000 in 2019.
The Prior Loan Agreement provided for interest at a per annum rate equal to either (i) the base rate or (ii) the Eurodollar rate. The Borrowing Group had the option to select the interest rate in periods ranging from one month to six months. The base rate, as amended, was the greater of (a) 4.00% per annum. The

Eurodollar rate, as amended, was the greater of (a) 1.0% per annum or (b) the LIBOR for such period (as defined) plus 1.00% per annum, plus the applicable margin of 8.5% per annum. Under the base rate, interest was payable quarterly in arrears on the last business day of each calendar quarter. Under the Eurodollar Rate, interest was payable in arrears on the last day of each interest period (as defined), except in the case of a six-month interest period whereby interest was payable in arrears on the last day of a three month period.
The Prior Loan Agreement provided for scheduled principal payments in quarterly installments equal to 0.25% of the outstanding principal balance commencing on the loan commitment termination date (as defined) through September 29, 2022 (“Maturity Date”) when all outstanding principal and accrued interest thereon was due and payable.
On June 11, 2021, in connection with the new Credit Facility with CCP Agency, LLC, the loan balance due to the Prior Lenders was paid in full, including principal of $77,304,847 and accrued interest of $348,776. Additionally, as required under the Prior Loan Agreement, the borrowing group paid a prepayment premium of $1,546,097 to the Prior Lenders. As of December 31, 2022 and 2021, the Borrowing Group owed the Prior Lenders $0 and $0, respectively.
In 2022 and 2021, interest charged to operations under the Prior Loan Agreement was $0 and $5,579,564, including prepayment premiums, respectively.
Distressed Asset Portfolio IV, LLC Loans
DAP IV Series C entered into a borrowing arrangement on December 11, 2015 for a total of $2,850,000 (the “Series C Loan Agreement”). The Series C Loan Agreement does not have a maturity date. Rather, the Series C Loan Agreement includes mandatory payments based upon the monthly cash flows of DAP IV Series C. Furthermore, the Series C Loan Agreement does not include any restrictive covenants. The interest rate on the Series C Loan Agreement was 12% prior to an amendment on May 23, 2022 as discussed below.
DAP IV Series D entered into a borrowing arrangement on June 29, 2016 for a total of $1,500,000 (the “Series D Loan Agreement”). The Series D Loan Agreement does not have a maturity date. Rather, the Series D Loan Agreement includes mandatory payments based upon the monthly cash flows of DAP IV Series D. Furthermore, the Series D Loan Agreement does not include any restrictive covenants. The interest rate on the Series D Loan Agreement was 13% prior to an amendment on May 23, 2022 as discussed below.
On May 23, 2022 Distressed Asset Portfolio IV, LLC entered into an agreement with certain affiliates to amend the Series C and Series D loan agreements. Such affiliates forgave a portion of the Series C and Series D loan agreements, which the Group recognized as a Gain on forgiveness of loans payable, net, in the combined consolidated statements of operations and comprehensive income (loss). No other terms of the Series C and Series D loan agreements were changed because of this agreement with the exception of the interest rate, which changed to 2.50%.
As discussed in NOTE 3- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, the combined consolidated financial statements of the Group only include four portfolio series of Distressed Asset Portfolio IV, LLC. Distressed Asset Portfolio IV, LLC is not a borrower under the Credit Facility. As of December 31, 2022 and 2021, the carrying value of the assets pledged under the DAP IV loan agreements was approximately $1,977,227 and $2,684,606, respectively.
As of December 31, 2022 and 2021, Distressed Asset Portfolio IV, LLC owed its lenders $1,076,674 and $3,167,275, respectively, including accrued interest of $2,094 and $30,375, respectively. In 2022 and 2021, interest charged to operations under these loan agreements, including participation fees, was $184,823 and $527,513, respectively.

Estimated Maturities on all Notes Payable
Estimated debt maturities follows:
Year ending December 31
2023	$23,188,470
2024	20,233,871
2025	42,710,451
2026	10,198,037
2027	144,959
Thereafter	1,688,635
Less: unamortized finance costs	(4,326,323)
Loans payable, net	$93,838,100
Finance Costs
Finance costs are reported on the accompanying combined consolidated balance sheets as a direct deduction from the outstanding principal balance of debt obligations. Financing costs include the costs incurred in connection with obtaining the loans. Finance costs are amortized using the straight-line method over the term of the respective loan and are reported within interest expense on the accompanying combined consolidated statements of operations and comprehensive income (loss). In 2022 and 2021, the Group incurred finance costs of $0 and $6,669,844, respectively.
In 2022 and 2021, amortization of finance costs for was $1,485,140 and $1,608,017, not inclusive of the loss on extinguishment of debt, respectively. During 2021, in connection with the refinancing of the Prior Credit Facility, the Group incurred a loss on the extinguishment of debt of $2,186,186.
NOTE 9 — FAIR VALUE
The Group uses observable and unobservable inputs to determine the value of its assets and liabilities recorded at fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The three-tier hierarchy for inputs used to measure fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, where applicable, is as follows:

•
Level 1 — Quoted prices in active markets for identical assets or liabilities

•
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

•
Level 3 — No observable pricing inputs in the market

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Group’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The Group effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.
The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due their short-term nature.
Financial Instruments Not Required To Be Carried at Fair Value
In accordance with the disclosure requirements of ASC Topic 825, “Financial Instruments” (“ASC 825”), the table below summarizes fair value estimates for the Company’s financial instruments that are not required to be carried at fair value. The total of the fair value calculations presented does not represent, and should not be construed to represent, the underlying value of the Group.

The carrying amounts in the following table are included in the combined consolidated balance sheets as of December 31, 2022 and 2021:
	December 31, 2022		December 31, 2021
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Investments in Receivable Portfolios, net	$108,932,012	$108,200,000	$96,731,306	$115,100,000
Financial liabilities:
Comvest Credit Facility	$85,419,120	$85,419,120	$78,796,588	$78,796,588
Junior Debt	$10,000,000	$6,707,349	$10,000,000	$6,069,999
Payce Loans Agreements and Demand Note	$1,668,629	$916,613	$1,668,629	$829,514
DAP IV Series C Loan Agreement	$656,595	$508,801	$1,726,900	$1,429,055
DAP IV Series D Loan Agreement	$420,079	$313,244	$1,410,000	$1,179,334
Investment in Receivable Portfolios:
The fair value of investment in receivable portfolios is measured using Level 3 inputs by discounting the estimated future cash flows generated by the Group’s proprietary forecasting models. The key inputs include the estimated future gross cash flow, average cost to collect, and discount rate. The determination of such inputs requires significant judgment, including assessing the assumed market participant’s cost structure, its determination of whether to include fixed costs in its valuation, its collection strategies, and determining the appropriate weighted average cost of capital. The Group evaluates the use of these key inputs on an ongoing basis and refines the data as it continues to obtain better information from market participants in the debt recovery and purchasing business.
Loans Payable
The Group’s Loan Agreements, Credit Facility, Junior Debt, and DAP IV Series C and Series D loans are carried at historical cost. The carrying value of the Credit Facility approximate fair value due to the use of interest rates that are variable that are repriced frequently. The carrying amount of Payce Convertible Bridge Note approximates fair value due to the short-term nature of the interest rate periods. The fair value of the Junior Debt, Payce Loans and Demand Note, and DAP IV Series C and Series D loans is estimated using widely accepted valuation techniques, including discounted cash flow analyses using available market information on discount and borrowing rates with similar terms, maturities, and credit ratings. Accordingly, the Group used Level 2 inputs for these debt instrument fair value estimates.
NOTE 10 — INCOME TAXES
As of December 31, 2022, and 2021, the provision for entity-level income taxes was $459,091 and $153,968, respectively. The Group does not have any material deferred tax assets or liabilities since the Group consists of a number of limited liability corporations and S Corporations. Instead, as pass-through entities, the taxable earnings and/or losses of the companies within the Group are passed through to their owners and are taxed based on the owners personal tax strategies. The Group recognizes a provision for certain state and local business entity-level taxes when it has taxable income.
NOTE 11 — RELATED PARTY TRANSACTIONS
Fee Income
Under collection servicing agreements, the Group receives management fees from affiliated companies for the direct servicing of its portfolios of defaulted consumer receivable accounts. The Group is compensated based on an agreed upon percentage of sales and collections. Under several agreements, the Group is entitled to an increase in its base servicing fee if certain hurdles are achieved (as defined).

During the year ended December 31, 2022 and 2021, management fees of $2,603,080 and $4,070,958, respectively, were earned under these agreements and recorded within Fee income within the combined consolidated statements of operations. At December 31, 2022 and 2021, $1,180 and $3,207, respectively was due from the affiliated companies.
Contingency Fees and Other Collection Costs
Under written agreements, the Group paid contingency fees to an affiliated company based upon an agreed upon percentage of collections. In the years ended December 31, 2022 and 2021, the Group paid contingency fees of $475,511 and $602,132, respectively.
The Group paid certain collection costs to an affiliated company aggregating $0 and $215,769 in the years ended December 31, 2022 and 2021, respectively. At December 31, 2022 and 2021, the Group owed $0 to the affiliated company.
The above costs were recorded within Contingency fee and other collection costs within the combined consolidated statements of operations.
Loans Payable — related parties
For loans owed to related parties, refer to Payce Demand Note, Payce Loan Agreement and Payce Second Loan Agreement as outlined within NOTE 8 — LOANS PAYABLE, NET.
Overhead Reimbursement
For the years ended December 31, 2022 and 2021, the Group received reimbursement for overhead costs from certain non-combined affiliated companies totaling $16,826 and $81,245, respectively. These reimbursements are recorded as an offset to expenses recorded within Other operating expenses in the combined consolidated statements of operations. At December 31, 2022 and 2021, $10,556 and $105,538 was due from the affiliated companies, respectively.
Advances
From time to time, the Group makes non-interest bearing advances to various affiliated companies for general business purposes. The advances are due on demand and reimbursed to the Group. At December 31, 2022 and 2021, $1,864 and $71,402 was due from several affiliated companies, respectively.
Sales
During 2022, the Group entered into ten separate agreements with one affiliated company to sell a combined $8,291,584 of face value of defaulted consumer receivable accounts for $1,158,327. The net gain recognized on the sales was $91,079 and was recorded within Gain on sale of receivable portfolios — related parties within the Group’s combined consolidated statement of operations. At December 31, 2022, $0 was due from the affiliated company.
During 2021, the Group entered into nine separate agreements with one affiliated company to sell a combined $14,669,021 of face value of defaulted consumer receivable accounts $1,332,508. The net gain recognized on the sales was $849,777 which was included within Gain on sale of receivable portfolios — related parties within the combined consolidated statement of operations and comprehensive income (loss). At December 31, 2021, $0 was due from the affiliated company.
Transactions with Owners
Throughout 2021 and 2022, the Group incurred certain vehicle and office-related costs on behalf of one of our owners. The total amount of costs incurred by the Group on behalf of this related party as of and for the years ended December 31, 2022 and 2021 were $150,202 and $64,869, respectively. Such costs are included within Other operating expenses within the Group’s combined consolidated statements of operations and comprehensive income (loss).

On November 8, 2022 and November 29, 2022, DAP IV, LLC made two loans to one of our owners of $88,000 and $150,000, respectively. These loans accrue interest at a simple interest rate of 1.4% annually. If the owner receives any proceeds from any debt or equity financing DAP IV, LLC, the related party must utilize such proceeds to repay any amounts owed, including any interest accrued. As of December 31, 2022, the total amount outstanding on such loans was $88,000 and $150,000, respectively. The total interest recognized as income by the Group associated with these loans for the year ended December 31, 2022 was immaterial to the combined consolidated financial statements. These loans were repaid in full, including any interest accrued by the Group, on April 19, 2023.
NOTE 12 — 401(K) RETIREMENT PLAN
The Group maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code for substantially all employees. The employees may contribute between 1% and 75% of their wages, subject to the IRS limitations. The Group has elected to make matching contributions of 100% of the first 4% of an employee’s compensation. For the years ended December 31, 2022 and 2021, the Group contributed $337,101 and $324,346, respectively.
NOTE 13 — COMMITMENTS AND CONTINGENCIES
Master Servicing Agreement
On May 28, 2003, the Group entered into a Master Servicing Agreement (“MSA”) with Palisades Collections, LLC (“Client”), which was amended and restated on May 11, 2004 and further amended effective June 6, 2006. In accordance with the MSA, the Group receives a servicing fee based on an agreed upon percentage of sales and collections on Client-owned receivable portfolios. Prior to amendment of the MSA in July 2018, as further discussed below, the proceeds from sales and collections are first distributed to the Group for reimbursement of out-of-pocket costs and for its base servicing fee (as defined). Funds are then distributed to the Client in an amount equal to (i) its cost of funds (as defined), and (ii) the original purchase price of the receivable portfolio being serviced. The MSA also provides for a fee premium (as defined) in addition to the Group’s base servicing fee.
Servicing fees earned under this Agreement were $3,235,150 and $3,892,253 in 2022 and 2021, respectively. At December 31, 2022 and 2021, the Group owed the Client $41,438 and $27,889 under this Agreement, respectively.
Effective March 5, 2007, the Group entered into a separate master servicing agreement and management agreement with the Client to service a portfolio of defaulted consumer receivables. In accordance with the master servicing agreement, the Group receives a servicing fee based on an agreed upon percentage of sales and collections. In accordance with the management agreement, the Group receives a participation fee equal to 3% of gross collections on the first $500,000,000 collected increasing to 7% on collections in excess of $500 million. Fees under these agreements were $327,741 and $356,876 in 2022 and 2021, respectively. At December 31, 2022 and 2021, the Group owed the Client $11,489 and $8,326 was due to the Client, respectively.
The Group entered into servicing agreements with several unaffiliated companies (the “Other Clients”), whereby it services and manages the collection of defaulted consumer receivable accounts on behalf of the Other Clients. Under certain agreements, the Group receives a servicing fee based on an agreed upon percentage of collections. While under other servicing agreements, the Group receives an agreed upon share of the revenue collected. During the years ended December 31, 2022 and 2021, management fees of $1,735,309 and $945,054, respectively, were earned under these agreements.
Litigation
The Group is from time to time subject to routine legal claims, proceedings, and regulatory matters, most of which are incidental to the ordinary course of its business. The Group initiates lawsuits against consumers with respect to their acquired defaulted accounts and is occasionally countersued by them in such actions or sued separately arising out of the collection lawsuit. Also, consumers, either individually or as members of a class, may initiate litigation against the Group in which they allege that the Group has violated a state or federal law in the process of collecting on an account.
The Group accrues for potential liability arising from legal proceedings and regulatory matters when it is probable that such liability has been incurred and the amount of the loss can be reasonably estimated to exceed $50,000. This determination is based upon currently available information for those proceedings in which the Group is involved, taking into account its best estimate of such losses for those cases for which such estimates can be made. The Group’s estimate involve significant judgement, given the varying stages of proceedings (including issues regarding class certification and the scope of many of the claims), and the related uncertainty of the potential outcomes of these proceedings.
In making determinations of the likely outcome of pending litigation, the Group considers many factors, including, but not limited to, the nature of the claims, the Group’s experience with similar types of claims, the jurisdiction in which the matter is filed, input from outside legal counsel, the likelihood of resolving the matter through alternative mechanisms, the matter’s current status and the damages sought or demands made. Accordingly, the Group’s estimate will change from time to time, and actual losses could be more or less than the current estimate.
Management has evaluated pending and threatened litigation against the Group as of December 31, 2022 and 2021 and has provided appropriate reserves for probable future legal settlements. During 2022 and 2021, cash payments incurred in the normal course of business of $129,002 and $212,822 were charged to operations, respectively.
On December 23, 2009, a customer filed a lawsuit against the Group, its general partners, its chief executive officer, and collection counsel alleging that the Group sued her to collect an alleged credit card debt past the applicable statute of limitations and without a valid assignment under Ohio law, in violations of the Fair Debt Collection Practices Act (“FDCPA”), Ohio Consumer Sales Practices Act (“OCSPA”), and state law tort claims for fraud, abuse of process, defamation, and conspiracy. In various rulings, the trial court: (1) held that the Group did not sue past the statute of limitations and denied class certification on that basis; (2) dismissed all claims for fraud, abuse of process, defamation, and conspiracy; and (3) certified a one-year FDCPA class on the assignment claim while denying certification of a two-year OCSPA claim. Both sides appealed the class certification decisions. On June 29, 2018, the appellate court affirmed in part, reversed in part, and remanded the decision to certify a one-year FDCPA “assignment” class. On July 30, 2018, the appellate court affirmed the decision to deny certification of a one-year FDCPA “statute of limitations” class. On reconsideration, however, the appellate court decided that Ohio’s borrowing statute applies a shorter statute of limitations than the trial court held, and remanded for further determination. On remand, the trial court certified both classes, which the Group appealed.
In October 2020, with the appeal pending, the parties mediated the case and reached agreement in principle to settle the case for a class fund of $1,625,000, including all damages, attorney fees, class administration costs, and class representative incentive awards.
As of December 31, 2021, the class action settlement payable was $1,617,695, which was included in the Settlements payable in the Group’s combined consolidated balance sheets. A reserve of this settlement was established in prior years and payment for this settlement was remitted in March of 2022. The Group still maintains a reserve for the settlement of two cases as of December 31, 2022, totaling $120,000.
Other Commitments
On March 15, 2002, the Group entered into an employment agreement, effective December 4, 2000, with a former member of senior management (the “Former Employee”) to provide capital formation and business development services. The agreement was terminated and replaced effective January 1, 2006. As part of the agreement, the Former Employee receives an agreed upon percentage of the Group’s management fees from certain affiliated companies. These management fees are eliminated in consolidation (“capital formation commissions”).
Capital formation commissions of $98,245 and $100,669 were charged to operations in 2022 and 2021, respectively. Capital formation commissions are included within Selling expenses on the accompanying combined consolidated statements of operations and comprehensive income (loss).

The Group made advances to this Former Employee under three separate arrangements. Effective January 1, 2017, the interest rate on these advances was revised to 1.97% per annum. The advances made under these arrangements are due on demand and can be withheld from the Former Employee’s future commissions at the Group’s discretion. Effective January 1, 2015, the Group began applying the capital formation commissions otherwise payable to the Former Employee against outstanding advances receivable from the Former Employee.
As of December 31, 2022 and 2021, loan principal of $248,143 and $345,131, was due from the Former Employee, respectively, before allowance for loan losses of $180,236 and $302,576, respectively.
Bond Collateral
As part of the licensing requirements for the Group to conduct business in approximately 40 states, one company within the Group (Unifund CCR, LLC) is required to provide a bond issued by a surety company to secure outstanding obligations.
On August 27, 2019, a $500,000 letter of credit was issued as collateral to Western Surety Company on behalf of the Group. The letter of credit will expire on August 27, 2023. As of December 31, 2022, the letter of credit has not been drawn.
Purchase Agreement
In May 2009, one of the companies included within the Group entered into a purchase agreement (“Agreement”) with an unaffiliated company to purchase defaulted consumer debt. Under the Agreement, the Group is required to make participation payments equal to 50% of its net cash flows (as defined) after the Group recovers the acquisition cost plus a 6% internal rate of return. During 2022 and 2021, the Group made participation payments to the unaffiliated company totaling $53,777 and $44,404, respectively. As of December 31, 2022 and 2021, the Group owed $0 to the unaffiliated company.
Federal Bank of North Omaha Bulk Debt Purchase and Sale Agreement
In September 2022, the Group entered into a Bulk Purchase and Sale Agreement with the First National Bank of Omaha to purchase certain receivable portfolios. This Bulk Purchase and Sale Agreement defined receivable portfolio pools that the Group was to purchase on specifically defined dates. The Group submitted notification to the First National bank of Omaha on January 27, 2023, that the Group would like to initiate the 90 day cancellation notice per the terms of the Bulk Purchase and Sale Agreement.
Long-Term Incentive Plan
On November 1, 2019, the Group adopted a Long-Term Incentive Plan (the “Incentive Plan”), which provides for the grant of a right to participate in certain cash flow distributions of one or more long-term incentive pools, as defined. The long-term incentive pools are tied to covered entities within the Group, as defined. Eligible award recipients are employees of the Group that may receive class one awards and/or class two awards, as defined. The awards may vest immediately upon grant or may vest over time as set forth in the award notice. Awards are generally forfeited without consideration when a participant’s continuous service is terminated with the exception of certain vested class one awards that may, at the discretion of the administrator and pursuant to the Plan, provide for cash settlement upon termination. The Incentive Plan can be suspended or terminated by the administrator at any time.
In connection with the Incentive Plan, the Group entered into a Plan Support Agreement with its Owners, whereby the Owners agreed to fund the Incentive Plan by making payments to the Group to cover related participant compensation costs. As such, any compensation expense paid under the Incentive Plan will be recognized by the Owners. The Group does not expect the Incentive Plan to have an impact on its future results of operations.
NOTE 14 — SUBSEQUENT EVENTS
General
In March 2023, the FDIC was appointed as receiver for Silicon Valley Bank and Signature Bank after they experienced runs on deposits and other liquidity constraints. At the time, Silicon Valley Bank and

Signature Bank were the 16th and 29th largest banks in the United States, respectively, as measured by total assets as of December 31, 2022. Following the failures of Silicon Valley Bank and Signature Bank, on May 1, 2023, First Republic Bank was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. The closures of those banks and adverse developments affecting other banks have resulted in heightened levels of market activity and volatility. While the Group had no direct exposure to the failed institutions, it continues to assess its banking relationships as appropriate. Further, the Group believes it has access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations.
Purchase of Portfolios
In March and April 2023, the Group purchased two portfolios of receivables with face values of $11,998,369 and $11,987,085, consisting of 3,192 and 3,130, and accounts for $1,949,735 and $1,947,901, respectively.
Sale of Portfolios to Affiliates
During 2023, the Group sold sixteen portfolios of receivables to its affiliates with face values totaling $57,863,152, consisting of 12,704 accounts. These portfolios of receivables were sold for a total of $4,826,898.
Judgment Sales
In January, February, March and September 2023, the Group sold receivable portfolios that were in judgment status. The total face value of these receivable portfolios were $105,149,589 for a total proceeds of $5,312,019.
Principal Payments
The Group has made principal payments totaling $10,250,763 during 2023 on its Loan Agreement and Credit Facility (see NOTE 8 — LOANS PAYABLE, NET).
DAP IV has made principal payments of $117,450 on its Series C borrowing and principal payments of $27,529 on its Series D borrowing during 2023.
DAP I Joint Investment Agreements
Distressed Asset Portfolio I, LLC entered into two Joint Investment Agreements with Flock Financial, LLC (“Flock”) on March 31, 2023, and April 19, 2023, to jointly invest in two portfolios of receivables (“Investments”) with a face value of $11,998,369 and $11,987,085, consisting of 3,192 and 3,130 accounts for $1,949,735 and $1,947,901, respectively. In these agreements, the Group and Flock funded 15% and 85% of the purchase price, respectively. The Group acquired and holds the title of these investments and is responsible for collecting payments for the entire portfolio. The Joint Investment Agreements provide for a return amount computed like interest at a rate of 13.5% per annum (“Return”) due and payable to Flock. In conjunction with these agreements, both parties entered into a Security Agreement in which the Group granted the security interests of Investments to Flock as the collateral to secure the payment and performance of all its obligations.
In October and November 2023, DAP I made principal payments totaling $105,337 for the unreturned investment amount owed to Flock under the joint investment agreements.
Comvest Credit Facility Draw
In April and May, 2023, the Group made additional borrowings on its Comvest Credit Facility (see NOTE 8 — LOANS PAYABLE, NET) for a total of $782,696, which comprised of the fourth and fifth amendment fees (discussed below) and additional default interest added to the principal balance..
DAP IV Distribution
On February 28, 2023, DAP IV made a distribution of $841,934 to its Owners which was contributed back to DAP IV to purchase First National Bank of Omaha receivable portfolios.

Comvest Credit Facility Amendment Number Four
On April 3, 2023, the Group entered into the fourth amendment to its Loan Agreement and Credit Facility. This amendment provided for the Group to obtain a Permitted Fourth Amendment Overadvance of no more than $6,000,000. An Overadvance, as defined within the Loan Agreement, refers to amounts outstanding over the maximum amounts allowable under the Group’s Loan Agreement and Credit Facility. Such Permitted Fourth Amendment Overadvance is to continue to the earlier of April 24, 2023, or the date on which the Lenders communicate the end of the Permitted Fourth Amendment Overadvance Period. Simultaneously with the execution of the fourth amendment to the Group’s Loan Agreement and the Comvest Credit Facility, the Group made a nonrefundable payment of $148,966 (the “Fourth Amendment Fee”) to the Group’s lenders, which was added to the principal balance.
Pursuant to the fourth amendment to the Comvest Credit Facility and as discussed above, the Group was required to pay its Overadvance of $6,000,000 on April 24, 2023. Such payment did not occur, which represents an event of default under the terms of the agreement.
Comvest Credit Facility Amendment Number Five
On May 16, 2023, the Group executed a fifth amendment to the Comvest Credit Facility. Under the fifth amendment, the Agent and Lenders waived the identified Designated Events of Default and modified terms related to certain financial and non-financial covenants.
Pursuant to this fifth amendment, the Group was required to close and consummate the SPAC Transaction the earlier to occur of (1) 21 days following receipt of the SEC approval and (2) 81 days following the date on which the definitive and binding SPAC Merger Agreement has been entered into.
Comvest Credit Facility Amendment Number Six
Effective July 17, 2023, the Group executed a sixth amendment to the Comvest Credit Facility. Pursuant to this sixth amendment, the Agent and Lenders waived the identified Designated Events of Default and modified terms related to certain financial and non-financial covenants, including:
Applicable Margin
Pursuant to the sixth amendment to the Comvest Credit Facility, the applicable margin was increased by 1% from 11.5% to 12.5% for SOFR Loans and from 10.5% to 11.5% for Base Rate Loans.
Investment Banker
Pursuant to the sixth amendment to the Comvest Credit Facility, the Group is required to engage and retain an investment banker to advise it on, among other things, a refinancing of the Comvest Credit Facility and certain other transactions.
Budget
Pursuant to the sixth amendment to the Comvest Credit Facility, the Group is required to provide and meet a rolling 13-week operating budget to be tested on a two-week basis with maximum shortfalls.
Required Assignment
Pursuant to the sixth amendment to the Comvest Credit Facility, the deadline to cause the assignment of loans held by certain loan parties to the Comvest Credit Facility was extended to July 28, 2023.
Debt Covenants
Pursuant to the sixth amendment to the Comvest Credit Facility, the definition of Specified Net Cash Flow and the timing of specific debt covenant fulfillments changed. Accordingly, Comvest waived covenants previously established per the previously amended version.

Comvest Credit Facility Amendment Number Seven
On August 21, 2023, the Group executed a seventh amendment to the Comvest Credit Facility and certain modifications were made to the defined terms pursuant to this amendment.
Comvest Credit Facility Amendment Number Eight
On August 30, 2023, the Group entered into the eighth amendment to its Loan Agreement and Credit Facility which expired on September 30, 2023. Pursuant to the eighth amendment, certain Designated Events of Default were identified. The Agent and Lenders waived the Designated Events of Default and modified terms related to certain financial and non-financial covenants, including:
Permitted Overadvance
Under the terms of the executed eighth amendment, any Overadvance that exists under this amendment is an amount not to exceed $2,500,000 at any time for a period continuing through the earlier of September 30, 2023 or the date on which an Agent notifies the Group of the termination of the Eighth Amendment Overadvance Period.
Portfolio Sales
Under the eighth amendment, all net cash proceeds resulting from the sale of any receivables or receivable portfolio received by the Group after the effective date of this amendment shall be used to repay the obligations under the credit facility and for no other purpose without the express prior written consent of the Agent.
Other Milestone Requirements
Under the terms of the executed eighth amendment, on or prior to September 1, 2023, the Group should deliver to its investment banker all informational data requests and other information, documents, and materials requested in connection with a refinancing process. Additionally, on or prior to September 8, 2023, the Group should cause its financial advisor to develop certain documents regarding the financial information of the Group to be submitted to the Agent. Further, on or prior to September 11, 2023, the Group would cause its investment banker to draft certain documents regarding a potential refinancing transaction. Lastly, on or prior to September 18, 2023, the Group should have caused the Group’s investment banker to deliver to the Agent, a form letter with respect to a refinancing transaction, and a written list of prospective financial institutions, lenders, and/or investors known to the Group or its investment banker that might have potential interest in pursuing a refinancing transaction. Upon a future event of default, the Agent might cause the Group or its investment banker to deliver such letter to these prospective financial institutions, lenders, and/or investors.
Minimum Interest Coverage Ratio
Under the terms of the executed eighth amendment, the Minimum Interest Coverage Ratio as of September 30, 2023 was adjusted to be 1.70 to 1.00.
Minimum Liquidity
Under the terms of the executed eighth amendment, the Minimum Liquidity was determined to be at least $500,000 through October 31, 2023, and at all times thereafter to be at least $3,750,000.
Minimum Net Cash Flow
Under the terms of the executed eighth amendment, the Minimum Net Cash Flow was adjusted to be the following:
Date	Amount
May 1, 2023 to August 31, 2023	$(1,000,000)
May 1, 2023 to September 30, 2023	$1,400,000
May 1, 2023 to October 31, 2023	$2,000,000
May 1, 2023 to November 30, 2023	$3,000,000
May 1, 2023 to December 31, 2023	$3,500,000

Minimum Cash Flow
Under the terms of the executed eighth amendment, the Minimum Cash Flow was adjusted to be the following:
Date	Ratio
September 30, 2023	$23,000,000
December 31, 2023	$20,000,000
SPAC Transaction
Pursuant to the eighth amendment, the defined date that a SPAC Transaction had to occur, was September 30, 2023. The Group has not received an amendment to further extend this deadline. This and other identified events of default have caused the Group to be in default on the terms of its Comvest Credit Facility as of the date that these combined consolidated financial statements are issued. For further information, please see NOTE 1: ORGANIZATION AND OPERATIONS.
Business Combination Agreement and Plan of Merger
On May 19, 2023, Unifund Holdings, LLC, entered into a Business Combination Agreement and Plan of Merger (the “Merger Agreement”), by and among Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Credit Card Receivables Fund, Incorporated (“CCRF”), USV, LLC (“USV” and together with Holdings and USV, the “Target Companies”), Everest Consolidator Acquisition Corporation (“Everest”), a Delaware corporation incorporated on March 8, 2021 and Everest Consolidator Sponsor, LLC (“Sponsor”). Pursuant to the terms and conditions of the Merger Agreement, a business combination between Everest and the Group will be effected through the merger of Merger Sub with and into Everest, with Everest surviving the merger as a wholly owned direct subsidiary of New PubCo (the “Merger”).
At the effective time of the Merger, (a) each share of Everest common stock outstanding immediately prior to the effective time of the Merger will be automatically exchanged for one share of common stock of New PubCo, par value $0.0001 per share, on a one-for-one basis, and (b) each outstanding Everest warrant that is outstanding immediately prior to the effective time of the Merger will be converted into a right to acquire the same number of shares of New PubCo Common Stock. The aggregate consideration to be paid in the Business Combination is derived from an aggregate transaction enterprise value of $238 million, apportioned between cash and shares of New PubCo Common Stock, as more specifically set forth in the Business Combination Agreement.
Consummation of the transactions contemplated by the Merger Agreement are subject to satisfaction or waiver of customary conditions of the respective parties, including receipt of required regulatory approvals, receipt of approval from shareholders of each of the company and Everest for consummation of the Merger and certain other actions related thereto by our shareholders.
The Merger Agreement may be terminated prior to the time at which the Merger becomes effective through a number of different scenarios, none of which have occurred as of the date of these financial statements were available to be issued.
If the Business Combination Agreement is validly terminated, none of the parties thereto will have any liability or any further obligation under the Business Combination Agreement, other than for actual fraud or any willful or material breach of the Business Combination Agreement occurring prior to the termination and other than certain exception and except for certain other exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive termination of the Business Combination Agreement. If the Business Combination Agreement is terminated by the Group pursuant to the applicable terms set forth in the Business Combination Agreement and any member of the Group consummates an acquisition transaction, in each case, within twelve months of such termination, then the Group must pay the Everest an amount equal to the greater of (i) $4,000,000 and (ii) four percent of the aggregate fair market value of the consideration paid to the Everest equity holders upon the consummation of the acquisition transaction giving rise to such termination fee (such fee, the “Target Company Termination Fee”); provided that such fee will be capped at the lower of (A) $12,000,000 and (B) all actual documented and out-of-pocket expenses incurred by Everest in connection with the transactions contemplated by the Business Combination Agreement. Payment of the termination fee is subordinated in right and time of payment to indefeasible repayment in full in cash of the Comvest Credit Facility and any refinancing, extension and replacement thereof.

The Unifund Group of Companies
Condensed Combined Consolidated Balance Sheets
As of September 30, 2023 and December 31, 2022
	September 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Cash and cash equivalents	$1,407,999	$4,540,772
Restricted cash	505,995	2,667,448
Due from affiliates	61,475	81,814
Prepaid expenses and other current assets	877,656	1,042,686
Loan receivables – related parties	—	238,000
Investment in receivable portfolios, net	95,828,896	108,295,528
Right of Use Asset, operating leases	541,390	710,316
Property and equipment, net	1,043,562	1,253,722
Total assets	$100,266,973	$118,830,286
LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$2,258,860	$3,401,791
Due to affiliates	462,000	—
Interest payable	1,392,557	1,180,536
Lease liabilities under operating-type leases	541,390	710,316
Lease liabilities under finance-type leases	444,470	546,676
Loans payable, net	88,303,666	92,169,471
Loans payable, net – related parties	1,668,629	1,668,629
Settlements payable	200,000	120,000
Total liabilities	95,271,572	99,797,419
Commitments and Contingencies (Note 16)
Owners’ Equity:
Controlling owners’ equity	4,676,186	18,569,980
Noncontrolling interest in subsidiaries	319,215	462,887
Total owner’s equity	4,995,401	19,032,867
Total liabilities and owners’ equity	$100,266,973	$118,830,286
The accompanying notes are an integral part of the unaudited condensed combined consolidated financial statements.

The Unifund Group of Companies
Condensed Combined Consolidated Statements of
Operations and Comprehensive Loss
For the three months ended September 30, 2023 and 2022
(unaudited)
	For the Three Months Ended
	September 30, 2023	September 30, 2022
Revenues:
Fee income	$1,574,480	$1,525,710
Fee Income – related parties	445,203	698,477
Revenue from receivable portfolios	7,771,835	8,629,045
Gain on sale of receivable portfolios	242,582	59,625
Gain on sale of receivable portfolios – related parties	156,962	46,827
Changes in recoveries	(1,331,040)	(2,303,750)
Total revenues	8,860,021	8,655,935
Operating expenses:
Salaries and wages	3,047,864	2,988,660
Contingency fees and other collection costs	3,456,565	4,258,386
Contingency fees and other collection costs – related parties	72,740	112,459
Court costs (recoveries), net	(37,906)	1,324,952
Legal and other professional fees	1,611,069	889,467
Selling expenses	74,620	117,511
Rent and occupancy expenses	296,193	332,452
Depreciation and amortization	109,667	109,662
Other operating expenses	386,614	433,659
Total operating expenses	9,017,427	10,567,208
Operating loss	(157,406)	(1,911,273)
Other expense:
Interest expense	(5,717,527)	(3,116,563)
Other expense	(9,420)	(38,044)
Gain on forgiveness of loans payable, net	—	—
Total other expense	(5,726,947)	(3,154,607)
Loss before provision for entity-level income taxes	(5,884,353)	(5,065,880)
Provision for entity-level income taxes	(5,659)	(27,496)
Net loss and comprehensive loss	$(5,890,012)	$(5,093,376)
Net loss and comprehensive loss attributable to noncontrolling interests	(48,127)	(41,168)
Net loss and comprehensive loss attributable to controlling owners	$(5,841,885)	$(5,052,208)
The accompanying notes are an integral part of the unaudited condensed combined consolidated financial statements.

The Unifund Group of Companies
Condensed Combined Consolidated Statements of
Operations and Comprehensive Loss
For the Nine months ended September 30, 2023 and 2022
(unaudited)
	For the Nine Months Ended
	September 30, 2023	September 30, 2022
Revenues:
Fee income	$4,685,515	$4,772,097
Fee Income – related parties	1,442,931	2,051,050
Revenue from receivable portfolios	23,642,346	20,834,996
Gain on sale of receivable portfolios	1,744,079	2,333,094
Gain on sale of receivable portfolios – related parties	191,097	485,721
Changes in recoveries	(4,297,737)	5,078,056
Total revenues	27,408,231	35,555,014
Operating expenses:
Salaries and wages	9,240,447	9,151,028
Contingency fees and other collection costs	10,573,470	13,695,609
Contingency fees and other collection costs – related parties	231,870	397,005
Court costs (recoveries), net	437,781	(765,325)
Legal and other professional fees	3,486,761	2,457,533
Selling expenses	385,409	519,823
Rent and occupancy expenses	1,008,983	975,275
Depreciation and amortization	331,680	352,784
Other operating expenses	1,097,574	1,180,841
Total operating expenses	26,793,975	27,964,573
Operating income	614,256	7,590,441
Other (expense) income :
Interest expense	(14,175,441)	(8,967,714)
Other expense	(33,115)	(101,861)
Gain on forgiveness of loans payable, net	—	1,596,972
Total other (expense) income	(14,208,556)	(7,472,603)
Loss before provision for entity-level income taxes	(13,594,300)	117,838
Provision for entity-level income taxes	(118,478)	(120,186)
Net loss and comprehensive loss	$(13,712,778)	$(2,348)
Net loss and comprehensive loss attributable to noncontrolling interests	(143,672)	(126,861)
Net loss and comprehensive loss attributable to controlling owners	$(13,569,106)	$124,513
The accompanying notes are an integral part of the unaudited condensed combined consolidated financial statements.

The Unifund Group of Companies
Condensed Combined Consolidated Statement of Changes in Owners’ Equity
For the three months ended September 30, 2023 and 2022
(unaudited)
	Three Months Ended September 30, 2022
	Controlling Owners’ Equity	Noncontrolling Interest in Subsidiaries	Total Owners’ Equity
Balance as of June 30, 2022	$21,608,508	$567,125	$22,175,633
Net loss	(5,052,208)	(41,168)	(5,093,376)
Contributions	—	—	—
Distributions	(532,423)	—	(532,423)
Balance as of September 30, 2022	$16,023,877	$525,957	$16,549,834
	Three Months Ended September 30, 2023
	Controlling Owners’ Equity	Noncontrolling Interest in Subsidiaries	Total Owners’ Equity
Balance as of June 30, 2023	$10,235,910	$367,342	$10,603,252
Net loss	(5,841,885)	(48,127)	(5,890,012)
Contributions	282,161	—	282,161
Distributions	—	—	—
Balance as of September 30, 2023	$4,676,186	$319,215	$4,995,401
The accompanying notes are an integral part of the unaudited condensed combined consolidated financial statements.

The Unifund Group of Companies
Condensed Combined Consolidated Statement of Changes in Owners’ Equity
For the nine months ended September 30, 2023 and 2022
(unaudited)
	Nine Months Ended September 30, 2022
	Owners’ Equity (deficit)	Noncontrolling Interest in Subsidiaries	Total Owners’ Equity
Balance as of December 31, 2021	$18,413,625	$652,818	$19,066,443
Net income (loss)	124,513	(126,861)	(2,348)
Contributions	10,000		10,000
Distributions	(2,524,261)		(2,524,261)
Balance as of September 30, 2022	$16,023,877	$525,957	$16,549,834
	Nine Months Ended September 30, 2023
	Owners’ Equity (deficit)	Noncontrolling Interest in Subsidiaries	Total Owners’ Equity
Balance as of December 31, 2022	$18,569,980	$462,887	$19,032,867
Net income (loss)	(13,569,106)	(143,672)	(13,712,778)
Contributions	520,346		520,346
Distributions	(845,034)		(845,034)
Balance as of September 30, 2023	$4,676,186	$319,215	$4,995,401
The accompanying notes are an integral part of the unaudited condensed combined consolidated financial statements.

The Unifund Group of Companies
Condensed Combined Consolidated Statement of Cash Flows
For the nine months ended September 30, 2023 and 2022
(unaudited)
	For the Nine Months Ended
	September 30, 2023	September 30, 2022
OPERATING ACTIVITIES
Net loss	$(13,712,778)	$(2,348)
Adjustments to reconcile net loss to net cash and restricted cash:
Depreciation and amortization	331,680	352,784
Amortization of financing costs	1,064,666	1,113,854
Loss on extinguishment of debt	1,328,084	—
Gain on loans payable	—	(1,596,972)
Changes in expected future recoveries	4,297,737	(5,078,056)
Other non-cash items	—	169,148
Changes in assets and liabilities:
Prepaid expenses and other current assets	165,030	(171,304)
Due to/from affiliates	482,339	56,215
Loan receivables – related parties	238,000	—
Accounts payable and accrued expenses	(1,142,931)	(400,123)
Interest payable	212,021	(156,672)
Settlement payable	80,000	(1,617,838)
Net cash used in operating activities	(6,656,152)	(7,331,312)
INVESTING ACTIVITIES
Acquisition of receivable portfolios	(3,897,636)	(21,195,597)
Collections applied to investment in receivable portfolios, net	12,066,531	21,682,249
Acquisition of fixed assets	(13,495)	—
Net cash provided by investing activities	8,155,400	486,652
FINANCING ACTIVTIES
Proceeds from loan payable	4,095,686	14,675,914
Principal payments on loans payable	(10,354,241)	(12,254,886)
Principal payments on finance leases	(210,231)	(434,589)
Distributions	(845,034)	(2,524,258)
Contributions	520,346	10,000
Net cash used in financing activities	(6,793,474)	(527,819)
Net decrease in cash and restricted cash	(5,294,226)	(7,372,479)
Cash and restricted cash – beginning	7,208,220	13,894,168
Cash and restricted cash – ending	$1,913,994	$6,521,689
Supplemental disclosure of cash flow information:
Cash paid for interest	$10,634,213	$7,913,873
Cash paid for entity-level income taxes	522,314	135,069
Supplemental schedule of non-cash investing and financing activities:
Set up of operating lease right of use assets and lease liabilities	$—	$916,750
Set up of finance lease right of use assets and lease liabilities	—	342,417
Property and equipment acquired through finance lease	112,912	248,938
As reported within the unaudited condensed combined consolidated balance sheets:
Cash	$1,407,999	$6,015,671
Restricted cash	505,995	506,018
Total cash and restricted cash as presented in the balance sheet	$1,913,994	$6,521,689
The accompanying notes are an integral part of the unaudited condensed combined consolidated financial statements.

The Unifund Group of Companies
NOTES TO THE CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
NOTE 1 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES
Unifund Holdings, LLC and subsidiaries, and entities under common control, USV, LLC, Unifund Corporation, Distressed Asset Portfolio I, LLC (“DAP I”), Distressed Asset Portfolio IV, LLC (“DAP IV”) (Series A, B, C, and D), and Payce, LLC (collectively, the “Unifund Group of Companies” or the “Group”), with the exception of Payce, LLC, primarily acquire, collect, sell and service portfolios of defaulted consumer credit card receivable accounts purchased from banks, savings and loan institutions and other financial institutions throughout the United States. The Group also manages third-party owned portfolios, in addition to providing data analytics and account-decisioning services on client portfolios. Payce, LLC provides a rewards program that helps customers to pay down their outstanding debt or earn cash back on everyday spending.
Effective September 15, 2022, certain assets owned by Credit Card Receivables Fund, Incorporated, and ZB Limited Partnership, were contributed to Unifund Holdings, LLC and USV, LLC as part of an upstream acquisition in a transaction among entities under common control. These assets primarily included those investments in receivable portfolios and other related assets. The contributed assets were recognized by Unifund Holdings, LLC and USV, LLC at Credit Card Receivables Fund, Incorporated and ZB Limited Partnership’s historical basis due to the entities being under common control. The contribution of the assets was an asset contribution that did not result in a change in the reporting entity. As a result, the contributed assets were initially recognized at the date of the transfer at their carrying amounts in the accounts of Credit Card Receivables Fund, Incorporated and ZB Limited Partnership and presented prospectively as of that date. Prior to September 15, 2022, each of the entities contributed to Unifund Holdings, LLC and USV, LLC were directly and/or indirectly owned commonly, in all material respects, by Credit Card Receivables Fund, Incorporated and ZB Limited Partnership, and/or their respective principals.
Payce, LLC is a limited liability company. The amended and restated operating agreement of Payce, LLC establishes this legal entity as being under common control with the other legal entities within the Group. As of both September 30, 2023 and December 31, 2022, the Group retains an ownership in Payce, LLC of 72%. As of September 30, 2022, the Group retains an ownership in Payce, LLC of 83%.
Distressed Asset Portfolio IV, LLC (“DAP IV”) is a limited liability company included within the Group that establishes a separate portfolio series for the acquisition of certain portfolios. The four of the entity’s portfolio series, including DAP IV, A, B, C, and D (the “DAP IV letter series”) is owned 75% by Credit Card Receivables Fund Incorporated and 25% by ZB Limited Partnership, and thus is under common control with the other legal entities within the Group. The DAP IV letter series will be acquired by the Group, as part of the proposed business combination, while the DAP IV number series (including DAP IV Series 86), which is held by third parties or related parties of the Group through the Class B membership interest of DAP IV, will not.
Management has determined that the financial condition and the results of operations of this entity, for reporting in the combined consolidated financial statements, are more accurately represented by combining the DAP IV letter series as the Group is responsible and receives the benefit for all collections associated with any receivable portfolios associated with these within the series, including, but not limited to, the execution of collection strategies and the incurrence of any related court costs.
Given the Group is not responsible and does not receive the benefit for collections associated with any receivable portfolios associated within the DAP IV number series (including DAP IV Series 86), they have been specifically excluded from these combined consolidated financial statements.
The accompanying condensed combined consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the

SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed combined consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented. All significant intercompany balances and transactions have been eliminated in consolidation.
The accompanying condensed combined consolidated financial statements should be read in conjunction with the Group’s audited financial statements and notes thereto as of and for the years ended December 31, 2022 and 2021 located elsewhere in this proxy/prospectus. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Significant Accounting Policies
There have been no changes to our significant accounting policies described within the Notes to the Group’s combined consolidated financial statements as of and for the years ended December 31, 2022 and 2021.
Restricted Cash
Amounts included in restricted cash represent both an escrow account and a letter of credit. The escrow account was required under an agreement with a lender. The funds in the escrow account are used to acquire receivable portfolios and/or to make principal payments. The letter of credit represents an amount pledged as collateral as required by a surety company as part of licensing requirements to conduct business in approximately 40 states.
Recently Released Accounting Pronouncements Not Yet Adopted
In March of 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The objective of the guidance in Topic 848 is to provide temporary relief during the transition period. The FASB included a sunset provision within Topic 848 based on expectations of when the London Interbank Offered Rate (LIBOR) would cease being published. At the time that ASU 2020-04 was issued, the UK Financial Conduct Authority (FCA) had established its intent that it would no longer be necessary to persuade, or compel, banks to submit to LIBOR after December 31, 2021. As a result, the sunset provision was set for December 31, 2022, 12 months after the expected cessation date of all currencies and tenors of LIBOR. In March 2021, the FCA announced that the intended cessation date of the overnight 1-, 3-, 6-, and 12-month tenors of USD LIBOR would be June 30, 2023, which is beyond the current sunset date of Topic 848. Because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, the FASB issued ASU 2022-06, Reference Rate Report (Topic 848): Deferral of the Sunset Date of Topic 848. The amendments in this ASU defer the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848.
Pursuant to the fifth amendment to the Comvest Credit Facility (as outlined within NOTE 11 —  LOANS PAYABLE, NET), any LIBOR input to the total calculation of interest per annum rate is to be based upon the Secured Overnight Financing Rate (“SOFR”) subsequent to the execution of the fifth amendment, or May 17, 2023.We believe the adoption of ASU2020-04 will not have a material impact on the Group’s financial statements and related disclosures.
The Group does not believe any other recently issued, but not yet adopted accounting pronouncements will have a material impact on the Group’s financial statements.
NOTE 2 — GOING CONCERN
As of September 30, 2023, the Group had cash and cash equivalents of $1,407,999 and loans payable outstanding of $89,979,808. In addition, the Group’s total notes payable as of December 14, 2023 is

$90,090,402 as of December 15, 2023. The Group is currently in default of the terms of its Comvest Credit Facility. Due to the significant amount due under this credit facility, this condition raises substantial doubt about the Group’s ability to continue as a going concern within one year after the date that these combined consolidated financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Group be unable to continue as a going concern.
As of the date of this evaluation, the Group has nonbinding commitment letters with separate external lenders that would provide for funding beyond what is currently outstanding under the Group’s current credit facility. This funding would extinguish the Group’s Comvest Credit Facility and provide the Group with significant incremental liquidity. The Group cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
NOTE 3 — PLAN OF MERGER
On May 19, 2023, Unifund Holdings, LLC, entered into a Business Combination Agreement and Plan of Merger (the “Merger Agreement”), by and among Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Credit Card Receivables Fund, Incorporated (“CCRF”), USV, LLC (“USV” and together with Holdings and USV, the “Target Companies”), Everest Consolidator Acquisition Corporation (“Everest”), a Delaware corporation incorporated on March 8, 2021 and Everest Consolidator Sponsor, LLC (“Sponsor”). Pursuant to the terms and conditions of the Merger Agreement, a business combination between Everest and the Group will be effected through the merger of Merger Sub with and into Everest, with Everest surviving the merger as a wholly owned direct subsidiary of New PubCo (the “Merger”).
At the effective time of the Merger, (a) each share of Everest common stock outstanding immediately prior to the effective time of the Merger will be automatically exchanged for one share of common stock of New PubCo, par value $0.0001 per share, on a one-for-one basis, and (b) each outstanding Everest warrant that is outstanding immediately prior to the effective time of the Merger will be converted into a right to acquire the same number of shares of New PubCo Common Stock. The aggregate consideration to be paid in the Business Combination is derived from an aggregate transaction enterprise value of $238 million, apportioned between cash and shares of New PubCo Common Stock, as more specifically set forth in the Business Combination Agreement.
Consummation of the transactions contemplated by the Merger Agreement are subject to satisfaction or waiver of customary conditions of the respective parties, including receipt of required regulatory approvals, receipt of approval from shareholders of each of the company and Everest for consummation of the Merger and certain other actions related thereto by our shareholders.
The Merger Agreement may be terminated prior to the time at which the Merger becomes effective through a number of different scenarios, none of which have occurred as of the date of these financial statements were available to be issued.
If the Business Combination Agreement is validly terminated, none of the parties thereto will have any liability or any further obligation under the Business Combination Agreement, other than for actual fraud or any willful or material breach of the Business Combination Agreement occurring prior to the termination and other than certain exception and except for certain other exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive termination of the Business Combination Agreement. If the Business Combination Agreement is terminated by the Group pursuant to the applicable terms set forth in the Business Combination Agreement and any member of the Group consummates an acquisition transaction, in each case, within twelve months of such termination, then the Group must pay the Everest an amount equal to the greater of (i) $4,000,000 and (ii) four percent of the aggregate fair market value of the consideration paid to the Everest equity holders upon the consummation of the acquisition transaction giving rise to such termination fee (such fee, the “Target Company Termination Fee”); provided that such fee will be capped at the lower of (A) $12,000,000 and (B) all actual documented and out-of-pocket expenses incurred by Everest in connection with the transactions contemplated by the Business Combination Agreement. Payment of the termination fee is subordinated in right and time of payment to indefeasible repayment in full in cash of the Comvest Credit Facility and any refinancing, extension and replacement thereof.
NOTE 4 — CONCENTRATION RISKS
Concentration of Supply Risk
A significant percentage of the Group’s portfolio purchases for any given fiscal quarter or year may be concentrated with a few large sellers. During the nine months ended September 30, 2023 and 2022, one seller accounted for 100% and 13%, respectively, of our portfolio purchases. During the nine months ended September 30, 2022, another of our large sellers accounted for 81% of our portfolio purchases.
A significant decrease in the volume of purchases available from the sellers noted above on terms acceptable to us would force us to seek alternative sources to be purchase portfolios of charged-off accounts. In doing so, the Group may be unable to find alternative sources from which to purchase charged-off accounts, and even if we could successfully replace these purchases, the search could take time and the accounts could be of lower quality, cost more, or both, any of which could adversely affect our business, financial condition and operating results.
Concentration of Customer Risk
The Group primarily sells its receivable portfolios to a concentrated group of customers. Customer A represented 56% and 85% of total portfolios sales for both the nine months ended September 30, 2023 and 2022, respectively. Customer B, which is a related party, represented 42% and 13% of total portfolios sales for both the nine months ended September 30, 2023 and 2022, respectively. During both the nine months ended September 30, 2023 and 2022, no gain recognized on sale of receivable portfolios to any customer accounted for more than 10% of total revenue.
The Group continues to assess any trends and uncertainties associated with this concentrated group of customers and expects to be able to continue to execute this sale strategy throughout 2023. If the Group is unable to sell its receivable portfolios to these purchasers, a decline in the revenues may occur, which could adversely affect our operating results.
NOTE 5 — SEGMENT REPORTING
Management has determined that the Group has one reportable segment, which is principally the business of acquiring, collecting, selling, and servicing portfolios of defaulted consumer credit card receivable accounts purchased from banks, savings and loan institutions and other financial institutions throughout the United States. As of both September 30, 2023 and December 31, 2022, all the Group’s assets were located in the United States.
NOTE 6 — EARNINGS PER SHARE
Basic and diluted earnings per share would be computed by dividing net income attributable to the Owners’ for the three and nine months ended September 30, 2023 and 2022 by the weighted-average number of shares of common stock or potential common stock outstanding for those periods. There were no shares of common stock or potential common stock outstanding for the three and nine months ended September 30, 2023 or 2022. Therefore, no earnings per share information has been presented for any periods.
NOTE 7 — INVESTMENT IN RECEIVABLE PORTFOLIOS, NET
The Group accounts for investments in receivable portfolios as purchased credit deteriorated (“PCD”) assets in accordance with the Current Expected Credit Loss methodology (“CECL”) pursuant to ASC 326 Financial Instruments — Credit Losses.

The following table summarizes the changes in the balance of the investment in receivable portfolios, net during the periods presented:
	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Balance, beginning of period	$100,356,449	$98,920,234	$108,295,528	$96,441,238
Purchases of receivable portfolios(1)	—	9,232,989	3,897,636	21,195,597
Collections applied to investment in receivables portfolios, net(2)	(3,196,513)	(4,816,831)	(12,066,529)	(21,682,249)
Changes in recoveries(3)	(1,331,040)	(2,303,750)	(4,297,737)	5,078,056
Carrying value, ending	$95,828,896	$101,032,642	$95,828,896	$101,032,642

(1)
The table below provides the detail on the establishment of negative allowance for expected recoveries of portfolios purchased during the periods presented:

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Purchase price	$—	$9,232,989	$3,897,636	$21,195,597
Allowance for credit losses	—	33,790,847	14,804,488	139,240,789
Amortized cost	—	43,023,836	18,702,124	160,436,386
Noncredit discount	—	12,556,615	5,283,330	28,722,759
Face Value	—	55,580,451	23,985,454	189,159,145
Write-off of amortized cost	—	(43,023,836)	(18,702,124)	(160,436,386)
Write-off of noncredit discount	—	(12,556,615)	(5,283,330)	(28,722,759)
Negative allowance	—	9,232,989	3,897,636	21,195,597
Negative allowance for expected recoveries – current period purchases	$—	$9,232,989	$3,897,636	$21,195,597

(2)
Collections applied to investment in receivables portfolios, net, is calculated as follows:

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Cash collections	$11,873,662	$14,425,603	$39,060,646	$47,771,798
Less – amounts classified to revenue from receivable portfolios	(7,771,835)	(8,629,045)	(23,642,346)	(20,834,996)
Less – amounts classified to court cost recoveries	(505,771)	(873,275)	(1,416,595)	(2,435,737)
Less – Gain on sale of receivable portfolios	(242,582)	(59,625)	(1,744,079)	(2,333,094)
Less – Gain on sale of receivable portfolios – related parties	(156,961)	(46,827)	(191,097)	(485,721)
Collections applied to investment in receivable portfolios, net	$3,196,513	$4,816,831	$12,066,529	$21,682,250

(3)
Changes in recoveries is calculated as follows during the periods subsequent to the adoption of CECL, where recoveries include cash collections (less funds deemed reimbursement of costs), sales of accounts underlying pools, and other cash considerations:

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Recoveries above (below) forecast	$(434,993)	$439,513	$912,593	$6,071,915
Changes in expected future recoveries	(896,048)	(2,743,263)	(5,210,330)	(993,859)
Changes in recoveries	$(1,331,040)	(2,303,750)	(4,297,737)	5,078,056
Recoveries above or below forecast represent over and under-performance in the reporting period, respectively. During the nine months ended September 30, 2023 and 2022, the Group’s collections over-performed compared to forecasts by approximately $0.9 million and $6.1 million, respectively. During the three months ended September 30, 2023 and 2022, the Group’s collections (under-performed) over-performed compared to forecasts by approximately ($0.4) million and $0.4 million, respectively.
The Group’s investment in receivable portfolios transferred to held-for-sale classification from held-for-investment classification and subsequently sold during the respective periods indicated comprised of the below. There were no receivable portfolios classified as held-for-sale as of September 30, 2023 or 2022.
	Nine months ended September 30,
	2023	2022
Credit loss expense(1)	$(3,567,940)	$(2,523,149)
Fair value adjustment(2)	5,312,019	4,856,243
Net gain(loss) on sale	$1,744,079	$2,333,094
	Nine months ended September 30,
	2023	2022
Credit loss expense(1)	$(3,630,914)	$(270,131)
Fair value adjustment(2)	3,822,010	755,852
Net gain(loss) on sale- related parties	$191,097	$485,721
	Three months ended September 30,
	2023	2022
Credit loss expense(1)	$(619,479)	$(18,684)
Fair value adjustment(2)	862,060	78,310
Net gain(loss) on sale	$242,581	$59,626
	Three months ended September 30,
	2023	2022
Credit loss expense(1)	$(1,046,501)	$173,278
Fair value adjustment(2)	1,203,462	(126,451)
Net gain(loss) on sale- related parties	$156,961	$46,827

(1)
Represents the reversal, in earnings, of the amortized cost basis or negative allowance previously recorded on the investment in receivable portfolios being reclassified to held-for-sale.

(2)
Represents the estimated fair value of the investment in receivable portfolios being transferred to held-for-sale classification, or the negotiated sales price of the investment in receivable portfolios due to the minimal amount of time between the determination to classify the Group’s portfolios as held-for-sale and execution of the sale.

NOTE 8 — COURT COSTS (RECOVERIES), NET
The Group incurs court costs related to collection efforts for two distinct portfolios of non-performing loans: those serviced for others and those held for the Group’s own account.
Receivable portfolios serviced for others
Under certain portfolio management agreements related to non-performing loans with affiliates and third-party customers, the Group bears the initial responsibility for court costs as they are incurred. Under these agreements, the Group can recover its court costs if it successfully collects on those loans. The Group cannot predict recovery amounts before funds are collected, and its right to recover these costs isn’t effective until collection. Hence, court costs are expensed when incurred and recoveries are recognized when realized and are presented in the consolidated statements of operations and comprehensive income (loss) under “Court costs (recoveries), net.” If an agreement doesn’t specify how court costs are shared, then the customer bears the cost.
Receivable portfolios owned by the Group
With regards to the non-performing assets held for the Group’s own account, the credit card agreements with the underlying borrowers generally entitle the Group to collect from the borrower court costs incurred in pursuit of collection. The court costs can be recovered through judgments issued under the following two scenarios.
1)   Court costs recoveries are specifically awarded
When a judgment specifically awards court costs, collected recovery amounts are recorded when received directly in the “Court costs (recoveries), net” line item in the statement of operations. These amounts are included in the “Court costs recovered” line item in the table summarizing court costs incurred and recovered as outlined below but are specifically excluded from both the “Cash collections” line item and the “amounts classified to court cost recoveries” in the table which provides the details on the “Collections applied to investment in receivables portfolios, net” within NOTE 7 —  INVESTMENT IN RECEIVABLE PORTFOLIOS, NET.
2)   Legal fees are awarded without specifying the recovery of court costs
If a judgments award legal fees but does not address court costs, collected amounts are first attributed to recoup the Group’s court costs, considering that legal fees encompass these costs. Amounts collected in excess of previously incurred court costs are credited against the Group’s investment in receivable portfolios. These collections are included in “Cash collections,” the portion equating to recovered court costs is recognized in “Court costs (recoveries), net” and hence deducted from “Collections applied to investment in receivable portfolios, net,” providing a reconciliation in “amounts classified to court cost recoveries” within NOTE 7 — INVESTMENT IN RECEIVABLE PORTFOLIOS, NET.
In our combined consolidated statements of operations and comprehensive income (loss), we report “Court costs (recoveries), net,” which reflects the dynamics of court costs for receivable portfolios owned by the Group. These costs are initially expensed when incurred, and any subsequent recoveries are recognized when realized upon actual receipt.
The following table summarizes court costs incurred and recovered during the three and nine months ended September 30, 2023 and 2022:
	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Court costs incurred	$628,665	$2,294,711	$2,622,482	$2,672,398
Court costs recovered	(666,571)	(969,759)	(2,184,701)	(3,437,723)
Court costs (recoveries), net	$(37,906)	$1,324,952	$437,781	$(765,325)

The following reconciliation illustrates the differences between the “Court costs recovered” in the table above and the “amounts classified to court cost recoveries” in the table within NOTE 7 — INVESTMENT IN RECEIVABLE PORTFOLIOS, NET:
	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Recoveries of court costs related to the Group’s own accounts, which legal fees are awarded without specifying court costs (as outlined within NOTE 7 – INVESTMENT IN RECEIVABLE PORTFOLIOS, NET)	$(505,771)	$(873,275)	$(1,416,595)	$(2,435,737)
Recoveries of court costs related to the Group’s own accounts, which are specifically awarded on judgments	(136,486)	(72,719)	(685,844)	(917,730)
Recoveries of court costs related to our portfolio management services	(24,314)	(23,765)	(82,262)	(84,256)
Court costs recovered	$(666,571)	$(969,759)	$(2,184,701)	$(3,437,723)
NOTE 9 — PROPERTY AND EQUIPMENT, NET
Property and equipment, net consist of the following as of September 30, 2023 and December 31, 2022:
	September 30, 2023	December 31, 2022
Computer equipment and software leases	$1,975,761	$1,867,736
Office and computer equipment	181,996	181,996
Furniture and fixtures	86,261	86,261
Computer software	2,365,916	2,365,916
Leasehold improvements	577,134	563,639
Vehicles	292,609	292,609
	5,479,677	5,258,157
Less: accumulated depreciation	(4,436,115)	(4,104,435)
Total property and equipment, net	$1,043,562	$1,253,722
Depreciation expense charged to operations was $109,667 and $331,680 for the three and nine months ended September 30, 2023, respectively. Depreciation expense charged to operations was $109,662 and $352,784 for the three and nine months ended September 30, 2022, respectively.
NOTE 10 — LEASES
The majority of the Group’s leases are for corporate offices, classified as operating leases, and information technology equipment, classified as finance leases.

The components of lease expense were as follows for the three and nine months ended September 30, 2023 and 2022:
	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Operating lease costs(1)	$71,659	$71,659	$214,978	$214,978
Finance lease costs
Depreciation of ROU assets	70,642	51,851	210,730	134,419
Interest on lease liabilities	4,948	5,317	15,583	12,083
Total lease costs	$147,249	$128,827	$441,291	$361,480

(1)
Operating lease expenses are included in rent and occupancy expenses in the Group’s condensed combined consolidated statements of operations and comprehensive income (loss). Costs include short term and variable lease components, which were not material for the periods presented.

Maturities of lease liabilities under non-cancelable leases as of September 30, 2023 are summarized as follows:
	Finance Leases	Operating Leases	Total
Remainder of 2023	$63,794	$71,659	$135,453
2024	172,473	286,637	459,110
2025	122,470	238,864	361,334
2026	64,736	—	64,736
2027	42,248	—	42,248
Thereafter	—	—	—
Total undiscounted lease payments	465,721	597,160	1,062,881
Less: imputed interest	(21,251)	(55,770)	(77,021)
Total lease liabilities	$444,470	$541,390	$985,860
NOTE 11 — LOANS PAYABLE, NET
Comvest Credit Facility
On June 11, 2021, Unifund CCR, LLC, as Borrower, Unifund Holdings, LLC, Credit Card Receivables Fund, Inc., ZB Limited Partners, and certain affiliates within the Group, as guarantors, (collectively, the “Loan Parties”), entered into a Credit Agreement (“Comvest Credit Facility”) with CCP Agency, LLC, as Administrative Agent (“Agent”), and a syndicate of lenders (“Lenders”) named therein for a total senior and secured credit facility (“Credit Facility”) of $125,553,898. On July 1, 2021, December 15, 2021, and September 13, 2022, the Loan Parties entered into the First, Second and Third Amendments to the Comvest Credit Facility, respectively.
The Credit Facility consists of (a) an initial term loan commitment of $95,553,898 (the “Term Loan”), (b) a delayed draw term loan commitment of $20,000,000 and (c) a revolving loan commitment of $10,000,000. Loan proceeds from the initial term loan commitment were used to (i) repay the prior indebtedness with AB Private Credit Investors LLC, (ii) fund certain fees and expenses associated with the repayment of the prior indebtedness, (iii) pay costs associated with the Credit Facility, and (iv) fund general corporate purposes of the Loan Parties. Loan proceeds from the delayed draw term loan commitment and the revolving loan commitments must be used to fund permitted portfolio acquisitions and pay fees associated with the respective loan advance closing. The Comvest Credit Facility is guaranteed by an owner of Unifund Holdings, LLC.
The total amount available under the Comvest Credit Facility is outlined within the agreement and is defined as the Borrowing Base, which is based upon the Group’s eligible receivable portfolios that it owns as of each respective borrowing date. The Borrowing Base is defined as, on any date of determination, the sum of:

a.
The Term Loan Borrowing Base, which is defined as an amount equal to the product of (i) the Term Loan Advance Rate (defined as 75% which may be reduced in certain situations) multiplied by (ii) the Term Loan Forecasted Net Collections. The Term Loan Forecasted Net Collections is defined as the net present value of the aggregate amount of total forecasted gross cash collections on the Group’s receivable portfolios, net of collection costs, that the Group anticipates to receive in the next sixty months from the date of the agreement.

b.
The Delayed Draw Borrowing Base, which is defined as an amount equal to the product of (i) the applicable Delayed Draw Term Loan Advance Rate (defined as 75% which may be reduced in certain situations) multiplied by (ii) the aggregate amount of the Delayed Draw Term Loan Forecasted Net Collections. Delayed Draw Term Loan Forecasted Net Collections is defined as the net present value of the aggregate total of the forecasted cash collections of the Group’s eligible portfolio receivables the Group anticipates to receive in the next sixty-six months.

c.
The Revolving Loan Borrowing Base on such date.

Less:

a.
The product of the weighted average of the Delayed Draw Term Loan Advance Rate, the Revolving Loan Advance Rate, and the Term Loan Advance Rate, multiplied by the Excess Concentration Amount, which is defined as the sum of the net collections attributable to certain of the Group’s receivable portfolios.

b.
The Reserves, as established by the Agent, which are established at the Agent’s discretion

Plus:

a.
The amount of Reinvestment Cash, provided that on the date of calculation, it shall not exceed the lesser of (i) ten percent (10%) of the Borrowing Base prior to giving effect to this clause and (ii) $5,000,000.

b.
The amount of unrestricted cash held by the Group.

Comvest Credit Facility Restrictive Covenants
The Comvest Credit Facility includes restrictive covenants on the Group. These include:
Minimum Interest Coverage
The Group must maintain a minimum interest coverage ratio as outlined below. The minimum interest coverage ratio is defined as the ratio of earnings before interest, taxes, depreciation, and amortization to total interest expense for the twelve months ended. The ratio, as defined, is required to be the following for the periods presented:
Date	Ratio
September 30, 2023	2.25 to 1.00
December 31, 2023	2.50 to 1.00
March 31, 2024	2.50 to 1.00
June 30, 2024	2.50 to 1.00
September 30, 2024	2.50 to 1.00
December 31, 2024	2.50 to 1.00
March 31, 2025	2.50 to 1.00
June 30, 2025	2.50 to 1.00
September 30, 2025	2.50 to 1.00

Minimum Liquidity
The Group must have a minimum liquidity at the last day of each calendar month of $3,750,000. Minimum Liquidity is defined as (a) the amount of immediately available and unrestricted cash on hand of the Loan Parties on deposit in a bank account in the United States that is subject to a control agreement plus, (b) the difference, but only if a positive number, of (i) the amount of the cash balance of the designated escrow account minus (ii) the amount equal to the difference, but only if a positive number, of (x) the outstanding Principal balance of the Term Loan minus (y) the sum of the amounts of certain defined components of Borrowing Base.
Minimum Tangible Net Worth
The Group must have a Minimum Tangible Net Worth, defined as the difference between the sum of the total equity of the Group, minus the book value of any intangible assets and the cost of any treasury shares outstanding, of at least the following as of each date:
Date	Ratio
September 30, 2023	$(46,000,000)
December 31, 2023	$(44,000,000)
March 31, 2024	$(42,000,000)
June 30, 2024	$(35,000,000)
September 30, 2024	$(35,000,000)
December 31, 2024	$(35,000,000)
March 31, 2025	$(35,000,000)
June 30, 2025	$(35,000,000)
September 30, 2025	$(35,000,000)
Minimum Cash Flow
The Group must have minimum cash flows of at least the following for the prior twelve months period ending for each of the periods presented. Minimum Cash Flow, which is a non-GAAP measure, is defined as the difference of (a) EBITDA, minus (b) cash payments made by the Loan Parties in such period with respect to unfinanced capital expenditures permitted under this agreement. Capitalized expenditure means all expenditures for tangible and other assets, including all amounts paid or accrued in connection with the purchase or lease of any machinery, equipment, real property, improvements to real property, or any other tangible or other asset which are required, in accordance with GAAP, to be capitalized.
Date	Ratio
September 30, 2023	$28,000,000
December 31, 2023	$29,000,000
March 31, 2024	$29,000,000
June 30, 2024	$29,000,000
September 30, 2024	$29,000,000
December 31, 2024	$29,000,000
March 31, 2025	$29,000,000
June 30, 2025	$29,000,000
September 30, 2025	$29,000,000
The Comvest Credit Facility also included specific definitions of transactions that are allowable or not allowable under the agreement:
Permitted Receivable Sale Transaction
The Group can only make permitted receivable sales as long as the sale price is approved by the Agent. The maximum amount of Permitted Sales of the Group’s receivable portfolios, as amended, cannot exceed

$24,000,000 for the year ended December 31, 2022 and $8,000,000 in any year thereafter, and $35,000,000 during the term of the Comvest Credit Facility.
Prepayment Event
A Prepayment Event is defined as:

a.
The Group receives net cash proceeds in excess of $250,000 for the sale, transfer, or disposition of property, including a Permitted Receivable Sale Transaction.

b.
The Group receives net cash proceeds in excess of $250,000 with respect to any casualty or other insured damage due to any property or asset,

c.
The Group issues any other shares of stock or equity interests.

d.
The Group receives a contribution from any external third party.

e.
The Group incurs additional debt not permitted under the Comvest Credit Facility

Upon the incurrence of a Prepayment Event, the Group is required to remit 100% of the net cash proceeds received by the Group as a result of such Prepayment Event (defined as a “Mandatory Prepayment”) provided, as it relates to the above the definition of a Permitted Receivable Sale Transaction does not exceed $8,000,000 and the proceeds are reinvested into the Group. If the Group is not in default of the terms of the Comvest Credit Facility, such sale proceeds do not need to be repaid to the Loan Parties.
Prepayment Premium
As amended, in the event that the Group makes a prepayment on the Comvest Credit Facility as a result of the sale or disposition of any receivable portfolios or any other transaction that could trigger an event of default, a Prepayment Premium is required equal to, 5.0% of the outstanding amount of the Comvest Credit Facility if the event occurs within the first year subsequent to the date of the Second Amendment but before the second year, 4.0% of the outstanding amount of the Comvest Credit facility if the event occurs within the second year subsequent to the date of the Second Amendment but before the third year, or 2.0% of the outstanding amount of the Comvest Credit facility if the event occurs within the third year subsequent to the date of the Second Amendment but before the fourth year. No Prepayment Premium applies after the third year subsequent to the date of the Second Amendment of the Comvest Credit Facility.
As of December 31, 2022, the Loan Parties were in compliance with the loan covenants.
Comvest Credit Facility Amendment Number Four
On April 3, 2023, the Group entered into the fourth amendment to its Loan Agreement and Credit Facility. This amendment provided for the Group to obtain a Permitted Fourth Amendment Overadvance of no more than $6,000,000. An Overadvance, as defined within the Loan Agreement and Credit Facility refers to amounts outstanding over the maximum amounts allowable under the Group’s Loan Agreement and Credit Facility. Such Permitted Fourth Amendment Overadvance was to continue to the earlier of April 24, 2023, or the date on which the Lenders communicate the end of the Permitted Fourth Amendment Overadvance Period. Simultaneously with the execution of the fourth amendment to the Group’s Loan Agreement and Credit Facility, the Group made a nonrefundable payment of $148,966 (the “Fourth Amendment Fee”) to the Group’s lenders which was added to the principal balance.
Comvest Credit Facility Amendment Number Five
On May 16, 2023, the Group executed a fifth amendment to the Comvest Credit Facility. Under the fifth amendment, the Agent and Lenders waived the identified Designated Events of Default and modified terms related to certain financial and non-financial covenants.
Pursuant to this fifth amendment, the Group was required to close and consummate the SPAC Transaction the earlier to occur of (1) 21 days following receipt of the SEC approval and (2) 81 days following the date on which the definitive and binding SPAC Merger Agreement has been entered into.

Comvest Credit Facility Amendment Number Six
Effective July 17, 2023, the Group executed a sixth amendment to the Comvest Credit Facility. Pursuant to this sixth amendment, the Agent and Lenders waived the identified Designated Events of Default and modified terms related to certain financial and non-financial covenants, including:
Applicable Margin
Pursuant to the sixth amendment to the Comvest Credit Facility, the applicable margin was increased by 1% from 11.5% to 12.5% for SOFR Loans and from 10.5% to 11.5% for Base Rate Loans.
Investment Banker
Pursuant to the sixth amendment to the Comvest Credit Facility, the Group is required to engage and retain an investment banker to advise it on, among other things, a refinancing of the Comvest Credit Facility and certain other transactions.
Budget
Pursuant to the sixth amendment to the Comvest Credit Facility, the Group is required to provide and meet a rolling 13-week operating budget to be tested on a two-week basis with maximum shortfalls.
Required Assignment
Pursuant to the sixth amendment to the Comvest Credit Facility, the deadline to cause the assignment of loans held by certain loan parties to the Comvest Credit Facility was extended to July 28, 2023.
Debt Covenants
Pursuant to the sixth amendment to the Comvest Credit Facility, the definition of Specified Net Cash Flow and the timing of specific debt covenant fulfillments changed. Accordingly, Comvest waived covenants previously established per the previously amended version.
Comvest Credit Facility Amendment Number Seven
On August 21, 2023, the Group executed a seventh amendment to the Comvest Credit Facility and certain modifications were made to the defined terms pursuant to this amendment.
Comvest Credit Facility Amendment Number Eight
On August 30, 2023, the Group entered into the eighth amendment to its Loan Agreement and Credit Facility which expired on September 30, 2023. Pursuant to the eighth amendment, certain Designated Events of Default were identified. The Agent and Lenders waived the Designated Events of Default and modified terms related to certain financial and non-financial covenants, including:
Permitted Overadvance
Under the terms of the executed eighth amendment, any Overadvance that exists under this amendment is an amount not to exceed $2,500,000 at any time for a period continuing through the earlier of September 30, 2023 or the date on which an Agent notifies the Group of the termination of the Eighth Amendment Overadvance Period.
Portfolio Sales
Under the eighth amendment, all net cash proceeds resulting from the sale of any receivables or receivable portfolio received by the Group after the effective date of this amendment shall be used to repay the obligations under the credit facility and for no other purpose without the express prior written consent of the Agent.

Other Milestone Requirements
Under the terms of the executed eighth amendment, on or prior to September 1, 2023, the Group should deliver to its investment banker all informational data requests and other information, documents, and materials requested in connection with a refinancing process. Additionally, on or prior to September 8, 2023, the Group should cause its financial advisor to develop certain documents regarding the financial information of the Group to be submitted to the Agent. Further, on or prior to September 11, 2023, the Group would cause its investment banker to draft certain documents regarding a potential refinancing transaction. Lastly, on or prior to September 18, 2023, the Group should have caused the Group’s investment banker to deliver to the Agent, a form letter with respect to a refinancing transaction, and a written list of prospective financial institutions, lenders, and/or investors known to the Group or its investment banker that might have potential interest in pursuing a refinancing transaction. Upon a future event of default, the Agent might cause the Group or its investment banker to deliver such letter to these prospective financial institutions, lenders, and/or investors.
Minimum Interest Coverage Ratio
Under the terms of the executed eighth amendment, the Minimum Interest Coverage Ratio as of September 30, 2023 was adjusted to be 1.70 to 1.00.
Minimum Liquidity
Under the terms of the executed eighth amendment, the Minimum Liquidity was determined to be at least $500,000 through October 31, 2023, and at all times thereafter to be at least $3,750,000.
Minimum Net Cash Flow
Under the terms of the executed eighth amendment, the Minimum Net Cash Flow was adjusted to be the following:
Date	Amount
May 1, 2023 to August 31, 2023	$(1,000,000)
May 1, 2023 to September 30, 2023	$1,400,000
May 1, 2023 to October 31, 2023	$2,000,000
May 1, 2023 to November 30, 2023	$3,000,000
May 1, 2023 to December 31, 2023	$3,500,000
Minimum Cash Flow
Under the terms of the executed eighth amendment, the Minimum Cash Flow was adjusted to be the following:
Date	Ratio
September 30, 2023	$23,000,000
December 31, 2023	$20,000,000
Pursuant to the eighth amendment, the defined date that a SPAC Transaction had to occur, was September 30, 2023. The Group has not received an amendment to further extend this deadline. This and other identified events of default have caused the Group to be in default on the terms of its Comvest Credit Facility as of the date that these condensed combined consolidated financial statements are issued. See NOTE 2: GOING CONCERN for further information.
Interest Rate
The Comvest Credit Facility provides for interest at a per annum rate equal to either (i) the base rate or (ii) the LIBOR rate, plus the applicable margin. The base rate is the greater of (a) 2.00% per annum, (b) the Prime Rate as published in the Wall Street Journal, (c) the Federal Funds Effective Rate (as defined)

plus .50% per annum, or (d) the sum of (i) the Libor rate loans minus the then effective applicable margin of the base rate loans. The LIBOR rate is the greater of (a) 1.0% per annum or (b) a rate per annum equal to the London interbank offered rate for deposits in Dollars for a period of one month. The applicable margin for base rate loans ranges from 7.00% to 8.5%. The applicable margin for LIBOR rate loans ranges from 8.00% to 9.50%. In the event of a default, the interest shall increase by 2.00% per annum. Under the base rate, interest is payable monthly in arrears on the last business day of each calendar month. Under the LIBOR rate, interest is payable in arrears on the last day of each one-month interest period).
Pursuant to this fifth amendment, any LIBOR input to the total calculation of interest per annum rate is to be based upon a SOFR rate subsequent to the execution of the fifth amendment, or May 17, 2023.
The effective annual interest rate for the nine months ended September 30, 2023 and 2022 was 16.14% and 11.01%, respectively. The effective annual interest rate for the three months ended September 30, 2023 and 2022 was 18.75 % and 11.79%, respectively.
Loan prepayments made on or before December 15, 2024 are subject to prepayment premiums, as defined, ranging from 1% to 5%. Required mandatory prepayments related to borrowing base over advances are not subject to prepayment premiums. During the nine months ended September 30, 2023 and 2022, the Loan Parties made mandatory principal payments to the Lenders of $10,250,763 and $11,736,117, respectively. During the three months ended September 30, 2023 and 2022, the Loan Parties made mandatory principal payments to the Lenders of $2,147,828 and $5,411,287, respectively. The mandatory principal payments related to borrowing base over advances. Principal amounts repaid may not be reborrowed on the initial term and delayed draw term loan commitments.
The Credit Facility matures on December 11, 2025 when all outstanding principal and accrued interest thereon is due and payable.
The Credit Facility allows for two incremental loan term commitments (“Incremental Advances”) up to $50,000,000 subject to various restrictions as defined in the Comvest Credit Facility if allowable under the restrictive. The terms and conditions of the Incremental Advances are the same as the initial term loan. Proceeds from the Incremental Advances must be used to purchase receivable portfolios.
The Comvest Credit Facility also provides for unused commitment fees of 1.0% per annum on the delayed draw term commitment and 0.5% per annum on the unused revolving loan commitment, payable monthly in arrears. As of September 30, 2023, the unused portion of the delayed draw term commitment and the revolving loan commitment were both $0. As of December 31, 2022, the unused portion of the delayed draw term commitment and the revolving loan commitment was $0 and $8,337,787, respectively.
As of September 30, 2023, the Loan Parties owed the Lenders $77,139,915 under the Credit Facility, including accrued interest of $1,188,862. During the three and nine months ended September 30, 2023, interest charged to operations under this Credit Facility was $ 3,728,637 and $10,697,740, respectively, including unused commitment fees of $0 and $15,857, respectively. As of December 31, 2022, the Loan Parties owed the Lenders $86,440,086 under the Credit Facility, including accrued interest of $1,020,066. During the three and nine months ended September 30, 2022, interest charged to operations under this Credit Facility was $2,439,754 and $6,786,266, respectively, including unused commitment fees of $35,989 and $140,971, respectively.
The obligations under the Comvest Credit Facility are secured by a first priority lien on substantially all of the Loan Parties’ assets. Additionally, the principal of Credit Card Receivables Fund, Inc. has provided a limited guaranty.
As of September 30, 2023 and December 31, 2022, the carrying value of the assets pledged under the Comvest Credit Facility was approximately $93.0 million and $96.8 million.
Junior Debt Agreements
On September 28, 2017, Techwoods entered into two Junior Debt Agreements (“Junior Debt”) with RPM Nautical Foundation, Inc., and GR 2002 Trust (“Junior Creditors”). The Junior Debt provided for a term loan in the original principal amount of $10,000,000. The Loan Agreement provides for interest at a per annum rate equal to 11.0% per year, which is payable monthly on the 15th day of every month. The maturity date of the Junior Debt is defined as one year from the termination of the Credit Facility. On June 11, 2021, the Junior Debt Agreements were amended when the member of the Group entered into a subordination agreement with the Junior Creditors to allow for the Junior Debt to be subordinated to the Loan Agreement discussed above. Specifically, all Junior Debt was indicated as subordinated and junior in right and time of payment to the Loan Agreement. As of both September 30, 2023 and December 31, 2022, the member owed the Junior Creditors $10,000,000. Total interest incurred associated with the Junior Debt for the nine months ended September 30, 2023 and 2022 was $825,000. Total interest incurred associated with the Junior Debt for the three months ended September 30, 2023 and 2022 was $275,000.
The Junior Debt contains restrictive covenants, including (1) a limitation on parties to which the Group can make distributions, and (2) restrictions on changes in the nature of business, organizational documents, making distributions to its owners, or enter into any transactions conveying any property or assets to its owners. As of September 30, 2023 and December 31, 2022, the Group was in compliance with the loan covenants.
Payce Convertible Bridge Note Purchase Agreement
In 2020, Payce, LLC entered into Convertible Bridge Note Purchase Agreements (the “Payce Convertible Notes”) with four existing investors. The Payce Convertible Notes provided for loans in an aggregated principal amount of $700,000. The Payce Convertible Notes were to mature the earlier of six months from the effective date, which could be extended upon written notice by the holder of the Payce Convertible note, or the completion of an Equity Financing. An Equity Financing is defined as a sale, or a series of sales by Payce, LLC in one or more offerings where Payce, LLC would receive gross proceeds of more than $5,500,000. The Payce Convertible Notes provide for interest at a rate of 14.0% per annum. Such Convertible Notes were convertible into membership interests in Payce, LLC at the option of the holder of the Payce Convertible Notes. Upon conversion, the Payce Convertible Notes would convert into that number of membership interests in Payce, LLC representing a percentage interest equal to the total outstanding principal and unpaid accrued interest of the notes outstanding as of the date of conversion divided by $24,000,000 if one note is converted, or $22,800,000 if all Payce Convertible notes are converted. One Payce Convertible Note with an outstanding principal balance of $100,000 was converted on September 30, 2020.
On December 31, 2021, two Payce Convertible Notes with an aggregated principal amount of $500,000 and $41,183 of accrued interest were converted into the membership interests in Payce, LLC, representing 2% of total Payce, LLC membership interests.
On October 7, 2022, the remaining Payce Convertible Note with the principal amount of $100,000 was paid in full.
Payce Demand Note
On February 5, 2020, Payce, LLC, entered into a Demand Promissory Note agreement (the “Payce Demand Note”) with a related party and agreed to pay the principal amount received on demand. The Demand Note provides for interest at a rate of 1.6% per annum. At the noteholder’s option, in the event that the Group fails to pay the principal amount outstanding and the interest accrued thereon when so demanded by the noteholder, interest shall accrue thereafter at the rate provided in the agreement plus 5% per annum. No repayment was requested by the noteholder during the three and nine months ended September 30, 2023 and 2022. As of both September 30, 2023 and December 31, 2022, the total amount outstanding for the Payce Demand Note was $1,603,629.
Payce Loan Agreement
On October 7, 2020, Payce, LLC, entered into a loan agreement (the “Payce Loan Agreement”) with a related party. The Payce Loan agreement provided for a loan in a principal amount of $50,000. The Payce Loan Agreement is to be repaid based upon the net cash flows of the Payce, LLC legal entity. The Payce Loan Agreement provides for interest at a rate per annum rate equal to 8.0% per year. As of both September 30, 2023 and December 31, 2022, the total amount outstanding for the Payce Loan Agreement was $50,000.

Payce Second Loan Agreement
On January 6, 2021, Payce, LLC, entered into a loan agreement (the “Payce Second Loan Agreement”) with a family member of a related party. The Payce Second Loan agreement provided for a loan in a principal amount of $15,000. The Payce Second Loan Agreement is to be repaid based upon the net cash flows of the Payce, LLC legal entity. The Payce Second Loan Agreement provides for interest at a rate per annum rate equal to 8.0% per year. As of September 30, 2023 and December 31, 2022, the total amount outstanding on the Payce Second Loan Agreement was $15,000.
Distressed Asset Portfolio IV, LLC Loans
DAP IV Series C entered into a borrowing arrangement on December 11, 2015 for a total of $2,850,000 (the “Series C Loan Agreement”). The Series C Loan Agreement does not have a maturity date. Rather, the Series C Loan Agreement includes mandatory payments based upon the monthly cash flows of DAP IV Series C. Furthermore, the Series C Loan Agreement does not include any restrictive covenants. The interest rate on the Series C Loan Agreement was 12% prior to an amendment on May 23, 2022 as discussed below.
DAP IV Series D entered into a borrowing arrangement on June 29, 2016 for a total of $1,500,000 (the “Series D Loan Agreement”). The Series D Loan Agreement does not have a maturity date. Rather, the Series D Loan Agreement includes mandatory payments based upon the monthly cash flows of DAP IV Series D. Furthermore, the Series D Loan Agreement does not include any restrictive covenants. The interest rate on the Series D Loan Agreement was 13% prior to an amendment on May 23, 2022 as discussed below.
On May 23, 2022, Distressed Asset Portfolio IV, LLC entered into an agreement with certain affiliates to amend the Series C and Series D loan agreements. Such affiliates forgave a portion of the Series C and Series D loan agreements, which the Group recognized as a Gain on forgiveness of debt in the combined consolidated statements of operations and comprehensive loss. No other terms of the Series C and Series D loan agreements were changed because of this agreement with the exception of the interest rate, which changed to 2.50%.
As of September 30, 2023 and December 31, 2022, the carrying value of the assets pledged under the DAP IV loan agreements was approximately $2,820,734 and $1,799,983 respectively.
As of September 30, 2023 and December 31, 2022, Distressed Asset Portfolio IV, LLC owed its lenders $974,885 and $1,076,674, respectively, including accrued interest of $1,690 and $2,094, respectively. During the nine months ended September 30, 2023 and 2022, interest charged to operations under these loan agreements, including participation fees, was $19,154 and $178,021, respectively. During the three months ended September 30, 2023 and 2022, interest charged to operations under these loan agreements, including participation fees, was $7,388 and $7,032, respectively.
DAP I Joint Investment Agreements
Distressed Asset Portfolio I, LLC entered into two Joint Investment Agreements with Flock Financial, LLC (“Flock”) on March 31, 2023, and April 19, 2023, to jointly invest in two portfolios of receivables (“Investments”) with a face value of $11,998,369 and $11,987,085, consisting of 3,192 and 3,130 accounts for $1,949,735 and $1,947,901, respectively. In these agreements, the Group and Flock funded 15% and 85% of the purchase price, respectively. The Group acquired and holds the title of these investments and is responsible for collecting payments for the entire portfolio. The Joint Investment Agreements provide for a return amount computed like interest at a rate of 13.5% per annum (“Return”) due and payable to Flock. In conjunction with these agreements, both parties entered into a Security Agreement in which the Group granted the security interests of Investments to Flock as the collateral to secure the payment and performance of all its obligations.
In accordance with the agreements, the Group shall pay a monthly management fee (the “Management Fee”) to Flock as compensation for certain management and other advisory services in connection with the Investment. Each monthly Management Fee shall be an amount equal to 1% of the investment revenue received by the Group in connection with the Investment during the applicable calendar month.

The agreement requires the Group to transfer proceeds (“Investment Proceeds”) to Flock on a monthly basis. The Investment Proceeds is defined as all proceeds received in respect of the Investment, in excess of expenses incurred to service the Investment, Management Fee and reasonable reserves agreed by both parties. Each month, Investment Proceeds will be paid in the following priority: (i) first, 100% to Flock in proportion to and to the extent of its respective Return amount (ii) second, 100% to the Flock in proportion to and to the extent of its respective unreturned investment amount; and (iii) thereafter, 5% to Flock and 95% to the Group. In the event the Group fails to remit Investment Proceeds within ten days of the final day of each calendar month or, if such tenth day is not a business Day, the next following business Day, the Group will be charged a penalty of $2,500 per day that such remittance is late. Mandatory payments are made to reduce the unreturned investment amount to 75%, 50%, 25% and 0%, respectively after 7 months, 14 months, 21 months, and 28 months from the date of the agreement.
Due to the fact that the Group has significant continuing involvement in the generation of future cash flows due to Flock, pursuant to ASC 470-10-25-2, the Group has reflected any future commitments to Flock associated with these joint investment agreements as a Loan Payable.
The carrying values of these two portfolio receivables acquired under the joint investment agreements were recorded within the Investment in receivable portfolios, net in the condensed combined consolidated balance sheets. As of September 30, 2023, the carrying value of these two receivables portfolios, which were pledged under the agreement as collateral, was $4,283,708.
The unreturned investment amount owed to Flock under the joint investment agreements was reflected within Loans payable, net in the combined consolidated balance sheets. As of September 30, 2023, the unreturned investment amount owed to Flock was $3,312,991. Total interest incurred associated with this Joint Investment Agreements for the nine months ended September 30, 2023 was $159,914. Total interest incurred associated with this Joint Investment Agreements for the three months ended September 30, 2023 was $42,791.
Estimated Maturities on all Loans Payable
As of September 30, 2023, estimated debt maturities for the next five years and thereafter are as follows:
Remainder of 2023	$21,551,143
2024	24,856,090
2025	33,419,178
2026	10,209,580
2027	163,398
Thereafter	1,706,479
Less: unamortized finance costs	(1,933,573)
Loans payable, net, including related parties	$89,972,295
Finance Costs
Finance costs are reported on the accompanying condensed combined consolidated balance sheets as a direct deduction from the outstanding principal balance of debt obligations. Financing costs include the costs incurred in connection with obtaining the loans. Finance costs are amortized using the straight-line method over the term of the respective loan and are reported within interest expense on the accompanying condensed combined consolidated statements of operations and comprehensive income (loss). During the nine months ended September 30, 2023 and 2022, the Group did not incur and capitalize any finance costs.
In the seventh amendment to the Comvest Credit Facility dated August 21, 2023, one of the Lenders of this syndicated loan was replaced. The Group has accounted for the replacement of this lender as a partial extinguishment of debt. Pursuant to ASC 470 Debt, the finance costs associated with the portion extinguished was expensed immediately, included in the interest expense within the combined consolidated financial statements. During the nine months ended September 30, 2023, the Group incurred a loss on the extinguishment of debt of $1,328,084 in connection with the replacement of one of Lenders under Comvest Credit Facility.
During the nine months ended September 30, 2023 and 2022, amortization of finance costs was $1,064,666 and $1,113,854, respectively, not inclusive of the loss on extinguishment of debt. During the three months ended September 30, 2023 and 2022, amortization of finance costs was $322,096 and $371,284, respectively, not inclusive of the loss on extinguishment of debt.
NOTE 12 — FAIR VALUE
The Group uses observable and unobservable inputs to determine the value of its assets and liabilities recorded at fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions. The three-tier hierarchy for inputs used to measure fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, where applicable, is as follows:

•
Level 1 — Quoted prices in active markets for identical assets or liabilities

•
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities

•
Level 3 — No observable pricing inputs in the market

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Group’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. The Group effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.
The carrying values of cash and cash equivalents, accounts payable, accrued expenses, amounts included in other current assets, and current liabilities that meet the definition of a financial instrument, approximate fair value due their short-term nature.
Financial Instruments Not Required To Be Carried at Fair Value
In accordance with the disclosure requirements of ASC Topic 825, “Financial Instruments” (“ASC 825”), the table below summarizes fair value estimates for the Company’s financial instruments that are not required to be carried at fair value. The total of the fair value calculations presented does not represent, and should not be construed to represent, the underlying value of the Group.
The carrying amounts in the following table are included in the condensed combined consolidated balance sheets as of September 30, 2023 and December 31, 2022:
	September 30, 2023		December 31, 2022
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Investments in Receivable Portfolios, net	$95,828,896	$100,900,000	$105,303,026	$108,200,000
Financial liabilities:
Comvest Credit Facility	$75,951,053	$75,951,053	$85,420,020	$85,420,020
Junior Debt	$10,000,000	$7,234,337	$10,000,000	$6,707,349
Payce Loans Agreements and Demand Note	$1,668,629	$987,888	$1,668,629	$916,613
DAP IV Series C Loan Agreement	$575,145	$458,486	$656,595	$508,801
DAP IV Series D Loan Agreement	$398,050	$303,401	$420,079	$313,244
DAP I Joint Investment Loans	$3,312,991	$2,924,684	—	—

Investment in Receivable Portfolios:
The fair value of investment in receivable portfolios is measured using Level 3 inputs by discounting the estimated future cash flows generated by the Group’s proprietary forecasting models. The key inputs include the estimated future gross cash flow, average cost to collect, and discount rate. The determination of such inputs requires significant judgment, including assessing the assumed market participant’s cost structure, its determination of whether to include fixed costs in its valuation, its collection strategies, and determining the appropriate weighted average cost of capital. The Group evaluates the use of these key inputs on an ongoing basis and refines the data as it continues to obtain better information from market participants in the debt recovery and purchasing business.
Loans Payable
The Group’s Credit Facility, Junior Debt, Payce Loans and Demand Note, DAP IV Series C and Series D loans, and DAP I joint investment loan are carried at historical cost. The carrying value of the Credit Facility approximates fair value due to the use of interest rates that are variable that are repriced frequently. The fair value of the Junior Debt, Payce Loans and Demand Note, DAP IV Series C and Series D loans and DAP I Joint Investment loans is estimated using widely accepted valuation techniques, including discounted cash flow analyses using available market information on discount and borrowing rates with similar terms, maturities, and credit ratings. Accordingly, the Group used Level 2 inputs for these debt instrument fair value estimates.
NOTE 13 — INCOME TAXES
During the nine months ended September 30, 2023 and 2022, the provision for entity-level income taxes was $118,478 and $120,186, respectively. During the three months ended September 30, 2023 and 2022, the provision for entity-level income taxes was $5,659 and $27,496, respectively. The Group does not have any material deferred tax assets or liabilities since the Group consists of a number of limited liability companies and S Corporations. Instead, as pass-through entities, the taxable earnings and/or losses of the companies within the Group are passed through to their owners and are taxed based on the owners personal tax strategies. The Group recognizes a provision for certain state and local business entity-level taxes when it has taxable income.
NOTE 14 — RELATED PARTY TRANSACTIONS
Fee Income
Under collection servicing agreements, the Group receives management fees from affiliated companies for the direct servicing of its portfolios of defaulted consumer receivable accounts. The Group is compensated based on an agreed upon percentage of sales and collections. Under several agreements, the Group is entitled to an increase in its base servicing fee if certain hurdles are achieved (as defined).
During the nine months ended September 30, 2023 and 2022, management fees of $1,442,931 and $2,051,050, respectively, were earned under these agreements. During the three months ended September 30, 2023 and 2022, management fees of $445,203 and $698,477 respectively, were earned under these agreements. These management fees were recorded within Fee income — related parties within the condensed combined consolidated statements of operations and comprehensive income (loss). As of September 30, 2023 and December 31, 2022, $2,319 and $1,180, respectively were due from the affiliated companies and included within Due from affiliates within the condensed combined consolidated balance sheets.
Contingency Fees
Under written agreements, the Group paid contingency fees and other related collection costs to an affiliated company based upon an agreed upon percentage of collections. During the nine months ended September 30, 2023 and 2022, the Group paid contingency fees and other related collection costs of $231,870 and $397,005, respectively. During the three months ended September 30, 2023 and 2022, the Group paid contingency fees and other related collection costs of $72,740 and $112,459, respectively.

The above costs were recorded within Contingency fee and other collection costs — related parties within the condensed combined consolidated statements of operations and comprehensive income (loss).
Loans Payable — related parties
For loans owed to related parties, refer to Payce Demand Note, Payce Loan Agreement and Payce Second Loan Agreement as outlined within NOTE 11 — LOANS PAYABLE, NET.
Overhead Reimbursement
For the nine months ended September 30, 2023 and 2022, the Group received reimbursement for overhead costs from certain non-combined affiliated companies totaling $4,350 and $11,779, respectively. For the three months ended September 30, 2023 and 2022, the Group received reimbursement for overhead costs from certain non-combined affiliated companies totaling $219 and $8,192, respectively. These reimbursements are recorded as an offset to expenses recorded within Other operating expenses in the condensed combined consolidated statements of operations and comprehensive income (loss). As of September 30, 2023 and December 31, 2022, $7,225 and $10,556, respectively, were due from the affiliated companies and included within Due from affiliates within the condensed combined consolidated balance sheets.
Advances
From time to time, the Group makes non-interest-bearing advances to various affiliated companies for general business purposes. The advances are due on demand and reimbursed to the Group. As of September 30, 2023 and December 31, 2022, $20,114 and $1,864, respectively were due from several affiliated companies and included within Due from affiliates within the condensed combined consolidated balance sheets.
Sales
During the three and nine months ended September 30, 2023, the Group entered into seven and twelve separate agreements with one affiliated company to sell a combined $25,725,723 and $36,666,763 of face value of defaulted consumer receivable accounts for $1,984,306 and $3,822,010, respectively. The net gain recognized on the sales during the three and nine months ended September 30, 2023 was $214,605 and $278,920, respectively and was recorded within Gain recognized on receivable portfolios — related parties within the Group’s condensed combined consolidated statement of operations. At September 30, 2023, $0 was due from the affiliated company.
During the three and nine months ended September 30, 2022, the Group entered into six and seven separate agreements with one affiliated company to sell a combined $1,122,449 and $6,384,119 of face value of defaulted consumer receivable accounts for $173,278 and $755,852, respectively. The net gain recognized on the sales during the three and nine months ended September 30, 2022 was $13,811 and $54,885, respectively and was included within the Gain (loss) recognized on receivable portfolios — related parties within the condensed combined consolidated statement of operations and comprehensive loss. At December 31, 2022, $0 was due from the affiliated company.
Transactions with Owners
The Group incurred certain vehicle and office-related costs on behalf of one of our owners. The total amount of costs incurred by the Group on behalf of this related party for the nine months ended September 30, 2023 and 2022 were $98,300 and $112,650, respectively. The total amount of costs incurred by the Group on behalf of this related party for the three months ended September 30, 2023 and 2022 were $15,550 and $37,550, respectively. Such costs are included within Other operating expenses within the Group’s condensed combined consolidated statements of operations and comprehensive income (loss).
On November 8, 2022 and November 29, 2022, DAP IV, LLC made two loans to one of our owners of $88,000 and $150,000, respectively. These loans accrue interest at a simple interest rate of 1.4% annually. If the owner receives any proceeds from any debt or equity financing DAP IV, LLC, the related party must utilize such proceeds to repay any amounts owed, including any interest accrued. As of December 31, 2022, the total amount outstanding on such loans was $88,000 and $150,000, respectively and presented as Loan receivables — related parties within the condensed combined consolidated balance sheets. The total interest recognized as income by the Group associated with these loans for the periods presented was immaterial to the condensed combined consolidated financial statements. These loans were repaid in full, including any interest accrued by the Group, on April 19, 2023. As of September 30, 2023, the total amount outstanding on such loans was $0.
NOTE 15 — 401(K) RETIREMENT PLAN
The Group maintains a defined contribution plan under Section 401(k) of the Internal Revenue Code for substantially all employees. The employees may contribute between 1% and 75% of their wages, subject to the IRS limitations. The Group has elected to make matching contributions of 100% of the first 4% of an employee’s compensation. For the nine months ended September 30, 2023 and 2022, the Group contributed $285,272 and $260,607, respectively. For the three months ended September 30, 2023 and 2022, the Group contributed $100,637 and $84,872, respectively. Such costs are included within Salaries and wages within the Group’s condensed combined consolidated statements of operations and comprehensive income (loss).
NOTE 16 — COMMITMENTS AND CONTINGENCIES
Master Servicing Agreement
On May 28, 2003, the Group entered into a Master Servicing Agreement (“MSA”) with Palisades Collections, LLC (“Client”), which was amended and restated on May 11, 2004 and further amended effective June 6, 2006. In accordance with the MSA, the Group receives a servicing fee based on an agreed upon percentage of sales and collections on Client-owned receivable portfolios. Prior to amendment of the MSA in July 2018, as further discussed below, the proceeds from sales and collections are first distributed to the Group for reimbursement of out-of-pocket costs and for its base servicing fee (as defined). Funds are then distributed to the Client in an amount equal to (i) its cost of funds (as defined), and (ii) the original purchase price of the receivable portfolio being serviced. The MSA also provides for a fee premium (as defined) in addition to the Group’s base servicing fee.
Servicing fees earned under this Agreement were $2,020,843 and $2,464,311 for the nine months ended September 30, 2023 and 2022, respectively. Servicing fees earned under this Agreement were $637,375 and $1,182,505 for the three months ended September 30, 2023 and 2022, respectively. As of September 30, 2023 and December 31, 2022, the Group owed the Client $43,493 and $41,438 under this Agreement, respectively.
Effective March 5, 2007, the Group entered into a separate master servicing agreement and management agreement with the Client to service a portfolio of defaulted consumer receivables. In accordance with the master servicing agreement, the Group receives a servicing fee based on an agreed upon percentage of sales and collections. In accordance with the management agreement, the Group receives a participation fee equal to 3% of gross collections on the first $500 million collected increasing to 7% on collections in excess of $500 million. Fees under these agreements were $264,145 and $280,150 for the nine months ended September 30, 2023 and 2022, respectively. Fees under these agreements were $90,133 and $101,712 for the three months ended September 30, 2023 and 2022, respectively. As of September 30, 2023 and December 31, 2022, $3,392 and $11,489 was due to the Client, respectively.
The Group entered into servicing agreements with several unaffiliated companies (the “Other Clients”), whereby it services and manages the collection of defaulted consumer receivable accounts on behalf of the Other Clients. Under certain agreements, the Group receives a servicing fee based on an agreed upon percentage of collections. While under other servicing agreements, the Group receives an agreed upon share of the revenue collected. During the nine months ended September 30, 2023 and 2022, management fees of $1,596,633 and $1,617,025, respectively, were earned under these agreements. During the three months ended September 30, 2023 and 2022, management fees of $614,515 and $478,737, respectively, were earned under these agreements.

Litigation
The Group is from time to time subject to routine legal claims, proceedings, and regulatory matters, most of which are incidental to the ordinary course of its business. The Group initiates lawsuits against consumers with respect to their acquired defaulted accounts and is occasionally countersued by them in such actions or sued separately arising out of the collection lawsuit. Also, consumers, either individually or as members of a class, may initiate litigation against the Group in which they allege that the Group has violated a state or federal law in the process of collecting on an account.
The Group accrues for potential liability arising from legal proceedings and regulatory matters when it is probable that such liability has been incurred and the amount of the loss can be reasonably estimated to exceed $50,000. This determination is based upon currently available information for those proceedings in which the Group is involved, taking into account its best estimate of such losses for those cases for which such estimates can be made. The Group’s estimate involve significant judgement, given the varying stages of proceedings (including issues regarding class certification and the scope of many of the claims), and the related uncertainty of the potential outcomes of these proceedings.
In making determinations of the likely outcome of pending litigation, the Group considers many factors, including, but not limited to, the nature of the claims, the Group’s experience with similar types of claims, the jurisdiction in which the matter is filed, input from outside legal counsel, the likelihood of resolving the matter through alternative mechanisms, the matter’s current status and the damages sought or demands made. Accordingly, the Group’s estimate will change from time to time, and actual losses could be more or less than the current estimate.
On December 23, 2009, a customer filed a lawsuit against the Group, its general partners, its chief executive officer, and collection counsel alleging that the Group sued her to collect an alleged credit card debt past the applicable statute of limitations and without a valid assignment under Ohio law, in violations of the Fair Debt Collection Practices Act (“FDCPA”), Ohio Consumer Sales Practices Act (“OCSPA”), and state law tort claims for fraud, abuse of process, defamation, and conspiracy. In various rulings, the trial court: (1) held that the Group did not sue past the statute of limitations and denied class certification on that basis; (2) dismissed all claims for fraud, abuse of process, defamation, and conspiracy; and (3) certified a one-year FDCPA class on the assignment claim while denying certification of a two-year OCSPA claim. Both sides appealed the class certification decisions. On June 29, 2018, the appellate court affirmed in part, reversed in part, and remanded the decision to certify a one-year FDCPA “assignment” class. On July 30, 2018, the appellate court affirmed the decision to deny certification of a one-year FDCPA “statute of limitations” class. On reconsideration, however, the appellate court decided that Ohio’s borrowing statute applies a shorter statute of limitations than the trial court held, and remanded for further determination. On remand, the trial court certified both classes, which the Group appealed.
In October 2020, with the appeal pending, the parties mediated the case and reached agreement in principle to settle the case for a class fund of $1,625,000, including all damages, attorney fees, class administration costs, and class representative incentive awards. As of December 31, 2021, the class action settlement payable was $1,617,695. A reserve of this settlement was established in prior years and payment for this settlement was remitted in March of 2022. As of September 30, 2023 and December 31, 2022, the Group maintains a reserve for the settlement of threatened litigation, totaling $200,000 and $120,000, respectively.
Other Commitments
On March 15, 2002, the Group entered into an employment agreement, effective December 4, 2000, with a former member of senior management (the “Former Employee”) to provide capital formation and business development services. The agreement was terminated and replaced effective January 1, 2006. As part of the agreement, the Former Employee receives an agreed upon percentage of the Group’s management fees from certain affiliated companies (“capital formation commissions”).
Capital formation commissions of $51,159 and $65,932 were charged to operations for the nine months ended September 30, 2023 and 2022, respectively. Capital formation commissions of $19,140 and $14,867 were charged to operations for the three months ended September 30, 2023 and 2022, respectively. Capital formation commissions are included within Selling expenses on the accompanying condensed combined consolidated statements of operations and comprehensive income (loss).
The Group made advances to this Former Employee under three separate arrangements. Effective January 1, 2017, the interest rate on these advances was revised to 1.97% per annum. The advances made under these arrangements are due on demand and can be withheld from the Former Employee’s future commissions at the Group’s discretion. Effective January 1, 2015, the Group began applying the capital formation commissions otherwise payable to the Former Employee against outstanding advances receivable from the Former Employee.
As of September 30, 2023 and December 31, 2022, loan principal of $197,701 and $248,143, respectively was due from the Former Employee, before allowance for loan losses both of $180,236.
Bond Collateral
As part of the licensing requirements for the Group to conduct business in approximately 40 states, one company within the Group (Unifund CCR, LLC) is required to provide a bond issued by a surety company to secure outstanding obligations. The surety company requires Unifund CCR LLC to maintain equity collateral of approximately $570,000 in support of the outstanding bonds.
On August 27, 2019, a $500,000 letter of credit was issued as collateral to Western Surety Company on behalf of the Group. The letter of credit will expire on August 27, 2024. As of September 30, 2023, the letter of credit has not been drawn.
Purchase Agreement
In May 2009, one of the companies included within the Group entered into a purchase agreement (“Agreement”) with an unaffiliated company to purchase defaulted consumer debt. Under the Agreement, the Group is required to make participation payments equal to 50% of its net cash flows (as defined) after the Group recovers the acquisition cost plus a 6% internal rate of return. During the nine months ended September 30, 2023 and 2022, the Group made participation payments to the unaffiliated company totaling $57,739 and $35,440, respectively. During the three months ended September 30, 2023 and 2022, the Group made participation payments to the unaffiliated company totaling $5,816 and $14,750, respectively. As of both September 30, 2023 and December 31, 2022, the Group owed $0 to the unaffiliated company.
Federal Bank of North Omaha Bulk Debt Purchase and Sale Agreement
In September 2022, the Group entered into a Bulk Purchase and Sale Agreement with the First National Bank of Omaha to purchase certain receivable portfolios. This Bulk Purchase and Sale Agreement defined receivable portfolio pools that the Group was to purchase on specifically defined dates. The Group submitted notification to the First National bank of Omaha on January 27, 2023, that the Group would like to initiate the 90 day cancellation notice per the terms of the Bulk Purchase and Sale Agreement and fully settled such agreement on April 27, 2023. During the nine months ended September 30, 2023, the Group purchased two portfolios of receivables with face values of $11,998,369 and $11,987,085, consisting of 3,192 and 3,130, and accounts for $1,949,735 and $1,947,901, respectively under this agreement.
Long-Term Incentive Plan
On November 1, 2019, the Group adopted a Long-Term Incentive Plan (the “Incentive Plan”), which provides for the grant of a right to participate in certain cash flow distributions of one or more long-term incentive pools, as defined. The long-term incentive pools are tied to covered entities within the Group, as defined. Eligible award recipients are employees of the Group that may receive class one awards and/or class two awards, as defined. The awards may vest immediately upon grant or may vest over time as set forth in the award notice. Awards are generally forfeited without consideration when a participant’s continuous service is terminated with the exception of certain vested class one awards that may, at the discretion of the administrator and pursuant to the Plan, provide for cash settlement upon termination. The Incentive Plan can be suspended or terminated by the administrator at any time.

In connection with the Incentive Plan, the Group entered into a Plan Support Agreement with its Owners, whereby the Owners agreed to fund the Incentive Plan by making payments to the Group to cover related participant compensation costs. As such, any compensation expense paid under the Incentive Plan will be recognized by the Owners. The Group does not expect the Incentive Plan to have an impact on its future results of operations.
NOTE 17 — SUBSEQUENT EVENTS
Principal Payments
DAP IV made principal payments totaling $36,000 on its Series C borrowing and principal payments totaling $5,500 on its Series D borrowing in October, November and December of 2023.
In October and November 2023, DAP I made principal payments totaling $105,337 for the unreturned investment amount owed to Flock under the joint investment agreements.
Sale of Portfolios to Affiliates
In October and November of 2023, the Group sold four portfolio of receivables with face values of $21,196,389, consisting of 3,178 accounts. These portfolio of receivables were sold for a total of $1,004,888.

Annex A
BUSINESS COMBINATION AGREEMENT
AND PLAN OF MERGER
by and among
EVEREST CONSOLIDATOR ACQUISITION CORPORATION,
UNIFUND FINANCIAL TECHNOLOGIES, INC.,
UNIFUND MERGER SUB INC.,
CREDIT CARD RECEIVABLES FUND INCORPORATED,
UNIFUND HOLDINGS, LLC,
USV, LLC
and, solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16,
EVEREST CONSOLIDATOR SPONSOR, LLC
dated as of May 19, 2023

A-i

A-ii

A-iii

A-iv

INDEX OF EXHIBITS AND ANNEXES
Exhibit A
Reorganization Steps

Exhibit B
Form of Registration Rights and Lock-up Agreement

Exhibit C
Form of Amended and Restated Certificate of Incorporation of New PubCo

Exhibit D
Form of Amended and Restated Bylaws of New PubCo

Annex I
Target Company Group Prior to the Reorganization

A-v

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER
This Business Combination Agreement and Plan of Merger, dated as of May 19, 2023 (this “Agreement”), is made and entered into by and among Everest Consolidator Acquisition Corporation, a Delaware corporation (“SPAC”), Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub” and together with New PubCo and Merger Sub, the “Acquisition Entities” and each an “Acquisition Entity”), Unifund Holdings, LLC, a Delaware limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF”), USV, LLC, an Ohio limited liability company (“USV” and together with Holdings and CCRF, the “Target Companies” and each, a “Target Company”), and, solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16, Everest Consolidator Sponsor, LLC, a Delaware limited liability company (“Sponsor”). SPAC, New PubCo, Merger Sub, CCRF, Holdings and USV are sometimes collectively referred to herein as the “Parties,” and each of them is sometimes individually referred to herein as a “Party.” Capitalized terms used herein without definition have the respective meanings ascribed to them in Section 1.1.
RECITALS
WHEREAS, SPAC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, New PubCo is a newly formed Delaware corporation, and was formed for the purposes of the Transactions, including to act as the publicly traded parent company after the Closing;
WHEREAS, Merger Sub is a newly formed, direct, wholly owned Subsidiary of New PubCo, and was formed for the purposes of the Transactions;
WHEREAS, the Target Companies, directly and indirectly through their respective Subsidiaries, are in the business of purchasing, managing, servicing and liquidating distressed consumer receivables and certain related or complimentary businesses, including consumer facing and financial technology (the “Business”);
WHEREAS, prior to the Closing, the Target Company Equityholders shall cause the steps set forth on Exhibit A (the “Reorganization Steps”) to be taken (such transactions, collectively, the “Reorganization”) and, as a result, the Target Companies will hold, directly or indirectly, all of the rights, assets and liabilities of the Business;
WHEREAS, upon the terms and subject to the conditions of this Agreement, Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct, wholly owned subsidiary of New PubCo in accordance with Section 251(g) of the DGCL (as defined below) (the “Merger”);
WHEREAS, upon the terms and subject to the conditions of this Agreement and that certain Contribution and Exchange Agreement, dated as of the date hereof (the “Contribution and Exchange Agreement”), by and among New PubCo and the Target Company Equityholders, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the General Corporation Law of the State of Ohio (the “OGCL”), the Ohio Revised Limited Liability Company Act (the “OLLCA”) and the Ohio Revised Uniform Limited Partnership Act (the “ORULPA”), as applicable, among other things contemplated by the Contribution and Exchange Agreement, (a) Rosenberg will contribute 100% of the stock of CCRF and 100% of the stock of Unifund Corporation, an Ohio corporation (“Unifund Corporation”), beneficially owned by Rosenberg to New PubCo in exchange for the issuance of New PubCo Common Stock to Rosenberg (the “CCRF Contribution and Exchange”), (b) Rosenberg, not individually but solely as trustee of the TER Trust (the “TER Trust”) will contribute 100% of the interests in Payce, LLC, an Ohio limited liability company (“Payce”), beneficially owned by TER Trust to New PubCo in exchange for the issuance of New PubCo Common Stock to TER Trust (the “TER Contribution and Exchange”), (c) ZB Partnership will contribute all of its Equity Interests in each of Holdings, USV, Distressed Asset Portfolio I, LLC, an Ohio limited liability company (“DAP I”) and Distressed Asset Portfolio IV, LLC, an Ohio limited liability company (“DAP IV”), to New PubCo in exchange for the issuance of New PubCo Common Stock to ZB Partnership (the “ZB Contribution and Exchange” and together with the CCRF Contribution and Exchange and the TER Contribution and Exchange, the “New PubCo Exchanges”), and (d) immediately thereafter, New PubCo will contribute the Equity Interests in each of Holdings and USV received by New PubCo in the ZB Contribution and Exchange to CCRF, (the “New PubCo Contribution” and together with the CCRF Contribution and Exchange, the TER Contribution and Exchange and the ZB Contribution and Exchange, the “Contributions and Exchanges”) and, as a result of the Contributions and Exchanges, New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF and 100% of the outstanding Equity Interests in Unifund Corporation beneficially owned by Rosenberg prior to the CCRF Contribution and Exchange, (ii) 100% of the outstanding Equity Interests in Payce beneficially owned by TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Partnership prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV), and CCRF will own 100% of the outstanding Equity Interests of each of Holdings and USV;
WHEREAS, to the greatest extent permitted under Law, for U.S. federal income tax purposes, the Parties intend that the New PubCo Exchanges and the Merger, taken together with other relevant transactions (including the payments made pursuant to Section 10.4), qualify as a transaction described in Section 351 of the Code (the “Intended Tax Treatment”);
WHEREAS, the SPAC Board has (a) determined that the Merger and the other Transactions, taken as a whole, are fair to, advisable and in the best interests of, SPAC and the SPAC Stockholders, (b) approved this Agreement, the Ancillary Agreements to which SPAC is contemplated to be a party, the Merger and the other Transactions to which SPAC is contemplated to be a party, (c) recommended the approval and adoption of this Agreement and the Transactions by the SPAC Stockholders and (d) recommended the approval and adoption of the SPAC Public Warrant Amendment by the holders of the SPAC Public Warrants;
WHEREAS, each Target Company Board has (a) determined that the Contributions and Exchanges and the other Transactions are fair to, and in the best interests of, the Target Companies and the Target Company Equityholders, (b) approved this Agreement, the Ancillary Agreements to which the applicable Target Company or any of its Subsidiaries is contemplated to be a party, the Contributions and Exchanges and the other Transactions to which the applicable Target Company or any of its Subsidiaries is contemplated to be a party and (c) recommended the approval and adoption of this Agreement and the Transactions by the Target Company Equityholders;
WHEREAS, the New PubCo Board has (a) determined that the Transactions are fair to, and in the best interests of, New PubCo and (b) approved this Agreement, the Ancillary Agreements to which it is a party, the Merger, the Contributions and Exchanges and the other Transactions to which it is a party;
WHEREAS, the Merger Sub Board has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and New PubCo (as the sole stockholder of Merger Sub), (b) approved this Agreement, the Merger and the other Transactions and (c) recommended the approval and adoption of this Agreement and the Merger by New PubCo (as the sole stockholder of Merger Sub);
WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to the SPAC Stockholders to have their outstanding shares of SPAC Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC Governing Documents in connection with obtaining the SPAC Stockholder Approval;
WHEREAS, as a condition and inducement to the Target Companies’ willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor executed and delivered to the Target Companies a Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to, among other things, (a) support and vote all of its voting securities of SPAC to adopt and approve this Agreement and the other documents contemplated hereby and the Transactions, (b) comply with certain transfer restrictions applicable to its SPAC Securities (and any other equity securities of SPAC or New PubCo for which such SPAC Securities are exchanged or into which such SPAC Securities are converted), on the terms and subject to the conditions set forth in the Sponsor Support Agreement, (c) subject to, and conditioned upon the occurrence of, the Closing, waive any adjustment to the conversion ratio set forth in the SPAC Governing Documents or any other anti-dilution or similar protection, in each case, with respect to SPAC Class B Common Stock (and any other equity securities of SPAC or New PubCo for which the shares of SPAC Class B Common Stock are exchanged or into which the shares of SPAC Class B Common Stock are converted), (d) forfeit a number of shares of SPAC Class B Common Stock held by the Sponsor immediately prior to the Closing and (e) subject a specified number of shares of New PubCo Common Stock issuable upon exchange of shares of SPAC Class B Common Stock to a performance-based vesting schedule, upon the terms and subject to the conditions set forth in the Sponsor Support Agreement;
WHEREAS, following the date hereof and prior to the Closing, SPAC and the Sponsor intend to enter into Non-Redemption Agreements with certain investors (each, a “Non-Redemption Agreement” and collectively, the “Non-Redemption Agreements”), pursuant to which SPAC and the Sponsor are expected to, among other things, provide certain supports to such investors in exchange for each such investor’s agreement to, among other things, not redeem such investor’s SPAC Class A Common Stock; and
WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Target Company Equityholders executed and delivered to New PubCo a Company Equityholder Voting and Support Agreement (the “Holder Support Agreement”) pursuant to which each Target Company Equityholder has agreed to, among other things, (a) support and vote (whether pursuant to a duly convened meeting of the Target Company Equityholders or pursuant to an action by written consent of the Target Company Equityholders) in favor of the adoption and approval of this Agreement and the other documents contemplated hereby and the Transactions, including the Contributions and Exchanges, (b) consummate, or cause the Target Company Group to consummate, the Reorganization in accordance with the Reorganization Steps, (c) comply with certain transfer restrictions applicable to the Target Company Equity held by such Target Company Equityholder, in each case, on the terms and subject to the conditions set forth in the Holder Support Agreement and (d) take, or cause to be taken, any actions necessary, advisable or proper to effect the Transactions, including the Reorganization and the Contributions and Exchanges.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, New PubCo, Merger Sub, CCRF, Holdings and USV agree as follows:
ARTICLE 1
Certain Definitions
Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions applicable to the relevant person that has made a Competing Proposal that are no less favorable in the aggregate to any member of the Target Company Group than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreement need not prohibit the making or amendment of a Competing Proposal.
“Acquisition Entities” or “Acquisition Entity” has the meaning specified in the Preamble.
“Acquisition Transaction” means, a transaction or a series of transactions (other than the Transactions) not otherwise permitted by this Agreement and/or the Ancillary Agreements involving (a) the sale or divestiture (whether directly or indirectly) of all or any part of the business or assets of member of the Target Company Group or (b) the sale or issuance of, or any similar investment in, any equity securities (or securities convertible or exchangeable into equity securities) or profits of any member of the Target Company Group, in each case of clause (a) and (b) of this definition, whether such transaction (or any portion of a series of transactions) takes the form of a merger, consolidation, business combination, recapitalization, capital stock exchange, sale of shares or other equity interests, sale of assets, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, and including any transaction resulting from a Competing Proposal or a Superior Proposal.
“Action” means any notice of noncompliance or violation, any claim, demand, action, suit, charge, complaint, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, hearing, investigation or enforcement action, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, the Sponsor shall be deemed an Affiliate of SPAC and SPAC an Affiliate of Sponsor, in each case, prior to the Merger Effective Time, for all purposes hereunder.
“Affordable Care Act” means the Patient Protection and Affordable Care Act including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder.
“Agreement” has the meaning specified in the Preamble.
“Agreement End Date” has the meaning specified in Section 12.1(f).
“Ancillary Agreements” means the Contribution and Exchange Agreement, the Registration Rights and Lock-up Agreement, the Sponsor Support Agreement, the Holder Support Agreement, the Non-Redemption Agreements and all the agreements, documents, instruments and certificates entered into or delivered in connection herewith or therewith and any and all exhibits and schedules thereto.
“Anti-Bribery Laws” means the anti-bribery and anti-corruption provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and all other applicable anti-corruption and anti-bribery Laws.
“Anti-Money Laundering Laws” means all applicable laws or regulations of the United States of America, the European Union and its Member States and any jurisdiction applicable to the Target Companies or any of their respective Subsidiaries that relate to money laundering, counter-terrorist financing or record keeping and reporting requirements relating to money laundering or counter-terrorist financing.
“Antitrust Authorities” means the antitrust or competition Law authorities of any jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of information, data, documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Antitrust Laws” has the meaning specified in Section 10.1(a).
“Applicable Entities” has the meaning specified in Section 7.9(a).
“AST” means American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.
“Audited Financial Statements” has the meaning specified in Section 4.9(a).
“Available Cash” means an amount equal to, without duplication, (a) the amount of cash available to be released from the Trust Account as of immediately prior to, or concurrently with, the Closing (net of the SPAC Share Redemption Amount), plus (b) the sum of all cash and cash equivalents of SPAC on hand held outside of the Trust Account immediately prior to the Closing, plus (c) the sum of all cash net proceeds received by SPAC, New PubCo and/or the Target Companies from any Pre-Closing Financing prior to, or upon the Closing; minus (d) the aggregate amount required to repay any outstanding Working Capital Loans; minus (e) the aggregate amount of all Outstanding Target Company Transaction Expenses; minus (f) the aggregate amount of all Outstanding SPAC Transaction Expenses.
“Benefit Plan” means any compensation and/or benefit plan, program, arrangement, agreement or other commitment, including each (i) employment, consulting, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, sales incentive, commission, management objective program, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement or other commitment, (ii) stock option, restricted stock, stock unit, performance stock, stock appreciation, stock purchase, deferred stock, phantom equity or other compensatory equity or equity-based plan, program, arrangement, agreement or other commitment, (iii) savings, life, health, welfare, post-employment welfare, disability, accident, medical, dental, vision, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance, tuition, vacation, relocation, paid-time-off, other fringe benefit and any other benefit or compensation plan, program, arrangement, agreement or other commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto) and (iv) any trust, escrow, funding, insurance or other agreement related to any of the foregoing.
“Business” has the meaning specified in the Recitals.
“Business Combination” has the meaning specified in Article II of the SPAC Charter as in effect on the date hereof.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or a legal holiday on which commercial banks in New York, New York or Cincinnati, Ohio are authorized or required by Law to close.
“CCRF Contribution and Exchange” has the meaning specified in the Recitals.
“Certificate of Merger” has the meaning specified in Section 2.3(a).
“Closing” has the meaning specified in Section 2.4.
“Closing Company Financial Statements” has the meaning specified in Section 7.3(b).
“Closing Date” has the meaning specified in Section 2.4.
“COBRA” has the meaning specified in Section 4.15(d).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection Authorizations” means any license, permit, certificate, consent, order, grant, covenant, approval, registration, non-objection, notice or other authorization of and from any person (including any Governmental Authority) that is necessary or required under any Collection Requirements, or that is issued, granted, or given pursuant to any Collection Requirements.
“Collection Filings” means any approval, consent, ratification, permission, waiver, notice, non-objection, registration, filing or other authorization related or pertaining to the Collection Authorizations that is required to be obtained or made in connection with the Transactions prior to the Closing.
“Collection Requirements” means any and all Laws or Contracts with Governmental Authorities relating or pertaining to the business of debt collection, loan or debt servicing, debtor solicitation, credit reporting, lending and extension of credit, and any similar or related activities.
“Competing Proposal” means any inquiry, proposal or offer made by any person (other than SPAC or any of its Affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act (other than one including SPAC or any of its Affiliates), for any Acquisition Transaction.
“Confidentiality Agreement” has the meaning specified in Section 13.10.
“Contracts” means any legally binding contracts, agreements, arrangements, subcontracts, leases, licenses and sublicenses licenses (including all other legally-binding contracts, agreements or binding arrangements concerning Intellectual Property), purchase orders, debt instruments, mortgages, bonds, notes, debentures, commitments, undertakings and other instruments or obligations of any kind, whether oral or written, in each case, including any amendments, supplements and modifications thereto.
“Contribution and Exchange Agreement” has the meaning specified in the Recitals.

“Contributions and Exchanges” has the meaning specified in the Recitals.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other similar Law, guidelines or recommendations promulgated by any Regulatory Authority, in each case, in connection with or in response to COVID-19, and in each case, applicable to any Target Company and/or its Subsidiaries.
“D&O Indemnified Parties” has the meaning specified in Section 7.9.
“DAP I” has the meaning specified in the Recitals.
“DAP IV” has the meaning specified in the Recitals.
“Data Partners” has the meaning specified in Section 4.23(a).
“DGCL” has the meaning specified in the Recitals.
“Disclosure Letter” means, as applicable, the Target Company Disclosure Letter or SPAC Disclosure Letter.
“Dollars” or “$” means lawful money of the United States.
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection of the environment or natural resources, or protection of human health or safety (with respect to exposure to Hazardous Materials).
“Equity Adjustment” has the meaning specified in Section 1.4.
“Equity Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership or limited liability company, any and all partnership, membership or limited liability company interests (whether general or limited) or units (whether common or preferred), (d) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (e) in any case, any right to acquire any of the foregoing. Notwithstanding the foregoing, no Class B membership interest of any series of DAP IV shall constitute an Equity Interest hereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any Person means any Affiliate or other business, whether or not incorporated, that together with such Person would at any relevant time be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Events” has the meaning specified in the definition of SPAC Material Adverse Effect.
“Exchange” has the meaning specified in the Recitals.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.3.
“Exchange Agent Agreement” has the meaning specified in Section 3.3.
“Export Approvals” has the meaning specified in Section 4.27(a).
“Extension” has the meaning specified in Section 8.3.
“First Sponsor Backstop Amount” has the meaning specified in Section 10.4.

“First Tax Reimbursement Amount” means the lesser of (i) the estimated amount, determined in good faith by ZB Partnership in consultation with New PubCo and Sponsor, of the U.S. federal and applicable state income tax liabilities that will be incurred by the members of ZB Partnership for the taxable year that includes the Closing Date that are incurred as a result of the Transactions (including the application of Code Section 357(c) (or an analogous provision of applicable state Tax Law), or, without duplication, Code Section 752(b) (or an analogous provision of applicable state Tax Law)) to the ZB Contribution and Exchange (calculated without regard to any net income allocations for the period ending on the Closing Date except to the extent cash distributions are made by any members of the Target Company Group in respect of such allocations prior to the Closing Date) and (ii) $3,000,000.
“First Tax Reimbursement Date” means January 31, 2024.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means the legal document(s) (as amended, modified, restated or supplemented from time to time) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a U.S. limited liability company are its operating agreement and certificate of formation, and in each case analogous documents in the jurisdiction of incorporation of the relevant Person.
“Governmental Authority” means any federal, state, provincial, municipal, regional, local or foreign government or political subdivision thereof, governmental or quasi-governmental authority, regulatory or administrative body or agency (including any data protection regulators or supervisory authorities), governmental commission, department, board, bureau, agency or instrumentality, legislature or executive or any court, tribunal, administrative hearing body, arbitral body (public or private) or other similar dispute-resolving panel or body.
“Governmental Authorization” has the meaning specified in Section 4.5.
“Governmental Order” means any order, judgment, injunction, ruling, directive, decree, writ, stipulation, determination, verdict, binding decision, consent or award, in each case, entered by or with any Governmental Authority.
“Hazardous Material” means any (a) material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or a pollutant or contaminant, or words of similar import or regulatory effect under Environmental Laws; (b) petroleum or petroleum derived products, (c) asbestos or asbestos-containing material, (d) polychlorinated biphenyl, (e) per- or polyfluoroalkyl substances and (f) other substance, material or waste that is regulated under any Environmental Law or as to which liability or standards of conduct may be imposed pursuant to Environmental Law.
“Holder Support Agreement” has the meaning specified in the Recitals.
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium, or other penalties and any fees, costs and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness of such Person for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations of such Person under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments of such Person, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such

Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (g) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally, by such Person.
“Indemnified Substantial Shareholders” has the meaning specified in Section 7.9(a).
“Intellectual Property” means any and all intellectual property and proprietary rights throughout the world, including: (a) patents, patent applications and any reissue, continuation, continuation-in-part, revision, division, extension or reexamination thereof, (b) trademarks, logos, service marks, trade dress, trade names, slogans, brand names, corporate names and other source or business identifiers, and together with the goodwill associated with any of the foregoing (“Marks”), (c) copyrights, including those in Software and other works of authorship, database and design rights, and mask work rights, whether or not registered or published, (d) trade secrets and other intellectual property rights in know-how and confidential information, inventions (whether or not patentable or reduced to practice), technologies, processes, procedures, layouts, templates, tools, specifications, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs and models (collectively, “Trade Secrets”), (e) intellectual property rights in Software, data and databases, (f) internet domain names, and (g) all applications for, and registrations and issuances, of any of the foregoing in any jurisdiction.
“Intended Tax Treatment” has the meaning specified in the Recitals.
“Interim Period” has the meaning specified in Section 7.1.
“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury and other Laws adopted by other territories (including the European Union, as enforced by its Member States) relating to the same subject matter as the United States Laws described above.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service.
“IT Systems” mean information technology systems, hardware, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and assets.
“JOBS Act” has the meaning specified in Section 5.7(a).
“Labor Agreement” has the meaning specified in Section 4.13(a)(xi).
“Latham” has the meaning specified in Section 13.18(a).
“Law” means any statute, law, act, code, ordinance, rule, treaty, directive, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property (including any land, buildings, structures, improvements and fixtures) leased, licensed or subleased by any member of the Target Company Group, including, without limitation, any data center colocation space, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such member.

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits, orders, grants or certificates of and from any Governmental Authority.
“Lien” means all liens, licenses, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, right of first refusal, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.
“Listing Exchange” means the New York Stock Exchange.
“Long-Term Incentive Plan” has the meaning specified in Section 10.7(a).
“Malicious Code” has the meaning specified in Section 4.22(g).
“Material Contract” has the meaning specified in Section 4.13(b).
“Material Customer” has the meaning specified in Section 4.14.
“Material Supplier” has the meaning specified in Section 4.14.
“Merger” has the meaning specified in the Recitals.
“Merger Consideration” has the meaning specified in Section 3.2(a)(ii).
“Merger Effective Time” has the meaning specified in Section 2.3(a).
“Merger Sub” has the meaning specified in the Preamble.
“Merger Sub Board” means the board of directors of Merger Sub.
“Merger Sub Common Stock” has the meaning specified in Section 3.2(a)(v).
“Modification in Recommendation” has the meaning specified in Section 10.2(b).
“Nasdaq” means The Nasdaq Global Market.
“New PubCo” has the meaning specified in the Preamble.
“New PubCo A&R Bylaws” has the meaning specified in Section 2.6(b).
“New PubCo A&R Charter” has the meaning specified in Section 2.6(b).
“New PubCo Board” means the board of directors of New PubCo.
“New PubCo Common Stock” means the common stock of New PubCo, par value of $0.0001 per share, which shall all constitute a single class of common stock with all of the rights and entitlements set forth in New PubCo Governing Documents in effect as of immediately following the Merger Effective Time.
“New PubCo Exchanges” has the meaning specified in the Recitals.
“New PubCo Governing Documents” means the Governing Documents of New PubCo.
“New PubCo Public Warrant” has the meaning specified in Section 3.4(a).
“Non-Recourse Persons” has the meaning specified in Section 13.16(b).
“Non-Redemption Agreement” has the meaning specified in the Recitals.
“NYSE” means the New York Stock Exchange, Inc.
“Offer Documents” has the meaning specified in Section 10.2(a).
“OGCL” has the meaning specified in the Recitals.
“OLLCA” has the meaning specified in the Recitals.
“ORULPA” has the meaning specified in the Recitals.

“Outstanding SPAC Transaction Expenses” means the SPAC Transaction Expenses that are unpaid as of immediately prior to the Closing.
“Outstanding Target Company Transaction Expenses” means the Target Company Transaction Expenses that are unpaid as of immediately prior to the Closing.
“Payce” has the meaning specified in the Recitals.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Financial Statements” has the meaning specified in Section 7.3(a).
“Permit” means any license, permit, certificate, franchise, consent, order, grant, easement, covenant, approval, registration or other authorization of and from any person (including any Governmental Authority), including, without limitation, the Collection Authorizations.
“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Target Companies in good faith has determined is necessary or advisable to take or abstain from taking to protect the health or safety of any employee of the Target Company Group, in each case, solely in connection with COVID-19 or the COVID-19 Measures.
“Permitted Indebtedness” means that certain Credit Agreement, dated as of June 11, 2021, by and among the lenders from time to time party thereto, CCP Agency, LLC, as agent, and Unifund CCR, LLC, as borrower, as amended from time to time prior to the date hereof.
“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable and which shall be paid in full and released at closing, or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (i) are matters of record, (ii) would be disclosed by a physical inspection of such real property, or (iii) do not materially interfere with the present uses of such real property and the conduct of the business thereon and do not materially impair the value of such real property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect, (f) non-exclusive licenses of Target Company IP granted in the ordinary course of business consistent with past practice, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money or in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by any member of the Target Company Group and (j) as set forth on Section 1.1(b) of the Target Company Disclosure Letter.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Personal Information” means information or data, in any form, that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, including name, address, telephone number, email address, billing information, driver’s license number, other government-issued identifier, vehicle identification number, online identifier, device identifier, IP address, browsing history, search history or other website, application or online activity or usage data, location data, or biometric data, and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Laws and/or Privacy Requirements.
“Pre-Closing Financing” means the issuance by SPAC, New PubCo and/or the Target Companies of any shares of capital stock or warrants to purchase shares of capital stock, for which the issue price has been paid to such issuer on or after the date of this Agreement and prior to or simultaneously with the Closing.
“Privacy Laws” means all Laws, rules, guidance, guidelines or standards, in each case as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, Processing and security of payment card information, and email, text message, or telephone communications.
“Privacy Requirements” has the meaning specified in Section 4.23(a).
“Process,” “Processed” or “Processing” means any operation or set of operations which is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, and/or is considered “processing” by any applicable Laws and/or Privacy Requirements.
“Prospectus” has the meaning specified in Section 13.1.
“Proxy Statement” has the meaning specified in Section 10.2(a).
“Proxy Statement/Registration Statement” has the meaning specified in Section 10.2(a).
“Public Software” means any Software application that is licensed pursuant to (a) a license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, or any open source, copyleft or similar licensing and distribution models; or (b) contains, includes or incorporates, or is derived in any manner (in whole or in part) from any Software that is distributed as “free” Software or “open source” Software by the Open Source Foundation or other similar licensing and distribution models, in each case of (a) or (b), whether or not source code is available or included in such license, and including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed or disclosed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.
“Real Property Leases” has the meaning specified in Section 4.21(a)(ii).
“Registration Rights and Lock-up Agreement” means that certain Registration Rights and Lock-up Agreement, to be entered into on the Closing Date, by and among the Surviving Company and the other parties thereto, in substantially the form attached hereto as Exhibit B.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed (or confidentially submitted) with the SEC by New PubCo under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 10.2(a).
“Regulatory Authority” means any Governmental Authority or any advisory, self-regulatory or other organization or body that develops and adopts standards applicable to the industries in which the Target Companies and their respective Subsidiaries operate or performs similar functions for, on behalf of or relating to such industries (including any professional medical organization).
“Reorganization” has the meaning specified in the Recitals.
“Reorganization Steps” has the meaning specified in the Recitals.

“Requisite Target Company Equityholder Approval” means the approval of the holders of Equity Interests of each Target Company necessary to approve the Transactions under its Governing Documents and applicable Law.
“Rosenberg” means David G. Rosenberg.
“Sanctioned Country” means, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.
“Sanctions Laws” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive means (in each case having the force of Law) administered, enacted, or enforced by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its Member States, (c) the United Nations or (d) The United Kingdom (including without limitation Her Majesty’s Treasury).
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Sponsor Backstop Amount” has the meaning specified in Section 10.4.
“Second Tax Reimbursement Amount” means the lesser of (i) the estimated amount, determined in good faith by ZB Partnership, in consultation with New PubCo and Sponsor, of U.S. federal and applicable state income tax liabilities that will be incurred by the members of ZB Partnership for the taxable year including the First Tax Reimbursement Date that are incurred by such members as a result of the payment of the First Tax Reimbursement Amount to ZB Partnership and (ii) $1,200,000.
“Second Tax Reimbursement Date” means January 31, 2025.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Incident” has the meaning specified in Section 4.23(b).
“Software” means all computer programs (including any and all software implementation of algorithms, models, and methodologies, whether in object code or source code format).
“SPAC” has the meaning specified in the Preamble.
“SPAC Benefit Plan” has the meaning specified in Section 5.21(a).
“SPAC Board” means the board of directors of SPAC.
“SPAC Business Combination Deadline” has the meaning specified in Section 10.12.
“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC.
“SPAC Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of SPAC.
“SPAC Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of SPAC.
“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock and the SPAC Class B Common Stock.

“SPAC Cure Period” has the meaning specified in Section 12.1(g).
“SPAC Disclosure Letter” has the meaning specified in the introduction to Article 5.
“SPAC Excluded Shares” has the meaning specified in Section 3.2(a)(ii).
“SPAC Extension Warrant Agreement” means the Private Placement Warrants Agreement, dated as of February 28, 2022, by and between SPAC and the Sponsor.
“SPAC Financial Statements” has the meaning specified in Section 5.7(c).
“SPAC Governing Documents” means the Governing Documents of SPAC.
“SPAC Group” has the meaning specified in Section 13.18(a).
“SPAC Material Adverse Effect” means an event, state of facts, condition, change, development, circumstance, occurrence or effect (any such item, an “Event”) that, individually or in the aggregate, has, or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of SPAC, taken as a whole, or (ii) the ability of SPAC to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby without material delay in all material respects; provided, however, that, in the case of clause (i) of this definition, none of the following, or any Event, directly or indirectly, attributable to, resulting from, relating to or arising out of the following, in each case, alone or in combination, shall be deemed to be, constitute or be taken into account, individually or in the aggregate, in determining whether a “SPAC Material Adverse Effect” has occurred or could reasonably be expected to occur: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any action expressly required or permitted to be taken by SPAC pursuant to the terms of this Agreement or any Ancillary Agreement, (d) conditions caused by acts of God, any natural or man-made disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or pandemic, disease outbreak or other public health emergency (including COVID-19 or any Permitted Action in response thereto following the date of this Agreement) or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of SPAC to meet any projections or forecasts (provided, that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of SPAC Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a SPAC Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which SPAC operates, (h) the announcement of this Agreement and consummation of the Transactions (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 5.3 and the condition to Closing with respect thereto), provided, that the foregoing shall be excluded only to the extent the Events arising out of or resulting therefrom are solely attributable to the Target Companies’ identity, (i) any action taken at the express written request of the Target Companies or (j) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholder Approval; provided further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above shall be taken into account in determining whether a SPAC Material Adverse Effect has occurred or could reasonably be expected to occur, to the extent it has, or could reasonably be expected to have, a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of SPAC relative to similarly situated participants in the industry in which SPAC conducts its operations.
“SPAC Private Placement Warrant” means a warrant to purchase one (1) share of SPAC Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor pursuant to the SPAC Private Warrant Agreement or the SPAC Extension Warrant Agreement.
“SPAC Private Warrant Agreement” means the Private Warrant Agreement, dated as of November 23, 2021, by and between SPAC and AST.
“SPAC Public Warrant” means a warrant to purchase one (1) share of SPAC Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Public Warrant Agreement” means the Public Warrant Agreement, dated as of November 23, 2021, by and between SPAC and AST.
“SPAC Public Warrant Amendment” has the meaning specified in Section 10.2(b).
“SPAC Public Warrant Amendment Proposal” has the meaning specified in Section 10.2(b).
“SPAC Public Warrantholder Meeting” has the meaning specified in Section 10.2(b).
“SPAC Related Party” has the meaning specified in Section 5.20.
“SPAC SEC Filings” has the meaning specified in Section 5.6.
“SPAC Securities” means, collectively, SPAC Common Stock and the SPAC Warrants.
“SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of SPAC Class A Common Stock to redeem all or a portion of the shares of SPAC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.
“SPAC Share Redemption Amount” means the aggregate amount payable with respect to all SPAC Share Redemptions.
“SPAC Special Stockholder Meeting” has the meaning specified in Section 10.2(b).
“SPAC Stockholder Approval” means the approval of each of the Transaction Proposals (which, for the sake of clarity, shall not in any event include the SPAC Public Warrant Amendment Proposal) by the affirmative vote of the requisite number of shares and, if applicable, requisite classes of SPAC Common Stock entitled to vote thereupon (as determined in accordance with the SPAC Governing Documents), whether in person or by proxy at a shareholders’ meeting duly called by the SPAC Board and held for such purpose in accordance with applicable Law, the SPAC Governing Documents and applicable rules and regulations of the NYSE.
“SPAC Stockholders” means the shareholders of SPAC prior to the Merger Effective Time.
“SPAC Transaction Expenses” means (a) all documented out-of-pocket third-party fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby, including the Ancillary Agreements, and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants (including with respect to the preparation for and auditing the financial statements of the Target Company Group), due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of SPAC or any of its Affiliates as of the Closing; (b) all costs, fees and expenses incurred by SPAC and the Sponsor in connection with any Extension; (c) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of SPAC solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; (d) any and all filing fees required by Governmental Authorities (including the SEC, the NYSE and Nasdaq), including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions; (e) all unpaid expenses of SPAC and its Affiliates related to, or arising from, SPAC’s initial public offering; (f) in the event the SPAC Public Warrant Amendment Proposal is approved, the aggregate amount of cash paid to the holders of SPAC Public Warrants to convert or exchange the SPAC Public Warrants into cash pursuant to the SPAC Public Warrant Amendment and (g) any Taxes required to be paid by SPAC in respect of any redemptions, including the SPAC Share Redemptions, pursuant to Section 4501 of the Code.
“SPAC Unit” means a share of SPAC Class A Common Stock and one-half of one (1/2) SPAC Warrant.

“SPAC Warrants” means, collectively, SPAC Public Warrants and SPAC Private Placement Warrants.
“Sponsor Backstop Amount” means the First Sponsor Backstop Amount and the Second Sponsor Backstop Amount.
“Sponsor Support Agreement” has the meaning specified in the Recitals.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Substantial Shareholder” means the individuals listed on Section 1.1(a) of the Target Company Disclosure Letter.
“Superior Proposal” a written Competing Proposal that the Target Company Equityholders have determined, after consultation with their outside legal counsel, in their good faith judgment, if consummated, would result in a transaction more favorable to the Target Company Equityholders.
“Surviving Company” has the meaning specified in Section 2.3(c).
“Taft” has the meaning specified in Section 13.18(b).
“Target Company Boards” or “Target Company Board” means, collectively or individually, as the case may be, (a) the board of managers of Holdings, (b) the manager of USV and (c) the board of directors of CCRF.
“Target Company Cure Period” has the meaning specified in Section 12.1(f).
“Target Company Disclosure Letter” has the meaning specified in the introduction to Article 4.
“Target Company Equity” means, collectively, the limited liability company interests of Holdings and USV held by ZB Partnership, the issued and outstanding common stock and limited liability company interests, as applicable, of CCRF and Unifund Corporation beneficially owned by Rosenberg and the issued and outstanding limited liability company interests of Payce beneficially owned by TER Trust, as applicable.
“Target Company Equityholder Approval Deadline” has the meaning specified in Section 7.7.
“Target Company Equityholder Written Consent” has the meaning specified in Section 7.7.
“Target Company Equityholders” or “Target Company Equityholder” means, collectively or individually, (a) Rosenberg, (b) ZB Partnership and (c) TER Trust.
“Target Company Governing Documents” means the Governing Documents of the Target Companies.
“Target Company Group” means, prior to the Reorganization, the entities listed on Annex I hereto, and, following the Reorganization, the Target Companies, Unifund Corporation and Payce and their respective Subsidiaries, collectively.
“Target Company Group Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by any member of the Target Company Group or with respect to which any member of the Target Company Group has any liability, whether actual or contingent, in any case, (a) in which any employee of the Target Company Group participates, is eligible to participate or which provides compensation and/or benefits to or for the benefit of any employee of the Target Company Group (or any spouse or dependent thereof) or (b) with respect to which any Target Company or any of its Subsidiaries has any liability, whether actual or contingent, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority.
“Target Company Group Insurance Policy” the meaning specified in Section 4.8.
“Target Company IP” means all Intellectual Property that is owned or purported to be owned by a member of the Target Company Group.
“Target Company Material Adverse Effect” means an event, state of facts, condition, change, development, circumstance, occurrence or effect (any such item, an Event) that, individually or in the aggregate, has, or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, or (ii) the ability of the Target Companies to perform their obligations under this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby without material delay in all material respects; provided,however, that, in the case of clause (i) of this definition, none of the following, or any Event, directly or indirectly, attributable to, resulting from, relating to or arising out of the following, in each case, alone or in combination, shall be deemed to be, constitute or be taken into account in determining whether a “Target Company Material Adverse Effect” has occurred or could reasonably be expected to occur: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) any action expressly required or permitted to be taken by the Target Companies or any of their Subsidiaries pursuant to the terms of this Agreement or any Ancillary Agreement, (d) conditions caused by acts of God, any natural or man-made disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or pandemic, disease outbreak or other public health emergency (including COVID-19 or any Permitted Action in response thereto following the date of this Agreement) or change in climate, (e) any acts of terrorism or war (whether or not declared and including the current conflict between the Russian Federation and Ukraine), the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Business to meet any projections or forecasts (provided, that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Target Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Target Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Target Companies and their Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the Transactions (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto) or (i) any action taken at the express written request of SPAC; provided further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above shall be taken into account in determining whether a Target Company Material Adverse Effect has occurred or could reasonably be expected to occur, to the extent it has, or could reasonably be expected to have, a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Target Companies and their respective Subsidiaries, taken as a whole, relative to similarly situated participants in the industry in which the Target Companies and their respective Subsidiaries conduct their respective operations.
“Target Company Registered Intellectual Property” has the meaning specified in Section 4.22(a).
“Target Company Termination Fee” means an amount equal to the greater of (i) $4,000,000 and (ii) four percent (4%) of the aggregate fair market value of the consideration paid to the Target Company Equityholders upon consummation of the Acquisition Transaction giving rise to such Target Company Termination Fee; provided, however, that such amount shall not exceed the lower of (A) $12,000,000 and (B) all actual, documented out-of-pocket fees, costs and expenses incurred by the SPAC in connection with the Transactions.
“Target Company Transaction Expenses” means, without duplication, (a) all reasonable and documented third-party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby, including the Ancillary Agreements, and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants (including the reasonable and documented, out-of-pocket fees of no more than one (1) separate counsel to ZB Partnership), due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of any member of the Target Company Group; (b) any and all filing fees required by Governmental Authorities (including, each of the Permits, Governmental Authorizations and Collection Filings set forth on Section 4.5 of the Target Company Disclosure Letter), including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions; (c) all bonuses, change in control payments, severance, retention or similar payments or success fees payable to any current or former officer, employee, natural individual independent contractor or director of any member of the Target Company Group solely as a result of the consummation of the Transactions, and the employer portion of employment, payroll or similar Taxes payable as a result of the foregoing amounts; and (d) the First Tax Reimbursement Amount.
“Tax Proceeding” has the meaning specified in Section 10.3(e).
“Tax Reimbursement Amount” means the First Tax Reimbursement Amount or the Second Tax Reimbursement Amount, as applicable.
“Tax Reimbursement Date” means the First Tax Reimbursement Date or the Second Tax Reimbursement Date, as applicable.
“Tax Return” means any return, declaration, report, schedule, form, statement, information statement or other document filed or required to be filed with or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all U.S. federal, state, local, non-U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, gains, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, alternative or add-on minimum, estimated, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other charges imposed by a Governmental Authority in the nature of a tax and including any interest, or addition thereto or penalty.
“TER Contribution and Exchange” has the meaning specified in the Recitals.
“TER Trust” has the meaning specified in the Recitals.
“Terminating SPAC Breach” has the meaning specified in Section 12.1(g).
“Terminating Target Company Breach” has the meaning specified in Section 12.1(f).
“Transaction Proposals” has the meaning specified in Section 10.2(b).
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger, the Reorganization, the Contributions and Exchanges and any Pre-Closing Financing.
“Transfer Taxes” has the meaning specified in Section 10.3(d).
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Trust Account” has the meaning specified in Section 5.9.
“Trust Agreement” has the meaning specified in Section 5.9.
“Trustee” has the meaning specified in Section 5.9.
“Unifund Corporation” has the meaning specified in the Recitals.
“US” or “U.S.” means the United States of America.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.
“Warrant Agreements” means, collectively, the SPAC Public Warrant Agreement, the SPAC Private Warrant Agreement and the SPAC Extension Warrant Agreement.
“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s or Sponsor’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination, including any Extension (including, for the avoidance of doubt, SPAC’s obligations under that certain Conditional Guaranty Agreement, dated as of February 28, 2023, by and between SPAC and Everest Consolidator — A Series of Master Fund I LLC, and similar agreements that may be entered into in connection with any Extension).
“ZB Contribution and Exchange” has the meaning specified in the Recitals.
“ZB Partnership” means ZB Limited Partnership, a Delaware limited partnership.
Section 1.2.   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not to any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive, (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends (and such phrase shall not mean simply “if”), (viii) the words “writing” and “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including email or any .pdf or image file attached thereto), (ix) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to SPAC means the relevant item has been posted in the electronic data site maintained by or on behalf of the Target Companies in a location accessible to SPAC no later than 8:00 p.m. New York time on the day that is two (2) Business Days prior to the date hereof and (x) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(b)   Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation and (ii) except for purposes of the Disclosure Letters, references to any Contract (including this Agreement and the Ancillary Agreements) shall be construed to mean such Contract as amended, restated, supplemented or otherwise modified in accordance with its terms.
(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.
(d)   References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.
(e)   The term “actual fraud” means, with respect to a Party to this Agreement or any Ancillary Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 4, Article 5, Article 6 (as applicable) or the Ancillary Agreements. Under no circumstances shall “actual fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings or any other fraud or torts to the extent based on recklessness or negligence.
(f)   Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.
Section 1.3.   Knowledge.   As used herein, (a) the phrase “to the knowledge” of the Target Companies shall mean the actual knowledge of the individuals identified on Section 1.3 of the Target Company Disclosure

Letter and (b) the phrase “to the knowledge” of SPAC shall mean the actual knowledge of the individuals identified on Section 1.3 of the SPAC Disclosure Letter, in each case, as such individuals would have acquired in the exercise of reasonable inquiry.
Section 1.4.   Equitable Adjustments.   If, on or after the date of this Agreement and prior to the Merger Effective Time, the outstanding shares of SPAC Common Stock or SPAC Warrants shall have been changed into a different number of such securities, as applicable, or a different class or series thereof or a different type of equity securities of SPAC by reason of any issuance of new equity securities of SPAC or any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any equity security of SPAC (each of the foregoing actions, an “Equity Adjustment”), or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of SPAC Common Stock or SPAC Warrants (including with respect to any particular class or series thereof) will be appropriately adjusted to provide to the Target Company Equityholders the same economic effect as contemplated by this Agreement without giving effect to such Equity Adjustment or other event. For the avoidance of doubt, nothing in this Section 1.4 shall be construed to permit SPAC to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to SPAC Common Stock or SPAC Warrants or otherwise.
ARTICLE 2
Contributions and Exchanges; Agreement and Plan of Merger
Section 2.1.   Target Company Reorganization.   After the execution of this Agreement and prior to the Merger Effective Time, the Target Companies shall, and shall cause their respective Subsidiaries to, complete a series of transactions to consummate the Reorganization.
Section 2.2.   Contributions and Exchanges.   Subject to the satisfaction or waiver of all of the conditions set forth in Article 11, and provided, that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date:
(a)   in accordance with the Contribution and Exchange Agreement and applicable Laws, by virtue of the CCRF Contribution and Exchange, the Equity Interests in CCRF and Unifund Corporation beneficially owned by Rosenberg shall be contributed in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, any general restrictions under the Target Company Governing Documents or arising from Permitted Indebtedness), and Rosenberg shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1;
(b)   in accordance with the Contribution and Exchange Agreement and applicable Laws, by virtue of the TER Contribution and Exchange, the Equity Interests in Payce beneficially held by TER Trust shall be contributed in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and any general restrictions under the Target Company Governing Documents), and TER Trust shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1;
(c)   simultaneously with the CCRF Contribution and Exchange and the TER Contribution and Exchange, and in accordance with the Contribution and Exchange Agreement and applicable Laws, by virtue of the ZB Contribution and Exchange, the Equity Interests in each of Holdings, USV, DAP I and DAP IV held by ZB Partnership shall be contributed in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, any general restrictions under the Target Company Governing Documents or arising from Permitted Indebtedness), and ZB Partnership shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1. The time at which the CCRF Contribution and Exchange, the TER Contribution and Exchange and the ZB Contribution and Exchange are actually consummated in accordance with this Agreement and the Contribution and Exchange Agreement is referred to herein as the “Effective Time”; and
(d)   immediately following the CCRF Contribution and Exchange, the TER Contribution and Exchange and the ZB Partnership Contribution and Exchange, and prior to the Merger Effective Time, and in accordance with the Contribution and Exchange Agreement and applicable Laws, by virtue of the New

PubCo Contribution, the Equity Interests in each of Holdings and USV received by New PubCo in the ZB Contribution and Exchange shall be contributed in kind by New PubCo to CCRF, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, any general restrictions under the Target Company Governing Documents or arising from Permitted Indebtedness) as a contribution to capital.
Section 2.3.   The Merger.
(a)   Subject to the satisfaction or waiver of all of the conditions set forth in Article 11, and provided, that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, SPAC and Merger Sub shall execute, or cause to be executed, and file, or cause to be filed, a certificate of merger that is mutually agreed in writing by the Target Companies and SPAC (the “Certificate of Merger”) and any other documents required to effect the Merger pursuant to the DGCL with the Secretary of State of the State of Delaware, in each case, in accordance with the DGCL. The Merger shall become effective at the time when the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Target Companies in writing and specified in the Certificate of Merger. The consummation of the Reorganization shall be a condition precedent to the consummation of the Merger. The time at which the Merger actually becomes effective is referred to herein as the “Merger Effective Time.”
(b)   Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC in accordance with Section 251(g) of the DGCL, with SPAC being the surviving company in the Merger. The Merger shall be evidenced by the filing of the Certificate of Merger pursuant to Section 2.3(a).
(c)   Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC, as the surviving company of the Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the DGCL, as a direct, wholly owned subsidiary of New PubCo. The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Merger Effective Time, all of the property, rights, privileges, immunities, powers and franchises of SPAC and Merger Sub shall vest in the Surviving Company, and all of the debts, liabilities and duties of SPAC and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
Section 2.4.   Closing.   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Contributions and Exchanges and the Merger and (the “Closing”) shall take place (i) remotely by the mutual exchange of electronic signatures by the means provided in Section 13.3, on the date that is three (3) Business Days after the first date on which all of the conditions set forth in Article 11 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (ii) at such later date or other place as SPAC and the Target Companies may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
Section 2.5.   Closing Deliverables.
(a)   At the Closing, each Target Company will deliver or cause to be delivered:
(i)   to SPAC, a certificate signed by an authorized officer of each Target Company, solely in his or her capacity as such, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.2(a), Section 11.2(b), Section 11.2(c), Section 11.2(d) and Section 11.2(e) have been fulfilled; and
(ii)   to SPAC, the Registration Rights and Lock-up Agreement duly executed by the Target Company Equityholders and New PubCo.

(b)   At the Closing, SPAC will deliver or cause to be delivered:
(i)   to the Target Companies, a certificate signed by the Chief Executive Officer of SPAC, solely in his or her capacity as such, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.3(a), Section 11.3(b), and Section 11.3(c) have been fulfilled; and
(ii)   to the Target Companies, the Registration Rights and Lock-up Agreement, duly executed by the Sponsor.
(c)   On the Closing Date, following the Closing, the Surviving Company shall pay or cause to be paid, by wire transfer of immediately available funds, upon the release of proceeds from the Trust Account, (A) all Outstanding SPAC Transaction Expenses as set forth on a written statement to be delivered by SPAC to the Target Companies not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, and (B) all Outstanding Target Company Transaction Expenses as set forth on a written statement to be delivered by the Target Companies to SPAC not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for payment thereof, together with corresponding invoices for the foregoing.
Section 2.6.   Governing Documents.
(a)   At the Merger Effective Time, the certificate of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be adopted by the Surviving Company as the certificate of incorporation and the bylaws of the Surviving Company, except such certificate of incorporation and the bylaws shall be amended to change the name of the Surviving Company to “UTI, Inc.”, until thereafter amended as provided under the DGCL and in such certificate of incorporation and such bylaws, as applicable.
(b)   On the Closing Date, following the Merger Effective Time, New PubCo shall take all action necessary to cause New PubCo’s certificate of incorporation and bylaws to be amended and restated substantially in the forms attached as Exhibit C (the “New PubCo A&R Charter”) and Exhibit D (the “New PubCo A&R Bylaws”), respectively, hereto.
Section 2.7.   Directors and Officers.
(a)   Following the Merger Effective Time, the Parties shall take all actions necessary to cause the individuals identified on Section 2.7(a) of the Target Company Disclosure Letter to become the directors and officers of the Surviving Company and shall hold such offices in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
(b)   Following the Merger Effective Time, New PubCo shall take all actions necessary to cause (i) the board of directors of New PubCo as of immediately following the Closing to consist of five (5) directors, with at least two (2) directors designated by SPAC and three (3) individuals identified on Section 2.7(b)(i) of the Target Company Disclosure Letter, and (ii) the individuals identified on Section 2.7(b)(ii) of the Target Company Disclosure Letter to be the officers of New PubCo, each to hold such office in accordance with the New PubCo Governing Documents until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.
ARTICLE 3
Effects of The Transactions on Capital Stock and Equity Awards
Section 3.1.   Exchange Consideration.   In accordance with this Agreement and upon the terms and subject to the conditions set forth in the Contribution and Exchange Agreement, at the Effective Time, New PubCo shall issue to each Target Company Equityholder such number of shares of New PubCo Common Stock as set out opposite such Target Company Equityholder’s name in Section 3.1 of the Target Company Disclosure Letter, valued at a price per share of $10.00, as consideration and in exchange for the contribution of the Equity Interests to New PubCo described in Section 2.2(a) and Section 2.2(b).

Section 3.2.   Effect of the Merger on SPAC Capital Stock.
(a)   At the Merger Effective Time, by virtue of the Merger, and without any further action on the part of any Party or the holders of any of the following securities:
(i)   each share of SPAC Class A Common Stock and one-half of one (1/2) SPAC Warrant comprising each issued and outstanding SPAC Unit immediately prior to the Merger Effective Time shall be automatically separated and the holder thereof shall be deemed to hold one (1) share of SPAC Class A Common Stock, and one-half of one (1/2) SPAC Warrant;
(ii)   each share of SPAC Common Stock (other than any shares of SPAC Common Stock held in treasury by SPAC (if any) (each, a “SPAC Excluded Share”)) outstanding immediately prior to the Merger Effective Time shall automatically be exchanged for one (1) share of New PubCo Common Stock, in accordance with the DGCL and the Certificate of Merger (the “Merger Consideration”), which shares of New PubCo Common Stock shall be issued and delivered in accordance with Section 3.3;
(iii)   all shares of SPAC Common Stock (other than SPAC Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and each entry in SPAC register of members formerly representing SPAC Common Stock (other than SPAC Excluded Shares) shall, from and after the Merger Effective Time, only represent the right to receive the Merger Consideration into which such shares of SPAC Common Stock have been exchanged pursuant to this Section 3.2(a);
(iv)   each SPAC Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and
(v)   each share of common stock, par value $0.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Company.
Section 3.3.   Merger Exchange Procedures.   Prior to the Merger Effective Time, New PubCo shall appoint a Person authorized to act as exchange agent in connection with the Merger, which Person shall be selected by New PubCo and be reasonably acceptable to the Target Companies and SPAC (provided, that SPAC’s transfer agent shall be deemed to be reasonably acceptable to SPAC) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Target Companies and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of and on the terms and subject to the conditions set forth in this Agreement (a) exchanging the Equity Interests in CCRF, Unifund Corporation, Payce, Holdings, USV, DAP I and DAP IV (as described in Section 2.2(a), Section 2.2(b) and Section 2.2(c), respectively) for shares of New PubCo Common Stock in accordance with Section 3.1 and (b) exchanging the shares of SPAC Common Stock outstanding immediately prior to the Merger Effective Time for shares of New PubCo Common Stock in accordance with Section 3.2. At least one (1) Business Day prior to the Closing Date, New PubCo and SPAC shall direct the Exchange Agent to, at the Merger Effective Time, exchange such shares of SPAC Common Stock for shares of New PubCo Common Stock pursuant to the Exchange Agent Agreement and perform the Exchange Agent’s other obligations thereunder. All shares of New PubCo Common Stock delivered upon the exchange of shares of SPAC Common Stock in accordance with Section 3.1 shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such shares of SPAC Common Stock.
Section 3.4.   SPAC Warrants.
(a)   At the Merger Effective Time, by virtue of the Merger, and without any action on the part of any Party or the holder of any SPAC Warrant, each outstanding SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Warrant Agreements, cease to represent a right to acquire shares of SPAC Common Stock and shall be converted in accordance with the terms of the Warrant Agreements, at the Merger Effective Time, into a right to acquire the same number of shares of New PubCo Common Stock (a “New PubCo Public Warrant”) on substantially the same terms as were in effect with respect to the SPAC Warrants so converted immediately prior to the Merger Effective Time under the terms of the Warrant Agreements.

(b)   The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.4, including causing the Warrant Agreements to be amended or amended and restated to the extent necessary to give effect to this Section 3.4, including adding New PubCo as a party thereto.
Section 3.5.   Withholding.   Notwithstanding any other provision to this Agreement, each of SPAC, the Surviving Company, New PubCo, Merger Sub, the Target Companies and their respective Subsidiaries and the Exchange Agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by SPAC, the Surviving Company, New PubCo, Merger Sub, the Target Companies and their respective Subsidiaries or the Exchange Agent, respectively); provided, that the Party proposing to deduct and withhold any Tax shall use commercially reasonable efforts to provide the applicable other Party with notice of any amounts that it intends to withhold in connection with any payment contemplated by this Agreement (other than any compensatory payments to be made pursuant to this Agreement or withholding by reason of the failure to provide the certifications required under Section 10.3(c)) and will reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE 4
Representations and Warranties Of the Target Companies
Except as set forth in the disclosure letter delivered to SPAC by the Target Companies on the date of this Agreement (the “Target Company Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article 4), each Target Company, jointly and severally, represents and warrants to SPAC as follows:
Section 4.1.   Organization.   Each member of the Target Company Group has been duly incorporated, formed or organized, as applicable, and is validly existing under the laws of its incorporation, formation or organization, as applicable, and has the requisite limited liability company, corporate or partnership power, as applicable, and authority to own, lease and operate its properties and to carry on in all material respects its businesses as now being conducted. Each member of the Target Company Group is duly qualified, licensed or registered as a foreign entity to transact business and is in good standing under the Laws of each jurisdiction where the character of its properties or assets owned, leased or operated by it, or the location of the properties or assets owned, leased or operated by it, requires such qualification, licensing or registration, as applicable, except where the failure to be so qualified, licensed or registered or in good standing would not be material to Target Company Group, taken as a whole.
Section 4.2.   Target Company Group.   Section 4.2 of the Target Company Disclosure Letter sets forth a complete list of each member of the Target Company Group as of the date hereof (except for New PubCo and Merger Sub) and following the Reorganization, together with the jurisdiction of incorporation, formation or organization, as applicable, of each member of the Target Company Group (except for New PubCo and Merger Sub). The Governing Documents of each member of the Target Company Group, as amended to the date of this Agreement and as previously made available by or on behalf of the Target Companies to SPAC, are true, correct and complete. The Governing Documents of each member of the Target Company Group are, and following the Reorganization will be, in full force and effect, and no member of the Target Company Group is, and following the Reorganization will be, in material breach or violation of any provision set forth in its Governing Documents.
Section 4.3.   Due Authorization.
(a)   Each Target Company has all requisite limited liability company or corporate power, as applicable, and authority to execute and deliver this Agreement, and each member of the Target Company Group that is or will be a party to the Ancillary Agreements has, or following the Reorganization will have, all requisite limited liability company, corporate or partnership power, as applicable, and authority to execute and delivery such Ancillary Agreement to which such member of the Target Company Group is or will be a party, and to consummate the transactions hereunder and thereunder and (subject to receipt of the consents, approvals and authorizations and the other requirements described in Section 4.5) to perform all of its obligations hereunder and thereunder. The Requisite Target Company Equityholder Approval is the only vote or approval of holders of any class, series or type of equity securities of the Target Companies necessary to adopt this Agreement and any Ancillary Agreement or to approve the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Ancillary Agreements to which any member of the Target Company Group is or will be a party and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized and approved by the necessary governing bodies and equityholders, as applicable, and no other limited liability company, corporate or partnership proceeding on the part of any member of the Target Company Group is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which any member of the Target Company Group is or will be a party. This Agreement has been, and on or prior to the Closing, the Ancillary Agreements to which any member of the Target Company Group is or will be a party will be, duly and validly executed and delivered by applicable member of the Target Company Group, and (assuming due authorization, execution and delivery of this Agreement by the other Parties and of the Ancillary Agreement to which any member of the Target Company Group is or will a party by the other parties thereto) this Agreement constitutes, and on or prior to the Closing, the Ancillary Agreements to which any member of the Target Company Group is or will be a party will constitute, a legal, valid and binding obligation of the applicable member of the Target Company Group, enforceable against such member of the Target Company Group in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   On or prior to the date of this Agreement, each Target Company Board has adopted a consent (i) determining that this Agreement and Ancillary Agreement to which any member of the Target Company Group is a party and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Target Companies and the Target Company Equityholders, and (ii) authorizing and approving the execution, delivery and performance by the Target Companies of this Agreement and the Ancillary Agreements to which any member of the Target Company Group is or will be a party and the transactions contemplated hereby and thereby. No other limited liability company or corporate action, as applicable, is required on the part of any of the Target Companies to enter into this Agreement or the Ancillary Agreements to which either of the Target Companies is or will be a party or to approve the transactions contemplated hereby or thereby.
Section 4.4.   No Conflict.   Subject to the receipt of the consents, clearances, approvals and authorizations and the other requirements set forth in Section 4.5, and except as set forth on Section 4.4 of the Target Company Disclosure Letter, the execution and delivery by each of the Target Companies of this Agreement and the Ancillary Agreements to which any member of the Target Company Group is or will be a party and the consummation by the applicable members of the Target Company Group of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Reorganization) do not, and following the Reorganization will not, (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of any member of the Target Company Group, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law, permit, or Governmental Order applicable to any member of the Target Company Group, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under, any Material Contract or terminate or result in the termination of any such Material Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon the properties or assets of any member of the Target Company Group, except, in the case of subclauses (b)-(d), to the extent that the occurrence of the foregoing would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Target Company Group, taken as a whole.
Section 4.5.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, clearance, waiver, approval or authorization of, or designation, declaration, registration or filing with, or notification to, exemption from, or Permit of any Governmental Authority (each, a “Governmental Authorization”) or other Person is required on the part of any member of the Target Company Group with respect to each Target

Company’s execution or delivery of this Agreement, the execution or delivery of the Ancillary Agreements by any member of the Target Company Group or the consummation of the transactions contemplated hereby and thereby (including, for the avoidance of doubt, the Reorganization), as applicable, except (a) for (i) any applicable requirements of Antitrust Laws, (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to materially impact the ability of the Target Companies to perform or comply with on a timely basis any material obligations of the Target Companies under this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereunder and thereunder, (iii) the receipt of the Requisite Target Company Equityholder Approval, (iv) any consents, approvals, authorizations, designations, declarations, waivers or filings, the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to be material to the Target Company Group, taken as a whole, and (v) the filing of the Registration Statement with the SEC and the SEC’s declaration of effectiveness of the Registration Statement, and (b) as set forth on Section 4.5 of the Target Company Disclosure Letter.
Section 4.6.   Capitalization of the Target Companies.   As of the date of this Agreement, the Target Company Equityholders are, and following the Reorganization, the Target Company Equityholders will be, the record and beneficial owners, and have good and valid title (free and clear of all Liens, other than as may be set forth in the Target Company Governing Documents, those arising from restrictions on the sale of securities under applicable securities Laws or pursuant to Permitted Indebtedness) to, one hundred percent (100%) of the Target Company Equity. As of the date of this Agreement, the Target Company Equity constitutes, and following the Reorganization will constitute, all of the issued and outstanding membership interests in each Target Company and has been duly authorized, validly issued and is fully paid and nonassessable. As of the date of this Agreement and following the Reorganization, the Target Company Equity (i) was not issued in violation of the Target Company Governing Documents or any other Contract to which either Target Company is bound; (ii) was not issued in violation of any purchase options, call options, right of first refusal, preemptive rights, right of first offer, subscription rights, transfer restrictions or similar rights of any Person; and (iii) has been offered, sold and issued in compliance in all material respects with applicable Law, including applicable securities Laws. None of the Target Companies has issued or granted and there are no, and following the Reorganization there will not be any, outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights, or similar rights affecting or providing for the issuance of the Target Company Equity or any other equity interests of the Target Companies, nor are there any Contracts, agreements or arrangements providing for the issuance or grant by any Target Company of any of the foregoing, except as contemplated by this Agreement or the transactions contemplated hereby. There are no, and following the Reorganization there will not be any, (A) voting trusts, proxies or other Contracts with respect to the voting or transfer of the Target Company Equity, other than in the Governing Documents of the Target Companies or as contemplated by this Agreement or (B) Contracts to which either Target Company is a party that require either Target Company to repurchase, redeem or otherwise acquiring any Target Company Equity or securities convertible into or exchangeable for Target Company Equity or to make any investment in any other Person.
Section 4.7.   Capitalization of Subsidiaries.
(a)   The outstanding shares of capital stock or equity interests of each member of the Target Company Group (other than the Target Companies), each of which is set forth on Section 4.7(a) of the Target Company Disclosure Letter as of the date of this Agreement and following the Reorganization, (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (A) the Governing Documents of such member of the Target Company Group as then in effect and (B) any other applicable Contracts governing the issuance of such securities to which such member of the Target Company Group is a party or otherwise bound, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of such member of the Target Company Group as then in effect or any Contract to which such member of the Target Company Group is a party or otherwise bound and (iv) are free and clear of any Liens, other than Permitted Liens, Liens pursuant to Permitted Indebtedness or restrictions on transfer arising under applicable securities Laws, or as set out in the Governing Documents of each member of the Target Company Group.

(b)   Following the Reorganization, except as set forth on Section 4.7(b) of the Target Company Disclosure Letter, the Target Companies will own of record and beneficially all of the issued and outstanding shares of capital stock or equity interests of each member of the Target Company Group (other than the Target Companies) free and clear of any Liens, other than Permitted Liens or restrictions on transfer arising under applicable securities Laws or as set out in the Governing Documents of such member of the Target Company Group. As of the date hereof, the members of the Target Company Group do not, and following the Reorganization will not, own any equity interest (or any other securities exercisable or exchangeable for any equity interest) in any other Person, other than an interest in another member of the Target Company Group.
(c)   Except as set forth on Section 4.7(c) of the Target Company Disclosure Letter, there are no, and following the Reorganization there will not be any, outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock or ownership interests in of member of the Target Company Group, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests or for the repurchase or redemption of shares or other equity interests, of such member of the Target Company Group or the value of which is determined by reference to shares or other equity interests of such member of the Target Company Group, and there are no, and following the Reorganization there will not be any, voting trusts, proxies or agreements of any kind which may obligate any member of the Target Company Group to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock or ownership interests.
Section 4.8.   Insurance.   Section 4.8 of the Target Company Disclosure Letter contains a true, correct and complete list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance carried by or for the exclusive benefit of the Target Company Group (any such policy, a “Target Company Group Insurance Policy”). All Target Company Group Insurance Policies carried by or for the exclusive benefit of the Target Company Group provide coverage customarily sufficient for a business of the size and type operated by the Target Company Group. True, correct and complete copies of the Target Company Group Insurance Policies as in effect as of the date hereof have previously been made available to SPAC. All Target Company Group Insurance Policies are in full force and effect, all premiums with respect thereto covering all periods up to the Closing Date will have been paid on or prior to the Closing, shall otherwise be maintained by the applicable member of the Target Company Group in full force and effect as they apply to any matter, action or event relating to the Target Company Group occurring through the Closing Date, and no notice of cancellation, termination or reduction in coverage or disallowance of any claim has been received by any member of the Target Company Group with respect to any Target Company Group Insurance Policy. Except as disclosed on Section 4.8 of the Target Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under a Target Company Group Insurance Policy in the last twelve (12) months.
Section 4.9.   Financial Statements.
(a)   The Target Companies have made available to SPAC true, correct and complete copies of the audited combined balance sheets and statements of operations, statements of owners’ equity and statements of cash flows of the Target Company Group as of and for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s report thereon (provided that such financial statements as of and for the year ended December 31, 2022 shall not be required to include a signed audit opinion, which signed audit opinion shall instead be delivered concurrently with the filing of the Registration Statement with the SEC) (the “Audited Financial Statements”). The Audited Financial Statements (including the notes thereto) (i) fairly present the financial position of the Target Company Group, as of the respective dates thereof and the combined results of operations, and changes in equity and cash flows of the Target Company Group for the respective periods indicated therein, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and (iii) were prepared from, and are in accordance with, the books and records of the Target Company Group.
(b)   Except as set forth on Section 4.9(b) of the Target Company Disclosure Letter, when delivered pursuant to Section 7.3, the Closing Company Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Target Company Group, as of the respective dates thereof, and the consolidated results of operations, the consolidated changes in equity and the consolidated cash flows for the respective periods then ended (subject to normal year-end adjustments that, individually or in the aggregate, are not material in amount or kind and the absence of footnotes or inclusion of limited footnotes), (ii) will have been prepared in material conformity with GAAP applied on a consistent basis through the periods indicated (except as may be indicated in the notes thereto and for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Target Company Group and (iv) when delivered by the Target Companies for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC applicable to a registrant, in each case, as in effect as of the respective dates thereof.
(c)   Neither the Target Companies nor, to the knowledge of the Target Companies, any independent auditor of the Target Companies has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Target Company Group, (ii) any fraud, whether or not material, that involves the management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Target Company Group or (iii) any claim or allegation in writing regarding any of the foregoing.
Section 4.10.   No Undisclosed Liabilities.   Except as set forth on Section 4.10 of the Target Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, any member of the Target Company Group (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto, (b) incurred or accrued since the date of the most recent balance sheet included in the Audited Financial Statements in the ordinary course of business of the Target Company Group (none of which relate to a breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution or Action, or violation of, or non-compliance with, any applicable Law or Permit), (c) that will be discharged or paid off prior to or at the Closing, (d) incurred since the date of the most recent balance sheet included in the Audited Financial Statements pursuant to or in connection with the negotiation, execution and delivery of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or (e) any other liabilities or obligations which are not, individually, or in the aggregate, material to the Target Company Group taken as a whole.
Section 4.11.   Litigation and Proceedings.   Except as set forth on Section 4.11 of the Target Company Disclosure Letter, (a) there is no, and in the last three (3) years there has been no, material Action or Governmental Order (including those brought or threatened by or before any Governmental Authority) pending or, to the knowledge of the Target Companies, threatened in writing against any member of the Target Company Group or any of the members, managers, directors, officers or employees of the members of the Target Company Group with regard to their actions as such, including any Action or Governmental Order that challenges or seeks to enjoin, alter or materially delay the transactions contemplated by this Agreement or any Ancillary Agreement and (b) there is no outstanding Governmental Order or Action imposed upon any member of the Target Company Group that is material to the Target Company Group taken as a whole.
Section 4.12.   Legal Compliance.   Except as set forth on Section 4.12 of the Target Company Disclosure Letter, each member of the Target Company Group is, and during the past three (3) years has been, in compliance in all material respects with all applicable Laws and Governmental Orders which are, in each case, applicable to their respective businesses, operations, assets and properties. During the past three (3) years, no member of the Target Company Group has received any notification from any Governmental Authority of a violation of any applicable Law or Governmental Order, or any investigation by a Governmental Authority for any actual or alleged violation of any applicable Law or Governmental Order, in each case, by any member of the Target Company Group, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Company Group.
Section 4.13.   Contracts; No Defaults.
(a)   Section 4.13(a) of the Target Company Disclosure Letter contains a list of Contracts in effect as of the date hereof to which any member of the Target Company Group is, or following the Reorganization will be, a party to or by which any member of the Target Company Group, or any of their respective properties or assets, are, or following the Reorganization will be, bound, including, without limitation, all Contracts described in clauses (i) through (a)(xvii) below. True, correct and complete copies of the Contracts listed on Section 4.13(a) of the Target Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all material amendments thereto.
(i)   Any Contract with any of Material Customer or Material Supplier;
(ii)   Any stockholder, partnership, investors’ rights, voting, right of first refusal and co-sale, or registration rights agreement, or other Contract with a holder of equity interests of any member of the Target Company Group relating to their ownership of such equity interests, other than any agreements with respect to Class B membership interests of Distressed Asset Portfolio IV, LLC;
(iii)   (A) Each Contract relating to Indebtedness of any member of the Target Company Group or the placing of a Lien (other than a Permitted Lien) on any material asset of any member of the Target Company Group in excess of $250,000, (B) each Contract requiring any member of the Target Company Group to guarantee the liabilities or obligations of any Person or pursuant to which any Person has guaranteed the liabilities or obligations of any member of the Target Company Group, in each case in excess of $250,000 and (C) each surety bond (or similar instrument) relating or pertaining to the Collection Requirements or Collection Authorizations and/or any Contracts related thereto;
(iv)   Any Contract for (A) the divestiture of any business, properties or assets of any member of the Target Company Group or (B) the acquisition by any member of the Target Company Group of any operating business, properties or assets, whether by merger, purchase, sale of equity or assets or otherwise, in each case, which contains continuing obligations or liabilities with respect to any member of the Target Company Group, except for such continuing obligations and liabilities which are customary in Contracts related to the Business;
(v)   Any Contract or group of related Contracts (other than non-continuing purchase orders) reasonably expected to result in future payments to or by any member of the Target Company Group in excess of $250,000 per annum, except for Contracts that are terminable on less than thirty (30) days’ notice without penalty;
(vi)   Any Contract under which any member of the Target Company Group is lessee of or holds or operates any tangible property, including real property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;
(vii)   Each Contract involving the formation of a joint venture or partnership, profit-sharing, or other similar Contract, excluding (A) the respective Governing Documents of the members of the Target Company Group and (B) Contracts between the members of the Target Company Group;
(viii)   Any employment or consulting Contract with any current or former employee (to the extent of any ongoing liability) or individual service provider of any member of the Target Company Group that (A) provides annual base compensation in excess of $250,000 or (B) is not terminable at-will and without any liability to any member of the Target Company Group (other than standard employee confidentiality or non-disclosure agreements) or that cannot be terminated without the payment of severance or similar separation payments (except to the extent required by applicable Law);
(ix)   Any change in control, transaction bonus, retention bonus, stay and pay or similar agreements with any current or former (to the extent of any ongoing liability) employee or individual service provider of any member of the Target Company Group;
(x)   Contracts containing covenants prohibiting, limiting or purporting to limit (A) the ability of any member of the Target Company Group from operating or doing business in any location, market or line of business, (B) the Persons to whom any member of the Target Company Group may sell products or deliver services or (C) the Persons that any member of the Target Company Group may hire or solicit for hire;
(xi)   Any collective bargaining or other agreement or Contract between any member of the Target Company Group, on one hand, and any labor union, labor organization or other employee representative body, on the other hand (each, a “Labor Agreement”), covering any employee of the Target Company Group;
(xii)   Each Contract pursuant to which any member of the Target Company Group (A) grants to a third Person a license to any Target Company IP that is material to the Target Company Group, other than non-exclusive licenses granted to customers, distributors or service providers of the Target Company Group in the ordinary course of business, or (B) is granted by a third Person a license to any Intellectual Property material to the Target Company Group, other than click-wrap and shrink-wrap licenses and other licenses to Software that is generally commercially available to the public with license, maintenance, support, and other fees of less than $250,000 in the aggregate per year;
(xiii)   Each Contract which (A) contains any assignment or any covenant not to assert or enforce any Target Company IP, other than invention assignment and confidentiality agreements with employees and contractors on standard forms made available to SPAC and without any material deviations or exceptions, and (B) pursuant to which any Target Company IP is or was developed by, with or for any Target Company.
(xiv)   Each Contract requiring or providing for any capital expenditure by any member of the Target Company Group after December 31, 2022 in an amount in excess of $250,000;
(xv)   Any Contract that (A) grants to any third Person any “most favored nation rights,” any “take-or-pay rights,” any exclusivity rights or similar provisions, obligations or restrictions related to the business of the Target Company Group or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments in excess of $250,000 in any calendar year;
(xvi)   Contracts granting to any Person (other than a member of the Target Company Group or ZB Partnership) (A) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any member of the Target Company Group or (B) the right to receive or earn milestones payments, royalties or other contingent payments based on any investigation, manufacture, research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events;
(xvii)   Any Contract involving any resolution, conciliation or settlement of any Action or any actual or threatened litigation, arbitration, claim or other dispute under which any member of the Target Company Group has any material ongoing obligations after the date of this Agreement; and
(xviii)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.13(a).
(b)   Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date or as set forth on Section 4.13(b) of the Target Company Disclosure Letter, all of the Contracts listed, or required to be listed, on Section 4.13(a) of the Target Company Disclosure Letter (each, a “Material Contract”) are (i) in full force and effect in accordance with their respective terms with respect to the applicable member of the Target Company Group and (ii) represent the legal, valid and binding obligations of the member of Target Company Group party thereto and, to the knowledge of the Target Companies, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Target Company Group, taken as a whole, (x) the applicable member of the Target Company Group has performed in all respects all respective obligations required to be performed by them to date under the Material Contracts and neither any member of the Target Company Group nor, to the knowledge of the Target Companies, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, no member of the Target Company Group has received any written claim or written notice of termination or breach of or default under any such Contract and (z) to the knowledge of the Target Companies, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by any member of the Target Company Group or any other party thereto (in each case, with or without notice or lapse of time or both). No member of the Target Company Group has (A) given notice of its intent to materially modify, materially amend or otherwise materially alter the terms and conditions of any Material Contract or

(B) received any such written notice from any other party thereto, in each case other than in connection with the scheduled end or termination or other non-breach related expiration of such Contract.
Section 4.14.   Material Customers and Suppliers.   Section 4.14 of the Target Company Disclosure Letter sets forth a true, correct and complete list of the Target Company Group’s (a) (i) top third-party servicing and analytics clients, based on amounts paid to Target Company Group for services for the fiscal year ending December 31, 2022, and for the trailing three (3) month period ending March 31, 2023, showing the approximate total commissions paid to the Target Company Group by each such servicing client and (ii) top purchasers of receivables from Target Company Group, based on amounts paid to Target Company Group for receivables for the fiscal year ending December 31, 2022, and for the trailing three (3) month period ending March 31, 2023 (each such client or purchaser, a “Material Customer”) and (b) (i) the top ten (10) suppliers and vendors of goods and services to the Target Company Group based on amounts paid for goods or services for the fiscal year ending December 31, 2022, and for the trailing three (3) month period ending March 31, 2023, and the approximate total purchases by or commission paid by the Target Company Group from each such material supplier, during each such period and (ii) any sole source supplier of any good or services of the Target Company Group, other than any sole source supplier providing goods or services for which the Target Company Group can readily obtain a replacement supplier without a material increase in the cost of supply (each such supplier listed in the foregoing (i)-(ii), a “Material Supplier”). No such Material Customer or Material Supplier listed on Section 4.14 of the Target Company Disclosure Letter has (1) terminated or threatened to terminate its relationship with any member of the Target Company Group, (2) as of the date hereof, materially reduced its business with any member of the Target Company Group or adversely modified its relationship with any of member of the Target Company Group, (3) as of the date hereof, notified any member of the Target Company Group of its intention to take any such action and, to the knowledge of the Target Companies, no such Material Customer or Material Supplier is contemplating such action, or (4) to the knowledge of the Target Companies, has become insolvent or is subject to bankruptcy proceedings.
Section 4.15.   Target Company Group Benefit Plans.
(a)   Section 4.15(a) of the Target Company Disclosure Letter sets forth an accurate and complete list of each material Target Company Group Benefit Plan. With respect to each Target Company Group Benefit Plan, the Target Companies have made available to SPAC, to the extent applicable, true, complete and correct copies of (i) such Target Company Group Benefit Plan (or, if not written, a written summary of its material terms) and all plan documents and all amendments thereto, and (ii) the most recent determination, opinion or advisory letter, if any, issued by the IRS with respect to any such Target Company Group Benefit Plan and any pending request for such a determination letter.
(b)   (i) Each Target Company Group Benefit Plan has been established, funded, maintained, operated and administered in all material respects in accordance with its terms and in all material respects in compliance with all applicable Laws, including ERISA and the Code, (ii) all contributions or other payments required to be made with respect to any Target Company Group Benefit Plan by applicable Law or under the terms of any Target Company Group Benefit Plan and all premiums due or payable with respect to insurance policies funding any Target Company Group Benefit Plan have been timely made, as applicable and, if not yet due, properly accrued and (iii) each Target Company Group Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan or advisory letter for a volume submitter plan and, to the knowledge of the Target Companies, no fact exists or event has occurred that would reasonably be expected to adversely affect the qualified status of such Target Company Group Benefit Plan.
(c)   No Target Company Group Benefit Plan is, and none of the Target Companies nor any of their respective ERISA Affiliates sponsors, maintains or contributes, to, is required to contribute to, or has any actual or contingent liability or obligation under or with respect to, (i) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or pension plan subject to Title IV of ERISA or subject to Section 412 and 430 of the Code or Section 302 of ERISA, (ii) a multiple employer plan as described in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) a “welfare benefit fund” within the meaning of Section 419 of the Code. No member of the Target

Company Group has any current or contingent liability or obligation as a consequence of being considered an ERISA Affiliate of any other Person.
(d)   There are no pending or, to the knowledge of the Target Companies, threatened actions, suits or claims (other than routine claims for benefits) by, on behalf of or against or relating to any Target Company Group Benefit Plan or the assets thereof, and no audit or other proceeding by or before a Governmental Authority is pending or, to the knowledge of the Target Companies, threatened with respect to any Target Company Group Benefit Plan or the assets thereof. The Target Companies and each of their respective ERISA Affiliates have complied in all material respects and are in compliance in all materials respects with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code (“COBRA”) and any similar state Law as well as the Affordable Care Act. No member of the Target Company Group has incurred (whether or not assessed) any Tax or penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such Taxes or penalties.
(e)   No member of the Target Company Group nor, to the knowledge of the Target Companies, any trustee, administrator or other third-party fiduciary and/or party-in-interest of any Target Company Group Benefit Plan, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any member of the Target Company Group to the Tax or penalty on prohibited transactions or breaches of duty imposed by Section 4975 of the Code or Section 502(i) of ERISA, except as could not reasonably be expected to result in any material liability to the Target Company Group.
(f)   No Target Company Group Benefit Plan provides, and no member of the Target Company Group has promised to provide, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees (or the spouses or dependents thereof) of the Target Company Group for periods extending beyond their retirement or other termination of service, other than coverage mandated by COBRA (or any similar state Law) for which the recipient pays the full cost of coverage (except for employer subsidies or payments required under applicable Law), and no member of the Target Company Group has any obligation to provide such benefits.
(g)   Except as set forth on Section 4.15(g) of the Target Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, either alone or in combination with another event (such as termination of employment or other service following the consummation of the Transactions), (i) entitle any employee of the Target Company Group to any compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any employee of the Target Company Group, (iii) entitle any employee of the Target Company Group to any severance pay or increase in severance pay or any other compensation, (iv) require the Target Companies to set aside any assets to fund any material benefits under any Target Company Group Benefit Plan, (v) otherwise give rise to any material liability under any Target Company Group Benefit Plan or (vi) limit or restrict the Target Company Group’s right to merge, materially amend, terminate or transfer the assets of any Target Company Group Benefit Plan on or following the Closing Date.
(h)   The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, either alone or in combination with another event, result in any “parachute payment” under Section 280G of the Code becoming payable to any employee of the Target Company Group. No Target Company Group Benefit Plan provides for a Tax gross-up, make whole or similar payment to any employee of the Target Company Group with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.
(i)   Each Target Company Group Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code, and no amount payable to any employee of the Target Company Group under any such Target Company Group Benefit Plan is or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code.

Section 4.16.   Labor Relations; Employees.
(a)   Except as set forth on Section 4.16(a) of the Target Company Disclosure Letter, (i) no member of the Target Company Group is or has in the past three (3) years been a party to or bound by any Labor Agreement covering employees of the Target Company Group, (ii) no Labor Agreement or similar agreement or arrangement covering employees of the Target Company Group is being negotiated by the Target Company Group, (iii) no labor union, labor organization, group of employees of the Target Company Group or any other employee representative body represents, has represented, or has, to the knowledge of the Target Companies, sought to represent any employees of the Target Company Group, and, to the knowledge of the Target Companies, in the past three (3) years there have been no organizing activities with respect to any employees of the Target Company Group and (iv) there are no representation or certification demands, proceedings or petitions seeking a representation proceeding with respect to employees of the Target Company Group pending or, to the knowledge of Target Companies, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority, and there have been no such demands, proceedings or petitions with respect to any employees of the Target Company Group, as related to their employment or service with the Target Company Group, in the past three (3) years. In the past three (3) years, there has been no actual or, to the knowledge of the Target Companies, threatened strike, slowdown, work stoppage, labor organization activity, lockout, picketing, handbilling or other material labor dispute or similar activity involving employees of the Target Company Group against or affecting any member of the Target Company Group.
(b)   Each member of the Target Company Group has been for the past three (3) years in compliance, in all material respects, with all applicable Laws respecting labor, employment and employment practices including all Laws respecting terms and conditions of employment, health and safety, wages and hours, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor status), immigration (including the completion of Forms I-9 for all employees of the Target Company Group and the proper confirmation of the Target Company Group’s employees’ employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity and equal pay, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action, unemployment insurance and plant closures and layoffs (including the WARN Act), all as applicable.
(c)   In the past three (3) years, except as could not reasonably be expected to result in any material liability to the Target Company Group, taken as a whole, no member of the Target Company Group has received notice of and, to the knowledge of the Target Companies, there has been no threat of (i) any unfair labor practice charge or material complaint before the National Labor Relations Board or any other Governmental Authority or labor relations tribunal or authority against or affecting the Target Company Group by any employees of the Target Company Group, (ii) any labor complaints, grievances or arbitrations arising out of any Labor Agreement or any other labor complaints, grievances or arbitrations by or on behalf of employees of the Target Company Group against or negatively affecting the Target Company Group, (iii) any charge or complaint with respect to or relating to any member of the Target Company Group by or on behalf of any employees of the Target Company Group pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration or occupational safety and health Laws to conduct an investigation with respect to or relating to the Target Company Group (including employees of the Target Company Group) or that any such investigation is in progress or (v) any Action by or on behalf of any employees of the Target Company Group alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(d)   The Target Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to employees of the Target Company Group under applicable Law or Contract; and each individual who is providing or within the past three (3) years has provided services to the Target Company Group and is or was in the past three (3) years classified and treated as an independent contractor, consultant, leased employee or other non-employee service provider is and has been in the past three (3) years properly classified and treated as such for all applicable purposes.

(e)   To the knowledge of the Target Companies, no employee of the Target Company Group is in material violation of any employment agreement, restrictive covenant or obligation, nondisclosure obligation or fiduciary duty owed (i) to any member of the Target Company Group or (ii) to any third party with respect to the right of any such individual to work for or provide services to the Target Company Group or the individual’s disclosure of Trade Secrets.
(f)   Except as set forth on Section 4.16(f) of the Target Company Disclosure Letter, to the knowledge of the Target Companies, no employee of the Target Company Group with annualized compensation at or above $150,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.
(g)   In the past three (3) years, with respect to the Target Company Group (including employees of the Target Company Group), no member of the Target Company Group has engaged in layoffs, facility closures or shutdowns, furloughs, reductions-in-force, employment terminations or other workforce actions sufficient to trigger application of the WARN Act. Except as set forth on Section 4.16(g) of the Target Company Disclosure Letter, no layoff, facility closure or shutdown, furlough, reduction-in-force, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Target Company Group has occurred since March 1, 2020 or is currently contemplated, planned or announced.
(h)   In the past three (3) years, no allegations of discrimination, sexual harassment or sexual misconduct have been made, or, to the knowledge of the Target Companies, threatened to be made against or involving any employees of the Target Company Group. No member of the Target Company Group has entered into any settlement agreements resolving, in whole or in part, allegations of sex discrimination, sexual harassment or sexual misconduct by any employees of the Target Company Group.
(i)   There are a sufficient number of employees of the Target Company Group as of the date hereof to conduct the Target Company Group’s business on a stand-alone basis as of the date hereof.
Section 4.17.   Taxes.
(a)   All material Tax Returns required to be filed by the members of the Target Company Group have been timely filed (taking into account all valid extensions) and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material Taxes required to be paid by the members of the Target Company Group have been duly paid.
(c)   There is no Tax audit, examination or other proceeding with respect to material Taxes of any member of the Target Company Group that is pending or has been threatened in writing.
(d)   Each member of the Target Company Group has complied in all material respects with all applicable Laws relating to the collection and withholding of material Taxes.
(e)   No member of the Target Company Group has waived any statute of limitations with respect to material Taxes of any member of the Target Company Group or agreed in writing to any extension of time with respect to the assessment or deficiency of any material Tax, which waiver or extension remains in effect (excluding extensions of time to file Tax Returns obtained in the ordinary course).
(f)   No member of the Target Company Group has received any written claim from a Governmental Authority in a jurisdiction in which it does not file a Tax Return stating that it is or may be subject to a Tax in such jurisdiction that would be covered by or the subject of such Tax Return, which claim has not been satisfied, withdrawn, or otherwise resolved.
(g)   No member of the Target Company Group has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar or analogous provision of state, local or non-United States law.
(h)   There are no Liens for material Taxes on any of the assets of the Target Company Group, other than statutory Liens for Taxes not yet due and payable.

(i)   There are no written assessments, deficiencies, adjustments or other claims with respect to material Taxes that have been asserted or assessed against any members of the Target Company Group that have not been paid or otherwise resolved.
(j)   No member of the Target Company Group has any material liability for the Taxes of any Person (other than any member of the Target Company Group) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes).
(k)   No member of the Target Company Group will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by any member of the Target Company Group prior to the Closing, (ii) change in method of accounting of any member of the Target Company Group for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (iii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by any member of the Target Company Group prior to the Closing.
(l)   No member of the Target Company Group (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) at any time in the last three (3) years.
(m)   Except for FRIC Holding, LLC, CCRF and Unifund Corporation, each member of the Target Company Group is and has since formation been treated as an entity disregarded as separate from its owner or a partnership for U.S. federal (and applicable state and local) Tax purposes.
(n)   [Reserved.]
(o)   At all times since its formation until December 28, 2023, FRIC Holding, LLC was a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and under all analogous state and local Tax Laws to the extent they recognize S corporation elections or status) and did not take any action to cause its status as an “S corporation” to terminate. No Governmental Authority has challenged or threatened to challenge the former status of FRIC Holding, LLC as an S corporation for federal income Tax purposes. FRIC Holding, LLC has no potential liability for any Tax under Section 1374 of the Code (or under any corresponding provisions of state, local or foreign Tax Law).
(p)   At all times since its formation until the day immediately prior to the Closing Date, CCRF was a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and under all analogous state and local Tax Laws to the extent they recognize S corporation elections or status) and did not take any action (excluding entering into this Agreement and consummating the CCRF Contribution and Exchange) to cause its status as an “S corporation” to terminate. No Governmental Authority has challenged or threatened to challenge the former status of CCRF as an S corporation for federal income Tax purposes. CCRF has no potential liability for any Tax under Section 1374 of the Code (or under any corresponding provisions of state, local or foreign Tax Law).
(q)   At all times since its formation until the day immediately prior to the Closing Date, Unifund Corporation was a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and under all analogous state and local Tax Laws to the extent they recognize S corporation elections or status) and did not take any action (excluding entering into this Agreement and consummating the CCRF Contribution and Exchange) to cause its status as an “S corporation” to terminate. No Governmental Authority has challenged or threatened to challenge the former status of Unifund Corporation as an S corporation for federal income Tax purposes. Unifund Corporation has no potential liability for any Tax under Section 1374 of the Code (or under any corresponding provisions of state, local or foreign Tax Law).

(r)   As of the date of this Agreement, no member of the Target Company Group has taken or agreed to take any action that would reasonably be expected to prevent or impede the New PubCo Exchanges and the Merger, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment. To the knowledge of the Target Companies, the Reorganization will not result in the incurrence of any material Tax liability.
(s)   Neither of the Target Companies has any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes. The Target Companies intend that any cash and cash equivalents remaining in the Trust Account after any redemptions of SPAC shares and the distributions contemplated by this Agreement shall be used in the Target Companies’ business.
Section 4.18.   Brokers’ Fees.   Except as set forth on Section 4.18 of the Target Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other fee or commission, deferred or otherwise, in connection with the transactions contemplated by this Agreement or the Ancillary Agreement based upon arrangements made by any member of the Target Company Group or any of their Affiliates.
Section 4.19.   Licenses and Permits.   Section 4.19 of the Target Company Disclosure Letter contains a true, correct and complete list of (i) each material Permit held by the Target Company Group and (ii) all Collection Authorizations held by the Target Company Group, in each case, together with the name of the Governmental Authority issuing the same, the holder thereof, and associated registration numbers or identifiers (as applicable). The Target Company Group has, and following the Reorganization will have, all Permits necessary to operate the business of the Target Company Group in the manner in which it is now operated, except where the absence of such Permit would not, individually or in the aggregate, reasonably be expected to have a Target Company Material Adverse Effect. Each Permit is, and following the Reorganization will be, in full force and effect and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or become terminable as result of the transactions contemplated by this Agreement or the Ancillary Agreement (including, for the avoidance of doubt, the Reorganization), except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Target Company Material Adverse Effect. Except as would not have a Target Company Material Adverse Effect, no member of the Target Company Group (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Permits to which it is a party, (b) is or has been in the past three (3) years the subject of any pending or threatened Action, or, to the knowledge of the Target Companies, any investigation, by a Governmental Authority seeking the revocation, suspension, termination, modification or impairment of any Permits or (c) has received any written notice in the past three (3) years that any Governmental Authority that has issued any Permit intends to cancel, terminate, or not renew any such Permit, except to the extent such Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated by this Agreement and the Ancillary Agreement (provided, that such amendment, replacement, or reissuance would not reasonably be expected to materially adversely affect the ability of New PubCo and the Target Company Group to conduct the Target Company Group’s business as currently conducted from and after the Closing).
Section 4.20.   Title to and Sufficiency of Assets.   The members of the Target Company Group have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material items of tangible personal property used or held for use in the business of the Target Company Group, free and clear of any and all Liens (other than Permitted Liens). The tangible assets owned or leased by the members of the Target Company Group constitute all of the tangible assets reasonably necessary for the continued conduct of the business of the Target Company Group after the Closing in the ordinary course of business consistent with past practice in all material respects.
Section 4.21.   Real Property.
(a)   Section 4.21(a) of the Target Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases pertaining to such Leased Real Property (including the respective dates and names of the parties to such Real Property Leases). Such Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Target Company Group. With respect to each Leased Real Property:
(i)   The members of the Target Company Group hold a good and valid leasehold estate in such Leased Real Property (or in the case of any datacenter colocation space, a good and valid license), free and clear of all Liens, except for Permitted Liens.
(ii)   The Target Companies have delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, licenses, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property, including all amendments, renewals, terminations and modifications thereof, in effect as of the date of this Agreement (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect except to the extent that such modifications have been disclosed by the copies delivered to SPAC.
(iii)   Each Real Property Lease is legal, valid, binding, enforceable and in full force and effect. As of the date of this Agreement, to the knowledge of the Target Companies, there are no material ongoing disputes with respect to such Real Property Leases. Neither the members of the Target Company Group is, nor to the knowledge of the Target Companies, any other party to any Real Property Lease is in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Real Property Lease. No member of the Target Company Group has (A) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof or (B) collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein. The improvements included in the Leased Real Property are in good condition and repair and sufficient for the operation of the Target Company Group’s business conducted thereon. Except as set forth on Section 4.21(a)(iii) of the Target Company Disclosure Letter, the acquisition of the Target Company Group pursuant to this Agreement does not require the consent of any counterparty to any Real Property Lease, will not result in a breach of or default under any Real Property Lease or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. None of the Target Companies owes, or will owe in the future, any brokerage. None of the Target Companies owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. No counterparty to any Real Property Lease is an affiliate of, and otherwise has any economic interest in, any member of the Target Company Group. There are no liens or encumbrances on the interest of any Target Company Group in any Real Property Lease.
(b)   No member of the Target Company Group owns real property.
Section 4.22.   Intellectual Property.
(a)   Section 4.22(a) of the Target Company Disclosure Letter sets forth a true, complete and accurate list of each item of Target Company IP that is registered or applied for with a Governmental Authority or internet domain name registrar (“Target Company Registered Intellectual Property”) and any material unregistered Marks, including, in each case, as applicable, the jurisdiction in which such item of Target Company Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, if any. The Target Companies or a member of the Target Company Group is, and following the Reorganization will be, the sole and exclusive owner of all right, title, and interest in and to all Target Company IP, free and clear of all Liens (other than Permitted Liens). All Target Company IP is valid, subsisting, and, to the knowledge of the Target Companies, enforceable.
(b)   No Actions are pending, or to the knowledge of the Target Companies threatened, against any member of the Target Company Group, either (i) alleging the Target Company Group’s infringement, misappropriation, dilution or other violation of any Intellectual Property of any third Person or

(ii) challenging the ownership, use, validity or enforceability of any Target Company IP or Intellectual Property of the Target Company Group used in the operation of the Target Company Group’s business. To the knowledge of the Target Companies, no member of the Target Company Group is infringing, misappropriating, diluting or otherwise violating, nor during the last six (6) years has infringed, misappropriated, diluted, or otherwise violated any Intellectual Property of any Person.
(c)   Except as set forth on Section 4.22(c) of the Target Company Disclosure Letter, (i) to the knowledge of the Target Companies, no Person is infringing, misappropriating, diluting or otherwise violating any Target Company IP, and (ii) there is no material Action pending or threatened alleging infringement, misappropriation, dilution or other violation of any Target Company IP by any Person.
(d)   No Target Company accesses, uses, modifies, or links to, nor has accessed, used, modified, linked to, or created derivative works of any Public Software in a manner which would subject any Target Company IP to any obligations set forth in the license for such Public Software, that (i) require any Target Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, or (ii) grant, or require any member of a Target Company Group to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Target Company IP.
(e)   The Target Company Group has implemented commercially reasonable measures to maintain and protect the confidentiality of the material Trade Secrets included in the Target Companies IP. The employees, representatives, consultants, contractors and agents of the Target Company Group who have access to Trade Secrets used in and necessary to the operation of the business of the Target Company Group are bound by written confidentiality agreements with respect to such Trade Secrets, or are otherwise legally obligated to maintain the confidentiality of such Trade Secrets. To the knowledge of the Target Companies, (i) no member of the Target Company Group has suffered any breaches or violations of any such confidentiality agreements or obligations, (ii) there has been no unauthorized access to or disclosure of any such Trade Secrets owned by a Target Company Group and (iii) no officer, employee, contractor, consultant or agent of any Target Company Group has misappropriated any Trade Secrets or other confidential information of any other third party in the course of the performance of her, his or its duties.
(f)   All current or past founders, employees, representatives and contractors of the members of the Target Company Group who contribute or have contributed to the creation or development of any material Target Company IP in the course of their employment or provision of services for the Target Company Group have executed written agreements pursuant to which such Persons have validly assigned to the applicable members of the Target Company Group all of such Person’s rights, title, and interest in and to such Intellectual Property that did not vest automatically in the relevant members of the Target Company Group by operation of Law.
(g)   The IT Systems used by the Target Company Group operate and perform in all material respects as required for the conduct of the businesses of the Target Company Group. To the knowledge of Target Companies, the IT Systems used by the Target Company Group do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger Software, or other faults or malicious code or damaging devices, or any other vulnerabilities (“Malicious Code”). Each member of a Target Company Group has taken commercially reasonable actions designed to protect the security of the IT Systems, including by implementing procedures designed to inhibit unauthorized access and the introduction of any Malicious Code.
Section 4.23.   Privacy and Cybersecurity.
(a)   The members of the Target Company Group or to the knowledge of the Target Companies, all vendors processors and other third parties Processing or otherwise with access to Personal Information collected and/or Processed by or for, and/or sharing Personal Information with, the Target Companies (collectively, “Data Partners”) are in material compliance with, and at all times during the past three (3) years the members of the Target Company Group have been, in compliance with, (i) all applicable Privacy Laws, (ii) the Target Company Group’s internal and external privacy policies, notices and/or statements applicable to the business of the Target Company Group and (iii) the contractual obligations applicable to the Target Company Group with respect to the business of the Target Company Group concerning privacy, data protection, cybersecurity, data security and the security of the Target Company Group’s information technology systems (collectively, “Privacy Requirements”). There are no Actions by any Person (including any Governmental Authority) pending to which any member of the Target Company Group is a named party or, to the knowledge of the Target Companies, threatened in writing against any member of the Target Company Group, alleging a violation of any Privacy Requirement and there have been no such Actions during the past three (3) years.
(b)   Except as set forth on Section 4.23(b) of the Target Company Disclosure Letter, during the past three (3) years preceding the date of this Agreement, (i) to the knowledge of the Target Companies, there have been no accidental, unlawful or unauthorized intrusions nor breaches of the security of the Target Companies’, or to the knowledge of the Target Companies, the Data Partner’s, IT Systems that have resulted in the unauthorized access, use, loss, disclosure, destruction, modification, corruption, compromise or encryption of any Personal Information contained or stored therein (a “Security Incident”), and (ii) there have been no disruptions in any IT Systems that have caused a material disruption in the operation of any member of the Target Company Group. The Target Company Group has implemented and requires its Data Partners to implement: (A) commercially reasonable measures designed to protect Personal Information and other confidential information in their possession, custody, or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards and (B) commercially reasonable security controls and disaster recovery plans and procedures for the IT Systems within their control and used in the business of the Target Company Group, which are designed to protect the confidentiality, integrity and availability of such IT Systems and the data processed by such IT Systems.
(c)   During the past three (3) years, (i) the Target Company Group, nor to the knowledge of the Target Companies, any Data Partner, have not experienced any Security Incident, (ii) no member of the Target Company Group has received any written notice, inquiry, request, claim or complaint from any Person, or provided any written notice or been required to provide notice to any Person, with respect to any Security Incident or violation of the Privacy Requirements or (iii) been subject to any investigation or enforcement action by, any Governmental Authority or other Person.
Section 4.24.   Environmental Matters.
(a)   Each member of the Target Company Group is, and during the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws and all Permits required thereunder for the occupation of its facilities and the operation of its business.
(b)   To the knowledge of the Target Companies, there has been no release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of any of the Target Companies or any real property currently or formerly owned, operated or leased by any of the Target Companies, including the Leased Real Property, and none of the Target Companies have received a written notice, order, directive, claim or demand from any Governmental Authority or other Person that any real property currently or formerly owned, operated or leased in connection with the business of such Target Company (including soils, groundwater, surface water, buildings and other structures located on any such real property), including the Leased Real Property, has been contaminated with any Hazardous Material that would reasonably be expected to give rise to material liability for such Target Company under any Environmental Laws.
(c)   No Action is pending or, to the knowledge of the Target Companies, threatened with respect to the Target Company Group’s material noncompliance with or material liability under Environmental Laws with respect to the operation or conduct of the Target Company Group’s business.
(d)   The Target Companies have made available to SPAC true, correct and complete copies of all material environmental, health or safety reports, assessments, audits and inspections in the possession of the Target Company Group.
(e)   No member of the Target Company Group has received any written communications or notices from or to any Governmental Authority or other Person concerning any material non-compliance of any member of the Target Company Group with, or liability of any member of the Target Company Group under, any Environmental Law.

Section 4.25.   Absence of Changes.   During the period beginning on December 31, 2022, and ending on the date of this Agreement, except as set forth on Section 4.25 of the Target Company Disclosure Letter, (a) there has not been any Target Company Material Adverse Effect and, in the case of the following clauses (b) and (c), except for actions taken in preparation for and in connection with this Agreement and the Ancillary Agreements, (b) the Target Company Group has conducted the business of the Target Company Group in the ordinary course of business in all material respects and (c) except as set forth on Section 4.25 of the Target Company Disclosure Letter, no member of the Target Company Group has taken any action or omitted to take an action which, if taken or omitted to be taken after the date of this Agreement until the Closing, would require the consent of SPAC pursuant to Section 7.1.
Section 4.26.   Anti-Corruption and Anti-Money Laundering Compliance.
(a)   For the past five (5) years, no member of the Target Company Group, nor any director, officer, employee, nor, to the knowledge of the Target Companies, any representative or agent acting on behalf of the Target Company Group (to the extent applicable or related to the operation or conduct of the Target Company Group’s business), has (i) violated any Anti-Bribery Laws or Anti-Money Laundering Laws, (ii) used any funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (iii) made any unlawful payment to any official or employee of a Governmental Authority or (iv) offered or given anything of value to any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office, or any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)   To the knowledge of the Target Companies, in the past five (5) years, there have been no internal investigations, third-party investigations (including by any Governmental Authority), prosecutions, voluntary disclosures, deficiency notices, allegations or internal or external audits concern possible violations of the Anti-Bribery Laws or Anti-Money Laundering Laws by any member of the Target Company Group or any director, officer, employee, representative or agent acting on behalf of the Target Company Group to the extent applicable or related to the operation or conduct of the Target Company Group’s business.
(c)   The Target Company Group maintains policies and procedures and adheres to systems of internal controls that, to the knowledge of the Target Companies, are reasonably adequate to ensure compliance with applicable Anti-Bribery Laws and Anti-Money Laundering Laws with respect to the Target Company Group’s business.
Section 4.27.   Sanctions and International Trade Compliance.
(a)   Each member of the Target Company Group is, and has been for the past five (5) years, in material compliance with all International Trade Laws and Sanctions Laws (to the extent applicable or related to the operation or conduct of the Target Company Group’s business). The Target Company Group has obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”), to the extent applicable or related to the operation or conduct of the Target Company Group’s business. There are no pending or, to the knowledge of the Target Companies, threatened Actions against any member of the Target Company Group (to the extent applicable or related to the operation or conduct of the Target Company Group’s business) that allege any material violation of International Trade Laws or Sanctions Laws or any Export Approvals.
(b)   No member of the Target Company Group nor any of their respective employees, directors or officers, or to the knowledge of the Target Companies, any Target Company Group member’s respective agents or representatives or other Persons acting on behalf of any member of the Target Company Group, (i) is, or has been during the past five (5) years, a Sanctioned Person, (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country, in violation of Sanctions Laws or (iii) violated any applicable Sanctions Laws or International Trade Laws.
(c)   The members of the Target Company Group have maintained policies and procedures and adhered to systems of internal controls that, to the knowledge of the Target Companies, are reasonably adequate to ensure compliance with applicable Sanctions Laws and International Trade Laws applicable to the Target Company Group’s business.
Section 4.28.   No Regulatory Impediments.   There are no facts or circumstances related to the identity, financial condition, jurisdiction of domicile or regulatory status of any member of the Target Company Group or any of their respective Affiliates that, to the knowledge of the Target Companies, would reasonably be expected to materially impair or delay the ability to obtain the consents, approvals, authorizations and waivers (or make the filings, notifications or notices) that are the subject of Section 11.1(e) (including, without limitation, the Collection Filings) or to execute or perform its or any member of the Target Company Group’s obligations under this Agreement or the Ancillary Agreements, including the consummation of the Transactions (including, for the avoidance of doubt, the Reorganization). As of the date of this Agreement, no member of the Target Company Group nor any of their respective Affiliates has received written notification or, to the knowledge of the Target Companies, oral notice or communication from any Governmental Authority that such Governmental Authority would oppose the Transactions or refuse to grant or issue its consent or approval, if required, with respect to the Transactions.
Section 4.29.   Information Supplied.   None of the information supplied or to be supplied by the Target Companies specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Proxy Statement/Registration Statement is declared effective and as of the date the Proxy Statement/Registration Statement (or any amendment thereto) is first mailed to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.30.   No Additional Representations or Warranties.   Except as provided in this Article 4 (as modified by the Target Company Disclosure Letter) or any Ancillary Agreement, neither any member of the Target Company Group, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever (whether express or implied) to SPAC, the Sponsor or any of their respective Affiliates, and except with respect to such representations, no such Person shall be liable in respect of the accuracy or completeness of any information provided or made available to SPAC, the Sponsor or any of their respective Affiliates. Without limiting the foregoing, SPAC acknowledges that its advisors have made their own independent investigation of the members of the Target Company Group.
ARTICLE 5
Representations and Warranties of SPAC
Except as set forth in (a) any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements, disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.13 or Section 5.16), or (b) the disclosure letter delivered by SPAC to the Target Companies on the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article 5), SPAC represents and warrants to each Target Company as follows:
Section 5.1.   SPAC Organization.   SPAC has been duly incorporated and is validly existing and is in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on in all material respects its business as it is now being conducted, except where the failure to have such power would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which SPAC is a party. The copies of the SPAC Governing Documents, as amended to the date of this Agreement and as previously delivered by SPAC to the Target Companies, are true, correct and complete. SPAC is duly qualified, licensed or registered and is in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so qualified, licensed or registered, except where failure to be so qualified, licensed or registered would not reasonably be expected to have a SPAC Material Adverse Effect.
Section 5.2.   Due Authorization.
(a)   SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) subject to the receipt of the SPAC Stockholder Approval, consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions have been (A) duly and validly authorized and approved by the SPAC Board and (B) determined by the SPAC Board as advisable to SPAC and the SPAC Stockholders and recommended for approval by the SPAC Stockholders. No other corporate proceeding on the part of SPAC is necessary to authorize the execution and delivery of this Agreement and the documents contemplated hereby (other than the SPAC Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly authorized, executed and delivered by SPAC, and (assuming due authorization, execution and delivery of this Agreement by the other Parties and of the other documents to which SPAC is a party contemplated hereby by the other parties thereto) this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   The SPAC Stockholder Approval is the only vote of any of SPAC’s capital stock necessary in connection with the entry into or performance of this Agreement by SPAC, and the consummation of the Transactions, including the Closing.
Section 5.3.   No Conflict.   Subject to the receipt of the consents, clearances, approvals, authorizations and other requirements set forth in Section 5.8 and the SPAC Stockholder Approval, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in any breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of SPAC (other than Permitted Liens), except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform their obligations under this Agreement and (ii) be material to SPAC.
Section 5.4.   Subsidiaries.   SPAC has no Subsidiaries. Except for this Agreement, SPAC is not bound by any Contract, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. SPAC does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.
Section 5.5.   Litigation and Proceedings.   There are no pending or, to the knowledge of SPAC, threatened material Actions against or involving SPAC, its properties, directors, managers, officers or assets, that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to SPAC. There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. As of the date hereof, SPAC is in compliance in all material respects with all Laws applicable to SPAC.

Section 5.6.   SEC Filings.   SPAC has timely filed or furnished, as applicable, all statements, forms, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since November 23, 2021 (collectively, as they have been amended since the time of their filing through the date hereof, including all exhibits and schedules and documents incorporated by reference therein, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), and as of the date of any amendment (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing or the Closing Date), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), none of the SPAC SEC Filings contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.7.   Internal Controls; Listing; Financial Statements.
(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC is made known to SPAC’s principal executive officer and its principal financial officer by others within SPAC, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act and the rules promulgated thereunder. Since November 23, 2021, except as otherwise disclosed in the SPAC SEC Filings, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.
(b)   Since November 23, 2021, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE or Nasdaq, as applicable. The SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE or Nasdaq, as applicable. There are no Actions pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such Person to deregister the SPAC Class A Common Stock or prohibit or terminate the listing of the SPAC Class A Common Stock on the NYSE.
(c)   The financial statements of SPAC included in the SPAC SEC Filings, including all notes and schedules thereto (the “SPAC Financial Statements”), complied in all material respects when filed, or if amended prior to the date hereof or the Closing Date, as of the date of such amendment, with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of SPAC, as at the respective dates thereof, and the results of operations and cash flows of SPAC, for the periods presented therein.
(d)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)   Except as otherwise disclosed in the SPAC SEC Filings, neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.
(f)   Each director, executive officer and applicable beneficial holder of the SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.
Section 5.8.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Target Companies, New PubCo and Merger Sub contained in this Agreement, no consent, clearance, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the Transactions, except for (i) any applicable requirements of Antitrust Laws, (ii) the filing of the Registration Statement with the SEC and the SEC’s declaration of effectiveness of the Registration Statement, (iii) the filings, submissions and approvals contemplated by Section 10.8, (iv) the filing of the Certificate of Merger with, and the acceptance thereof for filing by, the Secretary of State of the State of Delaware in accordance with the DGCL, (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to perform or comply with on a timely basis any material obligation of SPAC under this Agreement or to consummate the Transactions, (vi) the receipt of the SPAC Stockholder Approval and (vii) as otherwise disclosed on Section 5.8 of the SPAC Disclosure Letter.
Section 5.9.   Trust Account.   As of the date of this Agreement, SPAC has at least $181,743,652 in a trust account (the “Trust Account”) maintained by American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 23, 2021 (the “Trust Agreement”), by and between SPAC and the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in SPAC SEC Filings to be inaccurate in any material respect or, to the knowledge of SPAC, that would entitle any Person (other than the SPAC Stockholders holding shares of SPAC Class A Common Stock in connection with any SPAC Share Redemption and any other amounts set forth on Section 5.9 of the SPAC Disclosure Letter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem shares of SPAC Class A Common Stock in accordance with the provisions of the SPAC Governing Documents. There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Target Companies contained herein and the compliance by the Target Companies with their obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.
Section 5.10.   Investment Company Act; JOBS Act.   SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act and a “smaller reporting company” (as defined in 17 CFR § 229.10(f)(1)).
Section 5.11.   Absence of Changes.   Since March 31, 2023, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 5.11 of the SPAC Disclosure Letter, SPAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.
Section 5.12.   No Undisclosed Liabilities.   Except as set forth on Section 5.12 of the SPAC Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on SPAC’s financial statements in SPAC SEC Filings or disclosed in the notes thereto, (b) incurred or accrued since the date of the most recent balance sheet included in SPAC SEC Filings in the ordinary course of business, consistent with past practice, (c) that will be discharged or paid off prior to or at the Closing or (d) any other liabilities and obligations which are not, individually or in the aggregate, material to SPAC.
Section 5.13.   Capitalization of SPAC.
(a)   As of the date of this Agreement, the authorized capital stock of SPAC consists of (i) 100,000,000 shares of SPAC Class A Common Stock, 17,250,000 of which are issued and outstanding, (ii) 10,000,000 shares of SPAC Class B Common Stock, of which 4,312,500 shares are issued and outstanding, and (iii) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding. The foregoing represents all of the issued and outstanding shares of capital stock of SPAC as of the date of this Agreement. All issued and outstanding shares of SPAC Common Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable; (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC Governing Documents and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise legally bound; (C) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Governing Documents or any Contract to which SPAC is a party or otherwise legally bound; and (D) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the SPAC Governing Documents.
(b)   Subject to the terms and conditions of the Warrant Agreements and, solely with respect to the SPAC Public Warrant Agreement, unless otherwise amended by the SPAC Public Warrant Amendment, each SPAC Warrant will be exercisable after giving effect to the Merger for one share of SPAC Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, approximately 8,625,000 SPAC Public Warrants and 7,483,333 SPAC Private Placement Warrants are issued and outstanding. SPAC Warrants are not exercisable until the date that is thirty (30) days after the Closing Date. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the SPAC Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC Governing Documents or any Contract to which SPAC is a party or otherwise legally bound. Except for the SPAC Governing Documents and this Agreement and as contemplated by the SPAC Public Warrant Amendment, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock.
(c)   Except as set forth in this Section 5.13 of the SPAC Disclosure Letter or as contemplated by this Agreement or the other documents contemplated hereby, SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any shares of SPAC Common Stock or the value of which is determined by reference to shares of SPAC Common Stock, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any shares of SPAC Common Stock.
Section 5.14.   Brokers’ Fees.   Except fees described on Section 5.14 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other fee or commission, deferred or otherwise, in connection with the Transactions or SPAC’s initial public offering based upon arrangements made by SPAC or any of its Affiliates.
Section 5.15.   Taxes.
(a)   All material Tax Returns required to be filed by SPAC have been timely filed (taking into account all valid extensions) and all such Tax Returns are true, correct and complete in all material respects.
(b)   All material Taxes required to be paid by SPAC have been duly paid.
(c)   No Tax audit, examination or other proceeding with respect to Taxes of SPAC is pending or has been threatened in writing in respect of material Taxes.
(d)   SPAC has complied in all material respects with all applicable Laws relating to the collection and withholding of material Taxes.
(e)   SPAC has not waived any statute of limitations with respect to material Taxes or agreed in writing to any extension of time with respect to the assessment or deficiency of any material Tax, which waiver or extension remains in effect (excluding extensions of time to file Tax Returns obtained in the ordinary course).
(f)   SPAC has not received written claim from a Governmental Authority in a jurisdiction in which it does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction, which claim has not been satisfied, withdrawn or otherwise resolved.
(g)   SPAC has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar or analogous provision of state, local or non-United States law.
(h)   There are no Liens for material Taxes on any of the assets of SPAC, other than statutory Liens for Taxes not yet due and payable.
(i)   There are no written assessments, deficiencies, adjustments or other claims with respect to material Taxes that have been asserted or assessed against SPAC that have not been paid or otherwise resolved.
(j)   SPAC is not subject to any Tax sharing, allocation or similar agreement (other than such Agreements that have been disclosed in public filings with respect to SPAC or that are customary commercial contracts entered into with persons who are not Affiliates or direct or indirect equity holders in the Sponsor).
(k)   SPAC does not have any material liability for the Taxes of any Person (other than SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor, or by Contract (except for liabilities pursuant to commercial contracts not primarily relating to Taxes).
(l)   SPAC will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income or make any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction disposition, in each case, made by SPAC prior to the Closing, (ii) change in method of accounting of SPAC for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (iii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed by SPAC prior to the Closing.

(m)   SPAC (or any predecessor thereof) has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) at any time in the last three (3) years.
(n)   SPAC is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.
(o)   As of the date of this Agreement, SPAC has not taken or agreed to take any action that would reasonably be expected to prevent or impede the New PubCo Exchanges and the Merger, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment. To SPAC’s knowledge, the Reorganization will not result in the incurrence of any material Tax liability.
(p)   SPAC does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes. SPAC intends that any cash remaining in the Trust Account after the redemptions of the SPAC shares and distributions contemplated by this Agreement shall be used in the Target Companies’ business.
Section 5.16.   Business Activities.
(a)   Since the date of its incorporation, SPAC has not conducted any business activities other than activities (i) related to SPAC’s initial public offering, (ii) directed toward the accomplishment of a Business Combination and (iii) related to the execution of this Agreement and the other Ancillary Agreements to which SPAC is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.
(b)   Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.
(c)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC or any of its Subsidiaries after the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, the amount outstanding under any Working Capital Loans is set out in Section 5.16(c) of the SPAC Disclosure Letter.
Section 5.17.   NYSE Listing; Securities Registration.   The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MNTN.” On the date hereof, the issued and outstanding SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “MNTN.WS.” As of the date hereof, there is no Action pending, or to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister any shares of SPAC Class A Common Stock or SPAC Public Warrants or to prohibit or terminate the listing of any shares of SPAC Class A Common Stock or SPAC Public Warrants on the NYSE. Neither SPAC nor any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement and pursuant to the SPAC Public Warrant Amendment.

Section 5.18.   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.    On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the SPAC Stockholders and the Target Company Equityholders (including as a component of an information statement or other equityholder disclosure to the Target Company Equityholders in connection with the Transactions), as applicable, and at the time of the SPAC Special Stockholder Meeting, the Proxy Statement/Registration Statement and the Proxy Statement or the disclosure to the Target Company Equityholders, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to (i) the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information supplied by, or on behalf of, any member of the Target Company Group for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement and (ii) any projections or forecasts included in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 5.19.   No Outside Reliance.   Notwithstanding anything contained in this Article 5 or any other provision hereof, SPAC and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Target Company Group and that neither the Target Companies nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Target Companies in Article 4 of this Agreement (as modified by the Target Company Disclosure Letter) and the Ancillary Agreements. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the “data room,” as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Target Companies, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement (as modified by the Target Company Disclosure Letter) or the Ancillary Agreements. Except as otherwise expressly set forth in this Agreement or the Ancillary Agreements, SPAC understands and agrees that the Target Company Group and its Business are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4 or the Ancillary Agreements, with all faults and without any other representation or warranty of any nature whatsoever.
Section 5.20.   Affiliate Transactions.   Except as set forth on Section 5.20 of the SPAC Disclosure Letter or as described in the SPAC SEC Filings, there are no transactions or Contracts, or series of related transactions or Contracts, between SPAC on the one hand, and (a) the Sponsor, (b) any Affiliate of SPAC or the Sponsor, (c) any officer, director or manager of SPAC, the Sponsor or any Affiliate of SPAC or the Sponsor, (d) any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of outstanding shares of SPAC Common Stock or the SPAC Warrants or (e) to the knowledge of SPAC, any of their respective “associates” or “immediate family” (as such terms are defined in Rule 12b-2 of the Exchange Act), on the other hand (each Person identified in any of the foregoing clauses (a) through (d), a “SPAC Related Party”), nor is any Indebtedness owed by or to SPAC, on the one hand, to or by any SPAC Related Party, on the other hand.

Section 5.21.   Employee Matters.
(a)   Neither SPAC nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has any obligation or actual or contingent liability, or could reasonably be expected to have any obligation or actual or contingent liability, under, any SPAC Benefit Plan. For purposes of this Agreement, a “SPAC Benefit Plan” means a Benefit Plan (i) providing compensation or other benefits to any current or former officer, director, independent contractor or employee of SPAC or any of SPAC’s Subsidiaries that is maintained, sponsored or contributed to (or required to be contributed to) by SPAC or any of its Subsidiaries, or (ii) to which SPAC or any of its Subsidiaries has any liability (whether actual or contingent), but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority.
(b)   The consummation of the Transactions will not, either alone or in combination with another event (such as termination of the service relationship following the consummation of the Transactions), (i) entitle any current or former employee, officer, director or independent contractor of SPAC or any of its Subsidiaries to any material compensation, benefits, or other similar compensatory payment under any SPAC Benefit Plan or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation, benefits or other payments due to any such current or former employee, officer, director or independent contractor of SPAC or any of its Subsidiaries under any SPAC Benefit Plan.
Section 5.22.   No Additional Representations and Warranties.   Except as provided in this Article 5 (as modified by the SPAC Disclosure Letter) or any Ancillary Agreement, neither SPAC nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever (whether express or implied) to the Target Companies nor any other Party, or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided or made available to the Target Companies or any of their respective Affiliates. Without limiting the foregoing, the Target Companies acknowledge that their advisors have made their own independent investigation of SPAC and its Subsidiaries.
ARTICLE 6
Representations and Warranties of New PubCo and Merger Sub
Each of New PubCo and Merger Sub hereby represents and warrants to SPAC as follows:
Section 6.1.   Corporate Organization.   Each of New PubCo and Merger Sub is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on in all material respects its business as it is now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions or the Ancillary Agreements to which New PubCo or Merger Sub is or will be a party, as applicable. Each of New PubCo and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions or otherwise prevent New PubCo or Merger Sub, as applicable, from performing its obligations under this Agreement and any Ancillary Agreement to which it is a party.
Section 6.2.   Governing Documents.   Each of New PubCo and Merger Sub has heretofore furnished to SPAC complete and correct copies of the Governing Documents of New PubCo and Merger Sub. Each of the Governing Documents of New PubCo and Merger Sub is in full force and effect, and neither New PubCo nor Merger Sub is in violation of any of the provisions of their respective Governing Documents.
Section 6.3.   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of New PubCo consists of 1,000 shares of common stock of New PubCo, par value $0.0001 per share. The issued and outstanding shares of capital stock of New PubCo (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (A) the New PubCo Governing Documents as then in effect and (B) any other applicable Contracts governing the issuance of such securities to which New PubCo is a party or otherwise legally bound, (iii) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the New PubCo Governing Documents as then in effect or any Contract to which New PubCo is a party or otherwise legally bound and (iv) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the New PubCo Governing Documents.
(b)   As of the date hereof and as of immediately prior to the Merger Effective Time, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.
(c)   The shares constituting the Merger Consideration being delivered by New PubCo hereunder will be, when so delivered, duly authorized, validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the New PubCo Governing Documents. New PubCo Common Stock constituting the Merger Consideration being delivered by New PubCo hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.
(d)   Except as contemplated by this Agreement and the Ancillary Agreements, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of New PubCo or obligating New PubCo to issue or sell any shares in the capital of, or other equity interests in, New PubCo, (ii) New PubCo is not a party to, or otherwise legally bound by, and New PubCo has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the New PubCo Common Stock or any of the equity interests or other securities of New PubCo. As of the date hereof, except for Merger Sub, New PubCo does not own any equity interests in any other Person. As of the date hereof, Merger Sub does not own any equity interests in any other Person.
Section 6.4.   Authority Relative to This Agreement.   Each Acquisition Entity has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein. The execution and delivery of this Agreement and such Ancillary Agreements by each of New PubCo and Merger Sub have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of New PubCo or Merger Sub are necessary to authorize the execution and delivery by each of New PubCo or Merger Sub of this Agreement and such Ancillary Agreements or the consummation by each of New PubCo or Merger Sub of the transactions contemplated hereby or thereby. Each of this Agreement and each such Ancillary Agreement, as applicable, has been duly and validly executed and delivered by New PubCo and Merger Sub and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of New PubCo or Merger Sub, as applicable, enforceable against New PubCo or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.
Section 6.5.   No Conflict; Required Filings and Consents.
(a)   The execution and delivery by each of New PubCo and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party does not, and the performance of this Agreement and each such Ancillary Agreement by New PubCo and Merger Sub will not, (i) conflict with or violate the New PubCo Governing Documents or the Governing Documents of Merger Sub, (ii) assuming that all consents, clearances, approvals, authorizations and other actions described in this Section 6.5 have been obtained and all filings and obligations described in this Section 6.5 have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to New PubCo or Merger Sub or by which any of their respective property or assets is bound or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of New PubCo or Merger Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which New PubCo or Merger Sub is a party or by which New PubCo or Merger Sub or any of their respective property or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of New PubCo or Merger Sub to enter into and perform their obligations under this Agreement.
(b)   The execution and delivery by New PubCo and Merger Sub of this Agreement and each Ancillary Agreement to which it is or will be a party does not, and the performance of this Agreement and each such Ancillary Agreement by New PubCo or Merger Sub, as applicable, will not, require any consent, clearance, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, “Blue Sky” Laws and state takeover laws, and applicable requirements, if any, of Antitrust Laws, and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, as the case may be and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent New PubCo or Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.
Section 6.6.   Compliance.   None of New PubCo or Merger Sub is or has been in material conflict with, or in default, breach or violation of, any Law applicable to New PubCo or Merger Sub or by which any property or asset of New PubCo or Merger Sub is bound, or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which New PubCo or Merger Sub is a party or by which New PubCo or Merger Sub or any property or asset of New PubCo or Merger Sub is bound and each of New PubCo and Merger Sub is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for New PubCo and Merger Sub to own, lease and operate their respective properties or to carry on in all material respects their respective businesses as they are now being conducted.
Section 6.7.   Board Approval; Vote Required.
(a)   The New PubCo Board has (i) determined that this Agreement and the Transactions are fair to and in the best interests of New PubCo and SPAC (as the sole stockholder of New PubCo) and (ii) approved this Agreement, the Ancillary Agreements to which New PubCo is or will be a party and the transactions contemplated hereby and thereby and declared their advisability.
(b)   The Merger Sub Board has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and New PubCo (as the sole stockholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that New PubCo (as the sole stockholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by New PubCo (as the sole stockholder of Merger Sub).
(c)   On or prior to the date of this Agreement, New PubCo, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and each Ancillary Agreement to which Merger Sub is, or is contemplated to be, a party and has approved the Transactions, and no other vote or consent of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, any Ancillary Agreement or any of the Transactions.
Section 6.8.   No Prior Operations of New PubCo or Merger Sub; Post-Closing Operations.   Each of New PubCo and Merger Sub was formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which it is, or is contemplated to be, a party and engaging in the Transactions. Since the date of its incorporation, except as contemplated by this Agreement and the Ancillary Agreements, none of New PubCo or Merger Sub has engaged in any business or activities whatsoever or incurred any liabilities, except in connection with this Agreement or the Ancillary Agreements or in furtherance of the

Transactions contemplated hereby and thereby. Except as contemplated by this Agreement and the Ancillary Agreements, none of New PubCo or Merger Sub has any employees or liabilities under any Benefit Plan of any type, character, nature or description.
Section 6.9.   No Indebtedness.   Except in connection with this Agreement or the Ancillary Agreements or in furtherance of the Transactions contemplated hereby and thereby, none of New PubCo or Merger Sub has incurred or assumed any Indebtedness.
Section 6.10.   Brokers’ Fees.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of New PubCo or Merger Sub.
Section 6.11.   Information Supplied.   None of the information relating to New PubCo or Merger Sub supplied by New PubCo or Merger Sub specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Registration Statement is declared effective and as of the date the Proxy Statement/Prospectus (or any amendment thereto) is first mailed to the SPAC Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that New PubCo and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of New PubCo or Merger Sub for inclusion in, or relating to information to be included in, the Proxy Statement/Registration Statement.
Section 6.12.   Taxes.
(a)   None of New PubCo or Merger Sub has any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.
(b)   New PubCo intends that any cash remaining in the Trust Account after the distributions contemplated by this Agreement shall be used in the Target Companies’ business.
(c)   To each of New PubCo and Merger Sub’s knowledge, the Reorganization will not result in the incurrence of any material Tax liability.
Section 6.13.   No Additional Representations or Warranties.   Except as provided in this Article 6 or any Ancillary Agreement, none of New PubCo or Merger Sub, nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever (whether express or implied) to SPAC nor any other Party, or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided or made available to SPAC or any of their respective Affiliates. Without limiting the foregoing, SPAC acknowledges that its advisors have made their own independent investigation of New PubCo and Merger Sub.
ARTICLE 7
Covenants of The Target Companies
Section 7.1.   Conduct of Business.
(a)   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article 12 (the “Interim Period”), the Target Companies shall, and shall cause their respective Subsidiaries to, except for any Permitted Action or as set forth on Section 7.1 of the Target Company Disclosure Letter or as otherwise explicitly contemplated by this Agreement or the Reorganization, required by Law or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), commercially reasonable efforts to conduct and operate the Business in the ordinary course, including using commercially reasonable efforts to (i) preserve intact the Business and their respective business organizations, (ii) preserve the possession, control and condition of their respective assets, (iii) maintain the services of their respective managers, directors, officers, employees and consultants and (iv) maintain their respective existing business relationships, including the relationships with financial institutions, customers, vendors, suppliers and Governmental Authorities.

(b)   Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Target Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Target Companies shall not, and shall cause their respective Subsidiaries not to (except as otherwise contemplated by this Agreement or the Reorganization or required by Law or in connection with any Permitted Action):
(i)   change, amend, modify or supplement the Governing Documents of any member of the Target Company Group;
(ii)   make, declare, set aside or pay any dividend or distribution (whether in cash, equity or property or any combination thereof) to the Target Company Equityholders or make any other dividends for distributions in respect of any Equity Interests of a member of the Target Company Group;
(iii)   (A) split, combine, reclassify or otherwise amend any terms of any Equity Interests of the Target Companies or their respective Subsidiaries or (B) directly or indirectly purchase, repurchase, redeem or otherwise acquire any Equity Interests of the Target Companies or their respective Subsidiaries;
(iv)   (A) amend, modify or terminate any Material Contract (excluding, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms) except in the ordinary course of business, (B) waive any material benefit or right under any Material Contract, (C) enter into any Contract that would constitute a Material Contract if it had been entered into prior to the date hereof except in the ordinary course of business (but shall in no event include a Contract that would be disclosed against clause (x) or (xv) of Section 4.13(a) if such Contract had been entered into prior to the date hereof; provided further, that any Contract that would be disclosed against clause (viii) or (ix) of Section 4.13(a) shall be subject to Section 7.1(b)(vii), if applicable) or (D) consummate any other transaction or make (or agree to make) any other payments that, if reflected in a Contract and existing on the date hereof, would survive the termination of any intercompany arrangements;
(v)   sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Target Company Group, or any other material tangible assets or properties related to or arising out of the Business except for (A) the sale of inventory in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worthless equipment or (C) transactions among the members of the Target Company Group;
(vi)   acquire any ownership interest in any real property; enter into any new Real Property Lease; renew, extend, terminate or amend any existing Real Property Lease; or cause or allow a material default under any Real Property Lease;
(vii)   except as required by applicable Law or the existing terms of any Target Company Group Benefit Plans set forth on Section 4.15(a) of the Target Company Disclosure Letter, (A) grant any severance, retention, change in control or termination or similar pay, except for payments made in the ordinary course of business and that are not in excess of $2,000,000 in the aggregate with respect to the Interim Period, (B) terminate, adopt, enter into or materially amend or grant any new awards under any Target Company Group Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Target Company Group Benefit Plan if in effect as of the date hereof, (C) terminate, adopt, enter into or materially amend any other Target Company Group Benefit Plan to the extent such action would reasonably be expected to result in a material increase in cost to the Business, (D) materially increase or materially decrease the cash compensation or cash bonus opportunity of any employee, officer, director or other individual service provider, except such increases to any such individuals who are not directors or officers of any member of the Target Company Group, (E) accelerate the time of payment, vesting or funding of any compensation or benefit payable to any employee, officer, director or other individual service provider or (F) grant any equity or equity-based awards outside of the ordinary course of business consistent with past practice pursuant to the Target Company Group Benefit Plan;

(viii)   (A) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $1,000,000 or (B) terminate the employment or engagement, other than for cause (or due to death) of, furlough or temporarily lay off, any employee or independent contractor with an annual base compensation in excess of $300,000;
(ix)   implement any layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions or work schedule changes that could implicate the WARN Act;
(x)   (A) merge, consolidate, combine or amalgamate any member of the Target Company Group with any Person or otherwise permit or cause any member of the Target Company Group acquired or purchased by any other Person (whether by merger, consolidating with, purchase of equity securities or assets or otherwise), (B) permit or cause any member of the Target Company Group to purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Interest in or assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, or any material amount of assets or (C) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person by a member of the Target Company Group;
(xi)   incur, create or assume any Indebtedness, except for Indebtedness to be repaid in full prior to the Closing;
(xii)   take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(xiii)   (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change in a manner inconsistent with past practice any filed material Tax Return in any material respect, (C) adopt or change any material accounting method in respect of Taxes, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or enter into any Tax sharing agreement, (E) settle or consent to any material claim or assessment in respect of Taxes, (F) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (G) file any Tax Return of any member of the Target Company Group in a manner that is materially inconsistent with the past practices or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute (other than an extension in the ordinary course of not more than seven (7) months), in each case, if such action would be reasonably expected to have an adverse effect on the Target Companies, New PubCo, SPAC or any of their Subsidiaries after the Closing Date;
(xiv)   authorize for issuance, issue, sell, transfer, subject to a Lien, dispose or deliver any (A) Equity Interests in any member of the Target Company Group (including securities exercisable for or convertible into Equity Interest of any member of the Target Company Group), (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any member of the Target Company Group to issue, deliver or sell any equity interests in any member of the Target Company Group (including securities exercisable for or convertible into equity of any member of the Target Company Group), or (C) Equity Interests in any member of the Target Company Group;
(xv)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Target Companies or their respective Subsidiaries (other than the Transactions);
(xvi)   waive, release, settle, compromise or otherwise resolve any inquiry, Action (including any Action relating to this Agreement or the Transactions), or enter into any Governmental Order, in each case, other than settlements or compromises of any Action that (A) (1) involves the payment of monetary damages less than $1,000,000 (individually or in the aggregate) and (2) does not impose, or by its terms will not impose at any point in the future, any material, non-monetary obligations on the Business or any member of the Target Company Group (or New PubCo or any of its Affiliates following Closing), with the exception of the closing of consumer accounts or other non-monetary obligations, in each case in connection with the settlement of an Action and in the ordinary course of business consistent with past practice; or (B) would result in paying, discharging or satisfying any liabilities or obligations of a member of the Target Company Group, unless such amount has been reserved in the Audited Financial Statements, as applicable;
(xvii)   sell, assign, transfer, abandon, permit to lapse, license, covenant not to assert, or otherwise dispose of any material Target Company IP (other than non-exclusive licenses of Target Company IP granted in the ordinary course of business consistent with past practice);
(xviii)   disclose or agree to disclose to any Person (other than SPAC or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Target Companies or any of their respective Subsidiaries other than in the ordinary course of business consistent with past practice or in connection with any research or strategic partnership;
(xix)   negotiate, modify, enter into or extend any Labor Agreement or recognize or certify any labor union, labor organization, or group of employees of the Target Companies or any of their respective Subsidiaries as the bargaining representative for any employees of the Target Companies or any of their respective Subsidiaries, in each case, other than as required by applicable Law;
(xx)   make or commit to make capital expenditures in excess of $1,000,000 in the aggregate;
(xxi)   (A) limit the right of any member of the Target Company Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person;
(xxii)   enter into any new line of business;
(xxiii)   make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;
(xxiv)   fail to maintain books, accounts and records of the Target Companies or any of their respective Subsidiaries in all material respects in the ordinary course consistent with past practice;
(xxv)   cease conducting the Business, in any material respect in substantially the manner currently conducted as of the date of this Agreement;
(xxvi)   fail to maintain the material assets of the Business in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;
(xxvii)   fail to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Target Company Group in such amount and scope of coverage as are currently in effect;
(xxviii)   fail to maintain in full force and effect (or continue to pursue pending applications for) any Permits required to continue to operate its business in the ordinary course; and
(xxix)   authorize, commit or enter into any Contract to do any action prohibited under this Section 7.1(b).
Section 7.2.   Access and Information.   During the Interim Period, the Target Companies shall, and shall cause their respective Subsidiaries and representatives to, afford to SPAC and its accountants, counsel and other representatives reasonable access, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of the Target Company Group, and solely for purposes in furtherance of the transactions contemplated by this Agreement and the Ancillary Agreements, to all of their respective properties (other than for purposes of performing any testing, sampling or other invasive analysis of any properties, facilities or equipment of the Target Companies or any of their respective Subsidiaries, which would require the prior consent of either Target Company), books (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Target Company Group’s independent auditors, in each case to the extent relating to the Business), Contracts, commitments, records and appropriate officers and employees of the Target Company Group, and shall furnish such representatives with all financial and operating data and other information concerning the Business, to the extent then available, as such representatives may reasonably request, except, in each case, to the extent that the Target Companies reasonably determine that providing such access or data or information would (a) unreasonably disrupt the normal operations of the Target Company Group, (b) violate any contractual, fiduciary or legal duty or obligation to which any member of the Target Company Group is subject (provided, that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of any member of the Target Company Group to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which any member of the Target Company Group or any of their respective Affiliates, on the one hand, and SPAC or any of its Affiliates, on the other hand, are adverse parties. During the Interim Period, the Target Companies shall as promptly as practicable provide to SPAC any notices of default or other violations received from any counterparty to a Real Property Lease. All information obtained by SPAC or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.
Section 7.3.   Preparation and Delivery of Additional Company Financial Statements.
(a)   As promptly as reasonably practicable after the execution of this Agreement, the Target Companies shall deliver to SPAC true, correct and complete copies of (i) the audited combined balance sheets and statements of operations, statements of owners’ equity and statements of cash flows of the Target Company Group as of and for the years ended December 31, 2022 and December 31, 2021, together with the auditor’s report thereon and a signed audit opinion, in each case, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided, that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Closing Company Financial Statements” for the purposes of this Agreement and the provisions set forth in Section 7.3(c) shall be deemed to apply to such PCAOB Financial Statements with the same force and effect as if made as of the date of this Agreement, (ii) all selected financial data of the Target Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Proxy Statement/Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement (including pro forma financial information).
(b)   The Target Companies shall deliver to SPAC, as promptly as reasonably practicable following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, any financial statements of the Business (other than the Audited Financial Statements) that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, the “Closing Company Financial Statements”).
(c)   The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and comprehensive loss, shareholders’ deficit and cash flows of the Business as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be individually or in the aggregate material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Target Companies’ auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(d)   The Target Companies shall use its reasonable best efforts (i) to assist New PubCo and SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement/Registration Statement and any other filings to be made by New PubCo or SPAC with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 7.4.   Shareholder Litigation.   In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of any Target Company, is threatened in writing, against any member of the Target Company Group or any board of directors or managers or other similar governing body of a member of the Target Company Group by any their respective equityholders prior to the Closing, the Target Companies shall promptly notify SPAC of any such litigation and keep SPAC reasonably informed with respect to the status thereof. The Target Companies shall provide SPAC the opportunity to participate in (subject to customary joint defense agreement), but not control, the defense of any such litigation and shall give due consideration to SPAC’s advice with respect to such litigation and solely to the extent such litigation is reasonably likely to result in material liability or injunctive relief applicable to New PubCo or SPAC following the Closing, shall not settle or agree to settle any such litigation without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned, delayed or denied.
Section 7.5.   [Reserved]
Section 7.6.   Reorganization.   The Target Companies shall use reasonable best efforts, and shall use reasonable best efforts to cause the Target Company Equityholders, to cause the Reorganization to be completed prior to the Closing, without the incurrence of any material Tax liability, in accordance with, and pursuant to, the terms of this Agreement and in form and substance reasonably satisfactory to SPAC. The Target Companies shall, reasonably in advance of the completion of the Reorganization, provide drafts of all documentation relating to the Reorganization to SPAC for SPAC’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed).
Section 7.7.   Consenting Target Company Equityholder Approvals.   As promptly as practicable after the Registration Statement becomes effective and in any event within forty-eight (48) hours following thereof (the “Target Company Equityholder Approval Deadline”), each Target Company shall deliver to SPAC the Requisite Target Company Equityholder Approval in the form of an irrevocable written consent (each, a “Target Company Equityholder Written Consent”) in accordance with the Holder Support Agreement.
Section 7.8.   No Solicitation by the Target Companies.
(a)   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 12, none of the Target Companies shall, and the Target Companies shall cause their respective Subsidiaries not to, and the Target Companies shall instruct and use their reasonable best efforts to cause their respective representatives, not to, directly or indirectly: (a) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non-public information or data concerning the Target Companies or any of their respective Subsidiaries to any Person relating to, an Acquisition Transaction or afford to any Person access to the business, properties, assets or personnel of the Target Companies or any of their respective Subsidiaries in connection with an Acquisition Transaction, (b) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, (d) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt by any Person to make an Acquisition Transaction or (e) agree or otherwise commit to enter into or engage in any of the foregoing. Each Target Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall instruct and use its reasonable best efforts to cause its and their respective representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties and their respective representatives) conducted heretofore in connection with an Acquisition Transaction or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Transaction.

(b)   Notwithstanding anything to the contrary contained in this Section 7.8, if at any time prior to (but not after) SPAC obtaining the SPAC Stockholder Approval, (i) the Target Companies receive a bona fide written Competing Proposal that has not resulted from a material breach of this Section 7.8 and (ii) the Target Company Equityholders determine in good faith, after consultation with their outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Target Companies may, subject to compliance with this Section 7.8, (A) furnish information with respect to the Target Companies and any of their respective Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Target Companies (1) will not, and will not permit or authorize their respective Subsidiaries or any representative of the Target Companies or their respective Subsidiaries to, disclose any information to such person without first entering into an Acceptable Confidentiality Agreement with such person and (2) will promptly (and in any event within 72 hours thereafter) provide or make available to SPAC any material information concerning the Target Companies or any Subsidiary of the Target Companies provided or made available to such other person (or its representatives) that was not previously provided or made available to SPAC.
Section 7.9.   Indemnification and Insurance.
(a)   From and after the Merger Effective Time, New PubCo and the Target Companies shall jointly and severally indemnify and hold harmless each present and former director and officer of SPAC, the Target Companies and each of their respective Subsidiaries, Substantial Shareholders, and any person alleged to be a Substantial Shareholder of any of the foregoing, including in connection with any Action (collectively, “Indemnified Substantial Shareholders”) (the Indemnified Substantial Shareholders, together with each other Person identified in this sentence prior to the Substantial Shareholders, collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Target Companies, SPAC or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law), which, in the case of Indemnified Substantial Shareholders shall include the indemnification (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law) available to directors and officers of the applicable entities referred to in this sentence (the “Applicable Entities”), as if such Indemnified Substantial Shareholders were at any point in time directors or officers of the Applicable Entities even if such Indemnified Substantial Shareholders never were directors or officers of any of the Applicable Entities. New PubCo shall assume, and be liable for, each of the covenants in this Section 7.9.
(b)   For a period of six (6) years from the Merger Effective Time, New PubCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by SPAC’s, the Target Companies’, New PubCo’s, Merger Sub’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Target Companies or their respective agents or representatives) on terms not less favorable in the aggregate than the terms of such current insurance coverage, except that in no event shall New PubCo be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by such Persons for such insurance policy for the year ended December 31, 2021; provided, however, that (i) if the premium for such insurance would exceed such amount or such coverage is not otherwise available, then New PubCo shall purchase and maintain the maximum coverage available for 200% of the aggregate annual premium payable by such Persons for such insurance policy for the year ended December 31, 2021, (ii) New PubCo may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (iii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.9 shall be continued in respect of such claim until the final disposition thereof.

(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 7.9 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on New PubCo and all successors and assigns of New PubCo. In the event that New PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, New PubCo shall ensure that proper provision shall be made so that the successors and assigns of New PubCo shall succeed to the obligations set forth in this Section 7.9.
(d)   On or prior to the Closing Date, New PubCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Target Companies and SPAC with each Person who shall be a director or officer of New PubCo immediately following the Closing, which indemnification agreements shall continue to be effective following the Closing.
ARTICLE 8
Covenants of SPAC
Section 8.1.   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 11, as of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Charter will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and, other than in connection with the SPAC Share Redemption, no SPAC Stockholders shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice thereof to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement, and shall take all such other actions as are reasonably necessary, to cause the Trustee to, at the Closing, (a) pay as and when due all amounts, if any, payable to the holders of SPAC Class A Common Stock pursuant to any SPAC Share Redemption and (b) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement (to be used for the purposes set forth in this Agreement in connection with the Transactions and for working capital and other general corporate purposes of the business following the Closing) and thereafter the Trust Account and the Trust Agreement shall terminate.
Section 8.2.   No Solicitation by SPAC.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 12, SPAC shall not, and shall cause its Subsidiaries not to, and SPAC shall instruct its and their representatives, not to, directly or indirectly (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate, encourage, facilitate or participate in any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement or understanding relating to a Business Combination Proposal, in each case, other than to or with the Target Companies and their respective representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Target Companies and their respective representatives).
Section 8.3.   SPAC Conduct of Business.   During the Interim Period, SPAC shall, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, required by Law or as consented to by the Target Companies in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to conduct and operate its business in the ordinary course and consistent with past practice in all material respects. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict SPAC from extending, in accordance with the SPAC Governing Documents and the Prospectus, the deadline by which it must complete its initial Business Combination (each, an “Extension”). Without limiting the generality of the foregoing, except as consented to by the Target Companies in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i)   change, modify or amend the Trust Agreement, the Warrant Agreements or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders with respect to any such change, modification or amendment in a manner that is adverse to the Target Companies;
(ii)   except as contemplated by the SPAC Public Warrant Amendment, (A) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of any of SPAC Common Stock or other share capital or equity interests of SPAC, (B) split, combine, reclassify or otherwise amend any terms of any SPAC Common Stock or other share capital or equity interests in SPAC, or (C) directly or indirectly directly or indirectly purchase, repurchase, redeem or otherwise acquire any Equity Interests of SPAC, other than a redemption of shares of SPAC Class A Common Stock made as part of the SPAC Share Redemptions or required by the SPAC Governing Documents in order to consummate the transactions contemplated hereby;
(iii)   take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(iv)   (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return in any material respect, (C) adopt or change any material accounting method in respect of Taxes, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) or enter into any Tax sharing agreement, (E) settle or consent to any material claim or assessment in respect of Taxes, (F) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (G) file any Tax Return in a manner that is inconsistent with the past practices of SPAC or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect of any material Tax attribute (other than an extension in the ordinary course of not more than seven (7) months) in each case, if such action would be reasonably expected to have an adverse effect on New PubCo, SPAC, the Target Companies or any of their respective Subsidiaries after the Closing Date;
(v)   except pursuant to the SPAC Public Warrant Amendment, enter into, renew or amend in any material respect any transaction or Contract with any SPAC Related Party;
(vi)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses incurred in connection with the Transactions or in support of the ordinary course operations of SPAC (which, for the avoidance of doubt, shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business not to exceed $6,500,000 in the aggregate);
(vii)   (A) issue any SPAC Securities or other equity interests in SPAC (including securities exercisable for or convertible into SPAC Securities), (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities or other equity interests in SPAC or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreements, including any amendment, modification or reduction of the warrant price set forth therein, in each case, except as required by the SPAC Governing Documents in order to consummate the Transactions (other than pursuant to the SPAC Public Warrant Amendment);
(viii)   except as contemplated by Section 10.6(a) of this Agreement, (A) enter into, adopt or amend any SPAC Benefit Plan, or enter into any employment contract or Labor Agreement or (B) hire any employee or any other individual to provide services to SPAC or its Subsidiaries following Closing; and
(ix)   enter into any agreement to do any action prohibited under this Section 8.3.
Section 8.4.   Inspection.   SPAC shall provide to the Target Companies and their accountants, counsel or other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of SPAC, and solely for purposes in furtherance of the Transactions, to all of SPAC’s books (including, but not limited to, Tax Returns and work papers of, and correspondence with, SPAC’s independent auditors), Contracts, commitments, records and appropriate officers and employees of SPAC, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent then available, as such representatives may reasonably request, except, in each case, to the extent that SPAC reasonably determines that providing such access or data or information would (a) unreasonably disrupt the normal operations of SPAC, (b) violate any contractual, fiduciary or legal duty or obligation to which SPAC is subject (provided, that, to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation), (c) result in the loss of the ability of SPAC to assert successfully or seek the application of attorney-client privilege or the work-product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which SPAC or any of its Affiliates, on the one hand, and the members of the Target Company Group or any of their respective Affiliates, on the other hand, are adverse parties.
Section 8.5.   SPAC Public Filings.   From the date hereof through the Merger Effective Time, SPAC will (except if, in the case of any reports to be filed or furnished in connection with the Transactions, a Target Company’s breach of its applicable covenants, agreements and obligations hereunder would result in SPAC’s inability to make such filings) use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 8.6.   Shareholder Litigation.   In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or the SPAC Board by any of the SPAC Stockholders prior to the Closing, SPAC shall promptly notify the Target Companies of any such litigation and keep the Target Companies reasonably informed with respect to the status thereof. SPAC shall provide the Target Companies the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Target Companies’ advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Target Companies, such consent not to be unreasonably withheld, conditioned, delayed or denied.
ARTICLE 9
Covenants of New PubCo and Merger Sub
Section 9.1.   New PubCo and Merger Sub Conduct of Business.   During the Interim Period, except as set forth on Section 9.1 of the SPAC Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of New PubCo and Merger Sub shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements, explicitly contemplated in connection with the Transactions, required by Law or in connection with any Permitted Action:
(a)   engage in any business or activity of any sort whatsoever other than in connection with the Merger, the Contributions and Exchanges and the other Transactions;
(b)   amend or otherwise change its Governing Documents except as otherwise required to consummate the Transactions, including as contemplated by this Agreement;
(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the New PubCo Common Stock except as otherwise required to consummate the Transactions;
(e)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of New PubCo or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of New PubCo or Merger Sub, except as otherwise required under the terms of this Agreement or the Sponsor Support Agreement to consummated the Transactions;

(f)   liquidate, dissolve, reorganize or otherwise wind up the business and operations of New PubCo or Merger Sub;
(g)   acquire or hold any equity securities or rights thereto in any other Person, other than New PubCo and Merger Sub, in each case, in accordance with the applicable provisions set forth in Article 2 and Article 3;
(h)   take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;
(i)   make any material Tax election; or
(j)   enter into any agreement or otherwise make a binding commitment to do any of the actions prohibited by this Section 9.1.
ARTICLE 10
Joint Covenants
Section 10.1.   Filings with Governmental Authorities.
(a)   In connection with the Transactions, to the extent required under any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Antitrust Laws”), each Party agrees to promptly substantially comply with and take reasonably necessary and appropriate actions with respect to Antitrust Laws. Each of the Parties shall substantially comply with any Antitrust Information or Document Requests.
(b)   Each of the Parties shall exercise its reasonable best efforts to prevent the entry, in any Action brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or materially delay the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, in no event shall the Parties or their Affiliates be required to (and no Party shall, or shall permit its Affiliates to, without the other Parties’ prior written consent) take any action requiring (A) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines, assets or capital stock or other interests of any Party or its Affiliates; (B) agreeing to license on a non-exclusive basis any portion of the business of any Party or its Affiliates; or (C) contesting and resisting (including through litigation) any Action that is instituted (or threatened to be instituted) challenging any of the Transactions as in violation of any Antitrust Law, or committing to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts consummation of the Transactions or (D) proposing, negotiating, committing to or effecting any other remedy, commitment or condition of any kind. Furthermore, nothing contained in this Agreement shall obligate any Party to commit to seek prior approval from any Governmental Authority of any future transaction.
(c)   The Parties shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and use reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding or Action in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Contributions and Exchanges, the Merger or any of the other Transactions.
(d)   With respect to any filings with, or requests, inquiries, Actions or other proceedings by or from, any Governmental Authority, each of the Parties shall use reasonable best efforts to obtain any necessary clearance, approval, consent or Governmental Authorization (including, without limitation, the Collection Filings) under Laws prescribed or enforceable by any Governmental Authority applicable to the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions. To the extent not prohibited by Law, the Target Companies shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Target Companies, copies of any substantive notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such Party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the Parties shall extend any waiting period or comparable period under any Antitrust Law or enter into any timing agreement with any Governmental Authority without the written consent of the other Parties, not to be unreasonably withheld. To the extent not prohibited by Law, the Target Companies agree to provide SPAC and its counsel, and SPAC agrees to provide the Target Companies and their outside counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.
Section 10.2.   Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.
(a)   Registration Statement and Prospectus.   As promptly as practicable after the execution of this Agreement, SPAC, New PubCo and the Target Companies shall jointly prepare, and New PubCo shall file (or confidentially submit) with the SEC, the Registration Statement, including a preliminary Proxy Statement (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the New PubCo Common Stock and New PubCo Public Warrants, and the SPAC Common Stock and the SPAC Warrants (but excluding the SPAC Public Warrants if the SPAC Public Warrant Amendment Proposal has been adopted and approved by the SPAC Stockholders at the SPAC Special Stockholder Meeting), to be issued in the Merger or otherwise in connection with the Transactions (collectively, the “Registration Statement Securities”). As promptly as practicable after the effectiveness of the Registration Statement, SPAC shall prepare and file with the SEC a proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Special Stockholder Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Each of the Parties shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Target Companies shall furnish all information concerning the Target Companies, their Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of the Parties agrees to furnish to the other Parties all information concerning itself, its Affiliates and its and their respective officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of New PubCo, SPAC, the Target Companies or their respective Subsidiaries to any Governmental Authority or other regulatory or self-regulatory authority of competent jurisdiction (including the NYSE or Nasdaq, as applicable) in connection with the Contributions and Exchanges, the Merger and the other Transactions (the “Offer Documents”). SPAC will cause the Proxy Statement/Registration Statement to be mailed to the SPAC Stockholders in accordance with applicable Law and the rules and regulations of the SEC as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act.
(i)   Each of New PubCo, the Target Companies and SPAC will advise the other such Parties, reasonably promptly after New PubCo, the Target Companies or SPAC, as applicable, receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SPAC Common Stock or New PubCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. Any amendments, modification or supplements to the Proxy Statement/Registration Statement and any Offer Document shall be jointly prepared by New PubCo, SPAC and the Target Companies and filed with the SEC. Each Party shall provide the other Parties and their respective counsel with (A) any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents as promptly as reasonably practicable after receipt of such comments or other communications and (B) a reasonable opportunity to participate in the response to such comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the other Party or its counsel in any discussions or meetings with the SEC.
(ii)   Each of New PubCo, SPAC and the Target Companies shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed (or confidentially submitted) with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the SPAC Stockholders and at the time of the SPAC Special Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iii)   Not in limitation, but in furtherance of the immediately preceding clause (ii), if SPAC, the Target Companies or New PubCo discovers, at any time prior to the Merger Effective Time, any information relating to SPAC, the Target Companies or New PubCo or any of their respective Affiliates, directors or officers which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.
(b)   SPAC Stockholder Approval.   SPAC shall, in accordance with applicable Law and the rules of the NYSE or Nasdaq, as applicable, (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to the SPAC Stockholders and the holders of the SPAC Public Warrants, in each case, in compliance with applicable Law and the rules of the NYSE or Nasdaq, as applicable, (B) duly (1) give notice of and (2) convene and hold a special meeting of the SPAC Stockholders (the “SPAC Special Stockholder Meeting”) and a meeting of the holders of SPAC Public Warrants (the “SPAC Public Warrantholder Meeting”), in each case, in accordance with the SPAC Governing Documents and the rules of the NYSE or Nasdaq, as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective under the Securities Act and (C) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the Transaction Proposals and the holders of the SPAC Public Warrants to vote in favor of the SPAC Public Warrant Amendment Proposal, and (ii) provide the SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption. SPAC shall, through the SPAC Board (or a committee thereof), (A) recommend to the SPAC Stockholders the (1) adoption and approval of this Agreement and the Transactions, including the Merger, in accordance with applicable Law and exchange rules and regulations, (2) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (3) adoption and approval of any other proposals as reasonably agreed by SPAC and the Target Companies to be necessary or appropriate in connection with the Transactions and (4) adjournment of the SPAC Special Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A)(1) through (A)(4), together, the “Transaction Proposals”) and (B) recommend to the holders of the SPAC Public Warrants (1) the adoption and approval of an amendment to the SPAC Public Warrant Agreement to provide that, effective immediately prior to the Merger Effective Time, each SPAC Public Warrant will only be convertible or exchangeable into (or otherwise only represent a right to receive) $0.50 per SPAC Public Warrant, and each holder of SPAC Public Warrants shall receive a cash payment of $0.50 for each SPAC Public Warrant held by such holder payable promptly following the Closing (the “SPAC Public Warrant Amendment”), and after giving effect to the SPAC

Public Warrant Amendment, the SPAC Public Warrants will no longer be convertible into or exercisable for any shares of New PubCo or shares of SPAC, and (2) any other matters necessary or advisable to effect the SPAC Public Warrant Amendment (such proposals in (B)(1) and (B)(2), together, the “SPAC Public Warrant Amendment Proposal”), and include such recommendations in the Proxy Statement. SPAC Board shall not withdraw, amend, qualify or modify its recommendation to the SPAC Stockholders that they vote in favor of the Transaction Proposals or to the holders of the SPAC Public Warrants that they vote in favor of the SPAC Public Warrant Amendment Proposal (together with any withdrawal, amendment, qualification or modification of its recommendation to the SPAC Stockholders described in the Recitals hereto, a “Modification in Recommendation”); provided, however, that nothing in this Agreement shall prevent the SPAC Board from approving the termination of this Agreement in accordance with its terms or otherwise exercising any other remedies hereunder. SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Special Stockholder Meeting and the SPAC Public Warrantholder Meeting and submit for approval the Transaction Proposals and the SPAC Public Warrant Amendment Proposal and that if the SPAC Stockholder Approval shall not have been obtained at any such SPAC Special Stockholder Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 10.2(b), and, subject to the following sentence, hold additional SPAC Special Stockholder Meetings until the SPAC Stockholder Approval has been obtained. SPAC may only adjourn the SPAC Special Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SPAC Stockholders prior to the SPAC Special Stockholder Meeting; provided, that, without the consent of the Target Companies, the SPAC Special Stockholder Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which such SPAC Special Stockholder Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of SPAC Class A Common Stock the opportunity to elect redemption of such SPAC Class A Common Stock in connection with the SPAC Special Stockholder Meeting.
Section 10.3.   Tax Matters.
(a)   Intended Tax Treatment.
(i)   The Parties agree that, for U.S. federal (and, as applicable, state and local) income tax purposes, it is intended that the New PubCo Exchanges and the Merger, taken together with other relevant transactions, be treated as a transaction described in Section 351 of the Code. Each of the Parties agrees that it will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or cause to fail to take, any action, if such action or failure to act could reasonably be expected to cause the New PubCo Exchanges and the Merger, taken together with other relevant transactions, to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided,however, that no Party shall be unreasonably impeded in its ability and discretion to (A) negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment or (B) take the position on any Tax Return that there is an alternative basis for the qualification of the Merger as a tax-deferred transaction (so long as such position is not inconsistent with the Intended Tax Treatment).
(ii)   Each of the Parties agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority or if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the New PubCo Exchanges and the Merger, taken together with the other relevant transactions, from qualifying for the Intended Tax Treatment. The Parties shall reasonably cooperate in good faith with each other and their respective counsel (or other tax advisors) to document and support the Intended Tax Treatment. Further, each of the Parties shall (and shall cause its Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax

Returns, and any audit or tax proceeding. Such cooperation may include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(b)   The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described in Section 10.3(b) of the Target Company Disclosure Letter.
(c)   Tax Forms.
(i)   On the Closing Date, SPAC shall provide New PubCo with a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that SPAC is classified for U.S. federal income Tax purposes as a “domestic corporation” and SPAC is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2); provided, however, that if SPAC fails to deliver any such certificate, the Transactions shall nonetheless be able to close and New PubCo shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code.
(ii)   At the Closing, each Target Company Equityholder shall provide a properly completed and duly executed IRS Form W-9; provided, however, that if any Target Company Equityholder fails to provided such certificate, the Transactions shall nonetheless be able to close and New PubCo shall be entitled to withhold from any consideration paid pursuant to this Agreement any amounts required by Law.
(d)   Transfer Taxes.   All transfer, documentary, sales, use, real property, stamp duty, stamp duty reserve tax, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by SPAC, New PubCo, Merger Sub, the Target Companies or their respective Subsidiaries (“Transfer Taxes”) shall be borne by New PubCo and paid when due. Each of the Parties shall (i) cooperate to obtain any additional confirmations from any relevant Governmental Authority in relation to Transfer Taxes that they consider (acting reasonably) to be necessary in connection with the Transactions and (ii) cooperate and file, at the expense of New PubCo, all necessary Tax Returns with respect to all such Transfer Taxes.
(e)   With respect to any audit, examination, claim or other Action with respect to Tax matters (“Tax Proceeding”) of any member of the Target Company Group treated as a partnership for U.S. federal income tax purposes for any taxable period (or portion of any taxable period) ending on or prior to the Closing Date and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Parties agree that: (i) no election shall be made under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any such Tax Proceeding; and (ii) the member of the Target Company Group that is subject to such Tax Proceeding shall bear all liability resulting therefrom in accordance with Section 6225 (or any similar provision of state, local or non-U.S. law).
(f)   None of the Target Companies, SPAC, New PubCo or any of their respective Affiliates will take any action, engage in any Transaction that would result in the liquidation of SPAC for U.S. federal income tax purposes in the tax year including the Closing Date and the two (2) subsequent calendar years.
(g)   The parties hereto agree that all items of income, gain, loss, deduction, or credit attributable for the taxable year of any member of the Target Company Group treated as a partnership for U.S. federal income tax purposes that includes the Closing Date shall be allocated based on a closing of such member’s books as of the Closing Date pursuant to Section 706 of the Code and the Treasury Regulations promulgated thereunder.
Section 10.4.   Tax Reimbursement.   On or before the First Tax Reimbursement Date, New PubCo will make or cause to be made a cash payment to ZB Partnership equal to the First Tax Reimbursement Amount. On or before the Second Tax Reimbursement Date, New PubCo will make or cause to be made a cash payment to ZB Partnership equal to the Second Tax Reimbursement Amount. In the event that the New PubCo Board determines in good faith that the payment of the full amount of the First Tax Reimbursement Amount (such shortfall, the “First Sponsor Backstop Amount”) or the Second Tax Reimbursement Amount (such shortfall, the “Second Sponsor Backstop Amount”), as applicable, in cash, would adversely affect New PubCo’s ability to: (i) pay its obligations when due; (ii) conduct its business in accordance with its business plan; or (iii) comply with the covenants included in the Target Companies’ senior credit facility and other material contracts and indebtedness, Sponsor shall transfer the First Sponsor Backstop Amount or the Second Sponsor Backstop Amount, as applicable, to ZB Partnership. No later than twenty (20) Business Days prior to the applicable Tax Reimbursement Date, ZB Partnership shall provide to New PubCo and Sponsor reasonably detailed documentation reasonably acceptable in form and substance (taking into account the availability of information on the date the tax liabilities are calculated) to New PubCo and Sponsor supporting the income tax liabilities of the members of ZB Partnership to which the applicable Tax Reimbursement Amount relates. If required to pay a Sponsor Backstop Amount, Sponsor shall determine, in its sole discretion, whether to pay such amount in cash or in shares of New PubCo Common Stock, which for purposes of this Section 10.4 shall be deemed to be valued at a price per share of $10.00. If ZB Partnership, New PubCo and Sponsor are unable to resolve any dispute with respect to the calculation of a Tax Reimbursement Amount or Sponsor Backstop Amount (not including, for the avoidance of doubt, any dispute with respect to whether the ZB Partnership acted in good faith in its determination of a Tax Reimbursement Amount or timely delivered the information required under this Section 10.4), such dispute shall be promptly resolved by a nationally recognized accounting firm mutually acceptable to ZB Partnership, New PubCo and Sponsor, the costs of which shall be borne by New PubCo and Sponsor. Such accounting firm’s resolution of any such dispute shall be binding on the Parties. New PubCo hereby agrees to use commercially reasonable efforts to ensure that at least $4,200,000 of cash will remain in one or more bank accounts of New PubCo or under New PubCo’s control to make the payments specified in this Section 10.4.
Section 10.5.   Section 16 Matters.   Prior to the Merger Effective Time, each of New PubCo and SPAC shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of equity securities of New PubCo or equity securities of SPAC, as applicable (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities), that occurs or is deemed to occur by reason of the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 10.6.   Commercially Reasonable Efforts; Further Assurances.
(a)   Subject to the terms and conditions set forth in this Agreement (including Section 10.1, which shall control with respect to matters relating to Antitrust Laws and approvals of other Governmental Authorities), and to applicable Laws, as soon as practicable after the date of this Agreement and, in any event, prior to the Closing, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering and documents, certificates, instruments and other papers that are necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable on their part under this Agreement, the Ancillary Agreements and applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, but not limited to, (i) implementing the Reorganization and (ii) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
(b)   Without limiting any covenant contained in Article 7 through this Article 10, New PubCo, SPAC, Merger Sub and the Target Companies shall each, and each shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) obtain all material consents and approvals of third parties that any of the Parties or any of their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) take such other action as may be reasonably necessary or as another Parties may reasonably request to satisfy the conditions of Article 11 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 10.7.   Employee Matters.
(a)   Prior to the Closing Date, the Parties shall cooperate in good faith to design and implement one or more equity and/or incentive compensation plans or arrangements covering (i) all employees who are, as of the date hereof, participants under the Target Companies’ existing Unifund CCR, LLC Long-Term Incentive Plan (the “Long-Term Incentive Plan”) and (ii) certain other key employees and service providers of the Target Companies who, in each case, continue to provide services following the Closing Date, intended to replace and/or supplement the Long-Term Incentive Plan , with any such new plans or arrangements to be effective subject to the occurrence of the Merger Effective Time.
(b)   Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 10.7 are included for the sole benefit of SPAC, New PubCo and the Target Companies and shall not create or confer any claims, benefits or rights (including as a third-party beneficiary) on any other Person. Nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, New PubCo, the Target Companies or their respective Affiliates to amend, terminate or otherwise modify any Target Company Group Benefit Plan or other Benefit Plan following the Closing Date or (iii) shall create or confer upon any Person who is not a Party (including any equityholder, any director, manager, officer, employee or independent contractor, or any participant in any Target Company Group Benefit Plan or other Benefit Plan (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any particular term of employment, engagement or service.
Section 10.8.   Securities Listing.
(a)   From the date of this Agreement through the Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Common Stock and SPAC Warrants (but excluding the SPAC Public Warrants if the SPAC Public Warrant Amendment Proposal has been adopted and approved at the SPAC Public Warrantholder Meeting) to be listed on, the NYSE or Nasdaq, as applicable.
(b)   As promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date, New PubCo shall (i) apply for, and New PubCo and the Target Companies shall use their respective reasonable best efforts to cause, the New PubCo Common Stock and New PubCo Public Warrants issuable in the Merger and the New PubCo Common Stock that will become issuable upon the exercise of the New PubCo Public Warrants to be approved for, listing on the Listing Exchange and accepted for clearance by the Depository Trust Company, subject to official notice of issuance, and (ii) satisfy any applicable initial and continuing listing requirements of the Listing Exchange.
Section 10.9.   Confidentiality.   From the date of this Agreement until Closing, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein (but disregarding any provision of the Confidentiality Agreement that would cause the provisions thereof to terminate, expire or otherwise cease to have binding effect prior to the Closing), and such provisions are hereby incorporated herein by reference; provided, that, effective as of and subject to the consummation of the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect (other than the terms that expressly survive the termination of the Confidentiality Agreement as set forth therein) without any further action of any of the parties thereto. Each Party hereby agrees, that until Closing, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing in violation of such US federal securities Laws and other applicable foreign and domestic Laws.
Section 10.10.   Termination of Certain Agreements.   The Target Companies hereby agree that, effective at the Closing, any equityholders, voting or similar agreements among any member of the Target Company Group, on the one hand, and any of its equityholders, on the other hand (other than such agreements solely between or among the members of the Target Company Group) shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect with no liability whatsoever for the Parties.
Section 10.11.   Cooperation.   Prior to the Closing, each of SPAC, the Target Companies and New PubCo shall, and each of them shall cause their respective Subsidiaries (as applicable) and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by New PubCo, the Target Companies or SPAC shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other parties may reasonably request, (b) granting such access to the other parties and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing arrangements (including facilitating direct contact between senior management and other representatives of New PubCo, the Target Companies, SPAC and their respective Subsidiaries at reasonable times and locations upon reasonable advance notice). All such cooperation, assistance and access shall be granted during normal business hours upon reasonable advance notice and shall be granted under conditions that shall not unreasonably interfere with the business and operations of New PubCo, the Target Companies, SPAC, or their respective auditors.
Section 10.12.   SPAC Extension.   Unless the Closing has occurred or this Agreement shall have otherwise been terminated in accordance with the provisions set forth in Section 12.1, (i) prior to August 28, 2023, Sponsor shall make the deposits into the Trust Account necessary to extend the deadline by which SPAC must complete its initial business combination (the “SPAC Business Combination Deadline”) to August 28, 2023 in accordance with the terms set forth in the SPAC Governing Documents and (ii) from and after August 28, 2023, SPAC and Sponsor shall use their respective reasonable best efforts to take the appropriate actions, including filing a proxy statement, amending the SPAC Governing Documents and obtaining the necessary approval from the SPAC Stockholders, to extend the SPAC Business Combination Deadline until the Agreement End Date or another date mutually agreed in writing between SPAC and the Target Companies.
ARTICLE 11
Conditions to Obligations
Section 11.1.   Conditions to Obligations of the Parties.   The respective obligations of each Party to consummate, or cause to be consummated, the Transactions are subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by each such Party), as of the Closing, of the following conditions:
(a)   the SPAC Stockholder Approval shall have been obtained;
(b)   the Requisite Target Company Equityholder Approval shall have been obtained;
(c)   the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Action seeking such a stop order shall have been initiated by the SEC and remain pending;
(d)   any commitment to, or agreement (including any timing agreement) with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Transactions, shall have expired or been terminated;
(e)   each of the Permits, Governmental Authorizations (including, without limitation, the Collection Filings) and other third party consents or approvals set forth on Section 4.5 of the Target Company Disclosure Letter shall have been obtained, procured or made, as applicable;
(f)   there shall not be in force any Governmental Order (whether temporary, preliminary or permanent) or Law enacted, issued, promulgated, enforced or entered restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions issued by any Governmental Authority with jurisdiction over the applicable Parties with respect to the Transactions; and

(g)   the Reorganization shall have been consummated in all material respects in accordance with the terms and conditions of this Agreement and the Reorganization Steps.
Section 11.2.   Conditions to Obligations of SPAC.   The respective obligations of SPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction, as of the Closing, of the following additional conditions, any one or more of which may, to the extent permitted by applicable Law, be waived in writing solely by such Parties:
(a)   each of the representations and warranties of the Target Companies contained in (i) the first and second sentences of Section 4.1 (Organization), Section 4.3 (Due Authorization), Section 4.18 (Brokers’ Fees) and Section 4.25 (Absence of Changes) shall be true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), (ii) Section 4.6 (Capitalization of the Target Companies) shall be true and correct in all but de minimis respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), in each case, as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), and (iii) this Agreement other than the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Organization), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Target Companies) Section 4.18 (Brokers’ Fees) and Section 4.25 (Absence of Changes) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Target Company Material Adverse Effect or any similar qualification or exception), in each case, at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be true and correct does not constitute a Target Company Material Adverse Effect;
(b)   each of the representations and warranties of New PubCo and Merger Sub contained in (i) Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.10 (Brokers’ Fees) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, and (ii) each of the representations and warranties of New PubCo and Merger Sub contained in this Agreement other than the representations and warranties made pursuant to the Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.10 (Brokers’ Fees) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent New PubCo or Merger Sub, as applicable, from performing its obligations under this Agreement or any Ancillary Agreement to which it is, or is contemplated to be, a party;
(c)   each of the covenants and agreements of the Target Companies to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

(d)   each of the covenants of New PubCo and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;
(e)   there shall not have occurred a Target Company Material Adverse Effect since the date of this Agreement, the material adverse effects of which are continuing and uncured;
(f)   the Target Companies shall have delivered their respective Target Company Equityholder Written Consents constituting the Requisite Target Company Equityholder Approval on or prior to the Target Company Equityholder Approval Deadline; and
(g)   each Target Company shall have delivered to SPAC the closing deliverables set forth in Section 2.5(a).
Section 11.3.   Conditions to the Obligations of the Target Companies, New PubCo and Merger Sub.   The respective obligations of Holdings, USV, New PubCo and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction, as of the Closing, of the following additional conditions, any one or more of which may, to the extent permitted by applicable Law, be waived in writing solely by such Parties:
(a)   the representations and warranties of SPAC contained in (i) the first and second sentences of Section 5.1 (SPAC Organization) and Section 5.2 (Due Authorization), shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), in each case as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), (ii) Section 5.13 (Capitalization of SPAC) shall be true and correct in all but de minimis respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), in each case, as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), (iii) Section 5.11 (Absence of Changes) shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), and (iv) this Agreement other than the representations and warranties made pursuant to the first and second sentences of Section 5.1 (SPAC Organization), Section 5.2 (Due Authorization), Section 5.11 (Absence of Changes) and Section 5.13 (Capitalization of SPAC) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception), in each case, as of the Closing Date, except with respect to such representations and warranties which speak only as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be true and correct does not constitute a SPAC Material Adverse Effect;
(b)   each of the covenants and agreements of SPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;
(c)   the amount of Available Cash shall be no less than forty million Dollars ($40,000,000);
(d)   the New PubCo Common Stock to be listed pursuant to this Agreement shall have been approved for listing on the Listing Exchange, subject to official notice thereof;

(e)   at or prior to the Closing, the directors and officers of SPAC not listed on Section 2.7(a) of the Target Company Disclosure Letter shall have resigned or otherwise removed, effective as of or prior to the Closing;
(f)   SPAC shall have delivered to the Target Companies the closing deliverables set forth in Section 2.5(b); and
(g)   at the Closing, the Target Company Equityholders shall receive at least a majority of the New PubCo Common Stock.
Section 11.4.   Frustration of Conditions.   No Party may rely on the failure of any condition set forth in this Article 11 to be satisfied if such Party’s breach of any of its covenants, agreements, representations or warranties of this Agreement is the primary cause of such failure.
ARTICLE 12
Termination/Effectiveness
Section 12.1.   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
(a)   by written consent of the Target Companies and SPAC;
(b)   by the Target Companies or SPAC by written notice to the other of such Parties if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or other Law which has become final and non-appealable and remains in effect and has the effect of making consummation of the Transactions illegal or otherwise permanently preventing or prohibiting consummation of the Transactions; provided, that the Governmental Authority issuing such Governmental Order or Law has jurisdiction over the applicable Parties with respect to the Transactions; and provided further, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to the Target Companies or SPAC if such Party’s breach of any of its obligations under this Agreement is the primary cause of the existence or occurrence of any fact or circumstance but for the existence or occurrence of which the consummation of the Transactions would not be illegal or otherwise permanently prevented or prohibited;
(c)   by the Target Companies or SPAC by written notice to the other of such Parties if the SPAC Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Special Stockholder Meeting duly convened therefor or at any adjournment thereof at which the SPAC Stockholders have duly voted and the SPAC Stockholder Approval was not obtained; provided, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to SPAC unless SPAC has complied in all material respects with its obligations pursuant to Section 10.2(b);
(d)   by the Target Companies by written notice to SPAC if there has been a Modification in Recommendation to the extent such Modification in Recommendation is not withdrawn within ten (10) Business Days of such notice;
(e)   by SPAC by written notice to the Target Companies if either Target Company has not delivered its Target Company Equityholder Written Consents constituting the Requisite Target Company Equityholder Approval on or prior to the Target Company Equityholder Approval Deadline;
(f)   by SPAC by written notice to the Target Companies if (i) there has been any breach of any representation, warranty, covenant or agreement on the part of either Target Company set forth in this Agreement, in each case, such that the conditions specified in Section 11.2(a), Section 11.2(b) or Section 11.2(e), as applicable, would not be satisfied at the Closing (a “Terminating Target Company Breach”), except that, if such Terminating Target Company Breach is curable by the Target Companies then, for a period ending on the earlier to occur of (i) thirty (30) days after receipt by either Target Company of notice from SPAC of such breach and (ii) the third (3rd) Business Day prior to the Agreement End Date (the “Target Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Target Company Breach is not cured within the Target Company Cure Period, or (ii) the Closing has not occurred on or before August 28, 2023 (which shall be extended automatically until the last date for SPAC to consummate a business combination (which shall in no event be later than December 31, 2023) following any extension of the SPAC Business Combination Deadline obtained by SPAC pursuant to Section 10.12) (such date, the “Agreement End Date”); provided, that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 12.1(f) if SPAC is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement which breach would cause any condition set forth in Section 11.3(a), Section 11.3(b) or Section 11.3(c), as applicable, not to be satisfied;
(g)   by the Target Companies by written notice to SPAC if (i) there has been any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, in each case, such that the conditions specified in Section 11.3(a), Section 11.3(b) or Section 11.3(c), as applicable, would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable, then, for a period ending on the earlier to occur of (i) thirty (30) days after receipt by SPAC of notice from either Target Company of such breach and (ii) the third (3rd) Business Day prior to the Agreement End Date (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date; provided, that none of the Target Companies shall have the right to terminate this Agreement pursuant to clause (i) of this Section 12.1(g) if any Target Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement which breach would cause any condition set forth in Section 11.2(a), Section 11.2(b) or Section 11.2(e), as applicable, not to be satisfied;
(h)   by the Target Companies by written notice to SPAC if SPAC shall not have been extended by Sponsor in accordance with the terms of the SPAC Governing Documents on or prior to the May 28, 2023, August 28, 2023 or any other applicable extension date prior to or on the Agreement End Date; or
(i)   prior to receipt by SPAC of the SPAC Stockholder Approval, by the Target Companies by written notice to SPAC at any time in their sole and absolute discretion.
Section 12.2.   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or any of its Affiliates, officers, directors, shareholders or equityholders, other than liability of the Parties, as the case may be, for actual fraud or any willful and material breach of this Agreement prior to the termination of this Agreement, except that the provisions of Section 1.2, this Section 12.2, Article 13 and (to the extent related to the foregoing) Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement.
Section 12.3.   Termination Fee.   If this Agreement is terminated by the Target Companies pursuant to Section 12.1(i) and any member of the Target Company Group consummates an Acquisition Transaction, in each case, within twelve (12) months from the date of such termination of this Agreement, then the Target Companies shall pay to the Sponsor the Target Company Termination Fee by wire transfer in immediately available funds to an account specified in writing by the Sponsor. The Parties hereby acknowledge and agree that (x) payment of the Target Company Termination Fee is hereby subordinated in right and time of payment to indefeasible repayment in full in cash of the Permitted Indebtedness and any refinancing, extension and replacement thereof and (y) neither this sentence nor the substance hereof may be amended or otherwise modified without the prior consent of the holders of the Permitted Indebtedness and such holders are deemed to be third-party beneficiaries of this sentence.
ARTICLE 13
Miscellaneous
Section 13.1.   Trust Account Waiver.   Each of the Target Companies, New PubCo and Merger Sub acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. Each of the Target Companies, New PubCo and Merger Sub further acknowledges that, as described in SPAC’s final prospectus dated November 23, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account. Each of the Target Companies, New PubCo and Merger Sub acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, (b) if SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public shareholders and (c) if SPAC holds a shareholder vote to amend the SPAC Governing Documents to modify the substance or timing of the obligation to redeem 100% of its public shares of SPAC Common Stock if SPAC fails to complete a Business Combination within the allotted time period, then for the redemption of any SPAC Common Stock properly tendered in connection with such vote. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Target Companies, New PubCo and Merger Sub each hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Target Companies’ or New PubCo’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) to the Target Companies in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate SPAC Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Target Companies or New PubCo may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 13.2.   Waiver.   Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.
Section 13.3.   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (y) when delivered by FedEx or another nationally recognized overnight delivery service or (z) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in this Section 13.3 for the applicable Party); provided, that any such notice or other communication delivered in the manner described in clause (w), (x) or (y) shall also be delivered by email no later than twenty-four (24) hours after being delivered in the manner described therein, as applicable, in each case, addressed as follows:
(a)   If to SPAC, New PubCo or Merger Sub prior to the Closing, or to SPAC after the Merger Effective Time, to:
Everest Consolidator Acquisition Corporation
4041 MacArthur Blvd
Newport Beach, CA 92660
Attention:
Adam Dooley, Chairman & CEO

Email:
adooley@belayinvest.com

with copies to (which shall not constitute notice):
Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attention:
Ryan J. Maierson
Senet S. Bishoff

Email:
ryan.maierson@lw.com
senet.bischoff@lw.com

(b)   If to the Target Companies prior to the Closing, or to the Target Companies, the Surviving Company or New PubCo after the Merger Effective Time, to:
Unifund Holdings, LLC
10625 Techwoods Circle
Cincinnati, OH 45242
Attention:
Trudy Craig, Vice President, General Counsel

Email:
trudy.craig@unifund.com

with copies to (which shall not constitute notice):
Taft Stettinius & Hollister LLP
1800 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attention:
Arthur McMahon, III

Email:
amcmahon@taftlaw.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 13.4.   Assignment.   No Party shall assign, delegate or transfer this Agreement or any part hereof without the prior written consent of the other Parties, and any such attempted assignment, delegation or transfer without such prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
Section 13.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective permitted successors and assigns, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.9, Jay Zises and Selig Zises are intended third-party beneficiaries of, and may enforce, Section 10.4, ZB Partnership and Rosenberg are intended third-party beneficiaries of, and may enforce, Section 13.6 and the Non-Recourse Persons are intended third-party beneficiaries of, and may enforce, Section 13.16.
Section 13.6.   Expenses.   Except as otherwise set forth in this Agreement, including in Section 12.1(i), all expenses incurred in connection with this Agreement and the Transactions shall be paid by SPAC and the Sponsor, jointly and severally; provided, if this Agreement is terminated in accordance with its terms as a direct result of the Target Companies’ willful failure to consummate the Transactions in breach of the terms of this Agreement following the satisfaction by SPAC, New PubCo and their respective Subsidiaries and Affiliates of all of their respective obligations and conditions hereunder and all applicable Ancillary Agreements, the Target Companies shall pay, or cause to be paid, all Target Company Transaction Expenses, not to be duplicative of the Target Company Termination Fee, and SPAC shall pay, or cause to be paid, all SPAC Transaction Expenses; provided further, that, if the Merger and the other Transactions shall be consummated, the Surviving Company shall pay or cause to be paid all Outstanding Target Company Transaction Expenses and all Outstanding SPAC Transaction Expenses in accordance with Section 2.5(c).
Section 13.7.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13.8.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 13.9.   Target Company and SPAC Disclosure Letters.   The Target Company Disclosure Letter and SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations and warranties set forth in Article 4 through Article 6, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation or warranty set forth in Article 4 through Article 6, as applicable that contain a reference to the Disclosure Letter, of this Agreement to which the relevance of such disclosure is reasonable apparent. Certain information set forth in the Disclosure Letters with respect to Article 4 through Article 6, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 13.10.   Entire Agreement.   (a) This Agreement (together with the Target Company Disclosure Letter and SPAC Disclosure Letter and the Exhibits hereto), (b) the Ancillary Agreements and (c) that certain Mutual Confidentiality Agreement, dated as of October 13, 2022, between SPAC and Unifund CCR, LLC, an Ohio limited liability company (as amended from time to time in accordance with its terms, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions or any other matter contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions or any other matter contemplated hereby exist between the Parties or any of their respective Affiliates except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 13.11.   Amendments.   This Agreement may be amended or modified in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties. Any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 13.11 shall be null and void, ab initio.
Section 13.12.   Publicity.
(a)   All press releases or other public communications relating to the Transactions made by or on behalf of any Party or any of its Affiliates or any director, officer, employee or representative of any of the foregoing, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Target Companies, which approval shall not be unreasonably withheld by either such Party; provided, that no Party shall be required to obtain consent pursuant to this Section 13.12 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public with the mutual approval of SPAC and the Target Companies in accordance with this. Disclosures resulting from the Parties’ efforts to obtain any consents or approvals pursuant to Antitrust Laws and to make any related filing shall be deemed not to violate this Section 13.12(a).
(b)   The restriction in Section 13.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement (or whose Affiliate or director, officer, employee or representative, or whose Affiliate’s director, officer, employee or representative is making the announcement) shall use its commercially reasonable efforts to consult with SPAC or the Target Companies, as applicable, in advance as to its form, content and timing.
Section 13.13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 13.14.   Jurisdiction; Waiver of Jury Trial.
(a)   To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.14.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 13.15.   Enforcement.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon the Parties, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed or complied with in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that money damages would adequate or there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith or to prove the inadequacy of money damages or another remedy at law.
Section 13.16.   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a)   solely with respect to the Target Companies, New PubCo, SPAC and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Target Companies, New PubCo, SPAC, Merger Sub and Sponsor as named parties hereto; and
(b)   except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such Party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of New PubCo, the Target Companies, SPAC, Merger Sub or Sponsor, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing and (iii) no successor, heir or representative of any of the foregoing (the Persons identified in the foregoing clauses (i) through (iii), collectively, the “Non-Recourse Persons”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Target Companies, New PubCo, SPAC, Merger Sub and Sponsor under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.
Section 13.17.   Non-Survival of Representations, Warranties and Covenants.   Except in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Merger (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then there shall be liability therefor only with respect to any breaches occurring after the Closing and (b) this Article 13.
Section 13.18.   Conflicts and Privilege.
(a)   New PubCo, SPAC and the Target Companies, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the Sponsor, the Surviving Company, shareholders or holders of other equity interests of SPAC or the Sponsor, and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Group”), on the one hand, and (ii) New PubCo, Merger Sub, the Target Companies and/or any other member of the Target Company Group (as defined below), on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”), that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company or New PubCo, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. New PubCo, SPAC and the Target Companies, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among SPAC, the Sponsor and/or any other member of SPAC Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to Sponsor after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Target Companies prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Target Companies and shall not be used by the SPAC Group against the Target Company Group, as subsequently defined, in connection with any dispute among the Parties.
(b)   SPAC, New PubCo and the Target Companies, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (i) the shareholders or holders of other equity interests of the Target Companies, New PubCo, the Surviving Company and/or any of their respective directors, members, partners, officers, employees or Affiliates, on the one hand, and (ii) any member of SPAC Group, on the other hand, any legal counsel, including Taft Stettinius & Hollister LLP (“Taft”) that represented the Target Companies prior to the Closing may represent any member of the Target Company Group in such dispute even though the interests of such Persons may be directly adverse to SPAC Group, and even though such counsel may have represented SPAC and/or the Target Companies in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving

Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among the Target Companies and/or any member of the Target Company Group, on the one hand, and Taft, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Target Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Target Companies under a common interest agreement shall remain the privileged communications or information of SPAC, and controlled by Sponsor, and shall not be used by the Target Company Group against the SPAC Group in connection with any dispute among the Parties.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.
SPAC:
EVEREST CONSOLIDATOR
ACQUISITION CORPORATION
By:
/s/ Adam Dooley

Name:
Adam Dooley

Title:
Chief Executive Officer

[Signature Page to Business Combination Agreement]

New PubCo:
UNIFUND FINANCIAL TECHNOLOGIES, INC.
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
President

[Signature Page to Business Combination Agreement]

Merger Sub:
UNIFUND MERGER SUB INC.
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
President

[Signature Page to Business Combination Agreement]

Holdings:
UNIFUND HOLDINGS, LLC
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
President

[Signature Page to Business Combination Agreement]

CCRF:
CREDIT CARD RECEIVABLES FUND INCORPORATED.
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
President

[Signature Page to Business Combination Agreement]

USV:
USV, LLC
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
President

[Signature Page to Business Combination Agreement]

Solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16,
SPONSOR:
EVEREST CONSOLIDATOR SPONSOR, LLC
By: Belay Associates, LLC, its Managing Member
By:
/s/Adam Dooley

Name:
Adam Dooley

Title:
Manager

[Signature Page to Business Combination Agreement]

Exhibit A
Reorganization Steps
[Attached]

Exhibit B
Form of Registration Rights and Lock-up Agreement
[Attached]

Exhibit C
Form of Amended and Restated Certificate of Incorporation of New PubCo
[Attached]

Exhibit D
Form of Amended and Restated Bylaws of New PubCo
[Attached]

Annex I
Target Company Group Prior to the Reorganization
[Attached]

Annex B
FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
UNIFUND FINANCIAL TECHNOLOGIES, INC.
Unifund Financial Technologies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.   This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
2.   The text of the certificate of incorporation of the Corporation, as heretofore amended, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, Unifund Financial Technologies, Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on [ • ], 2023.
Unifund Financial Technologies, Inc.,
a Delaware corporation
By:
Name:
Title:

Exhibit A
ARTICLE I
NAME OF THE CORPORATION
The name of the corporation is Unifund Financial Technologies, Inc. (the “Corporation”).
ARTICLE II
REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.
ARTICLE III
BUSINESS PURPOSE
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
CAPITAL STOCK
Section 4.01   Authorized Classes of Stock.   The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 250,000,000, of which 200,000,000 shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and 50,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
(a)   Common Stock.
(i)   General.   The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
(ii)   Voting.   Except as otherwise provided herein or expressly required by law, each holder of shares of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
(iii)   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
(iv)   Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
Section 4.02   Preferred Stock.   The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors and the Board of Directors shall file a certificate of designation relating thereto in accordance with the DGCL (such certificate, a “Certificate of Designation”). The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(a)   the designation of the series;
(b)   the number of shares of the series;
(c)   the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(d)   whether the series will have voting rights, generally or upon specified events, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(e)   whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(f)   whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;
(g)   the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(h)   the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;
(i)   the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and
(j)   any other relative rights, preferences, and limitations of that series.
Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
BOARD OF DIRECTORS
Section 5.01   General Powers.   Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
Section 5.02   Newly Created Directorships and Vacancies.
(a)   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
(b)   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until his or her earlier death, resignation, retirement, disqualification, or removal.
Section 5.03    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.01, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section 5.04   Written Ballot.   Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION
Section 6.01   Limitation of Personal Liability.   No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as it presently exists or may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. For purposes of this Section 6.01, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.
Section 6.02   Indemnification and Advancement of Expenses.   The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
Section 6.03   Effect of Modifications.   Any amendment, repeal or modification of any provision contained in this Article VI shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.
ARTICLE VII
STOCKHOLDER ACTION
Section 7.01   Stockholder Consent Prohibition.   Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
Section 7.02   Special Meetings of Stockholders.   Except as otherwise required by law and subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by: (i) the Board of Directors; or (ii) the Chief Executive Officer of the Corporation, and shall not be called by any other person or persons.
Section 7.03   Stockholder Nominations.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
Section 7.04   Covered Transactions.
(a)   If David G. Rosenberg, Selig Zises, Jay Zises and their respective affiliates (as defined in Section 203 of the DGCL) (each, a “Covered Stockholder” and collectively, the “Covered Stockholders”) together beneficially own in the aggregate at least 35% in voting power of the outstanding shares of the Corporation entitled to vote on any Covered Transaction, any Covered Transaction must be approved by the vote of the holders of at least 66 2∕3% in voting power of the shares of the Corporation then entitled to vote on such Covered Transaction.
(b)   For the purposes of this Section 7.04, “Covered Transaction” means the occurrence of any of the following (i) the consolidation or merger of the Corporation with or into another entity, (ii) the sale or lease of all or substantially all of the Corporation’s assets to another person or entity or (iii) the acquisition by a person or entity of more than 50% of the then outstanding Common Stock in a transaction or series of transactions requiring the approval of the holders of Common Stock.

ARTICLE VIII
BYLAWS
Section 8.01   Board of Directors.   In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws without any action on the part of the stockholders.
Section 8.02   Stockholders.   In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
ARTICLE IX
FORUM
Section 9.01    Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. This Article IX is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X
MISCELLANEOUS
Section 10.01   Severability.   If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
Section 10.02   Amendments.   The Corporation reserves the right to amend, alter, or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided,however, that notwithstanding any other provision of this Restated Certificate or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Restated Certificate, so long as the Covered Stockholders together beneficially own in the aggregate at least 35% in voting power of the outstanding shares of the Corporation entitled to vote on any Covered Transaction, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote on any Covered Transaction, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with Section 7.04 of this Restated Certificate; provided, further, that, notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Section 4.02, Article V, Article VI, Article VII, Article IX, and this Article X.

Annex C
FORM OF AMENDED AND RESTATED BYLAWS OF UNIFUND FINANCIAL TECHNOLOGIES, INC.
ARTICLE I
OFFICES
Section 1.01   Registered Office.   The registered office of Unifund Financial Technologies, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, will be fixed in the Amended and Restated Certificate of Incorporation of the Corporation as then in effect (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”).
Section 1.02   Other Offices.   The Corporation may have other offices at any place or places, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF THE STOCKHOLDERS
Section 2.01   Place of Meetings.   All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting. In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
Section 2.02   Annual Meeting.   The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these bylaws of the Corporation (hereinafter, these “Bylaws”) shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.
Section 2.03   Special Meetings.   Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation. No business may be transacted at any special meeting of stockholders other than business specified in the notice of such meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.
Section 2.04   Adjournments.   Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.
Section 2.05   Notice of Meetings.   Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than 60 days before the meeting to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the Corporation and such notice shall be deemed to be given when deposited in the U.S.

mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.
Section 2.06   List of Stockholders.   The officer of the Corporation who has charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder no later than the tenth day before each meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.
Section 2.07   Quorum.   Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, at each meeting of the stockholders, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.
Section 2.08   Organization.   The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in their absence or inability to act, the Chief Executive Officer (as defined in Section 4.01), or, in their absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in the Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:
(a)   the establishment of an agenda or order of business for the meeting;
(b)   the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c)   rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting);
(d)   limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;
(e)   restrictions on entry to the meeting after the time fixed for the commencement thereof; and
(f)   limitations on the time allotted to questions or comments by participants.
Section 2.09   Voting; Proxies.
(a)   General.   Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.
(b)   Election of Directors.   Unless otherwise required by the Certificate of Incorporation, the election of directors shall be by written ballot. If authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders, at which a quorum is present, by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders, at which a quorum is present, held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected.
(c)   Other Matters.   Unless otherwise required by law, the Certificate of Incorporation, or these Bylaws, any matter, other than the election of directors, brought before any meeting of stockholders, at which a quorum is present, shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.
(d)   Proxies.   Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as proxy may be documented, signed, and delivered in accordance with Section 212 of the General Corporation Law of the DGCL, provided that such authorization shall set forth, or be delivered with, information enabling the corporation to determine the identity of the stockholder granting such authorization. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Any stockholder soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
Section 2.10   Inspectors at Meetings of Stockholders.   In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of their ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:
(a)   ascertain the number of shares outstanding and the voting power of each;
(b)   determine the shares represented at the meeting and the validity of proxies and ballots;
(c)   count all votes and ballots;
(d)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Section 2.11   Fixing the Record Date for Stockholder Meetings and Other Purposes.
(a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of capital stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 2.12   Advance Notice of Stockholder Nominations and Proposals.
(a)   Annual Meetings.   At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13, to be properly brought before an annual meeting, nominations or such other business must be:
(i)   specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;

(ii)   otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or
(iii)   otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.
In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 60 days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the close of business on the tenth day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).
(b)   Stockholder Nominations.   For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth or include:
(i)   the name, age, business address, and residence address of each nominee proposed in such notice;
(ii)   the principal occupation or employment of each such nominee;
(iii)   the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);
(iv)   such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;
(v)   a written questionnaire with respect to the background and qualification of such proposed nominee, completed and executed by such proposed nominee, in the form to be provided by the Secretary upon written request of any stockholder of record within ten (10) days of such request, and a written statement and agreement executed by each such nominee acknowledging that such person:
(A)   consents to being named in the proxy statement as a nominee and to serving as a director if elected,
(B)   intends to serve as a director for the full term for which such person is standing for election, and

(C)   makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Ethics Code, Related Party Transactions Policy, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any nomination, issue, or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and
(vi)   as to the Proposing Stockholder:
(A)   the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,
(B)   the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting,
(C)   a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,
(D)   a description of any agreement, arrangement, or understanding (including, but not limited to, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting,
(E)   a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,
(F)   a representation whether the Proposing Stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to solicit proxies or votes in support of such director nominees or nomination in accordance with Rule 14a-19 promulgated under the Exchange Act, and (2) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee,

(G)   the names and addresses of other stockholders (including beneficial and record owners) known by the Proposing Stockholder to support the nomination, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholders, and
(H)   any other information relating to such Proposing Stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.
The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
(c)   Other Stockholder Proposals.   For all business other than director nominations, a Proposing Stockholder’s timely notice to the Secretary (in accordance with the time periods for delivery of timely notice as set forth in this Section 2.12) shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:
(i)   a brief description of the business desired to be brought before the annual meeting;
(ii)   the reasons for conducting such business at the annual meeting;
(iii)   the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment);
(iv)   any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;
(v)   any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;
(vi)   a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and
(vii)   all of the other information required by Section 2.12(b)(vi) above.
(d)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:
(i)   by or at the direction of the Board of Directors or any committee thereof; or
(ii)   provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.

In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of: (x) the 90th day prior to such special meeting; or (y) the tenth day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).
(e)   Effect of Noncompliance.
(i)   Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12 or Section 2.13, as applicable. If any proposed nomination was not made or proposed in compliance with this Section 2.12 or Section 2.13, as applicable, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not comply with or provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.
(ii)   Without limiting the other provisions and requirements of this Section 2.12, unless otherwise required by law, if any stockholder (A) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (B) subsequently failes to comply with the requirements of Rule 14A-19(a)(2) and Rule 14(a)-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for such stockholder’s nominees. Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder shall deliver to the Corporation, no later than five business days prior to the applicable meeting, reasonable evidence that is has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(f)   Rule 14a-8. This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
Section 2.13   Proxy Access.
(a)   Inclusion of Proxy Access Stockholder Nominee in Proxy Statement.   Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:

(i)   timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by or on behalf of a stockholder or stockholders that, at the time the Proxy Access Notice is delivered, satisfy the ownership and other requirements of this Section 2.13 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”);
(ii)   the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and
(iii)   the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.
(b)   Timely Notice.   To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than 120 days nor more than 150 days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of: (i) the 120th day prior to such annual meeting; or (ii) the 10th day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.
(c)   Information to be Included in Proxy Statement.   In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):
(i)   the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and
(ii)   if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed 500 words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).
Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.
(d)   Proxy Access Stockholder Nominee Limits.   The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) two; or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:

(i)   in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced;
(ii)   any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of their election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election, shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election; and
(iii)   any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the three preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors also will be counted against the Permitted Number.
In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e)   Eligibility of Nominating Stockholder; Stockholder Groups.   An Eligible Stockholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting. For purposes of satisfying the ownership requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that:
(i)   the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20; and
(ii)   each stockholder or other person whose shares are aggregated shall have held such shares continuously for at least three years.
Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13(e). With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.13.
(f)   Funds.   A group of two or more funds shall be treated as one stockholder or person for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:
(i)   under common management and investment control;

(ii)   under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or
(iii)   a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.
(g)   Ownership.   For purposes of this Section 2.13, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the person possesses both:
(i)   the full voting and investment rights pertaining to the shares; and
(ii)   the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:
(A)   sold by such person or any of its affiliates in any transaction that has not been settled or closed,
(B)   borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or
(C)   subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.
An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on five business days’ notice and recalls such loaned shares not more than five business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.
(h)   Nomination Notice and Other Eligible Stockholder Deliverables.   An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:
(i)   one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Stockholder’s agreement to provide:
(A)   within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and

(B)   immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;
(ii)   the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2.13):
(A)   intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting,
(B)   acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,
(C)   has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,
(D)   has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee,
(E)   will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,
(F)   has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,
(G)   agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation,
(H)   agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,
(I)   will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and
(J)   will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;
(iii)   the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and ballot and, as a nominee and, if elected, to serve as a director;
(iv)   a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(v)   in the case of a nomination by a group of stockholders that together is an Eligible Stockholder:

(A)   documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and
(B)   the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(vi)   if desired, a Statement.
(i)   Stockholder Nominee Agreement.   Each Proxy Access Stockholder Nominee must:
(i)   provide within five business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:
(A)   the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Ethics Code, Related Party Transactions Policy, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading,
(B)   the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and
(C)   the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director;
(ii)   complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and
(iii)   provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:
(A)   such Proxy Access Stockholder Nominee is independent under the independence requirements, including the committee independence requirements, set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),
(B)   such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines, and
(C)   such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.
(j)   Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking.   In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary in writing of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.
(k)   Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee.   The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):
(i)   if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee;
(ii)   if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these Bylaws;
(iii)   who is not independent under the Independence Standards;
(iv)   whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these Bylaws, the Corporation’s Certificate of Incorporation, Corporate Governance Guidelines, Ethics Code, or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;
(v)   if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Voting Commitment;
(vi)   if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Compensation Arrangement;
(vii)   who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(viii)   who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;
(ix)   who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or
(x)   if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.
(l)   Invalidity.   Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:

(i)   the Proxy Access Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or
(ii)   the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.
(m)   Interpretation.   The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.13 and to make any and all determinations necessary or advisable to apply this Section 2.13 to any persons, facts, or circumstances, including the power to determine whether:
(i)   a person or group of persons qualifies as an Eligible Stockholder;
(ii)   outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.13;
(iii)   a notice complies with the requirements of this Section 2.13;
(iv)   a person satisfies the qualifications and requirements to be a Proxy Access Stockholder Nominee;
(v)   inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations, and listing standards; and
(vi)   any and all requirements of this Section 2.13 have been satisfied.
Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.
Section 2.14   No Action by Stockholder Consent in Lieu of a Meeting.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.
Section 2.15   Notices to the Corporation.   Whenever notice is to be given to the Corporation by a stockholder under any provision of law or of the Certificate of Incorporation or these Bylaws, such notice shall be delivered to the Secretary at the principal executive offices of the Corporation. If delivered by electronic transmission, the stockholder’s notice shall be directed to the Secretary at the electronic mail address or facsimile number, as the case may be, specified in the Corporation’s most recent proxy statement.
ARTICLE III
BOARD OF DIRECTORS
Section 3.01   General Powers.   Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.
Section 3.02   Number; Term of Office.   Subject to the Certificate of Incorporation, the number of directors shall be fixed from time to time by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.
Section 3.03   Newly Created Directorships and Vacancies.   Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom the director has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.
Section 3.04   Resignation.   Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified.
Section 3.05   Removal.   Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders holding a majority of the shares then entitled to vote at an election of directors may remove any director from office with or without cause.
Section 3.06   Fees and Expenses.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Section 3.07   Regular Meetings.   Regular meetings of the Board of Directors may be held at such times and at such places as may be determined from time to time by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board of Directors.
Section 3.08   Special Meetings.   Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board or the Chief Executive Officer on at least 24 hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least four days’ notice if given by mail. Special meetings shall be called by the Chair of the Board in like manner and on like notice on the written request of any two or more directors.
Section 3.09   Place of Meetings; Telephone Meetings.   The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.
Section 3.10   Adjourned Meetings.   A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
Section 3.11   Notices.   Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.
Section 3.12   Waiver of Notice.   Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these Bylaws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.

Section 3.13   Organization.   At each regular or special meeting of the Board of Directors, the Chair of the Board or, in the Chair’s absence, another director selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
Section 3.14   Quorum of Directors.   Except as otherwise provided by these Bylaws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.
Section 3.15   Action by Majority Vote.   Except as otherwise provided by these Bylaws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 3.16   Directors’ Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed, and delivered in any manner permitted by Section 116 of the DGCL After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board of Directors.
Section 3.17   Chair of the Board.   The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these Bylaws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.
Section 3.18   Committees of the Board of Directors.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this ARTICLE III.
ARTICLE IV
OFFICERS
Section 4.01   Positions and Election.   The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the

“President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these Bylaws. Any two or more offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
Section 4.02   Term.   Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to such officer’s contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of their resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.
Section 4.03   Chief Executive Officer.   The Chief Executive Officer shall, subject to the provisions of these Bylaws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.
Section 4.04   President.   The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.
Section 4.05   Vice Presidents.   Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to them from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.
Section 4.06   Secretary.   The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings, and shall perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.
Section 4.07   Chief Financial Officer.   The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.
Section 4.08   Treasurer.   The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all of the treasurer’s transactions as treasurer and of the financial condition of the Corporation.
Section 4.09   Other Officers.   Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of

Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
Section 4.10   Duties of Officers May Be Delegated.   In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.
ARTICLE V
STOCK CERTIFICATES AND THEIR TRANSFER
Section 5.01   Certificates Representing Shares.   The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.
Section 5.02   Special Designation of Certificates.   If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Section 5.03   Transfers of Stock.   Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Company or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.
Section 5.04   Transfer Agents and Registrars.   The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
Section 5.05   Lost, Stolen, or Destroyed Certificates.   Except as provided in this Section 5.05, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
ARTICLE VI
GENERAL PROVISIONS
Section 6.01   Seal.   The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 6.02   Fiscal Year.   The fiscal year of the Corporation shall be determined by the Board of Directors.
Section 6.03   Checks, Notes, Drafts, Etc.   All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.
Section 6.04   Dividends.   Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, property or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.
Section 6.05   Conflict with Applicable Law or Certificate of Incorporation.   These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.
Section 6.06   Books and Records.   A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
ARTICLE VII
INDEMNIFICATION
Section 7.01   Indemnification of Directors and Officers.   The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 7.04, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board of Directors.
Section 7.02   Indemnification of Others.   The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
Section 7.03   Prepayment of Expenses.   The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this ARTICLE VII or otherwise.
Section 7.04   Determination; Claim.   If a claim for indemnification (following the final disposition of such Proceeding) under this ARTICLE VII is not paid in full within sixty days, or a claim for advancement of expenses under this ARTICLE VII is not paid in full within thirty days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
Section 7.05   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
Section 7.06   Other Indemnification.   The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
Section 7.07   Continuation of Indemnification.   The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this ARTICLE VII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
Section 7.08   Amendment or Repeal; Interpretation.
The provisions of this ARTICLE VII shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this ARTICLE VII the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this ARTICLE VII are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses Bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this ARTICLE VII shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
Any reference to an officer of the Corporation in this ARTICLE VII shall be deemed to refer exclusively to the Chief Executive Officer, President, and Secretary, or other officer of the Corporation appointed by (x) the Board of Directors pursuant to ARTICLE IV of these Bylaws or (y) an officer to whom the Board of

Directors has delegated the power to appoint officers pursuant to Article V of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this ARTICLE VII.
ARTICLE VIII
MISCELLANEOUS
Section 8.01   Amendments.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders also shall have power to adopt, amend or repeal the Bylaws; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Section 8.02   Execution of Corporate Contracts and Instruments.   The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

Annex D
Execution Version
COMPANY EQUITYHOLDER VOTING AND SUPPORT AGREEMENT
This Company Equityholder Voting and Support Agreement (this “Holder Support Agreement”) is dated as of May 19, 2023, by and among David G. Rosenberg (“Rosenberg”), ZB Limited Partnership, a Delaware limited partnership (“ZB”), David G. Rosenberg, not individually but in his capacity as trustee of The TER Trust (“TER Trust” and, together with Rosenberg and ZB, the “Target Company Equityholders” and each, a “Target Company Equityholder”), Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Everest Consolidator Acquisition Corporation, a Delaware corporation (“SPAC”), Unifund Holdings, LLC, an Ohio limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF”), and USV, LLC, an Ohio limited liability company (“USV” and, together with Holdings and CCRF, the “Target Companies” and each, a “Target Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Target Company Equityholders are, and following the completion of the Reorganization Steps, the Target Company Equityholders will be, direct or indirect holders of such percentage of outstanding Equity Interests of CCRF, Unifund Corporation, Holdings, USV, Payce, LLC, an Ohio limited liability company (“Payce”), Distressed Asset Portfolio I, LLC, an Ohio limited liability company (“DAP I”), and Distressed Asset Portfolio IV, LLC, an Ohio limited liability company (“DAP IV”), in each case, as are indicated opposite each of their names on Exhibit A attached hereto (collectively, the “Subject Securities”);
WHEREAS, contemporaneously with the execution and delivery of this Holder Support Agreement, SPAC, New PubCo, Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), the Target Companies, and, solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16 thereof, Sponsor, have entered into a Business Combination Agreement and Plan of Merger (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other things, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of New PubCo, on the terms and conditions set forth therein;
WHEREAS, the Business Combination Agreement contemplates that the parties hereto will enter into this Holder Support Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, each Target Company Equityholder will (i) support and vote (whether pursuant to a duly convened meeting of the Target Company Equityholders or pursuant to an action by written consent of the Target Company Equityholders) in favor of the adoption and approval of the Business Combination Agreement and the transactions contemplated thereby, including the Contributions and Exchanges, (ii) consummate, or cause the Target Company Group to consummate, the Reorganization in accordance with the Reorganization Steps, (iii) comply with certain transfer restrictions applicable to the Target Company Equity held by such Target Company Equityholder and (iv) take, or cause to be taken, any actions necessary, advisable or proper to effect the Transactions, including the Reorganization and the Contributions and Exchanges; and
WHEREAS, as an inducement to SPAC, New PubCo and the Target Companies to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
HOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Business Combination Agreement.   Each Target Company Equityholder hereby acknowledges that it has read the Business Combination Agreement and this Holder Support Agreement and has had the opportunity to consult with its tax and legal advisors. Each Target Company Equityholder hereby agrees to be bound by and comply with Sections 7.8 (No Solicitation by the Target Companies), 10.9 (Confidentiality) and 13.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if such Target Company Equityholder was an original signatory to the Business Combination Agreement with respect to such provisions to the same extent as such provisions apply to the Target Companies.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the Expiration Time (as defined below), each Target Company Equityholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any of its Subject Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities or any securities convertible into, or exercisable or exchangeable for, such Subject Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) through (iii) collectively, a “Transfer”); provided, however, that nothing herein shall prohibit a Transfer of the Subject Securities (i) to such Target Company Equityholder’s officers, directors or employees, or any Affiliates or family members of any of such Target Company Equityholder’s officers, directors or employees, (ii) as a bona fide gift or charitable contribution or (iii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to SPAC and New PubCo, to assume all of the applicable obligations of such Target Company Equityholder under, and be bound by all of the applicable terms of, this Holder Support Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve such Target Company Equityholder of its obligations under this Holder Support Agreement. Any Transfer in violation of this Section 1.2 with respect to the Subject Securities shall be null and void.
Section 1.3   New Interests.   In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Target Company Equity or other equity securities of the Target Companies are issued to the Target Company Equityholders after the date of this Holder Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of any Target Company Equity, on or affecting the interests of such securities owned by the Target Company Equityholders or otherwise, (b) a Target Company Equityholder purchases or otherwise acquires beneficial ownership of any Target Company Equity or other equity securities of the Target Companies after the date of this Holder Support Agreement, or (c) a Target Company Equityholder acquires the right to vote or share in the voting of any Target Company Equity or other equity securities of the Target Companies after the date of this Holder Support Agreement (such additional Target Company Equity or other equity securities of the Target Companies, collectively the “New Securities”), then such New Securities acquired or purchased by the Target Company Equityholders shall be subject to the terms of this Holder Support Agreement to the same extent as if they constituted the Target Company Equity owned by the Target Company Equityholders as of the date hereof.
Section 1.4   Closing Date Deliverables.   On the Closing Date, each Target Company Equityholder shall deliver to SPAC and New PubCo:
(a)   a duly executed copy of that certain Registration Rights and Lock-Up Agreement, by and among the New PubCo, the Sponsor, the Target Company Equityholders and certain of New PubCo’s stockholders, in substantially the form attached as Exhibit B to the Business Combination Agreement; and

(b)   a properly completed and duly executed IRS Form W-9 from such Target Company Equityholder.
Section 1.5   Target Company Equityholder Agreements.
(a)   Subject in all respects to Section 12.1 (Termination) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) any meeting of the members of the Target Companies, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the members of the Target Companies is sought, each Target Company Equityholder shall (i) appear at each such meeting or otherwise cause all of its Target Company Equity to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Target Company Equity:
(A)   to approve and adopt the Business Combination Agreement and approve the consummation of the Transactions, including the Reorganization and the Contributions and Exchanges;
(B)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions or pursuant to the Business Combination Agreement or any Ancillary Agreements);
(C)   against any merger agreement or merger (other than the Business Combination Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Target Companies;
(D)   against any change in the business, operations, liabilities, management or board of directors, board of managers or other similar governing bodies of the Target Companies (other than pursuant to the Business Combination Agreement or the Ancillary Agreements), as applicable; and
(E)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Holder Support Agreement, the Business Combination Agreement or the Merger or any other transactions contemplated hereby or thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Target Companies under the Business Combination Agreement, (C) result in any of the conditions set forth in Article 11 of the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Target Company Equityholders contained in this Holder Support Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Target Companies (other than in connection with the Transaction Proposals).
Each Target Company Equityholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. Each Target Company Equityholder further agrees that, with respect to any written consent to be delivered pursuant to the obligations of such Target Company Equityholder under this Section 1.5, such written consent shall be delivered on or prior to the Target Company Equityholder Approval Deadline.
Section 1.6   Appraisal Rights.   Each Target Company Equityholder hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the Transactions that it may have with respect to such Target Company Equityholder’s Subject Securities under applicable Law.
Section 1.7   No Challenges.   Each Target Company Equityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, New PubCo, the Target Companies or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Holder Support Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.

Section 1.8   Further Assurances.   Each Target Company Equityholder hereby covenants and agrees to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws, or as reasonably requested by SPAC or either Target Company, to effect the actions set forth herein and to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.
Section 1.9   No Inconsistent Agreement.    Each Target Company Equityholder hereby represents and covenants that such Target Company Equityholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Target Company Equityholder’s obligations hereunder.
Section 1.10   Other Covenants.   Each Target Company Equityholder hereby authorizes the Target Companies, SPAC and New PubCo to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy Statement/Registration Statement), such Target Company Equityholder’s identity and ownership of the Subject Securities and the nature of such Target Company Equityholder’s commitments and agreements under this Holder Support Agreement, the Business Combination Agreement and any other agreements to the extent the Target Companies, SPAC or New PubCo reasonably determine that such disclosure is required by, or necessary in order to comply with the requests of, applicable securities Laws, the SEC or the NYSE or Nasdaq, as applicable, or desirable, required or necessary in order for the SEC to declare the Proxy Statement/Registration Statement effective. Each Target Company Equityholder agrees to promptly notify SPAC in writing of any updates to Exhibit A hereto after the date hereof and prior to Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Target Company Equityholders.   Each Target Company Equityholder represents and warrants as of the date hereof to SPAC, New PubCo and the Target Companies (solely with respect to itself and not with respect to the other Target Company Equityholder) as follows:
(a)   Organization; Due Authorization.   If such Target Company Equityholder is not an individual, such Target Company Equityholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed, and the execution, delivery and performance of this Holder Support Agreement and the consummation of the transactions contemplated hereby are within such Target Company Equityholder’s partnership powers and have been duly authorized by all necessary partnership actions on the part of such Target Company Equityholder. If such Target Company Equityholder is an individual, such Target Company Equityholder has full legal capacity, right and authority to execute and deliver this Holder Support Agreement and to perform his obligations hereunder. This Holder Support Agreement has been duly executed and delivered by such Target Company Equityholder and, assuming due authorization, execution and delivery by the other parties to this Holder Support Agreement, this Holder Support Agreement constitutes a legally valid and binding obligation of such Target Company Equityholder, enforceable against such Target Company Equityholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Holder Support Agreement is being executed in a representative or fiduciary capacity, the Person signing this Holder Support Agreement has full power and authority to enter into this Holder Support Agreement on behalf of such Target Company Equityholder.
(b)   Ownership.   Except as otherwise described in Schedule 2.1(b) of this Agreement, such Target Company Equityholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of its Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Holder Support Agreement, (ii) the Target Company Governing Documents, (iii) the Business Combination Agreement, (iv) any applicable securities Laws or

(v) Permitted Liens. Such Target Company Equityholder’s Subject Securities are the only equity securities in the Target Companies owned of record or beneficially by such Target Company Equityholder on the date of this Holder Support Agreement, and none of the Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder. Such Target Company Equityholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Target Companies or any equity securities convertible into, or which can be exchanged for, equity securities of the Target Companies.
(c)   No Conflicts.   Except as otherwise described in Schedule 2.1(c) of this Agreement, the execution and delivery of this Holder Support Agreement by such Target Company Equityholder does not, and the performance by such Target Company Equityholder of its obligations hereunder will not, (i) if such Target Company Equityholder is not an individual, conflict with or result in a violation of the Governing Documents of such Target Company Equityholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Target Company Equityholder or such Target Company Equityholder’s Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Target Company Equityholder of its obligations under this Holder Support Agreement.
(d)   Litigation.   There are no Actions pending against such Target Company Equityholder, or to the knowledge of such Target Company Equityholder, threatened against such Target Company Equityholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Target Company Equityholder of its obligations under this Holder Support Agreement.
(e)   Brokerage Fees.   No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by such Target Company Equityholder (in its capacity as a member or stockholder of the Target Companies, as applicable) or any of its Affiliates, for which SPAC, New PubCo, the Target Companies or any of their respective Affiliates may become liable.
(f)   Acknowledgment.   Such Target Company Equityholder understands and acknowledges that SPAC, New PubCo and each Target Company is entering into the Business Combination Agreement in reliance upon such Target Company Equityholder’s execution and delivery of this Holder Support Agreement.
(g)   Adequate Information.   Such Target Company Equityholder has been furnished or given access to adequate information concerning the business and financial condition of SPAC and the Target Companies to make an informed decision regarding this Holder Support Agreement and the Transactions, has had the opportunity to consult with its tax, financial and legal advisors, and has independently and without reliance upon SPAC or the Target Companies and based on such information as such Target Company Equityholder has deemed appropriate, made its own analysis and decision to enter into this Holder Support Agreement. Such Target Company Equityholder acknowledges that SPAC and the Target Companies have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Holder Support Agreement. Such Target Company Equityholder acknowledges that the agreements contained herein with respect to the Subject Securities held by such Target Company Equityholder are irrevocable and result in the waiver of such Target Company Equityholder’s rights of appraisal, rights to dissent or similar rights, in each case, in connection with the Transactions under applicable Laws or the Target Company Governing Documents.

ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Holder Support Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the Merger Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 12.1 thereof (the earliest of (a) and (b), the “Expiration Time”), (c) the liquidation of SPAC and (d) upon the written agreement of the Target Company Equityholders, New PubCo, SPAC, and the Target Companies. Upon such termination of this Holder Support Agreement, all obligations of the parties hereto under this Holder Support Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Holder Support Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Holder Support Agreement prior to such termination. This Article III shall survive the termination of this Holder Support Agreement.
Section 3.2   No Recourse.   This Holder Support Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Holder Support Agreement may only be made against, the parties hereto. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a party hereto, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a party hereto and (iii) no successor, heir or representative of a party hereto shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties hereto under this Holder Support Agreement for any claim based on, arising out of, or related to this Holder Support Agreement.
Section 3.3   Governing Law.   This Holder Support Agreement, and all claims or causes of action based upon, arising out of, or related to this Holder Support Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 3.4   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Holder Support Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Holder Support Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.4.
(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS HOLDER SUPPORT AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY

HERETO HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS HOLDER SUPPORT AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.5   Assignment.   This Holder Support Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Holder Support Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law), delegated or transferred without the prior written consent of the parties hereto, and any such attempted assignment, delegation or transfer without such prior written consent shall be void.
Section 3.6   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Holder Support Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Holder Support Agreement and to enforce specifically the terms and provisions of this Holder Support Agreement in the Court of Chancery of the State of Delaware or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Holder Support Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 3.7   Amendment; Waiver.   This Holder Support Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by New PubCo, SPAC, the Target Companies and the Target Company Equityholders.
Section 3.8   Severability.   If any provision of this Holder Support Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Holder Support Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Holder Support Agreement, they shall take any actions necessary to render the remaining provisions of this Holder Support Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Holder Support Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.
Section 3.9   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (y) when delivered by FedEx or another nationally recognized overnight delivery service or (z) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in this Section 3.9 for the applicable party); provided, that any such notice or other communication delivered in the manner described in clause (w), (x) or (y) shall also be delivered by email no later than twenty-four (24) hours after being delivered in the manner described therein, as applicable, in each case, addressed as follows:
If to SPAC or New PubCo:
Everest Consolidator Acquisition Corporation
4041 MacArthur Blvd
Newport Beach, CA 92660
Attention:
Adam Dooley, Chairman & CEO

Email:
adooley@belayinvest.com

with copies to (which shall not constitute notice):
Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attention:
Ryan J. Maierson

Senet S. Bischoff
Email:
ryan.maierson@lw.com

senet.bischoff@lw.com
If to the Target Companies or the Target Company Equityholders:
Unifund Holdings, LLC
10625 Techwoods Circle
Cincinnati, OH 45242
Attention:
Trudy Craig, Vice President, General Counsel

Email:
trudy.craig@unifund.com

with copies to (which shall not constitute notice):
Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attention:
Arthur McMahon, III

Email:
amcmahon@taftlaw.com

or to such other address(es) or email address(es) as the parties hereto may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 3.10   Headings; Counterparts.   The headings in this Holder Support Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Holder Support Agreement. This Holder Support Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.11   Trust Account Waiver.   Section 13.1 of the Business Combination Agreement is hereby incorporated into this Holder Support Agreement, mutatis mutandis.
Section 3.12   Entire Agreement.   This Holder Support Agreement, including the Schedules and Exhibit hereto, and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Target Company Equityholders, SPAC, New PubCo, and the Target Companies have each caused this Holder Support Agreement to be duly executed as of the date first written above.
TARGET COMPANY EQUITYHOLDERS:
/s/ David G. Rosenberg

David G. Rosenberg
ZB Limited Partnership
By:
/s/ Jay Zises

Name:
Jay Zises

Title:
President

[Signature Page to Holder Support Agreement]

The TER Trust
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
Trustee

[Signature Page to Holder Support Agreement]

SPAC:
Everest Consolidator Acquisition Corporation
By:
/s/ Adam Dooley

Name:
Adam Dooley

Title:
Chief Executive Officer

NEW PUBCO:
Unifund Financial Technologies, Inc.
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
President

[Signature Page to Holder Support Agreement]

TARGET COMPANIES:
Credit Card Receivables Fund Incorporated
By:
/s/ David G. Rosenberg

Name: David G. Rosenberg
Title:  President & Chief Executive Officer
Unifund Holdings, LLC
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
President

USV, LLC
By:
/s/ David G. Rosenberg

Name:
David G. Rosenberg

Title:
President

[Signature Page to Holder Support Agreement]

Exhibit A
Target Company Equityholders and Subject Securities
Target Company Equityholders	Common Stock in CCRF	Class A Membership Interests in Holdings	Units in USV	Units in Payce	Membership Interests in DAP I	Class A Membership Interests in DAP IV
David G. Rosenberg	100%	75%(1)	75%(1)	72.3%(2)	75%(1)	75%(1)
ZB Limited Partnership	0%	25%	25%	0%	25%	25%
The TER Trust	0%	0%	0%	72.3%	0%	0%

(1)
Beneficially owned through CCRF.

(2)
Beneficially owned through The TER Trust.

Target Company Equityholders and Subject Securities (Post-Completion of the Reorganization Steps)
Target Company Equityholders	Common Stock in CCRF	Class A Membership Interests in Holdings	Units in USV	Units in Payce	Membership Interests in DAP I	Class A Membership Interests in DAP IV
David G. Rosenberg	100%	75%(1)	75%(1)	72.3%(2)	75%(1)	75%(1)
ZB Limited Partnership	0%	25%	25%	0%	25%	25%
The TER Trust	0%	0%	0%	72.3%	0%	0%

(1)
Beneficially owned through CCRF.

(2)
Beneficially owned through The TER Trust.

[Exhibit A to Holder Support Agreement]

Schedule 2.1(b)
1.
Credit Agreement dated as of June 11, 2021 by and among Unifund CCR, LLC, the Lenders from time to time party thereto, CCP Agency, LLC, Unifund Holdings, LLC, and acknowledged and agreed to by Credit Card Receivables Fund Incorporated, and ZB Limited Partnership, as amended by that certain First Amendment to Credit Agreement dated as of July 1, 2021, as further amended by that certain Second Amendment to Credit Agreement dated as of December 15, 2021, as further amended by that Third Amendment to Credit Agreement dated as of September 13, 2022, as further amended by that Fourth Amendment to Credit Agreement dated as of April 3, 2023, and as further amended by that Limited Waiver and Fifth Amendment to Credit Agreement dated as of May 16, 2023 (with the collateral documents entered into in connection therewith, the “Credit Facility”).

[Schedule 2.1(b) to Holder Support Agreement]

Schedule 2.1(c)
1.   The Credit Facility.
[Schedule 2.1(c) to Holder Support Agreement]

Annex E
Execution Version
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of May 19, 2023, by and among Everest Consolidator Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Everest Consolidator Acquisition Corporation, a Delaware corporation (“SPAC”), Unifund Holdings, LLC, an Ohio limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF”), and USV, LLC, an Ohio limited liability company (“USV” and, together with Holdings and CCRF, the “Target Companies” and each, a “Target Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,312,500 shares of SPAC Class B Common Stock and 7,483,333 SPAC Warrants in the aggregate (such shares of SPAC Common Stock and SPAC Warrants collectively referred to herein as the “Subject Securities”);
WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, SPAC, New PubCo, Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), the Target Companies, and, solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16 thereof, Sponsor, have entered into a Business Combination Agreement and Plan of Merger (as amended or modified from time to time, the “Business Combination Agreement”), dated as of the date hereof, pursuant to which, among other things, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of New PubCo, on the terms and conditions set forth therein;
WHEREAS, the Business Combination Agreement contemplates that the parties hereto will enter into this Sponsor Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which the Sponsor will agree to, among other things, (i) support and vote all of its voting securities of SPAC to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, (ii) comply with certain transfer restrictions applicable to the Subject Securities (and any other equity securities of SPAC or New PubCo for which such Subject Securities are exchanged or into which such Subject Securities are converted), (iii) subject to, and conditioned upon the occurrence of, the Closing, waive any adjustment to the conversion ratio set forth in the SPAC Governing Documents or any other anti-dilution or similar protection, in each case, with respect to SPAC Class B Common Stock applicable in connection with the transactions contemplated by the Business Combination Agreement and this Sponsor Agreement, (iv) forfeit a specified portion of the shares of SPAC Class B Common Stock held by the Sponsor immediately prior to (and contingent upon) the Closing and (v) subject a specified number of shares of New PubCo Common Stock issuable upon exchange of shares of the SPAC Class B Common Stock held by the Sponsor to a performance-based vesting schedule; and
WHEREAS, as an inducement to SPAC, New PubCo and the Target Companies to enter into the Business Combination Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Business Combination Agreement.   The Sponsor hereby acknowledges that it has read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. The Sponsor hereby agrees to be bound by and comply with Sections 8.2 (No Solicitation by SPAC), 10.9 (Confidentiality) and 13.12 (Publicity) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Business Combination Agreement with respect to such provisions to the same extent as such provisions apply to SPAC.
Section 1.2   No Transfer.   Notwithstanding the provisions set forth in paragraphs 5(a) and 5(c) of that certain Letter Agreement, dated as of November 23, 2021, by and among the Sponsor and SPAC (the “Voting Letter Agreement”), during the period commencing on the date hereof and ending on the Expiration Time (as defined below), the Sponsor shall not directly or indirectly (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any shares of SPAC Common Stock or SPAC Warrants owned by the Sponsor, (ii) enter into any swap or other arrangement, agreement or undertaking that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of SPAC Common Stock or SPAC Warrants or any securities convertible into, or exercisable or exchangeable for, shares of SPAC Common Stock owned by the Sponsor, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) through (iii) collectively, a “Transfer”); provided, however, that nothing herein shall prohibit a Transfer of the Subject Securities (i) to SPAC’s officers, directors or employees, or any Affiliates or family members of any of SPAC’s officers, directors or employees, (ii) to any members or partners of SPAC or their respective Affiliates, any Affiliates of SPAC, or any employees of such Affiliates, or any funds or accounts advised by SPAC or its Affiliates; (iii) as a bona fide gift or charitable contribution or (iv) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the Target Companies, to assume all of the applicable obligations of the Sponsor under, and be bound by all of the applicable terms of, this Sponsor Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the Sponsor of its obligations under this Sponsor Agreement. Any purported Transfer in violation of this Section 1.2 with respect to the Subject Securities shall be void ab initio. In furtherance of the foregoing, SPAC hereby agrees to place a revocable stop order on all shares of SPAC Common Stock and SPAC Warrants subject to this Section 1.2, including those which may be covered by a registration statement, and to notify SPAC’s transfer agent in writing of such stop order and the restrictions on such shares of SPAC Common Stock and SPAC Warrants under this Section 1.2 and direct SPAC’s transfer agent not to process any attempts by the Sponsor to transfer any shares of SPAC Common Stock or SPAC Warrants except in compliance with this Section 1.2; for the avoidance of doubt, the obligations of SPAC under this Section 1.2 shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Securities.
Section 1.3   New Shares.   In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of SPAC Common Stock or SPAC Warrants of, on or affecting the shares of SPAC Common Stock or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any shares of SPAC Common Stock or other equity securities of SPAC after the date of this Sponsor Agreement (such shares of SPAC Common Stock, SPAC Warrants or other equity securities of SPAC, collectively the “New Securities”), then such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the shares of SPAC Common Stock or SPAC Warrants owned by the Sponsor as of the date hereof.

Section 1.4   Closing Date Deliverables.   On the Closing Date, the Sponsor shall deliver to SPAC, New PubCo and the Target Companies a duly executed copy of that certain Registration Rights and Lock-Up Agreement, by and among the New PubCo, the Sponsor, the Target Company Equityholders and certain of New PubCo’s stockholders, in substantially the form attached as Exhibit B to the Business Combination Agreement.
Section 1.5   Sponsor Agreements.
(a)   At any meeting of the stockholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of SPAC is sought, the Sponsor shall (i) appear at each such meeting or otherwise cause all of its shares of SPAC Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its shares of SPAC Common Stock:
(A)   in favor of each Transaction Proposal, the SPAC Public Warrant Amendment Proposal (to the extent the Sponsor has a right to vote thereon) and each other proposal related to the Transactions included on the agenda for the SPAC Special Stockholder Meeting;
(B)   in favor of any Extension;
(C)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transactions or pursuant to the Business Combination Agreement or any Ancillary Agreements);
(D)   against any merger agreement or merger (other than the Business Combination Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;
(E)   against any change in the business, management or SPAC Board (other than in connection with the Transaction Proposals);
(F)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Business Combination Agreement or the Merger or any other transactions contemplated hereby or thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or New PubCo under the Business Combination Agreement, (C) result in any of the conditions set forth in Article 11 of the Business Combination Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Sponsor Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC (other than in connection with the Transaction Proposals or the SPAC Public Warrant Amendment Proposal); or
(G)   against any amendment to the Voting Letter Agreement without the consent of the Target Companies.
The Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b)   The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Voting Letter Agreement, including the obligations of the Sponsor pursuant to paragraph 8 therein to not redeem any shares of SPAC Common Stock owned by the Sponsor in connection with the transactions contemplated by the Business Combination Agreement.
(c)   During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Business Combination Agreement pursuant to Article 12 thereof, the Sponsor shall not modify, amend, or terminate any Contract between or among the Sponsor or any Affiliate of the Sponsor (other than SPAC or New PubCo or any of their respective Subsidiaries), on the one hand, and SPAC or New PubCo or any of their respective Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

Section 1.6   No Challenges.   The Sponsor agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against SPAC, New PubCo, the Target Companies or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Sponsor Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Business Combination Agreement.
Section 1.7   Further Assurances.   The Sponsor hereby covenants and agrees to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth therein and herein.
Section 1.8   No Inconsistent Agreement.   The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.
Section 1.9   Other Covenants.   The Sponsor hereby authorizes the Target Companies, SPAC and New PubCo to publish and disclose in any announcement or disclosure, in each case, required by the SEC or the NYSE or Nasdaq, as applicable (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy Statement), the Sponsor’s identity and ownership of the Subject Securities and the nature of the Sponsor’s commitments and agreements under this Sponsor Agreement, the Business Combination Agreement and any other agreements to the extent such disclosure is required by applicable securities Laws, the SEC or the NYSE or Nasdaq, as applicable.
Section 1.10   Waiver of Anti-Dilution Provision.   Subject to the consummation of the Contributions and Exchanges and the Merger, the Sponsor irrevocably and unconditionally waives (for itself and for its successors, heirs and assigns), to the fullest extent permitted by Law and the Amended and Restated Certificate of Incorporation of SPAC (as may be amended from time to time, the “Charter”), and agrees not to assert or perfect the rights contained in the provisions of Section 4.3(b) of the Charter to have the SPAC Class B Common Stock convert to SPAC Class A Common Stock at a ratio of greater than one-for-one or any other similar anti-dilution or similar protection with respect to the shares of SPAC Class B Common Stock owned by the Sponsor. The waiver specified in this Section 1.10 shall be applicable only in connection with the transactions contemplated by the Business Combination Agreement and this Sponsor Agreement (and any shares of SPAC Class A Common Stock or equity-linked securities issued in connection with the Merger and the transactions contemplated by the Business Combination Agreement and this Sponsor Agreement) and shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason.
Section 1.11   Sponsor Forfeiture.   Effective immediately prior to (and contingent upon) the Closing (and for the avoidance of doubt, after the Second New PubCo Exchange Effective Time), in accordance with the terms of the Non-Redemption Agreement, the Sponsor shall forfeit an aggregate of 1,500,000 shares of SPAC Class B Common Stock for no consideration and with no further action required by any Person.
Section 1.12   Sponsor Unvested Shares.
(a)   As of (and subject to) the Closing, an aggregate of 812,500 shares of New PubCo Common Stock held by the Sponsor immediately after the Closing shall become unvested (the “Unvested Shares”) and shall be subject to the vesting and forfeiture provisions set forth in this Section 1.12.
(b)   Subject to Section 1.12(c), any portion of the Unvested Shares that remains unvested on the day immediately after the Earnout Period (as defined below) shall be forfeited by the Sponsor thereof to New PubCo for no consideration and with no further action required by any Person.
(c)   Upon the occurrence of a Triggering Event (as defined below) during the Earnout Period, the Unvested Shares shall immediately become fully vested and no longer subject to forfeiture; provided, however, that the Triggering Event shall occur only once, if at all, and, accordingly, the Unvested Shares shall vest only once upon the occurrence of such Triggering Event.
(d)   The Sponsor shall not Transfer any Unvested Shares until the date on which the applicable Triggering Event has occurred.

(e)   Any certificates or book entries representing the Unvested Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Sponsor Agreement, and any transfer agent for the shares of New PubCo Common Stock will be given appropriate stop transfer orders that will be applicable until the Unvested Shares are vested; provided, however, that upon the vesting of the Unvested Shares in accordance with the terms herein, New PubCo shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable.
(f)   For the avoidance of doubt, the Sponsor shall be entitled to vote the Unvested Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Unvested Shares.
(g)   As used herein:
(A)   The term “Change of Control” shall mean any transaction or series of transactions (A) following which a Person or “group” (as defined in the Exchange Act) of Persons (other than New PubCo, any of its Subsidiaries or the Target Company Equityholders and their respective affiliates), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in New PubCo or any of its Subsidiaries, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which any Person or “group” (as defined in the Exchange Act) of Persons (other than New PubCo, any of its Subsidiaries, the Target Company Equityholders or their respective affiliates) has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in New PubCo or any of its Subsidiaries or the surviving Person after such combination or (C) the result of which is a sale of all or substantially all of the assets of New PubCo and its Subsidiaries, taken as an entirety, to any Person; provided, that, in no event will the transactions contemplated by the Business Combination Agreement be deemed a “Change of Control” hereunder.
(B)   The term “Earnout Period” means the time period beginning on the date immediately following the Closing Date and ending on the date that is five (5) years following the Closing Date.
(C)   The term “New PubCo Share Price” means the share price (beginning on the first trading day after the Closing Date) equal to the volume-weighted average closing sale price of one share of New PubCo Common Stock traded on the NYSE or Nasdaq, as applicable (or the exchange on which the shares of New PubCo Common Stock are then listed), as reported by Bloomberg through its “HP” function (set to weighted average), of any twenty (20) trading days within any thirty (30) trading day period.
(D)   The term “Triggering Event” shall mean, with respect to one hundred percent (100%) of the Unvested Shares, the first date during the Earnout Period on which the New PubCo Share Price is greater than $11.50 (as adjusted for share splits, reverse share splits, sub-divisions, rights issuances, stock dividends, reorganizations, recapitalizations and other similar transactions, the “New PubCo Share Price Threshold”); provided, that, if, prior to the occurrence of the Triggering Event, there is a Change of Control during the Earnout Period (or a definitive agreement providing for a Change of Control has been entered into during the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the Earnout Period) pursuant to which New PubCo or any of its stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least the New PubCo Share Price Threshold with respect to each share of New PubCo Common Stock (as determined in good faith by the board of directors of New PubCo and, for the avoidance of doubt, such determination shall be made assuming that all of the Unvested Shares would have already vested), then the Triggering Event shall be deemed to have occurred immediately prior to such Change of Control with respect to all Unvested Shares that have not already vested prior to such time pursuant to the terms hereof, and such Unvested Shares shall receive the same consideration per share as the shares of New PubCo Common Stock receive in the Change of Control.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Sponsor.   The Sponsor represents and warrants as of the date hereof to SPAC, New PubCo and the Target Companies as follows:
(a)   Organization; Due Authorization.   The Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor. This Sponsor Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the Sponsor.
Ownership.   The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the SPAC Governing Documents, (iii) the Business Combination Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. The Subject Securities are the only equity securities in SPAC owned of record or beneficially by the Sponsor on the date of this Sponsor Agreement, and none of the Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Voting Letter Agreement. Other than the SPAC Warrants, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.
(b)   No Conflicts.   The execution and delivery of this Sponsor Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.
(c)   Litigation.   There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor, threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.
(d)   Brokerage Fees.   Except as described on Section 5.14 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Sponsor or any of its Affiliates, for which New PubCo, SPAC or any of SPAC’s Affiliates may become liable.
(e)   Affiliate Arrangements.   Except as set forth on Schedule I attached hereto, neither the Sponsor nor, to the knowledge of the Sponsor, any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with New PubCo, SPAC or any of SPAC’s Subsidiaries.

(g)   Acknowledgment.   The Sponsor understands and acknowledges that SPAC, New PubCo and each Target Company is entering into the Business Combination Agreement in reliance upon the Sponsor’s execution and delivery of this Sponsor Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the Merger Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 12.1 thereof (the earliest of (a) and (b), the “Expiration Time”), (c) the liquidation of SPAC and (d) upon the written agreement of the Sponsor, New PubCo, SPAC, and the Target Companies. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This Article III shall survive the termination of this Sponsor Agreement.
Section 3.2   No Recourse.   This Sponsor Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Sponsor Agreement may only be made against, the parties hereto. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a party hereto, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a party hereto and (iii) no successor, heir or representative of a party hereto shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties hereto under this Sponsor Agreement for any claim based on, arising out of, or related to this Sponsor Agreement.
Section 3.3   Governing Law.   This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 3.4   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.4.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 3.5   Assignment.   This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law), delegated or transferred without the prior written consent of the parties hereto, and any such attempted assignment, delegation or transfer without such prior written consent shall be void.
Section 3.6   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the Court of Chancery of the State of Delaware or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Sponsor Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 3.7   Amendment; Waiver.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by New PubCo, SPAC, the Target Companies and the Sponsor.
Section 3.8   Severability.   If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.
Section 3.9   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (y) when delivered by FedEx or another nationally recognized overnight delivery service or (z) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in this Section 3.9 for the applicable party); provided, that any such notice or other communication delivered in the manner described in clause (w), (x) or (y) shall also be delivered by email no later than twenty-four (24) hours after being delivered in the manner described therein, as applicable, in each case, addressed as follows:
If to SPAC, New PubCo or Sponsor:
Everest Consolidator Acquisition Corporation
4041 MacArthur Blvd
Newport Beach, CA 92660
Attention:
Adam Dooley, Chairman & CEO

Email:
adooley@belayinvest.com

with copies to (which shall not constitute notice):
Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attention:
Ryan J. Maierson Senet S. Bischoff

Email:
ryan.maierson@lw.com

senet.bischoff@lw.com
If to the Target Companies:
Unifund Holdings, LLC
10625 Techwoods Circle
Cincinnati, OH 45242
Attention:
Trudy Craig, Vice President, General Counsel

Email:
trudy.craig@unifund.com

with copies to (which shall not constitute notice):
Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attention:
Arthur McMahon, III

Email:
amcmahon@taftlaw.com

or to such other address(es) or email address(es) as the parties hereto may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 3.10   Headings; Counterparts.   The headings in this Sponsor Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.11   Trust Account Waiver.   Section 13.1 of the Business Combination Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.
Section 3.12   Entire Agreement.   This Sponsor Agreement, including the Schedules and Exhibit hereto, and the agreements referenced herein (including the Voting Letter Agreement (except as superseded hereby)) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Sponsor, SPAC, New PubCo, and the Target Companies have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
SPONSOR:
Everest Consolidator Sponsor, LLC
By: Belay Associates, LLC, its Managing Member
By:
/s/ Adam Dooley

Name:  Adam Dooley
Title:    Manager
[Signature Page to Sponsor Support Agreement]

SPAC:
Everest Consolidator Acquisition Corporation
By:
/s/ Adam Dooley

Name:  Adam Dooley
Title:   Chief Executive Officer
NEW PUBCO:
Unifund Financial Technologies, Inc.
By:
/s/ David G. Rosenberg

Name:  David G. Rosenberg
Title:    President
[Signature Page to Sponsor Support Agreement]

TARGET COMPANIES:
Unifund Holdings, LLC
By:
/s/ David G. Rosenberg

Name:  David G. Rosenberg
Title:    President
Credit Card Receivables Fund Incorporated
By:
/s/ David G. Rosenberg

Name:  David G. Rosenberg
Title:    President
USV, LLC
By:
/s/ David G. Rosenberg

Name:  David G. Rosenberg
Title:    President
[Signature Page to Sponsor Support Agreement]

Schedule I
Affiliate Agreements
1.
Registration Rights Agreement, dated November 23, 2021, between SPAC and the Sponsor

2.
Private Placement Warrants Purchase Agreement, dated November 23, 2021, between SPAC and the Sponsor

3.
Letter Agreement, dated November 23, 2021, between SPAC and the Sponsor

4.
Letter Agreement, dated November 23, 2021, between SPAC and Adam Dooley

5.
Indemnity Agreement, dated November 23, 2021, between SPAC and Adam Dooley

6.
Indemnity Agreement, dated November 23, 2021, between SPAC and W. Brian Maillian

7.
Indemnity Agreement, dated November 23, 2021, between SPAC and Elizabeth Mora

8.
Indemnity Agreement, dated November 23, 2021, between SPAC and Peter K. Scaturro

9.
Indemnity Agreement, dated November 23, 2021, between SPAC and Jacqueline S. Shoback

10.
Administrative Support Agreement, dated November 23, 2021, between SPAC and the Sponsor

11.
Promissory Note, dated May 24, 2021, between SPAC and the Sponsor

12.
Extension Warrants Purchase Agreement, dated February 28, 2023, between SPAC and the Sponsor

13.
Conditional Guaranty Agreement, dated February 28, 2023

[Schedule I to Sponsor Support Agreement]

Annex F
FORM OF
REGISTRATION RIGHTS AND LOCK-UP AGREEMENT
THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [ • ], 2023, is made and entered into by and among Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Everest Consolidator Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the equityholders of Unifund Holdings, LLC, an Ohio limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF”) and USV, LLC, an Ohio limited liability company (“USV” and together with Holdings and CCRF, the “Target Companies” and each, a “Target Company”) and Payce, LLC, an Ohio limited liability company (“Payce’), set forth on Schedule I hereto (such equityholders, the “Target Holders” and, collectively with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.3 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, New PubCo has entered into a Business Combination Agreement, dated as of May 19, 2023 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Everest Consolidator Acquisition Corporation, a Delaware corporation (“SPAC”), New PubCo, Unifund Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Holdings, CCRF, USV, and, solely for the purpose of Sections 10.4, 10.12, 12.13, 13.6 and 13.16 thereof, Sponsor, to consummate the transactions contemplated thereby (the “Business Combination”), pursuant to which, among other things, (a) prior to the closing of the Business Combination (the “Closing”), the Target Holders will cause the reorganization of Holdings, CCRF, USV and certain other members of the Target Company Group, (b) Merger Sub will merge with and into SPAC, with SPAC surviving such merger as a direct, wholly owned subsidiary of New PubCo (the “Merger”), and (c) New PubCo and the Target Holders will consummate the contributions and exchanges contemplated by that certain Contribution and Exchange Agreement, dated as of May 19, 2023, such that, as a result of such contributions and exchanges, New PubCo will directly own 100% of the outstanding equity interests of CCRF, and CCRF will own 100% of the outstanding equity interests of each of Holdings and USV.
WHEREAS, on or about the date hereof, pursuant to the Business Combination Agreement, the Target Holders received certain of New PubCo’s common stock, par value $0.0001 per share (the “New PubCo Shares”);
WHEREAS, immediately prior to the consummation of the Business Combination, the Sponsor owned, in the aggregate, (i) 4,312,500 shares of Class B common stock, par value $0.0001 per share of the SPAC (the “Sponsor Shares”) and (ii) 6,333,333 warrants to purchase shares of Class A common stock of the SPAC (the “Sponsor Warrants”);
WHEREAS, in connection with the Business Combination, the Sponsor Shares were exchanged for a certain number of New PubCo Shares;
WHEREAS, in connection with the Business Combination, the Sponsor Warrants were converted pursuant to the terms of the warrant agreement governing the Sponsor Warrants into the right to purchase New PubCo Shares (the “Company Warrants”), subject to substantially the same contractual terms and conditions governing the Sponsor Warrants;
WHEREAS, SPAC and the Sponsor are party to that certain Registration Rights Agreement, dated as of November 23, 2023 (the “Prior Agreement”);
WHEREAS, in contemplation of the execution and delivery of this Agreement, the parties to the Prior Agreement desire to terminate the Prior Agreement effective as of the date of this Agreement; and

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WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which New PubCo shall grant the Holders certain registration rights with respect to certain securities of New PubCo, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” shall have the meaning given in Section 6.10.
“Additional Holder New PubCo Shares” shall have the meaning given in Section 6.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, Chief Executive Officer of New PubCo or the principal financial officer of New PubCo, after consultation with counsel to New PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, declared effective or used, as the case may be and (c) New PubCo has a bona fide business purpose for not making such information public.
“Agreement” shall have the meaning given in the Preamble hereto.
“Applicable Law” means any statute, law, act, code, ordinance, rule, treaty, directive, regulation or order, in each case, of any Governmental Authority.
“Block Trade” shall have the meaning given in Section 2.3.1.
“Board” shall mean the Board of Directors of New PubCo.
“Business Combination” shall have the meaning given in the recitals to this Agreement.
“Business Combination Agreement” shall have the meaning given in the recitals to this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Milwaukee, Wisconsin or New York, New York are authorized or required by Applicable Law to close.
“Closing” shall have the meaning given in the Business Combination Agreement.
“Closing Date” shall have the meaning given in the Business Combination Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“EDGAR” shall have the meaning given in Section 3.1.3.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

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“Governmental Authority” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any data protection regulators or supervisory authorities, or any arbitral body (public or private).
“Holder Information” shall have the meaning given in Section 4.1.2.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Joinder” shall have the meaning given in Section 6.10.
“Limited Early Release End Date” shall have the meaning given in Section 5.3.
“Lock-up” shall have the meaning given in Section 5.1.
“Lock-up Parties” shall mean, as applicable, the Sponsor, the Target Holders and their respective Permitted Transferees.
“Lock-up Period” shall mean, in respect of Lock-up Shares, the period beginning on the Closing Date and ending on the earliest of (i) 365 days after the Closing Date, (ii) if the closing price of a New PubCo Share equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period (provided that the 30-Trading Day period must be completed prior to any such transfer, assignment or sale) commencing at least 150 days after the Closing Date or (iii) the date on which New PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing Date that results in all of New PubCo’s stockholders having the right to exchange their New PubCo Shares for cash, securities or other property.
“Lock-up Shares” shall mean New PubCo Shares and any other equity securities convertible into or exercisable or exchangeable for New PubCo Shares (including any Company Warrants) held by the Sponsor and the Target Holders immediately following the Closing (other than New PubCo Shares and any other equity securities convertible into or exercisable or exchangeable for New PubCo Shares acquired pursuant to open market purchases subsequent to the Closing).
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger” shall have the meaning given in the Recitals hereto.
“Merger Sub” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in light of the circumstances under which they were made) not misleading.
“New PubCo” shall have the meaning given in the Preamble hereto and includes New PubCo’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“New PubCo Shares” shall have the meaning given in the recitals to this Agreement.
“New Registration Statement” shall have the meaning given in Section 2.1.7.
“Other Coordinated Offering” shall have the meaning given in Section 2.3.1.
“own” or “ownership” (and derivatives of such terms) shall mean (i) ownership of record and (ii) “beneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the Commission under the Exchange Act (but without regard to any requirement for a security or other interest to be registered under Section 12 of the Securities Act of 1933, as amended).

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“Permitted Transferees” shall mean (a) with respect to the Sponsor, the Target Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and New PubCo and any transferee thereafter, and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and New PubCo and any transferee thereafter.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prior Agreement” shall have the meaning given in the recitals to this Agreement.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any issued and outstanding New PubCo Shares and any other equity security (including warrants of New PubCo and any other warrants to purchase New PubCo Shares and New PubCo Shares issued or issuable upon the exercise or conversion of any other equity security) of New PubCo held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any Additional Holder New PubCo Shares, and (c) any other equity security of New PubCo or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by New PubCo and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which New PubCo Shares are then listed;

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(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C) printing, messenger, telephone, delivery and road show or other marketing expenses;
(D) reasonable fees and disbursements of counsel for New PubCo;
(E) reasonable fees and disbursements of the independent registered public accounting firm of New PubCo incurred specifically in connection with such Registration; and
(F) in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“SEC Guidance” shall have the meaning given in Section 2.1.7.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Shelf” shall have the meaning given in Section 2.1.1.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“SPAC” shall have the meaning given in the Preamble hereto.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.
“Sponsor Shares” shall have the meaning given in the recitals to this Agreement.
“Sponsor Warrants” shall have the meaning given in the recitals to this Agreement.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Target Companies” shall have the meaning given in the Preamble hereto.
“Target Holders” shall have the meaning given in the Preamble hereto.
“Trading Day” shall mean any day on which the NYSE or Nasdaq is open for the buying and selling of securities.
“Transfer” shall mean directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest or an economic entitlement) in, or the ownership, control or possession of, any interest owned by a Person.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

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“Underwritten Offering” shall mean a Registration in which securities of New PubCo are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
“ZB Partnership” shall mean ZB Limited Partnership, a Delaware limited partnership.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration.
2.1.1   Filing.   New PubCo shall use commercially reasonable efforts to submit or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) within thirty (30) calendar days after the Closing Date, covering the public resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day after the filing date thereof (or the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies New PubCo that it will “review” the Registration Statement) and (b) the fifth (5th) business day after the date New PubCo is notified (orally or in writing whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. New PubCo shall use commercially reasonable efforts to convert the Form S-1 (and any subsequent Registration Statement) to a shelf registration statement on Form S-3 (a “Form S-3 Shelf”, and together with the Form S-1 and any subsequent Registration Statement, the “Shelf”) as promptly as practicable after New PubCo is eligible to use a Form S-3 Shelf. New PubCo shall use commercially reasonable efforts to cause a Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Shelf is continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. New PubCo’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, New PubCo shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing). If a Subsequent Shelf Registration Statement is filed, New PubCo shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if New PubCo is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that New PubCo is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. New PubCo’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.3   Additional Registrable Securities.   Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, New PubCo, upon written request of the Sponsor or any Target Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at New PubCo’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that New PubCo shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Target Holders, on the one hand, and the Sponsor, on the other hand.
2.1.4   Requests for Underwritten Shelf Takedowns.   Subject to Section 3.4, at any time and from time to time after the expiration of any Lock-up to which a Holder’s shares are subject, if any, and when an effective Shelf is on file with the Commission, the Sponsor and any Target Holder may request to sell all or any portion of its Registrable Securities in an Underwritten Offering (any such Holder, a “Demanding Holder” and collectively, the “Demanding Holders”) that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that New PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $20 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to New PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.3.4, New PubCo shall have the right to select the managing Underwriter or Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor may demand not more than three (3) Underwritten Shelf Takedowns and the Target Holders may demand not more than three (3) Underwritten Shelf Takedowns, as applicable, pursuant to this Section 2.1.4, in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, New PubCo may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, advises New PubCo, the Demanding Holders and the Holders requesting piggy-back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other New PubCo Shares or other equity securities that New PubCo desires to sell and all other New PubCo Shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then New PubCo shall include in such Underwritten Offering, before including any New PubCo Shares or other equity securities proposed to be sold by New PubCo or by other holders of New PubCo Shares or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata, as nearly as practicable, based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown, or in such other

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proportion as shall mutually be agreed to by all such Demanding Holders and Requesting Holders, that can be) that can be sold without exceeding the Maximum Number of Securities.
2.1.6   Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to New PubCo and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that a Target Holder may elect to have New PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Target Holders or any of their respective Permitted Transferees. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses New PubCo for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Target Holder for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, New PubCo shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, New PubCo shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.1.7   New Registration Statement.   Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs New PubCo that all of the Registrable Securities cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, New PubCo agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to New PubCo for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, New PubCo shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that New PubCo used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a less amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event New PubCo amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, New PubCo will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to New PubCo or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

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2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   Subject to Section 2.3.3, if at any time after the expiration of any Lock-up to which a Holder’s shares are subject, if any, New PubCo or any Holder proposes to conduct a registered offering of, or New PubCo proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of New PubCo (or by New PubCo and by the stockholders of New PubCo including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an offering in connection with a merger, consolidation or other acquisition, an exchange offer or offering of securities solely to New PubCo’s existing shareholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into or exchangeable for equity securities of New PubCo, (v) for a dividend reinvestment plan, (vi) for a rights offering (including any rights offering with a backstop or standby commitment), (vii) a Block Trade or (viii) an Other Coordinated Offering, then New PubCo shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The rights provided under this Section 2.2.1 shall not be available to any Holder at such time as there is an effective Shelf available for the resale of the Registrable Securities pursuant to Section 2.1. Subject to Section 2.2.2, New PubCo shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of New PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration.   Subject to Section 2.2.3, if the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises New PubCo and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of New PubCo Shares or other equity securities that New PubCo desires to sell, taken together with (i) New PubCo Shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) New PubCo Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a) if the Registration or registered offering is undertaken for New PubCo’s account, New PubCo shall include in any such Registration or registered offering (A) first, New PubCo Shares or other equity securities that New PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the

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respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), New PubCo Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b) if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then New PubCo shall include in any such Registration or registered offering (A) first, New PubCo Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering or in such other proportions as shall mutually be agreed to by all such selling Holders, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), New PubCo Shares or other equity securities that New PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), New PubCo Shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then New PubCo shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to New PubCo and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. New PubCo (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), New PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

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2.3   Block Trades; Other Coordinated Offerings.
2.3.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) not involving a “roadshow” or other marketing efforts involving New PubCo prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed the Minimum Takedown Threshold and notifies New PubCo at least five (5) Business Days prior to the day such offering is to commence, then New PubCo shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with New PubCo and any Underwriters, brokers, sales agents or placement agents prior to making any such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.3.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to New PubCo, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, New PubCo shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.3.2.
2.3.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.3.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.3.5   A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
ARTICLE III
NEW PUBCO PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, New PubCo shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto New PubCo shall:
3.1.1   prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested

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by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by New PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that New PubCo shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of New PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that New PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by New PubCo are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least three (3) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause New PubCo’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to New PubCo, prior to the release or disclosure of any such information;
3.1.11   may permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriters to participate, at each such Person’s own expense, in the preparation of the Registration Statement; provided, however, that New PubCo may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter;
3.1.12   obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from New PubCo’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by New PubCo’s independent registered public accountants and New PubCo’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration obtain an opinion, dated such date, of counsel representing New PubCo for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.14   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or Underwriters or the broker, placement agent or sales agent of such offering or sale;
3.1.15   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of New PubCo’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.16   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of New PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

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3.1.17   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.
Notwithstanding the foregoing, New PubCo shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2   Registration Expenses.   The Registration Expenses of all Registrations shall be borne by New PubCo. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders; provided, however, that if, at the time of a withdrawal pursuant to Section 2.1.6, the withdrawing Demanding Holders shall have learned of a material adverse effect in the condition or business of New PubCo and its subsidiaries (taken as a whole), and such material adverse effect was not known or should have been known (including if reasonably available upon request from New PubCo or otherwise) to the withdrawing Demanding Holders at the time of their request pursuant to Section 2.1.3 and such Demanding Holders have withdrawn the request with reasonable promptness after learning of such information, then the withdrawing Demanding Holders shall not be required to pay any of such expenses.
3.3   Requirements for Participation in Registration Statement in Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide New PubCo with its requested Holder Information, New PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if New PubCo determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of New PubCo pursuant to a Registration initiated by New PubCo hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by New PubCo and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from New PubCo that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by New PubCo, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in New PubCo’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that New PubCo hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by New PubCo that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in New PubCo’s securities is removed, and, if so directed by New PubCo, each such Holder

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will deliver to New PubCo all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.
3.4.2   Subject to Section 3.4.4, if the submission, filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require New PubCo to make an Adverse Disclosure, (b) require New PubCo to update the financial statements included in the Registration Statement in order to comply with Regulation S-X age of financial statement requirements, (c) require the inclusion in such Registration Statement of financial statements that are unavailable to New PubCo for reasons beyond New PubCo’s control, or (d) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to New PubCo and the majority of the Board concludes as a result that it is in New PubCo’s best interest to defer such submission, filing, initial effectiveness or continued use at such time, New PubCo may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the submission, filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by New PubCo to be necessary for such purpose notwithstanding the requirements of any other provision contained herein, including, without limitation, Section 2.1 purpose. In the event New PubCo exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from New PubCo that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents. New PubCo shall notify the Holders as soon as reasonable practicable after the expiration of any period during which it exercised its rights under this Section 3.4.2.
3.4.3   Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to New PubCo’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a New PubCo-initiated Registration and provided that New PubCo continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and New PubCo and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, New PubCo may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.3.
3.4.4   The right to delay or suspend any submission, filing, initial effectiveness or continued use of a Registration Statement pursuant to clause (a) or (d) of Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by New PubCo, in the aggregate, for not more than ninety (45) consecutive calendar days or more than one hundred and twenty (90) total calendar days in each case, during any twelve (12)-month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, New PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by New PubCo after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. New PubCo further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of New PubCo Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, New PubCo shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification and Contribution.
4.1.1   Indemnification by New PubCo.   New PubCo agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to New PubCo by such Holder expressly for use therein. New PubCo shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   Indemnification by Holders of Registrable Securities.   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to New PubCo in writing such information and affidavits as New PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify New PubCo, its directors, officers and agents and each person or entity who controls New PubCo (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of New PubCo.
4.1.3   Conduct of Indemnification Proceedings.   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment (acting in good faith) a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party (acting in good faith) a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such

F-16

settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   Survival.   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. New PubCo and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event New PubCo’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   Contribution.   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1   Lock-Up.   Subject to Section 5.2, each Lock-up Party agrees that it shall not Transfer any Lock-up Shares prior to the end of, in respect of such Lock-up Party, the applicable Lock-up Period (the “Lock-up”).
5.2   Permitted Transferees.   Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) New PubCo’s officers or directors, (ii) any affiliates or family members of New PubCo’s officers or directors, (iii) if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (1) transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (2) distributions of New PubCo Shares to its partners, limited liability company members, equity holders or shareholders of the undersigned, or (iv) any other Lock-up Party or any direct partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by

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virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party, (g) bona fide pledges of New PubCo Shares as security or collateral in connection with any bona fide borrowing or incurrence of any indebtedness by any Holder or any member of its group; provided, that any Holder who is subject to any pre-clearance and trading policies of New PubCo must also comply with any additional restrictions on the pledging of New PubCo Shares imposed on such Holder by New PubCo’s policies, (h) to New PubCo, or (i) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of New PubCo’s stockholders having the right to exchange their New PubCo Shares for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.
5.3   Limited Early Release. Notwithstanding the other provisions set forth in this ARTICLE V or anything to the contrary set forth herein, ZB Partnership may sell an amount of its Lock-up Shares during the period starting on the first Business Day of the second month of the calendar year immediately following the Closing and ending on April 15th of the calendar year immediately following the Closing, or, if such date is not a Business Day, the first Business Day following such date (such date, the “Limited Early Release End Date”) in an aggregate amount equal to $3.0 million less any amount paid in cash under Section 10.4 of the Business Combination Agreement, provided that, any such shares that are not sold on or prior to the Limited Early Release End Date shall, as of the day following the Limited Early Release End Date, once again be subject to the other provisions of this ARTICLE V.
ARTICLE VI
MISCELLANEOUS
6.1   Other Registration Rights.   The parties hereto that were parties to the Prior Agreement hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement.
6.2   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, as follows:
if to New PubCo, to:
[     ]
[     ]
[     ]
Attention:   [     ]
Email:       [     ]
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:   Senet S. Bischoff
Email:      senet.bischoff@lw.com

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Latham & Watkins LLP
811 Main St.
Houston, TX 77002
Attention:   Ryan J. Maierson
Email:       ryan.maierson@lw.com
and
Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attention:   Arthur F. McMahon, III
Email:       amcmahon@taftlaw.com
and, if to any Holder, at such Holder’s address or electronic mail address as set forth in New PubCo’s books and records.
Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.2.
6.3   Assignment; No Third Party Beneficiaries.
6.3.1   This Agreement and the rights, duties and obligations of New PubCo hereunder may not be assigned or delegated by New PubCo in whole or in part.
6.3.2   Subject to Section 6.3.4 and Section 6.3.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Sponsor, the rights hereunder that are personal to the Sponsor may not be assigned or delegated in whole or in part, except that the Sponsor shall be permitted to transfer its rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by the Sponsor to Sponsor Members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).
6.3.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and the permitted assigns and transferees of the Holders, which shall include Permitted Transferees.
6.3.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.3.
6.3.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate New PubCo unless and until New PubCo shall have received (i) written notice of such assignment as provided in Section 6.2 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to New PubCo, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment of this Agreement or any rights, duties or obligations hereunder made other than as provided in this Section 6.3 shall be null and void.
6.4   Counterparts.   This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
6.5   Governing Law; Venue.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. To the fullest

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extent permitted by Applicable Law, any claim or cause pf action based upon, arising out of or related to this Agreement must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or claim or cause of action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such cause of action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding, claim or cause of action arising out of or relating to this Agreement in any other court.
6.6   Trial by Jury.   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
6.7   Amendments and Modifications.   Upon the written consent of (a) New PubCo and (b) the Holders of at least a majority in interest of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of New PubCo, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or New PubCo and any other party hereto or any failure or delay on the part of a Holder or New PubCo in exercising any rights or remedies under this Agreement shall operate or be construed as a waiver of any rights or remedies of any Holder or New PubCo. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.8   Term.   This Agreement shall terminate on the earlier of (a) the tenth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Section 3.5 and Article IV shall survive any termination.
6.9   Holder Information.   Each Holder agrees, if requested in writing, to represent to New PubCo the total number of Registrable Securities held by such Holder in order for New PubCo to make determinations hereunder.
6.10   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 6.3 hereof, subject to the prior written consent of each Holder (so long as such Holder and its affiliates hold, in the aggregate, Registrable Securities representing at least five percent (5%) of the outstanding New PubCo Shares), New PubCo may make any person or entity who acquires New PubCo Shares or rights to acquire New PubCo Shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, New PubCo Shares then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder New PubCo Shares”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder New PubCo Shares.
6.11   Interpretation.   The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and

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all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the word “or” is disjunctive but not necessarily exclusive; (f) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (g) the word “day” means calendar day unless Business Day is expressly specified; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Articles or Sections are to Articles and Sections of this Agreement unless otherwise specified; (j) all references to any Applicable Law will be to such Applicable Law as amended, supplemented or otherwise modified or re-enacted from time to time; (k) all references to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (l) reference to any person includes such person’s successors and permitted assigns to the extent such successors and assigns are permitted by the terms of this Agreement, and reference to a person in a particular capacity excludes such person in any other capacity or individually. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
6.12   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.13   Equitable Remedies.   Each party acknowledges that the other parties would be irreparably damaged in the event of a breach by such party of any of its obligations under this Agreement and hereby agrees that in the event of a breach by such party of any such obligations, each of the other parties shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction (without any requirement to post bond but without limiting Section 6.5) granting such parties specific performance by such party of its obligations under this Agreement.
6.14   Entire Agreement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.
6.15   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by email, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
6.16   Adjustments.   If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[SIGNATURE PAGES FOLLOW]

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In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.
NEW PUBCO:
UNIFUND FINANCIAL TECHNOLOGIES, INC.
By:

Name:
[ • ]

Title:
[ • ]

EVEREST CONSOLIDATOR SPONSOR, LLC
By:
Belay Associates LLC,
its Managing Member

By:

Name:
Adam Dooley

Title:
Manager

TARGET HOLDERS:

David G. Rosenberg
ZB LIMITED PARTNERSHIP
By:

Name:
[ • ]

Title:
[ • ]

THE TER TRUST
By:

Name:
David G. Rosenberg

Title:
Trustee

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Schedule I
Target Holders
1.
David G. Rosenberg

2.
ZB Limited Partnership

3.
The TER Trust

F-23

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights and Lock-up Agreement, dated as of [ • ], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among [ • ], a [ • ] (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s New PubCo Shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the      day of                  , 20                 .

Signature of Stockholder

Print Name of Stockholder

Its:
Address:

Agreed and Accepted as of
                 , 20
Unifund Financial Technologies, Inc.
By:
Name:
Its:

F-24

Annex G
CONTRIBUTION AND EXCHANGE AGREEMENT
THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of May 19, 2023 by and among Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), David G. Rosenberg (“Rosenberg”), David G. Rosenberg, not individually but in his capacity as trustee of The TER Trust (“TER Trust”) and ZB Limited Partnership, a Delaware limited partnership (“ZB Partnership” and, together with Rosenberg and TER Trust, the “Target Company Equityholders” and each, a “Target Company Equityholder”). New PubCo and each Target Company Equityholder are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
WHEREAS, concurrently with the execution of this Agreement, Everest Consolidator Acquisition Corporation, a Delaware corporation (“SPAC”), New PubCo, Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Unifund Holdings, LLC, a Delaware limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF”), USV, LLC, an Ohio limited liability company (“USV” and together with Holdings and CCRF, the “Target Companies” and each, a “Target Company”), entered into that certain Business Combination Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”); capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement;
WHEREAS, as of the date hereof, Rosenberg directly owns (i) all of the issued and outstanding Equity Interests of CCRF (the “CCRF Equity Interests”) and CCRF owns 75% of all of the issued and outstanding Equity Interests of each of Holdings and USV and (ii) all of the issued and outstanding Equity Interests of Unifund Corporation (the “Unifund Equity Interests” and together with the CCRF Equity Interests, the “Rosenberg Equity Interests);
WHEREAS, TER Trust directly owns 72.3% of the issued and outstanding Equity Interests of Payce, LLC, an Ohio limited liability company (the “Payce Equity Interests”);
WHEREAS, as of the date hereof, ZB Partnership owns 25% of all of the issued and outstanding Equity Interests of each of Holdings, USV, (the “Holdings and USV Equity Interests”) and owns 25% of all of the issued and outstanding Equity Interests of each of Distressed Asset Portfolio I, LLC, an Ohio limited liability company, and Distressed Asset Portfolio IV, LLC, an Ohio limited liability company (the “DAP Equity Interests” and together with the Holdings and USV Equity Interests, the “ZB Equity Interest” and the ZB Equity Interests together with the Rosenberg Equity Interests and the Payce Equity Interests, the “Target Company Equity”);
WHEREAS, the Business Combination Agreement contemplates that (i) Rosenberg will contribute the Rosenberg Equity Interests to New PubCo in exchange for the issuance of shares of common stock of New PubCo, par value $0.0001 per share (“New PubCo Common Stock”) to Rosenberg (the “Rosenberg Contribution and Exchange”); (ii) TER Trust will contribute the Payce Equity Interests to New PubCo in exchange for the issuance of shares of New PubCo Common Stock to TER Trust (the “TER Contribution and Exchange”); and (iii) ZB Partnership will contribute the ZB Interests to New PubCo in exchange for the issuance of shares of New PubCo Common Stock to ZB Partnership (the “ZB Contribution and Exchange” and, together with the Rosenberg Contribution and Exchange and the TER Contribution and Exchange, the “New PubCo Exchanges”) and (iii) immediately thereafter, New PubCo will contribute the Holdings and USV Equity Interests to CCRF (the “New PubCo Contribution” and together with the New PubCo Exchanges, the “Contributions and Exchanges”) in the numbers and proportions as set forth on Section 3.1 of the Target Company Disclosure Letter (the “Exchange Schedule”) and, as a result of the Contributions and Exchanges, New PubCo will directly own (i) 100% of the outstanding Equity Interests of CCRF, (ii) 100% of the outstanding Equity Interests in Payce beneficially held by TER Trust prior to the TER Contribution and Exchange and (iii) 100% of the outstanding Equity Interests in DAP I and DAP IV beneficially held by ZB Partnership prior to the ZB Contribution and Exchange (constituting 25% of the outstanding Equity Interests of each of DAP I and DAP IV) and CCRF will directly own 100% of the outstanding Equity Interests of each of Holdings and USV; and

WHEREAS, in consideration for the benefits to be received directly or indirectly by the Parties in connection with the transactions contemplated by the Business Combination Agreement and as a material inducement to SPAC agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Parties agree to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
OBLIGATIONS
Section 1.1   Contributions and Exchanges.
(a)   Subject to the satisfaction or waiver of all of the conditions set forth in Article 11 of the Business Combination Agreement, and provided, that the Business Combination Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date:
(i)   Rosenberg shall contribute the Rosenberg Equity Interests in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and any general restrictions on transfer under the Target Company Governing Documents and any Permitted Liens), and Rosenberg shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1 of the Business Combination Agreement;
(ii)   simultaneously with the Rosenberg Contribution and Exchange, TER Trust shall contribute the TER Equity Interests in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and any general restrictions on transfer under the Target Company Governing Documents and any Permitted Liens), and TER Trust shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1 of the Business Combination Agreement;
(iii)   simultaneously with the Rosenberg Contribution and Exchange and the TER Contribution and Exchange, ZB Partnership shall contribute the ZB Equity Interests in kind to New PubCo, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws and any general restrictions under the Target Company Governing Documents and any Permitted Liens), and ZB Partnership shall receive, in consideration for such contribution in kind, New PubCo Common Stock in accordance with Section 3.1 of the Business Combination Agreement. The time at which the Rosenberg Contribution and Exchange, the TER Contribution and Exchange and the ZB Contribution and Exchange are actually consummated in accordance with this Agreement is referred to herein as the “New PubCo Exchange Effective Time”; and
(iv)   immediately following the New PubCo Exchange Effective Time and prior to the Merger Effective Time, New PubCo shall contribute the Holdings and USV Equity Interests received in the ZB Contribution and Exchange in kind to CCRF, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws, any general restrictions under the Target Company Governing Documents and any Permitted Liens) as a contribution to capital, and CCRF shall accept such contribution.
(b)   Each of New PubCo and the Target Company Equityholders hereby agree to execute and deliver, or cause to be executed and delivered, all agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials, obtain or cause to be obtained all approvals and authorizations, in each case, as may be required by (i) if such party is a legal entity, its respective Governing Documents and (ii) applicable Law, in each case, in connection with, or otherwise in furtherance of, the Contributions and Exchanges, including (A) the approvals and authorizations from the relevant corporate or partnership bodies, as applicable, under their respective Governing Documents and (B) the execution of the instruments of transfer of such Target Company Equityholder’s right, title and interest to New PubCo Common Stock in the books and records of the Target Companies. Without limiting the foregoing, at completion of the Contributions and Exchanges in accordance with the terms hereof, each Target Company

Equityholder shall deliver, or cause the Target Companies to deliver, to New PubCo, with a copy to SPAC, copies of the registers of members of the Target Companies showing New PubCo and CCRF as the sole registered holders of the Target Company Equity, as applicable.
(c)   Upon the Contributions and Exchanges, the Target Company Equityholders shall cease to have any rights with respect to the Target Company Equity, except the right to receive, hold and have title to New PubCo Common Stock as provided herein, in each case, as the legal and beneficial owner of such New PubCo Common Stock. The shares of New PubCo Common Stock to be issued by New PubCo in exchange for the Target Company Equity pursuant to this Agreement shall be free and clear of any Liens (other than any Liens set out in the New PubCo Governing Documents and any Permitted Liens) and shall be deemed to have been issued in full payment for and in full satisfaction of all rights pertaining to the Target Company Equity.
(d)   For the avoidance of doubt, in the event of any equity dividend or distribution in respect of, or any share split, reverse share split, share consolidation, recapitalization, combination, conversion, exchange or the like transaction or event, affecting the Target Company Equity (excluding, however, the Contributions and Exchanges), the term “Target Company Equity” shall be deemed to refer to and include the Target Company Equity as well as all such equity dividends and distributions and any securities into which or for which any or all of the Target Company Equity may be changed, converted or exchanged or which are otherwise received pursuant to such transaction or event.
Section 1.2   Further Assurances.   During the term of this Agreement, each of New PubCo and the Target Company Equityholders agree not to take any action that would reasonably be expected to prevent, impede, interfere with or adversely affect any Party’s ability to perform its, his or her respective obligations under this Agreement, except as expressly contemplated by this Agreement.
Section 1.3   Tax Matters.   No Target Company Equityholder has taken or agreed to take any action that would reasonably be expected to prevent or impede the Rosenberg Contribution and Exchange, the TER Contribution and Exchange, the ZB Contribution and Exchange, and the Merger, taken together with other relevant transactions, from qualifying for the Intended Tax Treatment.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY
EQUITYHOLDERS
Section 2.1   Each Target Company Equityholder hereby represents and warrants to New PubCo and SPAC that at the date of this Agreement and at each Exchange Effective Time:
(a)   Authorization.   Such Target Company Equityholder has full power and authority to execute and deliver and perform its, his or her respective obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such Target Company Equityholder and, assuming the due authorization, execution and delivery of this Agreement by New PubCo, constitutes its, his or her valid and legally binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The execution and delivery by such Target Company Equityholder of this Agreement, the performance by such Target Company Equityholder of its obligations hereunder and the consummation by such Target Company Equityholder of the transactions contemplated hereby, has been duly and validly authorized by all necessary corporate or limited partnership action, and no other corporate or limited partnership actions on the part of such Target Company Equityholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
(b)   No Conflict.   Except as otherwise described in Schedule 2.1(b) of this Agreement, neither the execution and delivery of this Agreement by such Target Company Equityholder nor the performance of such Target Company Equityholder’s obligations hereunder (i) violates or conflicts with any Law applicable to such Target Company Equityholder, (ii) with respect to a Target Company Equityholder that is an entity, violates or conflicts with any provision of, or results in the breach of, or default under, the Governing Documents of such Target Company Equityholder, (iii) violates or conflicts with any provision of, or results in the breach of, results in the loss of any right or benefit, or causes acceleration, or constitutes (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation, modification, or acceleration) under, any Contract to which such Target Company Equityholder is a party or by which any of its assets are bound, or (iv) results in the creation or imposition of any Lien on or affecting the Target Company Equity held by such Target Company Equityholder, except, with respect to clauses (i), (iii) and (iv), as would not reasonably be expected to materially adversely affect the ability of such Target Company Equityholder to consummate, or to materially impede or delay, the Contributions and Exchanges pursuant to this Agreement.
(c)   No Consents.   Except as otherwise described in Schedule 2.1(c) of this Agreement, no consent, clearance, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, exemption from, or Permit of any Governmental Authority or other Person is required on the part of any Target Company Equityholder with respect to the execution and delivery of this Agreement by such Target Company Equityholder or the consummation by such Target Company Equityholder of the Contributions and Exchanges pursuant to this Agreement.
(d)   Litigation; Orders.   There is no Action pending or, to the knowledge of such Target Company Equityholder, following reasonable inquiry, threatened against or involving such Target Company Equityholder or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to materially adversely affect the ability of such Target Company Equityholder to consummate, or to materially impede or delay, the Contributions and Exchanges pursuant to this Agreement. There is no Governmental Order or, to the knowledge of such Target Company Equityholder, following reasonable inquiry, Law issued by any court of competent jurisdiction or other Governmental Authority effective and binding on such Target Company Equityholder or any of its Affiliates that would reasonably be expected to materially adversely affect the ability of such Target Company Equityholder to consummate, or to materially impede or delay, the Contributions and Exchanges pursuant to this Agreement.
(e)   Ownership and Voting.   Such Target Company Equityholder is the sole lawful, beneficial and record owner of, and holds good, valid and marketable title to, the Equity Interests of each Target Company set forth opposite such Target Company Equityholder’s name on the Exchange Schedule, free and clear of any Liens, other than as created by this Agreement or the Business Combination Agreement or arising under the Target Company Governing Documents or any Permitted Liens. The ownership percentages set forth opposite such Target Company Equityholder’s name on the Exchange Schedule correctly and accurately represent the portion of the Target Company Equity of the applicable Target Company owned by such Target Company Equityholder (including any rights to acquire Equity Interests in the applicable Target Company). The Target Company Equity is freely transferable and/or assignable to New PubCo and CCRF. Such Target Company Equityholder does not own, beneficially or of record, or have any right to acquire any other equity, equity-linked or similar securities of the Target Companies or any of their respective Subsidiaries. Such Target Company Equityholder acknowledges that its agreement to contribute all of the Target Company Equity held by it is a material inducement to New PubCo’s willingness to issue to such Target Company Equityholder the shares of New PubCo Common Stock. As such, if after the execution of this Agreement it is discovered that such Target Company Equityholder is directly or indirectly the owner of any additional membership, equity or ownership interests not reflected herein (an “Undisclosed Interest”), such Target Company Equityholder hereby agrees to contribute, assign, transfer, convey and deliver to New PubCo or CCRF, as applicable pursuant to the Contributions and Exchanges, all of such Target Company Equityholder’s right, title and interest in and to such Undisclosed Interest. Such Target Company Equityholder does not have any Contract to sell, transfer, grant participations in or otherwise dispose any of the Target Company Equity to any Person, other than this Agreement and the Business Combination Agreement. Such Target Company Equityholder has the sole right to vote (and provide consent in respect of, as applicable) the Target Company Equity held by such Target Company Equityholder and, except for this Agreement, the Business Combination Agreement and the other Ancillary Agreements to which such Target Company Equityholder is a party, such Target Company Equityholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Target Company Equityholder to transfer any of the Target Company Equity or (ii) any voting trust, proxy or other Contract with respect to the voting or delivery of consents in respect of the Target Company Equity held by such Target Company Equityholder.
(f)   Accredited Investor.   Such Target Company Equityholder is an “accredited investor” as such term is defined in Regulation D under the Securities Act (as defined below), with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the shares of New PubCo Common Stock.
(g)   Investment Intent.   Such Target Company Equityholder (i) is acquiring the shares of New PubCo Common Stock for investment purposes, (ii) is under no binding agreement to dispose of or otherwise transfer the shares of New PubCo Common Stock to be issued to such Target Company Equityholder and (iii) has received and reviewed all information such Target Company Equityholder considers necessary or advisable in entering into this Agreement.
(h)   No Consideration other than New PubCo Common Stock.   Such Target Company Equityholder will not receive, directly or indirectly, any consideration other than shares of New PubCo Common Stock in connection with the Contributions and Exchanges.
(i)   No Liabilities.   No liabilities of such Target Company Equityholder will be assumed by New PubCo in connection with the Contributions and Exchanges, nor will any Target Company Equity contributed to New PubCo by such Target Company Equityholder in connection with the Contributions and Exchanges be acquired subject to any liabilities.
(j)   Restrictions on Transfers.   Such Target Company Equityholder acknowledges that (i) no offer, sale, transfer, hypothecation, assignment or pledge of any shares of New PubCo Common Stock issued hereunder may be made except in compliance with applicable federal and state securities Laws, (ii) New PubCo shall place customary restrictive legends on the certificates or book entries representing such shares of New PubCo Common Stock and (iii) such shares of New PubCo Common Stock shall be subject to a Lock-up (as defined in the Registration Rights and Lock-up Agreement) and may not be offered, sold, transferred, hypothecated, assigned or pledged during the Lock-up Period (as defined in the Registration Rights and Lock-up Agreement).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NEW PUBCO
Section 3.1   New PubCo hereby represents and warrants to each Target Company Equityholder at the date of this Agreement and at each Exchange Effective Time:
(a)   Authorization.   New PubCo has full power and authority to execute and deliver and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by New PubCo and, assuming the due authorization, execution and delivery of this Agreement by each Target Company Equityholder, constitutes a valid and legally binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The execution and delivery by New PubCo of this Agreement, the performance by New PubCo of its obligations hereunder and the consummation by New PubCo of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate actions on the part of New PubCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
No Conflict.   Neither the execution and delivery of this Agreement by New PubCo nor the performance of its obligations hereunder (i) violates or conflicts with any Law applicable to New PubCo, (ii) violates or conflicts with any provision of, or results in the breach of, or default under, the Governing Documents of New PubCo, (iii) violates or conflicts with any provision of, or results in the breach of, results in the loss of any right or benefit, or causes acceleration, or constitutes (with or without due notice or lapse of time or both) a default (or gives rise to any right of termination, cancellation, modification, or acceleration) under, any Contract to which New PubCo is a party or by which any its assets are bound, or (iv) results in the creation or imposition of any Lien on or affecting any shares of New PubCo Common Stock, except, with respect to clauses (i), (iii) and (iv), as would not reasonably be expected to materially adversely affect the ability of New PubCo to consummate, or to materially impede or delay, the Contributions and Exchanges pursuant to this Agreement.
(b)   No Consents.   No consent, clearance, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notification to, exemption from, or Permit of any Governmental Authority or other Person is required on the part of New PubCo with respect to the execution and delivery of this Agreement by New PubCo or the consummation by New PubCo of the Contributions and Exchanges pursuant to this Agreement.
(c)   Litigation; Orders.   There is no Action pending or, to the knowledge of New PubCo, following reasonable inquiry, threatened against or involving New PubCo or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to materially adversely affect the ability of New PubCo to consummate, or to materially impede or delay, the Contributions and Exchanges pursuant to this Agreement. There is no Governmental Order or, to the knowledge of New PubCo, following reasonable inquiry, Law issued by any court of competent jurisdiction or other Governmental Authority effective and binding on New PubCo or any of its Affiliates that would reasonably be expected to materially adversely affect the ability of New PubCo to consummate, or to materially impede or delay, the Contributions and Exchanges pursuant to this Agreement.
(e)   Issuance of New PubCo Common Stock.   The shares of New PubCo Common Stock to be issued pursuant to this Agreement have been duly authorized and upon consummation of the transactions contemplated by this Agreement, such shares of New PubCo Common Stock will be validly issued, fully paid, nonassessable, issued without application of preemptive rights, will have the rights, preferences and privileges specified in the New PubCo Governing Documents, and will be free and clear of all Liens and restrictions, other than the restrictions imposed by applicable securities Laws and the New PubCo Governing Documents. The shares of New PubCo Common Stock will not be issued in violation of and will not be subject to any preemptive rights, resale rights, rights of first refusal or similar rights. From and after the consummation of the Contributions and Exchanges and immediately prior to the Merger Effective Time, the shares of New PubCo Common Stock issued to the Target Company Equityholders pursuant to this Agreement shall constitute all of the then-existing issued and outstanding shares of New PubCo Common Stock.
ARTICLE IV
MISCELLANEOUS
Section 4.1   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (y) when delivered by FedEx or another nationally recognized overnight delivery service or (z) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided for the applicable Party); provided, that any such notice or other communication delivered in the manner described in clause (w), (x) or (y) shall also be delivered by email no later than twenty-four (24) hours after being delivered in the manner described therein, as applicable, in each case, addressed as follows:
(a)   If to New PubCo or Blocker, to:
Everest Consolidator Acquisition Corporation
4041 MacArthur Blvd
Newport Beach, CA 92660
Attention:
Adam Dooley, Chairman & CEO

Email:
adooley@belayinvest.com

with copies to (which shall not constitute notice):
Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002

Attention:
Ryan J. Maierson

Senet S. Bischoff
Email:
ryan.maierson@lw.com
senet.bischoff@lw.com

(b)   If to a Target Company Equityholder, to:
Unifund Holdings, LLC
10625 Techwoods Circle
Cincinnati, OH 45242
Attention:
Trudy Craig, Vice President, General Counsel

Email:
trudy.craig@unifund.com

with copies to (which shall not constitute notice):
Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attention:
Arthur McMahon, III

Email:
amcmahon@taftlaw.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 4.2   Construction.   Unless the context of this Agreement otherwise requires, (i) words using the singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not to any particular Article, Section or provision hereof, (iii) the terms “Article” and “Section” refer to the specified Article or Section, as applicable, of this Agreement, (iv) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (v) the words “or” and “any” shall be disjunctive but not exclusive, (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends (and such phrase shall not mean simply “if”) and (vii) the words “writing” and “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including email or any .pdf or image file attached thereto).
Section 4.3   Assignment.   No Party shall assign, delegate or transfer this Agreement or any part hereof without the prior written consent of the other Parties, and any such attempted assignment, delegation or transfer without such prior written consent shall be void.
Section 4.4   Binding Nature.   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and shall be enforceable by the Parties hereto and their respective successors and permitted assigns.
Section 4.5   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 4.6   Enforcement Instrument and Specific Performance.   All obligations assumed herein are irrevocable and irreversible and subject to specific performance. The Parties hereto agree that irreparable damage could occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 4.7   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that SPAC is an intended third party beneficiary of this Agreement and is entitled to rely on the representations, warranties, covenants and remedies set forth herein as if an original party to this Agreement with full rights to enforce this Agreement.
Section 4.8   Digital Signatures.   The Parties represent and agree that this Agreement may be signed using electronic means, including DocuSign® provided by DocuSign, Inc. The Parties acknowledge the truthfulness, authenticity, integrity, effectiveness and efficacy of this Agreement and its terms. Regardless of any delay by any of the Parties to provide its digital signatures in this Agreement, the Parties represent and acknowledge that the rights and obligations provided herein shall be deemed valid, effective and enforceable as of the date of signature indicated in the body of this Agreement.
Section 4.9   Termination.   This Agreement shall automatically terminate upon the earliest to occur of (a) the Closing and (b) the date on which the Business Combination Agreement is terminated for any reason in accordance with its terms. In the event of a valid termination of the Business Combination Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or any of its Affiliates, officers, directors, shareholders or equityholders, other than liability of the Parties, as the case may be, for actual fraud or any willful and material breach of this Agreement prior to the termination of this Agreement.
Section 4.10   Amendment.   This Agreement may be amended by the Parties only with SPAC’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed) at any time prior to the New PubCo Exchange Effective Time by execution of an instrument in writing signed on behalf of each of the Parties.
Section 4.11   Tax Matters.
(a)   The Parties agree that, for U.S. federal (and, as applicable, state and local) income tax purposes, it is intended that the Rosenberg Contribution and Exchange, the TER Contribution and Exchange, the ZB Contribution and Exchange and the Merger, taken together with other relevant transactions, be treated as qualifying for the Intended Tax Treatment. Each of the Parties agrees that it will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or permit to fail to take, any action, if such action or failure to act could reasonably be expected to cause a failure of the Intended Tax Treatment. To the greatest extent permitted under Law, the Parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to (A) negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Intended Tax Treatment or (B) take the position on any Tax Return that there is an alternative basis for the qualification of the Merger as a tax-deferred transaction (so long as such position is not inconsistent with the Intended Tax Treatment).
(b)   Each of the Parties agrees to use commercially reasonable efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority or if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Intended Tax Treatment. The Parties shall reasonably cooperate in good faith with each other and their respective counsel (or other tax advisors) to document and support the Intended Tax Treatment. Further, each of the Parties shall (and shall cause its Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation may include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any audit or tax proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(c)   The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment by taking the actions described in Schedule 4.11(c) hereto.
ARTICLE V
GOVERNING LAW AND JURISDICTION
Section 5.1   Governing Law.   This Agreement, and all claims or causes of action based upon, or arising out of, or related to this Agreement or the consummation of the transactions contemplated hereunder shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 5.2   Disputes.   The Parties and their successors shall exert their best efforts to solve on an amicable basis any disputes, differences or claims related to this Agreement.
Section 5.3   Jurisdiction; Waiver of Jury Trial.
(a)   To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Agreement or the consummation of the transactions contemplated hereunder must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the consummation of the transaction contemplated hereunder in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 5.3.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.
New PubCo:
UNIFUND FINANCIAL TECHNOLOGIES, INC.
By
/s/ David G. Rosenberg

Name: David G. Rosenberg
Title:   President
[Signature Page to Contribution and Exchange Agreement]

Target Company Equityholder:
ZB LIMITED PARTNERSHIP
By:
/s/ Jay Zises

Name: Jay Zises
Title:   President
/s/ David G. Rosenberg
David G. Rosenberg
THE TER TRUST
By:
/s/ David G. Rosenberg

Name: David G. Rosenberg
Title:   Trustee
[Signature Page to Contribution and Exchange Agreement]

Schedule 2.1(b)
1.
Credit Agreement dated as of June 11, 2021 by and among Unifund CCR, LLC, the Lenders from time to time party thereto, CCP Agency, LLC, Unifund Holdings, LLC, and acknowledged and agreed to by Credit Card Receivables Fund Incorporated, and ZB Limited Partnership, as amended by that certain First Amendment to Credit Agreement dated as of July 1, 2021, as further amended by that certain Second Amendment to Credit Agreement dated as of December 15, 2021, as further amended by that Third Amendment to Credit Agreement dated as of September 13, 2022, as further amended by that Fourth Amendment to Credit Agreement dated as of April 3, 2023 and as further amended by that Limited Waiver and Fifth Amendment to Credit Agreement dated as of May 16, 2023 (with the collateral documents entered into in connection therewith, the “Credit Facility”).

Schedule 2.1(b)

Schedule 2.1(c)
1.
The Credit Facility.

Schedule 2.1(c)

Annex H
May 18, 2023
CONFIDENTIAL
The Board of Directors
Everest Consolidator Acquisition Corporation
4041 Mac Arthur Blvd
Newport Beach, CA 92660
Dear Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to Everest Consolidator Acquisition Corporation (the “Company”) of the Consideration (as defined below) to be paid pursuant to the Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) both of which will be entered into by and among the Company, a direct, wholly owned subsidiary of Everest, (“New PubCo”), two direct, wholly owned subsidiaries of New PubCo, Unifund Holdings, LLC (“Unifund”) and USV, LLC (“USV”). Under the terms of the Business Combination Agreement, the equity of Unifund will be exchanged for $100 million newly issued ordinary shares of the Company valued at $10.00 per share (the “Consideration”) and You have also requested our opinion as to whether the fair market value of Unifund equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account).
In arriving at our opinion, we have, among other things: (i) reviewed information on the business, earnings, cash flow, assets, liabilities and prospects of Unifund furnished to us by the Company including the forecast of Unifund’s income statement and balance sheet for the year ended December 31, 2023 prepared by the management of Unifund; (ii) reviewed a draft, dated May 7, 2023 of the Business Combination Agreement; (iii) reviewed a draft, dated May 17, 2023, of the S-4 to be filed by the Company in connection with the Transaction; (iv) reviewed a draft, dated May 4, 2023, of a press release describing the Transaction; (v) conducted discussions with members of the management and representatives of the Company and of Unifund concerning the information described in clauses (i) through (iv); (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of Unifund and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the existing technology, products and services of Unifund and the validity of, and risks associated with, the future technology, products and services of Unifund. We have assumed, with your consent, that there will be no developments with respect to any of the foregoing that would affect our analyses or opinion. With your consent, we have assumed that (i) for purposes of our analysis and to calculate Unifund pro forma equity value and enterprise value, Unifund will have net debt of $67.2 million on its balance sheet at the consummation of the Transaction, and (ii) that the Company will hold approximately $187.1 million in trust for the benefit of its public stockholders immediately prior to the consummation of the Transaction and (iii) that any adjustments to the Consideration, to the amount held in trust, or otherwise would not be material to our analysis or this opinion. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of Unifund. We express no views as to the reasonableness of any financial or other

H-1

forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Unifund or the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Business Combination Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration in the Transaction from a financial point of view to the Company. With your consent, we express no opinion as to what the value of the shares of Everest will be when issued pursuant to the Transaction. We are not expressing any opinion as to fair value or the solvency of Unifund or the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Business Combination Agreement will not differ in any material respect from the draft that we have reviewed, will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Business Combination Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory, or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for income tax purposes in the United States. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have been engaged by the Company to render this opinion and will earn a fee upon delivery of this opinion, which fee is not contingent upon either the conclusion expressed in this opinion or the consummation of the Transaction. Our affiliates, employees, officers, and partners may at any time own securities (long or short) of the Company and Unifund. In the future we may provide investment banking or other services to the Company, Unifund or their respective affiliates and may receive compensation for such services.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors, or other constituencies of the Company or Unifund. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by the Scura Partners LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, (i) the Consideration in the Transaction is fair from a financial point of view to the Company and (ii) the fair market value of the Unifund equals or exceeds 80% of the amount held by the Company in trust for benefit of its public stockholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account).
Very truly yours,
/s/ Scura Partners LLC

Scura Partners LLC

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Annex I
AMENDMENT NO. 1
TO
PUBLIC WARRANT AGREEMENT
THIS AMENDMENT NO. 1 TO PUBLIC WARRANT AGREEMENT (this “Amendment”), made as of [•], 2023, by and among Everest Consolidator Acquisition Corporation, a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC, a New York limited liability trust company), as warrant agent (the “Warrant Agent”), amends that certain Public Warrant Agreement, dated as of November 23, 2023, and filed with the United States Securities and Exchange Commission on November 29, 2023, by and between the Company and the Warrant Agent (the “Existing Warrant Agreement”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement.
WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued 8,625,000 warrants (the “Warrants”) in connection with the Company’s initial public offering, with each whole Warrant representing the right to purchase one whole share of Class A common stock, par value $0.0001 per share, of the Company;
WHEREAS, the terms of the Warrants are governed by the Existing Warrant Agreement;
WHEREAS, effective as of May [•], 2023, the Company, [New PubCo], a Delaware corporation, [Merger Sub], a Delaware corporation and a direct, wholly owned subsidiary of New PubCo, [Unifund Holdings, LLC, a Delaware limited liability company], Credit Card Receivables Fund Incorporated, an Ohio corporation, [USV, LLC, an Ohio limited liability company], and, solely for the purposes of Sections 10.11, 13.6 and 13.16 therein, Everest Consolidator Sponsor, LLC, a Delaware limited liability company, entered into a Business Combination Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”);
WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Existing Warrant Agreement may be amended with the vote or written consent of the registered holders of at least 50% of the then outstanding Warrants (the “Requisite Holders”);
WHEREAS, the Company and the Warrant Agent desire to amend the Existing Warrant Agreement to provide for an automatic redemption of the Warrants at a redemption price of $0.50 per Warrant in connection with the closing of the transaction set forth in the Merger Agreement, all as more specifically set forth in the this Amendment; and
WHEREAS, at a meeting of the holders of the outstanding Warrants held on the same date as the SPAC Special Stockholder Meeting (as defined in the Merger Agreement), the Requisite Holders voted to approve this Amendment.
NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.   Amendment of Existing Warrant Agreement.   Section 6 of the Existing Warrant Agreement is hereby amended and restated in its entirety to read as follows:
“6. Redemption of Warrants.
6.1   Qualified Business Combination Redemption.   All of the outstanding Warrants shall be redeemed for cash, automatically and without any action by the Registered Holder thereof, on the date of the Merger Effective Time (as defined in the Merger Agreement) (a “Qualified Business Combination Redemption Date”), at the office of the Warrant Agent, at a Redemption Price of $0.50 per Warrant (a “Qualified Business Combination Redemption”). As used in this Agreement, the “Merger Agreement” means that certain Business Combination Agreement and Plan of Merger, dated as of May [•], 2023, by and among the Company, [New PubCo], a Delaware corporation, [Merger Sub], a Delaware corporation and a direct, wholly owned subsidiary of

New PubCo, [Unifund Holdings, LLC, a Delaware limited liability company], Credit Card Receivables Fund Incorporated, an Ohio corporation, [USV, LLC, an Ohio limited liability company], and, solely for the purposes of Sections 10.11, 13.6 and 13.16 therein, Everest Consolidator Sponsor, LLC, a Delaware limited liability company, as it may be amended, supplemented or otherwise modified from time to time.
6.2   Date Fixed for, and Notice of Redemption; Redemption Price.   In the event of a Qualified Business Combination Redemption, the Company need not fix a date for such Qualified Business Combination Redemption or provide any notice thereof to the Registered Holders of the Warrants to be redeemed, and such Qualified Business Combination Redemption shall be deemed to have occurred at the Merger Effective Time on the Qualified Business Combination Redemption Date. As used in this Agreement, “Redemption Date” shall mean the Qualified Business Combination Redemption Date. As used in this Agreement, “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Section 6.1.
6.3   Exercise After Notice of Redemption.   On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.”
2.   Miscellaneous Provisions.
2.1   Operative Date of Amendment.   Each of the parties hereto acknowledges and agrees that the amendments to Section 6 of the Existing Warrant Agreement set forth in this Amendment shall be not be operative until, and shall be expressly subject to the occurrence of, the Merger Effective Time and this Amendment shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.
2.2   Successors.   All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.
2.3   Applicable Law.   The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
2.4   Counterparts.   This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
2.5   Effect of Headings.   The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.6   Severability.   This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.7   Entire Agreement.   The Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
EVEREST CONSOLIDATOR ACQUISITION
CORPORATION
By:

Name: Adam Dooley
Title: Chief Executive Officer
EQUINITI TRUST
COMPANY, LLC, as Warrant Agent
By:

Name:
Title:
[Signature Page to Amendment No. 1 to Public Warrant Agreement]

Annex J
Unifund Financial Technologies, Inc. 2023 INCENTIVE AWARD PLAN
ARTICLE I.
BACKGROUND AND PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1   Administration.   The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2   Appointment of Committees.   To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more committees of directors or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers or Directors of the Company to whom authority to grant or amend Awards has been delegated hereunder. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee, and/or re-vest in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1   Number of Shares.   Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2   Share Recycling.
(a)   If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused or unissued Shares covered by the Award will become or again be available for Award grants under the Plan. The following Shares will also be added back to the Overall Share Limit as Shares available for Award grants under the Plan: (i) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation), although such Shares may not be re-issued as Incentive Stock Options; and (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.
4.3   Incentive Stock Option Limitations.   Notwithstanding anything to the contrary herein, all of the Shares available under the Plan, including the annual increases in the Overall Share Limit but in no event greater than [•], representing three (3) times the Overall Share Limit before any such increases, may be issued upon the exercise of Incentive Stock Options.
4.4   Substitute Awards.   In connection with an entity’s merger or consolidation with the Company of any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan, and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.
4.5   Non-Employee Director Compensation.   Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan and the requirements of Applicable Law and/or pursuant to a written nondiscretionary formula established by the Administrator. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $[•], increased to $[•] in the fiscal year of a non-employee Director’s initial service as a non-employee Director (the “Director Limit”). The Board may make exceptions to such limits for a non-employee chairperson of the Board or, in extraordinary circumstances, for other non-employee Directors, provided the non-employee Director receiving such additional compensation does not participate in the decision to award such compensation. Compensation paid to an individual for services as an Employee or Consultant and awards granted in lieu of cash retainers or other fees will not count towards these limitations.
ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1   General.   The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2   Exercise Price.   The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the grant date; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and/or 409A of the Code (as applicable).
5.3   Duration.   Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten (10) years. Notwithstanding the foregoing and unless determined otherwise by the Administrator, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Laws, as determined by the Administrator, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Administrator; provided, however, in no event shall the extension last beyond the ten-year term of the applicable Option or Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (a) no portion of an Option or Stock Appreciation Right which is not exercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is exercisable at a Participant’s Termination of Service shall automatically expire three (3) months following such Termination of Service (or twelve (12) months in the case of a Termination of Service on account of Disability or death). Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of Cause or violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Administrator otherwise determines.
5.4   Exercise.   Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (a) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (b) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5   Payment Upon Exercise.   Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by electronic payment through the Agent’s online platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by:
(a)   cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)   if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)   delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided such delivery meets the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);
(d)   surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)   any combination of the above payment forms approved by the Administrator; or
(f)   any other form of legal consideration that may be acceptable to the Administrator and specified in the applicable Award Agreement.
5.6   Additional Terms of Incentive Stock Options.   The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five (5) years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two (2) years from the grant date of the Option or (b) one (1) year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1   General.   The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.
6.2   Restricted Stock.
(a)   Rights as Stockholders.   Subject to the Company’s right of repurchase as described above, upon issuance of Restricted Stock, the Participant shall have, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan.
(b)   Dividends.   Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the

Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock or property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any Award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall, unless the Administrator provides otherwise, only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions applicable to the underlying Award are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(c)   Stock Certificates.   The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3   Restricted Stock Units.
(a)   Settlement.   The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)   Stockholder Rights.   A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1   Other Stock or Cash Based Awards.   Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash, other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt sub-plans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.
7.2   Dividend Equivalents.   A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, but no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award that has not yet vested shall, unless the Administrator provides otherwise, only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1   Equity Restructuring.   In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number, class and type of securities subject to each outstanding Award and/or the Award’s exercise, grant, or purchase price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2   Corporate Transactions.   In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Laws or accounting principles may be made within a reasonable period of time after such change), and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)   To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)   To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise, grant, or purchase price, in all cases, as determined by the Administrator;
(d)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the applicable exercise, grant, or purchase price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)   To modify the performance goals and/or performance periods of Awards;
(f)   To replace such Award with other rights or property selected by the Administrator; and/or
(g)   To provide that the Award will terminate and cannot vest, be exercised, or become payable after the applicable event.
Any determinations by the Administrator need not treat all outstanding Awards in an identical manner, and shall be final and binding on each applicable Participant.
8.3   Effect of Non-Assumption in a Change in Control.   Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s outstanding Award is not continued,

converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), then, effective immediately prior to, but subject to the occurrence of, the Change in Control, such Award shall become fully vested, exercisable, and/or payable, as applicable, and all forfeiture, repurchase, and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control to the extent not exercised. Notwithstanding the foregoing, in the event that an Award will terminate if not exercised prior to the effective time of a Change in Control, the Administrator may provide, in its sole discretion, that the holder of such Award may receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out, or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise, grant, or purchase price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4   Administrative Stand Still.   In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty (60) days before or after such transaction.
8.5   General.   Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s exercise, grant, or purchase price. The existence of the Plan, any Award Agreements, and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, (b) any merger, consolidation, dissolution, or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1   Transferability.   Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will, or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Laws, and such Award transferred to a permitted transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant and the Participant or transferor and the receiving permitted transferee shall execute any and all documents requested by the Administrator. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2   Documentation.   Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3   Discretion.   Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4   Termination of Status.   The Administrator will determine how the Disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian, or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5   Withholding.   Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Laws to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company (or any Subsidiary employing the Participant) may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (b) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the maximum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s online platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by:
(a)   cash, wire transfer of immediately available funds, or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion;
(b)   to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, provided such delivery meets the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);
(c)   if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator; or
(d)   to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator.
Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (b) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the

Administrator. If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6   Amendment of Award; Repricing.   The Administrator may amend, modify, or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, reducing the exercise price per Share to a value not less than the Fair Market Value of a Share on the effective date of such modification, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to Section 10.6.
9.7   Conditions on Delivery of Stock.   The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Administrator’s satisfaction, (b) as determined by the Administrator, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8   Acceleration.   The Administrator may, in its discretion, at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9   Cash Settlement.   Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares, or a combination thereof.
9.10   Broker-Assisted Sales.   In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5:
(a)   any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable;
(b)   such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price;
(c)   the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale;
(d)   to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company, its Subsidiary or their designee, as applicable, will pay such excess in cash to the Participant as soon as reasonably practicable;
(e)   the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and
(f)   in the event the proceeds of such sale are insufficient to satisfy the Participant’s obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.
MISCELLANEOUS
10.1   No Right to Employment or Other Status.   No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2   No Rights as Stockholder; Certificates.   Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3   Effective Date and Term of Plan.   Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after ten (10) years from the earlier of (a) the date the Board adopted the Plan or (b) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
10.4   Amendment of Plan.   The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15 hereof, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5   Provisions for Foreign Participants.   The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to address differences in laws, rules, regulations, or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits, or other matters.
10.6   Section 409A.
(a)   General.   To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures, and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs, and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties, or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation, or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties, or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
(b)   Separation from Service.   If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms means a “separation from service.”
(c)   Payments to Specified Employees.   Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7   Limitations on Liability.   Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee, or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee, or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee, and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8   Lock-Up Period.   The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9   Data Privacy.   As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering, and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address, and telephone number; birthdate; social security number, insurance number, or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage, and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer, and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration, and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, to implement, administer, and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.
10.10   Severability.   If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11   Governing Documents.   If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.
10.12   Governing Law.   The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13   Clawback Provisions.   All Awards (including, without limitation, any proceeds, gains, or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder), as and to the extent set forth in such clawback policy or the Award Agreement.
10.14   Titles and Headings.   The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15   Conformity to Securities Laws.   Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16   Unfunded Status of Awards.   The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
10.17   Relationship to Other Benefits.   The benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. Unless otherwise required by Applicable Laws, the benefits and rights provided under the Plan are not to be considered part of a Participant’s salary or compensation or for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension, retirement, savings, profit sharing, group insurance, welfare, or any other payments, benefits or rights of any kind except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1   “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.
11.2   “Agent” means the brokerage firm, bank, or other financial institution, entity, or person(s), if any, engaged, retained, appointed, or authorized to act as the agent of the Company, the Administrator, or a Participant with regard to the Plan.
11.3   “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax, and other applicable laws, rules, and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.4   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.5   “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.6   “Board” means the Board of Directors of the Company.
11.7   “Cause” has the meaning ascribed to such term in any written agreement between the Participant and the Company (or any Subsidiary or affiliate) defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events:
(a)   such Participant’s commission of any felony (or crime of similar magnitude under Applicable Laws outside the United States) or any crime involving fraud, dishonesty, or moral turpitude;
(b)   such Participant’s commission of or attempted commission of, or participation in, a fraud or act of dishonesty;
(c)   such Participant’s material violation of any contract or agreement between the Participant and the Company (or any Subsidiary or affiliate) or of any statutory duty owed to the Company (or any Subsidiary or affiliate);
(d)   such Participant’s unauthorized use or disclosure of the Company’s (or any Subsidiary’s or affiliate’s) confidential information or trade secrets; or
(e)   such Participant’s gross misconduct or gross negligence.
The determination that a Participant’s Termination of Service is either for Cause or without Cause will be made by the Administrator, in its sole discretion. Any determination by the Administrator that the Participant’s Termination of Service was for or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company (or any Subsidiary or affiliate) or such Participant for any other purpose.
11.8   “Change in Control” means and includes each of the following:
(a)   A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i)(A) and (i)(B) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)   During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (i) a merger, consolidation, reorganization, or business combination, (ii) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (iii) the acquisition of assets or stock of another entity, in each case other than a transaction:
(A)   which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the total combined voting power of the Successor Entity’s securities outstanding immediately after such acquisition, and
(B)   no person or group beneficially owns 50% or more of the total combined voting power of the Successor Entity’s securities outstanding immediately after such acquisition; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the total combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto; provided, however, that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.9   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.10   “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; provided, however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.11   “Common Stock” means the common stock of the Company.
11.12   “Company” means Unifund Financial Technologies, Inc., a Delaware corporation, or any successor.

11.13   “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.
11.14   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines (including the requirement that to be effective, any beneficiary designation must be received by the Administrator prior to a Participant’s death) to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.15   “Director” means a member of the Board.
11.16   “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.
11.17   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.18   “Employee” means any employee of the Company or its Subsidiaries.
11.19   “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.20   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.21   “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is readily tradable on an established securities market, its Fair Market Value will be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such market for the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; (b) if the Common Stock is not readily tradable on an established securities market, but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.
11.22   “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.23   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.24   “Nonqualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.25   “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Nonqualified Stock Option.
11.26   “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.27   “Overall Share Limit” means the sum of (a) six percent (6%) of the aggregate number of Shares of Common Stock issued and outstanding immediately after the Closing (as calculated after giving effect to the Redemption) and (b) an annual automatic increase on the first day of each calendar year beginning January 1, 2024, and ending on and including January 1, 2033, equal to the lesser of (i) five percent (5%) of the total number of Shares issued and outstanding on December 31 of the calendar year immediately preceding the date of such increase and (ii) such smaller number of Shares as is determined by the Board.
11.28   “Participant” means a Service Provider who has been granted an Award.
11.29   “Plan” means this Unifund Financial Technologies, Inc. 2023 Incentive Award Plan.
11.30   “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.31   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.32   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.33   “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretative authority thereunder.
11.34   “Securities Act” means the Securities Act of 1933, as amended.
11.35   “Service Provider” means an Employee, Consultant, or Director.
11.36   “Shares” means shares of Common Stock.
11.37   “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.38   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.39   “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.40   “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

Annex K
FORM OF NON-REDEMPTION AGREEMENT
This Non-Redemption Agreement, dated as of [ • ], 2023 (this “Agreement”), is made by and between Everest Consolidator Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Everest Consolidator Acquisition Corporation, a Delaware corporation (“SPAC”), and the undersigned investor (“Investor”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, on May 19, 2023, SPAC, Unifund Financial Technologies, Inc., a Delaware corporation (“New PubCo”), Unifund Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo (“Merger Sub”), Unifund Holdings, LLC, a Delaware limited liability company (“Holdings”), Credit Card Receivables Fund Incorporated, an Ohio corporation (“CCRF”), USV, LLC, an Ohio limited liability company (“USV” and together with Holdings and CCRF, the “Target Companies”), and, solely for the purposes of Sections 10.4, 10.12, 12.3, 13.6 and 13.16 thereof, Sponsor, entered into that certain Business Combination Agreement and Plan of Merger (as amended or modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC surviving the Merger as a wholly owned subsidiary of New PubCo, on the terms and conditions set forth therein;
WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of [4,312,500] shares of Class B common stock, par value $0.0001 per share, of SPAC (“SPAC Class B Common Stock” and such shares of SPAC Class B Common Stock owned by Sponsor, the “Sponsor Shares”);
WHEREAS, as of the date hereof, Investor is the beneficial owner of [ •] shares of Class A common stock, par value $0.0001 per share, of SPAC (“SPAC Class A Common Stock” and such shares of SPAC Class A Common Stock owned by Investor, the “Investor Shares”); and
WHEREAS, in consideration of Investor’s commitment not to redeem the Investor Shares and subject to the conditions set forth herein, Sponsor agrees to surrender and forfeit the Forfeited Shares (as defined below) and SPAC agrees to issue the Bonus Shares (as defined below) to Investor, in each case immediately prior to, and substantially concurrently with the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
AGREEMENTS OF INVESTOR
1.1   Investor hereby irrevocably waives any right that it may have to elect to have SPAC redeem any of the Investor Shares and agrees, for the benefit of Sponsor, not to redeem, or to submit a request to SPAC’s transfer agent to redeem or otherwise exercise any right to redeem, any Investor Shares, or to otherwise exercise any rights to cause any of the Investor Shares to be redeemed pursuant to the SPAC Governing Documents, and to reverse and revoke any prior redemption elections made with respect to any Investor Shares. For the avoidance of doubt, Investor’s agreement not to redeem or seek to redeem any Investor Shares pursuant to this Section 1.1 shall apply to any circumstance in which Investor would otherwise be permitted to redeem or seek to redeem any Investor Shares, whether in connection with the Merger, any meeting of SPAC Stockholders to amend the SPAC Governing Documents or otherwise.
1.2   Investor hereby agrees that, from the date of this Agreement until the Expiration Time (as defined below), neither Investor nor any person or entity acting on behalf of Investor or pursuant to any understanding with Investor will directly or indirectly (a) engage in any hedging transactions or Short Sales (as defined below) with respect to securities of SPAC, (b) offer for sale, sell (including Short Sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement, arrangement, undertaking or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Investor Shares, (c) deposit any of the Investor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxies or powers of attorney with respect to any or all of the Investor Shares or (d) take any action that would have the effect of preventing or material delaying the performance of its obligations hereunder. For purposes of this Section 1.2, “Short Sales” shall include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, (ii) all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage or other similar financing arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and (iii) sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.
1.3   Solely with respect to the Bonus Shares, Investor agrees to be bound by the transfer restrictions in the (a) SPAC Governing Documents and (b) Registration Rights and Lock-up Agreement. Investor further acknowledges that it shall be deemed to be a Permitted Transferee (as defined in the Registration Rights and Lock-up Agreement) and receive the corresponding rights and be subject to the corresponding conditions and obligations thereunder.
ARTICLE II
AGREEMENTS OF SPONSOR
2.1   In consideration of Investor’s performance of its obligations described herein and upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 2.4 of this Agreement, immediately prior to, and substantially concurrently with the Merger, Sponsor shall surrender and forfeit to SPAC for no additional consideration [ • ] Sponsor Shares (the “Forfeited Shares”).
2.2   Sponsor acknowledges and agrees that Investor shall not be required to forfeit, transfer or refrain from transferring any Bonus Shares received by it pursuant to Section 3.1. Sponsor acknowledges and agrees that Sponsor shall not subject the Sponsor Shares that are required to be surrendered and forfeited pursuant to Section 2.1 to any earn-outs, forfeitures, transfers, surrenders, claw-backs, disposals, exchanges, restrictions, amendments or similar arrangements in connection with the Merger.
2.3   For the avoidance of doubt, Sponsor shall be entitled to vote the Forfeited Shares in accordance with the SPAC Governing Documents at any time prior to the surrender and forfeiture thereof to SPAC in accordance with the terms of this Agreement.
2.4   The obligation of Sponsor pursuant to Section 2.1 of this Agreement shall be subject to the satisfaction, or valid waiver by Sponsor, of the conditions that:
(a)   the conditions set forth in Section 1.1 and Section 1.2 hereof shall have been satisfied;
(b)   all conditions to the Closing as set forth in Sections 11.1 through 11.3 of the Business Combination Agreement shall have occurred or been validly waived;
(c)   all representations and warranties of Investor contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date); and
(d)   Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

ARTICLE III
AGREEMENTS OF SPAC
3.1   In consideration of Investor’s performance of its obligations described herein and upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 3.4 of this Agreement, immediately prior to, and substantially concurrently with the Merger, SPAC shall issue to Investor [ • ] shares of SPAC Class A Common Stock (the “Bonus Shares”). The Bonus Shares shall be issued directly to Investor in book-entry form on the books and records of SPAC’s transfer agent electronically via the Direct Registration System of the Depository Trust Company or in such other manner as Sponsor, SPAC and Investor shall agree upon the Closing. SPAC acknowledges and agrees that Investor may designate any managed accounts or fund entities for which Investor exercises investment discretion to receive such number of Bonus Shares to be issued pursuant to this Agreement as Investor may direct in writing to SPAC no later than three (3) Business Days prior to the Closing.
3.2   SPAC acknowledges and agrees that Investor shall not be required to forfeit, transfer or refrain from transferring any Bonus Shares received by it pursuant to Section 3.1 of this Agreement. SPAC acknowledges and agrees that any Bonus Shares received by Investor pursuant to Section 3.1 of this Agreement shall not be changed or reduced as a result of or subject to any earn-outs, forfeitures, transfers, restrictions, amendments or other arrangements agreed to by Sponsor with respect to the Sponsor Shares not subject to the surrender and forfeiture pursuant to Section 2.1 of this Agreement.
3.3   SPAC acknowledges and agrees that if at any time the number of outstanding shares of SPAC Class A Common Stock or SPAC Class B Common Stock is increased or decreased by a consolidation, combination, split or reclassification of the SPAC Class A Common Stock or SPAC Class B Common Stock or other similar event, then, as of the effective date of such consolidation, combination, split, reclassification or similar event, all share numbers referenced in this Agreement shall be adjusted in proportion to such increase or decrease in outstanding shares of SPAC Class A Common Stock or SPAC Class B Common Stock, as applicable. For the avoidance of doubt, any redemptions of shares of SPAC Class A Common Stock shall not result in the reduction of the number of Bonus Shares to be issued to Investor.
3.4   The obligation of SPAC pursuant to Section 3.1 of this Agreement shall be subject to the satisfaction, or valid waiver by SPAC, of the conditions that:
(a)   the conditions set forth in Section 1.1 and Section 1.2 hereof shall have been satisfied;
(b)   all conditions to the Closing as set forth in Sections 11.1 through 11.3 of the Business Combination Agreement shall have occurred or been validly waived;
(c)   all representations and warranties of Investor contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date); and
(d)   Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1   Representations and Warranties of Sponsor.   Sponsor represents and warrants as of the date hereof to Investor as follows:
(a)   Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery of this Agreement by Investor and SPAC, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b)   Sponsor is the record and beneficial owner of, and has good and valid title to, all of the Forfeited Shares. There are no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Forfeited Shares (other than transfer restrictions under the Securities Act)) affecting any of the Forfeited Shares, other than Liens pursuant to (i) this Agreement, (ii) the SPAC Governing Documents, (iii) the Business Combination Agreement, (iv) that certain Letter Agreement, dated as of November 23, 2021, by and among Sponsor and SPAC (the “Voting Letter Agreement”), (v) the Sponsor Support Agreement or (vi) any applicable securities Laws.
(c)   The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents of Sponsor or any law, statute, rule or regulation to which Sponsor is subject or any order, judgment or decree to which Sponsor is subject or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement. Sponsor has full right and power to enter into this Agreement.
(d)   Sponsor is not engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of SPAC. Sponsor shall not engage in any such distribution until after the Closing.
(e)   Sponsor is not entering into the transactions contemplated by this Agreement to create actual or apparent trading activity in the SPAC Class A Common Stock (or any security convertible into or exchangeable for SPAC Class A Common Stock) or to raise or depress or otherwise manipulate the price of SPAC Class A Common Stock (or any security convertible into or exchangeable for SPAC Class A Common Stock) or otherwise in violation of the Exchange Act. Sponsor has not entered into or altered, and agrees that Sponsor will not enter into or alter, any corresponding or hedging transaction or position with respect to SPAC Class A Common Stock.
(f)   No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with this Agreement.
(g)   There is no action pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before any court, arbitrator or Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.
(h)   Sponsor understands and acknowledges that Investor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Sponsor set forth in this Agreement.
4.2   Representations and Warranties of SPAC.   SPAC represents and warrants as of the date hereof to Investor as follows:
(a)   SPAC is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within SPAC’s corporate powers and have been duly authorized by all necessary corporate actions on the part of SPAC. This Agreement has been duly executed and delivered by SPAC and, assuming due authorization, execution and delivery of this Agreement by Investor and Sponsor, this Agreement constitutes a legally valid and binding obligation of SPAC, enforceable against SPAC in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b)   The Bonus Shares to be issued by SPAC pursuant to this Agreement, when issued to Investor, shall be (i) duly authorized, validly issued, fully paid and non-assessable shares and (ii) free and clear of any Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Bonus Shares (other than transfer restrictions under the Securities Act)) affecting any of the Bonus Shares, other than Liens pursuant to (i) the SPAC Governing Documents and (ii) any applicable securities Laws.
(c)   The execution and delivery of this Agreement by SPAC does not, and the performance by SPAC of its obligations hereunder will not, (i) conflict with or result in a violation of the SPAC Governing Documents or any law, statute, rule or regulation to which SPAC is subject or any order, judgment or decree to which SPAC is subject or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by SPAC of its obligations under this Agreement. SPAC has full right and power to enter into this Agreement.
(d)   SPAC has not offered the Bonus Shares by means of any general solicitation or general advertising within the meaning of Regulation D of the Securities Act, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
(e)   SPAC is not engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any of its securities. SPAC shall not engage in any such distribution until after the Closing.
(f)   SPAC is not entering into the transactions contemplated by this Agreement to create actual or apparent trading activity in the SPAC Class A Common Stock (or any security convertible into or exchangeable for SPAC Class A Common Stock) or to raise or depress or otherwise manipulate the price of SPAC Class A Common Stock (or any security convertible into or exchangeable for SPAC Class A Common Stock) or otherwise in violation of the Exchange Act. SPAC has not entered into or altered, and agrees that SPAC will not enter into or alter, any corresponding or hedging transaction or position with respect to SPAC Class A Common Stock.
(g)   Other than fees payable to Seaport Global Securities LLC in connection with its engagement as financial and M&A advisor to SPAC, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with this Agreement.
(h)   There is no action pending against SPAC or, to SPAC’s knowledge, threatened against SPAC, before any court, arbitrator or Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by SPAC of its obligations under this Agreement.
(i)   SPAC understands and acknowledges that Investor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of SPAC set forth in this Agreement.
4.3   Representations and Warranties of Investor.   Investor represents and warrants as of the date hereof to Sponsor and SPAC as follows:
(a)   Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Investor’s powers and have been duly authorized by all necessary actions on the part of Investor. This Agreement has been duly executed and delivered by Investor and, assuming due authorization, execution and delivery of this Agreement by Sponsor and SPAC, this Agreement constitutes a legally valid and binding obligation of Investor, enforceable against Investor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b)   Investor is the beneficial owner of, and has good and valid title to, all of the Investor Shares. There are no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of any Investor Shares (other than transfer restrictions under the Securities Act)) affecting any of the Investor Shares, other than Liens pursuant to (i) this Agreement, (ii) the SPAC Governing Documents or (iii) any applicable securities Laws.
(c)   The execution and delivery of this Agreement by Investor does not, and the performance by Investor of its obligations hereunder will not, (i) conflict with or result in a violation of the Governing Documents of Investor or (ii) require any consent or approval that has not been given or other action that has not been taken by any person, in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Investor of its obligations under this Agreement. Investor has full right and power to enter into this Agreement.
(d)   Investor is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act.
(e)   Investor understands that the Bonus Shares will be issued to Investor in reliance on exemptions from the registration requirements under the Securities Act, and analogous provisions in the laws and regulations of various states, and that SPAC is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth in this Agreement in order to determine the applicability of such provisions.
(f)   Investor is acquiring the Bonus Shares solely for investment purposes, for such Investor’s own account (and/or for the account or benefit of its members or affiliates, as permitted), and not with a view to the distribution thereof in violation of the Securities Act and Investor has no present arrangement to sell the shares of Bonus Shares to be received hereunder to or through any person or entity except as may be permitted hereunder.
(g)   In making its decision to invest in the Bonus Shares, Investor has relied solely upon independent investigation made by Investor and Sponsor’s and SPAC’s representations, warranties and covenants contained herein. Investor has not relied on any statements or other information provided by anyone other than Sponsor and SPAC concerning the Target Companies, SPAC, New PubCo, the Merger, the Bonus Shares or the offer of the Bonus Shares. Investor acknowledges and agrees that Investor has received and has had an adequate opportunity to review such financial and other information as Investor deems necessary in order to make an investment decision with respect to the Bonus Shares, including with respect to the Target Companies, SPAC, New PubCo and the Merger, and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to Investor’s investment in the Bonus Shares. Investor represents and agrees that Investor and Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Investor and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Bonus Shares. Without limiting the generality of the foregoing, Investor acknowledges that it has reviewed SPAC’s filings with the SEC.
(h)   Investor became aware of the offering of the Bonus Shares solely by means of direct contact between Investor and Sponsor or its representatives or affiliates. Investor did not become aware of the offering of the Bonus Shares, nor were the Bonus Shares offered to Investor, by any other means. Investor acknowledges that Bonus Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i)   Investor acknowledges that it is aware that there are substantial risks incident to the ownership of the Bonus Shares. Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Bonus Shares, and Investor has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as

Investor has considered necessary to make an informed investment decision. Investor is not relying on any statements or representations of Sponsor or any of its agents as legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.
(j)   Investor has adequately analyzed and fully considered the risks of an investment in the Bonus Shares and determined that the Bonus Shares are a suitable investment for Investor. Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of Investor’s investment in the Bonus Shares. Investor acknowledges specifically that a possibility of total loss exists.
(k)   Investor understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Bonus Shares or made any findings or determination as to the fairness of this investment.
(l)   No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with this Agreement.
(m)   Investor understands and acknowledges that Sponsor is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Investor set forth in this Agreement.
ARTICLE V
MISCELLANEOUS
5.1   Termination.   This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) Sponsor’s, SPAC’s and Investor’s fulfillment of all of the obligations contemplated by this Agreement, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 12.1 thereof (the earliest of (a) and (b), the “Expiration Time”), (c) the liquidation of SPAC and (d) upon the written agreement of Sponsor, SPAC and Investor. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article V shall survive the termination of this Agreement.
5.2   Trust Account Waiver.   Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving SPAC and one or more businesses. Investor further acknowledges that, as described in SPAC’s final prospectus relating to its initial public offering dated November 23, 2021 available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in the Trust Account. For and in consideration of Sponsor and SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Investor hereby irrevocably waives any and all right, title and interest, or any claims of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account for any reason whatsoever.
5.3   No Recourse.   This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be made against, the parties hereto. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party herein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a party hereto, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of a party hereto and (iii) no successor, heir or representative of a party hereto shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties hereto under this Agreement for any claim based on, arising out of, or related to this Agreement.
5.4   Public Disclosure.   Notwithstanding anything in this Agreement to the contrary, Investor agrees that SPAC, New PubCo and the Target Companies shall have the right to publish and disclose in any announcement or disclosure, in each case, required by the SEC or [Nasdaq] (including all documents and schedules filed with the SEC in connection with the foregoing, including the Proxy Statement), the name of Investor, its investment adviser or any of their respective Affiliates, Investor’s beneficial ownership of shares of SPAC Class A Common Stock, or the nature of Investor’s commitments, arrangements and understandings under and relating to this Agreement. Investor shall promptly provide any information reasonably requested by SPAC, New PubCo and the Target Companies for any regulatory application or filing made or approval sought in connection with the Merger (including filings with the SEC). Prior to making any such public disclosure, Sponsor and SPAC shall use commercially reasonable efforts to (a) provide Investor with at least three (3) Business Days to review the portion of any public filing, press release or other public disclosure that refers directly to Investor’s commitment pursuant to this Agreement and (b) incorporate any reasonable comments received from Investor or its representatives within such three (3) Business Day period as to such public disclosures referring directly to Investor’s commitment pursuant to this Agreement (it being understood, however, that with respect to the initial public disclosure as to the existence of this Agreement, such three (3) Business Day period may be reduced by Sponsor to a one (1) Business Day period).
5.5   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
5.6   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 5.6.
(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
5.7   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law), delegated or transferred without the prior written consent of the parties hereto, and any such attempted assignment, delegation or transfer without such prior written consent shall be void.

5.8   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
5.9   Amendment; Waiver.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Sponsor, SPAC and Investor; provided, however, this Agreement may not be amended (i) in any way adverse to New PubCo or the Target Companies or (ii) in any way that changes the consideration Investor receives, in each case, without the consent of New PubCo or the Target Companies.
5.10   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.
5.11   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (w) when delivered in person, (x) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (y) when delivered by FedEx or another nationally recognized overnight delivery service or (z) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in this Section 5.11 for the applicable party); provided, that any such notice or other communication delivered in the manner described in clause (w), (x) or (y) shall also be delivered by email no later than twenty-four (24) hours after being delivered in the manner described therein, as applicable, in each case, addressed as follows:
If to Sponsor or SPAC:
Everest Consolidator Sponsor, LLC
4041 MacArthur Blvd
Newport Beach, CA 92660
Attn:
Adam Dooley, Chairman & CEO

Email:
adooley@belayinvest.com

with copies to (which shall not constitute notice):
Latham & Watkins LLP
811 Main St., Suite 3700
Houston, TX 77002
Attn:
Ryan J. Maierson
Senet S. Bischoff

Email:
ryan.maierson@lw.com
senet.bischoff@lw.com

If to Investor: At the address set forth on Investor’s signature page hereto;
or to such other address(es) or email address(es) as the parties hereto may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

5.12   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
5.13   Entire Agreement.   This Agreement and the agreements referenced herein (including the Voting Letter Agreement (except as superseded hereby)) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.
SPONSOR:
EVEREST CONSOLIDATOR SPONSOR, LLC
By: Belay Associates, LLC, its Managing Member
By:

Name:
Title:
SPAC:
EVEREST CONSOLIDATOR ACQUISITION CORPORATION
By:

Name:
Title:
[Signature Page to Non-Redemption Agreement]

INVESTOR:
[ • ]
By:

Name:
Title:
Address:
[ • ]
[Signature Page to Non-Redemption Agreement]

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.
New PubCo’s certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and New PubCo’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.
In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, New PubCo will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require New PubCo, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21.
Exhibits and Financial Statement Schedules.

(a)
Exhibits.

EXHIBIT INDEX
Exhibit No.	Description
2.1†**	Business Combination Agreement, dated as of May 19, 2023, by and among Everest Consolidator Acquisition Corporation, Unifund Financial Technologies, Inc., Unifund Holdings, LLC and USV, LLC (included as Annex A to the proxy statement/prospectus).
3.1**	Form of Proposed Certificate of Incorporation of New PubCo to become effective following the Merger and to remain in effect following the Closing (included as Annex B to the proxy statement/prospectus).
3.2**	Form of Proposed Bylaws of New PubCo to become effective following the Merger and to remain in effect following the Closing (included as Annex C to the proxy statement/prospectus).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Everest Consolidator Acquisition Corporation, dated August 24, 2023 (incorporated by reference to Exhibit 3.1 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on August 25, 2023).
4.1**	Specimen Common Stock Certificate of New PubCo.
4.2**	Specimen Warrant Certificate of New PubCo.
4.3**	Everest Public Warrant Agreement, dated as of November 23, 2021, by and between Everest Consolidator Acquisition Corporation and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.1 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
4.4**	Everest Private Warrant Agreement, dated as of November 23, 2021, by and between Everest Consolidator Acquisition Corporation and American Stock Transfer & Trust Company, LLC, as warrant agent (incorporated by reference to Exhibit 4.2 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
5.1*	Opinion of Taft Stettinius & Hollister LLP.

Exhibit No.	Description
8.1**	Tax Opinion of Latham & Watkins LLP.
10.1**	Investment Management Trust Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and American Stock Transfer & Trust Company, LLC, as trustee (incorporated by reference to Exhibit 10.1 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.2**	Registration Rights Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Everest Consolidator Sponsor, LLC (incorporated by reference to Exhibit 10.2 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.3**	Private Placement Warrants Purchase Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Everest Consolidator Sponsor, LLC (incorporated by reference to Exhibit 10.3 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.4**	Letter Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Everest Consolidator Sponsor, LLC (incorporated by reference to Exhibit 10.4 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.5**	Letter Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Adam Dooley (incorporated by reference to Exhibit 10.5 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.6**	Letter Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Elizabeth Mora (incorporated by reference to Exhibit 10.7 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.7**	Letter Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Peter K. Scaturro (incorporated by reference to Exhibit 10.8 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.8**	Letter Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Jacqueline S. Shoback (incorporated by reference to Exhibit 10.9 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.9**	Letter Agreement, dated July 5, 2023, between Everest Consolidator Acquisition Corporation and Rebecca Macieira-Kaufmann.
10.10**	Indemnity Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Adam Dooley (incorporated by reference to Exhibit 10.10 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.11**	Indemnity Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Elizabeth Mora (incorporated by reference to Exhibit 10.12 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.12**	Indemnity Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Peter K. Scaturro (incorporated by reference to Exhibit 10.13 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.13**	Indemnity Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Jacqueline S. Shoback (incorporated by reference to Exhibit 10.14 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).
10.14**	Indemnity Agreement, dated July 5, 2023, between Everest Consolidator Acquisition Corporation and Rebecca Macieira-Kaufmann.
10.15**	Administrative Support Agreement, dated November 23, 2021, between Everest Consolidator Acquisition Corporation and Everest Consolidator Sponsor, LLC (incorporated by reference to Exhibit 10.15 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on November 29, 2021).

Exhibit No.	Description
10.16**	Promissory Note, dated May 24, 2021, between Everest Consolidator Acquisition Corporation and Everest Consolidator Sponsor, LLC (incorporated by reference to Exhibit 10.10 of Everest Consolidator Acquisition Corporation’s Form S-1 filed with the SEC on October 29, 2021).
10.17**	Promissory Note, dated May 7, 2023, between Everest Consolidator Acquisition Corporation and Everest Consolidator Sponsor, LLC.
10.18	Class B Shares Transfer Agreement and Promissory Note, dated May 7, 2023, by and among Belay Associates, LLC, Everest Consolidator Master Fund I, LLC and Everest Consolidator Sponsor, LLC.
10.19**	Extension Warrants Purchase Agreement, dated February 28, 2023, between Everest Consolidator Acquisition Corporation and Everest Consolidator Sponsor, LLC (incorporated by reference to Exhibit 10.1 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on March 1, 2023).
10.20**	Conditional Guaranty Agreement, dated February 28, 2023, by Everest Consolidator Acquisition Corporation in favor of Everest Consolidator Sponsor, LLC — Warrant Series (incorporated by reference to Exhibit 10.2 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on March 1, 2023).
10.21**	Second Extension Warrants Purchase Agreement, dated May 26, 2023, between Everest Consolidator Acquisition Corporation and Everest Consolidator Sponsor, LLC (incorporated by reference to Exhibit 10.1 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on May 30, 2023).
10.22**	Second Conditional Guaranty Agreement, dated May 26, 2023, by Everest Consolidator Acquisition Corporation in favor of Everest Consolidator Sponsor, LLC — Warrant Series (incorporated by reference to Exhibit 10.2 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on May 30, 2023).
10.23**	Company Holder Support Agreement, dated May 19, 2023, by Credit Card Receivables Fund Inc. and ZB Limited Partnership (included as Annex D to the proxy statement/ prospectus).
10.24**	Sponsor Support Agreement, dated May 19, 2023, by Everest Consolidator Sponsor, LLC (included as Annex E to the proxy statement/ prospectus).
10.25**	Contribution and Exchange Agreement, dated May 19, 2023, by and among New PubCo, the Company Equityholders, Merger Sub, CCRF and Everest (included as Annex G to the proxy statement/prospectus).
10.26**	Form of New PubCo Registration Rights and Lock-up Agreement to be entered into at Closing (included as Annex F to the proxy statement/prospectus).
10.27#**	Loan Agreement by and between Techwoods Holdings, LLC and RPM Nautical Foundation, Inc. dated as of September 28, 2017.
10.28#**	Loan Agreement by and between Techwoods Holdings, LLC and GR 2002 Trust dated as of September 28, 2017.
10.29#**	Irrevocable Letter of Credit Reimbursement Agreement dated as of August 27, 2019 between Unifund CCR, LLC and Republic Bank & Trust Company.
10.30#**	Forward Flow Debt Sale Agreement dated as of September 26, 2022 by and between First National Bank of Omaha and Distressed Asset Portfolio III, LLC.
10.31#**	Joint Investment Agreement dated as of March 31, 2023, by and between Distressed Asset Portfolio I, LLC, and Flock Financial, LLC.
10.32#**	Security Agreement dated March 31, 2023, by and between Distressed Asset Portfolio I, LLC and Flock Financial, LLC.
10.33#**	Agreement for the Supply of Services dated as of June 13, 2022, between Payce, LLC, and Valuedynamx, Inc.

Exhibit No.	Description
10.34#**	Credit Agreement dated as of June 11, 2021 by and among Unifund CCR, LLC, the Lenders from time to time party thereto, CCP Agency, LLC, Unifund Holdings, LLC, and acknowledged and agreed to by Credit Card Receivables Fund Incorporated, and ZB Limited Partnership (conformed copy, effective through the Eighth Amendment, dated August 30, 2023).
10.35#**	Sixth Amendment to Credit Agreement dated as of July 17, 2023, by among Unifund CCR, LLC, the Lenders from time to time party thereto, CCP Agency, LLC, Unifund Holdings, LLC, and acknowledged and agreed to by Credit Card Receivables Fund Incorporated, and ZB Limited Partnership.
10.36#**	Continuing Guaranty dated as of June 11, 2021 by Unifund Holdings, LLC, Credit Card Receivables Fund Incorporated, ZB Limited Partnership, Unifund CCR Partners, Vintage Receivables LLC, Unifund Portfolio A, LLC, Unifund Portfolio B, LLC, Unifund Portfolio GER, LLC, Recovery Decision Science, LLC, Unipac V, LLC, Unipac IX, LLC, Unipac VI, LLC, Pilot Receivables Management, LLC, Distressed Asset Portfolio II, LLC, Distressed Asset Portfolio III, LLC, FRIC Holding Corporation, FRIC Acquisition Inc., Hollyburn Holdings Corporation, First Resolution Investment Corporation, and Techwoods Holdings, LLC in favor of CCP Agency, LLC, entered into in connection with the Credit Agreement.
10.37#**	Collateral Agreement dated as of June 11, 2021 by and among Unifund CCR, LLC, Unifund Holdings, LLC, Credit Card Receivables Fund Incorporated, ZB Limited Partnership, the Grantors thereto, the Loan Party Issuers thereto, and CCP Agency, LLC, entered into in connection with the Credit Agreement.
10.38**	Form of Series BR 15% Promissory Note, dated January 26, 2023, by and between Distressed Asset Portfolio IV, LLC and the noteholder thereto.
10.39**	Form of Joinder Agreement, dated as of January 26, 2023, by and between Distressed Asset Portfolio IV, LLC and the investor thereto.
10.40**	Form of Demand Note, dated February 5, 2020, by and between Payce, LLC and the holder thereto.
10.41**	Third Amended and Restated Services Agreement, dated as of January 1, 2019, by and between Unifund CCR, LLC and Payce, LLC.
10.42**	Services Agreement, dated as of April 9, 2021, by and between Unifund CCR, LLC and Payce, LLC.
10.43#**	Limited Waiver and Fifth Amendment to Credit Agreement, dated as of May 16, 2023, by and among Unifund CCR, the Lenders from time to time party thereto, CCP Agency, LLC and Holdings and acknowledged and agreed to by CCRF and ZB Limited.
10.44**	Amendment to the Investment Management Trust Agreement, dated as of August 25, 2023, between Everest Consolidator Acquisition Corporation and Equiniti Trust, LLC, as trustee (incorporated by reference to Exhibit 10.1 of Everest Consolidator Acquisition Corporation’s Form 8-K filed with the SEC on August 25, 2023).
10.45**	Seventh Amendment to Credit Agreement dated as of August 21, 2023, by among Unifund CCR, LLC, the Lenders from time to time party thereto, CCP Agency, LLC, Unifund Holdings, LLC, and acknowledged and agreed to by Credit Card Receivables Fund Incorporated, and ZB Limited Partnership.
10.46**	Eighth Amendment to Credit Agreement dated as of August 30, 2023, by among Unifund CCR, LLC, the Lenders from time to time party thereto, CCP Agency, LLC, Unifund Holdings, LLC, and acknowledged and agreed to by Credit Card Receivables Fund Incorporated, and ZB Limited Partnership.
10.47	Form of Non-Redemption Agreement (included as Annex K to the proxy statement/prospectus).

Exhibit No.	Description
10.48	Amended and Restated Promissory Note, dated December 7, 2023, issued by Everest Consolidator Acquisition Corporation to Everest Consolidator Sponsor, LLC.
21.1**	List of Subsidiaries of Everest Consolidator Acquisition Corporation.
23.1	Consent of Marcum LLP.
23.2	Consent of Grant Thornton LLP.
23.3*	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1).
99.1**	Form of Stockholders Meeting Preliminary Proxy Card.
99.2**	Form of Warrant Holders Meeting Preliminary Proxy Card.
99.3**	Consent of David Rosenberg, as designee to the New PubCo Board of Directors.
99.4**	Consent of W. Brian Maillian, as designee to the New PubCo Board of Directors.
99.5**	Consent of Adam Dooley, as designee to the New PubCo Board of Directors.
99.6**	Consent of Rebecca Macieira-Kaufmann, as designee to the New PubCo Board of Directors.
99.7**	Consent of Canh Tran, as designee to the New PubCo Board of Directors.
107**	Filing Fee Table.

*
To be filed by amendment.

**
Previously filed.

†
Certain Schedules, appendices and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

#
Portions of the exhibit have been omitted pursuant to Item 601(b)(10) of Regulation S-K. A copy of any omitted portions will be furnished to the Securities and Exchange Commission upon request.

Item 22.
Undertakings.

The undersigned registrant, hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.
To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)   That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cincinnati, Ohio on December 21, 2023.
Unifund Financial Technologies, Inc.
By:
/s/ David Rosenberg

Name: David Rosenberg
Title: President, Secretary and Treasurer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on December 21, 2023:
Signature	Title
/s/ David Rosenberg David Rosenberg	President, Secretary and Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)